As filed with the Securities and Exchange Commission on August 16, 2022
Registration No. 333-263898
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware	6311	95-4715639
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019
1-877-375-2422
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christine Nixon, Esq.
General Counsel
Corebridge Financial, Inc.
21650 Oxnard Street, Suite 750
Woodland Hills, California 91367
1-877-375-2422
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Eric T. Juergens, Esq. Paul M. Rodel, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Edward D. Herlihy, Esq. David K. Lam, Esq. Mark A. Stagliano, Esq. Wachtell, Lipton, Rosen & Katz LLP 51 West 52nd Street New York, New York 10019 (212) 403-1000	Craig B. Brod, Esq. Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the U.S. Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED     , 2022
    Shares

Corebridge Financial, Inc.

Common Stock

This is the initial public offering of shares of common stock of Corebridge Financial, Inc. The selling stockholder, American International Group, Inc., is offering     shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder in this offering. We anticipate that the initial public offering price will be between $    and $    per share.
Prior to this offering, there has been no public market for our common stock. Upon the completion of this offering, we intend to apply to list our common stock on the New York Stock Exchange (the “NYSE”) under the symbol “CRBG.”
After the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 of this prospectus to read about factors you should consider before buying shares of our common stock.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to the selling stockholder, before expenses	$	$
The underwriters also may purchase up to     additional shares from the selling stockholder at the initial offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about    , 2022.

J.P. Morgan	Morgan Stanley	Piper Sandler
Prospectus dated   , 2022

Action is everything.

Secure financial futures depend on the actions we take today. That's why at Corebridge Financial, we exist to make it possible for more people to take action in their financial lives. We are dedicated partners to financial and retirement professionals, supporting them with retirement and protection products and expertise that enable their clients to move forward with confidence.

corebridge financial

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholder and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We, the selling stockholder and the underwriters, take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of shares of our common stock. Our business, results of operations, financial condition, liquidity and prospects may have changed since that date.
For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.
i

INTRODUCTORY INFORMATION
Certain Important Terms
We use the following capitalized terms in this prospectus:
•	“1844 Market” means 1844 Market Street, LLC;
•	“AGC” means AGC Life Insurance Company, a Missouri insurance company;
•	“AGC Group” means AGC and its directly owned life insurance subsidiaries;
•	“AGL” means American General Life Insurance Company, a Texas insurance company;
•	“AGREIC” means AIG Global Real Estate Investment Corporation;
•	“AHAC” means American Home Assurance Company, a consolidated subsidiary of AIG;
•	“AIG” means AIG, Inc. and its subsidiaries, other than Corebridge and Corebridge’s subsidiaries, unless the context refers to AIG, Inc. only;
•	“AIG Bermuda” means AIG Life of Bermuda, Ltd, a Bermuda insurance company;
•	“AIG FP” means AIG Financial Products Corporation, a consolidated subsidiary of AIG;
•	“AIG Group” means American International Group, Inc. and its subsidiaries, including Corebridge and Corebridge’s subsidiaries;
•	“AIG Inc.” means American International Group, Inc., a Delaware corporation;
•	“AIGLH” means AIG Life Holdings, Inc., a Texas corporation;
•	“AIG Life UK” means AIG Life Ltd, a UK insurance company, and its subsidiary;
•	“AIGM” means AIG Markets, Inc., a consolidated subsidiary of AIG;
•	“AIGT” means AIG Technologies, Inc., a New Hampshire corporation;
•	“AIRCO” means American International Reinsurance Company, Ltd., a consolidated subsidiary of AIG;
•	“AMG” means AIG Asset Management (U.S.), LLC;
•	“Argon” means Argon Holdco LLC, a wholly owned subsidiary of Blackstone Inc.;
•	“BlackRock” means BlackRock Financial Management, Inc.;
•	“Blackstone” means Blackstone Inc. and its subsidiaries;
•	“Blackstone IM” means Blackstone ISG-1 Advisors L.L.C.;
•	“Cap Corp” means AIG Capital Corporation, a Delaware corporation;
•	“Corebridge” means Corebridge Financial, Inc. (formerly known as SAFG Retirement Services, Inc.), a Delaware corporation;
•	“Eastgreen” means Eastgreen Inc.;
•
“Fortitude Re” means Fortitude Reinsurance Company Ltd., a Bermuda insurance company. AIG formed Fortitude Re in 2018 and sold substantially all of its ownership interest in Fortitude Re’s parent company in two transactions in 2018 and 2020 so that we currently own a less than a 3% indirect interest in Fortitude Re. In February 2018, AGL, VALIC and USL entered into modco reinsurance agreements with Fortitude Re and AIG Bermuda novated its assumption of certain long duration contracts from an affiliated entity to Fortitude Re. In the modco agreements, the investments supporting the reinsurance agreements, which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC and USL), thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date;

•	“Fortitude Re Bermuda” means FGH Parent, L.P., a Bermuda exempted limited partnership and the indirect parent of Fortitude Re;

•	“Laya” means Laya Healthcare Limited, an Irish insurance intermediary, and its subsidiary;
•	“Lexington” means Lexington Insurance Company, an AIG subsidiary;
•	“Life Fleet” means AGL, USL and VALIC;
•
“Life Fleet RBC” means the RBC ratio for the Life Fleet, comprising AGL, USL and VALIC, our primary risk-bearing entities. RBC ratios are quoted using the Company Action Level (“CAL”). AGL, USL and VALIC are domestic insurance entities with a statutory surplus greater than $500 million on an individual basis. The Life Fleet does not include AGC, as it has no operations outside of internal reinsurance. Specifically, AGC serves as an affiliate reinsurance company for the Life Fleet covering (i) AGL’s life insurance policies issued between January 1, 2017 and December 31, 2019 subject to Regulation XXX and AXXX and (ii) life insurance policies issued between January 1, 2020 and December 31, 2021 subject to principle-based reserving requirements;

•	“LIMRA” means the Life Insurance Marketing and Research Association International, Inc.;
•
“Majority Interest Fortitude Sale” means the sale by AIG of substantially all of its interests in Fortitude Re's parent company to Carlyle FRL, L.P., an investment fund advised by an affiliate of The Carlyle Group Inc., and T&D United Capital Co., Ltd., a subsidiary of T&D Holdings, Inc., under the terms of a membership interest purchase agreement entered into on November 25, 2019 by and among AIG, Fortitude Group Holdings, LLC, Carlyle FRL, L.P., The Carlyle Group Inc., T&D United Capital Co., Ltd. and T&D Holdings, Inc. We currently own less than a 3% indirect interest in Fortitude Re;

•	“NUFIC” means National Union Fire Insurance Company of Pittsburgh, PA, a consolidated subsidiary of AIG;
•	“NYSE” means the New York Stock Exchange;
•	“Reorganization” means the transactions described under “The Reorganization Transactions;”
•	“USL” means The United States Life Insurance Company in the City of New York, a New York insurance company;
•	“VALIC” means The Variable Annuity Life Insurance Company, a Texas insurance company;
•	“VALIC Financial Advisors” means VALIC Financial Advisors, Inc., a Texas corporation; and
•
“we,” “us,” “our” or the “Company” means Corebridge and its subsidiaries after giving effect to the transactions described under “The Reorganization Transactions,” unless the context refers to Corebridge only.

Market and Industry Data
This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the insurance industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Information sourced from LIMRA regarding total annuity sales rankings includes the annuities we offer across our Individual Retirement and Group Retirement segments. Todd Solash, our Executive Vice President and President of Individual Retirement and Life Insurance, serves as a director of LL Global, the parent company of LIMRA and as a director of the Secure Retirement Institute, a division of LIMRA. Unless otherwise noted, all market data refers to the U.S. market. We have obtained certain information related to Blackstone and its investment funds from Blackstone’s publicly available information, which we believe to be reliable. Although we have no reason to believe the foregoing information is not reliable, we have not independently verified this information and cannot guarantee its accuracy or completeness. This information is subject to a number of assumptions and limitations, and you are cautioned not to give undue weight to it. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Service Marks, Trademarks and Trade Names
We use various service marks, trademarks and trade names, such as VALIC and American General, our logo design and Corebridge, that we deem particularly important to the advertising activities conducted by each of our businesses, some of which are owned by AIG. After the completion of this offering, such service marks, trademarks and trade names will be the property of our Company or licensed by our Company from AIG. This prospectus also contains trademarks, service marks and trade names of other companies which are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company.
Basis of Presentation
The financial statements in this prospectus were prepared in connection with the proposed separation of AIG’s Life and Retirement business. The financial statements present the consolidated and combined results of operations, financial condition and cash flows of Corebridge and its controlled subsidiaries. The financial statements presented for periods on or after December 31, 2021, the date on which the Reorganization was substantially completed, are presented on a consolidated basis, and include the financial position, results of operations and cash flows of the Company. The financial statements for the periods prior to December 31, 2021 are presented on a combined basis, and reflect the historical combined financial position, results of operations and cash flows of Corebridge, Cap Corp, AIG Life UK and Laya, as the operations were under common control of AIG and reflect the historical combined financial position, results of operations and cash flows of those legal entities. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All material intercompany accounts and transactions between consolidated or combined entities have been eliminated. The amounts presented in the consolidated financial statements are not comparable to AIG Inc.’s financial statements. The consolidated financial statements reflect customary adjustments for financial statements prepared for, and included in, prospectuses. The consolidated balance sheets include the attribution of certain assets and liabilities that have historically been held at AIG Inc. or certain of its subsidiaries not included in the historically consolidated Corebridge financial statements. Similarly, certain assets attributable to shared services managed at AIG Inc. have been excluded from the combined balance sheets. The consolidated statements of income reflect certain corporate expenses allocated to Corebridge by AIG Inc. for certain corporate functions and for shared services provided by AIG Inc. These expenses have been allocated to Corebridge based on direct usage or benefit where specifically identifiable, with the remainder allocated based upon other reasonable allocation measures. We consider the expense methodology and results to be reasonable for all periods presented. See “Risk Factors—Risks Relating to Our Separation from AIG—Following the completion of this offering, we may fail to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or lose benefits from AIG’s global contracts, and AIG may fail to perform the services provided for in the Transition Services Agreement.”
Our historical financial results included in the consolidated financial statements do not necessarily reflect the business, results of operations, financial condition or liquidity we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. The consolidated financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of the consolidated financial position of Corebridge and its combined results of operations and cash flows for the periods presented.
We have recorded affiliated transactions with certain AIG subsidiaries that are not included within Corebridge. As these affiliated transactions are with AIG subsidiaries that are not included within Corebridge, they are not eliminated in the combined financial statements of Corebridge. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions” and Note 21 to our audited financial statements.
Currency amounts in this prospectus are stated in United States dollars unless otherwise indicated. Certain amounts in this prospectus may not sum due to rounding. Unless otherwise indicated, all amounts and percentages, including those set forth under “Prospectus Summary—Financial Goals,” “Business—Financial Goals” and “Business—Our Segments—Individual Retirement—Products—Variable Annuities” are approximate.
State Insurance Regulation
We are subject to regulation under the insurance holding company laws of various jurisdictions. See “Business—Regulation.” Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent company and subsidiary collectively for these purposes. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of the voting securities. We are a subsidiary of AIG, our parent company. See “Prospectus Summary—Organizational Structure.” AIG's common stock (its voting securities) trades on the NYSE. Consequently, persons considering an investment in our common stock (our voting securities) should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such insurance holding company laws relating to the purchase and ownership of our common stock in light of their particular circumstances.
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PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements and Information,” as well as our financial statements included elsewhere in this prospectus, before making an investment decision. For the definitions of certain capitalized terms, financial terms and acronyms used in this prospectus, please refer to “Certain Important Terms,” “Glossary” and “Acronyms,” respectively.
Our Company
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. Our addressable markets are large, with powerful, long-term secular trends given an aging U.S. population and a growing need for retirement solutions. We offer a broad set of products and services through our market leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Our strong competitive position is supported by:
•	our scaled platform and position as a leading life and annuity company across a broad range of products, managing or administering $358.0 billion in client assets as of June 30, 2022;
•	our four businesses, which provide a diversified and attractive mix of fee income, spread income and underwriting margin;
•
our broad distribution platform, which gives us access to end customers, employers, retirement plan sponsors, banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents;

•	our proven expertise in product design, which positions us to optimize risk-adjusted returns as we grow our business;
•	our strategic partnership with Blackstone, which we believe will allow us to further grow both our retail and institutional product lines, and enhance risk-adjusted returns;
•
our high-quality liability profile, supported by our strong balance sheet and disciplined approach to risk management, which has limited our exposure to product features and portfolios with less attractive risk-adjusted returns;

•	our ability to deliver consistent cash flows and an attractive return for our stockholders; and
•	our strong and experienced senior management team.
Operating four established, at-scale businesses positions us to optimize risk-adjusted returns when writing new business across our broad suite of market-leading products. According to LIMRA, we are the only company to rank in the top two in U.S. annuity sales in each of the last nine years, with leading positions across each of the fixed, fixed index and variable annuity categories. Our Group Retirement business is recognized as a pioneer and has long held a leading position in the attractive 403(b) retirement plan market through our AIG Retirement Services brand. We ranked ninth in U.S. term life insurance sales for the twelve months ended March 31, 2022.
We believe we have an attractive business mix that balances fee and spread-based income and underwriting margin sources and is diversified across our broad product suite. For the twelve months ended June 30, 2022, our businesses generated spread income of $3.9 billion, fee income of $2.3 billion and underwriting margin of $1.3 billion, resulting in a balanced mix of 52%, 31% and 17%, respectively, among these income sources. We are well-diversified across our operating businesses, with our Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses representing 29%, 16%, 24% and 24% of total adjusted revenue, respectively, for the twelve months ended June 30, 2022.

Our diversified business model is enabled by our long-standing distribution relationships that are distinguished through both their breadth and depth. We have a large distribution platform in the U.S. life and retirement market, with a wide range of relationships with financial advisors, insurance agents and plan sponsors, as well as our own career financial advisors and direct-to-consumer platform. AIG Financial Distributors (“AIG FD”), our sales platform, serves as a valuable partner to our third-party distributors, including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Many of our partners have sold our products for multiple decades, and as of December 31, 2021, our top 25 partners generated approximately 13% of their total sales volume through our products. We also provide customized products and services to help meet consumer needs. As of June 30, 2022, our Group Retirement business has approximately 1,300 career financial advisors that provide us with the opportunity, as permitted by employer guidelines, to work with approximately 1.7 million individuals in employer-defined contribution plans (“in-plan”) and over 300,000 individuals outside of the traditional employer-sponsored pension plans (“out-of-plan”). Our financial advisors are positioned to guide individuals as they invest through employer programs, and to build relationships resulting in the continued provision of advice and guidance over the course of their savings and retirement journey. The strength of these relationships is illustrated by our strong client retention rate of approximately 92% for the twelve months ended June 30, 2022.
A disciplined approach to investment management is at the core of our business. We believe our strategic partnership with Blackstone will allow us to leverage Blackstone’s ability to originate, and significantly enhance our ability to invest in attractive and privately sourced fixed-income oriented assets that we believe are well suited for liability-driven investing within an insurance company framework. Additionally, we believe BlackRock's scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
We believe we have a strong balance sheet that has resulted from decades of focus on effective and prudent risk management practices. We have employed a consistent, disciplined approach to product design and risk selection, resulting in a high-quality liability profile. For example, our broad retail and institutional product suite allows us to be selective in liability origination, and our ability to quickly refine our offerings in response to market dynamics allows us to be opportunistic when we identify areas of attractive risk-adjusted returns. We have a well-managed annuity liability portfolio, with product structures and hedging strategies designed to manage our exposure to living and death benefits. For example, our individual fixed and fixed index annuities represent approximately 58% of our Individual Retirement AUMA as of June 30, 2022, and the vast majority of our AUMA in these products has no exposure to any optional living or death benefits. Our individual variable annuities with living benefits, which represent only 31% of our Individual Retirement AUMA as of June 30, 2022, were predominantly originated after the 2008 financial crisis, and as of June 30, 2022, 96% of our Group Retirement variable annuities have no living benefits. We have also fully reinsured our limited exposure to long-term care (“LTC”) policies. Our risk management approach includes an efficient hedging program designed to manage risk exposure to our balance sheet, the careful management of our asset-liability matching and the use of reinsurance. We believe our strong risk management framework will continue to help us manage market volatility, optimize our capital and produce attractive stockholder returns.

We believe that our strong competitive position and our enhanced focus on growth as a stand-alone company position us well to capitalize on compelling structural changes in the life and retirement market. We expect our target market of individuals planning for retirement to continue to grow, with the size of the U.S. population age 65 and over expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advice capabilities. We continue to see opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures. In addition, the domestic pension risk transfer (“PRT”) market has grown from $3.8 billion in premiums in 2013 to $38.1 billion in 2021, and our presence in this market provides us with opportunities to assist employers that choose to close and transfer obligations under their defined benefit plans.
Our Businesses
Our businesses share common commitments to customer value and disciplined pricing, and each business benefits from enterprise-wide risk management infrastructure, investment management capabilities, hedging strategies and administrative platforms. We have four operating businesses:
•
Individual Retirement — We are a leading provider in the over $255 billion individual annuity market across a range of product types, including fixed, fixed index and variable annuities, with $14.1 billion in premiums and deposits for the twelve months ended June 30, 2022. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits. Our broad and scaled product offerings and operating platform have allowed our company to rank in the top two in total individual annuity sales in each of the last nine years, and we are the only top 10 annuity provider with a balanced mix of products across all major annuity categories according to LIMRA. Our strong distribution relationships and broad multi-product offerings allow us to quickly adapt to respond to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. We are well-positioned for growth due to demographic trends in the U.S. retirement market, supported by our strong platform. Our Individual Retirement business is the largest contributor to our earnings, historically generating consistent spread and fee income.

•
Group Retirement — We are a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, having ranked third in K-12 schools, fourth in higher education institutions and fifth in healthcare institutions by total assets as of December 31, 2021. According to Cerulli Associates Inc. (“Cerulli Associates”), the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was $1.9 trillion in 2020. As of June 30, 2022, we work with approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services. Our out-of-plan capabilities include proprietary and non-proprietary annuities, financial planning, brokerage and advisory services. We offer financial planning advice to employees participating in retirement plans through our career financial advisors. These advisors allow us to develop long-term relationships with our customers by engaging with them early in their careers and providing customized solutions and support. Approximately 28% of our individual customers have been customers of our Group Retirement business for more than 20 years, and the average length of our relationships with plan sponsors is nearly 29 years. Our strong customer relationships have led to growth in our AUMA, evidenced by stable in-plan spread-based assets, growing in-plan fee-based assets and growing out-of-plan assets. Our Group Retirement business generates a combination of spread and fee income. While the revenue mix remains balanced, we have grown our advisory and brokerage fee revenue over the last several years, which provides a less capital intensive stream of cash flows.

•
Life Insurance — We offer a range of life insurance and protection solutions in the approximately $206 billion U.S. life insurance market (based on direct premium) as of March 31, 2022, according to the S&P Global Inc., with a growing international presence in the UK and Ireland. We are a key player in the term, indexed universal life and smaller face whole life markets; ranking as a top 25 seller of term, universal and whole life products as of March 31, 2022. Our competitive and flexible product suite is designed to meet the needs of our customers, and we actively participate in product lines that we believe have attractive growth and margin prospects. Further, we have strong third-party distribution relationships and a long history in the direct-to-consumer market, providing us with access to a broad range of customers from the middle market to high net worth. We have also been working to automate certain underwriting reviews so as to make decisions on applications without human intervention, and we reached a decision on approximately 45% of all underwriting applications in 2021 on an automated basis. As of June 30, 2022, we had approximately 4.4 million in-force life insurance policies in the United States, net of those ceded to Fortitude Re. Our Life Insurance product portfolio generates returns through underwriting margin.

•
Institutional Markets — We serve the institutional life and retirement insurance market with an array of products that include PRT, corporate-owned life insurance (“COLI”) and bank-owned life insurance (“BOLI”), stable value wraps and structured settlements. We are also active in the capital markets through our funding agreement-backed note (“FABN”) program. We provide sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Historically, a small number of incremental transactions have enabled us to generate significant new business volumes, providing a meaningful contribution to earnings while maintaining a small and efficient operational footprint. We believe that market trends will contribute to growth in our stable value wrap product. Our Institutional Markets products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.

Our Distribution Platform
We have built a leading distribution platform through a range of partnerships. Our distribution platform includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents, as well as our career financial advisors, plan consultants, employers, specialized agents and a direct-to-consumer platform. We believe our distribution relationships are difficult to replicate and are strengthened by the breadth of our product offerings and long history of partnership. This platform includes:
•
AIG FD — As of June 30, 2022, we have a specialized team of approximately 500 sales professionals who partner with and grow our non-affiliated distribution on our broad platform, which includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Our direct-to-consumer platform, AIG Direct, primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels, such as search advertising, display advertising and email, as well as direct mail.

•
Group Retirement — We have a broad team of relationship managers, consultant relationship professionals, business acquisition professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans. Our affiliated platform, VALIC Financial Advisors, which includes approximately 1,300 career financial advisors as of June 30, 2022, focuses on our Group Retirement business, guiding individuals in both in-plan and out-of-plan investing.

•
Institutional Relationships — We have strong relationships with insurance brokers, bankers, asset managers, pension consultants and specialized agents who serve as intermediaries in our institutional business.

The following chart presents our sales by distribution channel for the twelve months ended June 30, 2022, including premiums, deposits and other consideration for Individual Retirement and Group Retirement and sales on a periodic basis for Life Insurance(1), excluding contributions from retail mutual funds, AIG Financial Network and AIG Direct.

Independent Agents
8%
VALIC Financial Advisors
34%
Banks
28%
Broker-dealers
30%

(1)
Life Insurance sales, excluding contributions from AIG Direct and AIG Financial Network on a periodic basis, totaled $258 million through the independent agents channel for the twelve months ended June 30, 2022.

Our Strategic Partnership with Blackstone
In November 2021, we entered into a strategic partnership with Blackstone that we believe has the potential to yield significant economic and strategic benefits over time. We believe that Blackstone’s ability to originate, and our enhanced ability to invest in attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage.
Pursuant to the partnership, Blackstone manages $50 billion of assets in our investment portfolio, with that amount increasing by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027. We expect Blackstone to invest these assets primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the lending source.
With a market capitalization in excess of $110 billion and $941 billion of AUM as of June 30, 2022, Blackstone is one of the most recognized firms in asset management. Blackstone operates across asset categories, including real estate (both equity and debt), corporate private equity, credit, hedge fund management, infrastructure and secondaries. In addition to its role as the world’s largest real estate investor, with $320 billion of investor capital under management as of June 30, 2022, Blackstone owns and operates one of the world’s largest private real estate debt businesses, Blackstone Real Estate Debt Strategies, which has generated over $109 billion of gross loan commitments over its 13-year operating history. Separately, Blackstone Liquid Credit is one of the world’s largest originators of private credit, with $265 billion in total AUM as of June 30, 2022 and is one of the longest-tenured investors in the U.S. direct lending market with a 16-year performance history and approximately $76 billion invested from 2006 to June 30, 2022.
Blackstone will manage a portfolio of private and structured credit assets as described above, where we believe Blackstone is well-positioned to add value and drive new originations. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio.

As part of our partnership, Blackstone acquired a 9.9% position in our common stock, aligning its economic interests with our stockholders. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.” This $2.2 billion investment, subject to post-closing adjustments, represented the largest corporate investment in Blackstone’s firm history.
Our Investment Management Agreement with BlackRock
In March 2022, we announced our entry into a binding letter of intent with BlackRock (the “BlackRock Agreement''), pursuant to which certain of our insurance company subsidiaries have entered into separate investment management agreements with BlackRock. We expect to transfer the management of up to $90 billion of liquid fixed income and certain private placement assets in the aggregate to BlackRock by the end of the first quarter of 2023. We expect the BlackRock Agreement will provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance. See “Business—Our Segments—Investment Management—Our Investment Management Agreement with BlackRock.”
Our Historical Results and Capital Management
We have a history of consistent and strong results. Our well-diversified, attractive risk-adjusted return profile results from a combination of fee and spread-based income and underwriting margin and has historically provided stability through market cycles. Our statutory capital position has been strengthened by our consistent capital generation, and our Life Fleet RBC was 447% as of December 31, 2021 and is estimated to be in the approximate range of 415% to 425% as of June 30, 2022, each of which is consistent with our target Life Fleet RBC of above 400%. We intend to allocate excess capital opportunistically to invest in our business and return capital to stockholders while maintaining a strong ratings profile.
Market Opportunities
We believe that several market dynamics will drive significant demand for our products and services. These dynamics include the aging of the U.S. population and the resulting generational wealth transfer, the strong consumer preference for financial planning advice, the continued reduction of corporate defined benefit plans and the significant life insurance protection gap for consumers. We believe our businesses are well-positioned to capitalize on the opportunities presented by these long-term trends.
Large and growing retirement-aged population in the U.S.
According to the U.S. Census Bureau, there were approximately 56 million Americans age 65 and older in 2020, representing 17% of the U.S. population. By 2030, this segment of the population is expected to increase by 17 million, or 30%, to approximately 73 million Americans, representing 21% of the U.S. population. Technological advances and improvements in healthcare are projected (notwithstanding near-term COVID-19 impacts) to continue to contribute to increasing average life expectancy. Accordingly, aging individuals must be prepared to fund retirement periods that will last longer than those of previous generations. We believe these longer retirement periods will result in increased demand for our retirement products. Further, Cerulli Associates estimates that by the end of 2042, $70 trillion will change hands from aging households passing on their wealth, providing a significant opportunity for our annuities, life insurance and investment products.
Strong consumer preference for financial planning advice
According to LIMRA, U.S. consumers continue to favor purchasing life insurance in person through an agent or advisor compared to another channel, with 93% of annuities being purchased through financial professionals for the year ended December 31, 2020, despite the impact of the COVID-19 pandemic. According to Cerulli Associates, 26% of U.S. retirees prefer to seek retirement advice from financial professionals, the most popular avenue for retirement advice in this demographic, and 16% of active 401(k) participants prefer to engage financial professionals for retirement planning. Also according to Cerulli Associates, financial professionals are the most popular option for retirement planning services for those participants with $250,000 or more in assets, and more than 30% of those participants with $500,000 or more in assets prefer to receive retirement advice from a financial professional. Due to the complexity of financial planning, we believe that many consumers will continue to seek advice in connection with the purchase of our products, providing a competitive advantage to our broad distribution platforms and in-house advice capabilities.
Reduced corporate safety net
According to the Employee Benefits Research Institute, the percentage of private-sector wage and salary workers participating in only a defined benefit pension plan decreased from 28% in 1979 to just 1% in 2019. By contrast, the percentage participating in only defined contribution pension plans jumped from 7% to 41%. These statistics demonstrate the increasing need for individuals to seek private solutions to retirement planning and lifetime income. We believe that the dramatic and continuous shift of private-sector worker plan coverage will drive continued demand for our products and expertise. In addition, as more employers close defined benefit plans and look to transfer some or all of their obligations to pay retirement benefits, the domestic PRT market has grown from $3.8 billion in premiums in 2013 to $38.1 billion in 2021, a trend that we expect to continue.
Growing life insurance protection gap and increased awareness of life insurance need due to COVID-19 pandemic
According to LIMRA, almost half (48%) of American adults in 2021 did not own any form of life insurance, an increase of two percentage points from 2020 and eight percentage points from 2016. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA. We believe the COVID-19 pandemic has highlighted the importance of our protection products and will have a lasting effect on consumers’ attitudes toward purchasing life insurance.
Our Competitive Strengths
Scaled platform with leading positions across a broad suite of products. Our scaled businesses collectively manage $358.0 billion of AUMA as of June 30, 2022, and we generated $29.8 billion of premiums and deposits and $2.3 billion in fee income for the twelve months ended June 30, 2022. We had approximately $12.2 billion of statutory capital and surplus as of March 31, 2022, which makes us the eighth largest life and annuity company in the United States. We have $21.0 billion of Adjusted Book Value as of June 30, 2022. We believe our scale provides us with significant operating and competitive advantages, including our importance to our distribution partners and our ability to utilize investments in technological and operational efficiencies to benefit customers.
We maintain leading positions across multiple products and we have in many cases held these leading positions for decades. According to LIMRA, we ranked first and second in total annuity sales as of March 31, 2022 and December 31, 2021, respectively, while ranking second, third and sixth across fixed, fixed index and variable annuities, respectively, as of March 31, 2022. We hold top five market positions in K-12 education, higher education and healthcare institutions group retirement assets, while ranking in the top 10 in government group retirement assets as of December 31, 2021, and ninth in U.S. term life insurance sales for the twelve months ended March 31, 2022. In recent years, we have also experienced significant growth in advisory-based assets across both in-plan and out-of-plan products.
Our breadth of products allows us to manage our businesses to prioritize value over volume. We have the flexibility to allocate resources towards areas that we believe present the highest available risk-adjusted returns across our portfolio. We manage sales of our portfolio of products and services based on consumer demand and our view of profitability and risk across the markets in which we compete. We believe that this approach allows us to deliver consistent performance over time through a wide range of economic conditions and market environments.
Diversified and attractive business mix. Our business mix is well-balanced by both product type and revenue source. For the twelve months ended June 30, 2022, our four operating businesses collectively generated $5.3 billion in premiums, $3.0 billion in policy fees and $8.9 billion in net investment income excluding Fortitude Re funds withheld assets, contributing to a total of $28.0 billion in total revenue, including Fortitude Re. Our adjusted revenue is spread across our four operating businesses with Individual Retirement, Group Retirement, Life Insurance and Institutional Markets accounting for 29%, 16%, 24% and 24%, respectively, for the twelve months ended June 30, 2022.
Our diversified financial model generates earnings through a combination of spread income, fee income and underwriting margin. For the twelve months ended June 30, 2022, our spread-based income totaled $3.9 billion, our fee-based income totaled $2.3 billion and our underwriting margin was $1.3 billion, providing a balanced mix of 52% spread-based income, 31% fee-based income, and 17% underwriting margin, in each case as a percentage of the total of these income sources. For further discussion regarding our earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Key Operating Metrics—Fee and Spread Income and Underwriting Margin.”
Broad distribution platform giving us access to customers and financial intermediaries. We have a leading distribution platform with a range of partnerships and capabilities across the value chain and a culture of focus on the customer. We believe our distribution relationships are strengthened by the breadth of our product offerings and our high-touch client services. Our distribution capabilities include:
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AIG FD had approximately 500 specialized sales professionals as of June 30, 2022 that leverage our strategic account relationships and other partnerships to address multiple client needs. This platform is primarily focused on our non-affiliated distribution through banks, broker-dealers and independent marketing organizations, and specializes in aligning our robust product offering of over 160 life and annuity products with individual partner preferences, reaching independent advisors, agencies and other firms. AIG FD primarily facilitates distribution for our Individual Retirement and Life Insurance businesses, including providing certain partners a unified coverage model that allows for distribution of both our life insurance and annuity products.

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Individual Retirement maintains a growing multi-channel distribution footprint built on long-term relationships. As of June 30, 2022, our footprint included over 24,000 advisors and agents actively selling our annuities in the prior twelve months, accessed through long-term relationships with over 600 firms distributing our annuity products. These advisors and agents included approximately 11,000 new producers who sold our annuity products for the first time in twelve months.

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Life Insurance has a well-balanced distribution footprint that reaches approximately 35,000 independent agents as of June 30, 2022, who actively sell our life insurance solutions, through diverse independent channels as well as a direct-to-consumer model. We had access to over 800 managing general agents (“MGAs”) and brokerage general agents (“BGAs”) as of June 30, 2022. In addition to our non-affiliated distribution, our life insurance policies are sold through AIG Direct, our direct-to-consumer brand with more than 120 active agents as of June 30, 2022, which represented 11% of our life insurance sales for the twelve months ended June 30, 2022.

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Group Retirement is supported by a broad team of relationship managers, consultant relationship professionals and business acquisition professionals that focus on acquiring, serving and retaining retirement plans with over 22,000 plan sponsor relationships as of June 30, 2022. Also, VALIC Financial Advisors helps build relationships with employees through our holistic and vertically-integrated offering. Our field force of approximately 1,300 career financial advisors, as of June 30, 2022, comprises experienced field and phone-based financial advisors, retirement plan consultants and experienced financial planners with an average of nearly 10 years of tenure with VALIC Financial Advisors. These professionals provide education, financial planning and retirement advice to individuals participating in their employer-sponsored plan. Due to the relationships built with individuals and employers, our financial professionals can, as permitted by employer guidelines, build broad relationships to provide financial planning, advisory and retirement solutions to approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services, as of June 30, 2022.

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Institutional Markets largely writes bespoke transactions and works with a broad range of consultants and brokers, maintaining relationships with insurance brokers, bankers, asset managers and specialized agents who serve as intermediaries.

We focus on maintaining strong and longstanding relationships with our partners and seek to grow our volumes with intermediaries. As of December 31, 2021, we represented approximately 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. These partners have been with our platform for an average of approximately 25 years, with eight of them for 30 years or more as of June 30, 2022. Each of our distribution platforms has a different strategy. For example, our wholesale operations, through

AIG FD, provide high-touch customer service to our intermediaries and seek to help them grow in tandem with our business, while our VALIC Financial Advisors allow us to develop deep and trust-centered relationships directly with individuals to support their broader retirement and insurance needs.
Proven ability to design innovative products and services. Our ability to innovate has contributed to our ability to maintain leading market positions and capitalize on profitable growth opportunities while carefully managing risk, including interest rate and equity risk within our products. The culture of innovation is deeply ingrained in our business and goes back decades. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago, to a client that continues to be one of our largest in the Group Retirement business. More recently, we accelerated the growth of our fixed index annuity platform, growing from negligible operations in 2012 to the third-largest player by sales in 2021. This growth was supported by regular product innovation, including exclusive products provided to select distributors with innovative living benefits and customized indices. Fixed index annuities are now our largest Individual Retirement product category by premiums and deposits. We also launched the first fixed index annuity with a living benefit for sale in New York State. We introduced novel risk management features in our variable annuity products with living benefits, including VIX-indexed fee structures and a required fixed account allocation, each of which are now present in 90% of our in-force variable annuity products with living benefits as of June 30, 2022 and present in all of our new variable annuity sales for the twelve months ended June 30, 2022. Within our PRT business, we have developed new product offerings and solutions to participate in complex plan terminations, and are developing longevity swap products to enhance our deal execution capabilities.
Our strategic partnership with Blackstone. Blackstone is expected to originate, and significantly enhance our ability to invest in, attractive and privately sourced, fixed-income oriented assets that are well-suited for liability-driven investing within an insurance company framework. We believe these expanded investment capabilities will improve our investment returns, accelerate our product innovation and enhance the competitiveness of our products. When scaled across our businesses, we believe these expanded capabilities can provide a significant catalyst for future growth.
High-quality liability profile supported by a strong balance sheet and disciplined approach to risk management. We believe our diverse product portfolio and history of disciplined execution have produced a strong balance sheet that is expected to generate significant cash flows over time. First, our disciplined risk selection has resulted in a high-quality liability profile with limited-to-no exposure to “challenged” product portfolios. We have minimal gross exposure, and no net exposure, to LTC policies, which we have fully reinsured to Fortitude Re. Additionally, we have well-managed and limited exposure to optional guarantees within our individual annuity portfolio. As of June 30, 2022, individual annuities with living benefits represented less than 17% of total AUMA, with approximately 4% of these related to guarantees on fixed and fixed index annuities. Our historically profitable variable annuity portfolio has benefited from disciplined risk selection and product design with, as of June 30, 2022, approximately 61% of the portfolio having no guaranteed living benefits and 5% of variable annuity reserves attributable to living benefit business written prior to 2009. In our Institutional Markets business, we offer certain products, such as stable value wraps (“SVWs”), without significant mortality or longevity exposure. Furthermore, the breadth of our Institutional Markets offerings allows us to be selective in our liability generation and allocate capital towards the areas where we see the greatest risk-adjusted returns.
Our balance sheet is supported by our strong capital position and high-quality investment portfolio. As of June 30, 2022, we estimate that we had a Life Fleet RBC in the approximate range of 415% to 425%, and as of December 31, 2021, we had a Life Fleet RBC of 447%, each of which is consistent with our target Life Fleet RBC of above 400%. We intend to manage our financial leverage appropriately with a target financial leverage ratio of 25% to 30%. See “Glossary” for the definition of financial leverage ratio. Our insurance operating company investment portfolio is primarily invested in fixed income securities, 94% of which are designated investment grade by the NAIC as of June 30, 2022.
We also have an active hedging program for our living benefit guarantees, which is informed by our view of the economic liability of the business and is intended to provide protection against adverse market scenarios that could cause the value of the associated liability to increase. In addition, we have an active asset-liability management (“ALM”) program that seeks to closely match the characteristics of our asset portfolio with the characteristics of our liabilities.

Ability to deliver consistent cash flows and attractive returns for stockholders. Through our scaled and diverse businesses, underpinned by our strong balance sheet and disciplined approach to risk management, we have delivered consistent earnings and cash flows to our parent company. We have historically been able to deliver an attractive return on equity even at times when we have faced challenging macroeconomic conditions, such as the low interest rate environment and the COVID-19 pandemic in recent years.
Experienced management team. We have a strong and experienced senior management team with a range of backgrounds across insurance, financial services and other areas of expertise. Our senior management team has an average of over 25 years of experience in the financial services industry.
Our Strategy
Leverage our platform to deliver increased earnings. There are significant trends supporting the growth of each of our four businesses, and we believe that we are positioned to take advantage of these trends to achieve targeted growth opportunities.
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We believe we can leverage our broad platform to benefit from changing Individual Retirement market dynamics. We intend to maintain and expand our products to provide income and accumulation benefits to our customers. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Through our customized wholesaling model, we plan to capitalize on this opportunity by leveraging both external and proprietary data to identify the highest value opportunities at both the distribution partner and financial professional level.

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We believe our high-touch model is well-tailored for many employers in the not-for-profit retirement plan market and enables us to help middle market and mass affluent individuals achieve retirement security. Specifically, our career financial advisors provide education and advice to plan participants while accumulating assets in-plan and can seek to serve more of the participant’s financial needs during their lifetime beyond the in-plan relationship, as permitted by employer guidelines. As of June 30, 2022, we have a large extended customer base of approximately 1.7 million plan participants to whom we have access through our in-plan Group Retirement offerings and 300,000 individuals we serve through our out-of-plan Group Retirement offerings. With in-plan income solutions beginning to emerge, we are well-positioned to benefit from market needs. Moreover, by continuing to offer investment advisory services and third-party annuity products, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.

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Our Life Insurance business has an opportunity to help close the current protection gap in the United States and offer value to our customers internationally. For example, we have begun to offer simplified and less expensive insurance options to middle market pre-retirees looking for final expense protection through the launch of our Simplified Issue Whole Life (“SIWL”) product in the fourth quarter of 2021. Additionally, we expect our strong performance in the term life insurance market to accelerate through enhanced consumer awareness of life insurance coupled with an improved new business process. Our long history in the direct-to-consumer market through a variety of direct-to-consumer channels provides valuable insights and experience for these opportunities.

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Our Institutional Markets business has developed relationships with brokers, consultants and other distribution partners to drive increased earnings for its products. We expect to continue to achieve attractive risk-adjusted returns through PRT deals by focusing on the larger end of the full plan termination market where we can leverage our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. Additionally, we plan to grow our guaranteed investment contract (“GIC”) portfolio by expanding our FABN program. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to our Institutional Markets offerings, allowing us to grow our transaction volume.

Leverage our strategic partnership with Blackstone to create differentiated pricing and liability sourcing. Blackstone is a market-leading alternative investment manager with significant direct asset origination capabilities, representing additional opportunities for us to source the fixed-income oriented assets needed to back our liabilities and enhance risk-adjusted returns. We intend to use our collective asset origination and investment management capabilities to help drive value and growth for all of our businesses.

Drive further cost reduction and productivity improvement across the organization.
We have identified opportunities to improve profitability across our businesses through operating expense reductions, without impacting our ability to serve our existing clients, and in many cases enhancing our service capabilities, to enable growth in our businesses. We aim to achieve an annual run rate expense reduction of close to $400 million on a pre-tax basis within two to three years of this offering, with the first $100 million of the reduction realized by the end of 2022 and the majority of the reduction realized in the next 24 months. To achieve this goal, we have created a productivity improvement program with a one-time expense of $300 million on a pre-tax basis. In particular, we plan to:
•	simplify our customer service model and modernize our technology infrastructure with more efficient, up-to-date alternatives, including cloud migration and cloud-based solutions;
•	further optimize our functional operating model;
•	build on existing partnership arrangements to further improve scale and drive spend efficiency through technology deployment and process optimization;
•	rationalize our real estate footprint to align with our business strategy, future operating model and organizational structure; and
•	optimize our vendor relationships to drive additional savings.
To achieve this plan, we have reached agreements with our existing partners to realize further cost efficiencies by transforming additional operational and back office processes. Apart from this plan, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services.
For additional information about our cost reduction and productivity improvements across the organization, see “Risk Factors—Risks Relating to Estimates and Assumptions—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”
Closely manage capital to continue to provide strong cash flow for stockholders. We have historically provided strong cash flows from our existing businesses to our parent company, and we intend to continue to manage our businesses to produce meaningful returns to stockholders through potential dividends and share repurchases. We also intend to closely manage our in-force portfolio, seek to ensure that new business is profitable and proactively manage our businesses to optimize returns within and across portfolios.
Financial Goals
We have designed our financial goals to maintain a strong balance sheet while delivering disciplined profitable growth. We have established the following financial goals, based on the assumptions below, which we believe best measure the execution of our business strategy and align with our stockholders’ interests.
•	Life Fleet RBC of at least 400%;
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Common stockholder dividends of $600 million each year, subject to approval by our board of directors (the “Board”) (see “Dividend Policy”), beginning at the offering and pro-rated for the year of the offering;

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Return of capital to stockholders, consisting of common stockholder dividends and share repurchases, equal to 60% to 65% of adjusted after-tax operating income attributable to our common stockholders (“AATOI”), to be achieved over the next 24 months; and

•
Adjusted ROAE in the range of 12% to 14% based on current accounting rules in effect on the date hereof and without giving effect to any changes resulting from the adoption of the new accounting standard for long duration contracts, to be achieved over the next 24 months.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Measures—Non-GAAP Financial Measures” for a discussion of AATOI and Adjusted ROAE.

These financial goals are based on certain assumptions, including assumptions regarding interest rates, geopolitical stability and market performance.
While these goals are presented with numerical specificity, and we believe such goals to be reasonable as of the date of this prospectus, given the uncertainties surrounding such assumptions, there are significant risks that these assumptions may not be realized and as a result, the financial goals may not be achieved in whole or in part. We caution you that these goals are not guarantees of future performance or outcomes and that actual performance and outcomes, including our actual results of operations, may differ materially from those suggested by these goals, particularly if actual events adversely differ from one or more of our key assumptions. The financial goals and their underlying assumptions are forward-looking statements and other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, including with respect to these financial goals. These goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
For additional information about our financial goals, including a non-exclusive list of the underlying assumptions and certain risks, see “Business—Financial Goals” and “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives, including as a result of events that can cause our fundamental business model to change and assumptions that may prove not to be accurate.”
Our History and Development
Corebridge is currently a direct, majority-owned subsidiary of AIG Inc., a leading global insurance organization. AIG Inc. provides a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 80 countries and jurisdictions. Our life insurance subsidiaries have a long track record of serving the financial needs of policyholders and distributors in the United States and trace their corporate history back to 1850 with the formation of The United States Life Insurance Company in the City of New York. We further expanded with the acquisition of SunAmerica Inc., a leading retirement and financial services company in 1999, and American General Corporation, a leading life insurer in 2001. Through our various life insurance subsidiaries, we are licensed to conduct life insurance and annuity business in all 50 states in the United States and the District of Columbia and in the UK and Bermuda. Neither AIG nor any affiliate of AIG will have any obligation to provide additional capital or credit support to us following closing of this offering.
On November 2, 2021, Blackstone invested $2.2 billion, subject to post-closing adjustments, in the Company for approximately 9.9% of our outstanding common stock. In addition, we entered into various asset management agreements with Blackstone pursuant to which Blackstone manages $50 billion of assets in our investment portfolio, with that amount increasing by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.”
Organizational Structure
We recently completed an internal reorganization (the “Reorganization”). The Reorganization’s primary goals were to ensure that we hold all of AIG Group’s life and retirement business and substantially all of AIG Group’s investment management operations prior to the consummation of this offering. See “The Reorganization Transactions.”
AIG will hold approximately    % of our common stock (or    % if the underwriters exercise their option to purchase additional shares from the selling stockholder) and Blackstone will hold approximately 9.9% of our common stock after the consummation of the Reorganization and this offering. As a result, we will continue to be a “controlled company” within the meaning of the NYSE corporate governance standards following the consummation of the offering. This status will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See “Management—Corporate Governance.”

The following chart illustrates our organizational structure (including the jurisdiction of incorporation of each respective entity) after giving effect to the Reorganization and this offering, assuming the underwriters do not exercise their option to purchase additional shares from the selling stockholder. The chart reflects only certain of our subsidiaries and has been simplified for illustrative purposes. All ownership percentages shown below are 100% unless otherwise noted.

Argon Holdco LLC (DE) (wholly owned subsidiary of Blackstone Inc.)
American International Group, Inc. (DE)
Public Stockholders
9.9%
%
%
Corebridge Financial, Inc. (DE)
Eastgreen, Inc. (NJ)
SAFG Capital LLC (DE)
AIG Life Ltd. (UK)
Laya Healthcare Ltd. (Ireland)
AIG Life Holdings, Inc. (TX)
AIG Technologies, Inc. (NH)
AIG Global Real Estate Investment Corp. (DE)
AIG Global Asset Management Holdings Corp, (DE)
AGC Life Insurance Company (MO)
AIG Asset Management (U.S.) LLC (DE)
AIG Asset Management (Europe) Ltd. (UK)
American General Life Insurance Co. (TX)
AIG Life of Bermuda Ltd. (Bermuda)
The United States Life Insurance Company in the City of New York (NY)
The Variable Annuity Life Insurance Company (TX)
AIG Capital Services Inc. (DE)
VALIC Financial Advisors, Inc. (TX)

Following this offering, AIG will continue to hold a majority of our outstanding common stock, and as a result AIG will continue to have control of our business, including pursuant to the agreements described in “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering.” In addition, Blackstone will have corporate governance, consent and information rights with respect to us under the Blackstone Stockholders' Agreement as described in “Certain Relationships and Related Party Transactions—Partnership with Blackstone.”
Capital Structure
We have historically operated with a capital structure that reflected our status as a subsidiary of AIG. To prepare for this offering and operation as a stand-alone public company, we have undertaken and will continue to undertake a number of recapitalization and financing initiatives designed to provide an efficient and flexible capital structure, similar to those of our U.S. public company peers (the “Recapitalization”). Specifically, we have entered into a revolving credit facility, delayed draw term loan facilities and letters of credit. Further, on April 5, 2022, we completed an issuance of $6.5 billion of senior notes and used the proceeds from the sale to repay outstanding indebtedness owed by us to AIG. See “Recapitalization” and “Capitalization.”
Corporate Information
Corebridge Financial, Inc., the issuer in this offering, is a Delaware corporation. Our principal executive offices are located at 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019, and our telephone number is 1-877-375-2422. Our website is www.           .com. None of the information contained on, or that may be accessed through, our website or any other website identified herein is part of, or incorporated into, this prospectus, and you should not rely on any such information in connection with your decision to invest in our common stock. Reference to our website is made as an inactive textual reference.

SUMMARY RISK FACTORS
Our business is subject to a number of risks, including risks that could prevent us from achieving our business objectives or financial goals or that otherwise could adversely affect our business, results of operations, financial condition and liquidity, that you should carefully consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors.” These risks include the following:
•	rapidly increasing interest rates, changes to credit spreads and sustained low, declining or negative interest rates;
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the deterioration of economic conditions, an increase in the likelihood of a recession, changes in market conditions, weakening in capital markets, the rise of inflation or geopolitical tensions, including the armed conflict between Ukraine and Russia;

•	the impact of COVID-19, which will depend on future developments, including with respect to new variants, that are uncertain and cannot be predicted;
•	unavailable, uneconomical or inadequate reinsurance;
•	Fortitude Re may fail to perform its obligations under its reinsurance agreements;
•	the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;
•	our limited ability to access funds from our subsidiaries;
•	our potential inability to refinance all or a portion of our indebtedness to obtain additional financing;
•	a downgrade in our Insurer Financial Strength (“IFS”) ratings or credit ratings;
•	our exposure to liquidity and other risks due to participation in a securities lending program and a repurchase program;
•	exposure to credit risk due to non-performance or defaults by our counterparties;
•	the inadequate and unanticipated performance of third parties that we rely upon to provide certain business and administrative services on our behalf;
•	our inability to maintain the availability of our critical technology systems and data and safeguard the confidentiality and integrity of our data;
•	the ineffectiveness of our risk management policies and procedures;
•	significant legal, governmental or regulatory proceedings;
•	the ineffectiveness of new elements of our business strategy in accomplishing our objectives;
•	the intense competition we face in each of our business lines and the technological changes that may present new and intensified challenges to our business;
•	catastrophes, including those associated with climate change and pandemics;
•	material changes to, or termination of, our investment advisory contracts with AIG and Fortitude Re;
•	business or asset acquisitions and dispositions that may expose us to certain risks;
•	new domestic or international laws and regulations, or new interpretations of current laws and regulations, both domestically and internationally;
•
changes in U.S. federal income or other tax laws or the interpretation of tax laws, including the Inflation Reduction Act of 2022, as recently passed by Congress, which includes a minimum tax which could result in an additional tax liability in a given year;

•	a determination that we are an “investment company” under the Investment Company Act and subject to applicable restrictions;
•	differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;

•	differences in actual experience and the assumptions and estimates used in preparing projections for our reserves and cash flows;
•	the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•
recognition of an impairment of our goodwill or the establishment of an additional valuation allowance against our deferred income tax assets as a result of our business lines underperforming or their estimated fair values declining;

•	our inability to attract and retain the key employees and highly skilled people we need to support our business;
•
the termination by Blackstone IM of the separately managed account agreements (“SMAs”) to manage portions of our investment portfolio, or risks related to limitations on our ability to terminate the Blackstone IM arrangements;

•
our limited ability to pursue certain investment opportunities and retain well-performing investment managers due to our exclusive investment management and advisory arrangements with Blackstone IM in relation to certain asset classes;

•	the historical performance of AMG, Blackstone IM and BlackRock not being indicative of the future results of our investment portfolio, our future results or any returns expected on our common shares;
•	ineffective management of our investment portfolio due to increased regulation or scrutiny of investment advisers and investment activities;
•
our failure to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or our loss of benefits from AIG’s global contracts, and AIG’s failure to perform the services provided for in the Transition Services Agreement;

•	the significant influence that AIG has over us;
•	actual or potential conflicts of interest with certain of our directors because of their AIG equity ownership or their current or former AIG positions;
•	the interpretation of insurance holding company laws which may deem that investors in AIG “control” us following their investment in our common stock;
•	potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return following our separation from AIG;
•
risks associated with the Tax Matters Agreement with AIG and our potential liability for U.S. income taxes of the entire AIG Consolidated Tax Group for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group; and

•	other potential adverse tax consequences to us from our separation from AIG.

THE OFFERING
Common stock offered by the selling
stockholder
    shares
Total common stock to be outstanding after this offering
    shares
Option to purchase additional shares
The underwriters have a 30-day option to purchase up to     additional shares of common stock from the selling stockholder at the initial public offering price, less underwriting discounts and commissions.
Use of proceeds
We will not receive any proceeds from the sale of common stock in this offering; the selling stockholder will receive all of the proceeds from the sale of shares of our common stock.
Dividend policy
We intend to pay quarterly cash dividends on our common stock at an initial amount of approximately $     per share beginning     , although any declaration of dividends will be at the discretion of our Board and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. See “Dividend Policy.”
Proposed NYSE symbol
“CRBG”.
The number of shares of our common stock to be outstanding immediately following this offering is based on shares outstanding as of    , 2022.
Such number of shares of our common stock outstanding excludes     shares of common stock reserved for future issuance following this offering under our equity plans, including     shares of common stock issuable upon settlement of Restricted Stock Units (“RSUs”) expected to be outstanding as of the closing of this offering.
The share amount in the above paragraph related to RSUs expected to be outstanding as of the closing of this offering is equal to (i) the number of shares of AIG common stock subject to AIG RSU awards on    , 2022, multiplied by (ii) $   , the closing share price of AIG common stock on    , 2022, divided by an assumed initial public offering price of $    per share, which is the midpoint of the price range set forth on the cover page of this prospectus. For more information about the share amount in the above paragraph related to RSUs expected to be outstanding as of the closing of this offering, see “Executive Compensation—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—AIG’s 2021 Long-Term Incentive Awards—2021 RSUs.”
Unless otherwise indicated, all information in this prospectus:
•	gives effect to a -for- stock split on our common stock effected on , 2022;
•	assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholder;
•	assumes that the initial public offering price of our common stock will be $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and
•
gives effect to amendments to our amended and restated certificate of incorporation and second amended and restated by-laws (collectively, the “Organizational Documents”) adopted prior to the settlement of this offering.

SUMMARY HISTORICAL FINANCIAL DATA
The following tables set forth our summary historical financial data derived from our financial statements as of the dates and for each of the periods indicated. The summary historical financial data as of December 31, 2021 and 2020 and for each of the three years ended December 31, 2021, 2020 and 2019 have been derived from our audited financial statements included elsewhere in this prospectus. The summary historical data as of December 31, 2019 are based on our audited financial statements not included in this prospectus. The summary historical financial data as of June 30, 2022 and for each of the six months ended June 30, 2022 and June 30, 2021 have been derived from our unaudited combined financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period.
You should read this summary historical financial data in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus.
	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
	(in millions, except per common share data)
Statement of Income (Loss)
Revenues:
Premiums	$1,741	$2,047	$5,637	$4,341	$3,501
Policy fees	1,506	1,555	3,051	2,874	2,930
Net investment income:
Net investment income – excluding Fortitude Re funds withheld assets	4,401	4,851	9,897	9,089	9,176
Net investment income – Fortitude Re funds withheld assets	460	891	1,775	1,427	1,598
Total net investment income	4,861	5,742	11,672	10,516	10,774
Net realized gains (losses):
Net realized gains (losses) – excluding Fortitude Re funds withheld assets and embedded derivative	1,956	610	1,618	(765)	(159)
Net realized gains (losses) on Fortitude Re funds withheld assets	(183)	313	924	1,002	262
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	5,231	166	(687)	(3,978)	(5,167)
Total net realized gains (losses)	7,004	1,089	1,855	(3,741)	(5,064)
Advisory fee income	248	308	597	553	572
Other income	309	289	578	519	497
Total revenue	$15,669	$11,030	$23,390	$15,062	$13,210
Benefits and Expenses:
Policyholder benefits	2,942	3,296	8,050	6,602	5,335
Interest credited to policyholder account balances	1,781	1,741	3,549	3,528	3,614
Amortization of deferred policy acquisition costs and value of business acquired	974	488	1,057	543	674
Non-deferrable insurance commissions	325	313	680	604	564
Advisory fee expenses	136	168	322	316	322
General operating expenses	1,163	1,032	2,104	2,027	1,975
Interest expense	208	212	389	490	555
Loss on extinguishment of debt	—	229	219	10	32
Net (gain) loss on divestitures	3	—	(3,081)	—	—
Net (gain) loss on Fortitude Re transactions	—	—	(26)	91	—
Total benefits and expenses	$7,532	$7,479	$13,263	$14,211	$13,071
Income (loss) before income tax (benefit)	8,137	3,551	10,127	851	139
Income tax (benefit)	$1,618	$578	1,843	(15)	(168)
Net income (loss)	6,519	2,973	8,284	866	307
Net income attributable to non-controlling interests	155	160	929	224	257
Net income (loss) attributable to Corebridge	$6,364	$2,813	$7,355	$642	$50
Earnings Per Share
Non-GAAP Financial Measures:(1)
Adjusted revenues	8,233	9,113	20,490	17,406	16,798
Adjusted pre-tax operating income (loss)	1,121	1,887	3,685	3,194	3,584
Adjusted after-tax operating income (loss)	919	1,540	2,929	2,556	2,892
(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Financial Measures” for a discussion of these measures and a reconciliation of each to the most directly comparable GAAP measure.

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
	(in millions)
Adjusted Pre-Tax Operating Income by Segment:
Individual Retirement	588	1,134	1,895	1,942	2,010
Group Retirement	389	641	1,273	975	958
Life Insurance	48	(31)	96	146	522
Institutional Markets	202	276	584	367	322
	As of June 30,	As of December 31,
	2022	2021	2020	2019
	(in millions, except per common share data)
Balance Sheet
Assets:
Total investments	$223,790	$256,318	$260,274	$238,888
Reinsurance assets — Fortitude Re, net of allowance for credit losses and disputes	28,136	28,472	29,158	29,497
Separate account assets, at fair value	86,735	109,111	100,290	93,272
Total assets	368,271	416,212	410,155	382,476
Liabilities:
Future policy benefits for life and accident and health insurance contracts	55,682	57,751	54,660	50,490
Policyholder contract deposits	156,635	156,846	154,892	147,731
Fortitude Re funds withheld payable	28,588	35,144	36,789	34,433
Long-term debt	6,888	427	905	912
Debt of consolidated investment entities	6,776	6,936	10,341	10,166
Separate account liabilities	86,735	109,111	100,290	93,272
Total liabilities	355,122	387,284	370,323	348,797
Equity:
Corebridge Shareholders’ equity:
Common stock class A, $1.00 par value; shares authorized; shares issued	–	–	–	–
Common stock class B, $1.00 par value; shares authorized; shares issued	–	–	–	–
Additional paid-in capital	8,039	8,060	–	–
Retained earnings	14,643	8,859	–	–
Shareholder’s net investment	–	–	22,579	22,476
Accumulated other comprehensive income	(10,799)	10,167	14,653	9,329
Total Corebridge Shareholders’ equity	11,883	27,086	37,232	31,805
Non-redeemable noncontrolling interests	1,208	1,759	2,549	1,874
Total equity	13,091	28,845	39,781	33,679
The following table summarizes our normalized distributions:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019	2018	2017
Subsidiary dividends paid	1,200	600	$1,564	$540	$1,535	$2,488	$2,409
Less: Non-recurring dividends	—	—	(295)	600	(400)	(1,113)	(890)
Tax sharing payments related to utilization of tax attributes	273	368	$902	$1,026	$954	$370	$782
Normalized distributions(1)	1,473	968	2,171	2,166	2,089	1,745	2,301
(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Measures” for a discussion of this measure and a reconciliation to the most directly comparable GAAP measure.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
The summary unaudited pro forma financial data consists of unaudited pro forma condensed consolidated balance sheet information as of June 30, 2022 and unaudited pro forma condensed consolidated statement of income (loss) information for the six months ended June 30, 2022 and for the year ended December 31, 2021. The summary unaudited pro forma financial data should be read in conjunction with the information included under “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Recapitalization,” “The Reorganization Transactions,” “Certain Relationships and Related Party Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements included elsewhere in this prospectus. We believe the summary unaudited pro forma financial data presented below are useful to investors because it presents our historical results of operations for the periods presented giving effect to the Recapitalization, disposition of the affordable housing portfolio, tax deconsolidation, investment management, including our strategic partnership with Blackstone, and other costs expected to be incurred as part of the Separation, as if they had occurred or were incurred as of the dates indicated below.
The following summary unaudited pro forma financial data present the historical financial statements of the Company as if these transactions had been completed as of June 30, 2022 for purposes of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2021 for purposes of the unaudited pro forma condensed consolidated statements of income (loss).
The summary unaudited pro forma financial data are presented for informational purposes only and do not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. Actual results may differ from the summary unaudited pro forma financial data.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of June 30, 2022
(in millions, except for share data)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale	$161,949
Other bond securities	3,233
Equity securities	118
Mortgage and other loans receivable	43,125
Other invested assets	10,388
Short-term investments	4,977
Total Investments	223,790
Cash	1,032
Accrued investment income	1,755
Premiums and other receivables	1,187
Reinsurance assets — Fortitude Re	28,136
Reinsurance assets — other	2,882
Deferred income taxes	7,693
Deferred policy acquisition costs and value of business acquired	12,227
Other assets	3,324
Separate account assets	86,735
Total assets	$368,761

(in millions, except for share data)
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$55,682
Policyholder contract deposits	156,635
Other policyholder funds	3,165
Fortitude Re funds withheld payable	28,588
Other liabilities	8,758
Short-term debt	—
Long-term debt	9,358
Debt of consolidated investment entities	6,776
Separate account liabilities	86,735
Total liabilities	$355,697
Redeemable noncontrolling interest	$58
Corebridge Shareholders' equity
Class A Common stock, $1.00 par value, 180,000 shares authorized; 90,100 shares issued	—
Class B Common stock, $1.00 par value, 20,000 shares authorized; 9,900 shares issued	—
Additional paid-in capital	8,039
Retained earnings	14,558
Accumulated other comprehensive income (loss)	(10,799)
Total Corebridge Shareholders' equity	11,798
Non-redeemable noncontrolling interests	1,208
Total equity	$13,006
Total liabilities, redeemable noncontrolling interest and equity	$368,761
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) Data
(dollars in millions, except per common share data)	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Revenues:
Premiums	$1,741	$5,637
Policy fees	1,506	3,051
Net investment income:
Net investment income: excluding Fortitude Re funds withheld assets	4,401	9,441
Net investment income: Fortitude Re funds withheld assets	460	1,775
Total net investment income	$4,861	$11,216
Net Realized gains (losses):
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	1,956	1,618
Net realized gains (losses) on Fortitude Re funds withheld assets	(183)	924
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	5,231	(687)
Total Net realized gains (losses)	7,004	1,855
Advisory fee income	248	597
Other income	309	578
Total Revenues	$15,669	$22,934

(dollars in millions, except per common share data)	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Benefits and expenses:
Policyholder benefits	$2,942	$8,050
Interest credited to policyholder account balances	1,781	3,549
Amortization of deferred policy acquisition costs and value of business acquired	974	1,057
Non-deferrable insurance commissions	325	680
Advisory fees	136	322
General operating and other expenses	1,217	2,196
Interest expense	316	669
Loss on extinguishment of debt	—	219
Net (gain) loss on divestitures	3	(3,081)
Loss on Fortitude Re Reinsurance Contract	—	(26)
Total benefits and expenses	$7,694	$13,635
Income (loss) before income tax expense	7,975	9,299
Income tax expense	$1,584	$1,781
Net income (loss)	$6,391	$7,518
Less:
Net income (loss) attributable to noncontrolling interests	$155	$861
Net income (loss) attributable to Corebridge	$6,236	$6,657

Income (loss) per common share attributable to Corebridge common shareholders:
Class A — Basic and diluted	$	$
Class B — Basic and diluted	$	$

Weighted average shares outstanding:
Class A — Basic and diluted
Class B — Basic and diluted

Other pro forma data(1)
Pro forma APTOI	$959	$2,857
Pro forma AATOI	$791	$2,276
Adjusted ROAE	8.1%(2)	12.2%
(1)
APTOI, AATOI and Adjusted ROAE are non-GAAP financial measures. For our definition of APTOI, AATOI and Adjusted ROAE and the uses of such non-GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Non-GAAP Financial Measures.”

(2)	Calculated using pro forma AATOI for the six months ended June 30, 2022 on an annualized basis.

The following table presents a reconciliation of pro forma pre-tax income (loss) / net income (loss) attributable to Corebridge to pro forma APTOI / AATOI attributable to Corebridge. Pro forma adjustments a, c, d, e, and f all reduce APTOI and AATOI. Pro forma adjustment b is excluded from APTOI and AATOI:
	As of June 30, 2022				As of December 31, 2021
	Pre-tax	Total Tax (Benefit) Charge	Non- Controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- Controlling Interests	After Tax
Pro forma Pre-tax income (loss)/net income (loss) including NCI	$7,975	$1,584	$—	$6,391	$9,299	$1,781	$—	$7,518
Noncontrolling interests	$—	$—	$(155)	$(155)	$—	$—	$(861)	$(861)
Pro forma Pre-tax income (loss)/ net income attributable to Corebridge	$7,975	$1,584	$(155)	$6,236	$9,299	$1,781	$(861)	$6,657
Fortitude Re Related Items	$(5,508)	$(1,184)	$—	$(4,324)	$(2,038)	$(428)	$—	$(1,610)
Other non- Fortitude Re reconciling items(1)	$(1,508)	$(232)	$155	$(1,121)	$(4,404)	$(773)	$861	$(2,771)
Total adjustments	$(7,016)	$(1,416)	$155	$(5,445)	$(6,442)	$(1,201)	$861	$(4,381)
APTOI / AATOI	$959	$168	$—	$791	$2,857	$580	$—	$2,276
(1)
As of December 31, 2021, includes $3.1 billion of pre-tax net gain on divestitures, including disposition of the affordable housing portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Affordable Housing Sale” and Note 1 to our audited consolidated financial statements.

The following table presents a reconciliation of Pro forma Adjusted ROAE.
(in millions)	June 30, 2022	December 31, 2021
Pro forma Net income (loss) attributable to Corebridge shareholders (a)	$12,472	$6,658
Annualized or actual Pro Forma AATOI (b)	$1,582	$2,276
Pro forma Average Total Corebridge Shareholders’ equity (c)(1)	$18,743	$31,864
Pro forma Average Adjusted Book Value (d)(2)	$19,424	$18,643
Pro forma ROAE (a / c)	66.5%	20.9%
Pro forma Adjusted ROAE (b / d)(3)	8.1%	12.2%
(1)
For the period as of December 31, 2021, represents the average of historical Total Corebridge Shareholders’ equity as of December 31, 2020 and 2021 less one-half of the aggregate net income impacts of the adjustments described in notes (a), (b), (c), (d) and (e) under “Unaudited Pro Forma Condensed Consolidated Financial Information.” Similar adjustments were made to the period as of June 30, 2022.

(2)
For the period as of December 31, 2021, represents the average of historical Adjusted Book Value as of December 31, 2021 and 2020, in each case adjusted to reflect the full-year impact of the $8.3 billion dividend paid to AIG which we believe more meaningfully presents our future capital structure, less one-half of the aggregate net income impact of the adjustments described in notes (a), (b), (c), (d) and (e) under “Unaudited Pro Forma Condensed Consolidated Financial Information.” Similar adjustments were made to the period as of June 30, 2022.

(3)
Reflects an approximate two percentage point benefit in 2021 due to alternative investments performing better than our long-term expectation, net of elevated mortality due to COVID-19. For the six months ended June 30, 2022, there was no net benefit from the performance of our alternative investments, net of elevated mortality due to COVID-19.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, results of operations, financial condition and liquidity. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. The risk factors described below are not necessarily presented in order of importance. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements and Information.”
Risks Relating to Market Conditions
Rapidly increasing interest rates, changes to credit spreads and sustained low, declining or negative interest rates have materially and adversely affected, and may continue to materially and adversely affect, our profitability.
Global interest rates have been increasing, including in the United States, and in some cases, have risen rapidly after an extended period at or near historic lows.
We are exposed primarily to the following risks arising from fluctuations in interest rates:
•	mismatch between the expected duration of our liabilities and our assets;
•	impairment to our ability to earn the returns or spreads assumed in the pricing and the reserving for our products;
•	increases in certain statutory reserve requirements that are based on formulas or models that consider interest rates, which would reduce statutory capital;
•
increases in capital requirements and the amount of assets we must maintain to support statutory reserves, which would reduce surplus, due to decreases in interest rates or changes in prescribed interest rates;

•	increases in the costs of derivatives we use for hedging or increases in the volume of hedging we do as interest rates change;
•	loss related to customer withdrawals following a sharp and sustained increase in interest rates;
•
loss from reduced fee income, increased guaranteed benefit costs and accelerated deferred policy acquisition costs (“DAC”) amortization arising from fluctuations in the variable product separate account values associated with fixed income investment options due to increased interest rates or credit spread widening;

•
the reinvestment risk associated with more prepayments on mortgage-backed securities and other fixed income securities in decreasing interest rate environments and fewer prepayments in increasing interest rate environments;

•	an increase in policy loans, surrenders and withdrawals as interest rates rise; and
•
volatility in our GAAP results of operations driven by interest rate-related components of liabilities and equity related to optional guarantee benefits and the cost of associated hedges in low interest rate environments.

An increase in interest rates has and could have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed income securities that constitute a substantial portion of our investment portfolio. This in turn has and could increase the unrealized loss positions in our portfolio and adversely affect our ability to realize our deferred tax assets, thereby materially and adversely affecting our business, results of operations, financial condition and liquidity. Furthermore, rising interest rates have led to decreasing the average account value of our separate accounts and negatively impacting the fee income we earn.
In periods of rapidly increasing interest rates, such as the current interest rate environment, we may not be able to replace, in a timely manner, the investments in our general account with higher yielding investments needed to fund the higher crediting rates necessary to keep interest rate-sensitive products competitive. Therefore, we may need to accept a lower investment spread and, thus, lower profitability, or face a decline in sales and greater loss of existing contracts and related assets. Policy loans, surrenders and withdrawals also tend to increase as policyholders seek investments with higher perceived returns as interest rates rise. These impacts may result in significant cash outflows requiring that we sell investments at a time when the prices of those investments are adversely affected by the increase in interest rates, which could result in realized investment losses by selling assets in an unrealized loss position.
In addition, sustained low interest rates have negatively affected and may in the future continue to negatively affect the performance of our investments and reduce the level of investment income earned on our investment portfolios, resulting in net investment spread compression. Sustained low interest rates also result in lower asset adequacy margins and may result in the need to hold higher statutory cash flow testing reserves. We experience lower investment income as well as lower sales of new products and policies when a low or declining U.S. interest rate and credit spread environment persists, and/or interest rates turn or, in certain circumstances, remain negative across various global economies. For example, low interest rate environments have negatively affected and may in the future negatively affect sales of interest rate sensitive products in our industry and have negatively impacted the profitability of our existing business as we reinvest cash flows from investments, including due to increased calls and prepayments of fixed-rate securities and mortgage loans, at rates below the average yield of our existing portfolios. As a result, we have de-emphasized sales of interest-sensitive products in our Life Insurance segment.
Certain of our annuity and life insurance products pay guaranteed minimum interest crediting rates. We are required to pay these guaranteed minimum rates even if yields on our investment portfolio decline, with the resulting investment margin compression negatively impacting earnings. Further, we would expect more policyholders to hold policies with comparatively high guaranteed rates longer (resulting in lower than expected surrender rates) in a low interest rate environment. A prolonged low interest rate environment or a prolonged period of widening credit spreads may also subject us to an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for guaranteed living benefits (“GLBs”) and guaranteed minimum death benefits (“GMDBs”), lowering their statutory surplus, which could adversely affect our insurance subsidiaries’ ability to pay dividends to us. In addition, it may also increase the perceived value of GLBs to our policyholders, which in turn may lead to a higher rate of benefit utilization and lower than expected surrender rates of those products over time as compared to pricing assumptions. Finally, low interest rates and widening credit spreads may accelerate DAC amortization or reserve increase.
The primary source of our exposure to credit spreads is in the value of our fixed income securities. If credit spreads widen significantly, we could be exposed to higher levels of defaults and impairments. If credit spreads tighten significantly, it could result in reduced net investment income and in turn, reduced profitability, associated with new purchases of fixed maturity securities.
Tightening credit spreads would reduce the discount rates used in the principles-based statutory reserve calculation, potentially increasing statutory reserve requirements and, in turn, reducing statutory capital. Although these effects on bond fund valuation and reserve discount rates run in offsetting directions for either credit spread widening or narrowing, it is possible for one of them to outweigh the other under certain market conditions. Any of these risks could cause a material adverse effect on our business, results of operations, financial condition and liquidity.
Deterioration of economic conditions, geopolitical tensions, changes in market conditions or weakening in capital markets may materially affect our business, results of operations, financial condition, availability of capital, cost of capital and liquidity.
Our business is highly dependent on economic and capital market conditions. Weaknesses in economic conditions and capital market volatility have in the past led to, and may in the future lead to, among other consequences, a poor operating environment, erosion of consumer and investor confidence, reduced business volumes, deteriorating liquidity, declines in asset valuations and impacts on policyholder behavior that could influence reserve valuations. Further, if our investment managers, including AMG, Blackstone IM and BlackRock, fail to react appropriately to difficult market or economic conditions, our investment portfolio could incur material losses.
Key ways in which we have in the past been, and could in the future be, negatively affected by economic conditions include:
•	increases in policy withdrawals, surrenders and cancellations and other impacts from changes in policyholder behavior as compared to that assumed in pricing;
•	write-offs of DAC;
•	increases in liability for future policy benefits due to loss recognition on certain long-duration insurance and reinsurance contracts;
•	increases in costs associated with third-party reinsurance, or decreased ability to obtain reinsurance at acceptable terms; and
•	increased likelihood of, or increased magnitude of, asset impairments caused by market fluctuations.
Adverse economic conditions may result from domestic and global economic and political developments, including plateauing or decreasing economic growth and business activity, and inflationary or deflationary pressures in developed economies, including the United States, civil unrest, disruptions caused by the COVID-19 pandemic, geopolitical tensions or military action, such as the armed conflict between Ukraine and Russia and corresponding sanctions imposed by the United States and other countries, and new or evolving legal and regulatory requirements on business investment, hiring, migration, labor supply and global supply chains. These and other market, economic and political factors, including the impact of any new or prolonged government financial stimulus package, could have a material adverse effect on our business, results of operations, financial condition, capital and liquidity in many ways, including:
•	lower levels of consumer demand for and ability to afford our products that decreased and may in the future continue to decrease revenues and profitability;
•
increased credit losses across numerous asset classes that could result in widening of credit spreads and higher than expected defaults that could reduce investment asset valuations, decrease fee income and increase statutory capital requirements;

•	increased market volatility and uncertainty that could decrease liquidity with respect to our assets and increase borrowing costs and limit access to capital markets;
•	the reduction of investment income generated by our investment portfolio;
•	impeding our ability to execute strategic transactions or fulfill contractual obligations, including those under ceded or assumed reinsurance contracts;
•	increased costs associated with third-party reinsurance, or decreased ability to obtain reinsurance on acceptable terms;
•	increased levels of recapturing liabilities covered by certain reinsurance contracts, including our reinsurance contracts with Fortitude Re;
•	increasing the potential adverse impact of optional guarantee benefits included in our annuities;
•	increased frequency of life insurance claims;
•	the reduction in the availability and effectiveness of hedging instruments;
•
increased likelihood of customers choosing to defer paying premiums or stop paying premiums altogether and other impacts to policyholder behavior not contemplated in our historical pricing of our products;

•	increased costs related to our direct and third-party support services, labor and financing as a result of inflationary pressures;
•	increased policy withdrawals, surrenders and cancellations;

•	increased likelihood of disruptions in one market or asset class spreading to other markets or asset classes; and
•	limitations on business activities and increased compliance risks with respect to economic sanctions regulations relating to jurisdictions in which our businesses operate.
Furthermore, market disruptions and uncertainty as to the timing and degree of global economic conditions improvements and the risk of a recession in the United States may negatively affect our credit ratings or ratings outlook or our ability to generate or access liquidity we may need to operate our business and meet our obligations, including to pay interest on our debt, discharge or refinance our maturing debt obligations and meet the capital needs of our subsidiaries through potential capital contributions. For example, if an economic recovery is prolonged, an increased number of clients and policyholders may face difficulty paying insurance premiums, and global regulators may seek to implement new or renew existing premium deferral measures to alleviate such difficulties, which could impair our cash flows. As a holding company, we depend on dividends, distributions and other payments from our subsidiaries for our liquidity needs; these subsidiaries’ ability to pay dividends, make distributions or otherwise generate parent liquidity may be reduced to the extent they are unable to generate sufficient distributable income or in the event regulators suspend or otherwise restrict dividends or other payments from subsidiaries to parent companies.
Equity market declines or volatility may materially and adversely affect our business, results of operations, financial condition and liquidity.
Equity market declines, such as corrections and bear markets, or market volatility have, and could continue to, in addition to affecting our liability hedging strategies and programs, materially and adversely affect our investment returns, business, results of operations, financial condition, capital and liquidity. For example, equity market declines or volatility have and could, among other things, decrease the asset value of our annuity, variable life and advisory and brokerage contracts which, in turn, would reduce the amount of revenue we derive from fees, including mortality and expense fees, charged on those account and asset values. While our variable annuity business is sensitive to interest rate and credit spreads, it is also highly sensitive to equity markets, and a sustained weakness or stagnation in equity markets could decrease our revenues and earnings with respect to those products and therefore our liquidity. At the same time, for annuity contracts that include GLBs, equity market declines increase the amount of our potential financial obligations related to such GLBs and could increase the cost of executing GLB-related hedges beyond what was anticipated in the pricing of the contracts being hedged. This has resulted in an increase in reserves related to those contracts, net of any proceeds from our hedging strategies. We may not be able to effectively mitigate, including through our hedging strategies, and we may sometimes choose based on economic considerations and other factors not to fully mitigate, the equity market volatility of our portfolio. Similarly, equity market declines have also impacted GMDBs which have also resulted in a decrease in revenues and increase in the amount of our potential financial obligation related to such GMDBs.
Equity market declines and volatility may also influence policyholder behavior, which may adversely impact the levels of surrenders and withdrawals and the amounts withdrawn from our annuity, variable life and advisory and brokerage contracts or cause policyholders to reallocate a portion of their account balances to more conservative investment options (which may have lower fees), which could negatively impact our future profitability, negatively impact our liquidity or increase our benefit obligations, particularly if they were to remain in such options during an equity market increase.
Market volatility can negatively impact the value of equity securities we hold for investment, which could in turn reduce the statutory capital of certain of our insurance subsidiaries. In addition, equity market volatility could reduce demand for variable products relative to fixed products, lead to changes in estimates underlying our calculations of DAC that, in turn, could accelerate our DAC amortization and reduce our current earnings and result in changes to the fair value of our GLB liabilities, which could increase the volatility of our earnings. Lastly, periods of high market volatility or adverse conditions could decrease the availability or increase the cost of hedges, including derivatives.

COVID-19 adversely affected, and may continue to adversely affect, our business, results of operations, financial condition and liquidity, and its ultimate impact will depend on future developments, including with respect to new variants, that are uncertain and cannot be predicted.
The COVID-19 pandemic is still evolving, but it has caused significant societal disruption and created adverse economic impacts relevant to our business, such as a mortality increase as compared to pricing expectations, volatility in the capital markets, disruptions in the labor market, supply chain disruption, and an inflationary environment.
As the COVID-19 pandemic has not yet subsided, we cannot estimate the ultimate impact of the pandemic on our business, results of operations, financial condition and liquidity. We also cannot, at this time, estimate the full extent to which the pandemic has caused and may continue to cause certain risks to our business, including those discussed herein, to be heightened or realized.
Our insurance business experienced, and may continue to experience, increased claim volumes in the United States, which has seen a high number of COVID-19 cases and deaths relative to other jurisdictions. Beginning in March 2020 and continuing through 2022, we experienced an increase in mortality claims as compared to our historical pricing assumptions, which may continue until the COVID-19 pandemic subsides in its entirety. In addition, COVID-19 adversely affected our premiums and deposits in some of our product lines. If there are any future “surges” of COVID-19 variants, these impacts may continue into 2023 and beyond. Circumstances resulting from the COVID-19 pandemic, in addition to an increase in claims, may also impact utilization of benefits, lapses or surrenders of policies and payments of insurance premiums, all of which have impacted and could further impact the revenues and expenses associated with our products.
The economic impacts of the COVID-19 pandemic have and may result in policyholders cancelling insurance policies or may result in policyholders seeking sources of liquidity, such as policy loans and withdrawals, at rates greater than expected. The impacts on the economy and labor force could also cause policyholders or institutions that we serve to utilize their policies in ways that we did not price for or reserve for, thus adversely impacting our economics, including but not limited to lapse and surrender rates, premium payments and payment patterns, benefit utilization and fund allocations.
We use reinsurance to mitigate exposure and loss in a number of ways, however our reinsurers may also be adversely impacted by the long-term economic impacts of the COVID-19 pandemic, potentially causing non-payment, delayed payment and reduced availability, materially different terms and/or increased cost of reinsurance going forward.
The COVID-19 pandemic also resulted in adverse changes and developments affecting the global economy, including the significant global economic downturn and increased volatility in financial and capital markets, and lower interest rates and tighter credit spreads, individually and in the aggregate. These impacts have had, and may continue to have, negative effects on our overall investment portfolio and our ability to competitively price our products. While, to date, the short-term economic and market-related impacts of COVID-19 have been largely offset by intervention taken by governments and monetary authorities, it remains difficult to quantify the potential long-term financial impacts on our investment portfolio.
Further, in the event of a resurgence in COVID-19 cases, particularly due to the rise in cases associated with current and any future potential variants of COVID-19, there can be no assurance that governments and monetary authorities will continue to intervene in markets or provide for economic stimulus, and if they do, whether such intervention will be successful. Within our investment portfolio, there is significant exposure to certain industries negatively impacted by the economic downturn, such as offline retail, travel and transportation.
Models utilizing historic information on correlations among macroeconomic factors, our products and our investment portfolio, may not reflect the relationship between macroeconomic factors, our products and our investment portfolio in the current environment, as a result of the unique nature of the COVID-19 pandemic and the intervention by regulators and monetary authorities to mitigate the impacts on policyholders and the broader economy.
As a result of government mandated or recommended precautions to mitigate the spread of COVID-19, we implemented work-from-home business continuity plans for non-essential staff globally. We have now implemented a hybrid model whereby employees work from home as well as our offices, which, where permitted by local laws and regulations, our offices are open to fully vaccinated employees. We have protocols in place in the event a positive case occurs. These plans have also impacted our distribution organizations and wholesaler interactions with our clients across multiple channels where our business benefits from a high degree of customer interaction. Our results were in the past and may continue to be adversely impacted by these and other actions taken to contain or reduce the impact of COVID-19, and the extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. Changes in our workforce dynamics as a result of COVID-19 and government responses to the pandemic, including wage inflation, may increase our costs and the risk of errors due to turnover, remote work and inexperience. Further, if COVID-19 vaccines or their respective booster vaccines are not as effective as expected, including against new variants of COVID-19, or if the speed of distribution of vaccines and their respective booster vaccines does not match the spread of new variants of COVID-19, our business, results of operations, financial condition and liquidity could be adversely affected.
The social distancing requirements, stay-at-home orders and similar measures had a significant impact on our Individual Retirement and Life Insurance distribution organizations and wholesaler interactions with our clients across multiple channels where our business benefits from a high degree of customer interaction. As a result, we experienced declines in our retail sales, new plan acquisitions and overall customer satisfaction. Should these conditions recur, we may see further declines in such retail sales, new policy origination and overall customer satisfaction. In our Group Retirement business, where a significant part of our value proposition involves the provision of in-person financial advice, our inability to interact with current and prospective clients in an in-person environment has negatively impacted the business. These requirements have also and may continue to impact decision-making by pension consultants and pension sponsors relative to new business acquisition opportunities in our Group Retirement business. Our current and future business continuity plans, or the business continuity plans of our third-party vendors, may not be sustainable or effective.
Our business operations may also be significantly disrupted if our critical workforce, key vendors, third-party providers or other counterparties we transact business with, are unable to work effectively, including because of illness, quarantines, government and regulatory actions in response to COVID-19 or other reasons, or if the technology on which our remote business operations rely, some of which is developed and maintained by third parties, is disrupted or impaired or becomes unavailable.
Further, significant legislative and regulatory activity has occurred at both the U.S. federal and state levels, as well as globally, in response to the COVID-19 pandemic and its impact on insurance consumers. While some of these legislative and regulatory initiatives have expired, any resurgence of the COVID-19 virus may lead to a renewal of those initiatives. We cannot predict what form future legal and regulatory responses to concerns about COVID-19 and related public health issues will take, or how such responses will impact our business. We continue to actively monitor these developments and to cooperate fully with all government and regulatory authorities as they develop their responses.
Due to the evolving and disruptive nature of the COVID-19 pandemic, we could experience other potential impacts, including, but not limited to, increased mortality and morbidity expectations from longer term consequences of COVID-19 infections, potential impairment charges to the carrying amounts of goodwill and deferred tax assets. Further, new and potentially unforeseen risks beyond those described above and in other Risk Factors herein may arise as a result of the COVID-19 pandemic and the actions taken by governmental and regulatory authorities to mitigate its impact, including the provision of governmental assistance.
Risks Relating to Insurance Risk and Related Exposures
The amount and timing of insurance liability claims are difficult to predict and may exceed the related reserves for future policy benefits, or the liabilities associated with certain guaranteed benefits and indexed features accounted for as embedded derivatives at fair value.
For our business, establishment and ongoing calculations of reserves for future policy benefits and related reinsurance assets is a complex process, with significant judgmental inputs, assumptions and modeling techniques. We make assumptions regarding mortality, longevity and policyholder behavior at various points, including at the time of issuance and in subsequent reporting periods. An increase in the valuation of the liability could result to the extent emerging and actual experience deviates from these policyholder behavior assumptions. The inputs and assumptions used in connection with calculations of reserves for future policy benefits are inherently uncertain. Experience may develop adversely such that additional reserves must be established or the value of embedded derivatives may increase. Adverse experience could arise out of a number of factors, including, but not limited to, a severe short-term event, such as a pandemic or changes to policyholder behavior during stressed economic periods, or due to mis-estimation of long-term assumptions such as mortality, interest rates, credit spreads, equity market levels and volatility and persistency assumptions. Certain variables, such as policyholder behavior, are difficult to estimate and can have a significant impact on future policy benefits and embedded derivatives. We review and update actuarial assumptions at least annually, typically in the third quarter for reserves and embedded derivatives. Additionally, we regularly carry out loss recognition testing for GAAP reporting and cash flow testing for statutory reporting. For a further discussion of our loss reserves, see Note 7 and Note 21 to the audited consolidated financial statements.
Reinsurance may not be available or economical and may not be adequate to protect us against losses.
We purchase third-party reinsurance and we use reinsurance as part of our overall risk management strategy. Reinsurers may attempt to increase rates with respect to our existing reinsurance arrangements, and their ability to increase rates depends upon the terms of each reinsurance contract and the market environment when we negotiate reinsurance arrangements for our in-force and new business. An increase in reinsurance rates may affect the profitability of our insurance business. Additionally, such a rate increase could result in our recapture of the business, which may result in a need for additional reserves and increase our exposure to claims. Reinsurance for new business may be more difficult or costly to obtain in the event of prolonged or severe adverse mortality or morbidity experience. We may, at certain times, be forced to incur additional costs for reinsurance or may be unable to obtain sufficient reinsurance on acceptable terms. In the latter case, we would have to accept an increase in exposure to risk and the increase in volatility of mortality experience on a going-forward basis, reduce the maximum policy size and amount of business written by our subsidiaries or seek alternatives in line with our risk limits or a combination thereof.
The insolvency of one or more of our reinsurance counterparties, or the inability or unwillingness of such reinsurers to make timely payments under the terms of our contracts or payments in an amount equal to our expected reinsurance recoverables, could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additionally, we are exposed to credit risk with respect to our reinsurers to the extent the reinsurance receivable is not secured, or is inadequately secured, by collateral or does not benefit from other credit enhancements. We bear the risk that a reinsurer is, or may be, unable to pay amounts we have recorded as reinsurance receivables for any reason, including that:
•	the reinsurance transaction performs differently than we anticipated as compared to the original structure, terms or conditions;
•	the terms of the reinsurance contract do not reflect the intent of the parties to the contract or there is a disagreement between the parties as to their intent;
•	the terms of the contract are interpreted by a court or arbitration panel differently than expected;
•	a change in laws and regulations, or in the interpretation of the laws and regulations, materially impacts a reinsurance transaction; or
•	the terms of the contract cannot be legally enforced.
Further, we face the risk of financial responsibility for risks related to assumed reinsurance, including claims made by the ceding company.
Our subsidiaries also utilize intercompany reinsurance arrangements to provide capital benefits to their affiliated cedants. We have also begun and may continue to pursue reinsurance transactions and permitted practices to manage the capital impact of statutory reserve requirements under applicable reserving rules, including principle-based reserving (“PBR”). The application of actuarial guidelines and PBR involves numerous interpretations. If state insurance departments do not agree with our interpretations or if regulations change with respect to our ability to manage the capital impact of certain statutory reserve requirements, our statutory reserve requirements could increase, or our ability to take reserve credit for reinsurance transactions could be reduced or eliminated. Additionally, if our ratings decline, we could incur higher costs to obtain reinsurance, each of which could adversely affect sales of our products and our financial condition or results of operations.
Fortitude Re may fail to perform its obligations and the accounting treatment of our reinsurance agreements with Fortitude Re has led, and will continue to lead, to volatility in our results of operations.
As of June 30, 2022, $28.1 billion of reserves related to business written by us had been ceded to Fortitude Re under reinsurance transactions. These reserve balances are fully collateralized pursuant to the terms of the reinsurance transactions. Our subsidiaries continue to remain primarily liable to policyholders under the business reinsured with Fortitude Re. As a result, if Fortitude Re is unable to successfully operate, or other issues arise that affect its financial condition or ability to satisfy or perform its obligations to our subsidiaries, we could experience a material adverse effect on our results of operations, financial condition and liquidity to the extent the amount of collateral posted in respect of our reinsurance receivable is inadequate. Further, as is customary in similar reinsurance agreements, upon the occurrence of certain termination and recapture triggers, our subsidiaries may elect or may be required, to recapture the business ceded under such reinsurance agreements, which would result in a substantial increase to our insurance liabilities and capital requirements and may require us to raise capital to recapture such ceded business. These termination and recapture triggers include Fortitude Re becoming insolvent or being placed into liquidation, rehabilitation, conservatorship, supervision, receivership, bankruptcy or similar proceedings, certain regulatory ratios falling below certain thresholds, Fortitude Re’s failure to perform under the reinsurance agreements with us or its entry into certain transactions without receiving our consent. While we currently hold a less than 3% interest in, and have a seat on the board of Fortitude Re Bermuda, the indirect parent of Fortitude Re, our ability to influence Fortitude Re’s operations is limited.
As the reinsurance transactions between us and Fortitude Re are structured as modified coinsurance (“modco”), the manner in which we account for these reinsurance arrangements has led, and will continue to lead, to volatility in our results of operations. In modco arrangements, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., us) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as our applicable insurance subsidiaries maintain ownership of these investments, we will maintain the existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within other comprehensive income (“OCI”)). Under the modco arrangement, our applicable insurance subsidiaries have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements. As a result of changes in the fair value of the embedded derivative, we experience volatility in our GAAP net income.
Interest rate fluctuations, increased lapses and surrenders, declining investment returns and other events have and may require our subsidiaries to accelerate the amortization of DAC, and record additional liabilities for future policy benefits.
We incur significant costs in connection with acquiring new and renewing our insurance business. DAC represents deferred costs that are incremental and directly related to the successful acquisition of new business or renewal of existing business. The recovery of these costs is generally dependent upon the future profitability of the related business, but DAC amortization varies based on the type of contract. For long-duration traditional business, DAC is generally amortized in proportion to premium revenue and varies with lapse experience. Actual lapses in excess of expectations have and may result in an acceleration of DAC amortization, and therefore, adversely impact our results of operations.
DAC for investment-oriented products is generally amortized in proportion to actual and estimated gross profits. Estimated gross profits are affected by a number of factors, including levels of current and expected interest rates, net investment income (which is net of investment expenses) and credit spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience and equity market returns and volatility. If actual and/or future estimated gross profits are less than originally expected, then the amortization of these costs would be accelerated in the period this is determined and would result in a lower-than-expected profitability, potentially impacting our ability to achieve our financial goals described in “Prospectus Summary—Financial Goals” and “Business—Financial Goals.” For example, if interest rates rise rapidly and significantly, customers with policies that have interest crediting rates below the current market may seek competing products with higher returns and we may experience an increase in surrenders and withdrawals of life and annuity contracts, and thereby a strain on cash flow. Additionally, this would also result in a decrease in expected future profitability and an acceleration of the amortization of DAC, and therefore lower than expected pre-tax income earned during the then-current period.

We also periodically review products for potential loss recognition events, principally long duration products. This review involves estimating the future profitability of in-force business and requires significant management judgment about assumptions including, but not limited to, mortality, morbidity, persistency, maintenance expenses and investment returns, including net realized gains (losses). If actual experience or revised future expectations result in projected future losses, we may be required to amortize any remaining DAC and record additional liabilities through a charge to policyholder benefit expense in the then-current period, which could negatively affect our business, results of operations, financial condition and liquidity.
Risks Relating to Our Investment Portfolio and Concentration of Investments
Gross unrealized losses on fixed maturity securities may be realized or result in future impairments.
Substantially all of the fixed maturity securities we hold are classified as available-for-sale and, as a result, are reported at fair value. Unrealized gains or losses on available-for-sale securities are recognized as a component of other comprehensive income (loss) and are, therefore, excluded from net earnings. The accumulated change in estimated fair value of these available-for-sale securities is recognized in net earnings when the gain or loss is realized upon the sale of the security when it is determined that an allowance for credit losses is necessary or when all or a portion of the unrealized loss on a security is recognized. The determination of the amount of the allowance for credit losses varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. There can be no assurance that our management has accurately assessed the level of the allowance recorded, which is reflected in our financial statements. With respect to unrealized losses, we establish deferred tax assets for the tax benefit we may receive in the event that losses are realized. The realization of significant realized losses could result in an inability to recover the tax benefits and may result in the establishment of valuation allowances against our deferred tax assets. Realized losses or increases in our allowance for credit losses may have a material adverse impact on our results of operations in a particular quarterly or annual period.
The occurrence of a major economic downturn, acts of corporate malfeasance, widening credit spreads, or other events that adversely affect the issuers or guarantors of securities we own or the underlying collateral of structured securities we own could cause the estimated fair value of our fixed maturity securities portfolio and corresponding earnings to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. A ratings downgrade affecting issuers or guarantors of particular securities we hold, or similar trends that could worsen the credit quality of issuers or guarantors and cause the valuation of such securities to decline. With economic uncertainty, credit quality of issuers or guarantors could be adversely affected. Similarly, a ratings downgrade affecting a security we hold could indicate the credit quality of that security has deteriorated and could increase the capital we must hold to support that security to maintain our insurance companies’ Risk-Based Capital (“RBC”) levels. Write-downs or impairments are impacted by intent to sell, or our assessment of the likelihood that we will be required to sell, fixed maturity securities and may cause us to raise and contribute more capital to our insurance company subsidiaries to maintain RBC levels. Realized losses or allowances for credit losses on these securities may have a material adverse effect on our business, results of operations, financial condition and liquidity in, or at the end of, any quarterly or annual period.
Our valuation of investments and derivatives involves the application of methodologies and assumptions to derive estimates, which may differ from actual experience and could result in changes in investment valuations.
It has been and may continue to be difficult to value certain of our investments or derivatives which are not actively traded. There also may be cases where certain assets in normally active markets with significant observable data become inactive with insufficient observable data due to the financial environment or market conditions in effect at that time. As a result, valuations may include inputs and assumptions that are less observable or require greater estimation and judgment as well as valuation methods that are more complex. These values may not be realized in a market transaction, may not reflect the value of the asset and may change very rapidly as market conditions change and valuation assumptions are modified. Decreases in value and/or an inability to realize that value in a market transaction or other disposition may have a material adverse effect on our business, results of operations, financial condition and liquidity or lead to volatility in our profitability.

Risks Relating to Liquidity, Capital and Credit
Our ability to access funds from our subsidiaries is limited and our liquidity may be insufficient to meet our needs.
Corebridge is a holding company for all of our operations and it is a legal entity separate from our subsidiaries. We depend on dividends, distributions and other payments from our subsidiaries to fund dividends on, or repurchases of, our common stock, to pay corporate operating expenses, to make interest and principal payments due on our obligations, including outstanding debt, to pay tax or to make other investments. The majority of our assets are held by our regulated subsidiaries. The inability to receive dividends or other distributions from our subsidiaries could have a material adverse effect on our business, results of operations, financial condition and liquidity, and restrict our ability to pay dividends to our stockholders.
For our subsidiaries, the principal sources of liquidity are premiums and fees, income from our investment portfolio and other income generating assets or activities. The ability of our subsidiaries to pay dividends or other distributions to us in the future will depend on their earnings, tax considerations, covenants contained in any financing or other agreements and applicable regulatory restrictions or actions. In addition, such payments could be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and policyholders.
Specific to our insurance subsidiaries, the ability to pay dividends and make other distributions to us will depend on their ability to meet applicable regulatory standards and receive regulatory approvals, which are based in part on the prior year’s statutory income, capital and surplus, and unassigned funds (surplus) and require our insurance subsidiaries to hold a specific amount of minimum reserves in order to meet future obligations on their outstanding policies. Unassigned funds (surplus) represent the undistributed and unappropriated amount of statutory surplus at any balance sheet date (comparable to GAAP retained earnings). These regulations specify that the minimum reserves must be sufficient to meet future obligations, after giving consideration to future required premiums to be received, and are based on, among other things, certain specified mortality tables, interest rates and methods of valuation, which are subject to change. Our insurance subsidiaries regularly monitor their statutory reserves to ensure they hold sufficient amounts to cover actual or expected contract and claims payments. Requiring our insurance subsidiaries to hold additional reserves has the potential to constrain their ability to pay dividends to us. Changes in, or reinterpretations of, these regulatory standards could constrain the ability of our subsidiaries to pay dividends or to advance or repay funds in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses. If statutory earnings or statutory surplus are not sufficient for the payment of ordinary dividends, an “extraordinary” dividend may be paid only if approved, or if a 30-day waiting period has passed during which it has not been disapproved, by the commissioner or director of the insurance department of the applicable insurance company subsidiary’s state of domicile.
Our subsidiaries have no obligation to pay amounts due on the debt obligations owed by us or to make funds available to us for such payments. In particular, our subsidiaries have no obligation to pay amounts owed by us under our contractual obligations under the Commitment Letter or other agreements we entered into with affiliates of Blackstone, which may result in an increase in our direct liabilities under those contracts.
Our decision to pursue strategic changes or transactions in our business and operations may also subject our subsidiaries’ dividend plans to heightened regulatory scrutiny and could make obtaining regulatory approvals for extraordinary distributions by our subsidiaries, if any are sought, more difficult. The inability of our subsidiaries to make payments, dividends or other distributions in an amount sufficient to enable us to meet our cash requirements could have an adverse effect on our operations, and on our ability to pay dividends, repurchase our common stock and debt obligations, to meet our debt service obligations, pay our operating expenses and to meet capital and liquidity needs of our subsidiaries, including to maintain regulatory capital ratios, comply with rating agency requirements, meet unexpected cash flow obligations, satisfy capital maintenance and guarantee agreements and collateralize debt with respect to certain subsidiaries.
If our liquidity is insufficient to meet our needs, at such time, we may draw on our committed revolving credit facility or seek third-party financing, including through the capital markets, or other sources of liquidity, which may not be available or could be prohibitively expensive. The availability and cost of any additional financing at any given time depends on a variety of factors, including general market conditions, the volume of trading activities, the overall availability of credit, regulatory actions and our credit ratings and credit capacity. It is also possible that, as a result of such recourse to external financing, customers, lenders or investors could develop a negative perception of our long- or short-term financial prospects. Disruptions, volatility and uncertainty in the financial markets, and downgrades in our financial strength or credit ratings, may limit our ability to access external capital markets at times and on terms favorable to us to meet our capital and liquidity needs or prevent our accessing the external capital markets or other financing sources. If we are unable to satisfy a capital need of a subsidiary, the credit rating agencies could downgrade our subsidiary’s financial strength ratings or the subsidiary could become insolvent or, in certain cases, could be seized by its regulator.
Further, we may be required to post additional collateral in respect of our reinsurance and derivatives liabilities due to regulatory changes from time to time. The need to post this additional collateral, if significant enough, may require us to sell investments at a loss in order to provide securities of suitable credit quality or otherwise secure adequate capital at an unattractive cost. This could adversely impact our business, results of operations, financial condition and liquidity.
We have incurred and may incur additional indebtedness.
As of June 30, 2022, on a pro forma basis giving effect to the Recapitalization, we would have had $9.4 billion of indebtedness, representing a financial leverage ratio of 29.8%. We have historically relied upon AIG for financing and for other financial support functions. Following the offering, we will not be able to rely on AIG’s earnings, assets or cash flows, and we will be responsible for servicing our own indebtedness, obtaining and maintaining sufficient working capital and paying any dividends to our stockholders. In addition, despite our indebtedness levels, we may be able to incur substantially more indebtedness under the terms of our debt agreements. Any such incurrence of additional indebtedness would increase the risks created by our level of indebtedness.
Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future from operations, financing or asset sales.
Overall, our ability to generate cash is subject to general economic, financial market, competitive, legislative and regulatory factors, client behavior, our IFS rating, credit and long-term debt ratings and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be subject to increased regulatory supervision, and ultimately, receivership or similar proceedings, and we could be forced to take unfavorable actions, including significant business and legal entity restructuring, limited new business investment, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and react to changes in our industry could be impaired. In the event we default, the lenders who hold our debt could also accelerate amounts due, which could potentially trigger a default or acceleration of the maturity of our other debt.
In addition, the level of our indebtedness could put us at a competitive disadvantage compared to our competitors that are less leveraged than us. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. The level of our indebtedness could also impede our ability to withstand downturns in our industry or the economy in general.
On May 12, 2022, we entered into a $2.5 billion committed revolving credit facility and, on February 25, 2022, we entered into two delayed draw term loan facilities with an aggregate commitment of $9.0 billion. We have subsequently terminated in full one of the delayed draw term loan facilities in the aggregate principal amount of $6.0 billion and reduced commitments under the other delayed draw term loan facility from $3.0 billion to $2.5 billion. See “Recapitalization—Delayed Draw Term Loan.” The rights to borrow funds under the committed revolving credit and delayed draw term loan facilities are subject to the fulfillment of certain conditions, including compliance with all covenants and the making of certain representations and warranties. Our failure to comply with the covenants in these facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict our ability to access the facilities when needed, harm our ability to meet our obligations, restrict our ability to raise further debt and, consequently, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors outside our control.
We intend to draw on the term loan facility under the unsecured Three-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Agreement”) prior to consummation of this offering. The Three-Year DDTL Agreement matures on February 25, 2025. In addition, we have $1.0 billion of Notes (as described under “Recapitalization—Senior Notes Offering”) that mature on April 4, 2025. We may be unable to refinance our indebtedness on terms acceptable to us or at all. Market disruptions, such as those experienced in 2008, 2009 and 2020 and ongoing geopolitical concerns, as well as our indebtedness level, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to meet our short-term and long-term obligations could be adversely affected, which would have a material adverse effect on our business, financial condition, results or operations and cash flows.
We may not be able to generate cash to meet our needs due to the illiquidity of some of our investments.
We have a diversified investment portfolio. However, economic conditions, as well as adverse capital market conditions, including a lack of buyers, the inability of potential buyers to obtain financing on reasonable terms, volatility, credit spread changes, interest rate changes, foreign currency exchange rates and/or decline in collateral values have in the past impacted, and may in the future impact, the liquidity and value of our investments.
For example, we have made investments in certain securities that are generally considered less liquid, including certain fixed income securities and certain structured securities, privately placed securities, investments in private equity funds and hedge funds, mortgage loans, finance receivables and real estate. Collectively, investments in these assets had a carrying value of $53.5 billion as of June 30, 2022. The reported values of our relatively less liquid types of investments do not necessarily reflect the values achievable in a stressed market environment for those investments. If we are forced to sell certain of our assets on short notice, we could be unable to sell them for the prices at which we have recorded them or at all, and we could be forced to sell them at significantly lower prices, which could cause a material adverse effect on our business, results of operations, financial condition and liquidity. Adverse changes in the valuation of real estate and real estate-linked assets, deterioration of capital markets and widening credit spreads have in the past, and may in the future, materially adversely affect the liquidity and the value of our investment portfolios, including our residential and commercial mortgage-related securities portfolios.
In the event additional liquidity is required by one or more of our companies, it may be difficult for us to generate additional liquidity by selling, pledging or otherwise monetizing these or other of our investments at reasonable prices and time frames.
The IFS ratings of our insurance companies or our credit ratings could be downgraded.
IFS ratings are an important factor in establishing the competitive position of insurance companies. IFS ratings measure an insurance company’s ability to meet its obligations to contract holders and policyholders.
Credit rating agencies estimate a company’s ability to meet its ongoing financial obligations and high IFS and credit ratings help maintain public confidence in a company’s products, facilitate marketing of products and enhance its competitive position. Downgrades of the IFS ratings of our insurance companies, including related to changes in rating agency methodologies, could prevent these companies from selling, or make it more difficult for them to succeed in selling, products and services, make it more difficult for them to obtain new reinsurance or obtain it on reasonable pricing terms, or result in increased policy cancellations, lapses and surrenders, termination of, or increased collateral posting obligations under, assumed reinsurance contracts, or return of premiums. Under credit rating agency policies and practices concerning the relationship between parent and subsidiary ratings, a downgrade in our credit ratings could result in a downgrade of the IFS ratings of our insurance or reinsurance subsidiaries.
Similarly, under credit rating agency policies and practices, a downgrade of the IFS ratings of our insurance and reinsurance subsidiaries could also result in a downgrade in our credit ratings.
In addition, a downgrade of our long-term debt ratings by one or more of the major rating agencies, including related to changes in rating agency methodologies, could potentially increase our financing costs and collateral requirements and limit the availability of financing, which in turn could make it more difficult to refinance maturing debt obligations such as our delayed draw term loan facility and our revolving credit facility, support business growth at our insurance subsidiaries and to maintain or improve the current IFS ratings of our principal insurance subsidiaries. Additionally, a downgrade in our IFS or credit ratings could cause counterparties to limit or reduce their exposure to us and thus reduce our ability to manage our market risk exposures effectively during times of market stress. Such a downgrade could materially and adversely affect our business, results of operations, financial condition and liquidity.
In response to the announcement by AIG in October 2020 of its intention to separate the Life and Retirement business from AIG, Fitch Ratings Inc. (“Fitch”) placed the credit ratings of AIG on “Rating Watch Negative,” Moody’s Investors Service Inc. (“Moody’s”) placed the debt ratings of AIG on review for downgrade and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”) placed the credit ratings of AIG and the financial strength ratings of most of the General Insurance subsidiaries on CreditWatch with negative implications. Moody’s and Fitch affirmed the financial strength ratings and outlooks on AIG’s insurance subsidiaries. In connection with the announcement by AIG in July 2021 that it reached a definitive agreement with Blackstone, through Argon, to acquire a 9.9% equity stake in AIG’s Life and Retirement business, Moody’s lowered its debt ratings of AIG to Baa2 from Baa1 and assigned a stable outlook. Moody’s also revised the outlook on the A2 financial strength ratings of AIG’s Life and Retirement subsidiaries, to be transferred to us, to negative from stable. On March 4, 2022, Fitch affirmed the credit ratings of AIG's life and retirement subsidiaries at A+. On March 31, 2022, Fitch assigned a BBB+ senior long-term debt rating to us. On March 29, 2022, S&P affirmed its A+ ratings on AGL, USL and VALIC, revising the outlook from CreditWatch developing to stable. On May 20, 2022, S&P reaffirmed the A+ ratings on AGL, USL and VALIC and BBB+ senior long-term debt rating for Corebridge Financial, Inc. On March 29, 2022, Moody’s affirmed its A2 ratings on our subsidiaries and revised our outlook from negative to stable. On March 31, 2022, Moody’s assigned a Baa2 senior long-term debt rating to us. A downgrade in our credit and debt ratings or those of AIG would negatively impact our business, results of operations, financial condition and liquidity.
For information on our credit ratings, see “Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Ratings.”
Our participation in a securities lending program and a repurchase program subjects us to liquidity and other risks.
We participate in a securities lending program whereby securities are loaned to third-party borrowers. We generally obtain cash collateral in an amount based upon the estimated fair value of the loaned securities. A return of loaned securities by a borrower requires us to return the cash collateral associated with such loaned securities. In some cases, the fair value of the securities held as collateral could be below the amount of cash collateral we received, and we must return some cash collateral. Additionally, we contribute the cash collateral we receive to cash management, contingent liquidity and hedging programs. In some cases, if our securities lending arrangements are terminated earlier than their maturity date, we may be required to return cash collateral earlier than anticipated, resulting in less cash available for such contributions. We also participate in a repurchase program for our investment portfolio whereby we sell fixed income securities to third-party repurchase counterparties, primarily major brokerage firms and commercial banks, with a concurrent agreement to repurchase substantially similar securities at a predetermined price and future date.
At all times during the term of the repurchase agreements, cash collateral, received and returned on a daily basis, is required to be maintained at a level that is sufficient to allow us to fund substantially all of the cost of purchasing replacement securities. In some cases, the fair value of the securities could be below the agreed repurchase price and we must provide additional cash collateral. Additionally, we invest the cash collateral we receive from the repurchase program in certain long-dated corporate bonds. If we are required to return cash collateral under the repurchase program earlier than expected, we may need to sell those bonds at a price lower than anticipated and may have less cash available for investing in long-dated corporate bonds. Further, we may be unable to roll over each arrangement under the repurchase program if the relevant counterparty refuses such rollover.
Under both programs, market conditions on the maturity date could limit our ability to enter into new agreements. Our inability to enter into new securities lending or repurchase agreements would require us to return the cash collateral proceeds associated with such transactions on the maturity date.

If we are required to return significant amounts of cash collateral and are forced to sell securities to meet the return obligation, we could have difficulty selling securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. The repurchase and securities lending programs we manage are subject to technical and fundamental market risks which can broadly impact the finance markets. Under adverse capital market and economic conditions such as those currently being experienced in the United States, liquidity could broadly deteriorate, which would further restrict our ability to sell securities and require us to provide additional collateral and sell securities for less than the price at which we recorded them, which could cause a material adverse effect on our business, results of operations, financial condition and liquidity.
Changes in the method for determining LIBOR and the continuing phase out of LIBOR and uncertainty related to LIBOR replacement rates may affect our business, results of operations, financial condition and liquidity.
We have significant assets, liabilities and obligations with interest rates tied to the London Interbank Offered Rate (“LIBOR”) for U.S. dollars and other currencies. Starting January 1, 2022, all LIBOR settings either ceased to be provided by any administrator, or are no longer representative for all non-U.S. dollar LIBOR settings and one-week and two-month U.S. dollar (“USD”) LIBOR settings, and immediately after June 30, 2023 will no longer be representative for the remaining USD LIBOR settings, absent subsequent action by the relevant authorities. In addition, while GBP and JPY LIBOR are currently being reported on a synthetic basis for certain tenors, there can be no assurance that such non-USD synthetic LIBOR or USD LIBOR will remain available in the future.
Significant recommendations as to alternative rates and as to protocols have been advanced, and continue to be advanced, by various regulators and market participants, including the Alternative Reference Rates Committee of the United States Federal Reserve (“ARRC”), the International Swaps and Derivatives Association (“ISDA”), the UK Financial Conduct Authority (“FCA”) and the U.S. Congress, and legislative action by the State of New York. There can be no assurance that the various recommendations or legislative action will be accepted or implemented by the market, or in the case of regulatory and legislative actions addressing certain agreements containing LIBOR rates, will be effective at preventing or mitigating disruption as a result of the cessation of LIBOR. In particular, for U.S. dollar LIBOR, the ARRC has selected the Secured Overnight Financing Rate (“SOFR”) as its preferred replacement benchmark and has formally recommended, in limited cases, a term rate based on SOFR. Additionally, on March 15, 2022, President Biden signed into law the “Adjustable Interest Rate (LIBOR) Act,” as part of the Consolidated Appropriations Act, 2022, which provides for a transition to a replacement rate selected by the Board of Governors of the Federal Reserve System in the event a contract referencing LIBOR does not have a fallback or replacement rate provision in effect when LIBOR is retired, or a replacement rate is not selected by a determining person as defined by the statute. Both ARRC and ISDA have taken significant steps toward implementing various fallback provisions and protocols; and for British pound sterling, relevant authorities have promoted use of Sterling Overnight Index Average (“SONIA”) as a replacement for LIBOR. However, the market transition away from LIBOR to alternative reference rates, including SOFR or SONIA, is complex and could result in disruptions, among other things, due to differences between LIBOR (an unsecured forward-looking term rate) and alternative rates that are based on historical measures of overnight secured rates; due to failure of market participants to fully accept such alternative rates; or due to difficulties in amending legacy LIBOR contracts or implementing processes for determining new alternative rates.
The consequences of LIBOR reform could adversely affect the market for LIBOR-based securities, the payment obligations under our existing LIBOR-based liabilities and our ability to issue funding agreements bearing a floating rate of interest, as well as the value of financial and insurance products tied to LIBOR, our investment portfolio or the substantial amount of derivatives contracts we use to hedge our assets, insurance and other liabilities.
Our actions taken to address the transition from LIBOR for U.S. dollar and other currencies and to mitigate potential risks include, among other things, ensuring new legal contracts, existing legal contracts if necessary and our asset and debt issuances include appropriate LIBOR fallback provisions and identifying fallback provisions in existing contracts and investments which mature after the relevant LIBOR phase-out date; updating valuation and actuarial models that utilize LIBOR; determining the impact of new accounting and tax requirements; adjusting applicable technology applications to be able to support both LIBOR and new alternative rates; and executing and monitoring trades (including test transactions) for derivatives, assets and debt issuances utilizing the new alternative reference rates. We cannot, however, be certain that these measures will effectively mitigate potential risks related to the transition from LIBOR. In addition, we anticipate there may be additional risks to our current processes and information systems that will need to be identified and evaluated by us. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms could materially and adversely affect our business, results of operations, financial condition and liquidity.
Non-performance or defaults by counterparties may expose us to credit risk.
We are exposed to credit risk arising from exposures to various counterparties related to investments, derivatives, premiums receivable and reinsurance recoverables. These counterparties include, but are not limited to, issuers of fixed income and equity securities we hold, borrowers of loans we hold, customers, plan sponsors, trading counterparties, counterparties under swaps and other derivative instruments, reinsurers, joint venture partners, clearing agents, exchanges, clearing houses, custodians, brokers and dealers, commercial banks, investment banks, intra-group counterparties with respect to derivatives and other third parties, financial intermediaries and institutions, and guarantors. These counterparties may default on their obligations to us due to bankruptcy, insolvency, receivership, financial distress, lack of liquidity, adverse economic conditions, operational failure, fraud, government intervention and other reasons. In addition, for exchange-traded derivatives, such as futures, options as well as “cleared” over-the-counter derivatives, we are generally exposed to the credit risk of the relevant central counterparty clearing house and futures commission merchants through which we clear derivatives. For uncleared over-the-counter derivatives, we are also generally exposed to the credit risk of the third-party custodians at which margin collateral that we post, or is posted to us by our counterparties, is held as a result of regulatory requirements. With respect to transactions in which we acquire a security interest in collateral owned by the borrower, our credit risk could be exacerbated when the collateral cannot be realized or if we cannot offset our exposures through derivative transactions, reinsurance and underwriting arrangements, unsecured money market and prime funds and equity investments. In addition, we assume pension obligations from plan sponsors, including obligations in respect of current employees of the plan sponsor. If the plan sponsor experiences financial distress that results in bankruptcy or significant terminations or otherwise experiences substantial turnover of employees active under the plan, such employees may be entitled to rights under the pension plan, such as lump-sum payments. To the extent that a plan sponsor experiences a significant turnover event, we may not achieve the targeted return expected at the time the PRT transaction was priced. Further, we invest on a short-term basis the cash collateral pledged to us by our derivative instruments counterparties in unsecured money markets and prime funds and in bank demand deposit accounts, which exposes us to the credit risk of financial institutions where we invest funds received as collateral. Any resulting loss or impairments to the carrying value of these assets or defaults by these counterparties on their obligations to us could have a material adverse effect on our business, results of operations, financial condition and liquidity.
An insolvency of, or the appointment of a receiver to rehabilitate or liquidate, a significant competitor could negatively impact our business if such appointment were to impact consumer confidence in our products and services. Additionally, if the underlying assets supporting the structured securities we invest in are expected to default or actually default on their payment obligations, our securities may incur losses.
Our exposure to credit risk may be exacerbated in periods of market or credit stress, as derivative counterparties take a more conservative view of their acceptable credit exposure to us, resulting in reduced capacity to execute derivative-based hedges when we need it most.
Risks Relating to Business and Operations
Pricing for our products is subject to our ability to adequately assess risks and estimate losses.
We seek to price our products such that premiums, policy fees, other policy charges and future net investment income earned on assets will result in an acceptable profit in excess of expected claims driven by policyholder deaths and behavior (such as exercising options and guarantees in the policy or allowing their policy to lapse), assumed expenses, taxes and the cost of capital.
Our business is dependent on our ability to price our products effectively and charge appropriate fees and other policy charges. Pricing adequacy depends on a number of factors and assumptions, including proper evaluation of insurance risks, our expense levels, expected net investment income to be realized, our response to rate actions taken by competitors, our response to actions by distributors, legal and regulatory developments, and long-term assumptions regarding interest rates, credit spreads, investment returns, operating costs and the expected persistency of certain products, which is the probability that a policy will remain in force from one period to the next. For example, some of our life insurance policies and annuity contracts provide management the limited right to adjust certain non-guaranteed charges or benefits and interest crediting rates if necessary, subject to guaranteed minimums or maximums, and the exercise of these rights could result in reputational and/or litigation risk.
Management establishes target returns for each product based upon these factors, certain underwriting assumptions and capital requirements, including statutory, GAAP and economic capital models. We monitor and manage pricing and sales to achieve target returns on new business, but we may not be able to achieve those returns due to the factors discussed above. Profitability from new business emerges over a period of years, depending on the nature of the product, and is subject to variability as actual results may differ from pricing assumptions.
Our profitability depends on multiple factors, including the impact of actual mortality, longevity, morbidity and policyholder behavior experience as compared to our assumptions; the adequacy of investment margins; our management of market and credit risks associated with investments, including the cost of hedging; our ability to maintain premiums and contract charges at a level adequate to cover mortality, benefits and contract administration expenses; the adequacy of contract charges and availability of revenue from providers of investment options offered in variable contracts to cover the cost of product features and other expenses; and management of operating costs and expenses. Inadequate pricing and the difference between estimated results of the above factors compared to actual results could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Guarantees within certain of our products may increase the volatility of our results.
Certain of our annuity and life insurance products include features that guarantee a certain level of benefits, including guaranteed minimum death benefits, guaranteed living benefits, including guaranteed minimum income benefits, and products with guaranteed interest crediting rates, including crediting rate guarantees tied to the performance of various market indices. Many of these features are accounted for at fair value as embedded derivatives under GAAP, and they have significant exposure to capital markets and insurance risks. An increase in valuation of liabilities associated with the guaranteed features results in a decrease in our profitability and depending on the magnitude of any such increase, could materially and adversely affect our financial condition, including our capitalization, as well as the financial strength ratings.
We employ a capital markets hedging strategy to partially offset the economic impacts of movements in equity, interest rate and credit markets, however, our hedging strategy may not effectively offset movements in our GAAP and statutory surplus and may otherwise be insufficient in relation to our obligations. Furthermore, we are subject to the risk that changes in policyholder behavior or actual levels of mortality/longevity as compared to assumptions in pricing and reserving, combined with adverse market events, could produce losses not addressed by the risk management techniques employed. These factors, individually or collectively, may have a material adverse effect on our business, results of operations, financial condition and liquidity including our ability to receive dividends from our operating companies.
Changes in interest rates result in changes to the fair value liability. All else being equal, higher interest rates generally decrease the fair value of our liabilities, which increases our earnings, while low interest rates generally increase the fair value of our liabilities, which decreases our earnings. A prolonged low interest rate environment or a prolonged period of widening credit spreads may also subject us to increased hedging costs or an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for our liabilities, lowering their statutory surplus, which would adversely affect their ability to pay dividends. In addition, it may also increase the perceived value of our benefits to our policyholders, which in turn may lead to a higher than expected benefit utilization and persistency of those products over time.
Differences between the change in fair value of the GAAP embedded derivatives, as well as associated statutory and tax liabilities, and the value of the related hedging portfolio may occur and can be caused by movements in the level of equity, interest rate, and credit markets, market volatility, policyholder behavior, and mortality/longevity rates that differ from our assumptions and our inability to purchase hedging instruments at prices consistent with the desired risk and return trade-off. In addition, we may sometimes choose, based on economic considerations and other factors, not to mitigate these risks. The occurrence of one or more of these events has in the past resulted in, and could in the future result in, an increase in the fair value of liabilities associated with the guaranteed benefits without an offsetting increase in the value of our hedges, or a decline in the value of our hedges without an offsetting decline in our liabilities, thus reducing our results of operations and shareholders’ equity.
Our use of derivative instruments to hedge market risks associated with our liabilities exposes us to counterparty credit risk.
Our risk management strategy seeks to mitigate the potential adverse effects of changes in capital markets, specifically changes in equity markets, foreign exchange rates and interest rates on guarantees related to variable annuities, fixed index annuities and index universal life insurance, and liability guarantees associated with our GLBs for certain products such as variable annuities, fixed index annuities and fixed annuities. The strategy primarily relies on hedging strategies using derivatives instruments and, to a lesser extent, reinsurance.
Derivative instruments primarily composed of futures, swaps, and options on equity indices and interest rates are an essential part of our hedging strategy and are selected to provide a measure of economic protection. We utilize a combination of short-term and longer-term derivative instruments to have a laddered maturity of protection and reduce rollover risk during periods of market disruption or higher volatility. As of June 30, 2022, notional amounts on our derivative instruments totaled $220 billion. We manage the potential credit exposure for derivative instruments through utilization of financial exchanges, ongoing evaluation of the creditworthiness of counterparties, the use of ISDA and collateral agreements, and master netting agreements.
In connection with our hedging program, we may decide to seek the approval of applicable regulatory authorities to permit us to increase our limits with respect to derivatives transactions used for hedging purposes consistent with those contemplated by the program. No assurance can be given that any of our requested approvals will be obtained and whether, if obtained, any such approvals will not be subject to qualifications, limitations or conditions. If our capital is depleted in the event of persistent market downturns, we may need to replenish it by holding additional capital, which we may have allocated for other uses, or purchase additional hedging protection through the use of more expensive derivatives with strike levels at then-current market levels. Under our hedging strategy, period-to-period changes in the valuation of our hedges relative to the guaranteed liabilities may result in significant volatility to certain of our profitability measures, which in certain circumstances could be more significant than has been the case historically.
In addition, hedging instruments we enter into may not effectively offset changes in economic values of the guarantees within certain of our annuity products or may otherwise be insufficient in relation to our obligations. For example, in the event that derivatives counterparties or central clearinghouses are unable or unwilling to honor their obligations, we remain liable for the guaranteed liability benefits.
The cost of our hedging program may be greater than anticipated because adverse market conditions can limit the availability and increase the costs of the derivatives we intend to employ, and such costs may not be recovered in the pricing of the underlying products we offer. Our transactions with financial and other institutions generally specify the circumstances under which either party is required to pledge collateral related to any change in the market value of the derivative instruments. The amount of collateral, or a total of initial and variation margins, we are required to post under these agreements could increase under certain circumstances, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
The above factors, individually or in the aggregate, may have a material adverse effect on our financial condition and results of operations, our profitability measures as well as impact our capitalization, our distributable earnings, our ability to receive dividends from our operating companies and our liquidity. These impacts could then in turn impact our RBC ratios and our financial strength ratings.
We may experience difficulty in marketing and distributing our Individual Retirement and Life Insurance products through our current and future distribution channels, and the use of third parties may result in additional liabilities.
Although we distribute our products through a wide variety of distribution channels in our Individual Retirement and Life Insurance segments, we maintain relationships with a number of key distributors, which results in certain distributor concentration. Distributors have in the past, and may in the future, elect to renegotiate the terms of existing relationships such that those terms may not remain attractive or acceptable to us, limit the products they sell, including the types of products offered by us, or otherwise reduce or terminate their distribution relationships with us with or without cause. This could be due to various reasons, such as uncertainty related to this offering, industry consolidation of distributors or other industry changes that increase the competition for access to distributors, developments in laws or regulations that affect our business or industry, including the marketing and sale of our products and services, adverse developments in our business, the distribution of products with features that do not meet minimum thresholds set by the distributor, strategic decisions that impact our business, adverse rating agency actions or concerns about market-related risks.
Alternatively, renegotiated terms may not be attractive or acceptable to distributors, or we may terminate one or more distribution agreements due to, for example, a loss of confidence in, or a change in control of, one of the third-party distributors. An interruption or reduction in certain key relationships could materially affect our ability to market our products and could materially and adversely affect our business, results of operations, financial condition and liquidity.
Key distribution partners could merge, consolidate, change their business models in ways that affect how our products are sold, or terminate their distribution contracts with us, or new distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. For example, in the year ended December 31, 2021, our top 10 distribution partners in our Individual Retirement business represented 57% of our sales, and our largest distribution partner represented 10% of our sales. An increase in bank, wirehouse and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market our Individual Retirement annuity products through these channels.
Also, if we are unsuccessful in attracting, retaining and training key distribution partners, or are unable to maintain our distribution relationships, our sales could decline, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, substantially all of our distributors are permitted to sell our competitors’ products. If our competitors offer products that are more attractive than ours or pay higher commission rates to the distribution partners than we do, these distribution partners could concentrate their efforts in selling our competitors’ products instead of ours.
In addition, we can, in certain circumstances, be held responsible for the actions of our third-party distributors, including broker-dealers, registered representatives, insurance agents and agencies and marketing organizations, and their respective employees, agents and representatives, in connection with the marketing and sale of our products by such parties in a manner that is deemed not compliant with applicable laws and regulations. This is particularly acute with respect to unaffiliated distributors where we may not be able to directly monitor or control the manner in which our products are sold through third-party firms despite our training and compliance programs. Further, misconduct by employees, agents and representatives of our broker-dealer subsidiaries in the sale of our products could also result in violations of laws by us or our subsidiaries, regulatory sanctions and serious reputational or financial harm to us. The precautions we take to prevent and detect the foregoing activities may not be effective. If our products are distributed to customers for whom they are unsuitable or distributed in a manner deemed inappropriate, we could suffer reputational and/or other financial harm to our business.
We may experience difficulty in sales and asset retention with respect to our Group Retirement segment as a result of the highly competitive nature of the business, consolidation of plan sponsors, and the potential for redirection of plan sponsor assets to other providers.
Plan sponsors, our customers in our Group Retirement segment, have in the past, and may in the future, elect to renegotiate the terms of existing relationships such that those terms may not remain attractive or acceptable to us, limit the products or services they offer to their plan participants, including the types of products and advisory services offered by us, or otherwise reduce or terminate their relationships with us. This could arise as a result of the consolidation of plan sponsors (most recently in the healthcare industry) or the redirection of assets to other providers who may provide more favorable terms. Such renegotiation or termination with respect to plans that significantly contribute to our profitability could have a greater impact on our overall profitability. In the case of employer-sponsored plans, the impact can also vary depending on whether existing plan accounts remain with us, are transferred at the direction of the plan sponsor or are transferred at the direction of individual plan participants.
Additionally, both public and private plan sponsors, continue to experience financial difficulty and some may reduce costs through, among other actions and strategies, headcount reductions or the rebalancing of their workforce in favor of part-time employees who are ineligible for retirement benefits. The financial stress on such plan sponsors is often exacerbated by reductions in governmental funding sources.
Given these challenges, our premiums and deposits may fail to grow, which could adversely affect our business, results of operations, financial condition and liquidity.
Third parties we rely upon to provide certain business and administrative services on our behalf may not perform as anticipated.
As part of our continuing focus on reducing expenses, we have increasingly used outsourcing strategies and third-party providers to realize cost efficiencies through the transformation of operational and back office processes and the delivery of contracted services in a broad range of areas. Such areas include, but are not limited to, the administration or servicing of certain policies and contracts, finance, actuarial, information technology and operational functions and investment advisory and management services for certain funds, plans and retail advisory programs we offer as well as our own investments.
We periodically negotiate provisions and renewals of these third-party relationships, and there can be no assurance that such terms will remain acceptable to us, such third parties or regulators. If our third-party providers experience disruptions, fail to meet applicable licensure requirements, do not integrate with our facilities when providing services from our premises, do not perform as anticipated or in compliance with applicable laws and regulations, terminate or fail to renew our relationships, or such third-party providers in turn rely on services from another third-party provider, who experiences disruptions, fails to meet licensure requirements, does not perform or comply with applicable laws or regulations, or terminates or does not renew its contractual relationships, we may experience operational difficulties, an inability to meet obligations (including, but not limited to, contractual, legal, regulatory or policyholder obligations), a loss of business, increased costs or reputational harm, compromises to our data integrity, or suffer other negative consequences, all of which may have a material adverse effect on our business, consolidated results of operations, liquidity and financial condition. Some of these providers are located outside the United States, which exposes us to business disruptions and political risks inherent when conducting business outside of the United States.
Third parties performing regulated activities on our behalf, such as sales, underwriting, servicing of products, claims handling, and retail and fund investment advisory services could pose a heightened risk, as we may be held accountable for third-party conduct, including conduct that is not in compliance with applicable law.
Third parties and affiliates who manage our investments are required to maintain information technology and other operational systems to record and process transactions with respect to the investment portfolios of our insurance company subsidiaries, which includes providing information to us to enable us to value our investment portfolio that may affect our GAAP or U.S. statutory accounting principles financial statements. Our investment managers could experience a failure of these systems, their employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner, or their employees or agents could fail to complete all necessary data reconciliation or other conversation controls when implementing a new software system or modifications to an existing system. The maintenance and implementation of these systems by our investment managers is not within our control. Should their systems fail to accurately record information pertaining to the investment portfolios of our insurance company subsidiaries, we may inadvertently include inaccurate information in our financial statements and experience a lapse in our internal control over financial reporting, and such failure could have a material adverse effect on our business, results of operations, financial condition and liquidity.
We are exposed to certain risks if we are unable to maintain the availability of our critical technology systems and data and safeguard the confidentiality and integrity of our data, which could compromise our ability to conduct business.
We use information technology systems, infrastructure and networks and other operational systems to store, retrieve, evaluate and use customer, employee, and company data and information. Our business is highly dependent on our ability to access these systems to perform necessary business functions. In the event of a natural disaster, a computer virus, unauthorized access, a terrorist attack, cyber-attack or other disruption, our systems and networks may be inaccessible to our employees, customers or business partners for an extended period of time, and we may be unable to meet our business obligations for an extended period of time if our data or systems are disabled, manipulated, destroyed or otherwise compromised. Additionally, some of our systems and networks are older, legacy-type systems that are less efficient and require an ongoing commitment of significant resources to maintain or upgrade. Supply chain disruptions or delays could prevent us from maintaining and implementing changes, updates and upgrades to our systems and networks in a timely manner or at all. System and network failures or outages could compromise our ability to perform business functions in a timely manner, which could harm our ability to conduct business, hurt our relationships with our business partners and customers and expose us to legal claims as well as regulatory investigations and sanctions, any of which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Some of these systems and networks also rely upon third-party systems, which themselves may rely on the systems of other third parties. Problems caused by, or occurring in relation to, our third-party providers and systems, including those resulting from breakdowns or other disruptions in information technology services provided by a third-party provider, our inability to acquire third-party services on commercially acceptable terms, failure of a third-party provider to provide current or higher volumes of required services or cyber-attacks and security breaches, may in the future materially and adversely affect our business, results of operations, financial condition and liquidity.
Like other companies, the systems and networks we maintain and third-party systems and networks we use have in the past been, and will likely in the future be, subject to or targets of unauthorized or fraudulent access, including physical or electronic break-ins or unauthorized tampering, as well as attempted cyber and other security threats and other computer-related penetrations such as “denial of service” attacks, phishing, untargeted but sophisticated and automated attacks, and other disruptive software. Also, like other companies, we have an increasing challenge of attracting and retaining highly qualified security personnel to assist us in combatting these security threats. The frequency and sophistication of such threats continue to increase and often become further heightened in connection with geopolitical tensions.
We continuously monitor and develop our information technology networks and infrastructure in an effort to prevent, detect, address and mitigate the risk of threats to our data, systems and networks, including malware and computer virus attacks, ransomware, unauthorized access, business e-mail compromise, misuse, denial-of-service attacks, system failures and disruptions. There is no assurance that our security measures, including information security policies, administrative, technical and physical controls and other actions designed as preventative will provide fully effective protection from such events. We maintain insurance to cover operational risks, such as cyber risk and technology outages, but this insurance may not cover all costs associated with the consequences of personal, confidential or proprietary information being compromised. In the case of a successful ransomware attack in which our data and information restore control processes are not effective, our information could be held hostage until a ransom, which may be significant, is paid for retrieval of the stolen information. In some cases, such compromise may not be immediately detected, which may make it difficult to recover critical services, damage assets and compromise the integrity and security of data including our policyholder, employee, agent and other confidential information processed through our systems and networks. Additionally, since we rely heavily on information technology and systems and on the integrity and timeliness of data to run our businesses and service our customers, any such compromise or security event may impede or interrupt our business operations and our ability to service our customers, and otherwise may materially and adversely affect our business, results of operations, financial condition and liquidity.
We are continuously evaluating and enhancing systems and processes. These continued enhancements and changes, as well as changes designed to update and enhance our protective measures to address new threats, may increase the risk of a system or process failure or the creation of a gap in the associated security measures. Any such failure or gap could materially and adversely affect our business, results of operations, financial condition and liquidity.
We routinely transmit, receive and store personal, confidential and proprietary information by email and other electronic means. Although we attempt to keep such information confidential and secure, we may be unable to do so in all events, especially with clients, vendors, service providers, counterparties and other third parties who may not have or use appropriate controls to protect personal, confidential or proprietary information. The compromise of personal, confidential or proprietary information could cause a loss of data, give rise to remediation or other expenses, expose us to liability under U.S. and international laws and regulations, and subject us to litigation, investigations, sanctions, and regulatory and law enforcement action, and result in reputational harm and loss of business, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Furthermore, certain of our business lines are subject to compliance with laws and regulations enacted by U.S. federal and state governments, the EU, UK, Bermuda or other jurisdictions or enacted by various regulatory organizations or exchanges relating to the privacy and security of the information of clients, employees or others. The variety of applicable privacy and information security laws and regulations exposes us to heightened regulatory scrutiny and requires us to incur significant technical, legal and other expenses in an effort to ensure and maintain compliance and will continue to impact our business in the future by increasing legal, operational and compliance costs. While we have taken steps to comply with privacy and information security laws, we cannot guarantee that our efforts will meet the evolving standards imposed by data protection authorities. If we are found not to be in compliance with these privacy and security laws and regulations, we may be subject to additional potential private consumer, business partner or securities litigation, regulatory inquiries and governmental investigations and proceedings, and we may incur damage to our reputation. Any such developments may subject us to material fines and other monetary penalties and damages, divert management’s time and attention and lead to enhanced regulatory oversight, any of which could have a material adverse effect on our business, results of operations, financial condition and liquidity. Additionally, we expect that developments in privacy and cybersecurity worldwide will increase the financial and reputational implications following a significant breach of our or our third-party suppliers’ information technology systems. New and currently unforeseen regulatory issues could also arise from the increased use of emerging technology, data and digital services. If we are found not to be in compliance with these laws and regulations concerning emerging technology, data and digital services, we could be subjected to significant civil and criminal liability and exposed to reputational harm.
In addition, the Securities and Exchange Commission (“SEC”) in 2022 recently released proposed rules enhancing disclosure requirements for publicly registered companies and for investment advisers and funds, covering cybersecurity risk and management, which if adopted as proposed, could result in additional compliance costs. See “Business—Regulation—U.S. Regulation—Privacy, Data Protection and Cybersecurity.”
We have been required to further rely on our technology systems as a result of the fact that all non-essential staff were transitioned to a remote work environment in response to the COVID-19 pandemic and thus, the risk of a gap in our security measures and the risk of a system or process failure is heightened.
In connection with our separation from AIG, we will transition to separate information systems and will be responsible for our own cybersecurity. Any of the foregoing risks may be exacerbated by the separation and related transition.
We may face increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders regarding environmental, social and governance matters.
There is increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders on environmental, social and governance (“ESG”) practices and disclosures, including those related to environmental stewardship, climate change, diversity, equity and inclusion, racial justice and workplace conduct. Legislators and regulators have imposed and likely will continue to impose ESG-related legislation, rules and guidance, which may conflict with one another and impose additional costs on us, impede our business opportunities or expose us to new or additional risks. For example, the SEC has proposed new ESG reporting rules which would apply to us after this offering and which, if adopted as proposed, could result in additional compliance and reporting costs. See “Business—Regulation—U.S. Regulation—Climate Change.” Moreover, certain organizations that provide information to investors have developed ratings for evaluating companies on their approach to different ESG matters, and unfavorable ratings of our company or our industry may lead to negative investor sentiment and the diversion of investment to other companies or industries. If we are unable to meet these standards or expectations, whether established by us or third parties, it could result in adverse publicity, reputational harm, or loss of customer and/or investor confidence, which could adversely affect our business, results of operations, financial condition and liquidity.

Our risk management policies and procedures may prove to be ineffective and leave us exposed to unidentified or unanticipated risk.
We have developed and continue to enhance enterprise-wide risk management policies and procedures to identify, monitor and mitigate risk to which we are exposed. Many of our methods of identifying, measuring, underwriting and managing risks are based upon our study and use of historical market, applicant, customer, employee and bad actor behavior or statistics based on historical models. As a result, these methods may not accurately predict future exposures from events such as a major financial market disruption as the result of a natural or manmade disaster like a climate-related event or terrorist attack, that could be significantly different than the historical measures indicate, and which could also result in a substantial change in policyholder behavior and claims levels not previously observed. We have and will continue to enhance our life insurance underwriting process, including, from time to time, considering and integrating newly available sources of data to confirm and refine our traditional underwriting methods. Our efforts at implementing these improvements may not, however, be fully successful, which may adversely affect our competitive position. We have also introduced new product features designed to limit our risk and taken actions on in-force business, which may not be fully successful in limiting or eliminating risk. We may take additional actions on our in-force business, including adjusting crediting rates and cost of insurance, which may not be fully successful in maintaining profitability and which may result in litigation. Moreover, our hedging programs and reinsurance strategies that are designed to manage market risk and mortality risk rely on assumptions regarding our assets, liabilities, general market factors and the creditworthiness of our counterparties that could prove to be incorrect or inadequate. Our hedging programs utilize various derivative instruments, including but not limited to equity options, futures contracts, interest rate swaps and swaptions, as well as other hedging instruments, which may not effectively or completely reduce our risk; and assumptions underlying models used to measure accumulations and support reinsurance purchases may be proven inaccurate and could leave us exposed to larger than expected catastrophic losses in a given year. In addition, our current business continuity and disaster recovery plans are based upon our use of historical market experiences and models, and customer, employee and bad actors’ behavior and statistics, and accordingly may not be sufficient to reduce the impact of cyber risks, including ransomware, natural catastrophic events or fraudulent attacks, such as account take-over, that are beyond the level that historical measures indicate and greater than our anticipated thresholds or risk tolerance levels. Other risk management methods depend upon the evaluation of information regarding markets, clients, or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events, such as new and frequently updated regulatory requirements across the United States and internationally, primarily from the Prudential Regulation Authority (the “PRA”), the Bermuda Monetary Authority (the “BMA”) and The Bank of Ireland, each jurisdiction mandating specified requirements with respect to artificial intelligence and environmental, social and governance legal and regulatory requirements. These policies and procedures may not be fully effective. Accordingly, our risk management policies and procedures may not adequately mitigate the risks to our business, results of operations, financial condition and liquidity.
If our risk management policies and procedures are ineffective, we may suffer unexpected losses and could be materially adversely affected. As our business changes, the markets in which we operate evolve and new risks emerge, including, for example, risks related to climate change or meeting stakeholder expectations relating to environmental, social or governance issues, our risk management framework may not evolve at the same pace as those changes. The effectiveness of our risk management strategies may be limited, resulting in losses to us, which could materially adversely affect our business, results of operations, financial condition and liquidity. In addition, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will understand and follow (or comply with) our risk management policies and procedures.
We may be subject to significant legal, governmental, or regulatory proceedings.
In the normal course of business, we are subject to regulatory and governmental investigations and civil actions, litigation and other forms of dispute resolution in various domestic and foreign jurisdictions. In addition, we are involved in litigation and arbitration concerning our rights and obligations under insurance policies issued by us and under reinsurance contracts with third parties. Additionally, from time to time, various regulatory and governmental agencies review the transactions and practices of us and our subsidiaries and in connection with industry-wide and other inquiries into, among other matters, the business practices of current and former operating insurance subsidiaries. Such investigations, inquiries or examinations have in the past developed and could in the future develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
We and our officers and directors are also subject to, or may become subject to, a variety of additional types of legal disputes brought by holders of our securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. Certain of these matters may also involve potentially significant risk of loss due to the possibility of significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from them, and developments in these matters could have a material adverse effect on our financial condition or results of operations.
For a discussion of certain legal proceedings, see Note 15 to the audited consolidated financial statements and Note 12 to the unaudited condensed consolidated financial statements.
Our business strategy may not be effective in accomplishing our objectives, including as a result of events that can cause our fundamental business model to change and assumptions that may prove not to be accurate.
There can be no assurance that we will successfully execute our strategy. In addition, we may not be successful in increasing our earnings meaningfully or at all. Moreover, our ability to pay dividends or repurchase shares is subject to certain restrictions and limitations, including as a result of regulatory requirements, which may prevent us from returning the expected, or any, capital to our stockholders for the indefinite future. For these reasons, no assurances can be given that we will be able to execute our strategy or that our strategy will achieve our objectives, including our financial goals.
We have established certain financial goals that we believe measure the execution of our strategy, as set forth in “Prospectus Summary—Financial Goals” and “Business—Financial Goals.” These goals are based on certain assumptions, including assumptions regarding interest rates, geopolitical stability and market performance. While these goals are presented with numerical specificity and we believe such goals to be reasonable as of the date of this prospectus, there are significant risks that these assumptions may not be realized and, as a result, we may not achieve our financial goals in whole or in part. The results sought to be achieved by our financial goals may vary depending on various factors, including actual capital market outcomes, changes in actuarial models or emergence of actual experience, changes in regulation as well as other risks and factors that may cause actual events to adversely differ from one or more of our key assumptions. There can be no assurance that we will achieve such financial goals, nor are these goals guarantees of future performance or outcomes.
The financial goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
We face intense competition in each of our business lines and technological changes may present new and intensified challenges to our business.
Our businesses operate in highly competitive environments. Our principal competitors are major stock and mutual life insurance companies, advisory firms, broker dealers, investment management firms, retirement plan recordkeepers, mutual fund organizations, banks, investment banks and other nonbank financial institutions. The financial services industry, including the insurance industry in particular, is highly competitive. We compete in the United States with life and retirement insurance companies and other participants in related financial services fields. Overseas, our subsidiaries compete for business with global insurance groups, local companies and the foreign insurance operations of large U.S. insurers.
Our business competes across a number of factors, which include scale, service, product features, price, investment performance and availability of originated assets, commission structures, distribution capacity, financial strength ratings, name recognition and reputation. Our ability to continue to compete across these factors depends on delivery of our business plan, competitor actions and overall environment, all of which carry inherent risks.
For further discussion regarding competition within each of our operating segments, see “Business—Individual Retirement—Markets,” “Business—Individual Retirement—Competition,” “Business—

Group Retirement—Markets,” “Business—Group Retirement—Competition,” “Business—Institutional Markets—Markets” and “Business—Institutional Markets—Competition.”
Technological advancements and innovation in the insurance, asset management, wealth management and financial planning industries, including those related to evolving customer preferences, the digitization of products and services, acceleration of automated underwriting and electronic processes present competitive risks. Technological advancements and innovation are occurring in distribution, underwriting, recordkeeping, advisory, claims and operations at a rapid pace, and that pace may increase, particularly as companies increasingly use data analytics and technology as part of their business strategy. Further, our business and results of operations could be materially and adversely affected if external technological advances limit our ability to retain existing business, write new business or appropriate terms, or impact our ability to adapt or deploy current products as quickly and effectively as our competitors. Additional costs may also be incurred in order to implement changes to automate procedures critical to our distribution channels in order to increase flexibility of access to our services and products. Moreover, upon our separation from AIG, we may not retain the employees who were working on technological implementation efforts at AIG, which may make it more difficult and expensive for us to complete and maintain such implementations. If we are unsuccessful in implementing such changes, our competitive position and distribution relationships may be harmed. In recent years, there has been an increase in activity by venture capital funded “InsureTech” start-ups in the life insurance industry, which are seeking to disrupt traditional ways of doing business and we continue to monitor this emerging competitive risk.
Catastrophes, including those associated with climate change and pandemics, may adversely affect our business and financial condition.
Any catastrophic event, such as pandemic diseases, terrorist attacks, accidents, floods, wildfires, severe storms or hurricanes or cyber-terrorism, could have a material adverse effect on our business and operations. In the event of a disaster, unanticipated problems with our business continuity plans could cause a material adverse effect on our business, results of operations, financial condition and liquidity. We could also experience a material adverse effect on our business, results of operations, financial condition and liquidity of our insurance business due to increased mortality and, in certain cases, morbidity rates and/or its impact on the economy and financial markets.
Additionally, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. Accordingly, our ability to write new business could also be affected. Further, the impact of climate change has caused, and may continue to cause, changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges, exacerbating the risks of a catastrophic event and its resulting impacts. Climate change-related risks may also adversely affect the value of the securities that we hold or lead to increased credit risk of other counterparties we transact business with, including reinsurers. There is a risk that some asset sectors could face significantly higher costs and a disorderly adjustment to asset values leading to an adverse impact on the value and future performance of investment assets as a result of climate change and regulatory or other responses. Our reputation or corporate brand could also be negatively impacted as a result of changing customer or societal perceptions of organizations that we do business with or invest in due to their actions (or lack thereof) with respect to climate change. A failure to identify and address these issues could cause a material adverse effect on the achievement of our strategies and potentially subject us to heightened regulatory scrutiny.
Our investment advisory arrangements with AIG and Fortitude Re could be materially changed or terminated.
We provide investment advisory services to AIG and Fortitude Re (through AMG) with respect to significant asset portfolios. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Advisory Transactions.” The services that we provide to AIG will be reduced, which is expected to result in a decrease in our revenues. We may be unable to reduce our expenses in a timely manner, or at all, to offset such decrease. Additionally, beginning in June 2023, Fortitude Re will have certain rights to replace AMG as asset manager with respect to the funds withheld assets in connection with the reinsurance to Fortitude Re. If, in addition to the reduction to the investment advisory services we currently provide to AIG, Fortitude Re were to materially change or terminate the investment advisory arrangements in place with AMG, it could further disrupt our investment advisory capabilities, including as a result of the loss of our AUMA and investment advisory personnel and a reduction in management fees received by AMG, which could in turn result in a material adverse effect on our business, results of operations, financial condition and liquidity.

Changes in accounting principles and financial reporting requirements will impact our consolidated results of operations and financial condition.
Our financial statements are prepared in accordance with GAAP, which are periodically revised. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board (“FASB”).
The FASB has revised the accounting standards for certain long-duration insurance contracts. The FASB issued Accounting Standards Update (ASU) No. 2018-12 — Targeted Improvements to the Accounting for Long-Duration Contracts, which has an effective date of January 1, 2023 and will significantly change the accounting measurements and disclosures for long-duration insurance contracts under GAAP. The most significant adjustments are expected to be (i) changes related to market risk benefits in our Individual Retirement and Group Retirement segments, including the impact of non-performance adjustments, (ii) changes to the discount rate, which will most significantly impact our Life Insurance and Institutional Markets segments, and (iii) the removal of balances recorded in GAAP Corebridge shareholders’ equity, excluding accumulated other comprehensive income (“AOCI”) related to changes in unrealized appreciation (depreciation) on investments. Changes to the manner in which we account for long-duration products has and will continue to impose special demands on us in the areas of governance, employee training, internal controls and disclosure and affect how we manage our business and our overall costs, all of which will impact our consolidated results of operations, liquidity and financial condition. In addition, implementation of the changes could impact our products, in-force management and asset liability management strategies and have other implications on operations and technology. For further discussion of the impact of these changes, see “Management’s Discussion and Analysis—Executive Summary—Significant Factors Impacting Our Results—Targeted Improvements to the Accounting for Long-Duration Contracts” and Note 2 to our audited consolidated financial statements.
We continue to evaluate the implementation of ASU No. 2018-12 and expect the adoption of this standard will impact our financial condition, results of operations and statement of cash flows and disclosures, as well as our systems, processes and controls. We currently estimate that the January 1, 2021 transition date (“Transition Date”) impact from adoption is likely to result in a decrease in the Company’s equity between approximately $1.0 billion and $3.0 billion. In addition, we expect the newly issued standard to negatively impact the level of investor interest in our sector.
Our foreign operations expose us to risks that affect our operations.
We provide individual and group life insurance, health insurance and other financial products and services to individuals and businesses in the UK, Ireland and Bermuda.
Operations outside the United States have in the past been, and may in the future be, affected by regional economic downturns, changes in foreign currency exchange rates, availability of locally denominated assets to match locally originated liabilities, political events or upheaval, nationalization and other restrictive government or regulatory actions, which could also materially and adversely affect our business, results of operations, financial condition and liquidity.
The exact impact of market risks faced by our foreign operations is uncertain and difficult to predict and respond to, particularly in the light of the UK’s decision to withdraw its membership in the EU (“Brexit”) and potential changes to the UK regulatory regime on financial services following Brexit. Our foreign businesses could be impacted by adverse outcomes from the EU’s equivalence deliberations, legal challenge to the EU’s data adequacy decision and retaliatory action in the event of non-compliance by either party to the Trade and Co-operation Agreement, which could have a material impact on the regulatory and legal framework within which our UK and European business lines operate. Our UK and EU subsidiaries’ business could be adversely affected as a result of Brexit and the lack of agreement on financial services between the UK and the EU.
Business or asset acquisitions and dispositions may expose us to certain risks.
We have made acquisitions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions and joint ventures, in the future. The completion of any business or asset acquisition or disposition is subject to certain risks, including those relating to the receipt of required regulatory approvals, the terms and conditions of regulatory approvals, including any financial accommodations required by regulators, our ability to satisfy such terms, conditions and accommodations, the occurrence of any event, change or other circumstances that could give rise to the termination of a transaction and the risk that parties may not be willing or able to satisfy the conditions to a transaction. As a result, there can be no assurance that any business or asset acquisition or disposition will be completed as contemplated, or at all, or regarding the expected timing of the completion of the acquisition or disposition.
Once we complete acquisitions or dispositions, there can be no assurance that we will realize the anticipated economic, strategic or other benefits of any transaction. For example, the integration of businesses we acquire may not be as successful as we anticipate, or there may be undisclosed risks present in such businesses. Acquisitions involve a number of risks, including operational, strategic, financial, accounting, legal, compliance and tax risks, including difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing customers of the acquired entities, unforeseen liabilities that arise in connection with the acquired businesses, unfavorable market conditions that could negatively impact our expectations for the acquired businesses, as well as difficulties in integrating and realizing the projected results of acquisitions and managing the litigation and regulatory matters to which acquired entities are party. Such difficulties in integrating an acquired business may result in the acquired business performing differently than we expected (including through the loss of customers) or in our failure to realize anticipated expense-related efficiencies. Risks resulting from future acquisitions may have a material adverse effect on our results of operations and financial condition. Similarly, dispositions of a business also involve a number of risks, including operational and technology risks of data loss, loss of talent and stranded costs, which could potentially have a negative impact on our business, results of operations, financial condition and liquidity. In connection with a business or asset disposition, we may also hold a concentrated position in securities of the acquirer as part of the consideration, which subjects us to risks related to the price of equity securities and our ability to monetize such securities. In addition, with respect to certain dispositions, we could be subject to restrictions on our use of proceeds. Strategies implemented to explore opportunities for acquisitions could also be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market. In addition, we have provided and may provide financial guarantees and indemnities in connection with the businesses we have sold or may sell, as described in greater detail in Note 15 to the audited consolidated financial statements. While we do not currently believe that claims under these indemnities will be material, it is possible that significant indemnity claims could be made against us. If such a claim or claims were successful, it could have a material adverse effect on our results of operations, cash flows and liquidity.
We may not be able to protect our intellectual property and may be subject to infringement claims.
We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Effective intellectual property rights protection may be unavailable, limited, or subject to change in some countries where we do business. Although we use a broad range of measures to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property. We have, and may in the future, litigate to enforce and protect our intellectual property and to determine its scope, validity or enforceability, which could divert significant resources and may not prove successful. Litigation to enforce our intellectual property rights may not be successful and cost a significant amount of money. The loss of intellectual property protection or the inability to secure or enforce the protection of our intellectual property assets could harm our reputation and have a material adverse effect on our business and our ability to compete. Third parties may have, or may eventually be issued, patents or other protections that could be infringed by our products, methods, processes or services or could limit our ability to offer certain product features. Consequently, we also may be subject to costly litigation in the event that another party alleges our operations or activities infringe upon their intellectual property rights, including patent rights, or violate license usage rights. Any such intellectual property claims and any resulting litigation could result in significant expense and liability for damages, and in some circumstances we could be enjoined from providing certain products or services to our customers, or utilizing and benefiting from certain patents, copyrights, trademarks, trade secrets or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on our business, consolidated results of operations and financial condition.

Risks Relating to Regulation
Our business is heavily regulated.
Our operations generally, and certain of our subsidiaries in particular, are subject to extensive and potentially conflicting laws and regulations in the jurisdictions in which we operate. For example, our products are subject to a complex and extensive array of foreign, federal and state tax, securities, insurance and employee benefit plan laws and regulations, which are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, banking authorities and securities administrators, including the New York Department of Financial Services (“DFS”), the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Department of Labor (the “DOL”) and the Internal Revenue Service (the “IRS”). The laws and regulations that apply to our business and operations generally grant regulatory agencies and/or self-regulatory organizations broad rule-making and enforcement powers, including the power to regulate: (i) the issuance, sale and distribution of our products, (ii) the manner in which we underwrite our policies, (iii) the delivery of our services, (iv) the nature or extent of disclosures required to be given to our customers, (v) the compensation of our distribution partners, (vi) the manner and methods by which we handle claims on our policies and the administration of our policies and contracts and (vii) certain agreements and arrangements between our insurance company subsidiaries and other affiliates. Such agencies and organizations are also generally granted the power to limit or restrict the conduct of business for failure to comply with applicable laws and regulations. See “Business—Regulation” for further discussion of the regulatory regimes to which we are subject, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the standard of care-related regulations administered by the DOL. Examples of our regulatory risk include the following:
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We and our distributors are subject to laws and regulations governing the standard of care applicable to sales of our products, the provision of advice to our customers and the manner in which certain conflicts of interest arising from or related to such sales or giving of advice are to be addressed. In recent years, many of these laws and regulations have been revised or reexamined while others have been newly adopted or are under consideration. These changes and/or adoptions have resulted in increased compliance obligations and costs for us and certain of our distributors or plan sponsors may require changes to existing arrangements, some or all of which could impact our business, results of operations, financial condition and liquidity. Additionally, there have been a number of investigations regarding the marketing practices of brokers and agents selling annuity and insurance and investment products and the payments they receive. Sales practices and investor protection have also increasingly become areas of focus in regulatory exams. These investigations and exams have resulted in, and may in the future result in, enforcement actions against companies in our industry and brokers and agents marketing and selling those companies’ products.

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The application of and compliance with laws and regulations applicable to our business, products, operations and legal entities may be subject to interpretation. The relevant authorities may not agree with our interpretation of these laws and regulations. If we are found not to have complied with applicable legal or regulatory requirements due to our interpretation of such requirements, these authorities could preclude or temporarily suspend us from carrying on some or all of our activities, impose substantial administrative penalties such as fines or require corrective actions to be taken, which individually or in the aggregate could interrupt our operations and materially and adversely affect our reputation, business, results of operations, financial condition and liquidity. Additionally, if such authorities’ interpretation of requirements related to new or changes in capital, accounting treatment and/or valuation manual or reserving (such as PBR) materially differs from ours, we may incur higher operating costs or sales of products subject to such requirement or treatment may be affected.

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Licensing regulations differ as to products and jurisdictions. Regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals, and licensing regulations may be subject to interpretation as to whether certain licenses are required with respect to the manner in which we may solicit and sell some of our products in certain jurisdictions. The complexity of multiple regulatory frameworks and interpretations may be heightened in the context of products that are issued through our Institutional Markets business, including our PRT products, where one product may cover risks in multiple jurisdictions. If we do not have the required licenses and approvals, these authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit them to apply enhanced supervision to the business and operations of an insurance company.
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Regulators in the jurisdictions in which we do business have adopted capital and liquidity standards, such as the RBC formula used in the United States, applicable to insurers and reinsurers operating in their jurisdiction. Failure to comply with such RBC capital, liquidity and similar requirements set forth in law or regulation, or as otherwise may be agreed by us or one of our insurance company subsidiaries with an insurance regulator, would generally permit the insurance regulator to take certain regulatory actions that could materially impact the affected company’s operations. Those actions range from requiring an insurer to submit a plan describing how it would regain a specified RBC ratio to a mandatory regulatory takeover of the company. The NAIC and the International Association of Insurance Supervisors (the “IAIS”) are also developing and testing methodologies for assessing group-wide regulatory capital, which might evolve into more formal group-wide capital requirements on certain insurance companies and/or their holding companies that may augment state-law RBC standards, and similar international standards, that apply at the legal entity level, and such capital calculations may be made, in whole or in part, on bases other than the statutory statements of our insurance subsidiaries. We cannot predict the effect these initiatives may have on our business, results of operations, financial condition and liquidity.

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Certain laws, most notably the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), apply to our subsidiaries' investment management agreements. These laws require approval or consent from clients and fund shareholders, including funds registered under the Investment Company Act, in the event of an assignment of the investment management agreements or a change in control of the relevant investment adviser. If a transaction, including future sales of our common stock by AIG, resulted in an assignment or change in control, the inability to obtain consent or approval from advisory clients or shareholders of funds registered under the Investment Company Act or other investment funds could result in a significant reduction in advisory fees earned by us or a disruption in the management of the fund clients.

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We are subject to various extraterritorial laws and regulations, including such laws adopted by the United States that affect how we do business globally. These laws and regulations may conflict and we may incur penalties and/or reputational harm if we fail to adhere to them. For example, increased international data localization and cross-border data transfer regulatory restrictions as well as developments in economic sanctions regimes may affect how we do business globally and may cause us to incur penalties and/or suffer reputational harm.

New domestic or international laws and regulations, or new interpretations of current laws and regulations may affect our ability to compete effectively.
Legislators, regulators and self-regulatory organizations have in the past and may in the future periodically consider various proposals that may affect or restrict, among other things, our business practices or eligibility to do business with certain public sector clients, underwriting methods and data utilization, product designs and distribution relationships, how we market, sell or service certain products we offer, our capital, reserving and accounting requirements, price competitiveness of the products we sell and consumer demand for our products or the profitability of certain of our business lines.
Further, new laws and regulations may even affect or significantly limit our ability to conduct certain business lines at all, including proposals relating to restrictions on the type of activities in which financial institutions, including insurance companies in particular, are permitted to engage, as well as the types of investments we hold or divest. For example, regulators have shown continued interest in how the financial services industry, including insurance companies, are managing climate risk within their business operations and investment portfolios. Resulting actions by governments, regulators and international standard setters could lead to additional reporting obligations concerning investment holdings that are exposed to climate change-related risk. They could also lead to substantial additional laws or regulations that limit or restrict investments in certain assets, such as thermal coal or other carbon-based investments, and impose additional compliance costs. As another example, rules on defined benefit pension plan funding may reduce the likelihood of, or delay corporate plan sponsors in, terminating their plans or engaging in transactions to partially or fully transfer pension obligations. This could affect the mix of our PRT and increase non-guaranteed funding products.
It is also difficult to predict the impact laws and regulations adopted in foreign jurisdictions may have on the financial markets generally or our business, results of operations or cash flows. It is possible such laws and regulations may significantly alter our business practices.
New proposals or changes in legislation or regulation could impose additional taxes on a limited subset of financial institutions and insurance companies (either based on size, activities, geography or other criteria), limit our ability to engage in capital or liability management, require us to raise additional capital, and impose burdensome requirements and additional costs. It is uncertain whether and how these and other such proposals, or changes in legislation or regulation, would apply to us, those who sell or service our products or our competitors or how they could impact our ability to compete effectively, as well as our business, results of operations, financial condition and liquidity.
Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products and impact the taxation of our operations.
Changes in tax laws could reduce demand in the United States for life insurance and annuity contracts, which could reduce our income due to lower sales of these products or changes in customer behavior, including potential increased surrenders of in-force business.
Changes in tax laws could also impact the taxation of our operations. For example, the Inflation Reduction Act of 2022, as recently passed by the Senate and House of Representatives, includes a minimum tax equal to fifteen percent of the adjusted financial statement income of certain corporations, as well as a one percent excise tax on share buybacks. If enacted in its current form, it is possible that the minimum tax could result in an additional tax liability over the regular federal corporate tax liability in a given year based on differences between book and taxable income (including as a result of temporary differences). The resulting tax liability could adversely impact Corebridge’s business, financial condition, results of operation and liquidity. The excise tax on share buybacks is currently not expected to have a material impact on Corebridge’s tax liability. Additionally, the resulting tax liability may create variability in the amount of cash taxes that we pay, which may lead to further variability in our ordinary dividend capacity.
The USA PATRIOT Act, the Foreign Corrupt Practices Act, the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and similar laws and regulations that apply to us may expose us to significant penalties.
As a company that operates internationally, we are subject to myriad regulations which govern items such as sanctions, bribery and anti-money laundering, for which failure to comply exposes us to significant penalties. The USA PATRIOT Act of 2001 requires companies to know certain information about their clients and to monitor their transactions for suspicious activities. The Foreign Corrupt Practices Act makes it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Also, the Department of the Treasury’s Office of Foreign Assets Control administers regulations that restrict or prohibit dealings within U.S. jurisdiction involving certain organizations, individuals, countries, and financial products. The UK, the EU and other jurisdictions maintain similar laws and regulations. Such laws may change rapidly, as demonstrated by the significant sanctions imposed against Russia, resulting from the current conflict in Ukraine, which may pose compliance challenges and adversely impact our business and the business of our customers. The laws and regulations of other jurisdictions may sometimes conflict with those of the United States. Despite meaningful measures to ensure lawful conduct, which include training, audits and internal control policies and procedures, we may not always be able to prevent our employees or third parties acting on our behalf from violating these laws. As a result, we could be subject to criminal and civil penalties as well as disgorgement. We could be required to make changes or enhancements to our compliance measures that could increase our costs, and we could be subject to other remedial actions. Violations of these laws or allegations of such violations could disrupt our operations, cause reputational harm, cause management distraction and result in a material adverse effect on our competitive position, results of operations, financial condition or liquidity.

If Corebridge were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for Corebridge to continue its business as contemplated and could have a material adverse effect on its business, results of operations and financial condition.
Corebridge is not, and following this offering will not be, required to be registered as an “investment company” under the Investment Company Act, and Corebridge intends to conduct its operations so that it will not be deemed to be an investment company under the Investment Company Act. The Investment Company Act and the rules and regulations thereunder contain detailed parameters for the organization and operation of investment companies. If Corebridge were to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on Corebridge’s capital structure, ability to transact business with affiliates and ability to compensate key employees, would make it impractical for Corebridge to continue its business as currently conducted, impair the agreements and arrangements between and among Corebridge and its clients, and materially and adversely affect Corebridge’s business, results of operations and financial condition.
Risks Relating to Estimates and Assumptions
Estimates or assumptions used in the preparation of financial statements and modeled results used in various areas of our business may differ materially from actual experience.
Our financial statements are prepared in conformity with GAAP, which requires the application of accounting policies that often involve a significant degree of judgment. The accounting policies that we consider most dependent on the application of estimates and assumptions, and therefore may be viewed as critical accounting estimates, are described in Note 2 to our audited consolidated financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Estimates.” These accounting estimates require the use of assumptions, some of which are highly uncertain at the time of estimation. These estimates are based on judgment, current facts and circumstances and, when applicable, internally developed models. Therefore, actual results may differ from these estimates, possibly in the near term, and could have a material effect on our financial statements.
In addition, we employ models to price products, calculate future policy benefits and value assets and execute hedging strategies, as well as to assess risk and determine capital requirements, among other uses. These models are complex and rely on estimates and projections that are inherently uncertain, may use incomplete, outdated or incorrect data or assumptions and may not operate properly. For example, significant changes in mortality, which could be impacted by natural or man-made disasters, or which could emerge gradually over time due to changes in the natural environment, significant changes in policyholder behavior assumptions such as lapses, surrenders and withdrawal rates as well as the amount of withdrawals, fund performance, equity market returns and volatility, interest rate levels, the health habits of the insured population, technologies and treatments for disease or disability, the economic environment, or other factors could negatively impact our assumptions and estimates. To the extent that any of our modeling practices do not accurately produce, or reproduce, data that we use to conduct any or all aspects of our business, such errors may negatively impact our business, reputation, results of operations and financial condition.
Our actual experience in the future may deviate from our assumptions and estimates used in the calculation of reserves and cash flow projections contained in this prospectus, impact our reserves, earnings, liquidity and capitalization, increase the volatility of our results and expose us to increased counterparty risk.
Our reserves and cash flow projections set forth in this prospectus are based on certain assumptions and estimates, including as to market conditions, policyholder behavior, future experience, performance of our hedging program and returns on our investment portfolio. These forward-looking statements are estimates and are not intended to predict the future financial performance of our variable annuity hedging program or to represent an opinion of market value.
We present a sensitivity analysis of the estimated cash flows, assets and liabilities associated with our in-force variable annuity business in this prospectus. See “Business—Our Segments—Individual Retirement—Supplemental Information on Our In-Force Variable Annuity Business.” The scenarios represented in our sensitivity analysis were selected for illustrative purposes only and they do not purport to encompass all of the many factors that may bear upon a market value and are based on a series of assumptions as to the future. It should be recognized that actual future results may differ from those shown, on account of changes in the operating and economic environments and natural variations in experience. The results shown are presented as of June 30, 2021 and have not been updated to reflect our assets, changes in interest rates, equity market movements or certain other assumptions as of December 31, 2021, June 30, 2022, or any other more current date, including the significant rise in interest rates, adverse equity market movements and high inflation in the United States during 2022, and any such update could result in material changes to the amounts presented. In addition, there can be no assurance that future experience will be in line with the assumptions made.
The policyholder behavior assumptions embedded in our cash flow sensitivities represent our current best estimate for our in-force business. The following policyholder options are examples of those included in our sensitivities: lapse, partial lapse, dollar-for-dollar withdrawals and voluntary annuitizations. These assumptions are dynamic and vary depending on the net annualized return of the contract and our expectation of how a customer will utilize their embedded options across the various scenarios. A change in our cash flows could result to the extent emerging experience deviates from these policyholder assumptions.
Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.
We see opportunities to improve profitability across our businesses through operating expense reductions. We may not be able to fully realize the anticipated expense reductions and operational and organizational efficiency improvements we expect to result from our productivity improvement program and associated initiatives to, among other things, modernize our technology infrastructure, optimize our operating model, expand existing partnership arrangements, optimize our vendor relationships or rationalize our real estate footprint. In addition, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services. Actual costs to implement these initiatives may exceed our estimates, or we may be unable to fully implement and execute these initiatives as planned. Further, the implementation of these initiatives may harm our relationships with customers or employees or our competitive position, thereby materially and adversely affecting our business, results of operations, financial condition and liquidity. The successful implementation of these initiatives may require us to effect technology enhancements, business process outsourcing, rationalizations, modifications to our operating model, and other actions, which depend on a number of factors, some of which are beyond our control.
If our business lines do not perform well and/or their estimated fair values decline, we may be required to recognize an impairment of our goodwill or establish an additional valuation allowance against the deferred income tax assets.
Goodwill represents the excess of the amounts we paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. We test goodwill at least annually for impairment and conduct interim qualitative assessments on a periodic basis. Impairment testing is performed based upon estimates of the fair value of the “reporting unit” to which the goodwill relates. In 2021, for substantially all of the reporting units, we elected to bypass the qualitative assessment of whether goodwill impairment may exist and, therefore, performed quantitative assessments that supported a conclusion that the fair value of all of the reporting units tested exceeded their book value. The fair value of the reporting unit is impacted by the performance of the business and could be adversely impacted if new business, customer retention, profitability or other drivers of performance differ from expectations, or upon the occurrence of certain events, including a significant and adverse change in regulations, legal factors, accounting standards or business climate, or an adverse action or assessment by a regulator. Our goodwill balance was $174 million as of June 30, 2022. If it is determined that goodwill has been impaired, we must write down goodwill by the amount of the impairment, with a corresponding charge to net income (loss). These write-downs could have a material adverse effect on our consolidated results of operations, liquidity and financial condition. For further discussion regarding goodwill impairment, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Estimates—Allowance for Credit Losses and Goodwill Impairment—Goodwill Impairment” and Note 11 to the audited consolidated financial statements.
Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets are assessed periodically by management to determine if they are realizable. As of June 30, 2022, we had net deferred tax assets, after valuation allowance, of $7.2 billion related to federal, foreign, and state and local jurisdictions. The performance of the business, the geographic and legal entity source of our income, tax planning strategies, and the ability to generate future taxable income from a variety of sources and planning strategies including capital gains, are factored into management’s determination. If, based on available evidence, it is more likely than not that the deferred tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to profitability, which such action we have taken from time to time. Such charges could have a material adverse effect on our consolidated results of operations, liquidity and financial condition. For further discussion regarding deferred tax assets, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Estimates—Income Taxes—Recoverability of Net Deferred Tax Asset” and Note 20 to the audited consolidated financial statements.
Risks Relating to Competition and Employees
We may not be able to attract and retain the key employees and highly skilled people we need to support our business.
Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry for key employees with demonstrated ability. Recruiting and retention of talent has become especially challenging in the current employment market, fueled in part by changes due to the COVID-19 pandemic. In addition, we may experience higher than expected employee turnover and difficulty attracting new employees as a result of uncertainty from strategic actions and organizational and operational changes, including our separation from AIG. Losing any of our key people, including key sales or business personnel, could also have a material adverse effect on our operations given their skills, knowledge of our business, years of industry experience and the potential difficulty of promptly finding qualified replacement employees. Additionally, we may face increased costs if, as a result of the competitive market and recent inflationary pressures, we must offer and pay a greater level of remuneration to attract or replace certain critical employees or hire contractors to fill highly skilled roles while vacant. Our business, consolidated results of operations, financial condition and liquidity could be materially adversely affected if we are unsuccessful in attracting and retaining key employees.
We could also be adversely affected if we fail to adequately plan for the succession of our senior management and other key employees. While we have succession plans and long-term compensation plans designed to retain our employees, our succession plans may not operate effectively and our compensation plans cannot guarantee that the services of these employees will continue to be available to us.
Employee error and misconduct may be difficult to detect and prevent and may result in significant losses.
There have been a number of cases involving fraud or other misconduct by employees in the financial services industry in recent years and we are also exposed to the risk that employee misconduct could occur. Our human resources and compliance departments work collaboratively to monitor for fraud and conduct extensive training for employees. However, employee misconduct may still occur. Instances of fraud, illegal acts, errors, failure to document transactions properly or to obtain proper internal authorization, misuse of customer or proprietary information or failure to comply with regulatory requirements or our internal policies may result in losses and/or reputational damage.
Risks Relating to Our Investment Managers
We rely on our investment management and advisory agreements with Blackstone IM for the management of portions of certain of our life insurance companies’ investment portfolios and our ability to terminate or amend such arrangements are limited.
Blackstone IM serves as the exclusive external investment manager for portions of certain of our life insurance companies' investment portfolios. On November 2, 2021, we entered into a commitment letter (the “Commitment Letter”) with Blackstone IM. As of June 30, 2022, pursuant to the Commitment Letter, Blackstone IM manages an initial $50 billion of our life insurance company subsidiaries’ existing investment portfolios, with that amount required to increase by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.” Our arrangement with Blackstone is expected to lead to an increase in investment advisory fees payable by us, as compared to the expenses we would have historically incurred for similar services. To the extent that we fail to deliver the required assets by the requisite quarterly deadlines, we would still owe investment advisory fees on the full amount of the required assets.

Under each SMA, Blackstone IM may delegate any or all of its discretionary investment and advisory rights and powers to one or more affiliate sub-managers under sub-manager agreements (each, a “Sub-Manager Agreement”). In respect of each individual SMA, either Blackstone IM, on the one hand, or the applicable insurance company subsidiary, on the other hand, may terminate the agreement at any time upon 30 days’ advance written notice. If so terminated, the insurance company would not owe any damages under the SMA, and Blackstone IM would have no remedies against the insurance company. However, if the termination is not for one of several specified reasons, as described in more detail under “Certain Relationships and Related Party Transactions—Partnership with Blackstone,” Corebridge (but not the applicable insurance company subsidiary) could be required to continue paying investment advisory fees regardless of the termination. Corebridge may not have the funds available to pay any such fees and its insurance company subsidiaries may not be able or permitted to pay dividends or make other distributions to Corebridge in an amount sufficient to pay any such fees or at all. Any requirement to pay such fees could adversely affect our business, results of operations, financial condition and liquidity.
Pursuant to agreements with our insurance regulators in Missouri, New York and Texas, we may not amend the terms of certain existing agreements with Blackstone and its affiliates, including those governing our investment management and advisory arrangements with Blackstone IM (and including the terms of the Commitment Letter or any SMA to which any of our U.S. insurance company subsidiaries are a party), or enter into any new agreements between us or any of our U.S. insurance company subsidiaries, on the one hand, and Blackstone or its affiliates, on the other hand, affecting any U.S. insurance company subsidiary’s operations, without the prior approval of such insurance company’s domestic regulator. Accordingly, we may be limited in our ability to renegotiate terms of the SMAs which could adversely affect our business, results of operations, financial condition and liquidity.
Blackstone IM and its sub-manager affiliates depend in large part on their ability to attract and retain key people, including senior executives, finance professionals and information technology professionals. Intense competition exists for key employees with demonstrated ability, and Blackstone IM and its sub-manager affiliates may be unable to hire or retain such employees. Accordingly, the loss of services of one or more of the members of Blackstone IM’s or its sub-manager affiliates’ senior management could delay or prevent Blackstone IM from fully implementing our investment strategy and, consequently, significantly and negatively impact our business. The unexpected loss of members of Blackstone IM’s or its sub-managers affiliates’ senior management or other key employees could have a material adverse effect on Blackstone IM’s operations due to the loss of such management’s or employees’ skills and knowledge, and could adversely impact Blackstone IM’s ability to execute key operational functions and, accordingly, our investment portfolio and results of operations.
Our exclusive third-party investment management and advisory arrangements with Blackstone IM in relation to certain asset classes may limit our investment opportunity and disposition opportunities and prevent us from retaining investment managers that may achieve better investment results.
Under our Commitment Letter with Blackstone IM, Blackstone IM serves as the exclusive external investment manager for our life insurance company subsidiaries, other than The U.S. Life Insurance Company in the City of New York, for the following asset classes (subject to certain exclusions, including for assets subject to previously existing investment management or advisory relationships): non-agency residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and asset-backed securities (“ABS”); collateralized loan obligations (“CLOs”), leveraged loans, commercial mortgage loans (“CMLs”) and residential mortgage loans (“RMLs”); asset-backed whole loans and direct lending; project finance; private high-grade assets; and alternatives (including equity real estate). Further, the Commitment Letter contemplates that any future insurance company subsidiaries of ours will also be subject to an SMA appointing Blackstone IM as the exclusive external investment manager for such asset classes. As a result, when pursuing acquisitions of insurers or blocks of insurance business, we will need to structure any such acquisition to comply with the exclusivity provisions in the Commitment Letter, which may include foregoing certain investments in assets controlled by competitors of Blackstone IM. These restrictions could limit our investment opportunities or reduce the expected benefits of pursuing such acquisitions. The Commitment Letter also provides that a change of ownership or control of a life insurance company subsidiary will not give rise to termination rights under the Commitment Letter or any SMA, which could diminish the acquisition interest of certain potential acquirers of our subsidiaries or businesses.

Blackstone IM’s ability to allocate and invest our assets across a range of suitable investment opportunities, including, where applicable, in direct investments and investments in or alongside funds managed by Blackstone across a range of strategies, may be limited in certain circumstances due to compliance with the SMAs (including the investment and allocation guidelines thereunder) or the Commitment Letter. There is also a risk that Blackstone IM will be unable to fully invest our assets because of such limitations.
Additionally, the exclusivity provisions in the Commitment Letter may prevent our life insurance company subsidiaries from retaining other external investment managers with respect to the subject asset classes who may produce better returns on investments than Blackstone IM. These exclusivity provisions do not, however, prevent our life insurance company subsidiaries from engaging a wholly owned subsidiary of Corebridge to act as investment manager with respect to the subject asset classes.
The historical performance of AMG, Blackstone IM, BlackRock or any other asset manager we engage should not be considered as indicative of the future results of our investment portfolio, our future results or any returns expected on our common shares.
Our investment portfolio’s returns have benefited historically from investment opportunities and general market conditions that may not currently exist and may not be repeated, and there can be no assurance that AMG, Blackstone IM and BlackRock will be able to avail themselves of profitable investment opportunities in the future. In addition, Blackstone IM and BlackRock are compensated based solely on our assets which they manage, rather than by investment return targets, and as a result, Blackstone IM and BlackRock are not directly incentivized to maximize investment return targets. There can be no guarantee that Blackstone IM, BlackRock or AMG will be able to achieve any particular returns for our investment portfolio in the future.
Increased regulation or scrutiny of investment advisers and investment activities may affect the ability of our investment managers to manage our investment portfolio.
The regulatory environment for investment managers is evolving, and changes in the regulation of investment managers may adversely affect the ability of Blackstone IM, BlackRock or AMG to effect transactions that utilize leverage or pursue their strategies in managing our investment portfolio. In addition, the securities and futures markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. Due to our reliance on these relationships to manage a significant portion of our investment portfolio, any regulatory action or enforcement against our investment managers could have an adverse effect on our financial condition.
Risks Relating to Our Separation from AIG
Following the completion of this offering, we may fail to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or lose benefits from AIG’s global contracts, and AIG may fail to perform the services provided for in the Transition Services Agreement.
Historically, we have received services from AIG and have provided services to AIG, primarily through shared services contracts with various third-party service providers. AIG currently performs or supports many important corporate functions for our operations, including finance, controllership, tax, treasury, investor relations, advertising and brand management, corporate audit, certain risk management functions, corporate insurance, corporate governance and other services. Our financial statements reflect charges for these services. Under the Transition Services Agreement, AIG will agree to continue to provide us with certain services currently provided to us by or through AIG, and we will agree to continue to provide AIG with certain services currently provided to AIG by or through us. The Transition Services Agreement will not continue indefinitely and services provided under the Transition Services Agreement will generally terminate at various times specified in the agreement and the schedules thereto. Certain contracts and services between us and AIG are not covered by the Transition Services Agreement and will continue pursuant to the terms of such contracts. In addition, we have historically received informal support from AIG, which may not be addressed in our Transition Services Agreement. The level of this informal support will diminish or be eliminated following this offering.
We will work to replicate or replace the services we will continue to need in the operation of our business that are provided currently by or through AIG, including those we receive through shared service contracts AIG has with various third-party providers or through the Transition Services Agreement for applicable transitional periods, by (i) retaining certain services through replication of existing agreements with AIG or of agreements AIG has with third-party providers and (ii) replacing certain services with comparable services from different third-party providers. We cannot guarantee that we will be able to replicate or replace, as applicable, these services and/or obtain the services at the same or better levels, at the same or lower costs, or at the same or more favorable terms directly from our existing and new third-party providers. As a result, when AIG ceases to provide these services to us, either as a result of the termination of the Transition Services Agreement or individual services thereunder or a failure by AIG to perform its respective obligations under the Transition Services Agreement, our costs of procuring these services or comparable replacement services could increase, we may ultimately need to purchase comparable replacement services on less favorable commercial and legal terms, and the cessation of such services could result in service interruptions and divert management attention from other aspects of our operations, including ongoing efforts to implement technological developments and innovations. We will also need to make infrastructure investments and hire additional employees to operate without the same access to AIG’s existing operational and administrative infrastructure. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs may be subject to change. Conversely, we cannot assure you that we will be able to provide services at the same or better levels or at the same or lower costs, or at all, to AIG during the applicable transitional periods provided for in the Transition Services Agreement.
There is a risk that an increase in the costs associated with replicating and replacing the services provided to us by AIG prior to the separation and under the Transition Services Agreement, or continuing to provide services to AIG, and the diversion of management’s attention to these matters could have a material adverse effect on our business, results of operations, financial condition and liquidity. We may fail to replicate the services we currently receive from AIG on a timely basis or at all, which may put further constraints on our human resources, capital and other resources that are simultaneously working on the retention and replacement of the services and ongoing efforts to implement new technological developments and innovations; such additional constraints could jeopardize our ability to execute on any one of these specific workstreams. In addition, AIG will similarly be working on similar initiatives which may impact the level and quality of transition services we receive from them. Additionally, we may not be able to operate effectively if the quality of replacement services is inferior to the services we are currently receiving.
Our business has benefited from AIG’s purchasing power when procuring goods and services. Once we are no longer an affiliate of AIG, we may be unable to obtain such goods and services at comparable prices or on terms as favorable as those obtained prior to this offering and we will no longer receive certain group discounts and reduced fees that we are eligible to receive as an affiliate of AIG. This could increase our expenses and cause a material adverse effect on our business, results of operations, financial condition and cash flows.
In connection with preparing for this offering and operation as a stand-alone company following the closing of this offering, we expect to incur one-time and recurring expenses. We estimate that our one-time expenses will be between approximately $350 million and $450 million on a pre-tax basis as from January 1, 2022. These expenses primarily relate to replicating and replacing functions, systems and infrastructure provided by AIG, rebranding and marketing, and accounting advisory, consulting and actuarial fees. In addition to these separation costs, we expect to incur costs related to the evolution of our investments organization to reflect our strategic partnerships with key external managers, our implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services.
We also expect to incur a one-time expense of $300 million on a pre-tax basis in connection with a productivity program we have created in order to achieve an annual run rate expense reduction of close to $400 million on a pre-tax basis within two to three years of this offering with the first $100 million of the reduction realized by the end of 2022 and the majority of the reduction realized in the next 24 months. See “Prospectus Summary—Our Strategy—Drive further cost reduction and productivity improvement across the organization.”
These expenses, any recurring expenses, including under the Transition Services Agreement, and any additional one-time expenses we incur, could be material.

Our historical financial data may not be a reliable indicator of our future results.
Our historical financial statements included in this prospectus do not necessarily reflect the results of operations, financial condition or liquidity we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. For example, in 2021 we adjusted our capital structure to more closely align with peer U.S. public companies. As a result, financial metrics that are influenced by our capital structure, such as APTOI, AATOI and Adjusted Book Value, are not necessarily indicative of the performance we may achieve as a stand-alone company. APTOI, AATOI and Adjusted Book Value are non-GAAP measures; for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics.” For example, changes in long-term debt may impact APTOI while changes in common equity may impact Adjusted Book Value. Accordingly, historical results may not be comparable to future results. As a result of these matters and our increased costs described above, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
As our majority shareholder, AIG will continue to control us following the completion of this offering. In addition, the Separation Agreement will provide AIG with certain governance, consent and other rights for specified periods after AIG ceases to be our majority shareholder.
Upon completion of this offering, AIG will own approximately    % of our outstanding common stock, or approximately    % if the underwriters exercise their option to purchase additional shares in full. As our majority shareholder, AIG will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. AIG will also have sufficient voting power to approve amendments to our organizational documents. Although AIG intends to sell all of its interest in us over time, AIG is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock.
In addition, under the provisions of the separation agreement that we intend to enter into with AIG (the “Separation Agreement”), AIG will have director designation rights, information rights, consent rights with respect to certain significant transactions and other rights during periods where AIG holds less than a majority of our common stock. Specifically, the Separation Agreement provides that, until the date on which AIG ceases to beneficially own at least 5% of our outstanding common stock, AIG will have the right to designate one or more members of our board of directors, with AIG entitled to representation generally proportionate to its common stock ownership, and until the date on which AIG ceases to beneficially own at least 25% of our outstanding common stock, AIG’s prior written consent is required before we may take certain corporate and business actions, including with respect to certain mergers, acquisitions, dispositions, issuances of capital stock or other securities, incurrences of debt, amendments to our organizational documents, hiring and firing of the chief executive or chief financial officers, share repurchases and other matters.
As a result of these consent rights, AIG will maintain significant control over our corporate and business activities until such rights cease. For additional discussion of AIG’s consent rights under the Separation Agreement, see “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering—Separation Agreement.”
We will be a “controlled company” within the meaning of the NYSE rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.
After the completion of this offering, AIG will continue to control a majority of the voting power of our outstanding common stock. Accordingly, we will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:
•	the requirement that a majority of the board consist of independent directors;
•	the requirement to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the requirement to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and

•	the requirement for an annual performance evaluation of the nominating and governance and compensation committees.
Following this offering, we intend to avail ourselves of these exemptions. As a result, we will not have a majority of independent directors, a compensation committee or a nominating and governance committee. Additionally, we are not required to have all independent audit committee members until one year from our listing date. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.
Following the completion of this offering, we and our stockholders may have conflicts of interest with AIG.
Conflicts of interest may arise between AIG and us after the offering, since AIG will continue to engage in transactions with us. Further, AIG may, from time to time, acquire and hold interests in, or maintain business relationships with, businesses that compete directly or indirectly with us. In general, AIG could pursue business interests or exercise its voting power as stockholder in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have relationships.
In addition, adverse publicity, regulator scrutiny and pending investigations by regulators or law enforcement agencies involving AIG could negatively impact our reputation due to our relationship with AIG, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
After this offering, certain of our directors may have actual or potential conflicts of interest because of their AIG equity ownership or their current or former AIG positions.
A number of our directors have been, and will continue to be, AIG officers, directors or employees and, thus, have professional relationships with AIG’s executive officers, directors or employees. In addition, because of their current or former AIG positions, certain of our directors and executive officers own AIG common stock or other equity compensation awards. For some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for AIG and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AIG and us regarding the terms of the agreements governing our relationship with AIG.
We have indemnification obligations in favor of AIG.
We and AIG will enter into certain agreements, including the Separation Agreement, a registration rights agreement (the “Registration Rights Agreement”), the Trademark License Agreement, the Transition Services Agreement and a tax matters agreement (the “Tax Matters Agreement”), that govern our and AIG’s obligations to each other following this offering in respect of, among other things, governance rights, taxes, transition services and indemnification obligations. The amounts payable by us pursuant to such indemnification obligations could be significant. Alternatively, AIG’s failure to perform its indemnification or other obligations in favor of us could materially and adversely affect our business, results of operations, financial condition and liquidity.
Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, which is presumed to exist if a person owns, directly or indirectly, 10% or more of the voting securities of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Persons considering an investment in our common stock should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such laws in light of their particular circumstances.
We are subject to regulation under the insurance holding company laws of various jurisdictions. See “Business—Regulation.” Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent company and subsidiary collectively for these purposes. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of the voting securities. We are a subsidiary of AIG, the common stock (its voting securities) of which trades on the NYSE. Consequently, persons considering an investment in our common stock (our voting securities) should take into consideration their ownership of AIG voting securities and consult their own legal advisors regarding such insurance holding company laws relating to the purchase and ownership of our common stock in light of their particular circumstances.
Our inability to file a single U.S. consolidated federal income tax return following separation from AIG may result in increased U.S. federal income taxes.
We will no longer be included in the U.S. federal income tax group of which AIG is the common parent (the “AIG Consolidated Tax Group”) once AIG’s ownership of Corebridge shares falls below 80% (the “Tax Deconsolidation”). In addition, AGC and its directly owned life insurance subsidiaries (the “AGC Group”) will not be permitted to join in the filing of a U.S. consolidated federal income tax return with our other subsidiaries (collectively, the “Non-Life Group”) for the period of five full taxable years following our deconsolidation from AIG Inc. (the “five-year waiting period”). Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Our ability to utilize tax deductions for interest expense may be diminished by our inability to file a single consolidated tax return for all of our subsidiaries during the five-year waiting period. As a result of the foregoing, the AGC Group and the Non-Life Group may pay more cash taxes than each would have paid if a single consolidated federal income tax return were permitted. Following the five-year waiting period, we are expected to file one U.S. consolidated federal income tax return, including both the AGC Group and the Non-Life Group. Any net operating losses (“NOLs”) incurred by our non-insurance companies during the five-year waiting period generally will be unavailable to reduce the taxable income of our insurance companies following the five-year waiting period. Similar principles may apply to state and local income tax liabilities in jurisdictions that conform to the federal rules.
We are expected to undergo an “ownership change” for U.S. federal income tax purposes, which could limit our ability to utilize deferred tax assets, including tax loss and credit carryforwards, to offset future taxable income.
Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation or its parent that is a “loss” corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to use its pre-ownership change deferred tax assets to offset its post-ownership change income may be limited. Generally, a corporation is a loss corporation if, at the date of the ownership change, the corporation has tax loss carryforwards and other built-in losses or deductions which may be used in a tax year after the ownership change (“pre-change loss”).
Upon an ownership change, the amount of taxable income attributable to any post-change year which may be offset by a pre-change loss is subject to an annual limitation. Generally, the annual limitation is equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the Internal Revenue Service (subject to certain adjustments). The current year annual limitation imposed under Section 382 would be increased by the amount of any unused limitation in a prior year(s). In addition, to the extent that a company has a net unrealized built-in loss or deduction at the time of an ownership change, Section 382 of the Code limits the utilization of any such loss or deduction which is realized and recognized during the five-year period following the ownership change.
We expect that we will meet the definition of a loss corporation and undergo an ownership change due to AIG’s expected sell down of its ownership interest in us. We may experience further ownership changes upon future issuances of our stock or due to secondary trading of our stock which may be outside of our control, and which could result in the application of additional limitations under Section 382. The resulting limitations from these ownership changes could increase the tax liability to which we are subject.

We are subject to risks associated with the Tax Matters Agreement with AIG and income taxes for years in which we were members of the AIG Consolidated Tax Group.
We intend to enter into a Tax Matters Agreement with AIG Inc. prior to the completion of this offering. This agreement, among other things, provides that we generally will remain responsible for any and all taxes arising in pre-separation periods attributable to us. Although we will not be liable for matters settled by AIG for which we did not provide our prior written consent (to the extent reasonably withheld), AIG generally will control both the tax return preparation and audits and contests relating to pre-separation tax periods, which will determine the amount of any taxes for which we are responsible.
Also, for certain tax years or portions thereof, we were included in the AIG Consolidated Tax Group, and we did not file separate federal income tax returns. Under U.S. federal income tax laws, regardless of the contractual terms of the Tax Matters Agreement, any entity that is a member of a consolidated group at any time during a taxable year is severally liable to the Internal Revenue Service for the group’s entire federal income tax liability for the entire taxable year. Thus, notwithstanding any contractual rights to be reimbursed or indemnified by AIG Inc. pursuant to the Tax Matters Agreement, to the extent AIG Inc. or other members of the AIG Consolidated Tax Group fail to make any federal income tax payments required of them by law in respect of taxable years for which we were a member of the AIG Consolidated Tax Group, we would be liable. Similar principles apply for state and local income tax purposes in certain states and localities and for value-added tax in certain non-U.S. jurisdictions.
Our Organizational Documents contain anti-takeover provisions.
Our Organizational Documents include a number of provisions that could discourage, delay or prevent a change in our management or control over us that stockholders consider favorable, including provisions that:
•	authorize the issuance of shares of our common stock that could be used by our Board to create voting impediments or to frustrate persons seeking to effect a takeover or gain control;
•	authorize the issuance of “blank check” preferred stock that could be used by our Board to thwart a takeover attempt;
•
provide that vacancies on our Board (other than vacancies created by the removal of a director by stockholder vote), including vacancies resulting from an enlargement of our Board, may be filled by a majority vote of directors then in office, even if less than a quorum; and

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.
These provisions could prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions could adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Effects of Our Organizational Documents.”
Our Organizational Documents could also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of Corebridge common stock that AIG will beneficially own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions could facilitate management entrenchment that could delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.
Our amended and restated certificate of incorporation includes provisions limiting the personal liability of our directors and officers for breaches of fiduciary duty under the Delaware General Corporation Law.
Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the General Corporation Law of the State of Delaware (“DGCL”). Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:
•	any breach of the duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	a director under Section 174 of the DGCL (unlawful dividends);
•	any transaction from which the director or officer derives an improper personal benefit; or
•	an officer in any action by or in the right of the corporation.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions will not alter a director’s or officer’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware, and the federal district courts of the United States, as the sole and exclusive forum for certain litigation that may be initiated by our stockholders and actions arising under the Securities Act, respectively, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.
Our second amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers or employees;
•
any action asserting a claim against us, or any director, officer or employee, arising pursuant to any provision of the DGCL, our Organizational Documents, including any suit or proceeding regarding indemnification or advancement or reimbursement of expenses; or

•	any action asserting a claim that is governed by the internal affairs doctrine.
Unless we consent to an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder. Neither this provision nor the exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provisions in our amended and restated certificate of incorporation will limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our current or former directors, officers, other employees, agents or stockholders and may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, which could discourage lawsuits with respect to such claims. Additionally, a court could determine that the exclusive forum provision is unenforceable. If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable to, or unenforceable in respect of, one or more specified types of actions and proceedings, we could incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AIG and Blackstone.
Our amended and restated certificate of incorporation provides that we renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to AIG, Blackstone or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of AIG, Blackstone or their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. This will allow AIG and Blackstone to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors, including AIG and Blackstone (or any of their portfolio companies), and competitive pressures or other factors could also result in significant price competition, particularly during industry downturns, which could cause a material adverse effect on our business, results of operations, financial condition and liquidity. Further, AIG or Blackstone may pursue acquisition opportunities for their respective businesses that are complementary to our business. As a result, such acquisition opportunities may not be available to us, and neither AIG nor Blackstone would have any obligation to offer us corporate opportunities.
Risks Relating to Our Common Stock and this Offering
Following the offering, we will be required to comply with additional laws and regulations applicable to public companies.
Following this offering, we will be subject to the reporting, accounting and corporate governance requirements of the NYSE and the Exchange Act, Sarbanes-Oxley Act of 2002 and Dodd-Frank that apply to issuers of listed equity, which will impose certain new compliance requirements, costs and obligations upon us. The changes necessitated by being a publicly listed company require a significant commitment of additional resources and management oversight, which will increase our operating costs. Further, to comply with the requirements of being a public company, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. If we are unable to maintain effective internal control over financial reporting, we may be unable to report our financial condition or financial results accurately or to report them within the timeframes required by the SEC.
The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our Board and its committees and institute more comprehensive financial reporting, compliance and investor relations functions. Failure to comply with the requirements of being a public company could subject us to sanctions or investigations by the SEC, NYSE or other regulatory authorities and could potentially cause investors to lose confidence in the accuracy and completeness of our financial reports.
Our common stock has no prior public market, and the market price of our common stock could be volatile and could decline after this offering.
Prior to this offering, there has been no public market for our common stock, and an active market for our common stock may not develop or be sustained after this offering. We have applied to list on the NYSE. The price for our common stock in this offering was determined by negotiations among us, AIG and representatives of the underwriters and, therefore, it may not be indicative of the market price of our common stock following this offering. In the absence of an active public trading market, you may not be able to sell your shares.
An inactive market may also impair our ability to raise capital by selling our common stock, our ability to motivate our employees and sales representatives through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:
•	domestic and international economic factors unrelated to our performance, including industry or general market conditions;

•	changes in our customers’ preferences;
•	new regulatory pronouncements and changes in regulatory guidelines or lawsuits, enforcement actions and other claims by third parties or governmental authorities;
•	investor perception of us and our industry, including as a result of adverse publicity related to us or another industry participant or speculation in the press or investment community;
•	any future issuance by us of senior or subordinated debt securities or preferred stock or other equity securities that rank senior to our common stock;
•	lack of, or changes in, securities analysts’ estimates of our or our industry’s financial performance, or unfavorable or misleading research coverage and reports by industry analysts;
•	action by institutional stockholders or other large stockholders (including AIG), including future sales of our common stock or our other securities;
•	actual or anticipated fluctuations in our operating results, failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;
•	changes in market valuations or earnings of similar companies;
•	announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships or significant impairment charges;
•	war, terrorist acts and epidemic disease;
•	additions or departures of key personnel; and
•	misconduct or other improper actions of our employees.
In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, results of operations, financial condition and liquidity.
Future sales of shares by our existing stockholders could cause our stock price to decline.
Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales could occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Based on shares outstanding as of           , 2022, upon the completion of this offering, we will have          outstanding shares of common stock. All of the shares sold pursuant to this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”).
The remaining shares of our common stock outstanding as of        , 2022 will be restricted securities within the meaning of Rule 144, but will be eligible for resale subject, in certain cases, to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act, or “Rule 701,” subject to the terms of the lock-up agreements described below.
In connection with this offering, we, the selling stockholder and all of our directors and executive officers will enter into lock-up agreements under which, subject to certain exceptions, we and they have agreed not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, except with the prior written consent of any two of J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co. Following the expiration of this 180-day lock-up period, approximately        shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701. Blackstone is subject to a lock-up set forth in the Blackstone Stockholders' Agreement that, among other restrictions, requires Blackstone to be subject to the same form of lock-up as us or the selling stockholder following the offering. For more information about the lock-up restrictions in relation to Blackstone, see “Shares Available for Future Sale—Lock-up Agreements.” As resale restrictions end, the market price of our common stock could decline if either of AIG or Blackstone sell their shares or if either is perceived by the market as intending to sell them. Any two of J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co. may, in their sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into with the underwriters in connection with this offering. Furthermore, subject to the expiration or waiver of the lock-up agreements, AIG will have the right to require us to register shares of common stock for resale in some circumstances pursuant to the Registration Rights Agreement we will enter into with AIG. Similarly, beginning one year after completion of this offering, Blackstone will have the right to require us to register shares of common stock for resale in some circumstances pursuant to the Blackstone Stockholders’ Agreement. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone—Stockholders’ Agreement.”
If AIG sells a controlling interest in our company to a third party in a private transaction, you may not realize any change of control premium on shares of our common stock, and we may become subject to the control of a presently unknown third party.
Following the completion of this offering, AIG will beneficially own a substantial majority of our common stock. AIG has the ability to sell some or all of its shares of our common stock in a privately negotiated transaction. If such a transaction were to be sufficient in size, it could result in a change of control of our company. Such ability of AIG to privately sell such shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change of control premium on your shares of our common stock that may otherwise accrue to AIG upon its private sale of our common stock. Additionally, if AIG privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.
Applicable insurance laws could make it difficult to effect a change of control of our company.
The insurance laws and regulations of the various states in which our insurance subsidiaries are organized could delay or impede a business combination involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions could delay, deter or prevent a potential merger or sale of our company, even if our Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions could also delay sales by us or acquisitions by third parties of our insurance subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION
This prospectus contains forward-looking statements. Forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “targets,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current plans and expectations concerning, among other things, financial position and future financial condition; results of operations; expected operating and non-operating relationships; ability to meet debt service obligations and financing plans; product sales; distribution channels; retention of business; investment yields and spreads; investment portfolio and ability to manage asset-liability cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; the impact of our separation from AIG; the impact of the ongoing COVID-19 pandemic; geopolitical events, including the ongoing conflict in Ukraine; and the impact of prevailing capital markets and economic conditions.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•	rapidly increasing interest rates, changes to credit spreads and sustained low, declining or negative interest rates;
•
the deterioration of economic conditions, an increase in the likelihood of a recession, changes in market conditions, weakening in capital markets, the rise of inflation or geopolitical tensions, including the armed conflict between Ukraine and Russia;

•	the impact of COVID-19, which will depend on future developments, including with respect to new variants, that are uncertain and cannot be predicted;
•	declines or volatility in equity markets;
•	the unpredictability of the amount and timing of insurance liability claims;
•	unavailable, uneconomical or inadequate reinsurance;
•	Fortitude Re may fail to perform its obligations under its reinsurance agreements;
•
acceleration of the amortization of deferred policy acquisition costs, or the recording of additional liabilities for future policy benefits by our subsidiaries due to interest rate fluctuations, increased lapses and surrenders, declining investment returns and other events;

•	the realization of, or future impairments resulting from, gross unrealized losses on fixed maturity securities;
•	the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;
•	our limited ability to access funds from our subsidiaries;
•	any additional indebtedness that we may incur;
•	our potential inability to refinance all or a portion of our indebtedness to obtain additional financing;

•	our inability to generate cash to meet our needs due to the illiquidity of some of our investments;
•	a downgrade in our IFS ratings or credit ratings;
•	our exposure to liquidity and other risks due to participation in a securities lending program and a repurchase program;
•	changes in the method for determining LIBOR, the upcoming phasing out of LIBOR and uncertainty related to LIBOR replacement rates, such as SOFR or SONIA;
•	exposure to credit risk due to non-performance or defaults by our counterparties;
•	our ability to adequately assess risks and estimate losses when pricing for our products;
•	volatility of our results due to guarantees within certain of our products;
•	our exposure to counterparty credit risk due to our use of derivative instruments to hedge market risks associated with our liabilities;
•	difficulty in marketing and distributing products through our current and future distribution channels and the use of third parties;
•	the highly competitive nature of our Group Retirement segment, consolidated plan sponsors and the potential for redirection of plan sponsor assets;
•	the inadequate and unanticipated performance of third parties that we rely upon to provide certain business and administrative services on our behalf;
•	our inability to maintain the availability of our critical technology systems and data and safeguard the confidentiality and integrity of our data;
•	increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders regarding environmental, social and governance matters;
•	the ineffectiveness of our risk management policies and procedures;
•	significant legal, governmental or regulatory proceedings;
•	the ineffectiveness of new elements of our business strategy in accomplishing our objectives;
•	the intense competition we face in each of our business lines and the technological changes that may present new and intensified challenges to our business;
•	catastrophes, including those associated with climate change and pandemics;
•	material changes to, or termination of, our investment advisory contracts with AIG and Fortitude Re;
•	changes in accounting principles and financial reporting requirements;
•	our foreign operations, which may expose us to risks that may affect our operations;
•	business or asset acquisitions and dispositions that may expose us to certain risks;
•	our inability to protect our intellectual property and our exposure to infringement claims;
•	how heavily our business is regulated;
•	new domestic or international laws and regulations, both domestically and internationally;
•
changes in U.S. federal income or other tax laws or the interpretation of tax laws, including the Inflation Reduction Act of 2022, as recently passed by Congress, which includes a minimum tax which could result in an additional tax liability in a given year;

•
our potential exposure to the USA PATRIOT Act, the Foreign Corrupt Practices Act, the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and similar laws and regulations;

•	our potential to be deemed an “investment company” under the Investment Company Act, which could make it impractical for us to continue our business as contemplated;

•	differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;
•	differences in actual experience and the assumptions and estimates used in preparing projections for our reserves and cash flows;
•	the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•
recognition of an impairment of our goodwill or the establishment of an additional valuation allowance against our deferred income tax assets as a result of our business lines underperforming or their estimated fair values declining;

•	our inability to attract and retain the key employees and highly skilled people we need to support our business;
•	difficulties in detecting and preventing employee error and misconduct;
•	the termination by Blackstone IM of the SMAs to manage portions of our investment portfolio and risks related to limitations on our ability to terminate the Blackstone IM arrangements;
•
our limited ability to pursue certain investment opportunities and retain wellperforming investment managers due to our exclusive investment management and advisory arrangements with Blackstone IM in relation to certain asset classes;

•	the historical performance of AMG and Blackstone IM not being indicative of the future results of our investment portfolio, our future results or any returns expected on our common shares;
•	ineffective management of our investment portfolio due to increased regulation or scrutiny of investment advisers and certain trading methods;
•
our failure to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or our loss of benefits from AIG’s global contracts, and AIG’s failure to perform the services provided for in the Transition Services Agreement;

•	the unreliability of our historical consolidated financial data as an indicator of our future results;
•	the significant influence that AIG has over us;
•	our status as a “controlled company” within the meaning of the NYSE rules;
•	conflicts of interest that may arise because our controlling stockholder may have continuing agreements and business relationships with us;
•	actual or potential conflicts of interest with certain of our directors because of their AIG equity ownership or their current or former AIG positions;
•	our indemnification obligations in favor of AIG;
•	the interpretation of insurance holding company laws which may deem that investors in AIG “control” us following their investment in our common stock;
•	potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return following our separation from AIG;
•	our separation from AIG causing an “ownership change” for U.S. federal income tax purposes;
•
risks associated with the Tax Matters Agreement with AIG and our potential liability for U.S. income taxes of the entire AIG Consolidated Tax Group for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group;

•	the anti-takeover provisions in our Organizational Documents;
•	limitations on personal liability of our directors and officers for breach of fiduciary duty under the DGCL;

•	the exclusive forum provisions for certain litigation in our amended and restated certificate of incorporation;
•
our amended and restated certificate of incorporation provides that we waive and renounce any interest or expectancy in, or in being offered an opportunity to participate in, certain corporate opportunities presented to AIG and Blackstone;

•	the increased expense and time associated with fulfilling our obligations incident to being a public company;
•	the lack of a prior public market for our common stock and the potential that the market price of our common stock could decline;
•	the potential that the market price of our common stock could decline due to future sales of shares by our existing stockholders, including AIG or Blackstone;
•	the potential inability of our stockholders to realize a control premium if AIG sells a controlling interest in us to a third party in a private transaction; and
•	applicable insurance laws, which could make it difficult to effect a change of control of our company.
Other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements to reflect the occurrence of events, unanticipated or otherwise, other than as may be required by law.

USE OF PROCEEDS
The selling stockholder is selling all of the shares of our common stock in this offering, and we will not receive any proceeds from the sale of our common stock in the offering.

DIVIDEND POLICY
We intend to pay quarterly cash dividends on our common stock at an initial amount of $600 million per year, although any declaration of dividends will be at the discretion of our Board and will depend on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.
We also may consider share repurchase programs in the future to supplement our dividend policy. Our Board will need to approve any share repurchase program in the future, and it has not approved any such program at this time.
Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital, or out of the current or the immediately preceding year’s earnings. Corebridge is a holding company and has no direct operations. All of our business operations are conducted through our subsidiaries. Any dividends we pay will depend upon the funds legally available for distribution, including dividends or distributions from our subsidiaries to us. The states in which our insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to their parent companies. These restrictions are based in part on the prior year’s statutory income and surplus, as well as earned surplus. Such restrictions, or any future restrictions adopted by the states in which our insurance subsidiaries are domiciled, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by our subsidiaries without affirmative approval of state regulatory authorities. See “Risk Factors—Risks Relating to Liquidity, Capital and Credit—Our ability to access funds from our subsidiaries is limited and our liquidity may be insufficient to meet our needs.” As a holding company, Corebridge depends on the ability of its subsidiaries to meet its obligations and liquidity needs. For a discussion of the dividend capacity for 2021, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity and Capital Resources of Corebridge Insurance Subsidiaries—Insurance Companies.”

THE REORGANIZATION TRANSACTIONS
Summary of Reorganization
Prior to this offering, we undertook the Reorganization, as described generally below. The Reorganization’s primary goals were to ensure that, prior to the consummation of this offering, we held all of AIG Group’s life and retirement business and substantially all of AIG Group’s investment management operations.
Prior to, and following, the completion of this offering, we will be controlled by AIG, and approximately 9.9% of our common stock will be owned by Blackstone.
Transfer of Investment Management Business
We and our subsidiaries currently conduct all of AIG Group’s life and retirement operations and, as of December 31, 2021, substantially all of AIG Group's investment management operations. In connection with this offering, we and AIG entered into agreements to effectuate, through a series of steps, a contribution of substantially all of the entities that conduct AIG Group’s investment management operations from AIG to us. Specifically, AIG formed a new investment management holding company, SAFG Capital LLC, to which it transferred subsidiaries which conduct its investment management operations, subject to certain limited exceptions. Following the transfer of subsidiaries, SAFG Capital LLC was contributed to us, effective December 31, 2021. The change of control of certain of these investment management subsidiaries resulting from the transfer and contribution described above was subject to receipt of certain regulatory approvals from FINRA and the FCA, all of which were received in December 2021.
In connection with the Reorganization, we also formed a new market-facing entity, Corebridge Markets, LLC (“Corebridge Markets”), that will allow our subsidiaries to have access to the consolidation and intermediation benefits of having one market-facing entity when entering into derivatives, hedging and other similar capital markets transactions. These functions are currently fulfilled by AIGM, which was not contributed to us in the Reorganization. AIGM has historically entered into derivatives, hedging and other similar capital markets transactions for AIG’s and our asset and liability portfolios. We expect to incur both one-time and ongoing costs associated with establishing Corebridge Markets and transitioning to Corebridge Market's derivatives, hedging and other similar capital markets transactions previously entered into by AIGM on behalf of us.
Transfer of Fortitude Re Interests
On October 1, 2021, AIG contributed to us its entire 3.5% ownership interest in Fortitude Re Bermuda. Currently, we hold a less than 3% interest in Fortitude Re Bermuda.
Transfer of AIG Technologies, Inc. and Eastgreen, Inc.
In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIGT and Eastgreen from AIG affiliates on February 28, 2022 for total consideration of $106.5 million. AIGT provides data processing, technology and infrastructure services to AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen. We intend to rely on the infrastructure within the two data centers as the backbone for our IT ecosystem. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
European Insurance Entities
In 2021, AIG Group transferred AIG Life UK and Laya to us. Effective May 1, 2021, AIG Life UK and Laya are both direct subsidiaries of Corebridge.
Separation Arrangements
Immediately prior to the completion of this offering, we and AIG intend to enter into certain agreements that will provide a framework for our ongoing relationship with AIG, including the provision of services being provided to AIG by our investment management business transferred to us as part of the Reorganization. For a description of these agreements, see “Certain Relationships and Related Party Transactions—Relationship with AIG Following This Offering.”

RECAPITALIZATION
We have historically operated with a capital structure that reflected our status as a wholly owned subsidiary of AIG, prior to Blackstone’s investment in us in November 2021. To prepare for this offering and operation as a stand-alone public company, we undertook the Recapitalization focused on several goals:
•	Maintaining our stand-alone credit ratings;
•	Targeting a financial leverage ratio of between approximately 25% and 30%;
•	Maintaining liquidity at our holding company, Corebridge, sufficient to cover one year of its expenses; and
•	Entering into new financing arrangements that are supported solely on the basis of our stand-alone credit profile.
There can be no assurances that we will reach these goals. See “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives, including as a result of events that can cause our fundamental business model to change and assumptions that may prove not to be accurate.”
Senior Notes Offering
In order to repay a portion of the existing $8.3 billion intercompany short-term note owed by us to AIG, in April 2022, we issued and sold $6.5 billion of senior unsecured notes, the net proceeds of which amounted to approximately $6.4 billion after deducting initial purchaser discounts and estimated offering and other expenses. The senior unsecured notes issued consisted of:
•	$1.0 billion aggregate principal amount of 3.500% Senior Notes due 2025 (the “2025 Notes”);
•	$1.25 billion aggregate principal amount of 3.650% Senior Notes due 2027 (the “2027 Notes”);
•	$1.0 billion aggregate principal amount of 3.850% Senior Notes due 2029 (the “2029 Notes”);
•	$1.5 billion aggregate principal amount of 3.900% Senior Notes due 2032 (the “2032 Notes”);
•	$0.5 billion aggregate principal amount of 4.350% Senior Notes due 2042 (the “2042 Notes”); and
•
$1.25 billion aggregate principal amount of 4.400% Senior Notes due 2052 (the “2052 Notes,” and together with the 2025 Notes, the 2027 Notes, the 2029 Notes, the 2032 Notes and the 2042 Notes, the “Notes”).

The terms of the Notes are included in the indenture, dated April 5, 2022, between us and The Bank of New York Mellon, as trustee, filed as Exhibit 4.2 and each of the applicable supplemental indentures filed as Exhibits 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 with the registration statement of which this prospectus forms a part.
We used the net proceeds of the issuance of the Notes to repay a portion of the $8.3 billion promissory note previously issued by Corebridge to AIG.
Delayed Draw Term Loan
On February 25, 2022, we entered into an unsecured 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Agreement”) among Corebridge, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the Three-Year DDTL Agreement among Corebridge, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In connection with the issuance of the Notes (i) the commitments under the 18-Month DDTL Agreement in the aggregate principal amount of $6 billion terminated in full and (ii) the commitments under the Three-Year DDTL Agreement reduced from $3.0 billion to $2.5 billion.
The ability to borrow under the Three-Year DDTL Agreement is subject to, among other conditions, our confirmation to the administrative agent that this offering is expected to be consummated within five business days following such borrowing (or a longer period with the consent of the initial lenders). Commitments under the Three-Year DDTL Agreement will remain available for borrowing until December 30, 2022, subject to the terms and conditions thereof.

Prior to the consummation of this offering, we intend to draw on the Three-Year DDTL Agreement. The net proceeds from this borrowing will be used to repay the outstanding principal balance of and interest on the $8.3 billion intercompany short-term note owed by us to AIG that was entered into during the fourth quarter of 2021. Any residual amount of net proceeds is intended to be retained by Corebridge as part of its liquidity pool.
Borrowings under the Three-Year DDTL Agreement will bear interest at a rate per annum equal to Term Secured Overnight Financing Rate (as defined in the Three-Year DDTL Agreement) plus an applicable credit spread adjustment plus a margin that varies from 0.750% to 1.250% based on the then-applicable credit ratings of our senior long-term unsecured debt. Undrawn commitments will accrue commitment fees at a rate that varies from 0.080% to 0.175% based on such credit ratings, commencing 120 days after the date of the Three-Year DDTL Agreement. Loans under the Three-Year DDTL Agreement will mature on February 25, 2025, unless our initial public offering has not occurred on or prior to December 30, 2022, in which case the loans under the Three-Year DDTL Agreement will mature on such date. The Three-Year DDTL Agreement is subject to mandatory prepayment (or, to the extent undrawn, permanent commitment reductions) to the extent of any net cash proceeds received by us from incurring debt for borrowed money or issuing hybrid debt or preferred securities, in each case subject to certain exceptions, including an exception for up to $500 million of debt or hybrid debt or preferred securities in the aggregate.
The Three-Year DDTL Agreement requires us to maintain a minimum consolidated net worth of $11.7 billion and subjects us to a specified maximum ratio of total consolidated debt to total consolidated capitalization of 40%, subject to certain limitations and exceptions. In addition, the Three-Year DDTL Agreement contains certain customary representations and warranties and affirmative and negative covenants, including limitations with respect to:
•	liens that we may create, incur, assume or permit in respect of our properties, assets or certain equity interests of certain of our subsidiaries, subject to exceptions;
•	our ability to effect any merger, consolidation, disposal of all or substantially all of our assets, or to liquidate or dissolve, subject to exceptions;
•	engage in any business other than the businesses of the type we and our subsidiaries currently conduct; and
•	activities which may cause us to violate any laws or regulations governing sanctions, bribery and anti-corruption.
Amounts due under the Three-Year DDTL Agreement may be accelerated upon an “event of default,” as defined in the Three-Year DDTL Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation or occurrence of bankruptcy or insolvency, subject in some cases to cure periods. This description is qualified by reference to Exhibits 10.19 and 10.20 filed with the registration statement of which this prospectus forms a part.
Revolving Credit Agreement
On May 12, 2022, we entered into a revolving credit agreement with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the several L/C Agent party thereto (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Revolving Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Revolving Credit Agreement of $3.0 billion. Loans under the Revolving Credit Agreement will mature on May 12, 2027, unless the IPO has not occurred on or prior to December 29, 2023, in which case the loans will mature on such date. Under the Revolving Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of our senior long-term unsecured debt. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, TIBOR plus an applicable rate. The alternative base rate is equal to the highest of (a) the NYFRB Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%.

The Revolving Credit Agreement requires us to maintain a minimum consolidated net worth of $11.7 billion and subjects us to a specified maximum ratio of total consolidated debt to total consolidated capitalization of 40%, subject to certain limitations and exceptions. In addition, the Revolving Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including limitations with respect to:
•	liens that we may create, incur, assume or permit in respect of our properties, assets or certain equity interests of certain of our subsidiaries, subject to exceptions;
•	our ability to effect any merger, consolidation, disposal of all or substantially all of our assets, or to liquidate or dissolve, subject to exceptions;
•	engage in any business other than the businesses of the type we and our subsidiaries currently conduct; and
•	activities which may cause us to violate any laws or regulations governing sanctions, bribery and anti-corruption.
Amounts due under the Revolving Credit Agreement may be accelerated upon an “event of default,” as defined in the Revolving Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
We expect to draw on the Revolving Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Revolving Credit Agreement will be used for general corporate purposes. As of August 16, 2022, there were no borrowings or letters of credit outstanding under the Revolving Credit Agreement, such that a total of $2.5 billion remains available under the Revolving Credit Agreement. This description is qualified by reference to Exhibit 10.21 filed with the registration statement of which this prospectus forms a part.
Letters of Credit
In May 2022, Corebridge replaced AIG as the guarantor on a AIG Bermuda letter of credit facility with an aggregate principal amount of approximately $175 million, which we expect to be used to support statutory recognition by USL of ceded reinsurance to AIG Bermuda.
In July, 2022, Corebridge replaced AIG as applicant and guarantor on two letters of credit, totaling £80 million, for the benefit of AIG Life (United Kingdom). The letters of credit support AIG Life (United Kingdom)'s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.
Indebtedness Remaining Outstanding Following this Offering
Historically, much of our financing has been through certain intercompany arrangements with AIG. While we have recently taken steps to replace certain of these arrangements with stand-alone financing in contemplation of this offering, we may retain direct financing and guarantee arrangements with AIG for some period of time following this offering.
As of June 30, 2022, our subsidiary, AIGLH, had outstanding $427 million aggregate principal amount, consisting of $227 million of junior subordinated debt due between 2030 and 2046 and $200 million of notes due between 2025 and 2029.
For further information regarding our junior subordinated debt and notes due, see “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Guarantees.”
Anticipated Financing Activities Following this Offering
We anticipate issuing $2.5 billion of hybrid debt or preferred securities. We may issue a portion of the hybrid debt or preferred securities prior to the consummation of this offering with the remainder being issued following the offering. The net proceeds from these anticipated transactions are to be used to repay a portion of the remainder of the $8.3 billion intercompany short-term note owed by us to AIG (the “AIG Note”) or to repay the amount we expect to draw from the Three-Year DDTL Agreement. Any residual amount of net proceeds in excess of the repayment of a portion of the remainder of the AIG Note or any amount drawn on the Three-Year DDTL Agreement is intended to be retained by Corebridge as part of its liquidity pool. There can be no assurance that we will be able to complete any such hybrid debt or preferred securities offering on acceptable terms or at all.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2022 on an actual basis and on a pro forma basis, giving effect to the items described in “Unaudited Condensed Pro Forma Financial Information.” The selling stockholder is selling all of the shares of our common stock in this offering, and we will not receive any proceeds from the sale of shares.
You should read this table in conjunction with “Recapitalization,” “The Reorganization Transactions,” “Summary Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements included elsewhere in this prospectus.
	As of June 30, 2022
(dollars in millions, except share amounts)	Actual	Pro Forma
Cash	$457	1,032
Debt(1):
Short-term debt	1,895	—
Long-term debt:
2025 Notes	1,000	1,000
2027 Notes	1,250	1,250
2029 Notes	1,000	1,000
2032 Notes	1,500	1,500
2042 Notes	500	500
2052 Notes	1,250	1,250
Other long-term debt(4)	388	2,858
Total Long-term debt	6,888	9,358
Debt of consolidated investment entities	6,776	6,776
Total debt	$15,559	$16,134
Redeemable noncontrolling interest(2)	58	58
Equity:
Common stock class A, $1.00 par value; shares authorized; shares issued(3)	—	—
Common stock class B, $1.00 par value; shares authorized; shares issued(3)	—	—
Additional paid-in capital	8,039	8,039
Retained earnings	14,643	14,558
Accumulated other comprehensive income	(10,799)	(10,799)
Total Corebridge Shareholder’s equity	11,883	11,798
Nonredeemable non-controlling interest	1,208	1,208
Total equity	13,091	13,006
Total capitalization	$28,650	$29,140
(1)	See “Recapitalization.”
(2)	Redeemable noncontrolling interest has been excluded from the total capitalization of Corebridge. See Note 16 to the audited consolidated financial statements.
(3)	Adjusted to give effect to the -for- stock split on our common stock to be effected prior to this offering.
(4)	Includes debt issuance costs.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma condensed consolidated financial information consists of the unaudited pro forma condensed consolidated balance sheet as of June 30, 2022, and unaudited pro forma condensed consolidated statement of income (loss) for the six months ended June 30, 2022 and for the year ended December 31, 2021. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information included under “Summary Historical Consolidated Financial Data,” “Recapitalization,” “The Reorganization Transactions,” “Certain Relationships and Related Party Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and the unaudited condensed consolidated financial statements included elsewhere in this prospectus. We believe the unaudited pro forma condensed consolidated financial information presented below is useful to investors because it presents our historical results of operations for the periods presented giving effect to the Recapitalization (as defined below), disposition of the affordable housing portfolio, Tax Deconsolidation, Investment Management, including our Strategic Partnership with Blackstone, and other costs expected to be incurred as part of the Separation, as if they had occurred or were incurred as of the dates indicated below. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act. As discussed in more detail below, certain adjustments do not qualify as transactional accounting adjustments (“Transactional Accounting Adjustments”) or autonomous entity adjustments (“Autonomous Entity Adjustments”) under Article 11 of Regulation S-X under the Securities Act and are therefore excluded from the unaudited pro forma condensed consolidated financial information.
The following unaudited pro forma condensed consolidated financial information presents the historical financial statements of the Company as if these transactions had been completed as of June 30, 2022 for purposes of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2021 for purposes of the unaudited pro forma condensed consolidated statements of income (loss).
The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. Actual results may differ from the unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to Corebridge’s historical consolidated financial information for the following:
Transactional Accounting Adjustments
Recapitalization
To prepare for this offering and operation as a stand-alone public company, we undertook a Recapitalization. The Recapitalization included issuing and selling $6.5 billion of senior unsecured notes (the “Senior Notes”), the net proceeds of which were used to repay a portion of the $8.3 billion promissory note previously issued by Corebridge to AIG (the “AIG Note”). We also anticipate issuing $2.5 billion of hybrid debt or preferred securities (the “Hybrid Notes”). The net proceeds from the Hybrid Notes will be used to repay a portion of the remainder of the AIG Note or to repay the amount we expect to draw from the Three-Year DDTL Agreement prior to the offering as described below, with any residual amount to be retained as part of our liquidity pool.
On February 25, 2022, we entered into two delayed draw term loan (“DDTL”) facilities: the 18-Month DDTL Agreement and the Three-Year DDTL Agreement. In connection with the issuance of the Senior Notes (i) the commitments under the 18-Month DDTL Agreement in the aggregate principal amount of $6.0 billion have been terminated in full and (ii) the commitments under the Three-Year DDTL Agreement have been reduced from $3.0 billion to $2.5 billion. For a description of the Three-Year DDTL Agreement, see “Recapitalization—Delayed Draw Term Loan.” We intend to draw on the Three-Year DDTL Agreement prior to this offering and use the net proceeds to repay the remaining outstanding balance on the AIG Note.
For purposes of preparing the pro forma condensed consolidated financial information, we have assumed that all anticipated components of the new capital structure are in place prior to this offering (although the issuance of some or all of the Hybrid Notes may occur after this offering), and therefore we have assumed no drawdowns under the Three-Year DDTL Agreement.

The unaudited pro forma condensed consolidated statement of income (loss) reflects estimated interest expense related to the Senior Notes and Hybrid Notes for the year ended December 31, 2021 and the six months ended June 30, 2022.
Affordable Housing
The unaudited pro forma condensed consolidated financial information includes adjustments to reflect the elimination of the historical results of the affordable housing portfolio sold to BREIT in the fourth quarter of 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Affordable Housing Sale” and Note 1 to our audited consolidated financial statements.
Tax Deconsolidation
The unaudited pro forma condensed consolidated financial information reflects the expected tax impacts associated with the Company Tax Deconsolidation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting our Results—Tax Impact from Separation.”
The unaudited pro forma condensed consolidated financial information does not reflect any impacts from the
Inflation Reduction Act of 2022. For additional information, see “Risk Factors—Risks Relating to Regulation—
Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products and impact the taxation of our operations.''
Autonomous Entity Adjustments
Investment Management
The unaudited pro forma condensed financial information reflects an Autonomous Entity Adjustment for the Blackstone IM fees. The adjustment only reflects the fees to be paid during the year ended December 31, 2022 (as if those fees were paid for the year ended December 31, 2021). As discussed in more detail below and under “Business—Our Strategic Partnership with Blackstone,” the fees paid to Blackstone IM will increase as the assets managed by Blackstone IM increase over time and the initial $50 billion of assets mature or are sold and replaced with new assets primarily originated by Blackstone IM. Furthermore, the Autonomous Entity Adjustments do not reflect expected improvements in our investment returns for the increase in allocation to Blackstone IM eligible assets.
Historically, our investments have largely been managed by affiliated asset managers. In the future, we expect to make increasing use of third-party asset managers for various asset classes where we can increase our access to attractive assets and benefit from scale and market-leading capabilities. For example, we have entered into the BlackRock Agreement as described in “Business—Our Segments—Investment Management—Our Investment Management Agreement with BlackRock.” Other than the Blackstone IM adjustment discussed above, our unaudited pro forma condensed consolidated financial information does not consider the use of additional third-party asset managers and the related impact that would have on our cost structure. Additionally, there will be a reduction in asset management services that we provide to AIG, and there could be a reduction in asset management services that we provide to Fortitude Re over time, resulting in a loss of revenue for us. As a result, we intend to evolve our internal asset management operations to address the anticipated impact of the changing mandates and needs, although no assurance can be given that such effort to address that impact will be effective. To aid in this effort, we are preparing to implement BlackRock’s “Aladdin,” an investment management technology platform that will provide an end-to-end investment solution spanning trade capture, analytics, back-office capabilities and other services which are currently performed across multiple systems at AIG. Potential costs and savings associated with this effort and revenue loss related to the reduction in asset management services rendered to AIG are not reflected in the unaudited pro forma condensed consolidated financial information.

Other Costs
We expect to incur certain additional costs related to becoming a stand-alone public company, including costs incurred under the Transition Services Agreement, which will be executed prior to the consummation of this offering. For a description of the Transition Services Agreement, see “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering—Transition Services Agreement.” These costs are expected to be partially offset by fees associated with reverse transition services provided to AIG under the Transition Services Agreement. We also expect to incur additional costs associated with employees transferred to the Company as part of the Separation. The unaudited pro forma condensed consolidated financial information has been adjusted to depict these incremental expenses expected to be incurred by the Company as an autonomous entity, as reduced by the fees expected to be received from the reverse transition services provided to AIG. A portion of these costs relate to AIGT and Eastgreen, which were purchased by us on February 28, 2022. The unaudited pro forma condensed consolidated statement of income (loss) reflects the incremental expenses expected to be incurred by the Company in the “other costs” pro forma adjustment. No pro forma adjustments have been made in the unaudited pro forma condensed balance sheet, as these adjustments were determined to be immaterial. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Separation Costs.”
The unaudited condensed pro forma financial information excludes any potential future benefits associated with expense reduction programs we intend to undertake to mitigate the impact of the higher costs as a stand-alone public company, although no assurance can be given that such cost savings will be realized in full or in part. See “Prospectus Summary—Our Strategy” and “Risk Factors—Risks Relating to Our Business and Operations—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of June 30, 2022
		Transaction Accounting Adjustments			Autonomous Entity Adjustments
	Historical	Recapitalization	Affordable Housing	Tax Deconsolidation	Investment Management	Other Costs	Pro Forma
(in millions, except for share data)
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale	$161,949	—	—	—	—	—	$161,949
Other bond securities	3,233	—	—	—	—	—	3,233
Equity securities	118	—	—	—	—	—	118
Mortgage and other loans receivable	43,125	—	—	—	—	—	43,125
Other invested assets	10,388	—	—	—	—	—	10,388
Short-term investments	4,977	—	—	—	—	—	4,977
Total Investments	223,790	—	—	—	—	—	223,790
Cash	457	575 (a)	—	—	—	—	1,032
Accrued investment income	1,755	—	—	—	—	—	1,755
Premiums and other receivables	1,187	—	—	—	—	—	1,187
Reinsurance assets - Fortitude Re	28,136	—	—	—	—	—	28,136
Reinsurance assets - other	2,882	—	—	—	—	—	2,882
Deferred income taxes	7,778	—	—	(85) (b)	—	—	7,693
Deferred policy acquisition costs and value of business acquired	12,227	—	—	—	—	—	12,227
Other assets	3,324	—	—	—	—	—	3,324
Separate account assets	86,735	—	—	—	—	—	86,735
Total Assets	$368,271	575	—	(85)	—	—	$368,761
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$55,682	—	—	—	—	—	$55,682
Policyholder contract deposits	156,635	—	—	—	—	—	156,635
Other policyholder funds	3,165	—	—	—	—	—	3,165
Fortitude Re funds withheld payable	28,588	—	—	—	—	—	28,588
Other liabilities	8,758	—	—	—	—	—	8,758
Short-term debt	1,895	(1,895) (a)	—	—	—	—	—
Long-term debt	6,888	2,470 (a)	—	—	—	—	9,358
Debt of consolidated investment entities	6,776	—	—	—	—	—	6,776
Separate account liabilities	86,735	—	—	—	—	—	86,735
Total Liabilities	$355,122	575	—	—	—	—	$355,697
Redeemable Noncontrolling interest	$58	—	—	—	—	—	$58
Corebridge Shareholders' equity
Class A Common stock, $1.00 par value, 180,000 shares authorized; 90,100 shares issued	—	—	—	—	—	—	—
Class B Common stock, $1.00 par value, 20,000 shares authorized; 9,900 shares issued	—	—	—	—	—	—	—
Additional Paid in Capital	8,039	—	—	—	—	—	8,039
Retained Earnings	14,643	—	—	(85) (b)	—	—	14,558
Accumulated other comprehensive income (loss)	(10,799)	—	—	—	—	—	(10,799)
Total Corebridge Shareholders' equity	11,883	—	—	(85)	—	—	11,798
Non-redeemable noncontrolling interests	1,208	—	—	—	—	—	1,208
Total Shareholders' equity	$13,091	$—	—	(85)	—	—	$13,006
Total Liabilities, redeemable noncontrolling interest and shareholders' equity	$368,271	575	—	(85)	—	—	$368,761

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Six Months Ended June 30, 2022
		Transaction Accounting Adjustments			Autonomous Entity Adjustments
	Historical	Recapitalization	Affordable Housing	Tax Deconsolidation	Investment Management	Other Costs	Pro Forma
(dollars in millions, except per common share data)
Revenues:
Premiums	$1,741	—	—	—	—	—	$1,741
Policy Fees	1,506	—	—	—	—	—	1,506
Net Investment Income:				—	—
Net investment income: excluding Fortitude Re funds withheld assets	4,401	—	—	—	—	—	4,401
Net investment income: Fortitude Re funds withheld assets	460	—	—	—	—	—	460
Total net investment income	$4,861	$	$ —	$ —	$ —	$ —	$4,861
Net Realized gains (losses):
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	1,956	—	—	—	—	—	1,956
Net realized gains (losses) on Fortitude Re funds withheld assets	(183)	—	—	—	—	—	(183)
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	5,231	—	—	—	—	—	5,231
Total Net realized gains (losses)	7,004	—	—	—	—	—	7,004
Advisory fee income	248	—	—	—	—	—	248
Other income	309	—	—	—	—	—	309
Total Revenues	$ 15,669	$—	$—	$—	$—	$—	$ 15,669
Benefits and expenses:
Policyholder benefits	2,942	—	—	—	—	—	2,942
Interest credited to policyholder account balances	1,781	—	—	—	—	—	1,781
Amortization of deferred policy acquisition costs and value of business acquired	974	—	—	—	—	—	974
Non-deferrable insurance commissions	325	—	—	—	—	—	325
Advisory fees	136	—	—	—	—	—	136
General operating expenses	1,163	—	—	—	—	54 (e)	1,217
Interest expense	208	108 (a)	—	—	—	—	316
Loss on extinguishment of debt	—	—	—	—	—	—	—
Net (gain) loss on divestitures	3	—	—	—	—	—	3
Loss on Fortitude Re transactions	—	—	—	—	—	—	—
Total benefits and expenses	$7,532	$108	$	$—	$—	$ 54	$7,694
Income (loss) before income tax expense	8,137	(108)	—	—	—	(54)	7,975
Income tax expense (benefit)	$1,618	$(23) (g)	$—	$—	$—	$(11) (g)	$1,584
Net income (loss)	$6,519	$(85)	$ —	$ —	$ —	$(43)	$6,391
Less:
Net income (loss) attributable to noncontrolling interests	$155	$—	$ —	—	—	—	$155
Net income (loss) attributable to Corebridge	$6,364	$(85)	$	$—	$—	$(43)	$6,236
Income (loss) per common share attributable to Corebridge common shareholders:
Class A — Basic and diluted	$					(f)	$
Class B — Basic and diluted	$					(f)	$
Weighted average shares outstanding:
Class A — Basic and diluted						(f)
Class B — Basic and diluted						(f)

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2021
		Transaction Accounting Adjustments			Autonomous Entity Adjustments
	Historical	Recapitalization	Affordable Housing	Tax Deconsolidation	Investment Management	Other Costs	Pro Forma
(dollars in millions, except per common share data)
Revenues:
Premiums	$5,637	—	—	—	—	—	$5,637
Policy fees	3,051	—	—	—	—	—	3,051
Net investment income:
Net investment income: excluding Fortitude Re funds withheld assets	9,897	—	(309) (c)	—	(147) (d)	—	9,441
Net investment income: Fortitude Re funds withheld assets	1,775	—	—	—	—	—	1,775
Total net investment income	$11,672	$—	$(309)	$—	$(147)	$—	$11,216
Net realized gains (losses):
Net realized gains (losses) excluding Fortitude Re funds withheld assets and embedded derivative	1,618	—	—	—	—	—	1,618
Net realized gains (losses) on Fortitude Re funds withheld assets	924	—	—	—	—	—	924
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	(687)	—	—	—	—	—	(687)
Total net realized gains (losses)	1,855	—	—	—	—	—	1,855
Advisory fee income	597	—	—	—	—	—	597
Other income	578	—	—	—	—	—	578
Total Revenues	$23,390	$—	$(309)	$—	$(147)	$—	$22,934
Benefits and expenses:
Policyholder benefits	8,050	—	—	—	—	—	8,050
Interest credited to policyholder account balances	3,549	—	—	—	—	—	3,549
Amortization of deferred policy acquisition costs and value of business acquired	1,057	—	—	—	—	—	1,057
Non-deferrable insurance commissions	680	—	—	—	—	—	680
Advisory fee expenses	322	—	—	—	—	—	322
General operating expenses	2,104	—	(16) (c)	—	—	108 (e)	2,196
Interest expense	389	387 (a)	(107) (c)	—	—	—	669
Loss on extinguishment of debt	219	—	—	—	—	—	219
Net (gain) loss on divestitures	(3,081)	—	—	—	—	—	(3,081)
Loss on Fortitude Re transactions	(26)	—	—	—	—	—	(26)
Total benefits and expenses	$13,263	$387	$(123)	$—	$—	$108	$13,635
Income (loss) before income tax expense	10,127	(387)	(186)	—	(147)	(108)	9,299
Income tax expense (benefit):
Current	1,946	(81) (g)	(40) (g)	113 (b)	(31) (g)	(23) (g)	1,884
Deferred	(103)	—	—	—	—	—	(103)
Income tax expense (benefit):	$1,843	$(81)	$(40)	$113	$(31)	$(23)	$1,781
Net income (loss)	$8,284	$(306)	$(146)	$(113)	$(116)	$(85)	$7,518
Less:
Net income (loss) attributable to noncontrolling interests	$929	$—	$(68) (c)	—	—	—	$861
Net income (loss) attributable to Corebridge	$7,355	$(306)	$(78)	$(113)	$(116)	$(85)	$6,657

Income (loss) per common share attributable to Corebridge common shareholders:
Class A — Basic and diluted	$					(f)	$
Class B — Basic and diluted	$					(f)	$

Weighted average shares outstanding:
Class A — Basic and diluted						(f)
Class B — Basic and diluted						(f)

Notes to the Unaudited Pro Forma Financial Information
(a)
The unaudited pro forma condensed balance sheet reflects our Recapitalization, which, depending on market conditions and other factors, we currently anticipate completing within approximately 12 to 18 months following the offering. We have used the net proceeds from the Senior Notes to repay a portion of the AIG Note and intend to use the net proceeds from the Hybrid Notes to repay a portion of the remainder of the AIG Note or to repay the amount we expect to draw under the Three-Year DDTL Agreement, with any residual amount to be retained as part of our liquidity pool.

Facility	Principal amounts outstanding
($ millions)
Affiliated senior promissory note with AIG, Inc.	$1,895
Senior Notes	$6,500
Hybrid Notes	$2,500
Debt issuance costs / other debt	$(69)
Repayment of Affiliated senior promissory note with AIG, Inc.	$(1,895)
AIGLH notes and bonds payable	$200
AIGLH junior subordinated debt	$227
Total Pro Forma long-term debt	$9,358
On February 25, 2022, we entered into two DDTL facilities: the 18-Month DDTL Agreement and the Three-Year DDTL Agreement. In connection with the issuance of the Notes (i) the commitments under the 18-Month DDTL Agreement in the aggregate principal amount of $6.0 billion have been terminated in full and (ii) the commitments under the Three-Year DDTL Agreement have been reduced from $3.0 billion to $2.5 billion. For a description of the Three-Year DDTL Agreement, see “Recapitalization—Delayed Draw Term Loan.” We intend to draw on the Three-Year DDTL Agreement prior to this offering and use the net proceeds to repay the remaining outstanding balance on the AIG Note.
For purposes of preparing the pro forma condensed consolidated financial information, we have assumed that all anticipated components of the new capital structure are in place prior to this offering (although the issuance of some or all of the Hybrid Notes may occur after this offering), and therefore we have assumed no drawdowns under the Three-Year DDTL Agreement.
The Senior Notes have a range of maturities between three and 30 years and have a weighted average yield to maturity of approximately 3.5%, after giving consideration to the interest rate risk hedges discussed below. The Hybrid Notes are expected to be long-dated subordinated debt with a weighted average yield to maturity of 6.75%, and we have assumed debt issuance costs of $30 million. The pro forma condensed consolidated statement of income (loss) reflects the elimination of the $17 million and $39 million interest expense recognized in the year ended December 31, 2021 and the six months ended June 30, 2022, respectively, related to the AIG Note. The pro forma condensed consolidated statement of income (loss) reflects an estimated interest expense of $404 million and $147 million, for the year ended December 31, 2021 and the six months ended June 30, 2022, respectively, related to the Senior Notes and Hybrid Notes. The pro forma interest expense assumes that the Senior Notes and the Hybrid Notes were issued on January 1, 2021. Interest expense was calculated assuming constant debt levels throughout the periods presented. A 1/8% change to the annual weighted average interest rate with respect to the Hybrid Notes would change interest expense by approximately $3 million for the year ended December 31, 2021, and less than $2 million for the six months ended June 30, 2022. The actual weighted average interest rate will be dependent on market and other conditions at the time of issuance and may differ, potentially materially, from such assumed weighted average interest rate. We entered into a series of forward starting swaps in order to hedge the interest rate risk associated with the forecasted issuance of the Senior Notes, and such hedges have qualified as an effective cash flow hedge for accounting purposes. The forward starting swaps were terminated on March 31, 2022 and had a pre-tax gain of $223 million which is recorded in accumulated other comprehensive income.
(b)	We are currently included in the AIG Consolidated Tax Group. However, upon AIG’s ownership interest in Corebridge decreasing below 80%, we will no longer be included in the AIG Consolidated

Tax Group. This Tax Deconsolidation is expected to occur upon completion of this offering. In addition, the AGC Group will not be permitted to join in the filing of a U.S. consolidated federal income tax return with the remainder of our group for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. See “Risk Factors—Risks Relating to Our Separation from AIG—Our inability to file a single U.S. consolidated federal income tax return following separation from AIG may result in increased U.S. federal income taxes.” Upon the Tax Deconsolidation from the AIG Consolidated Tax Group, absent any tax planning strategies, our net operating losses and foreign tax credit carryforwards generated by the non-life insurance companies will more-likely-than-not expire unutilized. Additionally, based on the positive and negative evidence that exists as of June 30, 2022, an additional valuation allowance of $85 million is expected to be established with respect to such tax attribute carryforwards and is reflected in the pro forma adjustments. Following the five-year waiting period, the AGC Group is expected to join the Corebridge U.S. consolidated federal income tax return. Principles similar to the foregoing may apply to state and local income tax liabilities in jurisdictions that conform to federal rules.
(c)
This adjustment reflects the elimination of the historical results of the affordable housing portfolio sold to BREIT in the fourth quarter of 2021. The $309 million of net investment income, $16 million of general operating and other expenses, $107 million of interest expense, $40 million of income tax and $68 million of net income attributable to non-controlling interests eliminated in the unaudited pro forma condensed consolidated statement of income (loss) will not recur in our income beyond 12 months after the transaction. Additionally, the unaudited pro forma condensed consolidated statement of income (loss) reflects the pre-tax gain of $3.0 billion that we incurred related to the sale of the affordable housing portfolio. While this gain has been presented in the unaudited pro forma condensed consolidated statement of income (loss) as the statement is prepared as if the transaction occurred as of January 1, 2021, this gain will not recur in our income beyond 12 months after the transaction. As the unaudited pro forma condensed consolidated statement of income (loss) assumes that the affordable housing transaction occurred on January 1, 2021, the unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2022 does not reflect any activity from the affordable housing portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Affordable Housing Sale” and Note 1 to our audited consolidated financial statements.

(d)
Pursuant to our Commitment Letter with Blackstone IM and the SMAs, Blackstone IM serves as the exclusive external investment manager for certain asset classes in the majority of our life insurance company subsidiaries. As of December 31, 2021, Blackstone IM manages an initial $50 billion of our existing investment portfolio. Pursuant to the Commitment Letter, we must use commercially reasonable efforts to transfer certain minimum amounts of assets to Blackstone IM for management each quarter for the next five years beginning in the fourth quarter of 2022, such that the amount under Blackstone IM’s management is expected to increase by increments of $8.5 billion per year to an aggregate of $92.5 billion by the third quarter of 2027.

Blackstone IM earns an investment management fee of 0.30% per annum on all assets with respect to the initial $50 billion of assets delivered by our insurance company subsidiaries to Blackstone IM for investment management. That fee will increase to 0.45% per annum with respect to additional assets delivered for investment management by Blackstone IM, and with respect to the initial $50 billion of assets as such amount is re-invested over time. Such fee does not apply in the case of investments made in funds or structures where Blackstone IM or its affiliate is the sponsor or is otherwise entitled to other fees. To the extent that our insurance company subsidiaries fail to deliver the additional amounts by specified quarterly deadlines beginning in the fourth quarter of 2022 to Blackstone IM for investment management, we would still owe investment management fees on the full amount of assets expected to be managed by Blackstone.
Accordingly, the unaudited pro forma condensed consolidated financial information has been adjusted to depict these incremental expenses expected to be incurred by the Company as an autonomous entity. The additional expenses have been estimated based on assumptions that management believes are reasonable. These assumptions are based upon the estimated approximate fees to be incurred in 2022, and such adjustments thus reflect only the investment management fee of 0.30% per annum with respect to such initial $50 billion of assets. The unaudited pro forma condensed consolidated financial information for the period ended June 30, 2022 does not reflect a pro forma adjustment, as the actual results reflect the fees paid to Blackstone during the quarter.
The Autonomous Entity Adjustments do not reflect expected improvements in our investment returns for the increase in allocation to Blackstone eligible assets.
Historically, our investments have largely been managed by affiliated asset managers. In the future, we expect to make increasing use of third-party asset managers for various asset classes where we can increase our access to attractive assets and benefit from scale and market-leading capabilities. For example, we have entered into the BlackRock Agreement, prior to this offering, as described in “Business—Our Segments—Investment Management—Our Investment Management Agreement with BlackRock.” Other than the Blackstone SMA discussed above, our unaudited pro forma condensed consolidated financial information does not consider the use of additional third-party asset managers and the related impact that would have on our cost structure. Additionally, there will be a reduction in asset management services that we provide to AIG, and there could be a reduction in asset management services that we provide to Fortitude Re over time, resulting in a loss of revenue for us. As a result, we intend to restructure our internal asset management operations to address the anticipated impact of the changing mandates and needs although no assurance can be given that such effort to address such impact will be effective. To aid in this effort, we are preparing to implement BlackRock’s “Aladdin,” an investment management technology platform that will provide an end-to-end investment solution spanning trade capture, analytics, back-office capabilities and other services that are currently performed across multiple systems at AIG. Costs associated with this effort are not reflected in the unaudited pro forma condensed consolidated financial information. See “Business—Investment Management—Overview.”
(e)
We expect to incur certain additional costs related to becoming a stand-alone public company, including costs incurred under the Transition Services Agreement, which will be executed prior to the consummation of this offering. These costs are expected to be partially offset by fees associated with reverse transition services provided to AIG under the Transition Services Agreement. We also expect to incur additional costs associated with employees transferred to us from AIG. Accordingly, the unaudited pro forma condensed consolidated financial information has been adjusted to reflect the net difference between the expenses expected to be incurred by the Company as an autonomous entity and the allocated expenses from AIG, as reflected in the Company’s 2021 audited consolidated financial statements. A portion of these other costs relate to AIGT and Eastgreen, which were purchased by us on February 28, 2022. While the unaudited pro forma condensed consolidated statement of income (loss) reflects these costs, no pro forma adjustments have been made in the unaudited pro forma condensed balance sheet as these adjustments were determined to be immaterial. The additional expenses have been estimated based on assumptions that management believes are reasonable. However, actual additional costs that will be incurred could be different, potentially materially, from our estimates and would depend on several factors, including the economic environment and strategic decisions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation Costs.”

Additionally, under the terms of the Employee Matters Agreement, at the time AIG's ownership decreases below 80%, we will no longer participate in the American International Group, Inc. Retirement Plan. For the six months ended June 30, 2022, and the year ended December 31, 2021, our results of operations included pension credits due to our participation in the American International Group, Inc. Retirement Plan (the “AIG Pension Plan”). Under the terms of the Employee Matters Agreement, at the time AIG’s ownership decreases below 80%, we will no longer participate in the AIG Pension Plan, nor will we have any obligation to AIG or the AIG Pension Plan. While the unaudited pro forma condensed consolidated statement of income (loss) reflects these credits, no pro forma adjustments have been made to remove these credits as we believe they are immaterial. These pension credits were approximately $40 million and $20 million for the year ended December 31, 2021 and the six months ended June 30, 2022, respectively.

We expect to enter into a cost savings program to mitigate the increase in the cost base, although no assurance can be given that such cost savings will be realized in full or in part. See “Prospectus Summary—Our Strategy” and “Risk Factors—Risks Relating to Our Business and Operations—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”
(f)
The number of Corebridge shares used to compute basic and diluted earnings per share for the year ended December 31, 2021 contemplates a stock split of    to 1 share effectuated prior to the consummation of this offering.

(g)	Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The following discussion and analysis should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus, “Unaudited Pro Forma Condensed Consolidated Financial Information” and “—Use of Non-GAAP Financial Measures and Key Operating Measures.” The following discussion may contain forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this information statement. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information.”
The following financial information is derived from our consolidated financial statements as of the dates and for each of the periods indicated. The financial information as of June 30, 2022 and for each of the six months ended June 30, 2022 and 2021 is derived from our unaudited interim financial statements included elsewhere in this prospectus. The financial information as of December 31, 2021 and 2020 and for each of the years ended December 31, 2021, 2020 and 2019, set forth below have been derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period.
Executive Summary
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. We offer a broad set of products and services through our market leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Revenues
Our revenues come from five principal sources:
•
Premiums are principally derived from our traditional life insurance and certain annuity products including PRT transactions and structured settlements with life contingencies. Our premium income is driven by growth in new policies and contracts written and persistency of our in-force policies, both of which are influenced by a combination of factors including our efforts to attract and retain customers and market conditions that influence demand for our products;

•
Policy fees are principally derived from our individual retirement, group retirement, universal life insurance, corporate- and bank-owned life insurance (“COLI-BOLI”) and SVW products. Our policy fees typically vary directly with the underlying account value or benefit base of our annuities. Account value and benefit base are influenced by changes in economic conditions, primarily equity market returns, as well as net flows;

•
Net investment income from our investment portfolio varies as a result of the yield, allocation and size of our investment portfolio, which are, in turn, a function of capital market conditions and net flows into our total investments, as well as the expenses associated with managing our investment portfolio;

•
Net realized gains (losses), include changes in the Fortitude Re funds withheld embedded derivative, risk management related derivative activities, changes in the fair value of embedded derivatives in certain of our insurance products and trading activity within our investment portfolio, including trading activity related to the Fortitude Re modco arrangement. Net realized gains (losses) vary due to the timing of sales of investments as well as changes in the fair value of embedded derivatives in certain of our insurance products and derivatives utilized to hedge certain insurance liabilities; and

•
Advisory fee income and other income includes fees from registered investment advisory services, 12b-1 fees (marketing and distribution fees paid by mutual funds), other asset management fee income, and commission-based broker dealer services.

Benefits and Expenses
Our benefits and expenses come from five principal sources:
•
Policyholder benefits are driven primarily by customer withdrawals and surrenders which change in response to changes in capital market conditions, changes in policy reserves as well as updates to assumptions related to future policyholder behavior, mortality and longevity;

•
Interest credited to policyholder account balances varies in relation to the amount of the underlying account value or benefit base and also includes changes in the fair value of certain embedded derivatives related to our insurance products;

•
Amortization of DAC and value of business acquired. DAC and value of business acquired (“VOBA”) for traditional life insurance products are amortized, with interest, over the premium paying period. DAC and VOBA related to investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, are amortized, with interest, in relation to the estimated gross profits to be realized over the estimated lives of the contracts;

•
General operating and other expenses include expenses associated with conducting our business, including salaries, other employee-related compensation, and other operating expenses such as professional services or travel; and

•
Interest expense represents the charges associated with our external debt obligations, including debt of consolidated investment entities. This expense varies based on the amount of debt on our balance sheet, as well as the rates of interest associated with those obligations. Interest expense related to consolidated investment entities principally relates to variable interest entities (VIEs) for which we are the primary beneficiary, however, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.

Significant Factors Impacting Our Results
The following significant factors have impacted, and may in the future impact, our business, results of operations, financial condition, and liquidity.
Impact of Fortitude Re
In 2018, AIG established Fortitude Re, a wholly owned subsidiary of Fortitude Group Holdings, LLC (“Fortitude Holdings”), in a series of reinsurance transactions related to certain of AIG’s legacy operations. In February 2018, AGL, VALIC and USL entered into modco agreements with Fortitude Re, a registered Class 4 and Class E reinsurer in Bermuda. Additionally, AIG Bermuda novated its assumption of certain long-duration contracts from an affiliated entity to Fortitude Re.
In the modco arrangement, the investments supporting the reinsurance agreements, which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC and USL) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, since we maintain ownership of these investments, we reflect our existing accounting for these assets, which consist mostly of available for sale securities (e.g., the changes in fair value of available for sale securities will be recognized within OCI) on our balance sheet. We have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of this derivative are recognized in net realized gains (losses) on Fortitude Re funds withheld embedded derivative. This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets, primarily available for sale securities, associated with these reinsurance agreements. As the majority of the invested assets supporting the modco are fixed income securities that are available for sale, there is a mismatch between the accounting for the embedded derivative as its changes in fair value are recorded through net income while changes in the fair value of the fixed maturity securities available for sale are recorded through OCI.

On July 1, 2020, AGL and USL amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company, and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional non-recurring $91 million loss related entirely to the amendments to the modco agreements.
We do not expect to incur any future loss recognition events related to business ceded to Fortitude Re, absent any decisions by the Company to recapture the business. Our accounting policy is to include reinsurance balances when performing loss recognition testing and as there will be no future profits recognized on this business there will be no future loss recognition.
On June 2, 2020, AIG completed the Majority Interest Fortitude Sale. Following closing of the Majority Interest Fortitude Sale AIG contributed $135 million of its proceeds from the Majority Interest Fortitude Sale to USL. On October 1, 2021, AIG contributed its remaining 3.5% interest in Fortitude Re Bermuda to us and we obtained AIG’s seat on the board of Fortitude Re Bermuda. At March 31, 2022, our ownership interest in Fortitude Re Bermuda was reduced from 3.5% to 2.46% due to a round of equity financing, by third party investors, that we did not participate in, that closed on March 31, 2022. As of June 30, 2022, $33.0 billion of reserves related to business written by multiple wholly owned AIG subsidiaries, including $28.1 billion of reserves related to Corebridge, had been ceded to Fortitude Re. As of closing of the Majority Interest Fortitude Sale on June 2, 2020, these reinsurance transactions were no longer considered affiliated transactions.
In addition to the loss incurred from the amendments of the Fortitude Re reinsurance agreements, our net income experiences ongoing volatility as a result of the reinsurance agreements which as described above, give rise to a funds withheld payable that contains an embedded derivative. However, this net income volatility is almost entirely offset with a corresponding change in OCI, which reflects the fair value change from the investment portfolio supporting the funds withheld payable, which is primarily available for sale securities, resulting in minimal impact to our comprehensive income (loss) and equity attributable to Corebridge. Beginning in the fourth quarter of 2021, the Company has begun to elect the fair value option on the acquisition of certain new fixed maturity securities which will help reduce this mismatch over time.
Fortitude Re funds withheld impact:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Net investment income - Fortitude Re funds withheld assets	$460	$891	$1,775	$1,427	$1,598
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains (losses) Fortitude Re funds withheld assets	(183)	313	924	1,002	262
Net realized gains (losses) Fortitude Re funds withheld embedded derivatives	5,231	166	(687)	(3,978)	(5,167)
Net realized gains (losses) on Fortitude Re funds withheld assets	5,048	479	237	(2,976)	(4,905)
Income (loss) before income tax benefit (expense)	5,508	1,370	2,012	(1,549)	(3,307)
Income tax benefit (expense)*	(1,157)	(288)	(423)	325	694
Net income (loss)	4,351	1,082	1,589	(1,224)	(2,613)
Change in unrealized appreciation (depreciation) of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale*	(4,151)	(1,059)	(1,488)	1,165	2,479
Comprehensive income (loss)	$200	$23	$101	$(59)	$(134)
*	The income tax expense (benefit) and the tax impact on OCI was computed using Corebridge’s U.S. statutory tax rate of 21%.

Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation (depreciation) of the assets is the primary driver of the comprehensive income (loss) reflected above.
For further details on this transaction, see Note 7 to our audited annual consolidated financial statements.
Impact of Variable Annuity GMWB Riders and Hedging
Our Individual Retirement and Group Retirement businesses offer variable annuity products with guaranteed minimum withdrawal benefit (“GMWB”) riders that provide guaranteed living benefit features. The liabilities for GMWBs are accounted for as embedded derivatives and measured at fair value. The fair value of the embedded derivatives may fluctuate significantly based on market interest rates, equity prices, credit spreads, market volatility, policyholder behavior and other factors.
In addition to risk-mitigating features in our variable annuity product design, we have an economic hedging program designed to manage market risk from GMWB, including exposures to changes in interest rates, equity prices, credit spreads and volatility. The hedging program utilizes derivative instruments, including but not limited to equity options, futures contracts and interest rate swap and option contracts, as well as fixed maturity securities.
Differences in Valuation of Embedded Derivatives and Economic Hedge Target
Our variable annuity hedging program utilizes an economic hedge target, which represents an estimate of the underlying economic risks in our GMWB riders. The economic hedge target differs from the GAAP valuation of the GMWB embedded derivatives, creating volatility in our net income (loss) primarily due to the following:
•
the economic hedge target includes 100% of rider fees in present value calculations; the GAAP valuation reflects only those fees attributed to the embedded derivative such that the initial value at contract issue equals zero;

•	the economic hedge target uses best estimate actuarial assumptions and excludes explicit risk margins used for GAAP valuation, such as margins for policyholder behavior, mortality and volatility; and
•
the economic hedge target excludes the non-performance, or “own credit” risk adjustment used in the GAAP valuation, which reflects a market participant’s view of our claims-paying ability by incorporating a different spread (the “NPA spread”) to the curve used to discount projected benefit cash flows. Because the discount rate includes the NPA spread and other explicit risk margins, the GAAP valuation has different sensitivities to movements in interest rates and other market factors, and to changes from actuarial assumption updates, than the economic hedge target.

For more information on our valuation methodology for embedded derivatives within policyholder contract deposits, see Note 4 to our audited annual consolidated financial statements.
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. In addition to the derivatives held in conjunction with the variable annuity hedging program, we generally have cash and invested assets available to cover future claims payable under these guarantees. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include:
•	basis risk due to the variance between expected and actual fund returns, which may be either positive or negative;
•	realized volatility versus implied volatility;
•	actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and
•	risk exposures that we have elected not to explicitly or fully hedge.

The following table presents the net increase (decrease) to consolidated pre-tax income (loss) from changes in the fair value of the GMWB embedded derivatives and related hedges, excluding related DAC amortization:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Change in fair value of embedded derivatives, excluding the update of actuarial assumptions and NPA(a)	$1,334	$1,907	$2,422	$(1,152)	$(195)
Change in fair value of variable annuity hedging portfolio:
Fixed maturity securities(b)(c)	23	31	56	44	194
Interest rate derivative contracts	(1,592)	(644)	(600)	1,342	1,029
Equity derivative contracts	915	(780)	(1,217)	(679)	(1,274)
Change in fair value of variable annuity hedging portfolio	(654)	(1,393)	(1,761)	707	(51)
Change in fair value of embedded derivatives excluding the update of actuarial assumptions and NPA, net of hedging portfolio	680	514	661	(445)	(246)
Change in fair value of embedded derivatives due to NPA spread	972	(93)	(68)	50	(314)
Change in fair value of embedded derivatives due to change in NPA volume	(669)	(364)	(383)	404	202
Change in fair value of embedded derivatives due to the update of actuarial assumptions	—	—	(60)	194	219
Total change due to the update of actuarial assumptions and NPA	303	(457)	(511)	648	107
Net impact on pre-tax income (loss)	983	57	150	203	(139)
Impact to Consolidated Income Statement line
Net investment income, net of related interest credited to policyholder account balances	23	31	56	44	194
Net realized gains (losses)	960	26	94	159	(333)
Net impact on pre-tax income (loss)	983	57	150	203	(139)
Net change in value of economic hedge target and related hedges
Net impact on economic gains	$369	$77	$109	$295	$261
(a)	The non-performance risk adjustment (“NPA”) adjusts the valuation of derivatives to account for our own nonperformance risk in the fair value measurement of all derivative net liability positions.
(b)
Beginning in July 2019, the fixed income securities portfolio used in the economic hedging program was rebalanced to reposition the portfolio from a duration and issuer perspective. As part of this rebalancing, fixed income securities where we elected the fair value option were sold. As new fixed income securities were purchased, they were classified as available for sale, which was completed prior to the end of August 2019. Through early August 2019, the change in the fair value of the fixed maturities portfolio was recognized in net investment income, while in subsequent periods the change in fair value of available-for-sale fixed maturity securities is recognized as a component of OCI while the pre-tax income (loss) impact reflects coupon income net of interest expense.

(c)
The impact to OCI were losses of $430 million and $111 million for the six months ended June 30, 2022 and 2021, respectively, and a loss of $122 million and gain of $217 million and $57 million for the years ended December 31, 2021, 2020 and 2019, respectively. The six months ended June 30, 2022 reflected losses due to higher interest rates and widening spreads. The six months ended June 30, 2021 and the year ended December 31, 2021 reflected losses due to higher interest rates partially offset by gains due to tighter credit spreads. The gain in 2020 and 2019 reflected the impact of decreases in interest rates and tightening credit spreads.

Six Months Ended June 30, 2022
Net impact on pre-tax income of $983 million resulted from:
•	$680 million gain in the fair value of embedded derivatives excluding NPA, net of the hedging portfolio was driven by increases in interest rates, partially offset by lower equity markets.
•
$303 million gain due to NPA was driven by a widening of the NPA credit spread, partially offset by the impact of higher interest rates that resulted in NPA volume losses from lower expected GMWB payments.

On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In the six months ended June 30, 2022, we had a net mark-to-market gain of approximately $369 million from our hedging activities related to our economic hedge target primarily driven by widening credit spreads.
Six Months Ended June 30, 2021
Net impact on pre-tax income of $57 million resulted from:
•	$514 million gain in the fair value of embedded derivatives excluding NPA, net of the hedging portfolio was driven by increases in interest rates and higher equity markets.
•	$457 million loss due to NPA was driven by a tightening of the NPA credit spread, and the impact of higher interest rates that resulted in NPA volume losses from lower expected GMWB payments.
On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In the six months ended June 30, 2021, we had a net mark-to-market gain of approximately $77 million from our hedging activities related to our economic hedge target primarily driven by positive basis risk.
Year Ended December 31, 2021
Net impact on pre-tax income of $150 million resulted from:
•
$661 million gain in the fair value of embedded derivatives excluding update of actuarial assumptions and NPA, net of the hedging portfolio was driven by increases in interest rates and higher equity markets.

•
$511 million loss due to the update of actuarial assumptions and NPA was driven by a tightening of the NPA credit spread, and the impact of higher interest rates and equity that resulted in NPA volume losses from lower expected GMWB payments.

On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In 2021, we had a net mark-to-market gain of approximately $109 million from our hedging activities related to our economic hedge target primarily driven by higher equity markets, partially offset by losses from the review and update of actuarial assumptions.
Year Ended December 31, 2020
Net impact on pre-tax income of $203 million resulted from:
•
$445 million loss in the fair value of embedded derivatives excluding update of actuarial assumptions and NPA, net of the hedging portfolio was driven by lower interest rates, partially offset by higher equity markets.

•
$648 million gain due to the update of actuarial assumptions and NPA was driven by a widening of the NPA credit spread, the impact of lower interest rates that resulted in NPA volume gains from higher expected GMWB payments and gains from the review and update of actuarial assumptions.

On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In 2020, we had a net mark-to-market gain of approximately $295 million from our hedging activities related to our economic hedge target primarily driven by gains from higher equity markets and gains from the review and update of actuarial assumptions.

Year Ended December 31, 2019
Net impact on pre-tax loss of $139 million resulted from:
•
$246 million loss in the fair value of embedded derivatives excluding update of actuarial assumptions and NPA, net of the hedging portfolio was driven by lower interest rates, partially offset by higher equity markets.

•
$107 million gain due to the update of actuarial assumptions and NPA was driven by gains from the review and update of actuarial assumptions and the impact of lower interest rates that resulted in NPA volume gains from higher expected GMWB payments offset by a tightening of the NPA credit spread.

On an economic basis, the changes in the fair value of the hedge portfolio were partially offset by the changes in the economic hedge target. In 2019, we had a net mark-to-market gain of approximately $261 million from our hedging activities related to our economic hedge target primarily driven by gains from the review and update of actuarial assumptions and modeling refinements, offset by tightening credit spreads.
Embedded Derivatives for Variable Annuity, Fixed Index Annuity and Index Universal Life Products
Certain of our variable annuity contracts contain GMWBs and are accounted for as embedded derivatives. Additionally, certain fixed index annuity contracts contain GMWBs or indexed interest credits which are accounted for as embedded derivatives and our index universal life insurance products also contain embedded derivatives. Policyholders may elect to rebalance among the various accounts within the product at specified renewal dates. At the end of each index term, we generally have the opportunity to re-price the indexed component by establishing different participation rates or caps on equity indexed credited rates. The index crediting feature of these products results in the recognition of an embedded derivative that is required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in Net realized gains (losses). Option pricing models are used to estimate fair value, taking into account assumptions for future equity index growth rates, volatility of the equity index, future interest rates, and our ability to adjust the participation rate and the cap on equity indexed credited rates in light of market conditions and policyholder behavior assumptions.
The following table summarizes the fair values of the embedded derivatives for variable annuities, fixed index annuity and index universal life products:
	At June 30,	At December 31,
(in millions)	2022	2021	2020
Variable annuities GMWBs	$1,198	$2,472	$3,702
Fixed index annuities, including certain GMWBs	5,130	6,445	5,631
Index Life	629	765	649
Actuarial Assumption Changes
Most of the fixed annuities, fixed index annuities, variable annuity products and universal life insurance products we offer maintain policyholder deposits that are reported as liabilities and classified within either separate account liabilities or policyholder contract deposits. Our products and riders also impact liabilities for future policyholder benefits and unearned revenues and assets for DAC and deferred sales inducements. The valuation of these assets and liabilities (other than deposits) is based on differing accounting methods depending on the product, each of which requires numerous assumptions and considerable judgment. The accounting guidance applied in the valuation of these assets and liabilities includes, but is not limited to, the following: (i) traditional life insurance products for which assumptions are locked in at inception; (ii) universal life insurance secondary guarantees for which benefit liabilities are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments; (iii) certain product guarantees for which benefit liabilities are accrued over the life of the contract in proportion to actual and future expected policy assessments; (iv) certain product guarantees reported as embedded derivatives which are carried at fair value; and (v) unearned revenue and assets for DAC, VOBA, and deferred sales inducements related to investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, which are amortized in relation to the estimated gross profits.

At least annually, typically in the third quarter, we conduct a comprehensive review of the underlying assumptions within our actuarially determined assets and liabilities. These assumptions include, but are not limited to, policyholder behavior, mortality, expenses, investment returns and policy crediting rates. Changes in assumptions can result in a significant change to the carrying value of product liabilities and assets and, consequently, the impact could be material to earnings in the period of the change.
For further details of our accounting policies and related judgments pertaining to assumption updates, see Note 2 to our audited annual consolidated financial statements included elsewhere in this prospectus and “—Critical Accounting Estimates—Future Policy Benefits for Life and Accident and Health Insurance Contracts.”
The following table presents the increase (decrease) in pre-tax income resulting from the annual update of actuarial assumptions, which occurs in the third quarter of each year, by financial statement line item as reported in the Consolidated Statements of Income (Loss):
	Year Ended December 31,
(in millions)	2021	2020	2019
Premiums	$(41)	$—	$—
Policy fees	(74)	(106)	(24)
Interest credited to policyholder account balances	(54)	(6)	19
Amortization of deferred policy acquisition costs	(143)	225	194
Policyholder benefits	86	(246)	(147)
Increase (Decrease) in adjusted pre-tax operating income	(226)	(133)	42
Change in DAC related to net realized gains (losses)	32	(44)	(17)
Net realized gains	50	142	180
Increase (Decrease) in pre-tax income	$(144)	$(35)	$205
The following table presents the increase (decrease) in adjusted pre-tax operating income resulting from the annual update in actuarial assumptions, which occurs in the third quarter of each year, by segment and product line:
	Year Ended December 31,
(in millions)	2021	2020	2019
Individual Retirement:
Fixed annuities	$(267)	$(77)	$82
Variable annuities	7	13	(5)
Fixed index annuities	(60)	(30)	(140)
Total Individual Retirement	(320)	(94)	(63)
Group Retirement	(5)	68	(17)
Life Insurance	99	(108)	122
Institutional Markets	—	1	—
Total increase (decrease) in adjusted pre-tax operating income from update of assumptions*	$(226)	$(133)	$42
*
Liabilities ceded to Fortitude Re are reported in Corporate and Other. There was no impact to adjusted pre-tax operating income due to the annual update of actuarial assumptions as these liabilities are 100 percent ceded.

As discussed in more detail below, upon adoption of long-duration targeted improvements in 2023, we intend to review and if necessary, update the future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes) in the income statement. This is anticipated to lead to additional volatility as these future policy benefits have “locked-in” assumptions under current GAAP. However, it is expected that there will be less volatility related to DAC as long duration targeted improvements simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts with adjustments for unexpected terminations. The adoption of the targeted improvements to the accounting for long duration contracts will have no impact on our insurance companies’ statutory results.

Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity.
The Company will adopt the standard on January 1, 2023, with a transition date of January 1, 2021 (as described in additional detail below). We continue to evaluate and expect the adoption of this standard will impact our financial condition, results of operations, statement of cash flows and disclosures, as well as systems, processes and controls.
The Company will adopt the standard using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith. The Company will adopt the standard in relation to market risk benefits (“MRBs”) on a retrospective basis. Based upon this transition method, the Company currently estimates that the Transition Date impact from adoption is likely to result in a decrease in the Company’s equity between approximately $1.0 billion and $3.0 billion. The Company expects the most significant impact to be a reduction in AOCI offset by an increase in Retained Earnings. The most significant drivers of the transition adjustment are expected to be (1) changes related to market risk benefits in our Individual Retirement and Group Retirement segments, including the impact of non-performance adjustments, (2) changes to the discount rate which will most significantly impact our Life Insurance and Institutional Markets segments and (3) the removal of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments.
Market risk benefits: The standard requires the measurement of all MRBs (e.g., living benefit and death benefit guarantees associated with variable annuities) associated with deposit (or account balance) contracts at fair value at each reporting period. Changes in fair value compared to prior periods will be recorded and presented separately within the income statement, with the exception of instrument-specific credit risk changes (non-performance adjustments), which will be recognized in other comprehensive income. MRBs will impact both retained earnings and AOCI upon transition.
As MRBs are required to be accounted for at fair value, the quarterly valuation of these items will result in variability and volatility in the Company’s results following adoption. The accounting for MRBs will primarily impact our Individual Retirement and Group Retirement segments.
Discount rate assumption: The standard requires the discount rate assumption for the liability for future policy benefits to be updated at the end of each reporting period using an upper-medium grade (low credit risk) fixed income instrument yield that maximizes the use of observable market inputs. Upon transition, the Company currently estimates an adjustment to AOCI due to the fact that the market upper-medium grade (low credit risk) interest rates as of the Transition Date differ from reserve interest accretion rates. Lower interest rates result in a higher liability for future policy benefits, and are anticipated to more significantly impact our Life Insurance and Institutional Markets segments.
Following adoption, the impact of changes to discount rates will be recognized through other comprehensive income. Changes resulting from unlocking the discount rate each reporting period will primarily impact term life insurance and other traditional life insurance products, as well as pension risk transfer and structured settlement products.
Removal of balances related to changes in unrealized appreciation (depreciation) on investments: Under the standard, the majority of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments will be eliminated.
In addition to the above, the standard also:
•
Requires the review, and if necessary, update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted above) in the income statement.

•	Simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts with adjustments for unexpected terminations, but no longer requires an impairment test.

•
Increased disclosures of disaggregated roll-forwards of several balances, including: liabilities for future policy benefits, deferred acquisition costs, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

We expect that the accounting for Fortitude Re will continue to remain largely unchanged. With respect to Fortitude Re, the reinsurance assets, including the discount rates, will continue to be calculated using the same methodology and assumptions as the direct policies.
The Company has created a governance framework and a plan to support implementation of the updated standard. As part of its implementation plan, the Company has also advanced the modernization of its actuarial technology platform to enhance its modeling, data management, experience study and analytical capabilities, increase the end-to-end automation of key reporting and analytical processes and optimize its control framework. The Company has designed and begun implementation and testing of internal controls related to the new processes created as part of implementing the updated standard and will continue to refine these internal controls until the formal implementation in the first quarter of 2023.
Our Strategic Partnership with Blackstone
We believe that our strategic partnership with Blackstone has the potential to yield significant economic and strategic benefits over time. We believe that Blackstone’s ability to originate, and our enhanced ability to invest in, attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage.
Pursuant to the partnership, Blackstone manages $50 billion of assets in our investment portfolio, with that amount increasing by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027. We expect Blackstone to invest these assets primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit. Blackstone’s credit and lending strategy is to control all significant components of the underwriting and pricing processes and to facilitate bespoke opportunities with strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the lending source.
Blackstone will manage a portfolio of private and structured credit assets as described above where we believe Blackstone is well-positioned to add value and drive new originations. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio.
Beginning in 2022, Blackstone started investing for us primarily in Blackstone-originated investments. The investments underlying the original $50 billion mandate with Blackstone are expected to run-off and be reinvested over time. While over time the benefits of the partnership with Blackstone are expected to become accretive to our businesses, we do not expect the partnership to be immediately accretive to earnings. We expect Blackstone’s enhanced asset origination capabilities will enhance the competitiveness and profitability of our products, particularly in spread products such as fixed annuities. As part of our partnership, Blackstone acquired a 9.9% position in our common stock, aligning its economic interests with our stockholders.
See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.”
Our Investment Management Agreement with BlackRock
On March 28, 2022, we announced entry into a binding letter of intent with BlackRock pursuant to which certain of our U.S. and non-U.S. subsidiaries would enter into investment management agreements with BlackRock. We have since entered into such investment management agreements for the U.S. subsidiaries. Overall, we expect to transfer the management of up to $90 billion of our investment of liquid fixed income and certain private placement assets by the end of the first quarter of 2023. The investment management agreements contain detailed investment guidelines and reporting requirements. These agreements also contain reasonable and customary representations and warranties, standard of care, expense reimbursement, liability, indemnity and other provisions. The investment management agreements continue unless terminated by either party on 45 days’ notice or by us immediately for cause. We continue to be responsible for our overall investment portfolio, including decisions surrounding asset allocation, risk composition and investment strategy. There can be no assurance that the investment management agreements for our non-U.S. subsidiaries will be entered into as contemplated, or at all. See “Business—Our Segments—Investment Management—Our Investment Management Agreement with BlackRock.”
Affordable Housing Sale
On December 15, 2021, Corebridge and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of Corebridge’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, resulting in a pre-tax gain of $3.0 billion. We recognized $186 million of APTOI related to the U.S. affordable housing portfolio, primarily consisting of net investment income of $309 million offset by interest expense of $107 million for the year ended December 31, 2021.
Fair Value Option Bond Securities
We elect the fair value option on certain bond securities. When the fair value option is elected, the realized and unrealized gains and losses on these securities are reported in net investment income.
The following table shows the net investment income reported on fair value option bond securities.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Net investment income – excluding Fortitude Re funds withheld assets	$(53)	$22	$17	$66	$417
Net investment income – Fortitude Re funds withheld assets	(242)	6	9	6	12
Total	$(295)	$28	$26	$72	$429
Tax Impact from Separation
We will no longer be included in the AIG Consolidated Tax Group after the tax deconsolidation, which is expected to occur upon completion of this offering. In addition, the AGC Group will not be permitted to join in the filing of a U.S. consolidated federal income tax return with our other subsidiaries (collectively, the “Non-Life Group”) for the five-year waiting period. Instead, the AGC Group is expected to file separately as members of the AGC consolidated U.S. federal income tax return during the five-year waiting period. Upon the tax deconsolidation from the AIG Consolidated Tax Group, absent any prudent and feasible tax planning strategies, our net operating losses and foreign tax credit carryforwards generated by the non-life insurance companies will more-likely-than-not expire unutilized. Accordingly, based on the positive and negative evidence that exists as of June 30, 2022, an additional valuation allowance of $85 million is expected to be established with respect to such tax attribute carryforwards. Following the five-year waiting period, the AGC Group is expected to join our U.S. consolidated federal income tax return. Principles similar to the foregoing may apply to state and local income tax liabilities in jurisdictions that conform to federal rules.
Sale of Certain Assets of Our Retail Mutual Funds Business
On February 8, 2021, we announced the execution of a definitive agreement with Touchstone Investments, Inc. (“Touchstone”), an indirect wholly-owned subsidiary of Western & Southern Financial Group, to sell certain assets of our retail mutual funds business. This sale consisted of the reorganization of twelve of the retail mutual funds managed by our subsidiary SunAmerica Asset Management LLC (‘SAAMCo”) into certain Touchstone funds and was subject to certain conditions, including approval of the fund reorganizations by the retail mutual fund boards of directors/trustees and fund shareholders. The transaction closed on July 16, 2021, at which time we received initial proceeds and recognized a gain on the sale of $103 million. Concurrently, the twelve retail mutual funds managed by SAAMCo, with $6.8 billion in assets, were reorganized into Touchstone funds. Additional consideration may be earned over a three-year period based on asset levels in certain reorganized funds. Six retail mutual funds managed by SAAMCo and not included in the transaction were liquidated. We continue to retain our fund management platform and capabilities dedicated to our variable annuity insurance products.

Separation Costs
In connection with our separation from AIG, we have incurred and expect to continue to incur one-time and recurring expenses. We estimate that our one-time expenses will be between approximately $350 million and $450 million on a pre-tax basis from January 1, 2022. These expenses primarily relate to replicating and replacing functions, systems and infrastructure provided by AIG, rebranding and accounting advisory, consulting and actuarial fees. In addition to these separation costs, we expect to incur costs related to the evolution of our investments organization to reflect our strategic partnerships with key external managers, our implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services.
We also expect to incur a one-time expense of $300 million on a pre-tax basis to achieve an annual run rate expense reduction of close to $400 million on a pre-tax basis within two to three years of this offering, with the majority of the cost savings to be achieved in the next 24 months.
See “Prospectus Summary—Our Strategy—Drive further cost reduction and productivity improvement across the organization.”
Macroeconomic, Industry and Regulatory Trends
Our business is affected by industry and economic factors such as interest rates, geopolitical stability (including the armed conflict between Ukraine and Russia and corresponding sanctions imposed by the United States and other countries), credit and equity market conditions, currency exchange rates, regulation, tax policy, competition, and general economic, market and political conditions. We continued to operate under challenging market conditions in 2022 and 2021 characterized by factors such as the impact of COVID-19 and the related governmental and societal responses, interest rate volatility, inflationary pressures, an uneven global economic recovery and global trade tensions. Responses by central banks and monetary authorities with respect to inflation, growth concerns and other macroeconomic factors have also affected global exchange rates and volatility.
Below is a discussion of certain industry and economic factors impacting our business:
Impact of COVID-19
We are continually assessing the impact on our business, operations and investments of COVID-19 and the resulting ongoing economic and societal disruption. These impacts initially included a global economic contraction, disruptions in financial markets, increased market volatility and declines in certain equity and other asset prices that had negative effects on our investments, our access to liquidity, our ability to generate new sales and the costs associated with claims. While global financial markets recovered in 2021, there remains a risk that the disruptions previously experienced could return and new ones emerge as COVID-19 persists or new variants continue to arise. Further, significant legislative and regulatory activity has occurred at both the U.S. federal and state levels, as well as globally, in response to the COVID-19 pandemic and its impact on insurance consumers. While some of these legislative and regulatory initiatives have expired, any resurgence of the COVID-19 virus may lead to a renewal of those initatives. We cannot predict what form future legal and regulatory responses to concerns about COVID-19 and related public health issues will take, or how such responses will impact our business.
The most significant impacts relating to COVID-19 have been the impact of interest rate, credit spreads and equity market levels on spread and fee income, deferred acquisition cost amortization and increased mortality. We are actively monitoring the mortality rates and the potential direct and indirect impacts that COVID-19 may have across our businesses. The impact on the results for the year ended December 31, 2021 and the six months ended June 30, 2022 with respect to COVID-19 is primarily, but not limited to, COVID-19-related mortality. In 2020, our results include COVID-19-related impacts primarily on DAC/DSI amortization, mortality, reserves and investment returns and the volatility of achievable spreads. In 2020, we also experienced significant decreases in our premiums and deposits, primarily due to distribution channel disruptions related to COVID-19 and low interest rates. Our estimated reduction in pre-tax income and APTOI impact in the United States and UK from COVID-19 was $150 million and $200 million for the six months ended June 30, 2022 and 2021, respectively, and $408 million and $259 million for the years ended December 31, 2021 and 2020, respectively. The second quarter of 2022 represented the lowest COVID-19 mortality quarter ($26 million) since the pandemic began. Actual data related to cause of death is not always available for all claims paid, and such cause of death data does not always capture the existence of comorbid conditions. As a result, COVID-19 pre-tax income and APTOI impacts are estimates of the total impact of COVID-19 related claim activity based on available data. The regulatory approach to the pandemic and impact on the insurance industry is continuing to evolve and its ultimate impact remains uncertain. Prospectively in the United States, we estimate a reduction in pre-tax income and APTOI of $65 million to $75 million for every 100,000 population deaths.
We have a diverse investment portfolio with material exposures to various forms of credit risk. The far-reaching economic impacts of COVID-19 have been largely offset, to date, by intervention taken by governments and monetary authorities and equity market rebound resulting in a minimal impact on the value of the portfolio. At this point in time, uncertainty surrounding the duration and severity of the COVID-19 pandemic makes the long-term financial impact difficult to quantify.
COVID-19 continues to have an impact in 2022. The future impact of COVID-19 is dependent on many unknown factors, such as transmissibility and fatality of any future variants. Circumstances resulting from the COVID-19 pandemic, in addition to an increase in claims, may also impact utilization of benefits, lapses or surrenders of policies and payments of insurance premiums, all of which have impacted and could further impact the revenues and expenses associated with our products.
For additional information, see “Risk Factors—Risks Relating to Market Conditions—COVID-19 adversely affected, and may continue to adversely affect, our business, results of operations, financial condition and liquidity, and its ultimate impact will depend on future developments, including with respect to new variants, that are uncertain and cannot be predicted.”
Demographics
We expect our target market of individuals planning for retirement to continue to grow with the size of the U.S. population age 65 and over that is expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advisory capabilities. We continue to seek opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures.
Equity Markets
Our financial results are impacted by the performance of equity markets which impacts the performance of our alternative investment portfolio, fee income, net amount at risk, policyholder benefits and DAC on our variable annuity portfolio. For instance, in our variable annuity separate accounts and brokerage and advisory assets, we earn fee income on the account value in our variable annuities, which fluctuates with the equity markets as a significant amount of our separate account assets and brokerage and advisory assets are invested in equity funds. The impact of equity market returns, both increases and decreases, is reflected in our results due to the impact on the variable annuity account value and the fair values of equity-exposed securities in our investment portfolio.
Our hedging costs could also be significantly impacted by changes in the level of equity markets as rebalancing and option costs are tied to the equity market volatility, and we may be required to post additional collateral when equity markets are higher. These hedging costs are mostly offset by our rider fees that are tied to the level of the VIX. As rebalancing and option costs increase or decrease, the rider fees will increase or decrease partially offsetting the hedging costs incurred.
For additional information, see “Risk Factors—Risks Relating to Market Conditions—Equity market declines or volatility may materially and adversely affect our business, results of operations, financial condition or liquidity.”
Alternative investments include private equity funds which are generally reported on a one-quarter lag. Accordingly, the declines in the equity markets during the second quarter may impact the private equity investments in the alternative investments portfolio in the third quarter.
Impact of Changes in the Interest Rate Environment
Key U.S. benchmark rates have continued to rise during the first six months of 2022 as markets react to over elevated inflation measures, geopolitical risk, and the Board of Governors of the Federal Reserve System

raising short term interest rates for the first time since 2018. A rising interest rate environment benefits our spread income as we reinvest cash flows from existing business at higher rates and should have a positive impact on sales of spread-based products resulting in an increase in our base net spreads.
As of June 30, 2022, increases in key rates have improved yields on new investments which are now closer to the yield on maturities and redemptions (“runoff yield”) that we are experiencing on our existing portfolios and in some instances are higher than the runoff yield. Furthermore, the impact of interest rate increases is further reflected in our results as these rate increases have also reduced the value of fixed income assets that are held in the variable annuity separate accounts and brokerage and advisory assets, and accordingly, have adversely impacted the fees that are charged on these accounts. We actively manage our exposure to the interest rate environment through portfolio selection and asset-liability management, including spread management strategies for our investment-oriented products and economic hedging of interest rate risk from guarantee features in our variable and fixed index annuities, but we may not be able to fully mitigate our interest rate risk by matching exposure of our assets relative to our liabilities.
Equity Markets and Interest Rate Sensitivity
If we held all variables in our baseline business plan scenario constant other than equity market levels, an immediate 10% reduction in the S&P 500 index as of December 31, 2021 followed by a ratable 4% annual recovery would be estimated to reduce our fee income, net of advisory fee expense, by approximately $115 million over the course of the following 12-month period. We believe that the impact to fee income is the most meaningful measure to analyze our sensitivity to equity market levels due to the direct nature of the impact of changes in equity market levels on fee income.
If we held all variables in our baseline business plan scenario constant, other than the expected forward interest rates, a 100 basis points parallel increase in all forward interest rates on the yield curve from the level of such rates as of December 31, 2021 in our business plan scenario would be expected to contribute approximately $100 million of incremental APTOI in the first year, approximately $160 million of incremental APTOI in the second year and approximately $225 million of incremental APTOI in the third year. Changes in DAC and policyholder benefits are included in APTOI. Excluding the adverse impacts from DAC and policyholder benefits our APTOI would be approximately $165 million in the first year, approximately $265 million of incremental APTOI in the second year, and $365 million of incremental APTOI in the third year.
Our Individual Retirement and Group Retirement businesses are the most impacted by these sensitivities. However, the APTOI impacts do not correlate directly with the impact to statutory earnings and ultimately our operating subsidiaries’ dividend paying ability. See “Business—Supplemental Information on Our In-Force Variable Annuity Business” for a discussion of equity market and interest rate sensitivities on our estimated cash flows and distributable earnings for our variable annuity business. Furthermore, as discussed in more detail below under “—Executive Summary—Targeted Improvements to the Accounting for Long-Duration Contracts,” it is expected that there will be less volatility related to DAC as the adoption of LDTI in 2023 simplifies the amortization of DAC to a constant-level basis over the expected term of the related contracts with adjustments for unexpected terminations. Additionally, consistent with the approach underlying our current definition of APTOI which excludes the changes in the fair value of our embedded derivatives, the majority of our policyholder benefits in Individual Retirement and Group Retirement will be excluded from APTOI upon adoption of LDTI as the guaranteed minimum benefits in these segments will be reported as market risk benefits and reported at fair value each period.
Our baseline business plan includes significant assumptions, which we believe are reasonable based on our historical experience, presented below on a non-exclusive basis, with respect to, among other things:
•
equity market returns, forward interest rates and policyholder behavior based on our current best estimate assumptions which include dynamic variables to reflect the impact of a change in market levels;

•	our projected amount of new sales in our insurance businesses, which have not been adjusted for the higher assumed forward interest rates or decrease in the equity markets;
•	the absence of material changes in regulation;
•	that we have not adopted the new accounting standard for long-duration contracts with respect to the financial goal related our Adjusted ROAE;

•
our degree of leverage and capital structure following the Recapitalization due to indebtedness incurred in connection with the Recapitalization or following consummation of this offering as described under “Recapitalization—Indebtedness Remaining Outstanding Following this Offering;”

•	limited differences between actual experience and existing actuarial assumptions, including assumptions for which existing experience is limited and experience will emerge over time;
•	the effectiveness of our policyholder behavior models to predict a policyholder’s decision making and mortality;
•	the efficacy and maturity of existing actuarial models to appropriately reflect all aspects of our existing and in-force businesses;
•	the effectiveness and cost of our hedging program and the impact of our hedging strategy on net income volatility and possible negative effects on our statutory capital;
•	our ability to implement our business strategy;
•	our ability to implement cost reduction and productivity strategies;
•	the successful implementation of our key initiatives outlined in “Business—Financial Goals;”
•	our access to capital; and
•	general conditions of the capital markets and the markets in which our businesses operate.
The equity market sensitivity analysis discussed in this section is an estimate intended to illustrate the effect of declining equity markets on our fee income based on a sudden shock and a gradual recovery. The interest rate sensitivity analysis discussed in this section is an estimate intended to illustrate the effect of rising interest rates on our APTOI based on a series of assumptions as to the future. It does not purport to encompass all of the many factors that may bear upon APTOI or fee income and is not intended to predict or guarantee our future financial performance. Our future results may differ, possibly materially, from those shown, as a result of changes in the operating and economic environments, natural variations in experience and the impact that changes in one assumption may have on other assumptions. See “Special Note Regarding Forward-Looking Statements and Information,” “Risk Factors—Risks Relating to Market Conditions—Rapidly increasing interest rates, changes to credit spreads and sustained low, declining or negative interest rates have materially and adversely affected, and may continue to materially and adversely affect, our profitability,” “Risk Factors—Risks Relating to Market Conditions—Equity market declines or volatility may materially and adversely affect our business, results of operations, financial condition and liquidity” and “Risk Factors—Risk Related to Estimates and Assumptions—Estimates or assumptions used in the preparation of financial statements and modeled results used in various areas of our business may differ materially from actual experience.” These sensitivity analyses are based on our baseline business plan as of December 31, 2021, are provided only as of the date of this prospectus, and we do not undertake any obligation to make any update or revision to reflect the occurrence of events, changes in assumptions or adjustments in equity markets, interest rates or the yield curve, unanticipated or otherwise, other than as may be required by law.
The information appearing in this section, “—Equity Markets and Interest Rate Sensitivity,” is considered prospective financial information. This prospective financial information has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the above prospective financial information, including, but not limited to, the impact of changing interest rates on APTOI, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.
Annuity Sales and Surrenders
The rising rate environment has provided a strong tailwind for fixed annuity sales with sales in the three to five-year products significantly increasing. Continued rising interest rates could create the potential for increased sales but may also drive higher surrenders. Fixed annuities have surrender charge periods, generally in the three-to-seven-year range. Fixed index annuities have surrender charge periods, generally in the five-to-ten-year range, and within our Group Retirement segment, certain of our fixed investment options are subject to other withdrawal restrictions, which may help mitigate increased early surrenders in a rising rate environment. In addition, older contracts that have higher minimum interest rates and continue to be attractive to contract holders have driven better than expected persistency in fixed annuities, although the reserves for such contracts have continued to decrease over time in amount and as a percentage of the total annuity portfolio. We closely monitor surrenders of fixed annuities as contracts with lower minimum interest rates come out of the surrender charge period. Changes in interest rates significantly impact the valuation of our liabilities for annuities with guaranteed living benefit features and the value of the related hedging portfolio.
Reinvestment and Spread Management
We actively monitor fixed income markets, including the level of interest rates, credit spreads and the shape of the yield curve. We also frequently review our interest rate assumptions and actively manage the crediting rates used for new and in-force business. Business strategies continue to evolve and we attempt to maintain profitability of the overall business in light of the interest rate environment. A rising interest rate environment results in improved yields on new investments and improves margins for our business while also making certain products, such as fixed annuities, more attractive to potential customers. However, the rising rate environment has resulted in lower values on general and separate account assets and brokerage and advisory assets that hold investments in fixed income assets. The declining separate account assets and brokerage and advisory assets also result in lower fee income.
For additional information on our investment and asset-liability management strategies, see “—Investments—.”
For investment-oriented products, including universal life insurance, and variable, fixed and fixed index annuities, in each of our operating and reportable segments, our spread management strategies include disciplined pricing and product design for new business, modifying or limiting the sale of products that do not achieve targeted spreads, using asset-liability management to match assets to liabilities to the extent practicable, and actively managing crediting rates to help mitigate some of the pressure on investment spreads. Renewal crediting rate management is done under contractual provisions that were designed to allow crediting rates to be reset at pre-established intervals in accordance with state and federal laws and subject to minimum crediting rate guarantees. We expect to continue to adjust crediting rates on in-force business, as appropriate, to be responsive to a rising rate environment. As interest rates rise, we may need to raise crediting rates on in-force business for competitive and other reasons, potentially offsetting a portion of the additional investment income resulting from investing in a higher interest rate environment.
Of the aggregate fixed account values of our Individual Retirement and Group Retirement annuity products, 68% and 68% were crediting at the contractual minimum guaranteed interest rate at June 30, 2022 and December 31, 2021, respectively. The percentage of fixed account values of our annuity products that are currently crediting at rates above 1% were 56% and 58% at June 30, 2022 and December 31, 2021, respectively. In the universal life insurance products in our Life Insurance business, 69% and 67% of the account values were crediting at the contractual minimum guaranteed interest rate at June 30, 2022 and December 31, 2021, respectively. These businesses continue to focus on pricing discipline and strategies to manage the minimum guaranteed interest crediting rates offered on new sales in the context of regulatory requirements and competitive positioning.
For additional information on our investment and asset-liability management strategies, see Note 5 to our audited annual consolidated financial statements.
Impact of Currency Volatility
In our life insurance business, we have international locations in the UK and Ireland, whose local currency is the British Pound and Euro, respectively. Trends in revenue and expense reported in U.S. dollars can differ significantly from those measured in original currencies. While currency volatility affects financial statement line item components of income and expenses, since our international businesses transact in local currencies, the impact is significantly mitigated.
These currencies may continue to fluctuate, in either direction, and such fluctuations may affect premiums, fees and expenses reported in U.S. dollars, as well as financial statement line item comparability.

Use of Non-GAAP Financial Measures and Key Operating Metrics
Non-GAAP Financial Measures
Throughout this MD&A, we present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. Some of the measurements we use are “non-GAAP financial measures” under SEC rules and regulations. We believe presentation of these non-GAAP financial measures allows for a deeper understanding of the profitability drivers of our business, results of operations, financial condition and liquidity. These measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for GAAP measures. The non-GAAP financial measures we present may not be comparable to similarly-named measures reported by other companies. Reconciliations of non-GAAP financial measures for future periods are not provided as we do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.
Adjusted revenues exclude Net realized gains (losses) except for gains (losses) related to the disposition of real estate investments, income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).
The following table presents a reconciliation of Total revenues to Adjusted revenues:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Total revenues	$15,669	$11,030	$23,390	$15,062	$13,210
Fortitude Re related items:
Net investment income on Fortitude Re funds withheld assets	(460)	(891)	(1,775)	(1,427)	(1,598)
Net realized (gains) losses on Fortitude Re funds withheld assets	183	(313)	(924)	(1,002)	(262)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivatives	(5,231)	(166)	687	3,978	5,167
Subtotal - Fortitude Re related items	(5,508)	(1,370)	(2,012)	1,549	3,307
Other non-Fortitude Re reconciling items:
Changes in fair value of securities used to hedge guaranteed living benefits	(28)	(32)	(60)	(56)	(228)
Non-operating litigation reserves and settlements	(22)	—	—	(12)	—
Other (income) - net	(24)	(14)	(37)	(53)	(42)
Net realized (gains) losses(a)	(1,854)	(501)	(791)	916	551
Subtotal - Other non-Fortitude Re reconciling items	(1,928)	(547)	(888)	795	281
Total adjustments	(7,436)	(1,917)	(2,900)	2,344	3,588
Adjusted revenues	$8,233	$9,113	$20,490	$17,406	$16,798
(a)
Represents all net realized gains and losses except gains (losses) related to the disposition of real estate investments and earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income for non-qualifying (economic) hedging or for asset replication is reclassified from net realized gains and losses to specific APTOI line items (e.g., net investment income and interest credited to policyholder account balances) based on the economic risk being hedged.

Adjusted pre-tax operating income (“APTOI”) is derived by excluding the items set forth below from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and recording adjustments to APTOI that we believe to be common in our industry. However, we believe the adjustments to pre-tax income are useful for gaining an understanding of our overall results of operations.

APTOI excludes the impact of the following items:
Fortitude Related Adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from APTOI. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from APTOI.
As a result of entering into the reinsurance agreements with Fortitude Re we recorded a loss which was primarily attributed to the write-off of DAC, VOBA and deferred cost of reinsurance assets. The total loss and the ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from APTOI as these are not indicative of our ongoing business operations.
Investment-Related Adjustments:
APTOI excludes “Net realized gains (losses),” including changes in the allowance for credit losses on available for sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities, also included in net realized gains (losses) are similarly excluded from APTOI except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTOI line items based on the economic risk being hedged (e.g., net investment income and interest credited to policyholder account balances).
Our investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, are also impacted by net realized gains (losses), and these secondary impacts are also excluded from APTOI. Specifically, the changes in benefit reserves and DAC, VOBA, and sales inducement assets (“DSI”) related to net realized gains (losses) are excluded from APTOI.
Variable, Fixed Index Annuities and Index Universal Life Insurance Products Adjustments:
Certain of our variable annuity contracts contain GMWBs and are accounted for as embedded derivatives. Additionally, certain fixed index annuity contracts contain GMWB or indexed interest credits which are accounted for as embedded derivatives and our index universal life insurance products also contain embedded derivatives. Changes in the fair value of these embedded derivatives, including rider fees attributed to the embedded derivatives, are recorded through “Net realized gains (losses)” and are excluded from APTOI.
Changes in the fair value of securities used to hedge guaranteed living benefits are excluded from APTOI.
Other Adjustments:
Other adjustments represent all other adjustments that are excluded from APTOI. The excluded adjustments include, as applicable:
•	net pre-tax income (losses) from noncontrolling interests related to consolidated investment entities;
•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•	separation costs;
•	non-operating litigation reserves and settlements;
•	loss (gain) on extinguishment of debt;
•	losses from the impairment of goodwill; and

•	income and loss from divested or run-off business.
Adjusted after-tax operating income attributable to our common shareholders (“Adjusted After-tax Operating Income” or “AATOI”) is derived by excluding the tax effected APTOI adjustments described above, as well as the following tax items from net income attributable to us:
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•	deferred income tax valuation allowance releases and charges.
The following tables present a reconciliation of pre-tax income (loss)/net income (loss) attributable to Corebridge to adjusted pre-tax operating income (loss)/adjusted after-tax operating income (loss) attributable to Corebridge:
Six Months Ended June 30, (in millions)	2022				2021
	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax
Pre-tax income/net income, including noncontrolling interests	$8,137	$1,618	$—	$6,519	$3,551	$578	$—	$2,973
Noncontrolling interests	—	—	(155)	(155)	—	—	(160)	(160)
Pre-tax income/net income attributable to Corebridge	8,137	1,618	(155)	6,364	3,551	578	(160)	2,813
Fortitude Re Related items:
Net investment income on Fortitude Re funds withheld assets	(460)	(97)	—	(363)	(891)	(187)	—	(704)
Net realized (gains) losses on Fortitude Re funds withheld assets	183	38	—	145	(313)	(66)	—	(247)
Net realized losses on Fortitude Re funds withheld embedded derivative	(5,231)	(1,125)	—	(4,106)	(166)	(36)	—	(130)
Subtotal Fortitude Re related items	(5,508)	(1,184)	—	(4,324)	(1,370)	(289)	—	(1,081)
Other Reconciling Items:
Changes in uncertain tax positions and other tax adjustments	—	76	—	(76)	—	132	—	(132)
Deferred income tax valuation allowance (releases) charges	—	(24)	—	24	—	(35)	—	35
Changes in fair value of securities used to hedge guaranteed living benefits	(23)	(5)	—	(18)	(31)	(7)	—	(24)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	401	84	—	317	98	21	—	77
Loss on extinguishment of debt	—	—	—	—	229	48	—	181
Net realized (gains) losses(a)	(1,864)	(391)	—	(1,473)	(512)	(108)	50	(354)
Non-operating litigation reserves and settlements	(22)	(5)	—	(17)	—	—	—	—
Separation costs	81	17	—	64	—	—	—	—
Restructuring and other costs	66	14	—	52	13	3	—	10
Non-recurring costs related to regulatory or accounting changes	4	1	—	3	19	4	—	15
Net (gain) loss on divestiture	3	1	—	2	—	—	—	—
Pension expense - non operating	1	—	—	1	—	—	—	—
Noncontrolling interests	(155)	—	155	—	(110)	—	110	—
Subtotal - Other non-Fortitude Re reconciling items	(1,508)	(232)	155	(1,121)	(294)	58	160	(192)
Total adjustments	(7,016)	(1,416)	155	(5,445)	(1,664)	(231)	160	(1,273)
Adjusted pre-tax operating income (loss) / Adjusted after-tax operating income (loss)	$1,121	$202	$—	$919	$1,887	$347	$—	$1,540

Years Ended December 31,	2021				2020				2019
(in millions)	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax	Pre-tax	Total Tax (Benefit) Charge	Non- controlling Interests	After Tax
Pre-tax income (loss)/ net income (loss) including non-controlling interest	$10,127	$1,843	$—	$8,284	$851	$(15)	$—	$866	$139	$(168)	$—	307
Noncontrolling interests	—	—	(929)	(929)	—	—	(224)	(224)	—	—	(257)	(257)
Pre-tax income (loss) / net income attributable to Corebridge	10,127	1,843	(929)	7,355	851	(15)	(224)	642	139	(168)	(257)	50
Fortitude Re related items:
Net investment income on Fortitude Re funds withheld assets	(1,775)	(373)	—	(1,402)	(1,427)	(300)	—	(1,127)	(1,598)	(335)	—	(1,263)
Net realized (gains) losses on Fortitude Re funds withheld assets	(924)	(194)	—	(730)	(1,002)	(210)	—	(792)	(262)	(55)	—	(207)
Net realized losses on Fortitude Re funds withheld embedded derivative	687	144	—	543	3,978	835	—	3,143	5,167	1,085	—	4,082
Net (gains) losses on Fortitude Re transactions	(26)	(5)	—	(21)	91	19	—	72	—	—	—	—
Subtotal – Fortitude Re related items	(2,038)	(428)	—	(1,610)	1,640	344	—	1,296	3,307	695	—	2,612
Other Reconciling Items:
Changes in uncertain tax positions and other tax adjustments	—	174	—	(174)	—	119	—	(119)	—	88	—	(88)
Deferred income tax valuation allowance (release) charges	—	(26)	—	26	—	—	—	—	—	—	—	—
Changes in fair value of securities used to hedge guaranteed living benefits	(56)	(12)	—	(44)	(44)	(9)	—	(35)	(194)	(41)	—	(153)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized (gains) losses	101	21	—	80	(60)	(13)	—	(47)	(34)	(7)	—	(27)
Loss on extinguishment of debt	219	46	—	173	10	2	—	8	32	7	—	25
Net realized (gains) losses(a)	(813)	(171)	68	(574)	895	190	30	735	529	111	27	445
Non-operating litigation reserves and settlements	—	—	—	—	(12)	(3)	—	(9)	4	1	—	3
Integration and transaction costs associated with acquiring or divesting businesses	—	—	—	—	—	—	—	—	3	1	—	2
Restructuring and other costs	44	9	—	35	63	13	—	50	21	4	—	17
Non-recurring costs related to regulatory or accounting changes	31	7	—	24	45	10	—	35	7	1	—	6
Net (gain) loss on divestiture	(3,081)	(710)	—	(2,371)	—	—	—	—	—	—	—	—
Pension expense - non operating	12	3	—	9	—	—	—	—	—	—	—	—
Noncontrolling interests	(861)	—	861	—	(194)	—	194	—	(230)	—	230	—
Subtotal - Other non-Fortitude Re reconciling items	(4,404)	(659)	929	(2,816)	703	309	224	618	138	165	257	230
Total adjustments	(6,442)	(1,087)	929	(4,426)	2,343	653	224	1,914	3,445	860	257	2,842
Adjusted pre-tax operating income (loss) / Adjusted after-tax operating income (loss)	$3,685	$756	$—	$2,929	$3,194	$638	$—	$2,556	$3,584	$692	$—	$2,892
(a)
Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Additionally, gains (losses) related to the disposition of real estate investments are also excluded from this adjustment.

The following table presents a reconciliation of the GAAP tax rate to the adjusted tax rate:
Years Ended December 31,	GAAP			Non-GAAP Adjustments		Adjusted
(in millions)	Pre-tax Income	Tax	Rate	Pre-tax Adjustments	Tax	APTOI	Tax	Rate
2021
U.S. federal income tax at statutory	$10,127	$2,127	21.0%	$(6,442)	$(1,353)	$3,685	$774	21.0%
Rate Adjustments
Uncertain Tax Positions	—	(69)	(0.7)	—	66	—	(3)	(0.1)
Reclassifications from accumulated other comprehensive income	—	(108)	(1.1)	—	108	—	—	0.0
Non-controlling Interest	—	(197)	(1.9)	—	181	—	(16)	(0.4)
Dividends received deduction	—	(37)	(0.4)	—	—	—	(37)	(1.0)
State and local income taxes	—	105	1.0	—	(55)	—	50	1.4
Other	—	(5)	0.0	—	(12)	—	(17)	(0.5)
Adjustments to prior year tax returns	—	(3)	0.0	—	4	—	1	0.0
Share based compensation payments excess tax deduction	—	4	0.0	—	—	—	4	0.1
Valuation allowance:
Continuing operations	—	26	0.3	—	(26)	—	—	0.0
Amount Attributable to Corebridge	$10,127	$1,843	18.2%	$(6,442)	$(1,087)	$3,685	$756	20.5%
2020
U.S. federal income tax at statutory	$851	$178	21.0%	$2,343	$493	$3,194	$671	21.0%
Rate Adjustments:
Uncertain Tax Positions	—	17	2.0	—	4	—	21	0.7
Reclassifications from accumulated other comprehensive income	—	(100)	(11.8)	—	100	—	—	0.0
Non-controlling Interest	—	(47)	(5.5)	—	41	—	(6)	(0.2)
Dividends received deduction	—	(39)	(4.6)	—	—	—	(39)	(1.2)
State and local income taxes	—	(4)	(0.5)	—	—	—	(4)	(0.1)
Other	—	1	0.1	—	(3)	—	(2)	(0.1)
Adjustments to prior year tax returns	—	(27)	(3.2)	—	14	—	(13)	(0.4)
Share based compensation payments excess tax deduction	—	10	1.2	—	—	—	10	0.3
Valuation allowance:
Continuing operations	—	(4)	(0.5)	—	4	—	—	—
Amount Attributable to Corebridge	$851	$(15)	(1.8)%	$2,343	$653	$3,194	$638	20.0%
2019
U.S. federal income tax at statutory	$139	$29	21.0%	$3,445	$724	$3,584	$753	21.0%
Rate Adjustments:
Uncertain Tax Positions	—	35	25.2	—	(29)	—	6	0.2
Reclassifications from accumulated other comprehensive income	—	(114)	(82.0)	—	114	—	—	0.0
Non-controlling Interest	—	(52)	(37.4)	—	48	—	(4)	(0.1)
Dividends received deduction	—	(40)	(28.8)	—	—	—	(40)	(1.1)
State and local income taxes	—	14	10.0	—	—	—	14	0.4
Other	—	5	3.6	—	—	—	5	0.1
Adjustments to prior year tax returns	—	(49)	(35.3)	—	—	—	(49)	(1.4)
Share based compensation payments excess tax deduction	—	7	5.0	—	—	—	7	0.2
Valuation allowance:
Continuing operations	—	(3)	(2.2)	—	3	—	—	—
Amounts Attributable to Corebridge	$139	$(168)	(120.9)%	$3,445	$860	$3,584	$692	19.3%
Book value, excluding AOCI, adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets (“Adjusted Book Value”) is used to eliminate the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio where there is largely no offsetting impact for certain related insurance liabilities that are not recorded at fair value. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

The following table presents the reconciliation of Adjusted Book Value:
	At June 30,		At December 31,
(in millions)	2022	2021	2021	2020	2019
Total Corebridge shareholders' equity	$11,883	$36,413	$27,086	$37,232	$31,805
Less: Accumulated other comprehensive income	(10,799)	11,895	10,167	14,653	9,329
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(1,723)	3,130	2,629	4,225	2,970
Adjusted Book Value	$20,959	$27,648	$19,548	$26,804	$25,446
Adjusted Return on Average Equity (“Adjusted ROAE”) – is derived by dividing Adjusted After-Tax Operating Income by average Adjusted Book Value and is used by management to evaluate our recurring profitability and evaluate trends in our business. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of our available for sale securities portfolio and foreign currency translation adjustments. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio for which there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
The following table presents the reconciliation of Adjusted ROAE:
	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Actual or annualized net income (loss) attributable to Corebridge shareholders (a)	$12,728	$5,626	$7,355	$642	$50
Actual or annualized adjusted after-tax operating income attributable to Corebridge shareholders (b)	1,838	3,080	2,929	2,556	2,892
Average Corebridge Shareholders’ equity (c)	19,485	36,823	32,159	34,519	29,098
Less: Average AOCI	(316)	13,274	12,410	11,991	5,875
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	453	3,678	3,427	3,598	1,771
Average Adjusted Book Value (d)	$20,254	$27,227	$23,176	$26,126	$24,994
Return on Average Equity (a/c)	65.3%	15.3%	22.9%	1.9%	0.2%
Adjusted ROAE (b/d)	9.1%	11.3%	12.6%	9.8%	11.6%
Operating EPS - AATOI divided by weighted average diluted shares.
Premiums and deposits is a non-GAAP financial measure that includes direct and assumed premiums received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life insurance, investment-type annuity contracts, and GICs. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
The following table presents the premiums and deposits:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Individual Retirement
Premiums	$112	$57	$191	$151	$104
Deposits(b)	7,396	7,050	13,473	9,492	13,530
Other(a)	(7)	(4)	(7)	(9)	(9)
Premiums and deposits	7,501	7,103	13,657	9,634	13,625

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Group Retirement
Premiums	13	8	22	19	16
Deposits	3,647	4,065	7,744	7,477	8,330
Premiums and deposits(c)(d)	3,660	4,073	7,766	7,496	8,346
Life Insurance
Premiums	862	824	1,573	1,526	1,438
Deposits	786	806	1,635	1,648	1,667
Other(a)	458	455	1,020	873	827
Premiums and deposits	2,106	2,085	4,228	4,047	3,932
Institutional Markets
Premiums	734	1,125	3,774	2,564	1,877
Deposits	128	593	1,158	2,284	931
Other(a)	15	12	25	25	27
Premiums and deposits	877	1,730	4,957	4,873	2,835
Total
Premiums	1,721	2,014	5,560	4,260	3,435
Deposits	11,957	12,514	24,010	20,901	24,458
Other(a)	466	463	1,038	889	845
Premiums and deposits	$14,144	$14,991	$30,608	$26,050	$28,738
(a)	Other principally consists of ceded premiums, in order to reflect gross premiums and deposits.
(b)
Excludes deposits from the assets of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale. Deposits from these retail mutual funds were $248 million for the six months ended June 30, 2021, and $259 million, $736 million and $1.3 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

(c)
Excludes client deposits into advisory and brokerage accounts of $1.2 billion and $1.2 billion for the six months ended June 30, 2022 and 2021, respectively, and $2.5 billion, $1.4 billion and $1.2 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

(d)
Includes premiums and deposits related to in-plan mutual funds of $1.6 billion and $1.6 billion for the six months ended June 30, 2022 and 2021, respectively, and $3.1 billion, $3.0 billion and $2.9 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

Normalized distributions - are defined as Dividends paid by the Life Fleet subsidiaries as well as the international insurance subsidiaries, less non-recurring dividends, plus dividend capacity that would have been available to Corebridge absent strategies that resulted in utilization of tax attributes. We believe that presenting normalized distributions is useful in understanding a significant component of our liquidity as a standalone company.
The following table presents a reconciliation of Dividends to Normalized distributions:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Subsidiary dividends paid	$1,200	$600	$1,564	$540	$1,535
Less: Non-recurring dividends	—	—	(295)	600	(400)
Tax sharing payments related to utilization of tax attributes	273	368	902	1,026	954
Normalized distributions	$1,473	$968	$2,171	$2,166	$2,089

ULSG Net Liability – represents the gross liability for universal life policies with secondary guarantees (“ULSG”) and for universal life policies with similar expected benefit patterns liability adjusted to include the impacts of DAC, unearned revenue reserve (“URR”), and other guaranteed benefits less unrealized gains (losses). We believe that presenting ULSG Net Liability is useful as it provides supplemental information regarding the totality of our exposure to universal life policies with secondary guarantees.
The following table presents a reconciliation of the liability for ULSG and similar features to the ULSG Net Liability:
	At June 30, 2022	At December 31,
(in millions)		2021	2020	2019
Liability for ULSG and similar features	$3,151	$4,505	$4,751	$3,794
Deferred Acquisition Costs	(2,814)	(2,822)	(2,708)	(2,417)
Unearned Revenue Reserves	1,899	1,848	1,660	1,431
Impact of Unrealized Gains (Losses) from Investments	311	(1,135)	(1,495)	(1,099)
Other Guaranteed Benefits	409	419	421	527
Other Ceded Guaranteed Benefits	(265)	(256)	(266)	(294)
ULSG Net Liability	$2,691	$2,559	$2,363	$1,942
Net insurance liabilities - represents the gross liabilities for our insurance businesses, including the future policy benefits, policyholder contract deposits, other policyholder fund and the separate account liabilities, less reinsurance assets. We believe that presenting net insurance liabilities is useful as it provides supplemental information regarding the totality of our insurance liabilities and customer demand for our products as product trends evolve.
The following table presents a reconciliation of the gross liabilities to the net insurance liabilities:
(in billions)	At June 30, 2022	At December 31, 2021
Future policy benefits for life and accident and health contracts	$55.7	$57.8
Policyholder contract deposits	156.6	156.8
Other policyholder funds	3.2	2.9
Separate account liabilities	86.7	109.1
Less: Direct liabilities related to the Corporate and Other segment and other balances(a)	(29.6)	(29.7)
Less: Reinsurance assets(b)	(2.0)	(2.0)
Net insurance liabilities	$270.6	$294.9
(a)
Direct liabilities related to the Corporate and Other segment consist of $27.6 billion and $27.7 billion of liabilities related to Fortitude Re at June 30, 2022 and December 31, 2021, respectively. Other balances primarily includes unearned revenue reserves which are recorded in other policyholder funds.

(b)	Reinsurance assets includes recoverables related to future policy benefits and policyholder contract deposits. Recoverables related to paid claims are excluded.
Key Operating Metrics
Assets Under Management and Administration
Assets Under Management (“AUM”) include assets in the general and separate accounts of our subsidiaries that support liabilities and surplus related to our life and annuity insurance products.
Assets Under Administration (“AUA”) include Group Retirement mutual fund assets and other third-party assets that we sell or administer and the notional value of SVW contracts.

Assets Under Management and Administration (“AUMA”) is the cumulative amount of AUM and AUA.
The following table presents a summary of our AUMA:
	At June 30,		At December 31,
(in billions)	2022	2021	2021	2020	2019
Individual Retirement
AUM	$139.9	$160.7	$160.2	$157.3	$145.3
AUA(a)	—	—	—	—	—
Total Individual Retirement AUMA	139.9	160.7	160.2	157.3	145.3
Group Retirement
AUM	79.7	97.8	97.2	94.5	87.3
AUA	35.4	39.9	42.6	35.6	30.9
Total Group Retirement AUMA	115.1	137.7	139.8	130.1	118.2
Life Insurance
AUM	28.4	34.6	34.4	34.8	32.0
AUA	—	—	—	—	—
Total Life Insurance AUMA	28.4	34.6	34.4	34.8	32.0
Institutional Markets
AUM	29.3	31.0	32.7	30.4	26.6
AUA	45.3	42.4	43.8	43.3	39.9
Total Institutional Markets AUMA	74.6	73.4	76.5	73.7	66.5
Total AUMA	$358.0	$406.4	$410.9	$395.9	$362.0
(a)
Excludes AUA from the assets of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale. AUA related to these retail mutual funds were $7.8 billion and $12.0 billion at December 31, 2020 and 2019, respectively.

Fee and Spread Income and Underwriting Margin
Fee income is defined as policy fees plus advisory fees plus other income.
Spread income is defined as net investment income less interest credited to policyholder account balances, exclusive of amortization of sales inducement assets. Net investment income includes earnings from the base portfolio as well as variable investment income, which includes other yield enhancements and earnings from alternative investments.
Underwriting margin for our Life Insurance segment includes premiums, policy fees, advisory fee income, net investment income, less interest credited to policyholder account balances, policyholder benefits and excludes the annual assumption update. For our Institutional Markets segment, select products utilize underwriting margin, which includes premiums, net investment income, non-SVW fee and advisory fee income, less interest credited, policyholder benefits and excludes the annual assumption update.

The following table presents a summary of our fee income, spread income and underwriting margin:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Individual Retirement
Fee Income(a)	$672	$731	$1,500	$1,321	$1,254
Spread Income	1,017	1,314	2,650	2,430	2,500
Total Individual Retirement(a)	1,689	2,045	4,150	3,751	3,754
Group Retirement
Fee Income	396	413	859	715	690
Spread Income	456	640	1,275	1,088	1,133
Total Group Retirement	852	1,053	2,134	1,803	1,823
Life Insurance
Underwriting margin	580	479	1,067	1,261	1,473
Total Life Insurance	580	479	1,067	1,261	1,473
Institutional Markets(b)
Fee Income	31	31	61	62	68
Spread Income	168	223	478	290	251
Underwriting margin	41	47	102	75	75
Total Institutional Markets	240	301	641	427	394
Total
Fee Income	1,099	1,175	2,420	2,098	2,012
Spread Income(c)	1,641	2,177	4,403	3,808	3,884
Underwriting margin	621	526	1,169	1,336	1,548
Total	$3,361	$3,878	$7,992	$7,242	$7,444
(a)
Excludes fee income of $51 million for the six months ended June 30, 2021 and $54 million, $111 million and $163 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to the assets of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale.

(b)	Fee income for Institutional Markets includes only SVW fee income, while underwriting margin includes fee and advisory income on products other than SVW.
(c)
Our previously reported level of spread rate compression has been in the range of 8 to 16 basis points annually. But given current market conditions, we now expect to be better than 8 basis points for the full year.

Net Investment Income
Base portfolio income includes interest, dividends, and foreclosed real estate income, net of investment expenses and non-qualifying (economic) hedges.
Variable investment income includes call and tender income, commercial mortgage loan prepayments, changes in market value of investments accounted for under the fair value option, interest received on defaulted investments (other than foreclosed real estate), income from alternative investments, affordable housing investments and other miscellaneous investment income, including income of certain partnership entities that are required to be consolidated. Alternative investments include private equity funds which are generally reported on a one-quarter lag.

The following table presents a summary of our four insurance operating businesses’ net investment income on an APTOI basis:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Individual Retirement
Base portfolio income	$1,730	$1,745	$3,478	$3,573	$3,636
Variable investment income, excluding affordable housing	154	316	711	403	403
Affordable housing(a)	—	83	145	129	124
Net investment income	1,884	2,144	4,334	4,105	4,163
Group Retirement
Base portfolio income	904	954	1,905	1,924	1,986
Variable investment income, excluding affordable housing	111	202	424	215	204
Affordable housing(a)	—	48	84	74	72
Net investment income	1,015	1,204	2,413	2,213	2,262
Life Insurance
Base portfolio income	606	627	1,246	1,290	1,311
Variable investment income, excluding affordable housing	100	140	316	190	140
Affordable housing(a)	—	34	59	52	52
Net investment income	706	801	1,621	1,532	1,503
Institutional Markets
Base portfolio income	448	429	865	827	811
Variable investment income, excluding affordable housing	55	119	269	85	72
Affordable housing(a)	—	12	21	19	19
Net investment income	503	560	1,155	931	902
Total
Base portfolio income	3,688	3,755	7,494	7,614	7,744
Variable investment income, excluding affordable housing	420	777	1,720	893	819
Affordable housing(a)	—	177	309	274	267
Net investment income	$4,108	$4,709	$9,523	$8,781	$8,830
(a)	Affordable housing is a component of variable investment income.
Net Flows
Net flows for annuity products in Individual Retirement and Group Retirement represent premiums and deposits less death, surrender and other withdrawal benefits. Net flows for mutual funds represent deposits less withdrawals. For Group Retirement, client deposits into advisory and brokerage accounts less total client withdrawals from advisory and brokerage accounts, are not included in net flows.
The following table presents a summary of our Net Flows:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Individual Retirement
Fixed Annuities	$203	$(1,295)	$(2,396)	$(2,504)	$(711)
Fixed Index Annuities	2,065	2,155	4,072	2,991	4,657
Variable Annuities	(766)	(254)	(864)	(1,554)	(1,973)
Subtotal: Individual Retirement	1,502	606	812	(1,067)	1,973
Group Retirement	(1,367)	(1,122)	(3,208)	(1,940)	(2,646)
Total Net Flows(a)(b)	$135	$(516)	$(2,396)	$(3,007)	$(673)
(a)
Excludes net flows of $(1.3) billion for the six months ended June 30, 2021, and $(1.4) billion, $(3.7) billion and $(3.4) billion for the years ended December 31, 2021, 2020 and 2019, respectively, related to the our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated in connection with the sale.

(b)	Net flows were positive for both the first and second quarter of 2022.

Consolidated Results of Operations
The following section provides a comparative discussion of our consolidated results of operations on a reported basis for the six months ended June 30, 2022 and 2021 and each of the three years ended December 31, 2021, 2020 and 2019. For factors that relate primarily to a specific business, see “—Segment Operations—.”
	Six Months Ended June 30,		Year Ended December 31,
(dollars in millions, except per common share data)	2022	2021	2021	2020	2019
Revenues:
Premiums	$1,741	$2,047	$5,637	$4,341	$3,501
Policy fees	1,506	1,555	3,051	2,874	2,930
Net investment income	4,861	5,742	11,672	10,516	10,774
Net realized gains (losses)	7,004	1,089	1,855	(3,741)	(5,064)
Advisory fee and other income	557	597	1,175	1,072	1,069
Total revenues	15,669	11,030	23,390	15,062	13,210
Benefits and expenses:
Policyholder benefits	2,942	3,296	8,050	6,602	5,335
Interest credited to policyholder account balances	1,781	1,741	3,549	3,528	3,614
Amortization of deferred policy acquisition costs and value of business acquired	974	488	1,057	543	674
Non-deferrable insurance commissions	325	313	680	604	564
Advisory fee expenses	136	168	322	316	322
General operating expenses	1,163	1,032	2,104	2,027	1,975
Interest expense	208	212	389	490	555
Loss on extinguishment of debt	—	229	219	10	32
Net (gain) loss on divestitures	3	—	(3,081)	—	—
Net (gains) losses on Fortitude Re transactions	—	—	(26)	91	—
Total benefits and expenses	7,532	7,479	13,263	14,211	13,071
Income before income tax expense (benefit)	8,137	3,551	10,127	851	139
Income tax expense (benefit)	1,618	578	1,843	(15)	(168)
Net income	6,519	2,973	8,284	866	307
Less: Net income attributable to noncontrolling interests	155	160	929	224	257
Net income attributable to Corebridge	6,364	2,813	7,355	642	50
Income per common share attributable to Corebridge common shareholders
Class A - Basic and diluted	$63,640	$28,130	$76,127	$6,420	$500
Class B - Basic and diluted	$63,640	$28,130	$50,101	$6,420	$500
Weighted average shares outstanding
Class A - Basic and diluted	90,100	90,100	90,100	90,100	90,100
Class B - Basic and diluted	9,900	9,900	9,900	9,900	9,900
Financial Highlights of June 30, 2022 and Comparison of Results for the Six Months Ended June 30, 2022 and 2021
Financial Highlights – Six Months Ended June 30, 2022
Our pre-tax income for the six months ended June 30, 2022 was driven by higher realized gains, primarily due to an increase in realized gains on the Fortitude Re funds withheld embedded derivative, partially offset by lower net investment income and higher amortization of DAC. Additionally, during the six months ended June 30, 2022 there were lower policyholder benefits driven by lower new PRT business and favorable mortality partially offset by lower premiums driven by lower new PRT business.

Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Income (loss) before income tax expense (benefit)
We recorded pre-tax income of $8.1 billion in the six months ended June 30, 2022 compared to pre-tax income of $3.6 billion in six months ended June 30, 2021. The change in pre-tax income was primarily due to:
•	higher realized gains of $5.9 billion primarily driven by higher gains on Fortitude Re funds withheld embedded derivative.
•	lower policyholder benefits of $354 million primarily driven by lower new PRT business and lower mortality.
Partially offset by:
•
lower net investment income of $881 million primarily driven by lower income related to the Fortitude Re funds withheld assets and lower variable investment income. Net investment income in 2021 includes $177 million of investment income from affordable housing investments;

•	higher amortization of DAC of $486 million, primarily due to a decrease in the variable annuity separate accounts value and realized gains;
•	lower premiums of $306 million primarily driven by lower new PRT business partially offset by higher international life premiums; and
•	the six months ended June 30, 2021 reflected a loss on extinguishment of debt of $229 million.
Income tax expense (benefit)
For the six months ended June 30, 2022, there was a tax expense of $1.6 billion on income from operations, resulting in an effective tax rate on income from operations of 19.9%.
Financial Highlights of 2021 and Comparison of Results for 2021 and 2020
Financial Highlights – 2021
Our pre-tax income for the year ended December 31, 2021 was driven by a lower decrease in the fair value of our embedded derivatives related to the Fortitude Re funds withheld assets, gains associated with the sale of our affordable housing portfolio as well as certain assets associated with the retail mutual fund business. Additionally, our net investment income continues to deliver strong returns particularly in our alternative investment portfolio, including private equity investments. Continued growth in the equity markets also drove higher policy fees. These gains were slightly offset by higher mortality.
2021 to 2020 Net income – Annual Comparison
Income (loss) before income tax expense (benefit)
We recorded pre-tax income of $10.1 billion in 2021 compared to pre-tax income of $851 million in 2020.The change in pre-tax income was primarily due to:
•
higher realized gains of $5.6 billion primarily driven by a lower decrease in the fair value of our embedded derivatives related to the Fortitude Re funds withheld assets and higher realized gains on sales of real estate investments and available for sale securities;

•	the recognition of a $3.1 billion gain on the closing of the affordable housing sale to Blackstone in 2021 and the sale of certain assets of the retail mutual funds business to Touchstone in 2021;
•	increase in net investment income of $1.2 billion primarily driven by higher returns on the alternative investment portfolio due to gains on private equity investments; and
•	higher policy fees of $177 million primarily due to higher average variable annuity separate account assets driven by equity market performance.

Partially offset by:
•	higher amortization of DAC of $514 million principally driven by the impact of the review and update of actuarial assumptions and equity market performance; and
•	higher loss on extinguishment of debt of $209 million primarily due to the extinguishment of debt of certain consolidated investment entities and the partial extinguishment of AIGLH debt.
Income tax expense (benefit)
For the year ended December 31, 2021, there was a tax expense on income from operations of $1.8 billion, resulting in an effective tax rate on income from operations of 18.2%. Refer to the reconciliation of the GAAP tax rate to the adjusted tax rate presented in “–– Use of Non-GAAP Financial Measures and Key Operating Metrics” presented herein.
Financial Highlights of 2020 and Comparison of Results for 2020 and 2019
Financial Highlights – 2020
Our pre-tax income for the year ended December 31, 2020 was driven by strong returns from our investment portfolio, including private equity returns and favorable impacts from lower interest rates and tightening credit spreads resulting in higher prepayment income from invested assets, offset by impacts from COVID-19 mortality claims.
2020 to 2019 Net income – Annual Comparison
Income (loss) before income tax expense (benefit)
We recorded pre-tax income of $851 million in 2020 compared to pre-tax income of $139 million in 2019. The change in pre-tax income was primarily due to:
•	lower realized losses of $1.3 billion primarily driven by the lower realized loss on the embedded derivative related to the Fortitude Re funds withheld asset; and
•	lower amortization of DAC of $131 million principally driven by the impact of the review and update of actuarial assumptions and equity market performance.
Partially offset by:
•	lower net investment income of $258 million primarily due to lower gains on securities for which the fair value option was elected as well as yield compression driven by lower interest rates;
•
$240 million unfavorable comparative net impact from life premiums and policy fees net of policyholder benefits (which excludes actuarial assumption updates), driven by higher mortality (which includes COVID-19 impacts);

•	an additional loss of $91 million related to an amendment on the Fortitude Re reinsurance contract;
•	higher general operating expenses of $52 million primarily due to an increase in costs related to regulatory and accounting changes; and
•	higher non-deferrable commission expense of $40 million due to increased sales.
Income tax expense (benefit)
For the year ended December 31, 2020, there was a tax benefit on income from operations of $15 million, resulting in an effective tax rate on income from operations of 1.8%. Refer to the reconciliation of the GAAP tax rate to the adjusted tax rate presented in “––Use of Non-GAAP Financial Measures and Key Operating Metrics” presented herein.

Adjusted Pre-Tax Operating Income
The following table presents a reconciliation of pre-tax income (loss) attributable to Corebridge to APTOI:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Pre-tax income attributable to Corebridge	$8,137	$3,551	$10,127	$851	$139
Reconciling items to APTOI:
Fortitude Re related items	(5,508)	(1,370)	(2,038)	1,640	3,307
Non-Fortitude Re related items	(1,508)	(294)	(4,404)	703	138
Adjusted pre-tax operating income	$1,121	$1,887	$3,685	$3,194	$3,584
The following table presents total Corebridge’s adjusted pre-tax operating income:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Premiums	$1,763	$2,058	$5,646	$4,334	$3,493
Policy fees	1,506	1,555	3,051	2,874	2,931
Net investment income	4,420	4,857	9,917	9,084	9,021
Net realized gains(a)	11	46	701	54	285
Advisory fee and other income	533	597	1,175	1,060	1,068
Total adjusted revenues	8,233	9,113	20,490	17,406	16,798
Policyholder benefits	2,951	3,292	8,028	6,590	5,336
Interest credited to policyholder account balances	1,773	1,752	3,569	3,552	3,603
Amortization of deferred policy acquisition costs	578	396	975	601	706
Non-deferrable insurance commissions	325	313	680	604	564
Advisory fee expenses	136	168	322	316	322
General operating expenses	1,010	998	2,016	1,920	1,942
Interest expense	184	197	354	435	511
Total benefits and expenses	6,957	7,116	15,944	14,018	12,984
Noncontrolling interests	(155)	(110)	(861)	(194)	(230)
Adjusted pre-tax operating income(b)	$1,121	$1,887	$3,685	$3,194	$3,584
(a)	Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.
(b)
The six months ended June 30, 2022 reflects a $278 million reduction in APTOI due to structural changes which are composed of the absence of $177 million of APTOI due to the sale of the affordable housing investment portfolio, $39 million of interest expense related to the affiliated note to AIG issued in the fourth quarter of 2021 and $54 million of interest expense related to the senior notes issued during second quarter 2022; and $8 million lower income from our retail mutual funds business primarily due to the sale of assets of the retail mutual funds business that was sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
APTOI decreased $766 million primarily due to:
•
lower net investment income of $437 million primarily driven by lower variable investment income reflecting lower call and tender income, lower alternative investment income, as well as higher losses on securities for which the fair value option was elected and lower base portfolio income driven by lower reinvestment yields due to spread compression experienced in 2021. Net investment income in 2021 includes $177 million of investment income from affordable housing investments;

•	higher DAC amortization of $182 million primarily due to a decrease in the variable annuity separate accounts value;

•	lower premiums of $295 million primarily driven by lower new PRT business partially offset by higher international life premiums; and
•
lower policy fees and net advisory fee and other income, net of advisory fee expenses, of $81 million driven by a $51 million decrease from the sale of our retail mutual fund business in 2021, lower average separate accounts balances driven by negative equity market performance, higher interest rates and wider credit spreads.

Partially offset by:
•	lower policyholder benefits of $341 million primarily on lower new PRT business and lower mortality.
2021 to 2020 APTOI Annual Comparison
APTOI increased $491 million primarily due to:
•	higher net investment income of $833 million primarily driven by higher variable investment income reflecting higher private equity income and higher income on call and tender activity; and
•	higher policy fees, advisory fee and other income of $292 million primarily driven by higher average separate account assets.
Partially offset by:
•	higher DAC amortization of $374 million principally impacted by the review and update of actuarial assumptions and equity market performance; and
•	higher non-deferrable insurance commissions of $76 million primarily driven by growth in variable annuity separate account assets and higher advisory fee expenses driven by increased sales.
2020 to 2019 APTOI Annual Comparison
APTOI decreased $390 million primarily due to:
•	an increase in policyholder benefits of $1.3 billion primarily driven by $712 million from new Institutional Markets business, including changes from new PRT transactions; and
•	higher net unfavorable impacts from higher mortality driven by COVID-19 and the review and update of actuarial assumptions compared to the prior year of $113 million.
Partially offset by:
•	an increase in premiums of $841 million primarily driven by $687 million from new Institutional Markets business, including new PRT transactions; and
•	lower DAC amortization of $102 million principally impacted by the review and update of actuarial assumptions and equity market performance.
Segment Operations
Our business operations consist of five reportable segments:
•
Individual Retirement – consists of fixed annuities, fixed index annuities, variable annuities and retail mutual funds. On February 8, 2021, we announced the execution of a definitive agreement with Touchstone to sell certain assets of our retail mutual funds business. This Touchstone transaction closed on July 16, 2021. For further information on this sale, see Note 1 to our audited annual consolidated financial statements.

•
Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered in-plan, along with proprietary and non-proprietary annuities, advisory and brokerage products offered out-of-plan.

•
Life Insurance – primary products in the United States include term life and universal life insurance. The International Life business issues individual life, whole life and group life insurance in the United Kingdom, and distributes medical insurance in Ireland.

•	Institutional Markets – consists of SVW products, structured settlement and PRT annuities, corporate- and bank-owned life insurance, high net worth products and GICs.
•	Corporate and Other – consists primarily of:
–	Parent expenses not attributable to our other segments;
–	Interest expense on financial debt;
–	Results of our consolidated investment entities;
–	Institutional asset management business, which includes managing assets for non-consolidated affiliates; and
–	Results of our legacy insurance lines ceded to Fortitude Re.
The following tables summarize adjusted pre-tax operating income (loss) from our segments. See Note 3 to our audited annual consolidated financial statements and interim condensed consolidated financial statements.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Individual Retirement	$588	$1,134	$1,895	$1,942	$2,010
Group Retirement	389	641	1,273	975	958
Life Insurance	48	(31)	96	146	522
Institutional Markets	202	276	584	367	322
Corporate and Other	(116)	(130)	(161)	(234)	(227)
Consolidation and elimination	10	(3)	(2)	(2)	(1)
Adjusted pre-tax operating income	$1,121	$1,887	$3,685	$3,194	$3,584
Discussion of Segment Results
Individual Retirement
Individual Retirement Results
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Revenues:
Premiums	$112	$57	$191	$151	$104
Policy fees	434	473	962	861	811
Net investment income:
Base portfolio income	1,730	1,745	3,478	3,573	3,636
Variable investment income(a)	154	399	856	532	527
Net investment income	1,884	2,144	4,334	4,105	4,163
Advisory fee and other income(b)	238	309	592	571	606
Total adjusted revenues	2,668	2,983	6,079	5,688	5,684
Benefits and expenses:
Policyholder benefits	329	213	580	411	391
Interest credited to policyholder account balances	904	859	1,791	1,751	1,726
Amortization of deferred policy acquisition costs	379	247	744	556	480
Non-deferrable insurance commissions	178	177	397	334	318
Advisory fee expenses	72	106	189	205	219
General operating expenses	218	221	437	427	468
Interest expense	—	26	46	62	72
Total benefits and expenses	2,080	1,849	4,184	3,746	3,674
Adjusted pre-tax operating income	$588	$1,134	$1,895	$1,942	$2,010
(a)
Includes income from affordable housing of $83 million for the six months ended June 30, 2021 and $145 million, $129 million and $124 million for the years ended December 31, 2021, 2020 and 2019, respectively.

(b)
Includes fee income of $51 million for the six months ended June 30, 2021 and $54 million, $111 million and $163 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

Individual Retirement Sources of Earnings
The following table presents the sources of earnings of the Individual Retirement segment. We believe providing the APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fee income(a)	$672	$731	$1,500	$1,321	$1,254
Spread income(b)	1,017	1,314	2,650	2,430	2,500
Policyholder benefits, net of premiums	(217)	(156)	(389)	(260)	(287)
Non-deferrable insurance commissions	(178)	(177)	(397)	(334)	(318)
Amortization of DAC and DSI	(416)	(276)	(851)	(632)	(543)
General operating expenses	(218)	(221)	(437)	(427)	(468)
Other(c)	(72)	(81)	(181)	(156)	(128)
Adjusted pre-tax operating income	$588	$1,134	$1,895	$1,942	$2,010
(a)
Fee income represents policy fees plus advisory fee and other income. Fee income excludes fee income of $51 million for the six months ended June 30, 2021 and $54 million, $111 million and $163 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

(b)
Spread income represents net investment income less interest credited to policyholder account balances, exclusive of amortization of sales inducement assets of $37 million and $29 million for the six months ended June 30, 2022 and 2021 and $107 million, $76 million and $63 million for the years ended December 31, 2021, 2020 and 2019, respectively.

(c)
Other primarily represents interest expense and advisory fee expenses. The six months ended June 30, 2021 and the years ended December 31, 2021, 2020 and 2019 also includes fee income related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

Financial Highlights
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
APTOI decreased $546 million primarily due to:
•
lower spread income of $297 million driven by a decrease in variable investment income of $245 million primarily due to lower call and tender income, higher losses on securities for which the fair value option was elected, lower income due to the sale of the affordable housing portfolio, and lower private equity and hedge fund returns. In addition, there was lower base portfolio income, net of interest credited to policyholder account balances of $52 million primarily driven by lower reinvestment yields in 2021;

•	increase in DAC and DSI amortization and policyholder benefits net of premiums of $201 million primarily due to a decrease in the variable annuity separate accounts value; and
•
lower fee income of $59 million, primarily due to a decrease in mortality and expense (“M&E”) fees of $26 million and other fee income of $21 million due to lower variable annuity separate account assets driven by a decline in equity markets, higher interest rates and wider credit spreads, as well as a decrease in surrender charge fee income mostly due to lower surrenders and withdrawals.

2021 to 2020 APTOI Annual Comparison
APTOI decreased $47 million primarily due to:
•	unfavorable impact from the review and update of actuarial assumptions of $320 million compared to $94 million unfavorable in the prior year;
•
increase in DAC amortization and policyholder benefits net of premiums, excluding the actuarial assumption updates of $130 million, primarily due to higher growth in fixed index annuities, coupled with the impact of lower portfolio yields on policyholder benefits; and

•	an increase in non-deferrable insurance commissions of $63 million primarily due to growth in variable annuity separate account assets.
Partially offset by:
•
higher spread income of $220 million primarily driven by higher variable investment income of $324 million reflecting higher private equity income of $257 million, higher commercial mortgage loan prepayment income, and higher call and tender income partially offset by lower base portfolio income, net of interest credited to policyholder account balances of $104 million driven by low interest rates resulting in spread compression; and

•
higher policy and advisory fee income, net of advisory fee expenses of $138 million, primarily due to an increase in variable annuity separate account assets driven by robust equity market performance.

2020 to 2019 APTOI Annual Comparison
APTOI decreased $68 million primarily due to:
•
lower spread income of $70 million primarily due to lower base portfolio income, net of interest credited to policyholder account balances of $75 million driven by lower interest rates resulting in spread compression, partially offset by higher variable investment income reflecting higher call and tender income from invested assets and higher alternative income due to private equity returns partially offset by lower gains on securities for which the fair-value option was elected;

•
excluding the net impact from our annual review and update of actuarial assumptions, DAC amortization and policyholder benefits net of premiums was $56 million higher due to lower variable annuity separate account returns, and fixed index annuities growth; and

•	unfavorable impact from the review and update of actuarial assumptions of $94 million compared to $63 million unfavorable in the prior year.
Partially offset by:
•	$41 million of lower general operating expenses primarily due to lower travel as a result of COVID-19 and other employee related expenses; and
•	$29 million of higher policy fees and advisory fee and other income, net of advisory fee expenses, driven by higher fees from fixed index and fixed annuity products with guaranteed living benefits.

AUMA
The following table presents Individual Retirement AUMA by product:
	At June 30,		At December 31,
(in billions)	2022	2021	2021	2020	2019
Fixed annuities	$52.2	$59.5	$57.8	$60.5	$60.4
Fixed index annuities	29.4	30.0	31.8	27.9	22.1
Variable annuities:
Variable annuities - General Account	12.2	14.4	12.9	15.6	13.2
Variable annuities - Separate Accounts	46.1	56.8	57.7	53.3	49.6
Variable annuities	58.3	71.2	70.6	68.9	62.8
Total*	$139.9	$160.7	$160.2	$157.3	$145.3
*
Excludes assets of the retail mutual funds business, that were sold to Touchstone on July 16, 2021, or were otherwise liquidated in connection with the sale. AUA related to these retail mutual funds were $7.8 billion, and $12.0 billion, at December 31, 2020 and 2019, respectively.

Six Months Ended June 30, 2022 to Year Ended December 31, 2021 AUMA Comparison
AUMA decreased $20.3 billion driven by lower variable annuities separate account assets of $11.6 billion, due to declines in the equity markets, higher interest rates and wider credit spreads. A decrease of $8.7 billion in the general account was driven by higher interest rates and wider credit spreads resulting in unrealized losses from fixed maturities securities, partially offset by positive net flows into the general account.
2021 to 2020 AUMA Comparison
AUMA increased $2.9 billion driven by higher variable annuities separate account assets of $4.4 billion, due to equity market growth. A decrease of $1.5 billion in the general account was driven by higher interest rates resulting in unrealized losses from fixed maturity securities, partially offset by positive net flows into the general account.
2020 to 2019 AUMA Comparison
AUMA increased $11.9 billion driven by higher variable annuities separate account assets of $3.7 billion, and an increase of $8.3 billion in the general account was driven by lower interest rates partially offset by a widening of credit spreads, resulting in higher unrealized gains from fixed maturity securities, and negative net flows into the general account.

Fee and Spread Income
The following table presents Individual Retirement fee and spread income:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fee income:
Policy fees	434	473	962	861	811
Advisory fees and other income(b)	238	258	538	460	443
Total fee income(a)	$672	$731	$1,500	$1,321	$1,254
Spread income:
Base portfolio income	$1,730	$1,745	$3,478	$3,573	$3,636
Interest credited to policyholder account balances	(867)	(830)	(1,684)	(1,675)	(1,663)
Net base spread income	863	915	1,794	1,898	1,973
Variable investment income, excluding affordable housing	154	316	711	403	403
Affordable housing	—	83	145	129	124
Total spread income(c)	$1,017	$1,314	$2,650	$2,430	$2,500
(a)
Includes SAAMCo related fee income of $86 million and $93 million for the six months ended June 30, 2022 and 2021, respectively, and $193 million, $165 million and $159 million for the years ended December 31, 2021, 2020 and 2019, respectively. Includes SAAMCo related spread income of $3 million for the year ended December 31, 2019.

(b)
Excludes fee income of $51 million for the six months ended June 30, 2021 and $54 million, $111 million and $163 million, for the years ended December 31, 2021, 2020 and 2019, respectively, related to assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale.

(c)
Excludes amortization of sales inducement assets of $37 million and $29 million for the six months ended June 30, 2022 and 2021 and $107 million, $76 million and $63 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The following table presents Individual Retirement spread income by quarter:
	Quarterly
(in millions)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Spread income:
Base portfolio income	$873	$857	$854	$879	$877	$868
Interest credited to policyholder account balances	(440)	(427)	(434)	(420)	(425)	(405)
Net base spread income	433	430	420	459	452	463
Variable investment income, excluding affordable housing	28	126	201	194	151	165
Affordable housing	—	—	25	37	45	38
Total spread income	$461	$556	$646	$690	$648	$666
The following table presents Individual Retirement net investment spread:
	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
Fixed annuities base net investment spread:
Base yield(a)	3.75%	4.00%	3.94%	4.16%	4.54%
Cost of funds	2.58	2.60	2.58	2.63	2.68
Fixed annuities base net investment spread	1.17	1.40	1.36	1.53	1.86

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
Fixed index annuities base net investment spread:
Base yield(a)	3.75	3.82	3.78	3.97	4.46
Cost of funds	1.40	1.29	1.30	1.28	1.26
Fixed index annuities base net investment spread	2.35	2.53	2.48	2.69	3.20
Variable annuities base net investment spread:
Base yield(a)	3.79	3.96	3.96	3.86	4.32
Cost of funds	1.41	1.42	1.42	1.42	1.63
Variable annuities base net investment spread	2.38	2.54	2.54	2.44	2.69
Total Individual Retirement base net investment spread:
Base yield(a)	3.75	3.95	3.89	4.07	4.50
Cost of funds	2.08	2.07	2.08	2.15	2.25
Total Individual Retirement base net investment spread	1.67%	1.88%	1.81%	1.92%	2.25%
(a)	Includes returns from base portfolio including accretion and income (loss) from certain other invested assets.
The following table presents Individual Retirement net investment spread by quarter:
	Quarterly
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Fixed annuities base net investment spread:
Base yield	3.74%	3.76%	3.82%	3.93%	4.01%	3.99%
Cost of funds	2.59	2.58	2.56	2.56	2.58	2.62
Fixed annuities base net investment spread	1.15	1.18	1.26	1.37	1.43	1.37
Fixed index annuities base net investment spread:
Base yield	3.79	3.70	3.71	3.76	3.84	3.81
Cost of funds	1.42	1.38	1.34	1.29	1.29	1.29
Fixed index annuities base net investment spread	2.37	2.32	2.37	2.47	2.55	2.52
Variable annuities base net investment spread:
Base yield	3.74	3.85	3.70	4.21	4.06	3.87
Cost of funds	1.41	1.41	1.42	1.42	1.42	1.42
Variable annuities base net investment spread	2.33	2.44	2.28	2.79	2.64	2.45
Total Individual Retirement base net investment spread:
Base yield	3.75	3.75	3.77	3.91	3.97	3.92
Cost of funds	2.09	2.08	2.10	2.05	2.08	2.07
Total Individual Retirement base net investment spread	1.66%	1.67%	1.67%	1.86%	1.89%	1.85%
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
•
Fee income decreased $59 million, primarily due to a decrease in M&E fees of $26 million and other fee income of $21 million due to lower variable annuity separate account assets driven by a decline in equity markets, higher interest rates and wider credit spreads, as well as a decrease in surrender charge fee income mostly due to lower surrenders and withdrawals.

•
Spread income decreased $297 million primarily driven by a decrease in variable investment income of $245 million primarily due to lower call and tender income, higher losses on securities for which the fair value option was elected, lower income due to the sale of the affordable housing portfolio, and lower private equity and hedge fund returns. In addition, there was lower base portfolio income, net of interest credited to policyholder account balances of $52 million primarily driven by lower reinvestment yields in 2021.

2021 to 2020 Annual Comparison
•
Fee income increased $179 million, primarily due to an increase in M&E fees of $95 million and other fee income of $78 million due to higher variable annuity separate account assets driven by robust equity market performance.

•
Spread income increased $220 million primarily driven by higher variable investment income of $324 million reflecting higher private equity income of $257 million, higher commercial mortgage loan prepayment income, and higher call and tender income partially offset by lower base portfolio income, net of interest credited to policyholder account balances of $104 million driven by low interest rates resulting in spread compression.

2020 to 2019 Annual Comparison
•
Fee income increased $67 million driven by higher fees from products with guaranteed living benefits of $35 million, mostly from fixed index and fixed annuity products and an increase in M&E fees and other fee income due to higher variable annuity separate account assets driven by equity market growth.

•
Spread income decreased $70 million primarily due to lower base portfolio income, net of interest credited to policyholder account balances of $75 million driven by lower interest rates resulting in spread compression, partially offset by higher variable investment income reflecting higher call and tender income from invested assets and higher alternative income due to private equity returns partially offset by lower gains on securities for which the fair-value option was elected;

Premiums and Deposits and Net Flows
For Individual Retirement, premiums primarily represent amounts received on life-contingent payout annuities, while deposits represent sales on investment-oriented products.
Net flows for annuity products in Individual Retirement represent premiums and deposits less death, surrender and other withdrawal benefits.
Premiums and Deposits	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fixed annuities	$2,953	$1,576	$3,011	$2,535	$5,280
Fixed index annuities	2,822	2,902	5,621	4,096	5,466
Variable annuities	1,726	2,625	5,025	3,003	2,879
Total(a)	$7,501	$7,103	$13,657	$9,634	$13,625
(a)
Excludes deposits of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale. Deposits from retail mutual funds were $248 million for the six months ended June 30, 2021 and $259 million, $736 million and $1.3 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

Net Flows	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fixed annuities	$203	$(1,295)	$(2,396)	$(2,504)	$(711)
Fixed index annuities	2,065	2,155	4,072	2,991	4,657
Variable annuities	(766)	(254)	(864)	(1,554)	(1,973)
Total(a)(b)	$1,502	$606	$812	$(1,067)	$1,973
(a)
Excludes net flows related to the assets of the retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated, in connection with the sale. Net flows from retail mutual funds were $(1.3) billion for the six months ended June 30, 2021 and $(1.4) billion, $(3.7) billion and $(3.4) billion for the years ended December 31, 2021, 2020 and 2019, respectively. Net flows for retail mutual funds represent deposits less withdrawals.

(b)
Individual Retirement has had two consecutive quarters of positive net flows in 2022. Net flows were $628 million and $874 million for the three months ended June 30, 2022 and March 31, 2022, respectively.

Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Fixed Annuities Net flows turned positive and improved by $1.5 billion over the prior year, primarily due to higher premiums and deposits of $1.4 billion which benefited from the origination capabilities of Blackstone, resulting in more competitive pricing compared to peers. Fixed annuity net flows were also aided by higher interest rates, lower surrenders and withdrawals of $56 million and lower death benefits of $65 million.
Fixed Index Annuities Net flows decreased by $90 million primarily due to lower premiums and deposits of $80 million and higher death benefits of $20 million, partially offset by lower surrenders and withdrawals.
Variable Annuities Net flows decreased $512 million primarily due to lower premium and deposits of $899 million, due to market volatility and less competitive pricing versus peers, partially offset by lower surrenders and withdrawals of $344 million and lower death benefits of $43 million.
Retail Mutual Funds There were no flows in 2022 due to the Touchstone sale in the second quarter of 2021. In 2021, Retail Mutual Fund premiums and deposits and net flows reflect customer activity of the funds that were transferred or liquidated in the third quarter of 2021.
2021 to 2020 Annual Comparison
Fixed Annuities Net flows remained negative but improved by $108 million due to higher premiums and deposits of $476 million, and lower death benefits of $222 million, offset by higher surrenders and withdrawals of $589 million due to higher interest rates. The premium and deposit growth was driven in part due to the prior year impact from distribution channel disruptions related to COVID-19.
Fixed Index Annuities Net flows increased by $1.1 billion primarily due to higher premiums and deposits of $1.5 billion offset by higher surrenders and withdrawals of $365 million and death benefits of $79 million. The premium and deposit growth was driven in part due to fewer disruptions related to COVID-19. The increase in surrenders and withdrawals was due to increased competition and aging of the policies.
Variable Annuities Net flows improved by $690 million primarily due to higher premium and deposits of $2.0 billion offset by higher surrenders and withdrawals of $1.1 billion and higher death benefits of $208 million. The premium and deposit growth was driven in part due to the prior year impact from distribution channel disruptions related to COVID-19. The increase in surrenders and withdrawals was due to an increase in the number of policies coming out of surrender charge, and increase in lapses of policies with guaranteed minimum withdrawal benefits that are out of the money.
Retail Mutual Funds Net flows remained negative but improved by $2.3 billion due to lower surrenders and withdrawals of $2.7 billion partially offset by lower premiums and deposits of $477 million due to investors’ continued preference for passive, low fee investment vehicles, and the distribution channel disruptions related to COVID-19. Retail mutual funds net flows reflect customer activity and in 2021, it excludes $7.0 billion of funds (i) transferred as part of the Touchstone sale or (ii) liquidated. For further information regarding the July 2021 sale of certain assets of our retail mutual funds businesses to Touchstone, see Note 1 to our interim condensed consolidated financial statements.
2020 to 2019 Annual Comparison
Fixed Annuities Net flows remained negative and deteriorated by $1.8 billion primarily driven by lower premiums and deposits of $2.7 billion due to distribution channel disruptions related to COVID-19 and a sustained low interest rate environment. This was offset by lower surrenders and withdrawals of $661 million and lower death benefits of $288 million.
Fixed Index Annuities Net flows deteriorated by $1.7 billion, primarily due to lower premiums and deposits of $1.4 billion driven by the low interest rate environment and heightened market competition. In addition, higher surrenders and withdrawals of $249 million, as well as higher death benefits of $47 million, also drove lower net flows.

Variable Annuities Net flows remained negative but improved by $419 million, due to lower surrenders and withdrawals of $407 million and higher premiums and deposits of $124 million partially offset by higher death benefits of $112 million. The premium and deposit growth was driven by sales in independent and regional broker-dealers.
Retail Mutual Funds Net flows remained negative and deteriorated by $245 million, primarily driven by lower premiums and deposits of $538 million partially offset by lower surrenders of $293 million. Negative industry trends in U.S. actively managed equity funds and disruptions caused by COVID-19 continue to put pressure on the net flows.
Surrenders
The following table presents surrenders as a percentage of average reserves:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fixed annuities	7.3%	7.5%	7.2%	5.9%	7.2%
Fixed index annuities	4.0	4.7	4.6	4.0	3.8
Variable annuities	6.4	7.1	7.3	6.2	7.2
The following table presents reserves for fixed annuities, fixed index annuities and variable annuities by surrender charge category:
	At June 30,			At December 31,
	2022			2021			2020
(in millions)	Fixed Annuities	Fixed Index Annuities	Variable Annuities	Fixed Annuities	Fixed Index Annuities	Variable Annuities	Fixed Annuities	Fixed Index Annuities	Variable Annuities
No surrender charge	$25,620	$1,811	$28,085	$26,419	$2,009	$34,030	$27,103	$1,423	$29,594
Greater than 0% – 2%	2,464	1,491	8,209	2,091	1,681	10,925	2,297	1,129	10,542
Greater than 2% – 4%	2,140	3,635	6,056	2,424	4,195	9,884	2,757	3,427	11,966
Greater than 4%	17,690	23,885	12,847	16,443	22,489	13,219	16,159	19,685	12,647
Non-surrenderable	2,386	—	—	2,373	—	—	2,214	—	—
Total reserves	$50,300	$30,822	$55,197	$49,750	$30,374	$68,058	$50,530	$25,664	$64,749
Individual Retirement annuities are typically subject to a three- to seven-year surrender charge period, depending on the product. For fixed and fixed index annuities, the proportion of reserves subject to surrender charge at June 30, 2022 increased compared to December 31, 2021 primarily due to growth in business. The increase in the proportion of reserves with no surrender charge for variable annuities as of June 30, 2022 compared to December 31, 2021 was principally due to normal aging of business.
For fixed annuities, the proportion of reserves subject to surrender charge at December 31, 2021 increased compared to December 31, 2020. The increase in reserves with no surrender charge for variable and fixed index annuities at December 31, 2021 compared to December 31, 2020 was principally due to normal aging of business.
Group Retirement
Group Retirement Results
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Revenues:
Premiums	$13	$8	$22	$19	$16
Policy fees	238	254	522	443	429
Net investment income:
Base portfolio income	904	954	1,905	1,924	1,986
Variable investment income(a)	111	250	508	289	276
Net investment income	1,015	1,204	2,413	2,213	2,262
Advisory fee and other income	158	159	337	272	261
Total adjusted revenues	1,424	1,625	3,294	2,947	2,968

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Benefits and expenses:
Policyholder benefits	54	26	76	74	63
Interest credited to policyholder account balances	567	570	1,150	1,125	1,147
Amortization of deferred policy acquisition costs	63	29	61	15	81
Non-deferrable insurance commissions	58	58	121	117	113
Advisory fee expenses	64	62	133	111	103
General operating expenses	229	220	445	488	459
Interest expense	—	19	35	42	44
Total benefits and expenses	1,035	984	2,021	1,972	2,010
Adjusted pre-tax operating income	$389	$641	$1,273	$975	$958
(a)
Includes income from affordable housing of $48 million for the six months ended June 30, 2021 and $84 million, $74 million and $72 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Group Retirement Sources of Earnings
The following table presents the sources of earnings of the Group Retirement segment. We believe providing the APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fee income(a)	$396	$413	$859	$715	$690
Spread income(b)	456	640	1,275	1,088	1,133
Policyholder benefits, net of premiums	(41)	(18)	(54)	(55)	(47)
Non-deferrable insurance commissions	(58)	(58)	(121)	(117)	(113)
Amortization of DAC and DSI	(71)	(35)	(73)	(15)	(99)
General operating expenses	(229)	(220)	(445)	(488)	(459)
Other(c)	(64)	(81)	(168)	(153)	(147)
Adjusted pre-tax operating income	$389	$641	$1,273	$975	$958
(a)	Fee income represents policy fee and advisory fee and other income.
(b)
Spread income represents net investment income less interest credited to policyholder account balances, exclusive of amortization of sales inducement assets of $8 million and $6 million for the six months ended June 30, 2022 and 2021, respectively and $12 million, $0 million, and $18 million for the years ended December 31, 2021, 2020 and 2019, respectively.

(c)	Other consists of advisory fee expenses and interest expense.
Financial Highlights
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
APTOI decreased $252 million, primarily due to:
•
spread income was $184 million lower primarily driven by a decrease in variable investment income of $139 million mainly due to lower call and tender income and lower income due to the sale of the affordable housing portfolio. In addition, there was lower base portfolio income, net of interest credited to policyholder account balances of $45 million driven by lower yields on new purchases compared to yields on maturing assets; and

•	higher DAC and DSI amortization and policyholder benefits, net of premiums, of $59 million mostly due to lower equity market performance.
•	lower fee income, net of advisory fee expenses of $19 million due to lower fee-based assets year over year.

2021 to 2020 APTOI Annual Comparison
APTOI increased $298 million, primarily due to:
•
spread income was $187 million higher due to higher variable investment income of $219 million primarily driven by higher gains on private equity income and higher call and tender income, partially offset by lower base portfolio income, net of interest credited to policyholder account balances of $32 million driven by decreased reinvestment yields;

•	$122 million of higher policy and advisory fee income, net of advisory fee expenses due to an increase in separate account mutual fund, and advisory average assets; and
•	lower general operating expenses of $43 million primarily due to decreased regulatory expenses
Partially offset by:
•	unfavorable impact from the review and update of actuarial assumptions of $5 million in 2021 compared to $68 million favorable in the previous year.
2020 to 2019 APTOI Annual Comparison
APTOI increased $17 million, primarily due to:
•	favorable impact from the review and update of actuarial assumptions of $68 million in 2020 compared to $17 million unfavorable in the prior year; and
•	$17 million of higher policy fees and advisory fee and other income, net of advisory fee expenses due to an increase in separate account and mutual fund average assets.
Partially offset by:
•	higher general operating expenses of $29 million primarily due to increased regulatory expenses, partially offset by lower travel (as a result of COVID-19) and other employee related expenses;
•	increases in variable annuity DAC amortization and reserves excluding the actuarial assumption of $19 million due to lower equity market performance compared to the prior year; and
•
spread income was $45 million lower due to lower base portfolio income, net of interest credited to policyholder account balances of $58 million due principally to lower reinvestment yields, partially offset by higher average invested assets and lower interest credited, partially offset by higher variable investment income due to gains on private equity income as well as prepayment income on invested assets.

AUMA
The following table presents Group Retirement AUMA by product:
	At June 30,		At December 31,
(in billions)	2022	2021	2021	2020	2019
AUMA by asset type:
In-plan spread based	$28.0	$33.6	$32.5	$33.4	$31.4
In-plan fee based	47.5	58.8	60.3	53.9	48.1
Total in-plan AUMA(a)	75.5	92.4	92.8	87.3	79.5
Out-of-plan General Account	16.9	19.9	19.7	19.9	18.3
Out-of-plan Separate Accounts	10.7	13.2	13.5	12.3	11.2
Total out-of-plan proprietary annuities(b)	27.6	33.1	33.2	32.2	29.5
Advisory and brokerage assets	12.0	12.2	13.8	10.6	9.2
Total out-of-plan AUMA	39.6	45.3	47.0	42.8	38.7
Total AUMA	$115.1	$137.7	$139.8	$130.1	$118.2
(a)	Includes $12.6 billion and $15.1 billion of AUMA at June 30, 2022 and 2021, respectively and $15.1 billion,

$14.3 billion and $13.5 billion of AUMA at December 31, 2021, 2020 and 2019, respectively, that is associated with our in-plan investment advisory service that we offer to participants at an additional fee.
(b)
Includes $4.1 billion and $4.7 billion of AUMA at June 30, 2022, and 2021, respectively, and $4.9 billion, $4.3 billion and $3.8 billion of AUMA at December 31, 2021, 2020 and 2019, respectively, in our proprietary advisory variable annuity. Together with our out-of-plan advisory and brokerage assets shown in the table above, we had a total of $16.1 billion and $16.9 billion of out-of-plan advisory assets at June 30, 2022, and 2021, respectively, and $18.7 billion, $14.9 billion and $13.0 billion, of out-of-plan advisory assets at December 31, 2021, 2020 and 2019, respectively.

June 30, 2022 to December 31, 2021 AUMA Comparison
In-plan assets decreased by $17.3 billion primarily driven by equity market declines, wider credit spreads and higher interest rates resulting in lower unrealized gains from fixed maturity securities. Out-of-plan proprietary annuity assets decreased by $5.6 billion, declining as a result of the same drivers as described for in-plan assets. The decrease in advisory and brokerage assets of $1.8 billion was driven by equity market declines partially offset by net new client deposit growth.
2021 to 2020 Annual Comparison
In-plan assets increased by $5.5 billion primarily driven by equity market growth, contributing to an increase in fee based AUMA. Out-of-plan proprietary annuity assets increased by $1.0 billion primarily driven by equity market growth in the period. Increase in advisory and brokerage assets of $3.2 billion, or 30%, was driven by strong net new client deposits, along with favorable equity markets.
2020 to 2019 Annual Comparison
In-plan assets increased by $7.8 billion, primarily driven by equity market growth and change in unrealized gains on invested assets. Out-of-plan assets increased by $4.1 billion, benefiting as a result of the same drivers as described for in-plan assets, as well as net new client deposits in advisory and brokerage. Both in-plan and out-of-plan advisory assets increased, driven by equity market growth and client needs for advisory services.
Fee and Spread Income
The following table presents Group Retirement fee and spread income:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fee income:
Policy fees	$238	$254	$522	$443	$429
Advisory fees and other income	158	159	337	272	261
Total fee income	$396	$413	$859	$715	$690
Spread income:
Base portfolio income	$904	$954	$1,905	$1,924	$1,986
Interest credited to policyholder account balances	(559)	(564)	(1,138)	(1,125)	(1,129)
Net base spread income	345	390	767	799	857
Variable investment income, excluding affordable housing	111	202	424	215	204
Affordable housing	—	48	84	74	72
Total spread income(a)	$456	$640	$1,275	$1,088	$1,133
(a)
Excludes amortization of sales inducement assets of $8 million and $6 million for the six months ended June 30, 2022 and 2021, respectively and $12 million, $0 million, and $18 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The following table presents Group Retirement spread income by quarter:
	Quarterly
(in millions)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Policy fees	$114	$124	$133	$135	$130	$124
Spread income:
Base portfolio income	$454	$450	$471	$480	$483	$471
Interest credited to policyholder account balances	(280)	(279)	(287)	(287)	(284)	(280)
Net base spread income	174	171	184	193	199	191
Variable investment income, excluding affordable housing	34	77	117	105	92	110
Affordable housing	—	—	15	21	26	22
Total spread income	$208	$248	$316	$319	$317	$323
The following table presents Group Retirement net investment spread:
	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
Base net investment spread:
Base yield(a)	3.90%	4.14%	4.11%	4.26%	4.53%
Cost of funds	2.58%	2.61%	2.61%	2.65%	2.72%
Base net investment spread	1.32%	1.53%	1.50%	1.61%	1.81%
(a)	Includes returns from base portfolio including accretion and income (loss) from certain other invested assets.
The following table presents Group Retirement net investment spread by quarter:
	Quarterly
(in millions)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Base net investment spread:
Base yield	3.92%	3.88%	4.02%	4.12%	4.17%	4.10%
Cost of funds	2.58%	2.58%	2.60%	2.60%	2.61%	2.62%
Base net investment spread	1.34%	1.30%	1.42%	1.52%	1.56%	1.48%
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
•	Fee income, net of advisory fee expense, decreased $19 million due to lower fee based assets under administration as a result of lower equity market performance.
•
Spread income was $184 million lower primarily driven by a decrease in variable investment income of $139 million mainly due to lower call and tender income, lower income due to the sale of the affordable housing portfolio and base portfolio income, net of interest credited to policyholder account balances of $45 million driven by lower yields on new purchases compared to yields on maturing assets.

2021 to 2020 Annual Comparison
•	Fee income increased compared to the prior period primarily due to an increase in AUMA.
•
Spread income was $187 million higher due to higher variable investment income of $219 million primarily driven by higher gains on private equity income and higher call and tender income, partially offset by lower base portfolio income, net of interest credited to policyholder account balances of $32 million driven by decreased reinvestment yields.

2020 to 2019 Annual Comparison
•	Fee income increased compared to the prior year primarily due to the increase in AUMA.

•
Spread income was $45 million lower due to lower base portfolio income, net of interest credited to policyholder account balances of $58 million due principally to lower reinvestment yields, partially offset by higher average invested assets and lower interest credited, partially offset by higher variable investment income due to gains on private equity income as well as prepayment income on invested assets.

Premiums and Deposits and Net Flows
For Group Retirement, premiums primarily represent amounts received on life-contingent payout annuities while deposits represent sales on investment-oriented products.
Net flows for annuity products included in Group Retirement represent premiums and deposits less death, surrender and other withdrawal benefits. Net flows for mutual funds represent deposits less withdrawals. For Group Retirement, client deposits into advisory and brokerage accounts less total client withdrawals from advisory and brokerage accounts, are not included in net flows. Net new assets into these products contribute to growth in AUA rather than AUM.
Premiums and Deposits and Net Flows	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
In-plan(a)(b)	$2,803	$3,153	$5,911	$5,412	$5,539
Out-of-plan proprietary variable annuity	540	630	1,288	1,420	1,630
Out-of-plan proprietary fixed & index annuities	317	290	567	664	1,177
Premiums and deposits (c)	$3,660	$4,073	$7,766	$7,496	$8,346
Net Flows	$(1,367)	$(1,122)	$(3,208)	$(1,940)	$(2,646)
(a)	In-plan premium and deposits include sales of variable and fixed annuities as well as mutual funds for 403(b), 401(a), 457(b) and 401(k) plans.
(b)
Includes inflows related to in-plan mutual funds of $1.6 billion and $1.6 billion for the six months ended June 30, 2022 and 2021, respectively and $3.1 billion, $3.0 billion and $2.9 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

(c)
Excludes client deposits into advisory and brokerage accounts of $1.2 billion and $1.2 billion for the six months ended June 30, 2022 and 2021, respectively and $2.5 billion, $1.4 billion and $1.2 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Net flows remained negative and declined by $245 million primarily due to:
•	reduction in deposits of $413 million mainly driven by lower group acquisitions.
Partially offset by:
•	lower surrenders, withdrawals and death and payout annuity benefits of $168 million.
2021 to 2020 Annual Comparison
Net flows remained negative and deteriorated by $1.3 billion primarily due to:
•	higher individual surrenders, withdrawals and death benefits driven mainly by higher customer account values of $1.6 billion.
Partially offset by:
•	large group activity which contributed net negative flows of $0.1 billion compared to $0.4 billion of net negative flows in the same period in the prior year.
2020 to 2019 Annual Comparison
Net flows remained negative but improved by $0.7 billion primarily due to:
•	lower individual surrenders, withdrawals and death benefits of $1.2 billion; and

•	large group activity which contributed to net negative flows of $0.4 billion compared to $0.9 billion of net negative flows in the same period in the prior year.
Partially offset by:
•	decreased individual deposits of $1.0 billion.
Surrenders
The following table presents Group Retirement surrenders as a percentage of average reserves and mutual funds under administration:
	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020	2019
Surrenders as a percentage of average reserves and mutual funds	8.2%	8.4%	8.8%	8.6%	10.7%
The following table presents reserves for Group Retirement annuities by surrender charge category:
	At June 30, 2022(a)	At December 31,
(in millions)		2021(a)	2020(a)
No surrender charge(b)	$71,176	$81,132	$77,507
Greater than 0% - 2%	569	716	565
Greater than 2% - 4%	402	857	829
Greater than 4%	6,214	6,197	6,119
Non-surrenderable	756	810	616
Total reserves	$79,117	$89,712	$85,636
(a)	Excludes mutual fund assets under administration of $23.4 billion, $28.8 billion and $25.0 billion at June 30, 2022, December 31, 2021 and 2020, respectively.
(b)	Certain general account reserves in this category are subject to either participant level or plan level withdrawal restrictions, where withdrawals are limited to 20% per year.
Group Retirement annuity deposits are typically subject to a five to seven-year surrender charge period, depending on the product. In addition, for annuity assets held within an employer defined contribution plan, participants can only withdraw funds in certain circumstances, such as separation from service, without incurring tax penalties, regardless of surrender charge. At June 30, 2022, Group Retirement annuity reserves with no surrender charge decreased compared to December 31, 2021 primarily due to a decline in assets under management from lower equity markets. At December 31, 2021, Group Retirement annuity reserves with no surrender charge increased compared to December 31, 2020 primarily due to growth in assets under management.
Life Insurance
Life Insurance Results
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Revenues:
Premiums	$862	$824	$1,573	$1,526	$1,438
Policy fees	738	735	1,380	1,384	1,503
Net investment income:
Base portfolio income	606	627	1,246	1,290	1,311
Variable investment income(a)	100	174	375	242	192
Net investment income	706	801	1,621	1,532	1,503
Other income	66	51	110	94	86
Total adjusted revenues	2,372	2,411	4,684	4,536	4,530

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Benefits and expenses:
Policyholder benefits	1,620	1,755	3,231	3,219	2,708
Interest credited to policyholder account balances	172	177	354	373	374
Amortization of deferred policy acquisition costs	133	117	164	25	140
Non-deferrable insurance commissions	74	64	132	119	99
General operating expenses	325	316	682	624	657
Interest expense	—	13	25	30	30
Total benefits and expenses	2,324	2,442	4,588	4,390	4,008
Adjusted pre-tax operating income (loss)	$48	$(31)	$96	$146	$522
(a)
Includes income from affordable housing of $34 million for the six months ended June 30, 2021, and $59 million, $52 million and $52 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Life Insurance Sources of Earnings
The following table presents the sources of earnings of the Life Insurance segment. We believe providing the APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Underwriting margin(a)	$580	$479	$1,067	$1,261	$1,473
General operating expenses	(325)	(316)	(682)	(624)	(657)
Non-deferrable insurance commissions	(74)	(64)	(132)	(119)	(99)
Amortization of DAC, excluding impact of annual actuarial assumption update	(133)	(117)	(231)	(234)	(287)
Impact of annual actuarial assumption update	—	—	99	(108)	122
Interest expense	—	(13)	(25)	(30)	(30)
Adjusted pre-tax operating income (loss)	$48	$(31)	$96	$146	$522
(a)
Underwriting margin represents premiums, policy fees, net investment income and other income, less policyholder benefits and interest credited to policyholder account balances. Underwriting margin is also exclusive of the impacts from the annual assumption update.

Financial Highlights
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
APTOI increased $79 million, primarily due to:
•	$101 million favorable underwriting margin from
–	$135 million in reduced benefits driven by favorable mortality and $15 million in increased other income from reinsurance gains,
–
offset by lower net investment income driven by $74 million lower variable investment income reflecting lower gains on call and tender income and reduced alternatives performance and $21 million lower base portfolio income driven by lower yields.

2021 to 2020 APTOI Annual Comparison
APTOI decreased $50 million, primarily due to:
•
$194 million unfavorable underwriting margin driven by higher mortality, partially offset by $89 million in higher net investment income primarily driven by $133 million higher variable investment income reflecting higher gains on calls and alternative investments partially offset by $44 million lower base portfolio income driven by reduced bond yields.

Partially offset by:
•	favorable impact from the review and update of actuarial assumptions of $99 million in 2021 compared to $108 million unfavorable in the prior year
2020 to 2019 APTOI Annual Comparison
APTOI decreased $376 million primarily due to:
•	unfavorable impact from the review and update of actuarial assumptions of $108 million in 2020 compared to $122 million favorable in the prior year; and
•
$212 million unfavorable underwriting margin driven by higher mortality partially offset by $29 million in higher net investment income primarily driven by $50 million higher variable investment income reflecting gains on calls and alternative investments partially offset by $21 million lower base portfolio investment income reflecting reduced gains on fair value securities.

Partially offset by:
•	$33 million lower general operating expenses.
AUMA
The following table presents Life Insurance AUMA:
	At June 30,		At December 31,
(in billions)	2022	2021	2021	2020	2019
Total AUMA	$28.4	$34.6	$34.4	$34.8	$32.0
June 30, 2022 to December 31, 2021 AUMA Comparison
AUMA decreased $6.0 billion in the six months ended June 30, 2022 compared to the prior year-end due to net unrealized losses from fixed maturity securities driven by higher rates and a widening of credit spreads.
2021 to 2020 AUMA Comparison
AUMA decreased $0.4 billion in the year ended December 31, 2021 compared to the prior year as net unrealized losses from fixed maturity securities driven by higher rates, were only partially offset by growth in the Life Insurance businesses.
2020 to 2019 AUMA Comparison
AUMA increased $2.8 billion in the year ended December 31, 2020 compared to the prior year primarily due to net unrealized gains from fixed maturity securities driven by lower rates partially offset by a widening of credit spreads, and growth in the Life Insurance businesses.

Underwriting Margin
The following table presents Life Insurance underwriting margin:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Premiums	$862	$824	$1,573	$1,526	$1,438
Policy fees	738	735	1,380	1,384	1,503
Net investment income	706	801	1,621	1,532	1,503
Other income	66	51	110	94	86
Policyholder benefits	(1,620)	(1,755)	(3,231)	(3,219)	(2,708)
Interest credited to policyholder account balances	(172)	(177)	(354)	(373)	(374)
Less: Impact of annual actuarial assumption update	—	—	(32)	317	25
Underwriting margin	$580	$479	$1,067	$1,261	$1,473
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Underwriting margin increased $101 million primarily due to:
•	$135 million reduced benefits driven by favorable mortality; and
•	$15 million increase in other income, driven by reinsurance gains.
Partially offset by:
•
$95 million in lower net investment income primarily driven by $74 million lower variable investment income reflecting lower gains on calls and reduced alternatives performance and $21 million lower base portfolio income driven by lower yields.

2021 to 2020 Annual Comparison
Underwriting margin decreased $194 million primarily due to:
•	$284 million unfavorable comparative net impact from premiums and policy fees net of policyholder benefits (which excludes actuarial assumptions updates), driven by higher mortality.
Partially offset by:
•
$89 million of higher net investment income primarily driven by $133 million higher variable investment income reflecting higher gains on calls and alternative investments partially offset by $44 million lower base portfolio income driven by reduced bond yields.

2020 to 2019 Annual Comparison
Underwriting margin decreased $212 million primarily due to:
•	$240 million unfavorable comparative net impact from premiums and policy fees net of policyholder benefits (which excludes actuarial assumptions updates) driven by higher mortality.
Partially offset by:
•
$29 million of higher net investment income primarily driven by $50 million higher variable investment income reflecting gains on calls and alternative investments partially offset by $21 million lower base portfolio investment income reflecting reduced gains on fair value securities.

Premiums and Deposits
Premiums and Deposits for Life Insurance represent amounts received on life and health policies. Premiums generally represent amounts received on traditional life products, while deposits represent amounts received on universal life products.

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Traditional Life	$872	$864	$1,737	$1,696	$1,683
Universal Life	786	806	1,635	1,649	1,666
Other(a)	28	34	67	76	97
Total U.S.	1,686	1,704	3,439	3,421	3,446
International	420	381	789	626	486
Premiums and deposits	$2,106	$2,085	$4,228	$4,047	$3,932
(a)	Other includes Accident and Health business as well as Group benefits.
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Premiums and deposits increased $21 million in 2022 compared to the prior year primarily due to growth in international life premiums.
2021 to 2020 Annual Comparison
Premiums and deposits increased $181 million in 2021 compared to the prior year primarily due to growth in international life premiums.
2020 to 2019 Annual Comparison
Premiums and deposits increased $115 million in 2020 compared to the prior year primarily due to growth in international life premiums.
Institutional Markets
Institutional Markets Results
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Revenues:
Premiums	$734	$1,125	$3,774	$2,564	$1,877
Policy fees	96	93	187	186	188
Net investment income:
Base portfolio income	448	429	865	827	811
Variable investment income(a)	55	131	290	104	91
Net investment income	503	560	1,155	931	902
Other income	1	1	2	1	1
Total adjusted revenues	1,334	1,779	5,118	3,682	2,968
Benefits and expenses:
Policyholder benefits	948	1,298	4,141	2,886	2,174
Interest credited to policyholder account balances	130	146	274	303	356
Amortization of deferred policy acquisition costs	3	3	6	5	5
Non-deferrable insurance commissions	14	13	27	31	31
General operating expenses	37	38	77	79	69
Interest expense	—	5	9	11	11
Total benefits and expenses	1,132	1,503	4,534	3,315	2,646
Adjusted pre-tax operating income	$202	$276	$584	$367	$322
(a)
Includes income from affordable housing of $12 million for the six months ended June 30, 2021 and $21 million, $19 million and $19 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Institutional Markets Sources of Earnings
The following table presents the sources of earnings of the Institutional Markets segment. We believe providing the APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Fee income(a)	$31	$31	$61	$62	$68
Spread income(b)	168	223	478	290	251
Underwriting margin(c)	41	47	102	75	75
Non-deferrable insurance commissions	(14)	(13)	(27)	(31)	(31)
General operating expenses	(37)	(38)	(77)	(79)	(69)
Other(d)	13	26	47	50	28
Adjusted pre-tax operating income	$202	$276	$584	$367	$322
(a)	Represents fee income on SVW products.
(b)	Represents spread income on GIC, PRT and structured settlement products.
(c)	Represents underwriting margin from Corporate Markets products, including private placement variable universal life insurance and private placement variable annuity products.
(d)
Includes net investment income on SVW products of $2 million and $5 million for the six months ended June 30, 2022 and 2021, respectively, and $11 million, $7 million and $8 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Financial Highlights
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
APTOI decreased $74 million primarily due to:
•
$55 million lower spread income primarily due to $44 million lower variable investment income, primarily private equity and call and tender income and $27 million higher policyholder benefits from the growth in the PRT business. This was partially offset by $16 million lower interest credited to policyholder account balances, primarily due to changes in interest rates and GIC maturities;

•	$6 million lower underwriting margin primarily due to lower variable investment income reflecting lower call and tender income in the Corporate Markets business; and
•	$13 million lower other activities primarily due to lower policyholder benefits on PRT business.
2021 to 2020 APTOI Annual Comparison
APTOI increased $217 million primarily due to:
•
$188 million higher spread income primarily due to $192 million of higher net investment income, including base portfolio and variable investment income driven by growth in average invested assets and market returns, as well as $29 million of lower interest credited to policyholder account balances primarily due to changes in interest rates. This was partially offset by $33 million increase in policyholder benefits from growth in the PRT business; and

•	$27 million higher underwriting margin primarily due to higher variable investment income.
2020 to 2019 APTOI Annual Comparison
APTOI increased $45 million primarily due to:
•
$39 million higher spread income primarily due to $55 million of lower interest credited to policyholder account balances due to changes in interest rates; and $27 million of higher net investment income primarily reflecting higher private equity returns. This was partially offset by $43 million increase in policyholder benefits from growth in the PRT business; and

•	$22 million of other activities primarily due to lower policyholder benefits on PRT and structured settlement business.

Partially offset by:
•	$10 million of higher general operating expenses; and
•	$6 million lower fee income on SVW notional.
AUMA
The following table presents Institutional Markets AUMA:
	At June 30,		At December 31,
(in billions)	2022	2021	2021	2020	2019
SVW	$45.3	$42.4	$43.8	$43.3	$39.9
GIC, PRT and Structured Settlements	21.4	22.3	23.9	21.9	18.0
All Other	7.9	8.7	8.8	8.5	8.6
Total AUMA	$74.6	$73.4	$76.5	$73.7	$66.5
June 30, 2022 to December 31, 2021 AUMA Comparison
AUMA decreased $1.9 billion, primarily due to the impact of the recent interest rate environment on asset valuations across the Institutional Market businesses of $3.3 billion and benefit payments on the PRT, GIC and structured settlement products of $0.6 billion, partially offset by premiums and deposits of PRT and structured settlement products of $0.9 billion and higher SVW notional driven by net inflows from plan sponsors and plan participants of $1.1 billion.
2021 to 2020 AUMA Comparison
AUMA increased $2.8 billion, primarily due to premiums and deposits of PRT and GIC products of $5.0 billion and higher SVW notional driven by growth in underlying assets of $0.8 billion, partially offset by benefit payments, contract maturities and other outflows of $2.7 billion and net outflows from plan sponsors and plan participants of $0.3 billion.
2020 to 2019 AUMA Comparison
AUMA increased $7.2 billion due to premiums and deposits of PRT and GIC products of $4.9 billion, net inflows from plan sponsors and plan participants of $2.4 billion, PRT and GIC asset growth of $1.6 billion and higher SVW notional driven by growth in underlying assets of $1.0 billion, partially offset by benefit payments, contract maturities and other outflows of $2.7 billion.
Fee Income, Spread Income and Underwriting Margin
The following table presents Institutional Markets fee income, spread income and underwriting margin:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
SVW fees	$31	$31	$61	$62	$68
Total fee income	31	31	61	62	68
Net investment income	427	471	969	777	750
Interest credited to policyholder account balances	(77)	(93)	(166)	(195)	(250)
Policyholder benefits	(182)	(155)	(325)	(292)	(249)
Total spread income(a)	168	223	478	290	251
Premiums	(18)	(18)	(35)	(36)	(35)
Policy fees (excluding SVW)	65	62	126	124	120
Net investment income	74	84	175	147	144
Advisory fee income	1	1	1	1	1
Policyholder benefits	(28)	(29)	(57)	(53)	(50)
Interest credited to policyholder account balances	(53)	(53)	(108)	(108)	(105)
Total underwriting margin(b)	$41	$47	$102	$75	$75

(a)	Represents spread income from GIC, PRT and structured settlement products.
(b)	Represents underwriting margin from Corporate Markets products, including private placement variable universal life insurance and private placement variable annuity products.
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Fee income was in line with the prior year periods.
Spread income decreased $55 million primarily due to:
•	$44 million lower variable investment income reflecting lower private equity returns and call and tender income; and
•	$27 million higher policyholder benefits primarily from the growth in the PRT business.
Partially offset by:
•	$16 million lower interest credited to policyholder account balances, primarily due to GIC maturities.
Underwriting margin decreased $6 million, primarily due to lower variable investment income reflecting lower call and tender income in the Corporate Markets business.
2021 to 2020 Annual Comparison
Fee income was in line with the prior year period.
Spread income increased $188 million primarily due to:
•
$192 million of higher variable investment income reflecting higher private equity returns, call and tender income and other yield enhancements and higher base portfolio income driven by growth in average invested assets; and

•	$29 million of lower interest credited to policyholder account balances due to the interest rate impacts on certain GICs and hedging instruments, as well as fair value changes.
Partially offset by:
•	$33 million increase in policyholder benefits from growth in the PRT business.
Underwriting margin increased $27 million, primarily due to higher variable investment income reflecting higher call and tender income and other yield enhancements and private equity returns in the Corporate Markets business.
2020 to 2019 Annual Comparison
Fee income decreased $6 million due to fee compression on SVW products.
Spread income increased $39 million primarily due to:
•	$55 million of lower interest credited to policyholder account balances due to the interest rate impacts of certain GICs and hedging instruments, partially offset by fair value changes; and
•	$27 million of higher net investment income primarily in variable investment income reflecting higher private equity returns.
Partially offset by:
•	$43 million increase in policyholder benefits from growth in the PRT business.
Underwriting margin was generally in line with the prior year.

Premiums and Deposits
The following table presents the Institutional Markets premiums and deposits:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
PRT	$665	$1,071	$3,667	$2,344	$1,677
GICs	—	550	1,000	2,124	717
Other(a)	212	109	290	405	441
Premiums and deposits	$877	$1,730	$4,957	$4,873	$2,835
(a)	Other principally consists of structured settlements, Corporate Markets and SVW product.
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 Comparison
Premiums and deposits decreased compared to the prior year period by $853 million, primarily due to lower issuance of GICs of $550 million and lower sales of PRT of $406 million, partially offset by higher structured settlements of $98 million.
2021 to 2020 Annual Comparison
Premiums and deposits increased in 2021 compared to the prior year by $84 million, primarily due to higher sales of PRT of $1.3 billion, partially offset by lower issuance of GICs of $1.1 billion and lower structured settlements of $116 million.
2020 to 2019 Annual Comparison
Premiums and deposits increased in 2020 compared to the prior year by $2.0 billion, primarily due to higher issuance of GICs of $1.4 billion and higher sales of PRT of $667 million.
Corporate and Other
Corporate and Other primarily consists of interest expense on financial debt, parent expenses not attributable to other segments, institutional asset management business, which includes managing assets for non-consolidated affiliates, results of our consolidated investment entities, results of our legacy insurance lines ceded to Fortitude Re and intercompany eliminations.
Corporate and Other Results
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Revenues:
Premiums(a)	$42	$44	$86	$74	$58
Net investment income	322	182	443	346	211
Net realized gains on real estate investments	11	46	701	54	285
Other income	70	77	134	122	114
Total adjusted revenues	445	349	1,364	596	668
Benefits and expenses:
Non-deferrable insurance commissions	1	1	3	3	3
General operating expenses:
Corporate and other(a)(b)	109	115	220	179	169
Asset Management(c)	91	87	155	130	126
Total General operating expenses	200	202	375	309	295

	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Interest expense:
Corporate	111	24	57	50	49
Asset Management and other(d)	94	142	229	274	318
Total interest expense	205	166	286	324	367
Total benefits and expenses	406	369	664	636	665
Non-controlling interest(e)	(155)	(110)	(861)	(194)	(230)
Adjusted pre-tax operating loss before consolidation and eliminations	(116)	(130)	(161)	(234)	(227)
Consolidations and eliminations	10	(3)	(2)	(2)	(1)
Adjusted pre-tax operating loss	$(106)	$(133)	$(163)	$(236)	$(228)
(a)	Premiums include an expense allowance associated with Fortitude Re which is entirely offset in general and operating expenses – Corporate and other.
(b)
General and operating expenses – Corporate and other include expenses incurred by AIG which were not billed to Corebridge. These amounts were $72 million for the six months ended June 30, 2021, and $143 million, $103 million and $85 million for the years ended December 31, 2021, 2020 and 2019, respectively. As part of separation in 2022, these expenses are now directly incurred by Corebridge.

(c)
General operating expenses – Asset management primarily represent the costs to manage the investment portfolio for affiliates that are not included in the consolidated financial statements of Corebridge.

(d)
Interest – Asset Management relates to consolidated investment entities, the VIEs, for which we are the primary beneficiary, however, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders. As of December 31, 2021, the VIEs for which Corebridge previously provided guarantees have been terminated. Interest expense on consolidated investment entities was $90 million and $138 million for the six months ended June 30, 2022 and 2021 and $216 million, $257 million and $304 million for the years ended December 31, 2021, 2020 and 2019, respectively.

(e)
Noncontrolling interests represent the third party or Corebridge affiliated interest in internally managed consolidated investment vehicles and is almost entirely offset within net investment income, net realized gains (losses) and interest expense. The retained interest for internal funds consolidated by entities within asset management entities in Corporate and Other is immaterial.

Corporate and Other Sources of Earnings
The following table presents the sources of earnings of the Corporate and Other segment. We believe providing the APTOI using this view is useful for gaining an understanding of our overall results of operations and the significant drivers of our earnings.
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Corporate expenses(a)	$(65)	$(72)	$(143)	$(103)	$(85)
Interest expense on financial debt	(111)	(24)	(57)	(50)	(49)
Asset Management	11	15	30	(15)	34
Consolidated investment entities(b)	8	(37)	19	(62)	(105)
Other(c)	51	(15)	(12)	(6)	(23)
Adjusted pre-tax operating loss	$(106)	$(133)	$(163)	$(236)	$(228)
(a)	Prior to 2022, corporate expenses were incurred by AIG and were not billed to Corebridge. As part of preparation for separation in 2022, these expenses are now directly incurred by Corebridge.

(b)
Includes $(25) million for the six months ended June 30, 2021 and $(25) million, $(88) million and $(111) million for the years ended December 31, 2021, 2020 and 2019, respectively of APTOI attributable to six transactions AIG entered into between 2012 and 2014 which securitized portfolios of certain debt securities, the majority of which were previously owned by Corebridge. During the year ended December 31, 2021, all six transactions were terminated. See Note 8 to our interim condensed consolidated financial statements.

(c)
The six months ended June 30, 2022 includes $56 million related to Corebridge’s ownership interest in Fortitude Re Bermuda, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Re Bermuda totaled $156 million and $100 million at June 30, 2022 and December 31, 2021, respectively.

Financial Highlights
Six Months Ended June 30, 2022 to Six Months Ended June 30, 2021 APTOI Comparison
Adjusted pre-tax operating loss of $106 million in 2022 compared to an adjusted pre-tax operating loss of $133 million in 2021, a favorable change of $27 million was primarily due to:
•	income from Other sources of earnings increased $66 million, which includes a $56 million gain related to a change in value of our minority investment in Fortitude Re; and
•
income from consolidated investment entities of $8 million in 2022 compared to a loss of $37 million in 2021, reflecting a favorable change of $45 million primarily due to lower interest expense on certain consolidated investment entities which were terminated during 2021.

Partially offset by:
•
higher interest expense on financial debt of $87 million primarily due to the $6.5 billion of senior unsecured notes issued in April 2022 and the $8.3 billion affiliated note to AIG ($1.9 billion outstanding at June 30, 2022). For more information on this transaction see “Recapitalization.”

2021 to 2020 APTOI Annual Comparison
Adjusted pre-tax operating loss of $163 million in 2021 compared to an adjusted pre-tax operating loss of $236 million in 2020; this favorable change of $73 million was primarily due to:
•
higher income from consolidated investment entities of $81 million primarily from lower interest expense on certain consolidated investment entities which were terminated during 2021 as well as gains in certain consolidated real estate investment funds; and

•	higher income from legacy investments held outside of the investment insurance companies.
Partially offset by:
•	higher parent expenses of $40 million primarily due to an increase in expenses related to AIG which were not billed to Corebridge.
2020 to 2019 APTOI Annual Comparison
Adjusted pre-tax operating loss of $236 million in 2020 compared to $228 million in 2019, an unfavorable change of $8 million was primarily due to:
•	lower income from legacy investments held outside of the investment insurance companies; and
•	higher parent expenses of $18 million primarily due to an increase in expenses related to AIG which were not billed to Corebridge.
Partially offset by:
•	higher income from consolidated investment entities of $43 million primarily due to lower interest expense on certain consolidated investment entities; and
•	higher income from Fortitude Re related to amended modco agreement terms AGL and USL entered into with Fortitude Re on July 1, 2020.

Investments
Overview
Our investment strategies are tailored to the specific business needs of each operating unit by targeting an asset allocation mix that supports estimated cash flows of our outstanding liabilities and provides diversification from an asset class, sector, issuer, and geographic perspective. The primary objectives are generation of investment income, preservation of capital, liquidity management and growth of surplus. The majority of assets backing our insurance liabilities consist of fixed maturity securities, RMBS, CMBS, collateralized loan obligations (CLOs), other ABS and fixed maturity securities issued by government sponsored entities and corporate entities. At June 30, 2022, for $187.9 billion of invested assets supporting our insurance operating companies, approximately 46% are in corporate debt securities with no one industry representing more than 26%. Mortgage backed securities (“MBS”), ABS and CLOs represent 29% of our fixed income securities and 98% are investment grade. At December 31, 2021, for $212.5 billion of invested assets supporting our insurance operating companies, approximately 52% are in corporate debt securities with no one industry representing more than 25%. MBS, ABS and CLOs represent 25% of our fixed income securities and 98% are investment grade.
See “Business—Our Segments—Investment Management” for further information, including current and future management of our investment portfolio.
Key Investment Strategies
Investment strategies are assessed at the segment level and involve considerations that include local and general market conditions, duration and cash flow management, risk appetite and volatility constraints, rating agency and regulatory capital considerations, and tax and legal investment limitations.
Blackstone is managing an initial $50 billion of assets in our investment portfolio, with that amount increasing by increments of $8.5 billion per year for the next five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion by third quarter 2027. We expect Blackstone to invest these assets primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit. Blackstone’s credit and lending strategy is to control all significant components of the underwriting and pricing processes and to facilitate bespoke opportunities with strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the lending source, disintermediating traditional originators, banks and the securitization markets.
In connection with the BlackRock Agreement, we expect to transfer approximately $90 billion of liquid fixed income and certain private placement assets in the aggregate to BlackRock by the end of the first quarter of 2023. The investment management agreements contain detailed investment guidelines and reporting requirements. These agreements also contain reasonable and customary representations and warranties, standard of care, expense reimbursement, liability, indemnity and other provisions.
Some of our key investment strategies are as follows:
•	our fundamental strategy across the portfolios is to seek investments with characteristics similar to the associated insurance liabilities to the extent practicable;
•
we seek to invest in a portfolio of investments that offer enhanced yield through illiquidity premiums, such as private placements and commercial mortgage loans, which also add portfolio diversification. These assets typically afford stronger credit protections through financial covenants, ability to customize structures that meet our insurance liability needs, and deeper due diligence;

•
we have access to investments that provide diversification from local markets. To the extent we purchase these investments, we generally hedge any currency risk using derivatives, which could provide opportunities to earn higher risk adjusted returns compared to assets in the functional currency;

•
we actively manage our assets and liabilities, counterparties and duration. Our liquidity sources are held primarily in the form of cash, short-term investments and publicly traded, investment grade rated fixed maturity securities that can be readily monetized through sales or repurchase agreements. Certain of our subsidiaries are members of the Federal Home Loan Banks in their respective districts, and we borrow from the FHLB utilizing their funding agreement program. Borrowings from FHLBs are used to supplement liquidity or for other uses deemed appropriate by management. This strategy allows us to both diversify our sources of liquidity and reduce the cost of maintaining sufficient liquidity;
•	within the United States, investments are generally split between reserve-backing and surplus portfolios; and
–
Insurance reserves are backed by mainly investment grade fixed maturity securities that meet our duration, risk-return, tax liquidity, credit quality and diversification objectives. We assess asset classes based on their fundamental underlying risk factors including credit (public and private), commercial real estate, and residential real estate regardless of whether such investments are bonds, loans, or structured products.

–
Surplus investments seek to enhance portfolio returns and generally comprise a mix of fixed maturity investment grade and below investment grade securities and various alternative asset classes, including private equity, real estate equity, and hedge funds. Over the past few years, hedge fund investments have been reduced with more emphasis given to private equity, real estate and below investment grade credit.

•
outside of the United States, fixed maturity securities held by insurance companies consist primarily of investment-grade securities generally denominated in the currencies of the countries in which we operate.

Asset Liability Management
Our investment strategy is to provide net investment income to back policyholder benefit and deposit liabilities that result in stable distributable earnings and enhance portfolio value, subject to asset-liability management, capital, liquidity and regulatory constraints.
We use asset-liability management as a primary tool to monitor and manage interest and duration risk in our businesses. We maintain a diversified, high to medium quality portfolio of fixed maturity securities issued by corporations, municipalities, and other governmental agencies; structured securities collateralized by, among other assets, residential and commercial real estate; and commercial mortgage loans that, to the extent practicable, match the duration characteristics of the liabilities. We seek to diversify the portfolio across asset classes, sectors and issuers to mitigate idiosyncratic portfolio risks. The investment portfolio of each product line is tailored to the specific characteristics of its insurance liabilities, and as a result, duration varies between distinct portfolios. The interest rate environment has a direct impact on the asset liability management profile of the businesses, and changes in the interest rate environment may result in the need to lengthen or shorten the duration of the portfolio. In a rising rate environment, we may shorten the duration of the investment portfolio.
Fixed maturity securities of our domestic operations have an average duration of 7.8 years as of June 30, 2022.
In addition, we seek to enhance surplus portfolio returns through investments in a diversified portfolio of alternative investments. Although these alternative investments are subject to earnings fluctuations, they have historically achieved accumulative returns over time in excess of the fixed maturity portfolio returns.
Investment Portfolio
The following table presents carrying amounts of our total investments:
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
At June 30, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$1,009	$325	$1,334
Obligations of states, municipalities and political subdivisions	5,695	1,020	6,715
Non-U.S. governments(a)	4,051	472	4,523
Corporate debt(a)	94,882	14,553	109,435

(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Mortgage-backed, asset-backed and collateralized:
RMBS	11,676	921	12,597
CMBS	9,650	771	10,421
CLO	7,620	191	7,811
ABS	8,425	688	9,113
Total mortgage-backed, asset-backed and collateralized	37,371	2,571	39,942
Total bonds available for sale	143,008	18,941	161,949
Other bond securities	425	2,808	3,233
Total fixed maturities	143,433	21,749	165,182
Equity securities	118	—	118
Mortgage and other loans receivable:
Residential mortgages	4,956	—	4,956
Commercial mortgages	28,706	3,294	32,000
Life insurance policy loans	1,413	364	1,777
Commercial loans, other loans and notes receivable	4,170	222	4,392
Total mortgage and other loans receivable(b)	39,245	3,880	43,125
Other invested assets(c)	8,426	1,962	10,388
Short term investments	4,843	134	4,977
Total(d)	$196,065	$27,725	$223,790
At December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$1,255	$457	$1,712
Obligations of states, municipalities and political subdivisions	7,240	1,436	8,676
Non-U.S. governments(a)	5,579	818	6,397
Corporate debt(a)	118,715	21,348	140,063
Mortgage-backed, asset-backed and collateralized:
RMBS	13,850	1,108	14,958
CMBS	10,311	989	11,300
CLO	7,163	239	7,402
ABS	7,275	785	8,060
Total mortgage-backed, asset-backed and collateralized	38,599	3,121	41,720
Total bonds available for sale	171,388	27,180	198,568
Other bond securities	489	1,593	2,082
Total fixed maturities	171,877	28,773	200,650
Equity securities	241	1	242
Mortgage and other loans receivable:
Residential mortgages	4,671	—	4,671
Commercial mortgages	27,176	2,929	30,105
Life insurance policy loans	1,452	380	1,832
Commercial loans, other loans and notes receivable	2,530	250	2,780
Total mortgage and other loans receivable(b)	35,829	3,559	39,388
Other invested assets(c)	8,760	1,807	10,567
Short term investments	5,421	50	5,471
Total(d)	$222,128	$34,190	$256,318
(a)
Our credit exposure to the Russian Federation and Ukraine through our fixed maturity securities portfolio, excluding Fortitude Re funds withheld assets, was $28 million and $201 million at June 30, 2022 and December 31, 2021, respectively. The credit exposure to the Russian Federation and Ukraine of our Fortitude Re funds withheld assets fixed maturity securities portfolio was $15 million and $92 million at June 30, 2022 and December 31, 2021, respectively. Exposure to the Russian Federation and Ukraine represents an immaterial percentage of our aggregate credit exposures on our fixed maturity securities.

(b)	Net of total allowance for credit losses for $484 million and $496 million at June 30, 2022 and December 31, 2021, respectively.

(c)
Other invested assets, excluding Fortitude Re funds withheld assets, include $5.2 billion and $5.1 billion of private equity funds, as of June 30, 2022 and December 31, 2021, respectively, which are generally reported on a one-quarter lag.

(d)	Includes the consolidation of approximately $10.1 billion and $11.4 billion of consolidated investment entities at June 30, 2022 and December 31, 2021, respectively.
The following table presents carrying amounts of our total investments for our insurance operating subsidiaries excluding the Fortitude Re funds withheld assets:
(in millions)	At June 30, 2022	At December 31, 2021
Public credit	$73,542	$97,912
Private credit	22,409	24,264
Structured	34,665	35,363
Mortgage loans(a)	36,403	32,764
Bank loans	3,644	3,670
U.S. government agency	7,084	8,480
Alternatives(d)	5,891	5,685
Cash and short-term investments	4,233	4,329
Total(b)(c)	$187,871	$212,467
(a)	Does not reflect allowance for credit loss on mortgage loans of $443 million and $447 million at June 30, 2022 and December 31, 2021, respectively.
(b)	Does not reflect policy loans of $1.4 billion and $1.5 billion, at June 30, 2022 and December 31, 2021, respectively.
(c)
Excludes approximately $10.1 billion and $11.4 billion of consolidated investment entities as well as $2.9 billion and $2.7 billion of eliminations primarily between the consolidated investment entities and the insurance operating companies at June 30, 2022 and December 31, 2021, respectively.

(d)	Alternatives include private equity funds, which are generally reported on a one-quarter lag.
Credit Ratings
At June 30, 2022, nearly all our fixed maturity securities were held by our U.S. entities. 89% of these securities were rated investment grade by one or more of the principal rating agencies. Our investment decision process relies primarily on internally generated fundamental analysis and risk ratings. Third-party rating services’ ratings and opinions provide one source of independent perspective for consideration in the internal analysis.
Moody’s, S&P, Fitch, or similar foreign rating services rate a significant portion of our foreign entities’ fixed maturity securities portfolio. Rating services are not available for some foreign-issued securities. Our Investments team, with oversight from credit risk management, closely reviews the credit quality of the foreign portfolio’s non-rated fixed maturity securities.
NAIC Designations of Fixed Maturity Securities
The Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”) evaluates the investments of U.S. insurers for statutory reporting purposes and assigns fixed maturity securities to one of six categories called ‘NAIC Designations’. In general, NAIC Designations of ‘1’ highest quality, or ‘2’ high quality, include fixed maturity securities considered investment grade, while NAIC Designations of ‘3’ through ‘6’ generally include fixed maturity securities referred to as below investment grade. NAIC Designations for non-agency RMBS and CMBS are calculated using third party modeling results provided through the NAIC. These methodologies result in an improved NAIC Designation for such securities compared to the rating typically assigned by the three major rating agencies. The following tables summarize the ratings distribution of our subsidiaries’ fixed maturity security portfolio by NAIC Designation, and the distribution by composite our credit rating, which is generally based on ratings of the three major rating agencies. As of June 30, 2022 and December 31, 2021, 92% and 92%, respectively, of our fixed maturity security portfolio, excluding Fortitude Re funds withheld assets, were investment grade. The fixed maturity security portfolio of our insurance operating subsidiaries, excluding the Fortitude Re Funds withheld assets, was 94% and 94% investment grade as of June 30, 2022 and December 31, 2021, respectively. The remaining below investment grade securities that are not included in consolidated investment entities relate to middle market and high yield bank loans securities.
The following tables present the fixed maturity security portfolio categorized by NAIC Designation, at fair value:
NAIC Designation Excluding Fortitude Re Funds Withheld Assets (in millions)	1	2	Total Investment Grade	3	4(a)	5(a)	6	Total Below Investment Grade	Total
At June 30, 2022
Other fixed maturity securities	$46,604	$47,295	$93,899	$4,899	$5,958	$720	$158	$11,735	$105,634
Mortgage-backed, asset-backed and collateralized	32,845	4,603	37,448	95	77	27	138	337	37,785
Total(b)	$79,449	$51,898	$131,347	$4,994	$6,035	$747	$296	$12,072	$143,419
Fortitude Re Funds Withheld Assets									21,749
Total fixed maturities									$165,168
At December 31, 2021
Other fixed maturity securities	$59,367	$60,131	$119,498	$5,743	$6,698	$803	$58	$13,302	$132,800
Mortgage-backed, asset-backed and collateralized	35,241	3,402	38,643	146	88	20	180	434	39,077
Total	$94,608	$63,533	$158,141	$5,889	$6,786	$823	$238	$13,736	$171,877
Fortitude Re Funds Withheld Assets									$28,773
Total Fixed Maturities									$200,650
(a)
Includes $3.1 billion and $51 million of consolidated collateralized loan obligations that are rated NAIC 4 and 5 as of June 30, 2022 and $3.4 billion and $50 million of NAIC 4 and 5 securities as of December 31, 2021. These are assets of consolidated investment entities and do not represent direct investment of Corebridge’s insurance subsidiaries.

(b)	Excludes $14 million of fixed maturity securities for which no NAIC Designation is available at June 30, 2022.
The following table presents the fixed maturity security portfolio categorized by NAIC Designation, at fair value, for our insurance operating subsidiaries excluding the Fortitude Re funds withheld assets:
(in millions)	At June 30, 2022	At December 31, 2021
NAIC 1	$80,000	$95,323
NAIC 2	52,357	63,934
NAIC 3	4,708	5,683
NAIC 4	2,964	3,434
NAIC 5 & 6	1,115	1,150
Total(a)(b)	$141,144	$169,524
(a)
Excludes approximately $3.5 billion and $3.7 billion of consolidated investment entities and $1.2 billion and $1.4 billion of eliminations primarily related to the consolidated investment entities and the insurance operating subsidiaries at June 30, 2022 and December 31, 2021, respectively.

(b)	Excludes $14 million of fixed maturity securities for which no NAIC Designation is available at June 30, 2022.

Composite Corebridge Credit Ratings
With respect to our fixed maturity securities, the credit ratings in the table below and in subsequent tables reflect: (i) a composite of the ratings of the three major rating agencies, or when agency ratings are not available, the rating assigned by the NAIC SVO (99% of total fixed maturity securities), or (ii) our equivalent internal ratings when these investments have not been rated by any of the major rating agencies or the NAIC. The “Non-rated” category in those tables consists of fixed maturity securities that have not been rated by any of the major rating agencies, the NAIC or us.
The following tables present the fixed maturity security portfolio categorized by composite Corebridge credit rating (as described below), at fair value:
Composite Corebridge Credit Rating Excluding Fortitude Re Funds Withheld Assets (in millions)	AAA/AA/A	BBB	Total Investment Grade	BB	B	CCC and lower	Total Below Investment Grade (a)(b)	Total
At June 30, 2022
Other fixed maturity securities	$47,895	$46,008	$93,903	$4,976	$4,655	$2,100	$11,731	$105,634
Mortgage-backed, asset-backed and collateralized	28,815	5,006	33,821	328	313	3,323	3,964	37,785
Total(c)	$76,710	$51,014	$127,724	$5,304	$4,968	$5,423	$15,695	$143,419
Fortitude Re Funds Withheld Assets								$21,749
Total fixed maturities								$165,168
At December 31, 2021
Other fixed maturity securities	$61,496	$58,049	$119,545	$5,767	$5,014	$2,474	$13,255	$132,800
Mortgage-backed, asset-backed and collateralized	30,363	3,876	34,239	375	359	4,104	4,838	39,077
Total	$91,859	$61,925	$153,784	$6,142	$5,373	$6,578	$18,093	$171,877
Fortitude Re Funds Withheld Assets								$28,773
Total fixed maturities								$200,650
(a)
Includes $3.4 billion and $4.1 billion at June 30, 2022 and December 31, 2021, respectively, of certain RMBS that had experienced deterioration in credit quality since their origination but prior to Corebridge’s acquisition. These securities are currently rated as investment grade under the NAIC SVO framework. For additional discussion on Purchased Credit Impaired Securities, see Note 5 to our audited annual consolidated financial statements.

(b)
Includes $3.5 billion of consolidated collateralized loan obligations as of June 30, 2022 and $3.7 billion as of December 31, 2021. These are assets of consolidated investment entities and do not represent direct investment of Corebridge’s insurance subsidiaries.

(c)	Excludes $14 million of fixed maturity securities for which no NAIC Designation is available at June 30, 2022.
For a discussion of credit risks associated with Investments see “Business—Our Segments—Investment Management—Credit Risk”.
The following tables present the composite Corebridge credit ratings of our fixed maturity securities calculated based on their fair value:
	Available for Sale		Other Fixed Maturity Securities, at Fair Value		Total
Excluding Fortitude Funds Withheld Assets (in millions)	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021
Rating:
Other fixed maturity securities*
AAA	$2,677	$3,516	$—	$—	$2,677	$3,516
AA	19,364	23,214	—	—	19,364	23,214
A	25,854	34,766	—	—	25,854	34,766
BBB	46,004	58,045	4	4	46,008	58,049
Below investment grade	10,488	11,677	7	7	10,495	11,684
Non-rated	1,250	1,571	—	—	1,250	1,571
Total	$105,637	$132,789	$11	$11	$105,648	$132,800

	Available for Sale		Other Fixed Maturity Securities, at Fair Value		Total
Excluding Fortitude Funds Withheld Assets (in millions)	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021
Mortgage-backed, asset-backed and collateralized
AAA	$11,654	$13,002	$27	$26	$11,681	$13,028
AA	11,585	12,173	91	83	11,676	12,256
A	5,350	4,957	108	122	5,458	5,079
BBB	4,962	3,820	44	56	5,006	3,876
Below investment grade	3,816	4,634	117	151	3,933	4,785
Non-rated	4	13	27	40	31	53
Total	$37,371	$38,599	$414	$478	$37,785	$39,077
Total
AAA	$14,331	$16,518	$27	$26	$14,358	$16,544
AA	30,949	35,387	91	83	31,040	35,470
A	31,204	39,723	108	122	31,312	39,845
BBB	50,966	61,865	48	60	51,014	61,925
Below investment grade	14,304	16,311	124	158	14,428	16,469
Non-rated	1,254	1,584	27	40	1,281	1,624
Total	$143,008	$171,388	$425	$489	$143,433	$171,877
	Available for Sale		Fair Value Option		Total
Fortitude Re Funds Withheld Assets (in millions)	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021
Rating:
Other fixed maturity securities*
AAA	$500	$720	$24	$31	$524	$751
AA	4,140	5,444	494	227	4,634	5,671
A	4,353	6,359	106	109	4,459	6,468
BBB	6,581	9,873	639	384	7,220	10,257
Below investment grade	796	1,663	354	305	1,150	1,968
Non-rated	—	—	—	—	—	—
Total	$16,370	$24,059	$1,617	$1,056	$17,987	$25,115
Mortgage-backed, asset- backed and collateralized
AAA	$364	$517	$94	$31	$458	$548
AA	752	945	375	314	1,127	1,259
A	318	367	115	59	433	426
BBB	376	447	416	60	792	507
Below investment grade	667	838	65	72	732	910
Non-rated	94	7	126	1	220	8
Total	$2,571	$3,121	$1,191	$537	$3,762	$3,658
Total
AAA	$864	$1,237	$118	$62	$982	$1,299
AA	4,892	6,389	869	541	5,761	6,930
A	4,671	6,726	221	168	4,892	6,894
BBB	6,957	10,320	1,055	444	8,012	10,764
Below investment grade	1,463	2,501	419	377	1,882	2,878
Non-rated	94	7	126	1	220	8
Total	$18,941	$27,180	$2,808	$1,593	$21,749	$28,773

	Available for Sale		Fair Value Option		Total
Total (in millions)	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021	At June 30, 2022	At December 31, 2021
Rating:
Other fixed maturity securities*
AAA	$3,177	$4,236	$24	$31	$3,201	$4,267
AA	23,504	28,658	494	227	23,998	28,885
A	30,207	41,125	106	109	30,313	41,234
BBB	52,585	67,918	643	388	53,228	68,306
Below investment grade	11,284	13,340	361	312	11,645	13,652
Non-rated	1,250	1,571	—	—	1,250	1,571
Total	$122,007	$156,848	$1,628	$1,067	$123,635	$157,915
Mortgage-backed, asset-backed and collateralized
AAA	$12,018	$13,519	$121	$57	$12,139	$13,576
AA	12,337	13,118	466	397	12,803	13,515
A	5,668	5,324	223	181	5,891	5,505
BBB	5,338	4,267	460	116	5,798	4,383
Below investment grade	4,483	5,472	182	223	4,665	5,695
Non-rated	98	20	153	41	251	61
Total	$39,942	$41,720	$1,605	$1,015	$41,547	$42,735
Total
AAA	$15,195	$17,755	$145	$88	$15,340	$17,843
AA	35,841	41,776	960	624	36,801	42,400
A	35,875	46,449	329	290	36,204	46,739
BBB	57,923	72,185	1,103	504	59,026	72,689
Below investment grade	15,767	18,812	543	535	16,310	19,347
Non-rated	1,348	1,591	153	41	1,501	1,632
Total	$161,949	$198,568	$3,233	$2,082	$165,182	$200,650
*	Consists of assets including U.S. government and government sponsored entities, obligations of states, municipalities and political subdivisions, non-U.S. governments, and corporate debt.
The following table presents the fair value of our aggregate credit exposures to non-U.S. governments for our fixed maturity securities:
	At June 30, 2022			At December 31, 2021
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Indonesia	$380	$38	$418	$472	$50	$522
Chile	346	25	371	443	28	471
Qatar	223	97	320	276	113	389
United Arab Emirates	302	12	314	372	19	391
Mexico	224	42	266	299	74	373
Saudi Arabia	204	23	227	258	29	287
Panama	157	31	188	206	34	240
China	157	25	182	177	30	207
Norway	171	—	171	225	—	225
Israel	163	7	170	199	8	207
Other	1,724	198	1,922	2,652	450	3,102
Total	$4,051	$498	$4,549	$5,579	$835	$6,414

Investments in Corporate Debt Securities
The following table presents the industry categories of our available for sale corporate debt securities:
	At June 30, 2022 Fair Value			At December 31, 2021 Fair Value
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Industry Category:
Financial institutions	$24,134	$3,050	$27,184	$29,317	$4,231	$33,548
Utilities	13,887	3,089	16,976	17,194	4,161	21,355
Communications	6,109	898	7,007	7,653	1,555	9,208
Consumer noncyclical	12,877	1,764	14,641	16,870	2,906	19,776
Capital goods	4,681	545	5,226	5,869	884	6,753
Energy	7,696	1,266	8,962	9,626	1,797	11,423
Consumer cyclical	6,968	622	7,590	8,605	946	9,551
Basic materials	3,290	519	3,809	4,210	820	5,030
Other	15,240	2,800	18,040	19,371	4,048	23,419
Total*	$94,882	$14,553	$109,435	$118,715	$21,348	$140,063
*	At June 30, 2022 and December 31, 2021, 90% of these investments were rated investment grade.
Our investments in the energy category, as a percentage of total investments in available-for-sale fixed maturities, were 8% and 8% at June 30, 2022 and December 31, 2021, respectively. While the energy investments are primarily investment grade and are actively managed, the category continues to experience volatility that could adversely affect credit quality and fair value.
Investments in RMBS
The following table presents our RMBS available for sale securities:
	At June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Agency RMBS	$4,954	42%	$5,909	43%
AAA	4,811		5,736
AA	143		173
A	—		—
BBB	—		—
Below investment grade	—		—
Non-rated	—		—
Alt-A RMBS	2,913	25%	3,523	25%
AAA	—		4
AA	736		828
A	31		40
BBB	48		63
Below investment grade	2,098		2,588
Non-rated	—	—
Subprime RMBS	1,307	11%	1,522	11%
AAA	1		—
AA	44		37
A	71		99
BBB	46		61
Below investment grade	1,145		1,325
Non-rated	—		—

	At June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Prime Non-Agency	1,357	12%	1,851	13%
AAA	234		290
AA	734		838
A	134		207
BBB	52		191
Below investment grade	203		325
Non-rated	—		—
Other Housing Related(a)	1,145	10%	1,045	8%
AAA	655		319
AA	214		497
A	168		196
BBB	101		23
Below investment grade	6		8
Non-rated	1		2
Total RMBS Excluding Fortitude Re Funds Withheld Assets	11,676	100%	13,850	100%
Total RMBS Fortitude Re Funds Withheld Assets	921		1,108
Total RMBS(a)(b)	$12,597		$14,958
(a)
Includes $3.4 billion and $4.1 billion at June 30, 2022 and December 31, 2021, respectively, of certain RMBS that had experienced deterioration in credit quality since their origination but prior to Corebridge’s acquisition. These securities are currently rated as investment grade under the NAIC SVO framework. For additional discussion on Purchased Credit Impaired Securities, see Note 5 to our audited annual consolidated financial statements.

(b)	The weighted-average expected life was 6 years at June 30, 2022 and 5 years at December 31, 2021.
Our underwriting principles for investing in RMBS, other ABS and CLOs take into consideration the quality of the originator, the manager, the servicer, security credit ratings, underlying characteristics of the mortgages, borrower characteristics and the level of credit enhancement in the transaction.
Investments in CMBS
The following table presents our CMBS available for sale securities:
	June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
CMBS (traditional)	$7,945	82%	$8,333	81%
AAA	3,930		4,447
AA	2,576		2,675
A	646		446
BBB	482		408
Below investment grade	311		357
Non-rated	—		—
Agency	1,116	12%	1,309	13%
AAA	528		619
AA	580		676
A	—		—
BBB	8		14
Below investment grade	—		—
Non-rated	—		—
Other	589	6%	669	6%
AAA	83		91

	June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
AA	134		143
A	272		309
BBB	100		116
Below investment grade	—		1
Non-rated	—		9
Total Excluding Fortitude Re Funds Withheld Assets	9,650	100%	10,311	100%
Total Fortitude Re Funds Withheld Assets	771		989
Total	$10,421		$11,300
The fair value of CMBS holdings decreased slightly during the six months ended June 30, 2022. The majority of our investments in CMBS are in tranches that contain substantial protection features through collateral subordination. The majority of CMBS holdings are traditional conduit transactions, broadly diversified across property types and geographical areas.
Investments in ABS/CLOs
The following table presents our ABS/CLO available for sale securities by collateral type:
	June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
CDO - Bank Loan (CLO)	$6,905	43%	$6,318	44%
AAA	988		1,078
AA	3,756		3,599
A	1,885		1,494
BBB	272		142
Below investment grade	4		5
Non-rated	—		—
CDO - Other	715	4%	845	6%
AAA	—		—
AA	703		824
A	—		—
BBB	—		—
Below investment grade	10		21
Non-rated	2		—
ABS	8,425	53%	7,275	50%
AAA	424		418
AA	1,965		1,883
A	2,143		2,166
BBB	3,853		2,802
Below investment grade	39		4
Non-rated	1		2
Total Excluding Fortitude Re Funds Withheld Assets	16,045	100%	14,438	100%
Total Fortitude Re Funds Withheld Assets	879		1,024
Total	$16,924		$15,462

Unrealized Losses of Fixed Maturity Securities
The following tables show the aging of the unrealized losses on available for sale fixed maturity securities, the extent to which the fair value is less than amortized cost or cost, and the number of respective items in each category:
At June 30, 2022	Less Than or Equal to 20% of cost(b)			Greater than 20% to 50% of cost(b)			Greater than 50% of cost(b)			Total
Aging(a) (dollars in millions)	Cost(c)	Unrealized loss	Items(e)	Cost(c)	Unrealized loss	Items(e)	Cost(c)	Unrealized loss	Items(e)	Cost(c)	Unrealized loss(d)	Items(e)
Investment grade bonds
0-6 months	$79,887	$5,832	7,986	$14,322	$3,575	1,162	$1	$1	2	$94,210	$9,408	9,150
7-11 months	11,405	1,358	1,295	7,808	2,257	759	21	13	5	19,234	3,628	2,059
12 months or more	1,241	183	198	5,024	1,525	540	2	1	1	6,267	1,709	739
Total	92,533	7,373	9,479	27,154	7,357	2,461	24	15	8	119,711	14,745	11,948
Below investment grade bonds
0-6 months	7,911	516	2,682	482	119	132	28	21	17	8,421	656	2,831
7-11 months	1,958	168	572	478	128	114	8	4	12	2,444	300	698
12 months or more	2,058	136	576	409	122	103	70	48	23	2,537	306	702
Total	11,927	820	3,830	1,369	369	349	106	73	52	13,402	1,262	4,231
Total bonds
0-6 months	87,798	6,348	10,668	14,804	3,694	1,294	29	22	19	102,631	10,064	11,981
7-11 months	13,363	1,526	1,867	8,286	2,385	873	29	17	17	21,678	3,928	2,757
12 months or more	3,299	319	774	5,433	1,647	643	72	49	24	8,804	2,015	1,441
Total Excluding Fortitude Re Funds Withheld Assets	$104,460	$8,193	13,309	$28,523	$7,726	2,810	$130	$88	60	$133,113	$16,007	16,179
Total Fortitude Re Funds Withheld Assets										$17,889	$2,620	952
Total										$151,002	$18,627	17,131
At December 31, 2021
Investment grade bonds
0-6 months	$22,675	$476	2,549	$14	$5	3	$1	$1	1	$22,690	$482	2,553
7-11 months	1,398	69	196	4	1	2	1	1	1	1,403	71	199
12 months or more	4,932	276	684	28	8	9	—	—	—	4,960	284	693
Total	29,005	821	3,429	46	14	14	2	2	2	29,053	837	3,445
Below investment grade bonds
0-6 months	3,902	76	1,385	11	4	12	4	3	7	3,917	83	1,404
7-11 months	972	23	440	20	5	6	1	1	1	993	29	447
12 months or more	1,624	66	417	202	51	26	51	35	18	1,877	152	461
Total	6,498	165	2,242	233	60	44	56	39	26	6,787	264	2,312
Total bonds
0-6 months	26,577	552	3,934	25	9	15	5	4	8	26,607	565	3,957
7-11 months	2,370	92	636	24	6	8	2	2	2	2,396	100	646
12 months or more	6,556	342	1,101	230	59	35	51	35	18	6,837	436	1,154
Total Excluding Fortitude Re Funds Withheld Assets	$35,503	$986	5,671	$279	$74	58	$58	$41	28	$35,840	$1,101	5,757
Total Fortitude Re Funds Withheld Assets										$4,856	$174	556
Total										$40,696	$1,275	6,313
(a)	Represents the number of consecutive months that fair value has been less than amortized cost or cost by any amount.
(b)	Represents the percentage by which fair value is less than amortized cost or cost at June 30, 2022 and December 31, 2021.
(c)	For bonds, represents amortized cost net of allowance.
(d)	The effect on Net income of unrealized losses after taxes may be mitigated upon realization because certain realized losses may result in current decreases in the amortization of certain DAC.
(e)	Item count is by CUSIP by subsidiary.
The allowance for credit losses was $4 million and $5 million for investment grade bonds, and $110 million and $73 million for below investment grade bonds as of June 30, 2022 and December 31, 2021, respectively.

Change in Unrealized Gains and Losses on Investments
The change in net unrealized gains and losses on investments for the six months ended June 30, 2022, was primarily attributable to decreases in the fair value of fixed maturity securities. For the six months ended June 30, 2022, net unrealized losses related to fixed maturity securities were $32.3 billion due primarily to an increase in interest rates and widening of credit spreads.
The change in net unrealized gains and losses on investments for the six months ended June 30, 2021 was primarily attributable to increases in the fair value of fixed maturity securities. For the six months ended June 30, 2021, net unrealized losses related to fixed maturity securities increased by $4.9 billion due primarily to an increase in interest rates.
For further discussion of our investment portfolio, see Notes 4 and 5 of the Notes to the interim condensed consolidated financial statements.
Commercial Mortgage Loans
At June 30, 2022 and December 31, 2021, we had direct commercial mortgage loan exposure of $32.4 billion and $30.5 billion, respectively. At June 30, 2022 and December 31, 2021, we had an allowance for credit losses of $414 million and $423 million, respectively.
The following tables present the commercial mortgage loan exposure by location and class of loan based on amortized cost:
At June 30, 2022		Class
Excluding Fortitude Re Funds Withheld Assets (dollars in millions)	Number of loans	Apartments	Offices	Retail	Industrial	Hotel	Others	Total	Percent of total
State:
New York	60	$1,278	$4,005	$279	$352	$71	$—	$5,985	21%
California	47	362	802	168	1,113	628	13	3,086	11
New Jersey	47	1,868	75	318	383	8	21	2,673	9
Texas	34	641	691	138	156	143	—	1,769	6
Florida	46	349	120	215	165	355	—	1,204	4
Massachusetts	11	458	259	478	16	—	—	1,211	4
Illinois	13	471	350	3	42	—	21	887	3
District of Columbia	7	361	53	—	—	12	—	426	1
Ohio	15	81	7	85	184	—	—	357	1
Pennsylvania	16	77	94	202	66	24	—	463	2
Other States	92	1,365	350	606	643	303	—	3,267	11
Foreign	60	3,741	1,674	651	1,166	295	220	7,747	27
Total*	448	$11,052	$8,480	$3,143	$4,286	$1,839	$275	$29,075	100%
Fortitude Re Funds withheld Assets								$3,339
Total Commercial Mortgages								$32,414
At December 31, 2021
State:
New York	66	$1,857	$3,645	$254	$359	$71	$—	$6,186	23%
California	45	363	813	172	449	633	13	2,443	9
New Jersey	35	1,782	22	344	201	8	22	2,379	9
Texas	38	458	811	150	158	143	—	1,720	6
Florida	48	271	152	217	165	261	—	1,066	4
Massachusetts	11	425	203	485	16	—	—	1,129	4
Illinois	15	468	348	9	45	—	21	891	3
District of Columbia	7	344	53	—	—	12	—	409	1
Ohio	18	83	7	88	160	—	—	338	1
Pennsylvania	19	78	105	337	66	25	—	611	2
Other States	113	1,323	433	656	394	305	—	3,111	11
Foreign	56	3,925	1,228	714	845	315	245	7,272	27
Total*	471	$11,377	$7,820	$3,426	$2,858	$1,773	$301	$27,555	100%
Fortitude Re Funds Withheld Assets								$2,973
Total Commercial Mortgages								$30,528
*	Does not reflect allowance for credit losses.

The following tables present debt service coverage ratios and loan-to-value ratios for commercial mortgages:
	Debt Service Coverage Ratios (a)
(in millions)	>1.20X	1.00X - 1.20X	<1.00X	Total
June 30, 2022
Loan-to-Value Ratios(b)
Less than 65%	$18,104	$2,524	$1,034	$21,662
65% to 75%	4,973	947	249	6,169
76% to 80%	310	—	73	383
Greater than 80%	587	103	171	861
Total commercial mortgages excluding Fortitude Re(c)	$23,974	$3,574	$1,527	$29,075
Total commercial mortgages including Fortitude Re				$3,339
Total commercial mortgages				$32,414
December 31, 2021
Loan-to-Value Ratios(b)
Less than 65%	$15,526	$3,081	$1,736	$20,343
65% to 75%	4,629	1,044	341	6,014
76% to 80%	237	—	52	289
Greater than 80%	758	45	106	909
Total commercial mortgages excluding Fortitude Re(c)	$21,150	$4,170	$2,235	$27,555
Total commercial mortgages including Fortitude Re				$2,973
Total commercial mortgages				$30,528
(a)
The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted-average debt service coverage ratio was 1.9X and 1.9X at June 30, 2022 and December 31, 2021, respectively. The debt service coverage ratios have been updated within the last three months.

(b)
The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted-average loan-to-value ratio was 57% and 57% at June 30, 2022 and December 31, 2021, respectively. The loan-to-value ratios have been updated within the last three to nine months.

(c)	Does not reflect allowance for credit losses.
Residential Mortgage Loans
At June 30, 2022 and December 31, 2021, we had direct residential mortgage loan exposure of $5.0 billion and $4.7 billion, respectively.
The following tables present credit quality performance indicators for residential mortgages by year of vintage
At June 30,
(in millions)	2022	2021	2020	2019	2018	Prior	Total
FICO:(a)
780 and greater	$199	$1,968	$664	$233	$79	$358	$3,501
720 - 779	200	668	165	76	31	116	1,256
660 - 719	8	77	28	14	9	40	176
600 - 659	—	3	1	2	2	11	19
Less than 600	—	—	—	1	—	5	6
Total residential mortgages(b)(c)	$407	$2,716	$858	$326	$121	$530	$4,958

At December 31,
(in millions)	2021	2020	2019	2018	2017	Prior	Total
FICO:(a)
780 and greater	$1,398	$678	$284	$100	$107	$325	$2,892
720 - 779	1,118	225	83	41	36	94	1,597
660 - 719	44	39	20	11	13	33	160
600 - 659	1	1	2	3	2	6	15
Less than 600	—	—	—	1	1	6	8
Total residential mortgages(b)(c)	$2,561	$943	$389	$156	$159	$464	$4,672
(a)	Fair Isaac Corporation (“FICO”) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and have been updated within the last three months.
(b)	The balance for residential mortgage loans under Fortitude Re funds withheld assets is $0.
(c)	Does not include allowance for credit losses.
For additional discussion on commercial mortgage loans, see Note 6 of the Notes to the interim condensed consolidated financial statements.
For additional discussion on credit losses, see Note 5 of the Notes to the interim condensed consolidated financial statements.
Net Realized Gains and Losses
	2022			2021
Six Months Ended June 30, (in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Sales of fixed maturity securities	$(262)	$(123)	$(385)	$55	$355	$410
Change in allowance for credit losses on fixed maturity securities	(47)	(40)	(87)	45	2	47
Change in allowance for credit losses on loans	(13)	—	(13)	84	3	87
Foreign exchange transactions, net of related hedges	505	38	543	137	14	151
Variable annuity embedded derivatives, net of related hedges	960	—	960	26	—	26
Index annuity and indexed life embedded derivatives, net of related hedges	826	—	826	69	—	69
All other derivatives and hedge accounting	(15)	(62)	(77)	(4)	(62)	(66)
Sale of alternative investments and real estate	10	3	13	57	1	58
Other	(8)	1	(7)	141	—	141
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	1,956	(183)	1,773	610	313	923
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	5,231	5,231	—	166	166
Net realized gains	$1,956	$5,048	$7,004	$610	$479	$1,089
Higher Net realized gains excluding Fortitude Re funds withheld assets in the six months ended June 30, 2022 compared to the same period in the prior year were primarily due to higher derivative gains.
Variable annuity embedded derivatives, net of related hedges, reflected higher gains in the six months ended June 30, 2022 compared to the same periods in the prior year. Fair value gains or losses in the hedging portfolio are typically not fully offset by increases or decreases in liabilities due to the non-performance or “own credit” risk adjustment used in the valuation of the variable annuities with GMWB embedded derivative, which are not hedged as part of our economic hedging program.
Net realized gains on Fortitude Re funds withheld Assets primarily reflect increases in the valuation of the modified coinsurance and funds withheld assets. Increases in the valuation of these assets result in losses to Corebridge as the appreciation on the assets must under those reinsurance arrangements be transferred to Fortitude Re.
For further discussion of our investment portfolio, see Note 5 of the Notes to the interim condensed consolidated financial statements.
Other Invested Assets
We seek to enhance returns through investment in a diversified portfolio of alternative asset classes, including private equity, real estate equity and hedge funds.
The following table presents the carrying value of our other invested assets by type:
	At June 30, 2022			At December 31, 2021
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Alternative investments(a)(b)	$5,952	$1,794	$7,746	$5,921	$1,606	$7,527
Investment real estate(c)	1,836	168	2,004	2,148	201	2,349
All other investments(d)	638	—	638	691	—	691
Total	$8,426	$1,962	$10,388	$8,760	$1,807	$10,567
(a)
At June 30, 2022, included hedge funds of $819 million and private equity funds of $6.9 billion. At December 31, 2021, included hedge funds of $1.0 billion and private equity funds of $6.5 billion. Amounts include Fortitude Re funds withheld assets. Private equity funds are generally reported on a one-quarter lag.

(b)
At June 30, 2022, 82% of our hedge fund portfolio is available for redemption in 2022. The remaining 18% will be available for redemption between 2023 and 2028. At December 31, 2021, approximately 73% of our hedge fund portfolio is available for redemption in 2022. The remaining 27% will be available for redemption between 2023 and 2028.

(c)
Net of accumulated depreciation of $648 million and $493 million at June 30, 2022 and December 31, 2021, respectively. The accumulated depreciation related to the investment real estate held by affordable housing partnerships is $123 million and $123 million in June 30, 2022 and December 31, 2021, respectively.

(d)
Includes Corebridge’s ownership interest in Fortitude Holdings, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Holdings totaled $156 million and $100 million at June 30, 2022 and December 31, 2021, respectively.

Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with embedded derivatives contained in insurance contract liabilities and fixed maturity securities as well as other interest rate sensitive assets and liabilities. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures, and foreign currency transactions. Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities and economically hedge certain investments. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.

We designated certain derivatives entered into with related parties as fair value hedges of available for sale investment securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross currency swaps designated as hedges of the change in fair value of foreign currency denominated available for sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
Credit risk associated with derivative counterparties exists for a derivative contract when that contract has a positive fair value to us. The maximum potential exposure may increase or decrease during the life of the derivative commitments as a function of maturity and market conditions. All derivative transactions must be transacted within counterparty limits.
We utilize various credit enhancements, including letters of credit, guarantees, collateral, credit triggers, credit derivatives, margin agreements and subordination to reduce the credit risk related to outstanding financial derivative transactions. We require credit enhancements in connection with specific transactions based on, among other things, the creditworthiness of the counterparties, and the transaction size and maturity. Furthermore, we enter into certain agreements that have the benefit of set-off and close-out netting provisions, such as ISDA Master Agreements. These provisions provide that, in the case of an early termination of a transaction, we can set off receivables from a counterparty against payables to the same counterparty arising out of all covered transactions. As a result, where a legally enforceable netting agreement exists, the fair value of the transaction with the counterparty represents the net sum of estimated fair values.
For additional information on embedded derivatives, see Notes 4 and 9 of the Notes to the interim condensed consolidated financial statements.
The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Consolidated Balance Sheets:
	At June 30, 2022				At December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments(a)
Interest rate contracts	$298	$223	$1,035	$44	$352	$274	$980	$14
Foreign exchange contracts	5,430	573	236	2	3,705	244	2,518	49
Derivatives not designated as hedging instruments(a)
Interest rate contracts	15,447	700	23,232	2,831	21,811	1,078	21,129	1,377
Foreign exchange contracts	9,037	737	1,286	199	3,883	405	5,112	307
Equity contracts	61,884	781	47,293	460	60,192	4,670	38,734	4,071
Credit contracts	—	—	—	—	—	1	—	—
Other contracts(b)	45,379	16	49	—	43,839	13	133	—
Total derivatives, excluding Fortitude Re funds withheld	$137,475	$3,030	$73,131	$3,536	$133,782	$6,685	$68,606	$5,818
Total derivatives, Fortitude Re fund withheld	$5,377	$808	$3,889	$443	$8,602	$582	$2,932	$195
Total derivatives, gross	142,852	3,838	77,020	3,979	142,384	7,267	71,538	6,013
Counterparty netting(c)		(3,142)		(3,142)		(5,785)		(5,785)
Cash collateral(d)		(387)		(708)		(798)		(37)
Total derivatives on condensed consolidated balance sheets(e)		$309		$129		$684		$191
(a)	Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)	Consists primarily of SVWs and contracts with multiple underlying exposures.
(c)	Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)	Represents cash collateral posted and received that is eligible for netting.

(e)
Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. Fair value of assets related to bifurcated embedded derivatives was zero at both June 30, 2022 and December 31, 2021. Fair value of liabilities related to bifurcated embedded derivatives was $9.4 billion and $17.7 billion, respectively, at June 30, 2022 and December 31, 2021. A bifurcated embedded derivative is generally presented with the host contract in the Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in variable annuity products, which include equity and interest rate components, and the funds withheld arrangement with Fortitude Re.

For additional information, see Note 9 of the Notes to the interim condensed consolidated financial statements.
Insurance Businesses
Significant Reinsurance Agreements, Variable Annuity Guaranteed Benefits, DAC and VOBA, and Actuarial Updates
The following section provides discussion of our significant reinsurance agreements, variable annuity guaranteed benefits, DACs, VOBAs and actuarial updates regarding our business segments.
Significant Reinsurance Agreements
In the first quarter of 2018, AIG entered into a series of reinsurance transactions with Fortitude Re related to certain run-off operations (i.e., non-core insurance lines for which policies are still in force until they lapse or otherwise terminate but new policies are no longer issued). As of June 30, 2022 and December 31, 2021, approximately $28.1 billion and $28.5 billion, respectively, of reserves from our run-off lines (i.e., certain annuities written prior to April 2012, along with exposures to whole life, LTC and exited accident & health product lines) related to business written by multiple wholly owned AIG subsidiaries, had been ceded to Fortitude Re under these reinsurance transactions. We currently own a less than 3% indirect interest in Fortitude Re.
Refer to “Significant Factors Impacting our Results” for additional information on the Fortitude Re reinsurance agreements.
Effective July 1, 2016, AGL entered into an agreement to cede approximately $5 billion of statutory reserves for certain whole life and universal life policies to an unaffiliated reinsurer. Effective December 31, 2016, AGL recaptured term and universal life reserves of $16 billion from AGC, subject to the NAIC’s Model Regulation “Valuation of Life Insurance Policies” (“Regulation XXX”) and NAIC Actuarial Guideline 38 (“Guideline AXXX”), from an affiliate AGC, and ceded approximately $14 billion of such statutory reserves to the same unaffiliated reinsurer under an amendment to the July 1, 2016 agreement.
For a summary of significant reinsurers, see “—Critical Accounting Estimates—Reinsurance Recoverable.”
For a summary of statutory permitted practices, see Note 18 to the audited consolidated financial statements.
Variable Annuity Guaranteed Benefits and Hedging Results
Our Individual Retirement and Group Retirement businesses offer variable annuity products with GMWB riders that provide guaranteed living benefit features. The liabilities for GMWB are accounted for as embedded derivatives measured at fair value. The fair value of the embedded derivatives may fluctuate significantly based on market interest rates, equity prices, credit spreads, market volatility, policyholder behavior and other factors.
In addition to risk-mitigating features in our variable annuity product design, we have an economic hedging program designed to manage market risk from GMWB, including exposures to changes in interest rates, equity prices, credit spreads and volatility. The hedging program utilizes derivative instruments, including but not limited to equity options, futures contracts and interest rate swap and swaption contracts, as well as fixed maturity securities with a fair value election.
For additional discussion of market risk management related to these product features, see “—Quantitative and Qualitative Disclosures about Market Risk.”

Differences in Valuation of Embedded Derivatives and Economic Hedge Target
Our variable annuity hedging program utilizes an economic hedge target, which represents an estimate of the underlying economic risks in our GMWB riders. The economic hedge target differs from the GAAP valuation of the GMWB embedded derivatives, creating volatility in our net income (loss) primarily due to the following:
•
the economic hedge target includes 100% of rider fees in present value calculations; the GAAP valuation reflects only those fees attributed to the embedded derivative such that the initial value at contract issue equals zero;

•	the economic hedge target uses best estimate actuarial assumptions and excludes explicit risk margins used for GAAP valuation, such as margins for policyholder behavior, mortality and volatility; and
•
the economic hedge target excludes the non-performance, or “own credit” risk adjustment used in the GAAP valuation, which reflects a market participant’s view of our claims-paying ability by incorporating the NPA spread to the curve used to discount projected benefit cash flows. Because the discount rate includes the NPA spread and other explicit risk margins, the GAAP valuation has different sensitivities to movements in interest rates and other market factors, and to changes from actuarial assumption updates, than the economic hedge target.

For more information on our valuation methodology for embedded derivatives within policyholder contract deposits, see Note 4 to the audited annual consolidated financial statements.
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. The economic hedge target differs from the GAAP valuation of the GMWB embedded derivatives, creating volatility in our net income (loss). In addition to the derivatives held in conjunction with the variable annuity hedging program, we have cash and invested assets available to cover future claims payable under these guarantees. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include:
•	basis risk due to the variance between expected and actual fund returns, which may be either positive or negative;
•	realized volatility versus implied volatility;
•	actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and
•	risk exposures that we have elected not to explicitly or fully hedge.
The following table presents a reconciliation between the fair value of the GAAP embedded derivatives and the value of our economic hedge target:
	At June 30,	At December 31,
(in millions)	2022	2021	2020
Reconciliation of embedded derivatives and economic hedge target:
Embedded derivative liability	$1,198	$2,472	$3,702
Exclude non-performance risk adjustment	(2,810)	(2,508)	(2,958)
Embedded derivative liability, excluding NPA	4,008	4,980	6,660
Adjustments for risk margins and differences in valuation	(2,401)	(2,172)	(2,632)
Economic hedge target liability	$1,607	$2,808	$4,028
Impact on Pre-tax Income (Loss)
The impact on our pre-tax income (loss) of variable annuity guaranteed living benefits and related hedging results includes changes in the fair value of the GMWB embedded derivatives and changes in the fair value of related derivative hedging instruments, both of which are recorded in Net realized gains (losses). Net realized gains (losses), as well as net investment income from changes in the fair value of fixed maturity securities used in the hedging program, are excluded from APTOI of Individual Retirement and Group Retirement.
The change in the fair value of the embedded derivatives and the change in the value of the hedging portfolio are not expected to be fully offsetting, primarily due to the differences in valuation between the economic hedge target, the GAAP embedded derivatives and the fair value of the hedging portfolio, as discussed above. When corporate credit spreads widen, the change in the NPA spread generally reduces the fair value of the embedded derivative liabilities, resulting in a gain, and when corporate credit spreads narrow or tighten, the change in the NPA spread generally increases the fair value of the embedded derivative liabilities, resulting in a loss. In addition to changes driven by credit market-related movements in the NPA spread, the NPA balance also reflects changes in business activity and in the net amount at risk from the underlying guaranteed living benefits.
Change in Economic Hedge Target
The decrease in the economic hedge target liability in the six months ended June 30, 2022 was primarily driven by higher interest rates and widening credit spreads, offset by lower equity markets. The increase in the economic hedge target liability in the year 2021 was primarily driven by higher interest rates and equity markets, partially offset by losses from the review and update of actuarial assumptions. The increase in the economic hedge target liability in 2020 was primarily due to lower interest rates and tighter credit spreads, offset by benefits from the review and update of assumptions and higher equity markets.
Change in Fair Value of the Hedging Portfolio
The changes in the fair value of the economic hedge target and, to a lesser extent, the embedded derivative valuation under GAAP, were offset, in part, by the following changes in the fair value of the variable annuity hedging portfolio:
•
changes in the fair value of interest rate derivative contracts, which included swaps, swaptions and futures, resulted in losses driven by higher interest rates in the six months ended June 30, 2022 as well as 2021 compared to gains driven by lower interest rates in 2020;

•
changes in the fair value of equity derivative contracts, which included futures and options, resulted in gains in the six months ended June 30, 2022 compared to losses in 2021 and 2020 which varied based on the relative change in equity market returns in the respective periods; and

•
changes in the fair value of fixed maturity securities, primarily corporate bonds, are used as a capital-efficient way to economically hedge interest rate and credit spread-related risk. The change in the fair value of the corporate bond hedging program in the six months ended June 30, 2022 reflected losses due to increases in interest rates and widening credit spreads. The change in the fair value of the corporate bond hedging program in 2021 reflected losses due to higher interest rates. The change in the fair value of the corporate bond hedging program in 2020 reflected gains due to decreases in interest rates and tightening credit spreads.

DAC and VOBA
The following table summarizes the major components of the changes in DAC:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Balance, beginning of period	$7,949	$7,241	$7,241	$7,939	$9,175
Initial allowance upon CECL adoption	—	—	—	15	—
Capitalizations	488	528	1,000	889	1,168
Amortization expense:
Update of assumptions included in adjusted pre-tax income	—	—	(143)	224	194
Related to realized gains and losses(a)	(395)	(92)	(82)	58	33
All other operating amortization(b)	(573)	(390)	(821)	(814)	(886)
Increase (decrease) in DAC due to foreign exchange	(59)	5	(6)	17	14
Change related to unrealized depreciation (appreciation) of investments	4,720	592	760	(1,085)	(1,746)
Other	—	—	—	(2)	(13)
Balance, end of period(c)	$12,130	$7,884	$7,949	$7,241	$7,939
(a)	The amounts reported in “Related to realized gains and losses” were revised from $(59) million to $(82)

million, from $4 million to $58 million and from $4 million to $33 million for 2021, 2020 and 2019, respectively. These revisions have no impact on Corebridge’s consolidated financial statements or segment results and are not considered material to the previously issued financial statements.
(b)
The amounts reported in “All other operating amortization” were revised from $(844) million to $(821) million, from $(760) million to $(814) million and from $(857) million to $(886) million for 2021, 2020 and 2019, respectively. These revisions have no impact on Corebridge’s consolidated financial statements or segment results and are not considered material to the previously issued financial statements.

(c)
DAC balance excluding the amount related to unrealized depreciation (appreciation) of investments was $9.8 billion and $10.4 billion at June 30, 2022 and 2021, respectively. DAC balance excluding the amount related to unrealized depreciation (appreciation) of $10.3 billion, $10.4 billion and $10.0 billion at December 31, 2021, 2020 and 2019, respectively.

The following table summarizes the major components of the changes in VOBA:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Balance, beginning of period	$109	$122	$122	$130	$146
Initial allowance upon CECL adoption	—	—	—	—	—
Amortization expense:
Update of assumptions included in adjusted pre-tax income	—	—	—	1	—
Related to realized gains and losses	—	—	—	—	(1)
All other operating amortization	(6)	(6)	(11)	(12)	(14)
Increase (decrease) in VOBA due to foreign exchange	(9)	1	(1)	3	3
Change related to unrealized depreciation (appreciation) of investments	3	—	(1)	2	(4)
Other	—	—	—	(2)	—
Balance, end of period(a)	$97	$117	$109	$122	$130
(a)
VOBA balance excluding the amount related to unrealized depreciation (appreciation) of investments was $96 million and $119 million at June 30, 2022 and 2021, respectively. VOBA balance excluding the amount related to unrealized depreciation (appreciation) of investments was $111 million, $147 million and $157 million at December 31, 2021, 2020 and 2019, respectively.

The net impacts to DAC and VOBA amortization from the update of actuarial assumptions for estimated gross profits represented (1%), (2%) and (2%) of the DAC and VOBA balances, excluding the amount related to unrealized depreciation (appreciation) of investments, as of December 31, 2021, 2020 and 2019, respectively.
Reversion to the Mean
The projected separate account returns on variable annuities use a reversion-to-the-mean (“RTM”) approach, under which we consider historical returns and adjust projected returns over an initial future period of five years so that returns converge to the long-term expected rate of return. As of December 31, 2021, we assumed a 7% long-term expected rate of return. The criterion to review the five-year RTM anchor date is for the current RTM rate to be less than zero or more than double the long-term growth rate assumption for three consecutive months. When the anchor date is reset, the RTM rate is determined to be approximately one-half of the long-term rate. Should market returns be significantly out of line with our expectations there are caps and floors that if breached would trigger a reassessment of the long-term rate and the RTM rate.
For additional discussion of assumptions related to our reversion to the mean methodology, see “Update of Actuarial Assumptions and Models” below and “—Critical Accounting Estimates—Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue for Investment-Oriented Products.”
DAC and Reserves Related to Unrealized Appreciation of Investments
DAC, DSI, VOBA and Reserves for universal life insurance and investment-oriented products, including reserves for contracts in loss recognition, are adjusted at each balance sheet date to reflect the change in DAC, DSI and VOBA, unearned revenue and benefit reserves with an offset to OCI as if securities available for sale had been sold at their stated aggregate fair value and the proceeds reinvested at current yields (“reserve changes related to unrealized appreciation (depreciation) of investments”). Similarly, for long-duration traditional products, significant unrealized appreciation of investments in a sustained low interest rate environment may cause additional future policy benefit liabilities with an offset to OCI to be recorded.
Changes related to unrealized appreciation (depreciation) of investments related to DAC, VOBA and unearned revenue generally move in the opposite direction of the change in unrealized appreciation of the available for sale securities portfolio, reducing the reported DAC and unearned revenue balance when market interest rates decline. Conversely, changes related to unrealized appreciation (depreciation) of investments related to benefit reserves generally move in the same direction as the change in unrealized appreciation of the available for sale securities portfolio, increasing reported future policy benefit liability balance when market interest rates decline.
Market conditions in the six months ended June 30, 2022 drove a $32.3 billion decrease in the unrealized appreciation of the available for sale fixed maturity securities portfolio held to support our insurance liabilities at June 30, 2022 compared to December 31, 2021. At June 30, 2022, the changes related to unrealized appreciation (depreciation) of investments reflected increases in amortized balances including DAC and unearned revenue reserves, while accrued liabilities such as policyholder benefit liabilities decreased $2.4 billion from December 31, 2021. Market conditions in 2021 drove a $7.4 billion decrease in the unrealized appreciation of available-for-sale fixed maturity securities portfolio held to support our insurance liabilities at December 31, 2021 compared to December 31, 2020. At December 31, 2021, the changes related to unrealized appreciation (depreciation) of investments reflected increases in amortized balances including DAC and unearned revenue reserves, while accrued liabilities such as policyholder benefit liabilities decreased $0.9 billion from December 31, 2020.
Update of Actuarial Assumptions and Models
Our life insurance companies review and update actuarial assumptions at least annually, generally in the third quarter. Assumption setting standards vary between investment-oriented products and traditional long-duration products.
Investment-oriented products
We review and update estimated gross profit assumptions used to amortize DAC and related items (which may include VOBA, DSI and unearned revenue reserves) and assessments used to accrue guaranteed benefit reserves at least annually. Estimated gross profit projections include assumptions for investment-related returns and spreads (including investment expenses), product-related fees and expenses, mortality gains and losses, policyholder behavior and other factors. In estimating future gross profits, lapse assumptions require judgment and can have a material impact on DAC amortization. If the assumptions used for estimated gross profits change significantly, DAC and related reserves are recalculated using the new projections, and any resulting adjustment is included in income. Updating such projections may result in acceleration of amortization in some products and deceleration of amortization in other products.
We also review assumptions related to their respective GMWB living benefits that are accounted for as embedded derivatives and measured at fair value. The fair value of these embedded derivatives is based on actuarial assumptions, including policyholder behavior, as well as capital market assumptions.
Various assumptions were updated, including the following, effective September 30, 2021:
•
Ultimate projected yields on most of our invested assets were lowered on life and annuity deposits. Life deposit projected yields decreased up to 42 basis points while annuity insurance deposits saw decreases of up to 52 basis points. Projected yields are graded from a weighted-average net GAAP book yield of existing assets supporting the business based on the value of the assets to a weighted-average yield based on the duration of the assets excluding assets that mature during the grading period. The grading period is three years for deferred annuity products and five years for life insurance products due to deferred annuities having a shorter duration than life products. Projected yields are held constant after the grading period.

Traditional long-duration products
For traditional long-duration products discussed below, which includes whole life insurance, term life insurance, accident and health insurance, PRT group annuities, and life-contingent single premium immediate annuities and structured settlements, a “lock-in” principle applies. The assumptions used to calculate the benefit liabilities and DAC are set when a policy is issued and do not change with changes in actual experience unless a loss recognition event occurs. A loss recognition event occurs when current liabilities together with expected future premiums are not sufficient to provide for all future benefits, expenses, and DAC amortization, net of reinsurance. A loss recognition event is driven by observed changes in actual experience or estimates differing significantly from “locked-in” assumptions. Underlying assumptions, including interest rates, are reviewed periodically and updated as appropriate for loss recognition testing purposes. Reserves for contracts in loss recognition have primarily been reinsured to Fortitude Re.
The net increases (decreases) to pre-tax income and APTOI because of the update of actuarial assumptions for 2021, 2020 and 2019 are shown in the following tables.
The following table presents the increase (decrease) in pre-tax income resulting from the annual update of actuarial assumptions, by line item as reported in Results of Operations:
	Years Ended December 31,
(in millions)	2021	2020	2019
Premiums	$(41)	$—	$—
Policy fees	(74)	(106)	(24)
Interest credited to policyholder account balances	(54)	(6)	19
Amortization of deferred policy acquisition costs	(143)	225	194
Policyholder benefits	86	(246)	(147)
Increase (decrease) in adjusted pre-tax operating income	(226)	(133)	42
Change in DAC related to net realized gains (losses)	32	(44)	(17)
Net realized gains	50	142	180
Increase (decrease) in pre-tax income	$(144)	$(35)	$205
The following table presents the increase (decrease) in adjusted pre-tax operating income resulting from the annual update of actuarial assumptions, by segment and product line:
	Years Ended December 31,
(in millions)	2021	2020	2019
Individual Retirement
Fixed Annuities	$(267)	$(77)	$82
Variable Annuities	7	13	(5)
Fixed Index Annuities	(60)	(30)	(140)
Total Individual Retirement	(320)	(94)	(63)
Group Retirement	(5)	68	(17)
Life Insurance	99	(108)	122
Institutional Markets	—	1	—
Total increase (decrease) in adjusted pre-tax operating income from the update of assumptions*	$(226)	$(133)	$42
*
Liabilities ceded to Fortitude Re are reported in Corporate and Other. There was no impact to adjusted pre-tax operating income due to the annual update of actuarial assumptions as these liabilities are 100 percent ceded.

In 2021, APTOI included a net unfavorable adjustment of $(226) million, primarily in fixed annuities driven by changes to earned rates causing spread compression partially offset by updates to the Life Insurance reserves for universal life with secondary guarantees and similar features (excluding base policy liabilities and embedded derivatives) model.

In 2020, APTOI included a net unfavorable adjustment of $(133) million, primarily in fixed annuities, driven by changes to earned rates causing spread compression, partially offset by favorable updates to full surrender assumptions, and in Life Insurance primarily due to mortality modeling enhancements.
In 2019, APTOI included a favorable adjustment of $42 million, primarily in Life Insurance driven by updates to mortality assumptions and enhancements to projected premiums, and in Individual Retirement for fixed annuities primarily due to updates to full surrender assumptions. The favorable impacts were partially offset by unfavorable updates to lapse assumptions in fixed index annuities and the reserving methodology on certain life insurance riders.
The impacts related to the update of actuarial assumptions in each period are discussed by business segment below.
Update of Actuarial Assumptions by Business Segment
Individual Retirement
In Individual Retirement the annual update of actuarial assumptions resulted in net favorable (unfavorable) impacts to APTOI of $(320) million, $(94) million, and $(63) million in 2021, 2020 and 2019, respectively.
In fixed annuities, the update of estimated gross profit assumptions resulted in a net unfavorable impact of $(267) million for 2021 which reflected lower projected investment earnings. In 2020, the update of estimated gross profit assumptions resulted in a net unfavorable adjustment of $(77) million, which reflected lower projected investment earnings, partially offset by lower assumed lapses. In 2019, we had a net favorable impact of $82 million, which reflected lower lapse assumptions, including the economic impact to credited rate on the interest sensitive lapse component, partially offset by lower interest spread assumptions.
In variable annuities, the update of estimated gross profit assumptions resulted in a net favorable impact of $7 million for 2021, driven by lower assumed lapses. In 2020, the update of estimated gross profit assumptions resulted in a net favorable adjustment of $13 million driven by guarantee withdrawal benefit utilization and updated death benefit reserving estimate, partially offset by lower projected investment earnings. In 2019, we had a net unfavorable adjustment of $(5) million, primarily due to lower projected investment earnings, partially offset by lapse updates.
In fixed index annuities, the update of estimated gross profit assumptions resulted in a $(60) million unfavorable impact for 2021, primarily driven from lower projected investment earnings. In 2020, the update of estimated gross profit assumptions resulted in a net unfavorable adjustment of $(30) million driven by lower projected investment earnings. These impacts were partially offset by updated withdrawal benefit utilization assumptions. In 2019, we had a net unfavorable adjustment of $(140) million, primarily due to lapse updates.
Group Retirement
In Group Retirement, the update of estimated gross profit assumptions resulted in a net unfavorable impact of $(5) million for the year 2021, driven primarily in the variable annuities line by lower projected investment earnings, largely offset by resetting the RTM rate. In 2020, the update of estimated gross profit assumptions resulted in a favorable adjustment of $68 million, primarily in the variable annuities line from extending the DAC amortization projection period, partially offset by updates to expense and lapse assumptions. The DAC amortization projection period was extended to reflect business still in-force at the end of the previous projection period resulting in an increase in modeled future profits and an increase in the current DAC balance. In 2019, an unfavorable adjustment of $(17) million was recorded, primarily due to lapse updates in fixed index annuities and variable annuities.
Life Insurance
In Life Insurance in 2021, the update of actuarial assumptions resulted in a net favorable impact of $99 million, primarily driven by updates to the modeling of certain policy fees for universal life with secondary guarantees and similar features (excluding base policy liabilities and embedded derivatives), which was partially offset by lower projected investment earnings and model updates involving reinsurance. In 2020, the annual update of actuarial assumptions resulted in a net unfavorable adjustment of $(108) million, primarily driven by updates to Universal Life mortality assumptions. The mortality updates better align the assumptions with experience and reduce future profits which increases the reserves for affected products. The unfavorable impacts were partially offset by refinements to reserve modeling. In 2019, a favorable adjustment of $122 million, was primarily due to updates to mortality assumptions and updated projections of premiums. The favorable impacts were partially offset by unfavorable impacts driven by methodology enhancements related to certain riders and death benefit features.
Liquidity and Capital Resources
Overview
Liquidity is defined as cash and unencumbered assets that can be monetized in a short period of time at a reasonable cost. In addition to the on-balance sheet liquid assets, liquidity resources include availability under committed bank credit facilities.
Capital refers to the long-term financial resources available to support the operation of our businesses, fund business growth, and cover financial and operational needs that arise from adverse circumstances.
We intend to manage our liquidity and capital resources prudently through a well-defined risk management framework that involves various target operating thresholds as well as minimum requirements during periods of stress.
We believe that we have sufficient liquidity and capital resources to satisfy future requirements and meet our obligations to policyholders, customers, creditors and debtholders, including those arising from reasonably foreseeable contingencies or events.
Nevertheless, some circumstances may cause our liquidity or capital needs to exceed projected liquidity or readily deployable capital resources. Additional collateral calls, deterioration in investment portfolios (or reserve strengthening) affecting statutory surplus, higher surrenders of annuities and other policies, downgrades in credit ratings, losses or fluctuations in the capital markets generally may result in significant additional liquidity or capital needs and/or loss of sources of liquidity and capital. Other potential events that could cause a liquidity and/or capital impact include pandemics or other events causing economic upheaval. In addition, regulatory and other legal restrictions could limit our ability to transfer funds freely, either to or from our subsidiaries.
For a discussion regarding risks associated with COVID-19, see “Risk Factors—Risks Relating to Market Conditions—COVID-19 adversely affected, and may continue to adversely affect, our business, results of operations, financial condition and liquidity, and its ultimate impact will depend on future developments, including with respect to new variants, that are uncertain and cannot be predicted.”
Liquidity and Capital Resources of Corebridge Parent and Intermediate Holding Companies
As of June 30, 2022 and December 31, 2021, Corebridge Parent and its non-regulated intermediate holding companies (“Corebridge Hold Cos.”) had $4.7 billion and $2.0 billion, respectively in liquidity sources. These liquidity sources were primarily held in the form of cash and short-term investments and included a $2.5 billion committed revolving credit facility and $1.0 billion in uncommitted borrowing facilities with AIG (as lender). Corebridge Hold Cos. actively manage their assets and liabilities in terms of counterparties and duration. Based upon an assessment of funding needs, the liquidity sources can be readily monetized through sales or repurchase agreements or contributed as admitted assets to regulated insurance companies. Corebridge Hold Cos.’ primary sources of liquidity are dividends, distributions, loans and other payments from subsidiaries and credit facilities. Corebridge Hold Cos.’ primary uses of liquidity are for debt service, capital and liability management, and operating expenses.
We believe that the Corebridge Hold Cos. have sufficient liquidity and capital resources to satisfy their reasonably foreseeable future requirements and meet their obligations to their creditors, debtholders and insurance company subsidiaries. Corebridge expects to maintain liquidity that is sufficient to cover one year of its expenses. We expect the Corebridge Hold Cos. may access the debt and preferred equity markets from time to time to meet funding requirements as needed. However, the Company is targeting a total financial leverage ratio between 25% and 30%. Additionally, Corebridge expects to pay common stockholder dividends of $600 million per year.
We utilize our capital resources to support our businesses, with the majority of capital allocated to our insurance businesses. Corebridge Hold Cos. intend to manage capital between Corebridge Hold Cos. and our insurance companies through internal, Board-approved policies and limits, as well as management standards. In addition, AIG has an unconditional capital maintenance agreement in place with AGC. Nevertheless, regulatory and other legal restrictions could limit our ability to transfer capital freely, either to or from our subsidiaries.
As of June 30, 2022 , AIG and/or certain of our subsidiaries were parties to several letter of credit agreements with various financial institutions, which issue letters of credit from time to time in support of our insurance companies. These letters of credit were subject to reimbursement by AIG Parent and/or certain subsidiaries in the event of a drawdown by our insurance companies. As of August 1, 2022, Corebridge has replaced AIG as the applicant and/or guarantor on all Corebridge-related letters of credit as part of the separation process. Letters of credit issued in support of our subsidiaries (primarily, insurance companies) totaled $272 million at June 30, 2022 and $361 million at December 31, 2021.
For additional information on letter of credit agreements see Note 17 of the Notes to the interim condensed consolidated financial statements.
For information on dividends, see “Dividend Policy”. For information on Capital Maintenance Agreements, see “Certain Relationships and Related Party Transactions—Capital Maintenance Agreement.”
The following table presents Corebridge Hold Cos.’ liquidity sources:
	At June 30,	At December 31,
(in millions)	2022	2021	2020
Cash and short-term investments	$1,171	$1,016	$1,699
Total Corebridge Hold Cos. Liquidity	1,171	1,016	1,699
Available capacity under uncommitted borrowing facilities with AIG	1,013(b)	1,025	1,075
Available capacity under committed, revolving credit facility(a)	2,500	—	—
Total Corebridge Hold Cos. liquidity sources	$4,684	$2,041	$2,774
(a)	Corebridge entered into a new syndicated $2.5 billion committed revolving credit facility on May 12, 2022.
(b)	AIG Life (United Kingdom) borrowed GBP £10 million from a subsidiary of AIG on June 23, 2022 which was repaid on July 7, 2022.
Hold Cos. Liquidity and Capital Resources Highlights
SOURCES
Liquidity to Corebridge Hold Cos.
During the six months ended June 30, 2022, Corebridge Parent received $1.2 billion in dividends from subsidiaries. During 2021, Corebridge Parent received $1.6 billion in dividends from subsidiaries of which $295 million were non-cash transactions. During 2020, Corebridge Parent received $540 million in dividends from subsidiaries.
AIG Life (United Kingdom) borrowed GBP £10 million from a subsidiary of AIG on June 23, 2022 which was repaid on July 7, 2022. Corebridge’s subsidiary, AIG Life Holdings borrowed $345 million and $108 million in the years ended December 31, 2021 and 2020, respectively, under the unsecured borrowing facilities from AIG.
On April 5, 2022, Corebridge Parent issued and sold $6.5 billion of senior unsecured notes.
For further information see, “Short-term and Long-term debt” below.
Uses
Debt Reduction
During the year 2021, $216 million aggregate principal amount of AIG Life Holdings notes and debentures categorized as general borrowings and guaranteed by AIG were repurchased through cash tender offers for an aggregate purchase price of $312 million. AIG Global Real Estate repaid a $253 million affiliated note and AIG

Life Holdings repaid $249 million under the unsecured borrowing facilities from AIG during the year ended December 31, 2021. In 2021, AIG Property Company Limited repaid the loan and interest of $9 million to AIG Europe S.A. In 2020, AIG Life Holdings repaid $108 million under the unsecured borrowing facilities.
We made interest payments on our debt instruments totaling $28 million, during the six months ended June 30, 2022 and $55 million and $50 million during the years ended December 31, 2021 and 2020, respectively.
In April 2022, we repaid approximately $6.4 billion of the $8.3 billion promissory note issued on November 2021.
Dividends
Six Months Ended June 30, 2022
During the six months ended June 30, 2022, Corebridge paid cash dividends of $523 million to AIG.
During the six months ended June 30, 2022, Corebridge paid cash dividends of $57 million to its Class B shareholder.
Year Ended December 31, 2021
During 2021, Corebridge paid cash dividends of $1.0 billion to AIG.
During 2021, Corebridge made non-cash distributions of $12.2 billion to AIG consisting of:
•
$8.3 billion for which Corebridge issued a promissory note to AIG in the amount of $8.3 billion in November 2021. On April 6, 2022 we repaid $6.4 billion of this note and the remaining will be repaid in cash using proceeds from future debt issuances in advance of the initial public offering of Corebridge, which may involve a draw-down on the Delayed Draw Term Loan facilities. For additional information on the $8.3 billion note repayment, see “Short-term and Long-term debt” below.

•	$3.8 billion in connection with the sale of Corebridge’s affordable housing assets.
•	$38 million in AIG common stock.
During 2021, Corebridge paid dividends of $34 million in cash to its Class B shareholder.
During 2021, Cap Corp made a return of capital payment of $536 million to AIG from excess funds and sale of four subsidiaries.
Year Ended December 31, 2020
During 2020, Corebridge paid dividends of $472 million in cash to AIG.
At June 30, 2022, Corebridge’s ability to pay dividends is not subject to any significant contractual restrictions but remains subject to customary regulatory restrictions.
Tax Sharing Payments
Corebridge Hold Cos. paid a net amount of $8 million during the six months ended June 30, 2022 and $31 million, $34 million and $61 million during 2021, 2020 and 2019, respectively, in tax sharing payments in cash to AIG. The tax sharing payments may be subject to further adjustment in future periods.
In addition, in December 2021, Corebridge Hold Cos. made tax sharing payments of $373 million to AIG. in connection with the sale of Corebridge’s affordable housing assets.
Liquidity and Capital Resources of Corebridge Insurance Subsidiaries
Insurance Companies
We believe that our insurance companies have sufficient liquidity and capital resources to satisfy reasonably foreseeable future liquidity requirements and meet their obligations, including those arising from reasonably foreseeable contingencies or events, through cash from operations and, to the extent necessary, monetization of invested assets. Our insurance companies’ liquidity resources are primarily held in the form of cash, short-term investments and publicly traded, investment grade-rated fixed maturity securities.

Each of our material insurance companies’ liquidity is monitored through various internal liquidity risk measures. The primary sources of liquidity are premiums, deposits, fees, reinsurance recoverables, investment income and maturities. The primary uses of liquidity are paid losses, reinsurance payments, benefit claims, surrenders, withdrawals, interest payments, dividends, expenses, investment purchases and collateral requirements.
Management believes that because of the size and liquidity of our insurance companies’ investment portfolios, normal deviations from projected claim or surrender experience would not create significant liquidity risk. Furthermore, our insurance companies’ products contain certain features that mitigate surrender risk, including surrender charges. However, in times of extreme capital markets disruption or because of fluctuations in the capital markets generally, liquidity needs could outpace resources. As part of the risk management framework, our insurance companies continue to evaluate and, where appropriate, pursue strategies and programs to improve their liquidity position and facilitate their ability to maintain a fully invested asset portfolio.
Certain of our U.S. insurance companies are members of the Federal Home Loan Banks in their respective districts. Borrowings from FHLBs are used to supplement liquidity or for other uses deemed appropriate by management. Our U.S. insurance companies had $3.6 billion and $3.6 billion and $3.6 billion which were due to FHLBs in their respective districts at June 30, 2022 and December 31, 2021 and 2020, respectively, under funding agreements which were reported in Policyholder contract deposits. These investment contracts do not have mortality or morbidity risk and are similar to GICs. Proceeds from funding agreements are generally invested in fixed income securities and other investments intended to generate spread income. In addition, our U.S. insurance companies had no outstanding borrowings in the form of cash advances from FHLBs at June 30, 2022, December 31, 2021 and December 31, 2020.
Certain of our U.S. insurance companies have securities lending programs from their investment portfolios to supplement liquidity or for other uses deemed appropriate by management. Under these programs, these U.S. insurance companies lend securities to financial institutions and receive cash as collateral equal to 102% of the fair value of the loaned securities. Cash collateral received is kept in cash or invested in short-term investments used for short-term liquidity purposes.
Additionally, the aggregate amount of securities that a U.S. insurance company can lend under its program at any time is limited to 5% of its general account statutory-basis admitted assets. Our U.S. insurance companies had $2.6 billion, $3.3 billion and $3.4 billion of securities subject to these agreements at June 30, 2022, December 31, 2021 and December 31, 2020, respectively, and $3.2 billion, $3.4 billion and $3.5 billion of liabilities to borrowers for collateral received at June 30, 2022, December 31, 2021 and December 31, 2020, respectively.
In December 2021, our U.S. insurance companies distributed dividends of $295 million to Corebridge in connection with the sale of Corebridge’s affordable housing assets.
Our U.S. insurance companies and their subsidiaries distributed tax sharing payments of $834 million, $1.5 billion, $1.7 billion and $1.1 billion to AIG. in the six months ended June 30, 2022 and the years ended December 31, 2021, 2020 and 2019, respectively. In addition, in December 2021, subsidiaries of our U.S. insurance companies distributed tax sharing payments of $130 million, in connection with the sale of Corebridge’s affordable housing assets. After the tax deconsolidation, which is expected to occur upon completion of this offering, we will be required to make additional tax sharing payments to AIG and the IRS for approximately $173 million primarily due to the realization of previously deferred gains from intercompany transactions as well as an acceleration of payments due under the Tax Cut and Jobs Act, which would have been paid over an eight year period. These tax sharing payments do not impact total tax or our equity, as deferred tax liabilities have been established for these items.
We manage our insurance subsidiary capital and have a target RBC ratio for AGL, USL, and VALIC (the “Life Fleet”). These are our domestic insurance entities with a statutory surplus greater than $500 million on an individual basis. AGC serves as an affiliate reinsurance company for the Life Fleet covering (i) AGL’s life insurance policies issued between January 1, 2017 and December 31, 2019 subject to Regulation XXX and AXXX and (ii) life insurance policies issued between January 1, 2020 and December 31, 2021 subject to Principle Based Reserving requirements. Given that AGC has no operations outside of this internal reinsurance, we believe that excluding AGC from the Life Fleet RBC calculation presents a more accurate view of the overall capital position of our U.S. operating entities. AGC’s RBC ratio includes the full statutory reserves associated with the above regulations which are in excess of economic reserves, and is funded predominantly by holding company stock. As such, we manage the capital for our Life Fleet RBC targeting above 400%.
The following table presents our Life Fleet and AGC RBC:
	Years Ended December 31,
	2021	2020	2019
Life Fleet	447%	433%	402%
AGC	380%	372%	351%
The following table presents normalized distributions:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Subsidiary dividends paid	$1,200	$600	$1,564	$540	$1,535
Less: Non-recurring dividends	—	—	(295)	600	(400)
Tax sharing payments related to utilization of tax attributes	273	368	902	1,026	954
Normalized distributions	$1,473	$968	$2,171	$2,166	$2,089
We accelerated dividend payments from our subsidiaries in the current year, resulting in our subsidiaries paying $600 million more in dividends for the six months ended June 30, 2022, compared to the same period in the prior year. Corebridge used $580 million from these dividends to pay shareholder dividends. The remaining dividend proceeds were kept at Corebridge Hold Cos.
In 2020, dividends paid were reduced by $615 million, which together with a contribution of $135 million from AIG in June 2020, were used to fund a special investment account that is used to mitigate the adverse impact to surplus in the event of a recapture of the reinsurance treaties with Fortitude Re. Excluding the requirement to fund the special investment account, in 2020 dividends paid to Corebridge would have been $1.2 billion.
Dividend Restrictions
Payments of dividends to us by our U.S. insurance subsidiaries are subject to certain restrictions imposed by laws and regulations of their respective states. With respect to our domestic insurance subsidiaries, the payment of a dividend may require formal notice to the insurance department of the state in which the particular insurance subsidiary is domiciled, and prior approval of such insurance regulator is required when the amount of the dividend is above certain regulatory thresholds. For example, unless approved by the Texas Department of Insurance, life insurance companies domiciled in Texas may not pay dividends to shareholders that, together with dividends paid within the prior 12 months, exceed the greater of (i) 10% of the company’s statutory policyholder surplus and (ii) the company’s net gain from operations for the preceding calendar year. Similar or sometimes more restrictive provisions applicable to life insurance companies exist in the other states in which our insurance subsidiaries are domiciled (Missouri and New York). See “Business-U.S. Regulation-State Insurance Regulation.” Other, foreign jurisdictions may restrict the ability of our foreign insurance subsidiaries to pay dividends.
To our knowledge, no Corebridge insurance company is currently on any regulatory or similar “watch list” with regard to solvency.

Analysis of Sources and Uses of Cash
Our primary sources and uses of liquidity are summarized as follows:
	Six Months Ended June 30,		Years Ended December 31,
(in millions)	2022	2021	2021	2020	2019
Sources:
Operating activities, net	$569	$1,429	$2,461	$3,327	$2,445
Investing activities, net	—	—	—	—	—
Net changes in policyholder account balances	2,990	1,964	2,906	4,593	6,301
Issuance of long-term debt	6,461	—	—	—	250
Issuance of debt of consolidated investment entities	789	2,789	4,683	2,314	3,266
Contributions from noncontrolling interests	23	127	296	317	316
Financing other, net	—	23	81	184	—
Issuance of short-term debt	12	327	345	—	—
Net change in securities lending and repurchase agreements	—	—	9	646	1,894
Effect of exchange rate changes on cash and restricted cash	—	—	—	7	—
Total Sources	$10,844	$6,659	$10,781	$11,388	$14,472

Uses:
Investing activities, net	$(2,455)	$(1,518)	$(1,967)	$(7,909)	$(10,375)
Repayments of debt of consolidated investment entities	(917)	(3,203)	(5,125)	(2,451)	(1,580)
Repayments of long-term debt	—	(567)	(568)	(11)	—
Repayments of short-term debt	(6,450)	(10)	(248)	—	—
Distributions to AIG	(523)	(909)	(1,543)	(472)	(1,624)
Distributions to noncontrolling interests	(236)	(371)	(1,611)	(454)	(838)
Net change in securities lending and repurchase agreements	(223)	(3)	—	—	—
Financing other, net	(51)	—	—	—	(66)
Distributions to Class B shareholder	(57)	—	(34)	—	—
Effect of exchange rate changes on cash and restricted cash	(4)	(1)	(2)	—	—
Total Uses	(10,916)	(6,582)	(11,098)	(11,297)	(14,483)
Net increase (decrease) in cash and cash equivalents	$(72)	$77	$(317)	$91	$(11)
Operating Activities
Cash inflows from operating activities primarily include insurance premiums, fees and investment income. Cash outflows from operating activities primarily include benefit payments and general operating expenses. Operating cash flow will fluctuate based on the timing of premiums received and benefit payments to policyholders, as well as other core business activities.
Investing Activities
Cash inflows from investing activities primarily include sales and maturities of underlying assets, mainly fixed maturities available for sale and principal payments on mortgage and other loans. The primary cash outflows for investing activities relate to the purchases of new securities, mainly fixed maturities available for sale. We typically have a net cash outflow from investing activities, however, in the three months ended June 30, 2021 there was a net cash inflow primarily driven by the timing of short-term investment redemptions/maturities.
Financing Activities
Cash inflows from financing activities primarily include policyholder deposits on investment type contracts, issuances of debt of consolidated investment entities, cash distributions to AIG parent and noncontrolling interests and inflows from the settlement of securities lending and repurchase agreements. Cash outflows primarily relate to policyholder withdrawal activity on investment type contracts, repayments of debt of consolidated investment entities, repayments of long-term debt and outflows for the settlement of securities lending and repurchase agreements.

Contractual Obligations
The following tables summarize contractual obligations in total, and by remaining maturity:
December 31, 2021		Payments due by Period
(in millions)	Total Payments	2022	2023 - 2024	Thereafter
Affiliated senior promissory note with AIG(a)	$8,300	$8,300	$—	$—
Interest payments on short-term debt	99	99	—	—
Insurance and investment contract liabilities	293,624	16,435	36,536	240,653
Long-term debt(b)	427	—	—	427
Interest payments on long-term debt	471	33	66	372
Total	$302,921	$24,867	$36,602	$241,452
(a)
On April 5, 2022, we issued senior unsecured notes in the aggregate principal amount of $6.5 billion, the proceeds of which were used to repay a portion of the $8.3 billion promissory note. For additional information see “Short-term and Long-term debt” below.

(b)	For information on planned facilities, see “Recapitalization.”
As of June 30, 2022, there have been no material changes in our contractual obligations from December 31, 2021, except as discussed above.
Insurance and Investment Contract Liabilities
We expect liquidity needs related to insurance and investment contract liabilities, including GIC liabilities, to be funded through cash flows generated from maturities and sales of invested assets, including various investment-type products with contractually scheduled maturities, including periodic payments. These liabilities also include benefit and claim liabilities, of which a significant portion represents policies and contracts that do not have stated contractual maturity dates and may not result in any future payment obligations. For these policies and contracts (i) we are not currently making payments until the occurrence of an insurable event, such as death or disability, (ii) payments are conditional on survivorship or (iii) payment may occur due to a surrender or other non-scheduled event beyond our control.
We have made significant assumptions to determine the estimated undiscounted cash flows of these contractual policy benefits. These assumptions include mortality, morbidity, future lapse rates, expenses, investment returns and interest crediting rates, offset by expected future deposits and premiums on in-force policies. Due to the significance of the assumptions, the periodic amounts presented could be materially different from actual required payments. The amounts presented in the table above are undiscounted and exceed the future policy benefits and policyholder contract deposits included in the audited annual consolidated balance sheets.
We believe that our insurance companies have adequate financial resources to meet the payments required under these obligations. These subsidiaries have substantial liquidity in the form of cash and short-term investments. In addition, our insurance companies maintain significant levels of investment grade-rated fixed maturity securities, including substantial holdings in government and corporate bonds, and could seek to monetize those holdings in the event operating cash flows are insufficient.
Indemnification Arrangements
We are subject to guarantees and indemnity arrangements in connection with our sales of businesses. These arrangements may be triggered by declines in asset values, specified business contingencies, the realization of contingent liabilities, litigation developments or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to time limitations, defined by contract or by operation of law, such as by prevailing statutes of limitation. Depending on the specific terms of the arrangements, the maximum potential obligation may or may not be subject to contractual limitations.
We have recorded liabilities for certain of these arrangements where it is possible to estimate them. These liabilities are not material in the aggregate. We are unable to develop a reasonable estimate of the maximum potential payout under some of these arrangements. Overall, we believe the likelihood that we will have to make any material payments under these arrangements is remote.

Short-Term and Long-Term Debt
We expect to repay the short-term and long-term debt maturities and interest accrued on these borrowings through cash flows generated from invested assets, future cash flows from operations, and future debt and other financing arrangements.
The following tables provide the roll forward of our total debt outstanding:
(in millions)	Maturity Date(s)	Balance at December 31, 2021	Issuances	Maturities and Repayments	Other Changes	Balance at June 30, 2022
Short-term debt issued by Corebridge:
Affiliated senior promissory note with AIG	2022	$8,317	$—	$(6,450)	$28(a)	$1,895
Total short-term debt		8,317	—	(6,450)	28	1,895
Long-term debt issued by Corebridge and Intermediate Hold Cos.:
Affiliated note with AIG Life (United Kingdom)(b)	2022	$—	$12	$—	$—	$12
Senior unsecured notes	2025-2052	—	6,500	—	—	6,500
AIGLH notes and bonds payable	2025-2029	$200	$—	$—	$—	$200
AIGLH junior subordinated debt	2030-2046	227	—	—	—	227
Debt issuance costs		—	—	—	(51)	(51)
Total long-term debt		427	6,512	—	(51)	6,888
Total Corebridge and Intermediate Hold Cos. Debt		$8,744	$6,512	$(6,450)	$(23)	$8,783
(a)	Represents accrued interest which has been paid-in-kind and thus added to the total outstanding balance.
(b)	AIG Life (United Kingdom) borrowed GBP £10 million from a subsidiary of AIG on June 23, 2022. which was repaid on July 7, 2022.
(in millions)	Maturity Date(s)	Balance at December 31, 2020	Issuances	Maturities and Repayments	Other Changes	Balance at December, 2021
Short-term debt issued by Corebridge:
Affiliated senior promissory note with AIG	2022	$—	$8,300	$—	$17(c)	$8,317
Affiliated note with AIG	—	—	345	(249)	(96)(b)	—
Total short-term debt		$—	$8,645	$(249)	$(79)	$8,317
Long-term debt issued by Corebridge Intermediate Hold Cos.:
Affiliated note with AIG Europe S.A	—	$9	$—	$(9)	$—	$—
Affiliated note with Lexington Insurance Company	—	253	—	(253)	—	—
AIGLH notes and bonds payable	2025-2029	282	—	(82)(a)	—	200
AIGLH junior subordinated debt	2030-2046	361	—	(134)(a)	—	227
Total long-term debt		905	—	(478)	—	427
Total Corebridge and Intermediate Hold Cos. Debt		$905	$8,645	$(727)	$(79)	$8,744
(a)
During the year ended 2021, $216 million of aggregate principal amount of AIGLH notes and bonds payable and AIGLH junior subordinated debt, were repurchased through cash tender offers for an aggregate purchase price of $312 million.

(b)	During the year 2021, AIG forgave Corebridge $96 million of draw downs under affiliated note with AIG.
(c)	Represents accrued interest which has been paid-in-kind and thus added to the total outstanding balance.
Delayed Draw Term Loan Agreement
On February 25, 2022, Corebridge Parent entered into an 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Facility”) among Corebridge, as borrower, the lenders party thereto and the administrative agent thereto, and a Three-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Facility”) among Corebridge, as borrower, the lenders party thereto and the administrative agent thereto. The 18-Month DDTL Facility and the 3-Year DDTL Facility provided us with committed delayed draw term loan facilities in the aggregate principal amount of $6 billion and $3 billion, respectively.
On April 5, 2022, Corebridge Parent issued and sold $6.5 billion of senior unsecured notes consisting of: $1 billion aggregate principal amount of its 3.500% Senior Notes due 2025, $1.25 billion aggregate principal amount of its 3.650% Senior Notes due 2027, $1 billion aggregate principal amount of its 3.850% Senior Notes due 2029, $1.5 billion aggregate principal amount of its 3.900% Senior Notes due 2032, $500 million aggregate principal amount of its 4.350% Senior Notes due 2042 and $1.25 billion aggregate principal amount of its 4.400% Senior Notes due 2052. We used the net proceeds of the issuance of the notes, in the amount of approximately $6.4 billion, to repay a portion of the $8.3 billion promissory note previously issued by Corebridge Parent to AIG. As of June 30, 2022 $1.9 billion remained outstanding.
On April 6, 2022, in connection with the issuance of the senior unsecured notes of Corebridge Parent, (i) the commitments under the 18-Month DDTL Facility were terminated in full and (ii) the commitments under the 3-Year DDTL Facility were reduced from $3.0 billion to $2.5 billion. The ability to borrow under the 3-Year DDTL Facility is subject to, among other conditions, Corebridge’s confirmation to the administrative agent that an initial public offering of Corebridge is expected to be consummated within five business days following such borrowing. Commitments under the 3-Year DDTL Facility will remain available for borrowing until December 30, 2022, subject to the terms and conditions thereof.
As of August 16, 2022, a total of $2.5 billion remained available under the 3-Year DDTL Facility.
Revolving Credit Agreement
On May 12, 2022, Corebridge Parent entered into the Revolving Credit Agreement (the “Credit Agreement”).
The Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Credit Agreement of $3 billion. Loans under the Credit Agreement will mature on May 12, 2027, unless an initial public offering of Corebridge has not occurred on or prior to December 29, 2023, in which case the loans will mature on such date. Under the Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of Corebridge’s senior long-term unsecured debt. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, TIBOR plus an applicable rate. The alternative base rate is equal to the highest of (a) the NYFRB Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%. As of June 30, 2022, a total of $2.5 billion remained available for borrowing under the Corebridge Facility.
The Credit Agreement requires Corebridge to maintain a specified minimum consolidated net worth and subjects Corebridge to a specified limit on consolidated total debt to consolidated total capitalization, subject to certain limitations and exceptions. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

Debt of Consolidated Investment Entities
Our non-financial debt includes debt of consolidated investment entities and such debt does not represent our contractual obligation and is non-recourse to Corebridge. This non-financial debt includes notes and bonds payables supported by cash and investments held by us and certain of our non-insurance subsidiaries for the repayment of those obligations.
(in millions)	Balance at December 31, 2021	Issuances	Maturities and Repayments	Effect of Foreign Exchange	Other Changes	Balance at June 30, 2022
Debt of consolidated investment entities – not guaranteed by Corebridge(a)(b)	$6,936	$789	$(917)	$(41)	$9	$6,776
(a)	At June 30, 2022, includes debt of consolidated investment entities related to real estate investments of $1.7 billion and other securitization vehicles of $5.1 billion.
(b)
In relation of the debt of consolidated investment entities (VIEs), not guaranteed by Corebridge, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.

(in millions)	Balance at December 31, 2020	Issuances	Maturities and Repayments	Effect of Foreign Exchange	Other Changes	Balance at December 31, 2021
Debt of consolidated investment entities – not guaranteed by Corebridge(a)(b)(c)(d)	$10,341	$4,683	$(5,819)(c)	$(21)	$(2,248)(d)	$6,936
(a)	At December 31, 2021, includes debt of consolidated investment entities related to real estate investments of $1.7 billion and other securitization vehicles of $5.2 billion.
(b)
In relation of the debt of consolidated investment entities (VIEs), not guaranteed by Corebridge, creditors or beneficial interest holders of VIEs generally only have recourse to the assets and cash flows of the VIEs and do not have recourse to us except in limited circumstances when we have provided a guarantee to the VIE’s interest holders.

(c)
Includes reduction of debt of consolidated investment entities in relation to the wind down of six securitization VIEs guaranteed by AIG. At December 31, 2020, debt of these consolidated investment entities had carrying value of $175 million (senior rated notes held by unaffiliated third parties) and $947 million (unrated notes held by related parties). There were no amounts paid under the guarantees provided by AIG. The repayments of debt of consolidated investment entities was partially paid in-kind with $695 million of fixed maturity securities, in addition to cash.

(d)	Includes the effect of the sale of Affordable Housing debt.
Credit Ratings
Credit ratings estimate a company’s ability to meet its obligations and may directly affect the cost and availability of financing to that company.
The following table presents the credit ratings of Corebridge Parent as of the date of this filing:
Senior Long-Term Debt
Moody’s(a)	S&P(b)	Fitch(c)
Baa2 (Stable)	BBB+ (Stable)	BBB+ (Stable)
(a)	Moody’s appends numerical modifiers 1, 2 and 3 to the generic rating categories to show relative position within the rating categories.
(b)	S&P ratings may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.
(c)	Fitch ratings may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

These credit ratings are current opinions of the rating agencies. They may be changed, suspended or withdrawn at any time by the rating agencies because of changes in, or unavailability of, information or based on other circumstances. Ratings may also be withdrawn at our request.
We are party to some agreements that contain “ratings triggers.” Depending on the ratings maintained by one or more rating agencies, these triggers could result in (i) the termination or limitation of credit availability or a requirement for accelerated repayment, (ii) the termination of business contracts or (iii) a requirement to post collateral for the benefit of counterparties.
In the event of a downgrade of our long-term senior debt ratings, we or certain of our subsidiaries would be required to post additional collateral under some derivative and other transactions, or certain of the counterparties of such other of our subsidiaries would be permitted to terminate such transactions early.
The actual amount of collateral that we or certain of our subsidiaries would be required to post to counterparties in the event of such downgrades, or the aggregate amount of payments that we could be required to make, depends on market conditions, the fair value of outstanding affected transactions and other factors prevailing at the time of the downgrade.
Financial Strength Ratings
Financial Strength ratings estimate an insurance company’s ability to pay its obligations under an insurance policy.
The following table presents the ratings of our significant insurance subsidiaries as of the date of this filing:
	A.M. Best	S&P	Fitch	Moody’s
American General Life Insurance Company	A	A+	A+	A2
The Variable Annuity Life Insurance Company	A	A+	A+	A2
The United States Life Insurance Company in the City of New York	A	A+	A+	A2
These financial strength ratings are current opinions of the rating agencies. They may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances.
Off-Balance Sheet Arrangements and Commercial Commitments
The following tables summarize Off-Balance Sheet Arrangements and Commercial Commitments in total, and by remaining maturity:
December 31, 2021	Total Amounts Committed	Amount of Commitment Expiring
(in millions)		2022	2023 -2024	Thereafter
Commitments:
Investment commitments(a)	$5,877	$2,937	$2,256	$684
Commitments to extend credit	4,459	1,449	2,301	709
Letters of credit(c)	2	2	—	—
Total(b)	$10,338	$4,388	$4,557	$1,393
(a)
Includes commitments to invest in private equity funds, hedge funds and other funds and commitments to purchase and develop real estate in the United States and abroad. The commitments to invest in private equity funds, hedge funds and other funds are called at the discretion of each fund, as needed for funding new investments or expenses of the fund. The expiration of these commitments is estimated in the table above based on the expected life cycle of the related fund, consistent with past trends of requirements for funding. Investors under these commitments are primarily insurance and real estate subsidiaries.

(b)	We have no guarantees related to liquid facilities or indebtedness.
(c)	During the second quarter of 2022, this letter of credit was terminated.
As June 30, 2022, there have been no material changes in our off-balance sheet arrangements and commercial commitments from December 31, 2021.

Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. On a regular basis, we review estimates and assumptions used in the preparation of financial statements. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion of our significant accounting policies and accounting pronouncements, see Note 2 to our audited annual consolidated financial statements.
The accounting policies that we believe are most dependent on the application of estimates and assumptions, which are critical accounting estimates, are related to the determination of:
•	fair value measurements of certain financial assets and liabilities;
•	valuation of liabilities for guaranteed benefit features of variable annuity products, fixed annuity and fixed index annuity products, including the valuation of embedded derivatives;
•
estimated gross profits to value deferred acquisition costs and unearned revenue for investment-oriented products, such as universal life insurance, variable and fixed annuities, and fixed index annuities;

•	valuation of future policy benefit liabilities and timing and extent of loss recognition;
•	valuation of embedded derivatives for fixed index annuity and life products;
•	reinsurance assets, including the allowance for credit losses;
•	allowances for credit losses primarily on loans and available for sale fixed maturity securities,
•	goodwill impairment;
•	liability for legal contingencies; and
•
income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.

These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our business, results of operations, financial condition and liquidity could be materially affected.
Fair Value Measurements of Certain Financial Assets and Financial Liabilities
We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
For additional information about the measurement of fair value of financial assets and financial liabilities and our accounting policy regarding the incorporation of credit risk in fair value measurements, see Note 4 to our audited annual consolidated financial statements.
The following table presents the fair value of fixed maturity and equity securities by source of value determination:
	At June 30, 2022		At December 31, 2021
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Fair value based on external sources(a)	$146,778	88.8%	$180,841	90.0%
Fair value based on internal sources	18,506	11.2%	20,039	10.0%
Total fixed maturity and equity securities(b)	$165,284	100.0%	$200,880	100.0%
(a)	Includes $17.2 billion and $18.8 billion as of June 30, 2022 and December 31, 2021, respectively, for which the primary source is broker quotes.
(b)	Includes available for sale and other securities.

Level 3 Assets and Liabilities
Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure the fair value.
For additional information, see Note 4 to our audited annual consolidated financial statements.
The following table presents the amount of assets and liabilities measured at fair value on a recurring basis and classified as Level 3:
	At June 30, 2022		At December 31, 2021
(in millions)	Amount	Percent of Total	Amount	Percent of Total
Assets	$24,333	6.6%	$25,420	6.1%
Liabilities	$9,330	2.6%	$17,695	4.6%
Level 3 fair value measurements are based on valuation techniques that use at least one significant input that is unobservable. We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available about the assumptions that market participants would use when valuing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment.
We classify fair value measurements for certain assets and liabilities as Level 3 when they require significant unobservable inputs in their valuation, including contractual terms, prices and rates, yield curves, credit curves, measures of volatility, prepayment rates, default rates, mortality rates, policyholder behavior, and correlations of such inputs.
For a discussion of the valuation methodologies for assets and liabilities measured at fair value, and a discussion of transfers of Level 3 assets and liabilities, see Note 4 to our audited annual consolidated financial statements.
Guaranteed Benefit Features of Variable Annuity, Fixed Annuity and Fixed Index Annuity Products
Variable annuity products offered by our Individual Retirement and Group Retirement segments offer guaranteed benefit features. These guaranteed features include GMDB that are payable in the event of death and living benefits that guarantee lifetime withdrawals regardless of fixed account and separate account value performance.
For additional information on these features, see Note 13 to our audited annual consolidated financial statements.
The liability for GMDB, which is recorded in future policy benefits, represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably through Policyholder benefits over the accumulation period based on total expected assessments. The liabilities for variable annuity GMWB, which are recorded in Policyholder contract deposits, are accounted for as embedded derivatives measured at fair value, with changes in the fair value of the liabilities recorded in net realized gains (losses).
Certain of our fixed annuity and fixed index annuity contracts, which are not offered through separate accounts, contain optional GMWB benefits. Different versions of these GMWB riders contain different guarantee provisions. The liability for GMWB benefits in fixed annuity and fixed index annuity contracts for which the rider guarantee is considered to be clearly and closely related to the host contract are recorded in future policy benefits. This GMWB liability represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits. For rider guarantees in certain fixed index annuity contracts that are linked to equity indices that are considered to be embedded derivatives that are not clearly and closely related to the host contract, the GMWB liability is recorded in Policyholder contract deposits and measured at fair value, with changes in the fair value of the liabilities recorded in net realized gains (losses).
Our exposure to the guaranteed amounts is equal to the amount by which the contract holder’s account balance is below the amount provided by the guaranteed feature. A deferred annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can generally only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e., the features are generally mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during his or her lifetime). A policyholder cannot purchase more than one living benefit on one contract. Declines in the equity markets, increased volatility and a low interest rate environment increase our exposure to potential benefits under the guaranteed features, leading to an increase in the liabilities for those benefits.
For sensitivity analysis which includes the sensitivity of reserves for guaranteed benefit features to changes in the assumptions for interest rates, equity returns, volatility, and mortality, see “—Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue for Investment-Oriented Products.”
For additional discussion of market risk management related to these product features, see “—Quantitative and Qualitative Disclosures about Market Risk.”
The reserving methodology and assumptions used to measure the liabilities of our two largest guaranteed benefit features are presented in the following table:
Guaranteed Benefit Feature	Reserving Methodology & Key Assumptions
GMDB and Fixed and certain Fixed Index Annuity GMWB
We determine the GMDB liability at each balance sheet date by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. For certain fixed and fixed index annuity products, we determine the GMWB liability at each balance sheet date by estimating the expected withdrawal benefits once the projected account balance has been exhausted ratably over the accumulation period based on total expected assessments. These GMWB features are deemed to not be embedded derivatives as the GMWB feature is determined to be clearly and closely related to the host contract.

The present value of the total expected excess payments (e.g., payments in excess of account value) over the life of contract divided by the present value of total expected assessments is referred to as the benefit ratio. The magnitude and direction of the change in reserves may vary over time based on the emergence of the benefit ratio and the level of assessments.

For additional information on how we reserve for variable and fixed index annuity products with guaranteed benefit features, see Note 13 to our audited annual consolidated financial statements.

Key assumptions and projections include:

	•	interest credited that varies by year of issuance and products;

	•	actuarial determined assumptions for mortality rates that are based upon industry and our historical experience modified to allow for variations in policy features and experience anomalies;

	•	actuarially determined assumptions for lapse rates that are based upon industry and our historical experience modified to allow for variations in policy features and experience anomalies;

	•	investment returns, based on stochastically generated scenarios; and

	•	asset returns that include a reversion to the mean methodology, similar to that applied for DAC

In applying separate account asset growth assumptions for the Variable Annuity GMDB liability, we use a reversion to the mean methodology, the same as that applied to DAC. For the fixed index annuity GMWB liability, policyholder funds are projected assuming growth equal to current Option Values for the current crediting period followed by Option Budgets for all subsequent crediting periods. For the fixed annuity GMWB liability, policyholder fund growth projected assuming credited rates are expected to be maintained at a target pricing spread, subject to guaranteed minimums.

Guaranteed Benefit Feature	Reserving Methodology & Key Assumptions
For a description of this methodology, see “—Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue for Investment-Oriented Products.”

Variable Annuity and certain Fixed Index Annuity GMWB
GMWB living benefits on variable annuities and GMWB living benefits linked to equity indices on fixed index annuities are embedded derivatives that are required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in realized gains (losses). The fair value of these embedded derivatives is based on assumptions that a market participant would use in valuing these embedded derivatives.

For additional information on how we reserve for variable and fixed index annuity products with guaranteed benefit features, see Note 13 to our audited annual consolidated financial statements, and for information on fair value measurement of these embedded derivatives, including how we incorporate our own non-performance risk, see Note 4 to our audited annual consolidated financial statements.

The fair value of the embedded derivatives, which are Level 3 liabilities, is based on a risk-neutral framework and incorporates actuarial and capital market assumptions related to projected cash flows over the expected lives of the contracts.

Key assumptions include:

	•	interest rates;

	•	equity market returns;

	•	market volatility;

	•	credit spreads;

	•	equity / interest rate correlation;

	•	policyholder behavior, including mortality, lapses, withdrawals and benefit utilization. Estimates of future policyholder behavior are subjective and based primarily on our historical experience;

	•	in applying asset growth assumptions for the valuation of GMWBs, we use market-consistent assumptions calibrated to observable interest rate and equity option prices; and

	•	allocation of fees between the embedded derivative and host contract.
Estimated Gross Profits to Value Deferred Acquisition Costs and Unearned Revenue For Investment-Oriented Products
Policy acquisition costs and policy issuance costs that are incremental and directly related to the successful acquisition of new or renewal of existing insurance contracts related to universal life insurance and investment-type products, for example, variable, fixed, and fixed index annuities (collectively, investment-oriented products) are generally deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the expected lives of the contracts, except in instances where significant negative gross profits are expected in one or more periods. Investment oriented products have a long duration and a disclosed crediting interest rate. Total gross profits include both actual gross profits and estimates of gross profits for future periods. Estimated gross profits include current and projected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience and equity market returns and volatility. In estimating future gross profits, lapse assumptions require judgment and can have a material impact on DAC amortization. For fixed index annuity contracts, the future spread between investment income and interest credited to policyholders is a significant judgment, particularly in a low interest rate environment.

We regularly evaluate our assumptions used for estimated gross profits. If the assumptions used for estimated gross profits change, DAC and related reserves, including VOBA, DSI, guaranteed benefit reserves and unearned revenue reserve (“URR”), are recalculated using the new assumptions, and any resulting adjustment is included in income. Updating such assumptions may result in acceleration of amortization in some products and deceleration of amortization in other products.
In estimating future gross profits for variable annuity products as of June 30, 2022 and December 31, 2021, a long-term annual asset growth assumption of 7% (before expenses that reduce the asset base from which future fees are projected) was applied to estimate the future growth in assets and related asset-based fees. In determining the asset growth rate, the effect of short-term fluctuations in the equity markets is partially mitigated through the use of a reversion to the mean methodology, whereby short-term asset growth above or below the long-term annual rate assumption impacts the growth assumption applied to the five-year period subsequent to the current balance sheet date. The reversion to the mean methodology allows us to maintain our long-term growth assumptions, while also giving consideration to the effect of actual investment performance. When actual performance significantly deviates from the annual long-term growth assumption, as evidenced by growth assumptions for the five-year reversion to the mean period falling below a certain rate (floor) or above a certain rate (cap) for a sustained period, judgment may be applied to revise or “unlock” the growth rate assumptions to be used for both the five-year reversion to the mean period as well as the long-term annual growth assumption applied to subsequent periods.
For additional discussion, see “—Insurance Businesses—Significant Reinsurance Agreements, Variable Annuity Guaranteed Benefits, DAC and VOBA, and Actuarial Updates—DAC and VOBA—Reversion to the Mean—.”
The following table summarizes the sensitivity of changes in certain assumptions for DAC and DSI, embedded derivatives and other reserves related to guaranteed benefits and URR, measured as the related hypothetical impact for the six months ended June 30, 2022 and year ended December 31, 2021 balances and the resulting hypothetical impact on pre-tax income, before hedging and adjusted pre-tax operating income.
	Increase (Decrease) in
June 30, 2022	DAC/DSI Asset	Other Reserves Related to Guaranteed Benefits	Unearned Revenue Reserve	Embedded Derivatives Related to Guaranteed Benefits	Pre-Tax Income	Adjusted Pre-Tax Operating Income
(in millions)
Assumptions:
Net Investment Spread
Effect of an increase by 10 basis points	$132	$(52)	$(7)	$(110)	$301	$191
Effect of a decrease by 10 basis points	(141)	52	2	113	(308)	(195)
Equity Return(a)
Effect of an increase by 1%	99	(33)	—	(48)	180	132
Effect of a decrease by 1%	(96)	42	—	48	(186)	(138)
Volatility(b)
Effect of an increase by 1%	(3)	28	—	(50)	19	(31)
Effect of a decrease by 1%	3	(27)	—	55	(25)	30
Interest Rate(c)
Effect of an increase by 1%	—	—	—	(1,762)	1,762	—
Effect of a decrease by 1%	—	—	—	2,294	(2,294)	—
Mortality
Effect of an increase by 1%	(9)	40	—	(39)	(10)	(49)
Effect of a decrease by 1%	9	(40)	(2)	38	13	51
Lapse
Effect of an increase by 10%	(116)	(109)	(28)	(89)	110	21
Effect of a decrease by 10%	119	114	24	83	(102)	(19)
*

	Increase (Decrease) in
December 31, 2021	DAC/DSI Asset	Other Reserves Related to Guaranteed Benefits	Unearned Revenue Reserve	Embedded Derivatives Related to Guaranteed Benefits	Pre-Tax Income	Adjusted Pre-Tax Operating Income
(in millions)
Assumptions:
Net Investment Spread
Effect of an increase by 10 basis points	$140	$(49)	$(6)	$(154)	$349	$195
Effect of a decrease by 10 basis points	(150)	49	1	158	(358)	(200)
Equity Return(a)
Effect of an increase by 1%	109	(29)	—	(60)	198	138
Effect of a decrease by 1%	(105)	37	—	62	(204)	(142)
Volatility(b)
Effect of an increase by 1%	(3)	25	—	(32)	4	(28)
Effect of a decrease by 1%	3	(24)	—	37	(10)	27
Interest Rate(c)
Effect of an increase by 1%	—	—	—	(2,550)	2,550	—
Effect of a decrease by 1%	—	—	—	3,407	(3,407)	—
Mortality
Effect of an increase by 1%	(10)	41	—	(54)	3	(51)
Effect of a decrease by 1%	10	(41)	(1)	54	(2)	52
Lapse
Effect of an increase by 10%	(123)	(105)	(28)	(94)	104	10
Effect of a decrease by 10%	126	109	24	97	(104)	(7)
(a)
Represents the net impact of a 1% increase or decrease in long-term equity returns for GMDB reserves and net impact of a 1% increase or decrease in the S&P 500 index on the value of the GMWB embedded derivative.

(b)	Represents the net impact of a 1% increase or decrease in equity volatility.
(c)	Represents the net impact of 1% parallel shift in the yield curve on the value of the GMWB embedded derivative. Does not represent interest rate spread compression on investment-oriented products.
The sensitivity ranges of 10 basis points, 1% and 10% are included for illustrative purposes only and do not reflect the changes in net investment spreads, equity return, volatility, interest rate, mortality or lapse used by us in our fair value analyses or estimates of future gross profits to value DAC and related reserves. Changes different from those illustrated may occur in any period and by different products.
The analysis of DAC, embedded derivatives and other reserves related to guaranteed benefits, and unearned revenue reserve is a dynamic process that considers all relevant factors and assumptions described above. We estimate each of the above factors individually, without the effect of any correlation among the key assumptions. An assessment of sensitivity associated with changes in any single assumption would not necessarily be an indicator of future results. The effects on pre-tax income in the sensitivity analysis table above do not reflect the related effects from our economic hedging program, which utilizes derivative and other financial instruments and is designed so that changes in value of those instruments move in the opposite direction of changes in the guaranteed benefit embedded derivative liabilities.
For a further discussion on guaranteed benefit features of our variable annuities and the related hedging program, see “—Quantitative and Qualitative Disclosures about Market Risk” and Notes 4, 10 and 13 to our audited annual consolidated financial statements.
Future Policy Benefits for Life and Accident and Health Insurance Contracts
Long-duration traditional products primarily include whole life insurance, term life insurance, and certain payout annuities for which the payment period is life-contingent, which include certain of our single premium immediate annuities, including PRT business and structured settlements. In addition, these products also include accident and health, and LTC insurance. The LTC block is in run-off and has been fully reinsured with Fortitude Re.

For long-duration traditional business, a “lock-in” principle applies. Generally, future policy benefits are payable over an extended period of time and related liabilities are calculated as the present value of future benefits less the present value of future net premiums (portion of the gross premium required to provide for all benefits and expenses). The assumptions used to calculate the benefit liabilities and DAC are set when a policy is issued and do not change with changes in actual experience unless a loss recognition event occurs. The assumptions include mortality, morbidity, persistency, maintenance expenses and investment returns. These assumptions are typically consistent with pricing inputs. The assumptions also include margins for adverse deviation, principally for key assumptions such as mortality and interest rates used to discount cash flows, to reflect uncertainty given that actual experience might deviate from these assumptions. Establishing margins at contract inception requires management judgment. The extent of the margin for adverse deviation may vary depending on the uncertainty of the cash flows, which is affected by the volatility of the business and the extent of our experience with the product.
Loss recognition occurs if observed changes in actual experience or estimates result in projected future losses under loss recognition testing. To determine whether loss recognition exists, we determine whether a future loss is expected based on updated current best estimate assumptions. If loss recognition exists, the assumptions as of the loss recognition test date are locked-in and used in subsequent valuations and the net reserves continue to be subject to loss recognition testing. Because of the long-term nature of many of our liabilities subject to the “lock-in” principle, small changes in certain assumptions may cause large changes in the degree of reserve balances. In particular, changes in estimates of future invested asset returns have a large effect on the degree of reserve balances.
Groupings for loss recognition testing are consistent with our manner of acquiring, servicing and measuring the profitability of the business and are applied by product groupings that span across issuance years, including traditional life, payout annuities and LTC insurance. Once loss recognition has been recorded for a block of business, the old assumption set is replaced, and the assumption set used for the loss recognition would then be subject to the lock-in principle. Our policy is to perform loss recognition testing net of reinsurance. The business ceded to Fortitude Re is grouped separately. Since 100% of the risk has been ceded, no additional loss recognition events are expected to occur unless this business is recaptured.
Key judgments made in loss recognition testing include the following:
•
to determine investment returns used in loss recognition tests, we project future cash flows on the assets supporting the liabilities. The duration of these assets is generally comparable to the duration of the liabilities and such assets are primarily comprised of a diversified portfolio of high to medium quality fixed maturity securities, and may also include, to a lesser extent, alternative investments. Our projections include a reasonable allowance for investment expenses and expected credit losses over the projection horizon. A critical assumption in the projection of expected investment income is the assumed net rate of investment return at which excess cash flows are to be reinvested;

•
for mortality assumptions, base future assumptions take into account industry and our historical experience, as well as expected mortality changes in the future. The latter judgment is based on a combination of historical mortality trends and industry observations, public health and demography specialists that were consulted by our actuaries and published industry information; and

•
for surrender rates, key judgments involve the correlation between expected increases/decreases in interest rates and increases/decreases in surrender rates. To support this judgment, we compare crediting rates on our products to expected rates on competing products under different interest rate scenarios.

Significant unrealized appreciation on investments in a low interest rate environment may cause DAC to be adjusted and additional future policy benefit liabilities to be recorded through a charge directly to AOCI income (“changes related to unrealized appreciation of investments”). These charges are included, net of tax, with the change in net unrealized appreciation of investments. In applying changes related to unrealized appreciation of investments, the Company overlays unrealized gains and other changes related to unrealized appreciation of investments onto loss recognition tests.
For additional information on shadow loss recognition, see Note 8 to our audited annual consolidated financial statements.

For universal life policies with secondary guarantees, we recognize certain liabilities in addition to policyholder account balances. For universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception, a liability is recognized based on a benefit ratio of (a) the present value of total expected payments, in excess of the account value, over the life of the contract, divided by (b) the present value of total expected assessments over the life of the contract. Universal life account balances as well as these additional liabilities related to universal life products are reported within Future Policy Benefits in the Consolidated Balance Sheets. These additional liabilities are also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on accumulated assessments, with related changes recognized through Other comprehensive income (loss). The primary policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The primary capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.
Valuation of Embedded Derivatives for Fixed Index Annuity and Life Products
Fixed index annuity and life products provide growth potential based in part on the performance of a market index. Certain fixed index annuity products offer optional guaranteed benefit features similar to those offered on variable annuity products. Policyholders may elect to rebalance among the various accounts within the product at specified renewal dates. At the end of each index term, we generally have the opportunity to re-price the indexed component by establishing different participation rates or caps on equity indexed credited rates. The index crediting feature of these products results in the recognition of an embedded derivative that is required to be bifurcated from the host contract and carried at fair value with changes in the fair value of the liabilities recorded in Net realized gains (losses). Option pricing models are used to estimate fair value, taking into account assumptions for future equity index growth rates, volatility of the equity index, future interest rates, and our ability to adjust the participation rate and the cap on equity-indexed credited rates in light of market conditions and policyholder behavior assumptions.
For additional discussion of market risk management related to these product features, see “—Quantitative and Qualitative Disclosures about Market Risk.”
Reinsurance Recoverable
The estimation of reinsurance recoverable involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to significant judgments and uncertainties.
We assess the collectability of reinsurance recoverable balances on a regular basis, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes on uncollectable reinsurance that reduces the carrying amount of reinsurance. This estimate requires significant judgment for which key considerations include:
•	paid and unpaid amounts recoverable;
•	whether the balance is in dispute or subject to legal collection;
•
the relative financial health of the reinsurer as determined by the Obligor Risk Ratings (“ORRs”) we assign to each reinsurer based upon our financial reviews; reinsurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that are expected to generate significant allowance; and

•	whether collateral and collateral arrangements exist.
An estimate of the reinsurance recoverables’ lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR rating. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.
At June 30, 2022 and December 31, 2021, the allowance for credit losses and disputes on reinsurance recoverable was $107 million and $101 million or less than 1% of the reinsurance recoverable.

Fortitude Re
In February 2018, AGL, VALIC and USL entered into modco reinsurance agreements with Fortitude Re a registered Class 4 and Class E reinsurer in Bermuda.
These reinsurance transactions between us and Fortitude Re were structured as modco. In modco reinsurance agreements, the investments supporting the reinsurance agreements and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., AGL, VALIC, USL) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as we maintain ownership of these investments, we intend to maintain our existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within OCI). We have established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
For additional information on reinsurance, see Notes 2 and 7 to our audited annual consolidated financial statements.
Allowance for Credit Losses and Goodwill Impairment
Allowance for Credit Losses
Available for sale securities
If we intend to sell a fixed maturity security, or it is more likely than not that we will be required to sell a fixed maturity security, before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized losses. No allowance is established in these situations and any previously recorded allowance is reversed. When assessing our intent to sell a fixed maturity security, or whether it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis, management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition our investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.
For fixed maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to realized losses. The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented in unrealized appreciation (depreciation) of fixed maturity securities on which an allowance for credit losses was previously recognized (a separate component of AOCI. Accrued interest is excluded from the measurement of the allowance for credit losses. Prior to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020, the amortized cost of the fixed maturity security was written down.
Commercial and residential mortgage loans
At the time of origination or purchase, an allowance for credit losses is established for mortgage and other loan receivables and is updated each reporting period. Changes in the allowance for credit losses are recorded in realized gains (losses).
This allowance reflects the risk of loss, even when that risk is remote, and reflects losses expected over the remaining contractual life of the loan. The allowance for credit losses considers available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts of future economic conditions. We revert to historical information when we determine that we can no longer reliably forecast future economic assumptions.

The allowances for the commercial mortgage loans and residential mortgage loans in our portfolio are estimated utilizing a probability of default and loss given default model. Loss rate factors are determined based on historical data and adjusted for current and forecasted information. The loss rates are applied based on individual loan attributes and considering such data points as loan-to-value ratios, FICO scores, and debt service coverage.
The estimate of credit losses also reflects management’s assumptions on certain macroeconomic factors that include, but are not limited to, gross domestic product growth, employment, inflation, housing price index, interest rates and credit spreads.
Prior to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020, we used an incurred loss model. The credit loss evaluation process and the measurement of credit loss are generally similar under the new Financial Instruments Credit Losses Standard and the incurred loss model, except that the new Financial Instruments Credit Losses Standard requires recording an allowance for credit losses for expected lifetime credit losses.
For additional information on the methodology and significant inputs, by investment type, that we use to determine the amount of impairment and allowances for loan losses, see Notes 5 and 6 to our audited annual consolidated financial statements.
Goodwill Impairment
In 2021, 2020 and 2019 we elected to bypass the qualitative assessment of whether goodwill impairment may exist in our reporting units with the largest goodwill balances and, instead performed quantitative assessments that supported a conclusion that the fair value of the reporting units tested exceeded their book value. To determine fair value, we primarily use a discounted expected future cash flow analysis that estimates and discounts projected future distributable earnings. Such analysis is principally based on our business projections that inherently include judgments regarding business trends.
For a discussion of goodwill impairment, see “—Risk Factors—Risks Relating to Estimates and Assumptions—” and Note 11 to our audited annual consolidated financial statements.
Income Taxes
Deferred income taxes represent the tax effect of differences between the amounts recorded in our consolidated financial statements and the tax basis of assets and liabilities. Our assessment of net deferred income taxes represents management’s best estimate of the tax consequences of various events and transactions, which can themselves be based on other accounting estimates, resulting in incremental uncertainty in the estimation process.
Recoverability of Net Deferred Tax Asset
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize net operating losses, foreign tax credits, realized capital loss and other carryforwards. These factors include forecasts of future income for each of our businesses, which incorporate forecasts of future statutory income for our insurance companies, and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and our specific conditions and events. We subject the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization. We also apply stresses to our assumptions about the effectiveness of relevant prudent and feasible tax planning strategies.
Recent events, including multiple changes in target interest rates by the Board of Governors of the Federal Reserve System and significant market volatility, continued to impact actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, including assumptions about future macro-economic and our specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies.
For a discussion of our framework for assessing the recoverability of our deferred tax asset, see Note 15 to our interim condensed consolidated financial statements.
Uncertain Tax Positions
Our accounting for income taxes, including uncertain tax positions, represents management’s best estimate of various events and transactions, and requires judgment. FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” now incorporated into Accounting Standards Codification, 740, “Income Taxes” prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties and additional disclosures. We determine whether it is more likely than not that a tax position will be sustained, based on technical merits, upon examination by the relevant taxing authorities before any part of the benefit can be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely to be realized upon settlement.
We classify interest expense and penalties recognized on income taxes as a component of income taxes.
For an additional discussion, see Note 15 to our interim condensed consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risk
The following provides information regarding the Company’s market risk. For further discussion of the Company’s risk management practices, see “Business-Our Segments-Individual Retirement-Risk Management,” “Business-Our Segments-Group Retirement-Risk Management,” “Business-Our Segments-Life Insurance-Risk Management,” “Business-Our Segments-Institutional Markets-Risk Management” and Business-Our Segments-Investment Management-Risk Management.”
Overview
Market risk is the risk of adverse impact due to systemic movements in one or more of the following market risk drivers: equity and commodity prices, residential and commercial real estate values, interest rates, credit spreads, foreign exchange, inflation, and their respective levels of volatility.
We are engaged in a variety of insurance, investment and other financial services businesses that expose us to market risk, directly and indirectly. We are exposed to market risks primarily within our insurance and capital markets activities, on both the asset and the liability sides of our balance sheet through on- and off-balance sheet exposures. Many of the market risk exposures, including exposures to changes in levels of interest rates and equity prices, are generally long-term in nature. Examples of liability-related market risk exposures include interest rate sensitive surrenders in the fixed annuity and universal life product portfolios. Also, we have equity market risk sensitive surrenders in the variable annuity product portfolio. These interactive asset-liability types of risk exposures are regularly monitored in accordance with the risk governance framework.
The scope and magnitude of our market risk exposures are managed under a robust framework that contains defined risk limits and minimum standards for managing market risk. The market risk management framework focuses on quantifying the financial repercussions to us of changes in the above-mentioned market risk drivers.
Risk Management and Mitigation
In addition to an established governance framework, we rely on a variety of tools and techniques to manage market risk-exposures. Our market risk mitigation framework incorporates the following primary elements:
Product design – Product design is the first step in managing insurance liability exposure to market risks.
Asset/liability management – We manage assets using an approach that is liability driven. Asset portfolios are managed to target durations based on liability characteristics and the investment objectives of that portfolio within defined ranges. Where liability cash flows exceed the maturity of available assets, we may support such liabilities with derivatives, interest rate curve mismatch strategies or equity and alternative investments.

Hedging – Our hedging strategies include the use of derivatives to offset certain changes in the economic value of embedded derivatives associated with the variable annuity, fixed index annuity and index universal life liabilities, within established thresholds. These hedging programs are designed to provide additional protection against large and consolidated movements in levels of interest rates, equity prices, credit spreads and market volatility under multiple scenarios.
Currency matching – We manage our foreign currency exchange rate exposures within our risk tolerance levels. In general, investments backing specific liabilities are currency matched. This is achieved through investments in currency matching assets or the use of derivatives.
Management of portfolio concentration risk – We perform regular monitoring and management of key rate, foreign exchange, equity prices and other risk concentrations to support efforts to improve portfolio diversification to mitigate exposures to individual markets and sources of risk.
Market Risk Sensitivities
The following table provides estimates of sensitivity to changes in yield curves and equity prices on our financial instruments and excludes approximately $75.0 billion as of June 30, 2022, of insurance liabilities. We believe that the interest rate sensitivities of these insurance and other liabilities serve as an offset to the net interest rate risk of the financial assets presented in the table below. In addition, the table excludes $25.5 billion of interest rate sensitive assets and $0.6 million of equity investments supporting the Fortitude Re funds withheld arrangements as the contractual returns related to the assets are transferred to Fortitude Re, as well as $28.6 billion of related funds withheld payable.
June 30, 2022(a)
	Balance Sheet Exposure	Economic Effect	Economic Effect
(dollars in millions)	2022	2022	2022
Sensitivity factor		100 bps parallel increase in all yield curves	100 bps parallel decrease in all yield curves
Interest rate sensitive assets:
Fixed maturity securities	$142,935	$(10,555)	$12,108
Mortgage and other loans receivable(b)	36,921	(1,750)	1,843
Derivatives:
Interest rate contracts	(140)	(1,257)	2,044
Total interest rate sensitive assets	$179,716(a)	$(13,562)	$15,995
Interest rate sensitive liabilities:
Policyholder contract deposits:
Investment-type contracts(b)	$(133,533)	$9,090	$(12,281)
Variable annuity and other embedded derivatives	(6,997)	1,762	(2,294)
Short-term and long-term debt(b)	(8,760)	476	(544)
Total interest rate sensitive liabilities	$(149,290)	$11,328	$(15,119)
Sensitivity factor:		20% decline in stock prices	20% increase in stock prices
Derivatives:
Equity contracts(c)	$321	$796	$(47)
Equity investments:
Common equity	103	(21)	21
Total derivatives and equity investments	$424	$775	$(26)
Policyholder contract deposits:
Variable annuity and other embedded derivatives(c)	$(6,997)	$(679)	$417
Total liability	$(6,997)	$(679)	$417

(a)
At June 30, 2022, the analysis covers $179.7 billion of $208.2 billion interest rate sensitive assets. As indicated above, excluded were $21.7 billion and $3.8 billion of fixed maturity securities and loans, respectively, supporting the Fortitude Re funds withheld arrangements. In addition, $2.7 billion of loans and $0.6 billion of assets across various asset categories were excluded due to modeling limitations.

(b)
The economic effect is the difference between the estimated fair value and the effect of a 100 bps parallel increase or decrease in all yield curves on the estimated fair value. The estimated fair values for Mortgage and other loans receivable, Policyholder contract deposits (Investment-type contracts) and Short-term and long-term debt were $38.7 billion, $141.9 billion and $8.3 billion at June 30, 2022, respectively.

(c)
The balance sheet exposures for derivatives and variable annuity and other embedded derivatives are also reflected under “Interest rate sensitive assets” and “interest rate sensitive liabilities” above and are not additive.

The following table provides estimates of sensitivity to changes in yield curves and equity prices on our financial instruments and excludes approximately $77.1 billion and $74.0 billion as of December 31, 2021 and December 31, 2020, respectively, of insurance liabilities. We believe that the interest rate sensitivities of these insurance and other liabilities serve as an offset to the net interest rate risk of the financial assets presented in the table below. In addition, the table excludes $32.5 billion of interest rate sensitive assets and $0.6 million of equity investments supporting the Fortitude Re funds withheld arrangements as the contractual returns related to the assets are transferred to Fortitude Re, as well as $35.1 billion of related funds withheld payable.
December 31, 2021, and 2020 Comparison(a)
	Balance Sheet Exposure		Economic Effect		Economic Effect
(dollars in millions)	2021	2020	2021	2020	2021	2020
Sensitivity factor			100 bps parallel increase in all yield curves		100 bps parallel decrease in all yield curves
Interest rate sensitive assets:
Fixed maturity securities	$171,283	$167,095	$(14,144)	$(13,184)	$16,778	$15,660
Mortgage and other loans receivable(b)	34,032	31,857	(1,757)	(1,728)	1,825	2,014
Derivatives:
Interest rate contracts	1,253	994	(1,882)	(2,198)	3,402	3,538
Total interest rate sensitive assets	$206,568(a)	$199,946(a)	$(17,783)	$(17,110)	$22,005	$21,212
Interest rate sensitive liabilities:
Policyholder contract deposits:
Investment-type contracts(b)	$(130,643)	$(128,204)	$10,375	$10,857	$(13,552)	$(14,078)
Variable annuity and other embedded derivatives	(9,736)	(9,797)	2,550	2,675	(3,407)	(3,469)
Short-term and long-term debt(b)	(8,744)	(643)	117	75	(125)	(86)
Total interest rate sensitive liabilities	$(149,123)	$(138,644)	$13,042	$13,607	$(17,084)	$(17,633)
Sensitivity factor:			20% decline in stock prices		20% increase in stock prices
Derivatives:
Equity contracts(c)	$599	$884	$542	$440	$447	$265
Equity investments:
Common equity	231	596	(46)	(119)	46	119
Total derivatives and equity investments	$830	$1,480	$496	$321	$493	$384
Policyholder contract deposits:
Variable annuity and other embedded derivatives(c)	$(9,736)	$(9,797)	$(269)	$(59)	$(58)	$5
Total liability	$(9,736)	$(9,797)	$(269)	$(59)	$(58)	$5

(a)
At December 31, 2021, the analysis covers $206.6 billion of $241.3 billion interest rate sensitive assets. As indicated above, excluded were $28.7 billion and $3.8 billion of fixed maturity securities and loans, respectively, supporting the Fortitude Re funds withheld arrangements. In addition, $2.2 billion of loans and $0.9 billion of assets across various asset categories were excluded due to modeling limitations. At December 31, 2020, the analysis covers $200.0 billion of $238.0 billion interest rate sensitive assets. As indicated above, excluded were $30.6 billion and $3.9 billion of fixed maturity securities and loans, respectively, supporting the Fortitude Re funds withheld arrangements. In addition, $3.3 billion of loans and $1.0 billion of assets across various asset categories were excluded due to modeling limitations.

(b)
The economic effect is the difference between the estimated fair value and the effect of a 100 bps parallel increase or decrease in all yield curves on the estimated fair value. The estimated fair values for Mortgage and other loans receivable, Policyholder contract deposits (Investment-type contracts) and Short-term and long-term debt were $38.9 billion, $143.1 billion and $8.9 billion at December 31, 2021, respectively. The estimated fair values for Mortgage and other loans receivable, Policyholder contract deposits (Investment-type contracts) and Short-term and long-term debt were $37.7 billion, $144.6 billion and $0.9 billion at December 31, 2020, respectively.

(c)
The balance sheet exposures for derivatives and variable annuity and other embedded derivatives are also reflected under “Interest rate sensitive assets” and “interest rate sensitive liabilities” above and are not additive.

We manage our foreign currency exchange rate exposures within the approved risk tolerance levels. In general, investments backing specific liabilities are currency matched. This is achieved through investments in matching currency assets or through the use of derivatives.
The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial condition or financial performance. We cannot ensure that actual financial impacts in any particular period will not exceed the amounts indicated above.
Interest rate sensitivity is defined as change in value with respect to a 100 basis point parallel shift up or down in the interest rate environment, calculated as: scenario value minus base value, where base value is the value under the yield curves as of the period end and scenario value is the value reflecting a 100 basis point parallel increase or decline in all yield curves.
Our interest rate risk is evaluated without considering effects of correlation of changes in levels of interest rate with other key market risks or other assumptions used for calculating the values of financial assets and liabilities. These scenarios do not measure changes in values resulting from non-parallel shifts in the yield curves, which could produce different results.
Equity sensitivity is defined as change in value with respect to a 20 percent point increase or decline in equity prices and scenario value is the value reflecting a 20 percent increase or decrease in equity prices.
Our equity price risk is evaluated without considering effects of correlation of changes in equity prices with other key market risks or other assumptions used for calculating the values of financial assets and liabilities. These scenario do not reflect the impact of basis risk, such as projections about the future performance of the underlying contract holder funds and actual fund returns, which is used as a basis for developing our hedging strategy.
For illustrative purposes, sensitivities are modeled based on a 100 basis point parallel increase or decline in yield curves, and a 20% increase or decline in equity prices. The estimated results presented in the table above should not be taken as a prediction, but only as a demonstration of the potential of such events.

BUSINESS
Our Company
Overview
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. Our addressable markets are large with powerful, long-term secular trends given an aging U.S. population and a growing need for retirement solutions. We offer a broad set of products and services through our market leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Our strong competitive position is supported by:
•	our scaled platform and position as a leading life and annuity company across a broad range of products, managing or administering $358.0 billion in client assets as of June 30, 2022;
•	our four businesses, which provide a diversified and attractive mix of fee income, spread income and underwriting margin;
•
our broad distribution platform, which gives us access to end customers, employers, retirement plan sponsors, banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents;

•	our proven expertise in product design, which positions us to optimize risk-adjusted returns as we grow our business;
•	our strategic partnership with Blackstone, which we believe will allow us to further grow both our retail and institutional product lines, and enhance risk-adjusted returns;
•
our high-quality liability profile, supported by our strong balance sheet and disciplined approach to risk management, which has limited our exposure to product features and portfolios with less attractive risk-adjusted returns;

•	our ability to deliver consistent cash flows and an attractive return for our stockholders; and
•	our strong and experienced senior management team.
Operating four established, at-scale businesses positions us to optimize risk-adjusted returns when writing new business across our broad suite of market-leading products. According to LIMRA, we are the only company to rank in the top two in U.S. annuity sales in each of the last nine years, with leading positions across each of the fixed, fixed index and variable annuity categories. Our Group Retirement business is recognized as a pioneer and has long held a leading position in the attractive 403(b) retirement plan market through our AIG Retirement Services brand. We ranked ninth in U.S. term life insurance sales for the twelve months ended March 31, 2022.
We believe we have an attractive business mix that balances fee and spread-based income and underwriting margin sources and is diversified across our broad product suite. For the twelve months ended June 30, 2022, our businesses generated spread income of $3.9 billion, fee income of $2.3 billion and underwriting margin of $1.3 billion, resulting in a balanced mix of 52%, 31% and 17%, respectively, among these income sources. We are well-diversified across our operating businesses with our Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses representing 29%, 16%, 24% and 24% of total adjusted revenue, respectively, for the twelve months ended June 30, 2022.

Our diversified business model is enabled by our long-standing distribution relationships that are distinguished through both their breadth and depth. We have a large distribution platform in the U.S. life and retirement market, with a wide range of relationships with financial advisors, insurance agents and plan sponsors, as well as our own career financial advisors and direct-to-consumer platform. AIG FD, our sales platform, serves as a valuable partner to our third-party distributors, including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Many of our partners have sold our products for multiple decades and as of December 31, 2021, our top 25 partners generated approximately 13% of their total sales volume through our products. We also provide customized products and services to help meet consumer needs. As of June 30, 2022, our Group Retirement business has approximately 1,300 career financial advisors that provide us with the opportunity, as permitted by employer guidelines, to work with approximately 1.7 million individuals in-plan and over 300,000 individuals out-of-plan. Our financial advisors are positioned to guide individuals as they invest through employer programs, and to build relationships resulting in the continued provision of advice and guidance over the course of their savings and retirement journey. The strength of these relationships is illustrated by our strong client retention rate of approximately 92% for the twelve months ended June 30, 2022.
A disciplined approach to investment management is at the core of our business. We believe our strategic partnership with Blackstone will allow us to leverage Blackstone’s ability to originate, and significantly enhance our ability to invest in, attractive and privately sourced fixed-income oriented assets that we believe are well suited for liability-driven investing within an insurance company framework. Additionally, we believe BlackRock's scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance.
We believe we have a strong balance sheet that has resulted from decades of focus on effective and prudent risk management practices. We have employed a consistent, disciplined approach to product design and risk selection, resulting in a high-quality liability profile. For example, our broad retail and institutional product suite allows us to be selective in liability origination, and our ability to quickly refine our offerings in response to market dynamics allows us to be opportunistic when we identify areas of attractive risk-adjusted returns. We have a well-managed annuity liability portfolio, with product structures and hedging strategies designed to manage our exposure to living and death benefits. For example, our individual fixed and fixed index annuities represent approximately 58% of our Individual Retirement AUMA as of June 30, 2022, and the vast majority of our AUMA in these products has no exposure to any optional living or death benefits. Our individual variable annuities with living benefits, which represent only 31% of our Individual Retirement AUMA as of June 30, 2022, were predominantly originated after the 2008 financial crisis, and as of June 30, 2022, 96% of our Group Retirement variable annuities have no living benefits. We have also fully reinsured our limited exposure to LTC policies. Our risk management approach includes an efficient hedging program designed to manage risk exposure to our balance sheet, the careful management of our asset-liability matching and the use of reinsurance. We believe our strong risk management framework will continue to help us manage market volatility, optimize our capital and produce attractive stockholder returns.
We believe that our strong competitive position and our enhanced focus on growth as a stand-alone company position us well to capitalize on compelling structural changes in the life and retirement market. We expect our target market of individuals planning for retirement to continue to grow, with the size of the U.S. population age 65 and over expected to increase by approximately 30% by 2030 from 2020. In addition, we believe that reduced employer-paid retirement benefits will drive an increasing need for our individual retirement solutions. Further, consumers in the United States continue to prefer purchasing life insurance and retirement products through an agent or advisor, which positions us favorably given our broad distribution platform and in-house advice capabilities. We continue to see opportunities to develop new products and adapt our existing products to the growing needs of individuals to plan, save for and achieve secure financial futures. In addition, the domestic PRT market has grown from $3.8 billion in premiums in 2013 to $38.1 billion in 2021, and our presence in this market provides us with opportunities to assist employers that choose to close and transfer obligations under their defined benefit plans.
Our Businesses
Our businesses share common commitments to customer value and disciplined pricing, and each business benefits from enterprise-wide risk management infrastructure, investment management capabilities, hedging strategies and administrative platforms. We have four operating businesses:
•
Individual Retirement — We are a leading provider in the over $255 billion individual annuity market across a range of product types, including fixed, fixed index and variable annuities, with $14.1 billion in premiums and deposits for the twelve months ended June 30, 2022. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits. Our broad and scaled product offerings and operating platform have allowed our company to rank in the top two in total individual annuity sales in each of the last nine years, and we are the only top 10 annuity provider with a balanced mix of products across all major annuity categories according to LIMRA. Our strong distribution relationships and broad multi-product offerings allow us to quickly adapt to respond to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. We are well-positioned for growth due to demographic trends in the U.S. retirement market, supported by our strong platform. Our Individual Retirement business is the largest contributor to our earnings, historically generating consistent spread and fee income.

•
Group Retirement — We are a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, having ranked third in K-12 schools, fourth in higher education institutions and fifth in healthcare institutions by total assets as of December 31, 2021. According to Cerulli Associates, the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was $1.9 trillion in 2020. As of June 30, 2022, we work with approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services. Our out-of-plan capabilities include proprietary and non-proprietary annuities, financial planning, brokerage and advisory services. We offer financial planning advice to employees participating in retirement plans through our career financial advisors. These advisors allow us to develop long-term relationships with our customers by engaging with them early in their careers and providing customized solutions and support. Approximately 28% of our individual customers have been customers of our Group Retirement business for more than 20 years and the average length of our relationships with plan sponsors is nearly 29 years. Our strong customer relationships have led to growth in our AUMA, evidenced by stable in-plan spread-based assets, growing in-plan fee-based assets and growing out-of-plan assets. Our Group Retirement business generates a combination of spread and fee income. While the revenue mix remains balanced, we have grown our advisory and brokerage fee revenue over the last several years, which provides a less capital intensive stream of cash flows.

•
Life Insurance — We offer a range of life insurance and protection solutions in the approximately $206 billion U.S. life insurance market (based on direct premium) as of March 31, 2022, according to the S&P Global Inc., with a growing international presence in the UK and Ireland. We are a key player in the term, indexed universal life and smaller face whole life markets; ranking as a top 25 seller of term, universal and whole life products as of March 31, 2022. Our competitive and flexible product suite is designed to meet the needs of our customers, and we actively participate in product lines that we believe have attractive growth and margin prospects. Further, we have strong third-party distribution relationships and a long history in the direct-to-consumer market, providing us with access to a broad range of customers from the middle market to high net worth. We have also been working to automate certain underwriting reviews so as to make decisions on applications without human intervention, and we reached a decision on approximately 45% of all underwriting applications in 2021 on an automated basis. As of June 30, 2022, we had approximately 4.4 million in-force life insurance policies in the United States, net of those ceded to Fortitude Re. Our Life Insurance product portfolio generates returns through underwriting margin.
•
Institutional Markets — We serve the institutional life and retirement insurance market with an array of products that include PRT, COLI and BOLI, stable value wraps and structured settlements. We are also active in the capital markets through our FABN program. We provide sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Historically, a small number of incremental transactions have enabled us to generate significant new business volumes, providing a meaningful contribution to earnings, while maintaining a small and efficient operational footprint. We believe that market trends will contribute to growth in our stable value wrap product. Our Institutional Markets products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.

The following table summarizes our total net insurance liabilities for our four operating businesses as of June 30, 2022.
($ in billions)	Individual Retirement	Group Retirement	Life	Institutional Markets	Total
Fixed Annuities	$50.3	—	—	—	$50.3
Fixed Index Annuities	30.8	—	—	—	30.8
Variable Annuities	55.2	—	—	—	55.2
In-plan(1)	—	51.9	—	—	51.9
Out-of-plan Variable Annuities	—	18.9	—	—	18.9
Out-of-plan Fixed and Fixed Index Annuities	—	8.3	—	—	8.3
Traditional Life	—	—	10.0	—	10.0
Universal Life	—	—	14.1	—	14.1
International Life and Other	—	—	1.0	—	1.0
Pension Risk Transfer	—	—	—	11.6	11.6
Structured Settlements	—	—	—	3.6	3.6
Guaranteed Investment Contracts	—	—	—	7.3	7.3
Other(2)	—	—	—	7.6	7.6
Total	$ 136.3	$79.1	$ 25.1	$ 30.1	$270.6
(1)	Includes in-plan fixed deferred annuities and in-plan variable annuities.
(2)	Includes Corporate Markets products, including private placement variable universal life insurance and private placement variable annuity products.
Our Distribution Platform
We have built a leading distribution platform through a range of partnerships. Our distribution platform includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents, as well as our career financial advisors, plan consultants, employers, specialized agents and a direct-to-consumer platform. We believe our distribution relationships are difficult to replicate and are strengthened by the breadth of our product offerings and long history of partnership. This platform includes:
•
AIG FD — As of June 30, 2022, we have a specialized team of approximately 500 sales professionals who partner with and grow our non-affiliated distribution on our broad platform, which includes banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents. Our direct-to-consumer platform, AIG Direct, primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels, such as search advertising, display advertising and email, as well as direct mail.

•	Group Retirement — We have a broad team of relationship managers, consultant relationship professionals, business acquisition professionals and distribution leaders that focus on acquiring, serving and retaining retirement plans. Our affiliated platform, VALIC Financial Advisors, which includes approximately 1,300 career financial advisors as of June 30, 2022, focuses on our Group Retirement business, guiding individuals in both in-plan and out-of-plan investing.
•
Institutional Relationships — We have strong relationships with insurance brokers, bankers, asset managers, pension consultants and specialized agents who serve as intermediaries in our institutional business.

The following chart presents our sales by distribution channel for the twelve months ended June 30, 2022, including premiums, deposits and other consideration for Individual Retirement and Group Retirement and sales on a periodic basis for Life Insurance(1), excluding contributions from retail mutual funds, AIG Financial Network and AIG Direct.

Independent Agents
8%
VALIC Financial
Advisors
34%
Banks
28%
Broker-dealers
30%

(1)
Life Insurance sales, excluding contributions from AIG Direct and AIG Financial Network on a periodic basis, totaled $258 million through the independent agents channel for the twelve months ended June 30, 2022.

Our Strategic Partnership with Blackstone
In November 2021, we entered into a strategic partnership with Blackstone that we believe has the potential to yield significant economic and strategic benefits over time. We believe that Blackstone’s ability to originate, and our enhanced ability to invest in, attractive and privately sourced, fixed-income oriented assets, will be accretive to our businesses and provide us with an enhanced competitive advantage.
Pursuant to the partnership, Blackstone manages $50 billion of assets in our investment portfolio, with that amount increasing by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027. We expect Blackstone to invest these assets primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the lending source.
With a market capitalization in excess of $110 billion and $941 billion of AUM as of June 30, 2022, Blackstone is one of the most recognized firms in asset management. Blackstone operates across asset categories, including real estate (both equity and debt), corporate private equity, credit, hedge fund management, infrastructure and secondaries. In addition to its role as the world’s largest real estate investor, with $320 billion of investor capital under management as of June 30, 2022, Blackstone owns and operates one of the world’s largest private real estate debt businesses, Blackstone Real Estate Debt Strategies, which has generated over $109 billion of gross loan commitments over its 13-year operating history. Separately, Blackstone Liquid Credit is one of the world’s largest originators of private credit, with $265 billion in total AUM as of June 30, 2022 and is one of the longest-tenured investors in the U.S. direct lending market with a 16-year performance history and approximately $76 billion invested from 2006 to June 30, 2022.

Blackstone will manage a portfolio of private and structured credit assets as described above, where we believe Blackstone is well-positioned to add value and drive new originations. We continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio. As part of our partnership, Blackstone acquired a 9.9% position in our common stock, aligning its economic interests with our stockholders.
See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.” This $2.2 billion investment, subject to post-closing adjustments, represented the largest corporate investment in Blackstone’s firm history.
Our Investment Management Agreement with BlackRock
Under the BlackRock Agreement, we expect to transfer the management of up to $90 billion of liquid fixed income and certain private placement assets in the aggregate to BlackRock by the end of the first quarter of 2023. We expect the BlackRock Agreement will provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance. See “—Our Segments—Investment Management—Our Investment Management Agreement with BlackRock.”
Our Historical Results and Capital Management
We have a history of consistent and strong results. Our well-diversified, attractive risk-adjusted return profile results from a combination of fee and spread-based income and underwriting margin and has historically provided stability through market cycles. Our statutory capital position has been strengthened by our consistent capital generation, and our Life Fleet RBC was 447% as of December 31, 2021 and is estimated to be in the approximate range of 415% to 425% as of June 30, 2022, each of which is consistent with our target Life Fleet RBC of above 400%. We intend to allocate excess capital opportunistically to invest in our business and return capital to stockholders while maintaining a strong ratings profile.
Market Opportunities
We believe that several market dynamics will drive significant demand for our products and services. These dynamics include the aging of the U.S. population and the resulting generational wealth transfer, the strong consumer preference for financial planning advice, the continued reduction of corporate defined benefit plans and the significant life insurance protection gap for consumers. We believe our businesses are well-positioned to capitalize on the opportunities presented by these long-term trends.
Large and growing retirement-aged population in the U.S.
According to the U.S. Census Bureau, there were approximately 56 million Americans age 65 and older in 2020, representing 17% of the U.S. population. By 2030, this segment of the population is expected to increase by 17 million, or 30%, to approximately 73 million Americans, representing 21% of the U.S. population. Technological advances and improvements in healthcare are projected (notwithstanding near-term COVID-19 impacts) to continue to contribute to increasing average life expectancy. Accordingly, aging individuals must be prepared to fund retirement periods that will last longer than those of previous generations. We believe these longer retirement periods will result in increased demand for our retirement products. Further, Cerulli Associates estimates that by the end of 2042, $70 trillion will change hands from aging households passing on their wealth, providing a significant opportunity for our annuities, life insurance and investment products.

Projected U.S. Adult Population Aged 65 and Older (millions of people)

Source: U.S. Census Bureau
Strong consumer preference for financial planning advice
According to LIMRA, U.S. consumers continue to favor purchasing life insurance in person through an agent or advisor compared to another channel, with 93% of annuities being purchased through financial professionals for the year ended December 31, 2020, despite the impact of the COVID-19 pandemic. According to Cerulli Associates, 26% of U.S. retirees prefer to seek retirement advice from financial professionals, the most popular avenue for retirement advice in this demographic, and 16% of active 401(k) participants prefer to engage financial professionals for retirement planning. Also according to Cerulli Associates, financial professionals are the most popular option for retirement planning services for those participants with $250,000 or more in assets, and more than 30% of those participants with $500,000 or more in assets prefer to receive retirement advice from a financial professional. Due to the complexity of financial planning, we believe that many consumers will continue to seek advice in connection with the purchase of our products, providing a competitive advantage to our broad distribution platforms and in-house advice capabilities.
U.S. consumers’ Preferred Methods for Purchasing Life Insurance in 2020 (%)

Source: LIMRA
Reduced corporate safety net
According to the Employee Benefits Research Institute, the percentage of private-sector wage and salary workers participating in only a defined benefit pension plan decreased from 28% in 1979 to just 1% in 2019. By contrast, the percentage participating in only defined contribution pension plans jumped from 7% to 41%. These statistics demonstrate the increasing need for individuals to seek private solutions to retirement planning and lifetime income. We believe that the dramatic and continuous shift of private-sector worker plan coverage will drive continued demand for our products and expertise. In addition, as more employers close defined benefit plans and look to transfer some or all of their obligations to pay retirement benefits, the domestic PRT market has grown from $3.8 billion in premiums in 2013 to $38.1 billion in 2021, a trend that we expect to continue.

Percentage of Private Sector Wage and Salary Workers Participating in an Employment-Based Retirement Plan by Plan Type (1979-2019)

Source: U.S. Department of Labor Form 5500 Summaries through 1999. EBRI estimates 2000-2019 using Bureau of Labor Statistics, Current Population Survey, and U.S. Department of Labor data.
Growing life insurance protection gap and increased awareness of life insurance need due to COVID-19 pandemic
According to LIMRA, almost half (48%) of American adults in 2021 did not own any form of life insurance, an increase of two percentage points from 2020 and eight percentage points from 2016. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA. We believe the COVID-19 pandemic has highlighted the importance of our protection products and will have a lasting effect on consumers’ attitudes toward purchasing life insurance.
Percentage of U.S. Consumers without Life Insurance (2011-2021)

Source: LIMRA
Our Competitive Strengths
Scaled platform with leading positions across a broad suite of products. Our scaled businesses collectively manage $358.0 billion of AUMA as of June 30, 2022, and we generated $29.8 billion of premiums and deposits and $2.3 billion in fee income for the twelve months ended June 30, 2022. We had approximately $12.2 billion of statutory capital and surplus as of March 31, 2022, which makes us the eighth largest life and annuity company in the United States. We have $21.0 billion of Adjusted Book Value as of June 30, 2022. We believe our scale provides us with significant operating and competitive advantages, including our importance to our distribution partners and our ability to utilize investments in technological and operational efficiencies to benefit customers.

We maintain leading positions across multiple products and we have in many cases held these leading positions for decades. According to LIMRA, we ranked first and second in total annuity sales as of March 31, 2022 and December 31, 2021, respectively, while ranking second, third and sixth across fixed, fixed index and variable annuities, respectively, as of March 31, 2022. We hold top five market positions in K-12 education, higher education and healthcare institutions group retirement assets, while ranking in the top 10 in government group retirement assets as of December 31, 2021, and ninth in U.S. term life insurance sales for the twelve months ended March 31, 2022. In recent years, we have also experienced significant growth in advisory-based assets across both in-plan and out-of-plan products.
Our breadth of products allows us to manage our businesses to prioritize value over volume. We have the flexibility to allocate resources towards areas that we believe present the highest available risk-adjusted returns across our portfolio. We manage sales of our portfolio of products and services based on consumer demand and our view of profitability and risk across the markets in which we compete. We believe that this approach allows us to deliver consistent performance over time through a wide range of economic conditions and market environments.
Diversified and attractive business mix. Our business mix is well-balanced by both product type and revenue source. For the twelve months ended June 30, 2022, our four operating businesses collectively generated $5.3 billion in premiums, $3.0 billion in policy fees and $8.9 billion in net investment income excluding Fortitude Re funds withheld assets, contributing to a total of $28.0 billion in total revenue, including Fortitude Re. Our adjusted revenue is spread across our four operating businesses with Individual Retirement, Group Retirement, Life Insurance and Institutional Markets accounting for 29%, 16%, 24% and 24%, respectively, for the twelve months ended June 30, 2022.
Our diversified financial model generates earnings through a combination of spread income, fee income and underwriting margin. For the twelve months ended June 30, 2022, our spread-based income totaled $3.9 billion, our fee-based income totaled $2.3 billion and our underwriting margin was $1.3 billion, providing a balanced mix of 52% spread-based income, 31% fee-based income, and 17% underwriting margin, in each case as a percentage of the total of these income sources. For further discussion regarding our earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Metrics—Key Operating Metrics—Fee and Spread Income and Underwriting Margin.”
Broad distribution platform giving us access to customers and financial intermediaries. We have a leading distribution platform with a range of partnerships and capabilities across the value chain and a culture of focus on the customer. We believe our distribution relationships are strengthened by the breadth of our product offerings and our high-touch client services. Our distribution capabilities include:
•
AIG FD had approximately 500 specialized sales professionals as of June 30, 2022 that leverage our strategic account relationships and other partnerships to address multiple client needs. This platform is primarily focused on our non-affiliated distribution through banks, broker-dealers and independent marketing organizations, and specializes in aligning our robust product offering of over 160 life and annuity products with individual partner preferences, reaching independent advisors, agencies and other firms. AIG FD primarily facilitates distribution for our Individual Retirement and Life Insurance businesses, including providing certain partners a unified coverage model that allows for distribution of both our life insurance and annuity products.

•
Individual Retirement maintains a growing multi-channel distribution footprint built on long-term relationships. As of June 30, 2022, our footprint included over 24,000 advisors and agents actively selling our annuities in the prior twelve months, accessed through long-term relationships with over 600 firms distributing our annuity products. These advisors and agents included approximately 11,000 new producers who sold our annuity products for the first time in twelve months.

•
Life Insurance has a well-balanced distribution footprint that reaches approximately 35,000 independent agents as of June 30, 2022, who actively sell our life insurance solutions, through diverse independent channels as well as a direct-to-consumer model. We had access to over 800 MGAs and BGAs as of June 30, 2022. In addition to our non-affiliated distribution, our life insurance policies are sold through AIG Direct, our direct-to-consumer brand with more than 120 active agents as of June 30, 2022, which represented 11% of our life insurance sales for the twelve months ended June 30, 2022.
•
Group Retirement is supported by a broad team of relationship managers, consultant relationship professionals and business acquisition professionals that focus on acquiring, serving and retaining retirement plans with over 22,000 plan sponsor relationships as of June 30, 2022. Also, VALIC Financial Advisors helps build relationships with employees through our holistic and vertically-integrated offering. Our field force of approximately 1,300 career financial advisors, as of June 30, 2022, comprises experienced field and phone-based financial advisors, retirement plan consultants and experienced financial planners with an average of nearly 10 years of tenure with VALIC Financial Advisors. These professionals provide education, financial planning and retirement advice to individuals participating in their employer-sponsored plan. Due to the relationships built with individuals and employers, our financial professionals can, as permitted by employer guidelines, build broad relationships to provide financial planning, advisory and retirement solutions to approximately 1.7 million individuals through our in-plan products and services and over 300,000 individuals through our out-of-plan products and services, as of June 30, 2022.

•
Institutional Markets largely writes bespoke transactions and works with a broad range of consultants and brokers, maintaining relationships with insurance brokers, bankers, asset managers and specialized agents who serve as intermediaries.

We focus on maintaining strong and longstanding relationships with our partners and seek to grow our volumes with intermediaries. As of December 31, 2021, we represented approximately 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. These partners have been with our platform for an average of approximately 25 years, with eight of them for 30 years or more as of June 30, 2022. Each of our distribution platforms has a different strategy. For example, our wholesale operations, through AIG FD, provide high-touch customer service to our intermediaries and seek to help them grow in tandem with our business, while our VALIC Financial Advisors allow us to develop deep and trust-centered relationships directly with individuals to support their broader retirement and insurance needs.
Proven ability to design innovative products and services. Our ability to innovate has contributed to our ability to maintain leading market positions and capitalize on profitable growth opportunities while carefully managing risk, including interest rate and equity risk within our products. The culture of innovation is deeply ingrained in our business and goes back decades. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago, to a client that continues to be one of our largest in the Group Retirement business. More recently, we accelerated the growth of our fixed index annuity platform, growing from negligible operations in 2012 to the third-largest player by sales in 2021. This growth was supported by regular product innovation, including exclusive products provided to select distributors with innovative living benefits and customized indices. Fixed index annuities are now our largest Individual Retirement product category by premiums and deposits. We also launched the first fixed index annuity with a living benefit for sale in New York State. We introduced novel risk management features in our variable annuity products with living benefits, including VIX-indexed fee structures and a required fixed account allocation, each of which are now present in 90% of our in-force variable annuity products with living benefits as of June 30, 2022 and present in all of our new variable annuity sales for the twelve months ended June 30, 2022. Within our PRT business, we have developed new product offerings and solutions to participate in complex plan terminations, and are developing longevity swap products to enhance our deal execution capabilities.
Our strategic partnership with Blackstone. Blackstone is expected to originate, and significantly enhance our ability to invest in, attractive and privately sourced, fixed-income oriented assets that are well-suited for liability-driven investing within an insurance company framework. We believe these expanded investment capabilities will improve our investment returns, accelerate our product innovation and enhance the competitiveness of our products. When scaled across our businesses, we believe these expanded capabilities can provide a significant catalyst for future growth.
High-quality liability profile supported by a strong balance sheet and disciplined approach to risk management. We believe our diverse product portfolio and history of disciplined execution have produced a strong balance sheet that is expected to generate significant cash flows over time. First, our disciplined risk selection has resulted in a high-quality liability profile with limited-to-no exposure to “challenged” product portfolios. We have minimal gross exposure, and no net exposure, to LTC policies, which we have fully reinsured to Fortitude Re. Additionally, we have well-managed and limited exposure to optional guarantees within our individual annuity portfolio. As of June 30, 2022, individual annuities with living benefits represented less than 17% of total AUMA, with approximately 4% of these related to guarantees on fixed and fixed index annuities. Our historically profitable variable annuity portfolio has benefited from disciplined risk selection and product design with, as of June 30, 2022, approximately 61% of the portfolio having no guaranteed living benefits and 5% of variable annuity reserves attributable to living benefit business written prior to 2009. In our Institutional Markets business, we offer certain products, such as SVWs, without significant mortality or longevity exposure. Furthermore, the breadth of our Institutional Markets offerings allows us to be selective in our liability generation and allocate capital towards the areas where we see the greatest risk-adjusted returns.
Our balance sheet is supported by our strong capital position and high-quality investment portfolio. As of June 30, 2022, we estimate that we had a Life Fleet RBC in the approximate range of 415% to 425%, and as of December 31, 2021, we had a Life Fleet RBC of 447%, each of which is consistent with our target Life Fleet RBC of above 400%. We intend to manage our financial leverage appropriately with a target financial leverage ratio of 25% to 30%. See “Glossary” for the definition of financial leverage ratio. Our insurance operating company investment portfolio is primarily invested in fixed income securities, 94% of which are designated investment grade by the NAIC as of June 30, 2022.
We also have an active hedging program for our living benefit guarantees, which is informed by our view of the economic liability of the business and is intended to provide protection against adverse market scenarios that could cause the value of the associated liability to increase. In addition, we have an ALM program that seeks to closely match the characteristics of our asset portfolio with the characteristics of our liabilities.
Ability to deliver consistent cash flows and attractive returns for stockholders. Through our scaled and diverse businesses, underpinned by our strong balance sheet and disciplined approach to risk management, we have delivered consistent earnings and cash flows to our parent company. We have historically been able to deliver an attractive return on equity even at times when we have faced challenging macroeconomic conditions, such as the low interest rate environment and the COVID-19 pandemic in recent years.
Experienced management team. We have a strong and experienced senior management team with a range of backgrounds across insurance, financial services and other areas of expertise. Our senior management team has an average of over 25 years of experience in the financial services industry.
Our Strategy
Leverage our platform to deliver increased earnings. There are significant trends supporting the growth of each of our four businesses, and we believe that we are positioned to take advantage of these trends to achieve targeted growth opportunities.
•
We believe we can leverage our broad platform to benefit from changing Individual Retirement market dynamics. We intend to maintain and expand our products to provide income and accumulation benefits to our customers. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Through our customized wholesaling model, we plan to capitalize on this opportunity by leveraging both external and proprietary data to identify the highest value opportunities at both the distribution partner and financial professional level.

•
We believe our high-touch model is well-tailored for many employers in the not-for-profit retirement plan market and enables us to help middle market and mass affluent individuals achieve retirement security. Specifically, our career financial advisors provide education and advice to plan participants while accumulating assets in-plan and can seek to serve more of the participant’s financial needs during their lifetime beyond the in-plan relationship, as permitted by employer guidelines. As of June 30, 2022, we have a large extended customer base of approximately 1.7 million plan participants to whom we have access through our in-plan Group Retirement offerings and 300,000 individuals we serve through our out-of-plan Group Retirement offerings. With in-plan income solutions beginning to emerge, we are well-positioned to benefit from market needs. Moreover, by continuing to offer investment advisory services and third-party annuity products, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.

•
Our Life Insurance business has an opportunity to help close the current protection gap in the United States and offer value to our customers internationally. For example, we have begun to offer simplified and less expensive insurance options to middle market pre-retirees looking for final expense protection through the launch of our SIWL product in the fourth quarter of 2021. Additionally, we expect our strong performance in the term life insurance market to accelerate through enhanced consumer awareness of life insurance coupled with an improved new business process. Our long history in the direct-to-consumer market through a variety of direct-to-consumer channels provides valuable insights and experience for these opportunities.

•
Our Institutional Markets business has developed relationships with brokers, consultants and other distribution partners to drive increased earnings for its products. We expect to continue to achieve attractive risk-adjusted returns through PRT deals by focusing on the larger end of the full plan termination market where we can leverage our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. Additionally, we plan to grow our GIC portfolio by expanding our FABN program. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to our Institutional Markets offerings, allowing us to grow our transaction volume.

Leverage our strategic partnership with Blackstone to create differentiated pricing and liability sourcing. Blackstone is a market-leading alternative investment manager with significant direct asset origination capabilities, representing additional opportunities for us to source the fixed-income oriented assets needed to back our liabilities and enhance risk-adjusted returns. We intend to use our collective asset origination and investment management capabilities to help drive value and growth for all of our businesses.
Drive further cost reduction and productivity improvement across the organization.
We have identified opportunities to improve profitability across our businesses through operating expense reductions, without impacting our ability to serve our existing clients, and in many cases enhancing our service capabilities, to enable growth in our businesses. We aim to achieve an annual run rate expense reduction of close to $400 million on a pre-tax basis within two to three years of this offering, with the first $100 million of the reduction realized by the end of 2022 and the majority of the reduction realized in the next 24 months. To achieve this goal, we have created a productivity improvement program with a one-time expense of $300 million on a pre-tax basis. In particular, we plan to:
•	simplify our customer service model and modernize our technology infrastructure with more efficient, up-to-date alternatives, including cloud migration and cloud-based solutions;
•	further optimize our functional operating model;
•	build on existing partnership arrangements to further improve scale and drive spend efficiency through technology deployment and process optimization;
•	rationalize our real estate footprint to align with our business strategy, future operating model and organizational structure; and
•	optimize our vendor relationships to drive additional savings.
To achieve this plan, we have reached agreements with our existing partners to realize further cost efficiencies by transforming additional operational and back office processes. Apart from this plan, we intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services.
For additional information about our cost reduction and productivity improvements across the organization, see “Risk Factors—Risks Relating to Estimates and Assumptions—Our productivity improvement initiatives may not yield our expected expense reductions and improvements in operational and organizational efficiency.”
Closely manage capital to continue to provide strong cash flow for stockholders. We have historically provided strong cash flows from our existing businesses to our parent company, and we intend to continue to manage our businesses to produce meaningful returns to stockholders through potential dividends and share repurchases. We also intend to closely manage our in-force portfolio, seek to ensure that new business is profitable and proactively manage our businesses to optimize returns within and across portfolios.

Financial Goals
We have designed our financial goals to maintain a strong balance sheet while delivering disciplined profitable growth. We have established the following financial goals, based on the assumptions below, which we believe best measure the execution of our business strategy and align with our stockholders’ interests.
•	Life Fleet RBC of at least 400%;
•	Common stockholder dividends of $600 million each year, subject to approval by the Board (see “Dividend Policy”), beginning at the offering and pro-rated for the year of the offering;
•	Return of capital to stockholders, consisting of common stockholder dividends and share repurchases, equal to 60% to 65% of AATOI, to be achieved over the next 24 months; and
•
Adjusted ROAE in the range of 12% to 14% based on current accounting rules in effect on the date hereof and without giving effect to any changes resulting from the adoption of the new accounting standard for long duration contracts, to be achieved over the next 24 months.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures and Key Operating Measures—Non-GAAP Financial Measures” for a discussion of AATOI and Adjusted ROAE.
We focus on Adjusted ROAE as a key measure of profitability for our Company. Historically, our return on equity did not reflect the capital structure for the year ended December 31, 2021. We believe this level of Pro Forma Adjusted ROAE demonstrates the strength and profitability of our business today.
The goals described above are based on our baseline business plan scenario, which we refer to as our “Base Case Scenario,” and which includes significant assumptions, presented below on a non-exclusive basis, with respect to, among other things:
•
annual equity market returns, the yield on the 10-year U.S. Treasury note rising ratably over the next 10 years and policyholder behavior based on our current best estimate assumptions which include dynamic variables to reflect the impact of a change in market levels;

•	our projected amount of new sales of individual retirement, group retirement, life insurance and institutional markets products;
•	geopolitical stability;
•	the absence of material changes in regulation;
•	that we have not adopted the new accounting standard for long-duration contracts with respect to the financial goal related to our Adjusted ROAE;
•	effective tax rates;
•
our degree of leverage and capital structure following the Recapitalization due to indebtedness incurred in connection with the Recapitalization or following consummation of this offering as described under “Recapitalization—Indebtedness Remaining Outstanding Following this Offering;”

•	limited differences between actual experience and existing actuarial assumptions, including assumptions for which existing experience is limited and experience will emerge over time;
•	the efficacy and maturity of existing actuarial models to appropriately reflect all aspects of our existing and in-force businesses;
•	the effectiveness and cost of our hedging program and the impact of our hedging strategy on net income volatility and possible negative effects on our statutory capital;
•	our ability to implement our business strategy;
•	our ability to implement cost reduction and productivity strategies;
•	the successful implementation of our key initiatives outlined above;
•	our access to capital; and

•	general conditions of the capital markets and the markets in which our businesses operate.
While these goals are presented with numerical specificity, and we believe such goals to be reasonable as of the date of this prospectus, given the uncertainties surrounding such assumptions, there are significant risks that these assumptions may not be realized and as a result, the financial goals may not be achieved in whole or in part. We caution you that these goals are not guarantees of future performance or outcomes and that actual performance and outcomes, including our actual results of operations, may differ materially from those suggested by these goals, particularly if actual events adversely differ from one or more of our key assumptions. The financial goals and their underlying assumptions are forward-looking statements and other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, including with respect to these financial goals. These goals are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any goals to reflect the occurrence of events, changes in assumptions or adjustments in such financial goals, unanticipated or otherwise, other than as may be required by law. In addition, we expect our financial goals to evolve over time to reflect changes in our business strategies and our balance sheet mix.
For additional information about certain risks associated with our financial goals, see “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives, including as a result of events that can cause our fundamental business model to change and assumptions that may prove not to be accurate.”
Our Segments
INDIVIDUAL RETIREMENT
Overview
We are a leading provider of individual annuity products, serving over 1.1 million clients as of June 30, 2022. Our three product categories, fixed, fixed index and variable annuities, address a range of savings, investment, and income needs. We offer a variety of optional benefits within these products, including lifetime income guarantees and death benefits and sell our annuities products through our extensive distribution platform. For the twelve months ended June 30, 2022, we recorded $14.1 billion in total individual annuity sales, with each of our product categories contributing at least $4.1 billion in premiums and deposits. Our broad and scaled product offering has allowed us to rank in the top two in total individual annuity sales in each of the last nine years, according to LIMRA.
Broad distribution platform: Our Individual Retirement business maintains a growing multi-channel distribution footprint built on long-term relationships. As of June 30, 2022, our footprint included over 24,000 advisors and agents who actively sold our annuities in the prior 12 months, accessed through long-term relationships with over 600 firms distributing our annuity products, and approximately 11,000 new producers who sold our annuity products for the first time in the last 12 months. Our strategic accounts function helps manage relationships with our largest distribution partners. We have also collaborated with some distribution partners to create differentiated fixed and fixed index annuity products tailored for specific markets, customer segments and distribution channels to add value to our customers while managing our balance sheet exposure.
Diversified product portfolio: Our diverse and broad product suite allows us to quickly adapt our offerings in response to shifting customer needs and economic and competitive dynamics, targeting areas where we see the greatest opportunity for risk-adjusted returns. As an example, we typically re-price our full fixed annuity product suite on a weekly basis to respond to market conditions, distributor preferences and competitive actions and can re-price more frequently if needed. Our product diversification, as evidenced by balanced new business sales across all three product categories, allows for further new business flexibility in meeting customer demand and changing macroeconomic conditions.
Disciplined product risk management: Our products and product features are designed with both customer needs and our risk management in mind. We have a disciplined approach designed to manage risk exposure to our balance sheet by managing margins and capital and stress testing results under varied market conditions. As an example, our fixed index annuities are designed purposefully so that we can effectively manage the index crediting risk through our hedging program. Further, our fixed annuity block reflects a history of disciplined rate setting, with minimal exposure to guaranteed crediting rates above 4.5%. Our variable annuity business has pioneered risk-mitigating features such as VIX-indexed fees and flexible income choices which offer value for our customers while tailoring our risk profile. Additionally, our variable annuity block reflects a history of disciplined product design, with limited exposure to legacy variable annuities with living benefits written before 2009, which account for 5% of our overall variable annuity portfolio as of June 30, 2022. Our product diversification further mitigates potential adverse outcomes that could impact our portfolio.
Individual Retirement is the largest contributor to our earnings, accounting for $1.3 billion or 46% of our adjusted pre-tax operating income in the twelve months ended June 30, 2022. We have approximately 1.2 million policies in-force, representing $139.9 billion of AUMA as of June 30, 2022.
The following table presents Individual Retirement AUMA by product:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
AUMA by product
Fixed annuities	$52.2	37.3%	$57.8	36.1%	$60.5	38.5%	$60.4	41.6%
Fixed index annuities	29.4	21.0%	31.8	19.8%	27.9	17.7%	22.1	15.2%
Variable annuities	58.3	41.7%	70.6	44.1%	68.9	43.8%	62.8	43.2%
Total(1)	$139.9	100.0%	$160.2	100.0%	$157.3	100.0%	$145.3	100.0%
(1)	Excludes AUA of our retail mutual funds business that were sold to Touchstone on July 16, 2021, or otherwise liquidated.
Products
Fixed annuities
We offer a range of fixed annuity products that offer principal protection and a specified rate of return over a single year or multi-year time periods. Beyond the guaranteed return periods, we offer renewal crediting rates that are dynamically managed in coordination with our investment team. We also offer optional living benefits for some of our fixed annuity products. The market risk associated with these living benefits is mitigated as the return on fixed annuities uses the guaranteed minimum interest rate as a floor, which prevents the account value from declining due to market returns.
We bear the risk of investment performance for fixed annuity products. These products primarily generate spread-based income on the difference between the investment income earned on the assets backing the policy (which are held in our general account) and the interest credited to the policyholder. Our product teams closely coordinate with our investment management function to efficiently manage this spread income. Such coordination provides us with the ability to quickly reprice and reposition our market offerings as new asset opportunities are sourced and as market conditions change in addition to closely managed renewal rates.
Fixed index annuities
We offer fixed index annuity products which provide our customers with returns linked to the underlying returns of various market indices. These products can include a range of optional benefits including GMDBs and GMWBs. The market risk associated with these guarantees is mitigated as fixed index annuity account values generally do not decrease even when the chosen index has negative performance. We have accelerated the growth of our fixed index annuity platform, growing from $0.4 billion in sales (1.1% market share) in 2013 to $6.0 billion in sales (9.4% market share) in 2021.
Similar to our fixed annuities, our fixed index annuities generate spread-based income on the difference between the investment income earned on the general account assets backing the policy and the interest credits our client earn. We bear the risk associated with the interest credits that our clients earn, which is managed through hedging (as discussed below) in order to minimize the index exposure on our balance sheet. This is in addition to the pricing and renewal rate management that we employ against both fixed annuity and fixed index annuity products.
Variable annuities
We offer variable annuities that allow a customer to choose from a selection of investment options. Our variable annuity products generate fee-based income that is typically paid as a percentage of the assets in the investment options selected by the policyholder and held in one of our separate accounts. Policyholders generally bear the risk of the investment performance of assets held in a separate account. These products typically offer, and in some cases in order to limit volatility, require a portion of the account value to be allocated to, general account investment options.
Our variable annuity products offer guaranteed benefit features (collectively known as “GMxBs”), including GMDBs and living benefits which provide guaranteed lifetime income, such as GMWBs. We presently offer simple GMDBs, with 89% of our variable annuity GMDB account value as of June 30, 2022 either providing for a return of premium or locking-in a maximum anniversary value, and have limited exposure to legacy GMDB options, including rollups which represented 4% of variable annuity GMDB account value as of June 30, 2022. 77% of our variable annuity account value has a GMWB as of June 30, 2022 and we have a small portion of in-force contracts with guaranteed minimum income benefits (“GMIBs”), although we no longer offer this guaranteed benefit feature as of 2006 and the majority of this exposure has been reinsured. We seek to mitigate the market risk associated with all guaranteed benefit features through a dynamic hedging program that is designed to reduce the equity market and interest rate risk associated with offering the benefits.
While only one living benefit can be purchased for a variable annuity contract, a contract can include both a GMDB and a living benefit. However, a policyholder can only receive payouts from one guaranteed feature on a contract containing both a GMDB and a living benefit, with the exception of a surviving spouse who has a rider to potentially collect both a GMDB upon his or her spouse’s death and a GMWB during the surviving spouse’s lifetime. As of June 30, 2022, 1.8% of our living benefit policies are in spousal continuation status.
The following table presents our Individual Retirement sales by product:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
					($ millions)
Sales by product
Fixed annuities	$4,388	31.2%	$3,011	22.0%	$2,535	26.3%	$5,280	38.8%
Fixed index annuities	5,541	39.4%	5,621	41.2%	4,096	42.5%	5,466	40.1%
Variable annuities	4,126	29.4%	5,025	36.8%	3,003	31.2%	2,879	21.1%
Total(1)	$14,055	100.0%	$13,657	100.0%	$9,634	100.0%	$13,625	100.0%
(1)	Excludes the sale of our retail mutual funds business that was sold to Touchstone on July 16, 2021, or otherwise liquidated.
While the COVID-19 pandemic negatively impacted sales results in 2020, we have retained market share relative to peers, and we had the first place ranking in total individual annuity sales in the three months ended March 31, 2022.
The following table presents our sales rankings by annuity product category according to LIMRA:
	As of December 31,
	2021	2020	2019	2018	2017	2016	2015
Sales ranking
Overall	2	2	2	1	2	2	2
Fixed annuities	4	5	2	3	2	2	2
Fixed index annuities	3	3	3	4	7	5	4
Variable annuities	5	6	6	6	5	5	4

Our fixed annuity and fixed index annuity products generate spread-based income on the difference between crediting rates paid and yields earned on assets we invest in our general account. Our variable annuity products generate fee-based income that is typically paid as a percentage of the assets in the investment options selected by the policyholder and held in our separate accounts. The following table presents Individual Retirement spread and fee income:
	For the twelve months ended June 30,		For the years ended December 31,
	2022		2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Spread and fee income
Net base spread income(1)	$ 1,742	45.9%	$ 1,794	43.2%	$ 1,898	50.6%	$ 1,973	52.6%
Variable investment income, excluding affordable housing	549	14.5%	711	17.1%	403	10.8%	403	10.7%
Affordable housing	62	1.6%	145	3.5%	129	3.4%	124	3.3%
Total Spread income	2,353	62.0%	2,650	63.8%	2,430	64.8%	2,500	66.6%
Fee Income(2)	1,441	38.0%	1,500	36.2%	1,321	35.2%	1,254	33.4%
Total	$ 3,794	100.0%	$ 4,150	100.0%	$ 3,751	100.0%	$ 3,754	100.0%
(1)	Spread income is defined as premium and net investment income less benefits and interest credited.
(2)	Fee income is defined as policy fees plus advisory fee and other income.
Distribution
Individual Retirement has a large and diverse distribution platform, allowing the business to reach and serve a wide range of consumers. Individual Retirement’s annuity products are offered through a longstanding, multichannel distribution network of over 600 third-party firms including banks, broker-dealers, general agencies, independent marketing organizations and independent insurance agents as of June 30, 2022. At AIG FD (which includes AIG Direct), we have approximately 500 professionals who work with these firms and their associated advisors to market and sell our products. According to LIMRA, we were the only company to rank in the top six and top five in sales across all three major annuity product categories in the first quarter of 2022 and in 2021, respectively, and to have remained in the top 10 in each category since 2015.
The following table presents our Individual Retirement sales by distribution channel:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Sales by distribution channel
Broker dealer(1)	$6,419	45.7%	$7,137	52.3%	$4,576	47.5%	$5,998	44.0%
Banks	6,012	42.8%	4,756	34.8%	3,659	38.0%	5,376	39.5%
Independent non-registered marketing organizations/BGAs(2)	1,624	11.5%	1,764	12.9%	1,399	14.5%	2,251	16.5%
Total	$14,055	100.0%	$13,657	100.0%	$9,634	100.0%	$13,625	100.0%
(1)	Includes wirehouses, independent and regional broker-dealers.
(2)	Includes career agents.
Our distribution strategy is built around maintaining long-term relationships with the firms that distribute our products and the individual agents and registered representatives within those firms. As of June 30, 2022, our top 25 third-party distribution partners have been on our platform for an average of approximately 25 years, with eight of them for 30 years or more. As of December 31, 2021, we represented 13% on average of the total sales volume of our top 25 third-party distribution partners for our annuities. We also develop customized products for our channels as appropriate, including variations of our fixed annuity products that better align with partner business models and variable annuity products with specialized rider options. These customized products comprised 31% of our 2021 annuity sales.

AIG FD executes our wholesale distribution strategy, through its approximately 500 professionals who act as a unified point of contact between our firm and our distribution partners and seek to deliver the right product within our suite as appropriate for client needs. AIG FD’s coordinated wholesaling approach positions us to go to market as ‘one firm,’ thereby better serving our distribution partners and increasing our relevance and perceived value to them. This results in greater access to, and partnership with, distributors, which allows us to deliver specialized strategies tailored to specific distribution channels and help our partners grow their business as we grow ours. The strong relationships formed through these collaborations are fundamental to our ability to continue to generate attractive risk-adjusted returns.
Markets
Our individual annuity products are primarily sold to mass affluent and high net worth individuals for retirement accumulation, retirement income and legacy planning. Increasing life expectancy and reduced expectations for traditional retirement income from defined benefit programs and fixed income securities are leading Americans to seek additional financial security as they approach retirement. As the retirement age population in the United States continues to grow, we expect the need for these retirement savings and income products to expand.
Competition
Our Individual Retirement business competes with traditional life insurers and financial services companies, including banks and asset management companies. Competition is based on pricing, product design, distribution, financial strength, brand and reputation, customer service and ease of doing business, among other factors. We expect the robust competition in our space to continue from traditional insurance companies, newer entrants into the insurance space, and substitute products such as certificates of deposit, mutual funds and other investment products. Newer entrants have frequently been owned or affiliated with alternative asset managers, which provide an enhanced investment strategy compared to traditional competitors. We expect our partnership with Blackstone to give us access to enhanced investment capabilities, enabling us to compete effectively in this changing environment. In parallel, several insurance company competitors have changed their focus away from the individual life and retirement market, which has created an opportunity for us to gain market share in product and distribution areas that others are de-emphasizing.
Strategy
Deepen distribution relationships: We continue to focus on leveraging our distribution strategy to expand the breadth and depth of our distribution relationships. This strategy broadens our product penetration with existing distribution partners and coordinates our sales activities through our strategic account managers and customized wholesaling model. Using both external and proprietary data, we seek to identify the highest value opportunities at both the distribution partner and financial professional level. We also target new high-impact distributors looking to grow and utilize our broad product set to better serve their end customers.
Continue to innovate products and features: Continuing to offer well-designed products with attractive risk-return profiles and customer appeal is fundamental to our success. For example, we recently broadened our product portfolio to include a fee-based fixed index annuity to meet the needs of our investment advisor distribution partners. Additionally, we are continuously evaluating adding product features and options that have the potential to enhance our overall risk-return profile and add value for our clients and distributors.
Target opportunistic and profitable growth: Our strong market positions and distribution relationships allow us to opportunistically target growth in products where market dynamics provide for attractive returns. We identify and pursue growth opportunities based on our assessment of the opportunity to generate both attractive returns and drive volume. According to Cerulli Associates, the U.S. retirement market is a $30 trillion opportunity due to the aging of the population, reduced access to private pensions, inter-generational wealth transfers, and improved life expectancy. We believe this will continue to fuel growth in the market for U.S. retirement assets, and in turn demand for our Individual Retirement products. We believe we are well-positioned to capture this growing market opportunity through our robust and balanced product line-up, our distribution platform and our partnership with Blackstone.
Risk Management
Our Individual Retirement risk management philosophy begins with the way we approach new business generation. We seek to prioritize long-term value over sales volume and adapt our product focus and product designs in the face of changing market dynamics. Over time, this approach has resulted in a well-diversified annuity business that generates consistent earnings through a combination of spread and fee-based income and has minimal exposure to unprofitable legacy lines of business. We have several risk management features that are embedded in the majority of our in-force business as described above. Finally, we deploy a sophisticated dynamic hedging program that aggregates risk at the portfolio level to realize efficiencies across our platform and seeks to produce consistently strong results through a variety of economic environments.
Diversified business
The breadth of our individual annuity offerings allows us to generate earnings that are driven by a well-balanced source of spread and fee-based income. We believe our strong fixed, fixed index and variable annuity products position us to weather economic uncertainty and adapt to competitive pressure better than a concentrated, single-product portfolio.
Product design
Fixed annuities — The primary risk facing our fixed annuity products is that of low fixed income returns compressing the investment spreads generated by the product. As a result of market conditions and comparable to our peers, we have reduced the guaranteed minimum interest rates (“GMIRs”) offered by our fixed annuities over time. Our track record of disciplined rate setting has helped to mitigate some of the pressure on investment spreads. While older contracts that were priced in a higher interest rate environment face the most significant spread compression concerns, contracts with GMIRs over 4.5% account for a relatively small portion of our fixed annuity portfolio, which we expect will continue to decrease over time as new contracts are issued at lower GMIRs and older contracts experience lapses, withdrawals and deaths.
The following table presents our fixed annuity reserves by GMIR:
			As of December 31,
	As of June 30, 2022		2021		2020		2019
	$	%	$	%	$	%	$	%
			($ billions)
Fixed annuity reserves by GMIR
No GMIR	$2.6	5.2%	$2.9	5.8%	$2.7	5.4%	$2.3	4.5%
<2.00%	27.0	53.7%	25.4	51.0%	24.8	49.1%	24.2	46.9%
2.00 – 2.99%	3.6	7.1%	3.8	7.6%	4.2	8.4%	5.0	9.7%
3.00 – 4.49%	16.6	33.0%	17.2	34.6%	18.3	36.1%	19.4	37.7%
4.50%+	0.5	1.0%	0.5	1.0%	0.5	1.0%	0.6	1.2%
Total	$50.3	100.0%	$49.8	100.0%	$50.5	100.0%	$51.5	100.0%
Our fixed annuity portfolio has a weighted average crediting rate of 2.60% and GMIR of 1.75% as of June 30, 2022.
Fixed annuities are also exposed to disintermediation risk in the event of rising interest rates and increased lapses. Fixed annuities have surrender charge periods, generally in the three-to-seven year range, which may help mitigate increased early surrenders in a rising rate environment.
The following table presents our fixed annuity reserves by surrender charge:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Fixed annuity reserves by surrender charge
No surrender charge	$25.6	50.9%	$26.4	53.0%	$27.1	53.6%	$27.6	53.6%
Greater than 0% – 2%	2.5	5.0%	2.1	4.2%	2.3	4.6%	2.1	4.1%
Greater than 2% – 4%	2.1	4.2%	2.4	4.9%	2.7	5.3%	3.2	6.2%
Greater than 4%	17.7	35.2%	16.5	33.1%	16.2	32.1%	16.4	31.8%
Non-surrenderable	2.4	4.7%	2.4	4.8%	2.2	4.4%	2.2	4.3%
Total	$50.3	100.0%	$49.8	100.0%	$50.5	100.0%	$51.5	100.0%

The following table presents our fixed annuity rider reserves:
	As of June 30, 2022	As of December 31,
		2021	2020	2019
	($ millions)
Fixed annuity rider reserves
GMWB	$103	$457	$353	$38
We do not have any fixed annuity rider reserves for GMDB or GMIB.
Fixed index annuities — Our fixed index annuity block does not contain significant legacy risk exposure as we only began increasing sales meaningfully in this product category in 2013. Fixed index annuities are designed with simpler risk profiles than variable annuities and the associated index credits are hedged by our hedging team. The majority of our fixed index annuity portfolio does not contain guaranteed minimum living benefits, which we believe results in an attractive risk profile across our in-force fixed index annuity block. We introduced a GMDB option in our fixed index annuity portfolio in 2020, which is currently present in $258 million of fund value as of June 30, 2022.
The following table presents our fixed index annuity reserves with and without a GMWB:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
					($ millions)
Fixed index annuity reserves with and without a GMWB
No GMWB	$20,138	65.3%	$19,027	62.6%	$15,052	58.6%	$12,151	57.9%
GMWB	10,683	34.7%	11,347	37.4%	10,612	41.4%	8,839	42.1%
Total	$30,821	100.0%	$30,374	100.0%	$25,664	100.0%	$20,990	100.0%
We do not have any fixed index annuity rider reserves for GMIB and we have less than $1 million of GMDB fixed index annuity rider reserves as of December 31, 2021.
The following table presents our fixed index annuity reserves by surrender charge:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Fixed index annuity reserves by surrender charge
No surrender charge	$1.8	5.8%	$2.0	6.6%	$1.4	5.4%	$0.7	3.3%
Greater than 0% – 2%	1.5	4.9%	1.7	5.6%	1.1	4.3%	0.3	1.4%
Greater than 2% – 4%	3.6	11.7%	4.2	13.8%	3.5	13.6%	2.6	12.4%
Greater than 4%	23.9	77.6%	22.5	74.0%	19.6	76.7%	17.4	82.9%
Non-surrenderable	—	—	—	—	—	—	—	—
Total	$30.8	100.0%	$30.4	100.0%	$25.6	100.0%	$21.0	100.0%
Variable annuities — Years of prudent product design have resulted in an in-force variable annuity block that has minimal exposure to pre-2009 financial crisis liabilities and roll-up death benefits. Our variable annuity GMDB exposure is primarily concentrated in return of premium guarantees, with little exposure to riskier return of account value options. Our living benefits exposure is concentrated in GMWBs. All GMWBs require the customer to invest in a restricted set of fund options, a limited number of which are customizable. We have a small portion of legacy GMIBs, representing 4% of our in-force portfolio.

The following table presents our account value by GMDB design in our variable annuity portfolio:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Variable annuity account value by GMDB design
No GMDB	$0.8	1.5%	$1.0	1.6%	$0.9	1.5%	$0.7	1.3%
Return of premium	32.1	61.3%	38.9	60.8%	36.5	61.3%	34.7	62.2%
Highest contract value attained	13.7	26.1%	17.3	27.0%	16.7	27.9%	15.8	28.3%
Rollups	2.2	4.2%	2.9	4.5%	2.9	4.9%	2.8	4.9%
Return of account value	3.6	6.9%	3.9	6.1%	2.6	4.4%	1.9	3.3%
Total	$52.4	100.0%	$64.0	100.0%	$59.6	100.0%	$55.9	100.0%
The following table presents our account value by benefit type in our variable annuity portfolio:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Variable annuity account value by benefit
GMWB	$40.2	76.7%	$48.4	75.6%	$45.0	75.5%	$42.5	76.0%
GMDB only	9.5	18.1%	12.2	19.0%	11.4	19.1%	10.5	18.8%
GMIB	1.9	3.6%	2.4	3.8%	2.3	3.9%	2.2	3.9%
No guarantee	0.8	1.6%	1.0	1.6%	0.9	1.5%	0.7	1.3%
Total	$52.4	100.0%	$64.0	100.0%	$59.6	100.0%	$55.9	100.0%
The vast majority of our in-force variable annuity portfolio is designed with embedded risk mitigation features as follows:
•
VIX-indexed fee: This feature increases the rider fee when market volatility rises, helping offset higher costs of hedging during periods of high equity volatility as well as providing value to the customer through lower fees during periods of lower equity volatility in the market. This feature is present in 90% of our total in-force GMWB variable annuity business as of June 30, 2022 and 100% of new GMWB variable annuity sales in the six months ended June 30, 2022. The feature is unique to our product lines.

•
Required fixed account allocation: This feature requires 10 – 20% of account value to be invested in an account that credits a fixed interest rate and provides no equity exposure. This feature is present in 90% of our in-force GMWB business as of June 30, 2022 and approximately 100% of new GMWB variable annuity sales with living benefits in the six months ended June 30, 2022. The feature was introduced by our company in 2010.

•
Volatility controlled funds: These funds, which are offered or in some cases are required in conjunction with certain living benefits, seek to maintain consistent and capped volatility exposure for the underlying funds in the variable annuity by managing exposures to volatility targets and/or caps instead of a more traditional fixed equity allocation. These funds also limit equity allocation and provide equity market tail protection through put options purchased within the funds. The funds account for 67% of our in-force GMWB living benefit AUMA as of June 30, 2022 and 21% of new GMWB variable annuity sales in the six months ended June 30, 2022. Currently, we sell two main living benefit riders, one that requires election of volatility control funds with more generous payout features and one that does not require the use of volatility control funds and offers less generous payout features. The latter product is more popular, resulting in a lower percentage of new sales that use volatility control funds. We believe both riders are appropriately priced and have significant risk mitigating features.

•
Withdrawal rate reduction at claim: This feature lowers the guaranteed income amount after the account value is depleted, consequently lowering our claim payments. This feature is present in 72% of our in-force GMWB business as of June 30, 2022 and 81% of new GMWB variable annuity sales for the six months ended June 30, 2022.

The amount of consumer value embedded in a variable annuity guarantee is determined by the design of the guarantee and the benefit base, as specified in the contract. Net amount risk represents our exposure to a potential loss through the variable annuity guarantee.
The following table presents our variable annuity net amount at risk (“NAR”) and rider reserve by benefit type:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	NAR	Reserve	NAR	Reserve	NAR	Reserve	NAR	Reserve
	($ millions)
Variable annuity NAR and rider reserves(1)(2)
GMWB	$242	$1,260	$471	$2,484	$1,082	$3,619	$300	$2,581
GMDB	3,630	419	726	398	788	369	872	359
GMIB	56	12	54	12	83	12	78	12
(1)	The NAR for each GMDB and GMWB is calculated irrespective of the existence of other features. As a result, the NAR for each of GMDB and GMWB is not additive to that of other features.
(2)
The NAR for GMDB represents the amount of benefits in excess of account value if death claims were filed on all contracts on the balance sheet date. The NAR for GMWB represents the present value of minimum guaranteed withdrawal payments, in accordance with contract terms, in excess of account value, assuming no lapses.

The following table presents our variable annuity reserves by surrender charge:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Total reserves by surrender charge
No surrender charge	$28.1	50.9%	$34.0	50.0%	$29.6	45.7%	$23.7	39.5%
Greater than 0% – 2%	8.2	14.9%	10.9	16.0%	10.5	16.3%	9.2	15.3%
Greater than 2% – 4%	6.1	11.0%	9.9	14.5%	12.0	18.5%	12.3	20.5%
Greater than 4%	12.8	23.2%	13.3	19.5%	12.6	19.5%	14.8	24.7%
Non-surrenderable	—	—	—	—	—	—	—	—
Total	$55.2	100.0%	$68.1	100.0%	$64.7	100.0%	$60.0	100.0%
The variable annuity market has developed significantly over the past decade as many carriers altered product designs to better balance consumer and stockholder value after experiencing reduced profitability through the 2008 financial crisis and subsequent market downturns. In doing so, many carriers have reduced the benefits offered in their GMxBs through subsequent product rollouts. Our exposure to legacy variable annuities with living benefits written before 2009 accounts for 5% of our overall portfolio, as of June 30, 2022. As a result of our prudent product design, from January 1, 2013 through December 31, 2021 our variable annuity portfolio has recorded net cumulative pre-tax income actuarial adjustments of $168 million and earned a return on assets of 1.32%.

The following chart presents the distribution of our variable annuity account value across sale vintages and GMWB status as of June 30, 2022.

GMWB (pre 2009)
5%
Non-GMWB
23%
GMWB (2009
and onwards)
72%

Hedging
In addition to prudent product design and in-force management, we seek to reduce the risk associated with our Individual Retirement products through a dynamic hedging program. Our hedge program utilizes market instruments, including swaps, futures and options to offset changes in our internal view of the exposure of our variable annuity living benefits as well as the index credits on fixed index annuities. For example, for variable annuity living benefits, the hedge targets are calculated as the difference between the present value of future expected benefit payments for the living benefit and the present value of future living benefit rider fees, with present values determined over numerous equally weighted stochastic scenarios. This stochastic projection method uses best estimate assumptions for policyholder behavior including mortality, lapses, withdrawals and benefit utilization in conjunction with market scenarios calibrated to observable equity and interest rate option prices. We measure our exposure at least daily and seek to keep our net exposure, defined as hedge assets and associated contract liabilities, within defined limits. The hedging program is designed to provide additional protection against large and combined movements in levels of interest rates, equity prices, credit spreads and market volatility under multiple scenarios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Impacting Our Results—Impact of Variable Annuity GMWB Riders and Hedging.”
The market value of the hedge portfolio compared to the economic hedge target at any point in time may be different and is not expected to be fully offsetting. The primary sources of difference between the change in the fair value of the hedging portfolio and the economic hedge target include: basis risk due to the variance between expected and actual fund return; differences in realized volatility and implied volatility; actual versus expected changes in the hedge target driven by assumptions not subject to hedging, particularly policyholder behavior; and risk exposures that we have elected not to explicitly or fully hedge. The impact to earnings as a result of these differences has been minimal as illustrated by the following table.
The following table presents the net increase (decrease) to combined pre-tax income (loss) from changes in the fair value of the GMWB embedded derivatives and related hedges, excluding related DAC amortization, for the Individual Retirement and Group Retirement segments:
	For the twelve months ended June 30, 2022	For the years ended December 31,
		2021	2020	2019
	($ millions)
Hedging result summary
Net increase (decrease) on pre-tax income (loss)	$1,076	$150	$203	$(139)
We also seek to leverage the scale of our business and our hedging programs across our lines of business. For example, we seek to take advantage of offsetting positions that we may have within our variable annuity, fixed index annuity, and indexed universal life businesses. By offsetting these positions, we are able to both reduce our risk and our trading costs. In 2021, this resulted in an estimated 35% reduction in equity hedging and approximately $10 million to $15 million of hedging cost savings.
Supplemental Information on Our In-Force Variable Annuity Business
As Corebridge primarily derives its cash flows from dividends from its operating insurance company subsidiaries, statutory earnings are a key factor in managing the liquidity and capital resources at the holding company level. For additional discussion of holding company liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
This section presents a sensitivity analysis (the “Sensitivity Analysis”) of the estimated cash flows and distributable earnings associated with our in-force variable annuity business (primarily in our Individual Retirement and Group Retirement segments) as of June 30, 2021 (the end of the period covered by the work of Oliver Wyman (as defined below)) across four capital markets scenarios described below (the “VA Distributable Earnings Projections”). We have engaged Oliver Wyman Actuarial Consulting, Inc. (“Oliver Wyman”), a third-party actuarial firm, to assist in the development of the Sensitivity Analysis under the scenarios presented in this section. The scope of Oliver Wyman’s work was consistent with and designed to meet the guidelines promulgated by the American Academy of Actuaries for actuarial opinions. In this role, Oliver Wyman relied on underlying data and models provided by us, relied on our assumptions and relied on our variable annuity hedging program for use in its calculations, as described elsewhere in this prospectus. Based solely on the foregoing, Oliver Wyman developed a cash flow and distributable earnings projection model that was used to produce the Sensitivity Analysis and confirmed that the VA Distributable Earnings Projections reflect the methodologies used to calculate our statutory balance sheet. Oliver Wyman concluded that the Sensitivity Analysis and VA Distributable Earnings Projections have been prepared in accordance with generally accepted actuarial principles based on data, information and assumptions provided by us. Oliver Wyman’s scope of work did not include an audit or assessment of such data, information or assumptions.
Assumptions	Base Case Scenario	Upside Scenario	Downside Scenario	Extreme Downside Scenario
Equity total return (annualized)	8%	10%	(25)% shock in July 2021, 8% recovery	(40)% shock in July 2021, 8% recovery
Interest rates (based on June 30, 2021 U.S. Treasury Par curve, i.e., forward curve)	Forward curve illustrative 10-year U.S. Treasury rates: June 30, 2021: 1.45% June 30, 2026: 2.22%	Rates immediately increase 100 bps	Rates immediately decrease 100 bps	Rates immediately decrease 100 bps
Average separate account returns net of asset management fees after shock (annualized)(1)	5.7%	7.1%	5.6%	5.5%
(1)
In the Downside and Extreme Downside scenarios, after the initial equity shock, the impact of which is excluded from the average separate account returns net of asset management fees shown, the equity total return reverts to the 8% Base Case assumption.

In addition to the capital markets assumptions described above, the projections also reflect assumptions pertaining to (i) actuarial and policyholder behavior experience, which are aligned to our assumptions as of December 31, 2021, (ii) the Reorganization, which is assumed to have occurred at December 31, 2021, (iii) financing and recapitalization initiatives anticipated to be completed prior to the offering to which this prospectus relates, as described in “Recapitalization” and (iv) our variable annuity hedging program, designed to manage market risk from GMWB, including exposures to changes in interest rates, equity prices, credit spreads and volatility.
The table below illustrates the VA Distributable Earnings Projections under these four scenarios for a period of five years beginning July 1, 2021 and ending June 30, 2026. For the purpose of this analysis, the VA Distributable Earnings Projections represent the sum of (i) the statutory earnings of the in-force variable annuity business under these scenarios, (ii) hedge gains/losses and (iii) the net capital release or injection required to maintain a 400% RBC ratio for the projected in-force variable annuity business on a standalone basis.
Estimated July 1, 2021 to June 30, 2026	Base Case Scenario	Upside Scenario	Downside Scenario	Extreme Downside Scenario
(in billions)
VA Distributable Earnings Projections(a)	$6.6	$6.7	$4.7	$3.5
(a)	Modeled RBC reflects the variable annuity business on a standalone basis and does not reflect potential diversification benefits with other lines of business.
The table below illustrates the estimated present value of the in-force variable annuity business under each of the four scenarios. The table represents the (i) estimated present value of the in-force variable annuity cash flows at a 4% discount rate, which includes the anticipated revenues net of assumed expenses and hedging costs, without reflecting the effect of capital and reserving or the investment income on the assets backing reserve and capital and (ii) total amount of assets that we held for our in-force variable annuity business reserves at June 30, 2021 plus modeled assets supporting a 400% RBC ratio for the projected in-force variable annuity business on a standalone basis.
Estimated as of June 30, 2021	Base Case Scenario	Upside Scenario	Downside Scenario	Extreme Downside Scenario
(in billions)
Present value of pre-tax cash flows(a)	$(20.9)	$(20.6)	$(21.3)	$(22.5)
Variable annuity assets	$36.0	$36.0	$36.0	$36.0
Total (including variable annuity assets)(a)	$15.1	$15.5	$14.7	$13.5
(a)	Modeled RBC reflects the variable annuity business on a standalone basis and does not reflect potential diversification benefits with other lines of business.
The foregoing analyses illustrate the stability of our in-force variable annuity business across a range of capital markets scenarios, including under extreme adverse shocks to equity returns and interest rates. Under all four capital market scenarios presented in this section, variable annuity assets cover the present value of pre-tax cash flows by a sizable margin, with stable outcomes across the scenarios. The stability of these results is driven by (i) a sizable portion of the cash flows being general account liability, which includes death benefits, which drive the negative pre-tax cash flows and (ii) the living benefit guarantees being hedged, thereby mitigating market impacts.
The sensitivities and scenarios discussed in this section are estimates and are not intended to predict the future financial performance of our variable annuity business or to represent an opinion of fair value. These sensitivities and scenarios were selected for illustrative purposes only, and they do not purport to encompass all of the many factors that may bear upon a fair value and are based on a series of assumptions as to the future. It should be recognized that actual future results will differ from those shown, on account of changes in the operating and economic environments and natural variations in experience. The results shown are presented as of June 30, 2021 and have not been updated to reflect our assets, changes in interest rates, equity market movements or certain other assumptions as of December 31, 2021 or any other more current date. Between June 30, 2021 and June 30, 2022, the 10-year U.S. Treasury rate increased from 1.45% to 2.98%, and equity markets were volatile. Account values decreased from $131.9 billion to $110.3 billion over the same period. There can be no assurance that future experience will be in line with the assumptions made.
The results of the analysis are derived from our projection model, which cannot entirely encompass the complexity of the evolution of financial markets and of our asset and liability portfolios. Our projection model is based on assumptions that we believe are reasonable based on our historical experience. However, there is no guarantee that future experience will be consistent with these assumptions, and therefore, actual results could materially deviate from the results shown above. See “Risk Factors—Risks Relating to Business and Operations—Our business strategy may not be effective in accomplishing our objectives, including as a result of events that can cause our fundamental business model to change and assumptions that may prove not to be accurate.”
We provide below a non-comprehensive list of key assumptions from which any deviation could significantly impact the actual cash-flow generation of our in-force variable annuity business:
•
Economic scenarios. Our economic scenarios are hypothetical projections of future equity and interest rates. Actual market conditions can be significantly more complex than our scenarios, which will cause our actual results to deviate from our estimated results, even if the annual performance of equity and interest rates is similar to that assumed in our economic scenarios.

•
Separate account basis risk. The assets that are held in the separate account are mapped to different equity or fixed income indices in order to model the expected future returns. The actual fund return for these funds will differ from the mapped estimates used in our modeling.

•
Actuarial assumptions. Actuarial assumptions are based on our historical experience and future expectations, and actual future experience will deviate from these assumptions. Actuarial assumptions may also change over time as additional experience is observed. For example, key assumptions include policyholder behavior assumptions with certain dynamic components, i.e., variables which may change as a result of financial market conditions, to capture the general trend of our policyholders’ reaction to market conditions. The actual reaction of policyholders to market conditions may deviate from our assumptions, and these assumptions may also be refined over time.

•
Hedging. To represent our core hedging program within the projections, we project a hedge asset portfolio, mainly comprised of derivatives, according to targets defined in our strategy. The estimate of our hedging targets is based on models containing a number of simplifications which could cause the projection of targets to differ from the actual evolution of these targets over time. Additionally, we may not be able to effectively implement our intended hedging strategy due to a variety of factors, including unavailability of desired instruments, excessive transaction costs, or deviations in market prices for hedge assets from our modeled assumptions. See “—Our Segments—Individual Retirement—Risk Management—Hedging.”

•
Regulatory changes. The projections exclude any potential future regulatory changes, such as updates to the NAIC model regulations, including (i) update or replacement of the Economic Scenario Generator (as defined in the NAIC model regulations) used to calculate statutory reserves and (ii) changes to RBC ratio requirements.

The policyholder behavior assumptions embedded in our cash flow sensitivities represent our best estimate of policyholder behavior for our in-force business as of December 31, 2021. The sensitivities incorporate the dynamic nature of various policyholder behavior assumptions, including lapses, partial lapses and voluntary guaranteed benefit option utilization levels. These assumptions are dynamic and vary depending on the net amount of risk of the contract and our expectation of how a customer will utilize their embedded options across the various scenarios. A change in our cash flows will result to the extent emerging experience deviates from these policyholder option-use assumptions. See “Risk Factors—Risks Relating to Insurance Risk and Related Exposures—The amount and timing of insurance liability claims are difficult to predict and may exceed the related reserves for future policy benefits, or the liabilities associated with certain guaranteed benefits and indexed features accounted for as embedded derivatives at fair value.”
The information appearing in this section, “Supplemental Information on Our In-Force Variable Annuity Business,” is considered prospective financial information. This prospective financial information has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information, including, but not limited to, the Company’s Sensitivity Analysis and VA Distributable Earnings Projections, and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

GROUP RETIREMENT
Overview
Our Group Retirement business is a leading provider of retirement plans and services to employees of tax-exempt and public sector organizations as they plan, save for and achieve secure financial futures. We provide products and services through our fully integrated product manufacturing and distribution model to employees in employer defined contribution plans (“in-plan”), as well as individuals outside of traditional employer sponsored pension plans (“out-of-plan”). Our in-plan products include an open architecture recordkeeping platform and group annuities supported by plan administrative and compliance services. We offer financial planning advice to employees participating in retirement plans through our career financial advisors. In addition to engaging with participants in-plan, as permitted by employer guidelines, we seek to manage employees’ other assets and retain rollover assets when employees separate from the plan service. Our out-of-plan offering includes proprietary and non-proprietary annuities, financial planning, and brokerage and advisory services, and continues to be a key contributing factor to our fee-based revenue.
Our target markets include K-12 schools, higher education institutions, healthcare providers, government employers and other tax-exempt institutions, where we serve over 22,000 plan sponsors across all 50 states in the 403(b), 457(b), 401(a) and 401(k) markets as of June 30, 2022. We were ranked third in K-12 schools, fourth in higher education institutions and fifth in healthcare institutions by total assets as of December 31, 2021. According to Cerulli Associates, the size of the not-for-profit defined contribution retirement plan market, excluding the Federal Thrift Savings Plan, was $1.9 trillion in 2020. These plans allow us to work with approximately 1.7 million individuals and make up $75.5 billion of AUMA as of June 30, 2022. We offer customized versions of our in-plan annuities and certain of our Individual Retirement annuity products to our customers for their out-of-plan assets, primarily through the large individual retirement account (“IRA”) market. As of June 30, 2022, we had $39.6 billion of out-of-plan AUMA and served over 300,000 out-of-plan individuals, approximately 100,000 of whom also retain assets in one of our Group Retirement plans.
Through our broad product and service offering, we create relationships with both plan sponsors (employers) and participants (employees). Our retirement plan solutions are brought to employers by our business development team who, often in coordination with third-party plan consultants, work with employers to create a tailored plan configured to meet the needs of their employees. Our affiliated platform, VALIC Financial Advisors, which includes approximately 1,300 career financial advisors, as of June 30, 2022, directly engages with individual employees to prepare them for retirement by providing plan enrollment assistance, advice and comprehensive financial planning, with a focus on holistic financial wellness. Our advisors, supplemented by digital self-service tools, enable us to reach the full range of employees, making retirement planning accessible to all. As a result of these capabilities, we have been recognized by a number of industry surveys as a leader in plan sponsor and participant experience. In a 2022 client satisfaction analysis conducted by Chatham Partners, we were rated above the industry benchmark in overall customer experience, plan sponsor services and participant services. Our plan participant website was ranked in the top three best-in-class websites according to a report released by DALBAR in the fourth quarter of 2021. In 2021, Cogent Syndicated recognized us as the leader in participant satisfaction across enrollment process, mobile and tablet capabilities and account statements and podcasts, as well as a top three preferred IRA rollover destination among plan participants likely to retire in two years.
Differentiated career advisor network and long-term customer relationships: Our career financial advisors allow us to develop strong, long-term relationships with our clients by engaging with them early in their careers and providing customized solutions and support through the entire savings and retirement life cycle. For the twelve months ended June 30, 2022, with the support of our career financial advisors, we engaged nearly 50% of in-plan participants and provided more than 95,000 financial plans for in-plan participants and out-of-plan individuals. The strength of our customer relationships is evidenced by our large customer base and strong persistency rates. In our in-plan business, approximately 27% of our individual clients have been a customer of the Group Retirement business for more than 20 years, and the average length of our relationships with plan sponsors is nearly 29 years. In our out-of-plan business, approximately 43% of our individual customers have been customers of our Group Retirement business for more than 20 years.
Diversified asset base: The strong relationships and retention rates we have developed with our clients have translated into growth in our AUMA across our Group Retirement business, supported by stable in-plan spread-based assets and growing in-plan fee-based and out-of-plan assets. Our out-of-plan assets continue to generate growth for the portfolio and are increasingly becoming a larger portion of our AUMA and a source of fee-based revenue. We proactively manage our in-force product portfolio to improve profitability and returns. The majority of our outflows represents individuals accessing their retirement funds to meet financial needs rather than plan surrenders and is concentrated in our longest standing retirement plans, many of which offer GMIRs established decades ago. As a result, we have seen a favorable shift to lower GMIR products in our general account portfolio in our Group Retirement business.
Niche full-service provider of Group Retirement products and services: In our target markets, we serve employers’ defined contribution plan needs and deliver education and advisory services to in-plan individuals and offer proprietary and non-proprietary annuities and brokerage services to out-of-plan individuals.
The following table presents Group Retirement AUMA by asset type:
	As of June 30, 2022	As of December 31
		2021	2020	2019
	$	$	$	$
	($ billions)
AUMA by asset type
In-plan spread based	$28.0	$32.5	$33.4	$31.4
In-plan fee based	47.5	60.3	53.9	48.1
Total in-plan AUMA(1)	$75.5	$92.8	$87.3	$79.5
Out-of-plan proprietary fixed annuity and fixed index annuities	8.5	9.6	9.3	8.4
Out-of-plan proprietary variable annuities	19.1	23.6	22.9	21.1
Total out-of-plan proprietary annuities(2)	27.6	33.2	32.2	29.5
Advisory and brokerage	12.0	13.8	10.6	9.2
Total out-of-plan AUMA	$39.6	$47.0	$42.8	$38.7
Total AUMA	$115.1	$139.8	$130.1	$118.2
(1)
Includes $12.6 billion AUMA as of June 30, 2022, and $15.1 billion, $14.3 billion and $13.5 billion of AUMA as of December 31, 2021, 2020 and 2019, respectively, that is associated with our in-plan investment advisory service that we offer to participants at an additional fee.

(2)
Includes $4.1 billion of AUMA as of June 30, 2022, and $4.9 billion, $4.3 billion and $3.8 billion of AUMA as of December 31, 2021, 2020 and 2019, respectively, in our proprietary advisory variable annuity. Together with our out-of-plan advisory and brokerage assets shown in the table above, we had a total of $16.1 billion as of June 30, 2022, $18.7 billion, $15.0 billion and $13.0 billion of out-of-plan advisory assets as of December 31, 2021, 2020 and 2019, respectively.

The following table presents our general account reserves by GMIR:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
General account reserves by GMIR
No GMIR	$4.7	10.6%	$5.0	11.2%	$5.0	11.2%	$4.3	10.1%
<2.0%	12.3	27.8%	12.1	27.1%	11.2	25.3%	10.3	24.1%
2.00 – 2.99%	5.0	11.2%	5.1	11.3%	5.4	12.2%	5.4	12.7%
3.00 – 4.49%	15.1	34.3%	15.3	34.4%	15.5	35.0%	15.4	36.2%
4.50%+	7.1	16.1%	7.1	16.0%	7.2	16.3%	7.2	16.9%
Total	$44.2	100.0%	$44.6	100.0%	$44.3	100.0%	$42.6	100.0%
Diversified sources of earnings: Our revenue is generated by a combination of spread and fee income. While the revenue mix remains balanced, we have increased our exposure to fee revenue over the last several years. A key contributing factor to our expanding fee revenue has been the growth of our out-of-plan offerings, which are well-positioned to capitalize on the growing consumer demand for advisory services and the strong growth in the IRA market. These products supplement our in-plan offerings and provide strong risk-adjusted returns and attractive cash flow generation.
Positioned to capture market growth: The Group Retirement business is positioned to benefit from expected growth in the U.S. retirement market caused by demographic shifts and need for advice. From 1989 to 2019, median retirement account assets among retirees defined as individuals age 65 to 74 increased over 450%, according to data from the Federal Reserve. As the burden of retirement saving has shifted from employers to individuals, we expect to benefit from our participation in the IRA market, which is expected to grow faster than other retirement asset segments over the next five years.
We have a long history of innovation in the group retirement space. For example, our business issued the first 403(b) annuity contract in a K-12 school system over 50 years ago to a client that continues to be one of our largest in the Group Retirement business. In 1998, we launched an open architecture recordkeeping platform allowing plan participants to allocate money to a variety of mutual fund options or a fixed interest account, and in 2003, our career financial advisors became the first to offer an in-plan investment advisory service to participants in reliance on the DOL's SunAmerica Advisory Opinion. We also announced a partnership with J.P. Morgan Asset Management in 2021 and are in active discussion with other partners to offer in-plan guaranteed lifetime income solutions as an option in retirement plans, including as an investment option for plans we do not administer. We are a leader in the market and were the third-ranked provider of K-12 plans and fourth-ranked provider of higher education plans as of December 31, 2021.
Products and Services
Our Group Retirement offerings are segmented into in-plan and out-of-plan products and services.
In-plan products and services — We offer a variety of options for employer defined contribution plans, including products, plan administrative and compliance services, retirement education, financial planning and advisory solutions.
•
In-plan recordkeeping: We offer an open architecture recordkeeping platform that allows plan participants to allocate money to a variety of mutual fund options or a fixed interest account. We provide access to more than 12,000 investments on this platform from over 160 fund families/asset managers as of June 30, 2022. A fixed investment only option can also be provided on this platform for plans where we are not the recordkeeper. We receive fee income for our provision of recordkeeping services and generate spread income on the fixed interest account.

•
In-plan annuity: We offer a flexible group variable and fixed annuity that allows plan sponsors to select from a variety of fee structures, liquidity provisions and fund options. Several variations of our in-plan annuity are available based on plan characteristics, market, size and preferences. Customers receive additional protection from a modest guaranteed minimum death benefit and minimum guaranteed credited rates on the fixed account option. We receive fee income on the variable assets and generate spread income on the fixed annuity assets.

•
Investment advisory: Through our career financial advisors and with approval from the plan sponsor, we offer an in-plan investment advisory service to participants at an additional fee. As of June 30, 2022, we had $12.6 billion in AUMA.

•
In-plan income solutions: We announced a partnership with J.P. Morgan Asset Management in 2021 and are in active discussion with other partners to offer in-plan guaranteed lifetime income solutions as an option in retirement plans, including as an investment option for plans we do not administer.

Out-of-plan products and services — Through our career financial advisors, we offer a variety of annuity, advisory and brokerage products to help clients meet their retirement savings goals outside of traditional employer sponsored pension plans. Our solutions reach clients primarily through their IRAs, which represent the fastest growing segment of the U.S. retirement asset landscape.

•
Annuities — We offer a suite of proprietary annuities for accumulation and guaranteed lifetime income. In addition, we offer a non-proprietary annuity as needed to ensure we have a broad range of solutions available to our clients. Several of the proprietary annuities and living benefits are customized versions of products offered by Individual Retirement business. Our proprietary annuities include:

•	Fixed annuities: We offer a fixed annuity with a multi-year guaranteed fixed rate and another version with a guaranteed lifetime income benefit;
•	Fixed index annuities: We offer a fixed index annuity providing accumulation and guaranteed lifetime income with a variety of index crediting strategies and multiple indexes; and
•	Variable annuities: We offer a variable annuity for asset accumulation in both a brokerage and investment advisory account, including a version with an optional guaranteed lifetime income rider.
•	Advisory and brokerage products:
•	Our investment advisory solution offers fiduciary, fee-based investments with a variety of asset managers and strategists; and
•	Our full-service brokerage offering supports non-proprietary variable annuities, securities brokerage accounts, mutual funds and 529 plans.
Our out-of-plan advisory and brokerage AUMA totaled $12.0 billion as of June 30, 2022. In addition, $4.1 billion of our out-of-plan proprietary annuities AUMA are advisory-focused as of June 30, 2022.
The following table presents our Group Retirements sales by product, including client deposits into our advisory and brokerage products.
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
In-plan(1)(2)
Periodic	$3,808	38.8%	$3,758	36.6%	$3,676	41.4%	$3,626	38.0%
Non-periodic	1,752	17.8%	2,153	21.0%	1,736	19.6%	1,913	20.0%
Total in-plan	5,560	56.6%	5,911	57.6%	5,412	61.0%	5,539	58.0%
Out-of-plan
Out-of-plan proprietary annuities	1,792	18.2%	1,855	18.1%	2,084	23.5%	2,807	29.5%
Advisory and brokerage	2,474	25.2%	2,502	24.3%	1,376	15.5%	1,197	12.5%
Total out-of-plan	4,266	43.4%	4,357	42.4%	3,460	39.0%	4,004	42.0%
Total	$9,826	100.0%	$10,268	100.0%	$8,872	100.0%	$9,543	100.0%
(1)	In-plan premium and deposits include sales of variable and fixed annuities, as well as mutual funds for 403(b), 401(a), 457(b) and 401(k) plans.
(2)
Includes $3.2 billion for the twelve months ended June 30, 2022 and $3.1 billion, $3.0 billion and $2.9 billion of inflows related to in-plan mutual funds for years ended December 31, 2021, 2020 and 2019, respectively.

For the twelve months ended June 30, 2022, 39% of our new sales were attributable to in-plan periodic deposits, which represent employee contributions via payroll deduction, matching employer contributions and other deposits of a recurring nature. Periodic deposits provide stability to our overall sales volumes, and we believe they are less sensitive to economic and competitive conditions than sales of out-of-plan annuities and other products.
We receive fee-based income for providing plan administration on our open architecture recordkeeping platform, from our variable annuity separate account and from investment advisory services, and spread-based income from fixed annuity and fixed index annuity assets. Fee-based income is primarily based on the assets under administration and spread-based income is based on the difference between crediting rates and yields earned on assets we invest in our general account. The following table presents Group Retirement spread and fee income.
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Spread and fee income
Net base spread income	$722	37.3%	$767	35.9%	$799	44.3%	$857	47.0%
Variable investment income, excluding affordable housing	333	17.2%	424	19.9%	215	11.9%	204	11.2%
Affordable housing	36	1.9%	84	3.9%	74	4.1%	72	4.0%
Total Spread income	1,091	56.4%	1,275	59.7%	1,088	60.3%	1,133	62.2%
Fee Income	842	43.6%	859	40.3%	715	39.7%	690	37.8%
Total	$1,933	100.0%	$2,134	100.0%	$1,803	100.0%	$1,823	100.0%
The following table presents Group Retirement reserves by product.
	As of June 30,		As of December 31,
	2022		2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Reserves by product(1)(2)(3)
Variable annuity without GLB	$57.1	72.2%	$67.1	74.8%	$63.5	74.1%	$59.4	74.0%
Variable annuity with GLB	2.2	2.8%	2.8	3.1%	2.9	3.4%	2.9	3.5%
Fixed annuity	15.6	19.7%	15.4	17.2%	15.1	17.7%	14.6	18.2%
Fixed index annuity	4.2	5.3%	4.4	4.9%	4.1	4.8%	3.5	4.3%
Total	$79.1	100.0%	89.7	100.0%	$85.6	100.0%	$80.4	100.0%
(1)	In-plan reserves by product include reserves of variable and fixed annuities for 403(b), 401(a), 457(b) and 401(k) plans.
(2)	Includes in-plan reserves of $51.9 billion as of June 30, 2022 and $59.4 billion, $56.6 billion and $53.3 billion as of December 31, 2021, 2020 and 2019, respectively.
(3)
Includes $18.9 billion as of June 30, 2022 and $21.9 billion, $20.8 billion and $19.5 billion of out-of-plan variable annuities as of December 31, 2021, 2020 and 2019, respectively. Includes $8.4 billion as of June 30, 2022 and $8.5 billion, $8.2 billion and $7.6 billion of out-of-plan fixed and fixed index annuities as of December 31, 2021, 2020 and 2019.

Distribution
Since we started our first K-12 retirement plan relationship in 1964, Group Retirement has built a large, well-diversified business with many long-tenured partnerships. Group Retirement is supported by an institutional business development team that engages the plan consultant community and maintains relationships with existing plan sponsors. The team is structured to engage effectively across our different employer markets to acquire, retain and meet the different needs of exclusive and multi-vendor relationships.
We offer plan sponsors actionable insights through SponsorFIT (“SponsorFIT”), our intuitive plan sponsor portal, helping plan sponsors use data to make well-informed decisions. With real-time data on participant engagement, advisor activity, and investment selection, plan sponsors can spot trends and adjust for improved retirement outcomes. Our relationship management team works closely with plan sponsors to leverage plan data and other key metrics from SponsorFIT to build comprehensive business plans aimed at improving their overall plan health.
As of June 30, 2022, we employed approximately 1,300 career financial advisors, averaging nearly 10 years of tenure with our company. These advisors are able to engage plan participants early in their careers and serve them throughout their entire savings and retirement journey. To meet plan sponsor preferences and client needs, we have a range of financial professionals, including salaried retirement plan consultants, financial advisors and phone-based financial professionals to provide the right level of support. These professionals provide a wide range of services, including enrollment support, details on plan design, financial plans and individual financial wellness programs.
Our clients have access to self-service tools and education on our participant digital service platform specific to our Group Retirement business. In addition, we offer an interactive financial planning tool, Retirement Pathfinder, as a do-it-yourself option or to build with an advisor. Retirement Pathfinder considers the individual’s entire financial picture and enables real-time decision-making relative to savings levels, investment allocation, retirement date, and personal goals, putting our clients in control of their financial futures. Our advisors seek to meet our clients early on in their careers and advocate for good financial planning habits, drive increased contributions and asset levels and provide support into and through retirement. As of June 30, 2022, approximately 1.7 million of our in-plan participants did not have an out-of-plan product, resulting in a significant pipeline of potential clients for deeper engagement with our career financial advisors. Over time, we support our clients entering the spending phase of their financial journey by reviewing solutions such as remaining in-plan or other out-of-plan options, with approximately 23% of rollovers out of their retirement plans being retained by our advisors in an out-of-plan IRA in the six months ended June 30, 2022.
Group Retirement has been actively investing in technology and contemporary digital solutions to improve the client experience and optimize our platform. These investments have led to broad-based improvements, efficiencies and increases in client satisfaction.
Markets
We see significant growth opportunities in two of the fastest growing segments of the U.S. retirement market. Our core in-plan business targets tax exempt and public sector institutions spanning K-12 schools, higher education institutions, healthcare providers, government employers and other tax-exempt institutions. Our out-of-plan business targets IRAs, which, according to Cerulli Associates, is expected to be the largest and fastest-growing segment of U.S. retirement assets. The end consumers in our core in-plan business are primarily mass market and mass affluent, with smaller average account sizes and are younger than our Individual Retirement clients.
Competition
Our Group Retirement segment sells annuities and other advisory services and competes for plan sponsor and out-of-plan clients. In the plan sponsor market, Group Retirement competes to provide retirement plan products, primarily to serve tax exempt and public sector employers, with other insurance companies and asset managers. We have a history of providing competitive products with a high-touch service model to employers; however, pressure on fees and need for high tech solutions can impact new business sales and ability to grow profitably. In the out-of-plan market, Group Retirement competes with other broker-dealers and investment advisors in serving individuals’ holistic retirement planning needs. We meet these needs through the financial planning process with a combination of proprietary and non-proprietary annuities, advisory services and mutual funds.
Strategy
Continue to grow our sophisticated advisory platform: We intend to continue to grow our high-margin, capital-efficient in-plan and out-of-plan advisory platform by providing comprehensive financial planning services through our approximately 1,300 career financial advisors as of June 30, 2022. We believe our career financial advisors will continue to play a meaningful role in growing the advisory platform by providing full-service investment and retirement planning advice to long-term clients and their families. By continuing to offer third-party mutual fund and annuity products, we expect to capture additional fee-based revenue while providing our clients attractive financial solutions outside of the scope of our own product suite.
Increase penetration in core markets and expand into new markets and solutions: We plan to continue to target certain sub-markets with a strong need for in-plan advice, attractive profitability and alignment to our business strengths, including tax-exempt and public sector employees in the K-12, higher education, healthcare provider, government employer and other tax-exempt institution markets. We intend to leverage our strong market positioning, platform capabilities and relationships with plans and plan consultants to continue to drive new plan relationships, secure exclusive vendor status and expand participation rates. In addition, we expect to continue to build new businesses and solutions to access adjacent market opportunities. For example, we announced the launch of SmartRetirement Plus with JP Morgan Asset Management as part of our 401(k) solutions in 2021. SmartRetirement Plus provides retirement plan sponsors the option to offer employees a fixed annuity with a lifetime income benefit that is issued by us, alongside JP Morgan Asset Management’s SmartRetirement Target Date Fund, inside of an employer’s 401(k), 457 or 403(b) plan. Target markets include large retirement plans that are not on our recordkeeping platform.
Build deeper, broader and longer-term client relationships: We expect to continue to develop meaningful, long-term relationships with clients earlier in their financial life cycle of accumulating retirement savings by leveraging our in-plan market share, broad suite of end-to-end capabilities and highly experienced in-house advisor network. Our goal is to build trust with our clients over time and tailor our engagement based on their ongoing needs. As our client’s financial needs mature, we will look for additional opportunities to serve our clients’ interests with a diverse range of financial products and services.
Invest in technology and digitization to enhance the client experience: We intend to continue to invest in technology and digitization to meet the rapidly changing consumer expectations for responsiveness and personalization. We have already made significant investments in digitizing our advisors’ end-to-end toolkits to provide differentiated interactive experiences, which we expect will help us win new business and drive participant enrollment and enhance financial wellness. In addition, we are actively developing tools for plan sponsors to drive plan utilization, educate on plan benefits, and enhance and monitor participant engagement.
Risk Management
Our Group Retirement risk management philosophy begins with the way we generate business, recognizing the opportunity for long-term, multi-product relationships with plan sponsors and individuals. Our in-plan solutions are open architecture or annuity-based record-keeping platforms that generate a combination of fee- and spread-based income and have minimal exposure to guaranteed features. Similarly, most of our out-of-plan business is in accumulation-oriented annuities, brokerage and advisory solutions. For the proprietary annuity with living benefits that we sell, we leverage the product, design, pricing, hedging and administrative capabilities of Individual Retirement. Our Group Retirement risk management approach is also designed to integrate and account for our VALIC Financial Advisors brokerage and advisory business.
Diversified business mix: The broad scope of our products and services, including recordkeeping, proprietary and non-proprietary annuities, mutual funds and advisory services provides a diverse source of fee and spread income and includes solutions with differing capital needs. We do not have any significant concentration of earnings, given the large number of plans and individual clients across multiple market segments and geographies.
Product design
•
Retirement plans: For recordkeeping, plans using our in-plan recordkeeping are designed and priced on a case-by-case basis to balance competitiveness, risk, capital needs and profitability. For annuity plans, we manage crediting rates, investment options and our cost structure to help achieve desired returns.

•
Proprietary annuities: Our proprietary annuities are primarily accumulation-oriented products. Products with guaranteed living benefits mirror the design and risk management framework, including hedging, followed by Individual Retirement.

•
Variable annuity: Our variable annuity GMDB exposure is primarily related to return of premium guarantees, including roll-up policies, 100% of which will revert to return of premium after the relevant individual reaches age 70.

The following table presents our account value by GMDB design in our variable annuity portfolio:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Variable annuity account value by GMDB design
Roll-up, will revert to return of premium	$32.9	56.0%	$40.5	58.6%	$39.4	60.0%	$37.9	61.4%
Roll-up, reverted to return of premium	15.3	26.0%	16.8	24.3%	14.9	22.7%	13.0	21.1%
Return of premium	10.2	17.3%	11.6	16.7%	11.1	16.8%	10.6	17.1%
Return of account value	0.3	0.5%	0.2	0.3%	0.2	0.4%	0.2	0.3%
Maximum anniversary value	0.1	0.2%	0.1	0.1%	0.1	0.1%	0.0	0.1%
Total	$58.8	100.0%	$69.2	100.0%	$65.7	100.0%	$61.7	100.0%
GMWB are embedded in 4% of our total variable annuity portfolio by account value. The following table presents our variable annuity account values by benefit type:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Variable annuity account values by benefit type(1)
GMDB only	$56.6	96.3%	$66.5	96.0%	$63.0	95.9%	$59.0	95.6%
GMDB and GMWB	2.2	3.7%	2.7	4.0%	2.7	4.1%	2.7	4.4%
Total	$58.8	100.0%	$69.2	100.0%	$65.7	100.0%	$61.7	100.0%
(1)	Excludes a block of assumed business with total account value of $129 million as of June 30, 2022 and $161 million as of December 31, 2021.
Variable annuity net amount at risk and reserves
The NAR for Group Retirement’s GMDB and GMWB are calculated in the same way as described for Individual Retirement and are calculated irrespective of the existence of other features and therefore are not additive.
The following table presents our variable annuity NAR and reserves by guarantee type:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	NAR	Reserve	NAR	Reserve	NAR	Reserve	NAR	Reserve
	($ millions)
Variable Annuity NAR and Reserves
GMDB	$399	$16	$161	$35	$180	$40	$205	$21
GMWB	12	9	24	64	61	169	27	111
The primary risk associated with the fixed investment option we offer, both in-plan and out-of-plan, relates to low fixed income returns leading to spread compression. For several years, we have been successful in introducing lower GMIR fixed options into many of our plans. In addition, consistent with Individual Retirement, we have reduced the GMIRs on our fixed annuities and fixed investment options over time, in line with market conditions and competitor actions. Disciplined rate setting has also helped to mitigate some of the pressure on spreads. Since December 31, 2019, the proportion of the portfolio with no GMIR or a GMIR of less than 2% has grown from 34% to 38%, due to the issuance of new business and run-off of older contracts with higher GMIRs.

Fixed annuities and fixed investment options offered in-plan are exposed to significantly less disintermediation risk in the event of rising interest rates due to plan and participant level restrictions on withdrawals. Group Retirement annuity deposits are typically subject to five-to-seven year surrender charge periods, which may also help mitigate increased early duration surrenders in a rising rate environment.
Our out-of-plan fixed index annuity product design and approach to hedging mirrors that of Individual Retirement, with Group Retirement sales beginning in 2015. The following table presents our fixed index account value by guarantee type:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%

Fixed index annuity account value by benefit
No GMWB	$2,341	55.8%	$2,249	54.8%	$2,003	53.0%	$1,668	51.2%
GMWB	1,858	44.2%	1,853	45.2%	1,775	47.0%	1,588	48.8%
Total	$4,199	100.0%	$4,102	100.0%	$3,778	100.0%	3,256	100.0%
Operational risk management: Retirement plan recordkeeping and administration, brokerage and advisory services are complex and highly regulated. As a result, our Group Retirement business faces a variety of operational risks, including people, process, technology and external events risk. We have a risk and control team to facilitate the identification and mitigation of operational risks along with a dedicated Enterprise Risk Management (“ERM”) team to provide review and challenge of management’s risk and control self-assessments, as well as oversight and monitoring of operational risk. Additionally, Group Retirement has a dedicated team of compliance professionals who bring a variety of regulatory expertise to bear as part of the overall operational risk management program.
LIFE INSURANCE
Overview
We develop and distribute life insurance products in the U.S. market (“Domestic Life”) with a growing presence in the life insurance market in the United Kingdom and the distribution of medical insurance in Ireland (“International Life”). We are a key player in the term life insurance, indexed universal life insurance and smaller face amount whole life insurance markets, ranking as a top 25 seller of term life insurance (“Term”), universal life insurance (“UL”) and whole life insurance (“Whole Life”) products as of March 31, 2022. We are also expanding our presence in transactional segments of the Whole Life market with new product offerings. Our well-balanced distribution platform enables us to have access to over 800 MGAs/BGAs and approximately 35,000 independent agents as of June 30, 2022 in a rapidly evolving market. As of June 30, 2022, we had approximately 4.4 million in-force policies, net of those ceded to Fortitude Re in our Domestic Life business. As of June 30, 2022, we had $24 billion of reserves, as well as $979 billion of in-force life insurance coverage in our Domestic Life business, and $614 million of reserves as well as $218 billion of in-force life insurance coverage and approximately 2.6 million policyholders in our International Life business.
Versatile and competitive product suite: We offer a competitive and flexible product suite that is designed to meet the needs of our specific customer segments and actively manage new product margins and in-force profitability. We actively participate in chosen product lines which we believe have better growth and margin prospects for our offerings, including Term and indexed universal life insurance (“IUL”), and have reduced our exposure to interest rate sensitive products, including guaranteed universal life insurance (“GUL”) and guaranteed variable universal life insurance (“VUL”), the latter of which we no longer offer. Our dynamic product offerings and design expertise are complemented by our (i) long-term commitment to the U.S. market; (ii) robust distribution capabilities, which enable us to expand our presence in key pockets of growth, such as SIWL and guaranteed issuance whole life (“GIWL”); and (iii) disciplined underwriting profile, consistently resulting in mortality at or below pricing, excluding COVID-19 impacts. We continue to execute our multi-year strategies to enhance returns, including building state-of-the-art digital platforms and underwriting innovations, which are expected to continue to bring process improvements and cost efficiencies.

Well-positioned to meet the growing demand for life insurance: We believe that there is a significant and growing demand in the market for certain types of life insurance and in turn, demand for our products. Consumers have a significant need for life insurance. Additionally, consumers use life insurance to provide living benefits in case of chronic, critical or terminal illnesses, and to supplement retirement income. Yet according to LIMRA, almost half (48%) of American adults in 2021 did not own any form of life insurance. Against this trend, almost one-third of Americans (31%) say they are more likely to purchase coverage because of the pandemic, according to LIMRA.
Diversified distribution network with significant direct-to-consumer platforms: We have strong third-party distribution relationships, providing us with access to over 800 MGAs/BGAs and approximately 35,000 independent agents as of June 30, 2022. Within our platform, we have a growing connection to direct-to-consumer distribution both through select partnerships, where the end distributor sells via a direct marketing model, and our wholly owned AIG Direct that represented 11% of our sales for the twelve months ended June 30, 2022. These distribution relationships provide us with access to a broad range of customers from the middle market to high net worth and present us with growth opportunities across our customer base.
The tables below provide a breakdown of our continuous payment premium equivalent (“CPPE”) sales and reserves by geography:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
CPPE(1) sales by geography
Domestic Life	247	55.5%	$252	55.6%	$267	58.6%	$323	64.3%
International Life	198	44.5%	201	44.4%	188	41.4%	179	35.7%
Total	$445	100.0%	$453	100.0%	$455	100.0%	$502	100.0%
(1)
Life insurance sales are shown on a CPPE basis. Life insurance sales include periodic premiums from new business expected to be collected over a one-year period and 10% of unscheduled and single premiums from new and existing policyholders. Sales of accident and health insurance represent annualized first-year premium from new policies.

	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Reserves by geography
Domestic Life	$24,457	97.6%	$26,141	97.7%	$25,968	98.0%	$24,760	98.4%
International Life	614	2.4%	628	2.3%	520	2.0%	401	1.6%
Total insurance reserves	$25,071	100.0%	$26,769	100.0%	$26,488	100.0%	$25,161	100.0%
Domestic Operations
Products
We are focused on providing financial security for our policyholders and their loved ones when they need it most. Our life insurance and protection products include Term, IUL and Whole Life. Our product suite was historically positioned towards higher net worth customers, but our more recent mix of products has expanded our presence in the middle market with the introduction of GIWL and SIWL products, more emphasis on selected distribution channels and de-emphasis of guaranteed universal life. Our Domestic Life business accounts for $27.3 billion of our general account value and $0.8 billion of our separate account value.

Our traditional life insurance (“Traditional Life”) products include Term and Whole Life. Our universal life insurance (“Universal Life”) products include IUL, GUL and VUL. The following table provides a breakdown of our Domestic Life insurance premium and deposits by product:
	For the twelve months ended June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Domestic Life premiums and deposits by product
Traditional Life	$1,745	41.1%	$1,737	41.0%	1,696	41.9%	$1,683	42.8%
Universal Life	1,615	38.0%	1,635	38.7%	1,649	40.7%	1,666	42.4%
Other(1)	61	1.4%	67	1.6%	76	1.9%	97	2.4%
Total U.S.	$3,421	80.5%	$3,439	81.3%	$3,421	84.5%	$3,446	87.6%
International	828	19.5%	789	18.7%	626	15.5%	486	12.4%
Total	$4,249	100.0%	$4,228	100.0%	$4,047	100.0%	$3,932	100.0%
(1)	Includes accident & health and group benefits
The following table provides a breakdown of our Domestic Life insurance reserves by product:
	As of June 30, 2022		As of December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ billions)
Domestic Life reserves by product
Universal Life	$14.0	57.2%	$15.8	60.5%	$15.8	60.8%	$14.6	58.9%
Traditional Life	10.0	40.8%	9.8	37.5%	9.7	37.3%	9.6	38.7%
Other(1)	0.5	2.0%	0.5	2.0%	0.5	1.9%	0.6	2.4%
Total	$24.5	100.0%	$26.1	100.0%	$26.0	100.0%	$24.8	100.0%
(1)	Includes accident & health and group benefits
Our product suite is competitive and flexible, and is designed to accommodate the current and future needs of specific customer segments. For example, our cash access features provide access to liquidity prior to death, while our enhanced and guaranteed cash value features enable the policy to flex to address future consumer needs. Our recent and current product offerings include:
Traditional Life
Term Life Insurance — Term provides death benefit coverage and level premiums for a specified number of years. A focus area for our business, we offer Term products with coverage durations and coverage tailored to serve our customers’ financial plans. We have a strong reputation as a top Term insurance provider, with key focus ages between 35 and 55 years old. The average face amount of our Term insurance products is approximately $700,000. We have a strong reputation as a top Term insurance provider, with key focus ages between 20 and 70 years old.
Whole Life Insurance — Whole Life provides permanent death benefit coverage and a tax-advantaged savings component that accumulates at a fixed rate. We offer a GIWL product focused on the senior final expense market at low face amounts. With more of the population reaching retirement age over the next several years, we see this as an area that we expect to meaningfully contribute to our growth. Our success and growth in the senior market has led to the development of an SIWL product for this market, which we launched in late 2021 on a digital platform to streamline the sales process and customer experience as well as scale volume more cost effectively. Our GIWL and

SIWL products have an average face amount of approximately $10,000 and $15,000, respectively. For both GIWL and SIWL products, we target customers between the ages of 50 and 80 years old.
GIWL is underwritten with a 100% acceptance rate regardless of an individual’s underlying health. This underwriting methodology is typically paired with a graded death benefit product that limits death benefit proceeds during the first few years of a life insurance policy to minimize adverse mortality impacts and keep coverage affordable. SIWL underwriting requires limited applicant information relative to traditional underwriting, requiring an abbreviated application without a physical examination or laboratory testing. This streamlined structure is typically associated with simpler products and lower death benefit amounts to ensure the product offering is made available at an affordable price and meeting different client needs.
Universal Life
Indexed Universal Life Insurance — IUL provides permanent death benefit coverage and a tax-advantaged savings component that accumulates with performance tied to a chosen index. We provide two main IUL products, Max Accumulator+ and Value+ Protector, to meet the accumulation and protection needs of our policyholders in a wide range of target ages from younger to middle-aged. These products allow the policyholder to participate in a portion of the performance of an index price movement while also protecting them from negative return risk. Both of our IUL products provide some customers with a fluid-less option up to a $2 million face amount, offering a streamlined customer experience. The Max Accumulator+ product has key focus ages between 30 and 55 years old with average face amounts of approximately $500,000, while the Value+ Protector product has key focus ages between 45 and 70 years old with average face amounts of approximately $300,000.
Guaranteed Universal Life Insurance — GUL provides permanent death benefit coverage and a tax-advantaged savings component that accumulates at a crediting rate set by the insurance company. We issue a guaranteed death benefit product that provides low-cost permanent death benefit protection. Beginning in 2019, we began to diversify our sales away from GUL to focus on less interest rate sensitive market segments, resulting in a steep decline in sales. We do not anticipate this product line to be a large contributor to our portfolio over the near term.
The following table presents the net balance sheet impact for universal life policies with secondary guarantees and for universal life policies with similar expected benefit payment patterns. The table reflects the impact of reinsurance, including business ceded to Fortitude Re, and includes policyholder benefit liabilities, as well as deferred acquisition costs and unearned revenue reserves. Account values for indexed universal life policies are removed from this table.
	For the twelve months ended June 30, 2022	For the years ended December 31,
		2021	2020	2019
	($ millions)
ULSG net liability, excluding impact of unrealized appreciation on investments, beginning of year	$2,559	$2,363	$1,942	$1,912
Actuarial Assumption Updates	—	(145)	180	33
Incurred guaranteed benefits	426	830	711	466
Paid guaranteed benefits	(294)	(489)	(470)	(469)
ULSG net liability, excluding impact of unrealized appreciation on investments, end of year	$2,691	$2,559	$2,363	$1,942
ULSG Account Value	1,809	1,858	1,902	1,905
ULSG Net Liability, excluding impact of unrealized appreciation on investments, end of year plus ULSG AV	$4,500	$4,417	$ 4,265	$ 3,847
ULSG fee income	$535	$1,027	$1,087	$1,089
As of June 30, 2022, the gross ULSG reserve of $3.2 billion represents approximately 1.1% of our combined future policy benefits, policyholder contract deposits and separate account liabilities.
Variable Universal Life Insurance — VUL provides permanent death benefit coverage and a tax-advantaged savings component whose performance is tied to underlying investment funds selected by the policyholder. We made the decision to exit this market in 2021 due to unattractive profitability and embedded volatility from rate and equity exposures.

The following table provides a breakdown of our Domestic Life CPPE sales by product:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Domestic Life CPPE by product
Traditional Life	$146	59.1%	$150	59.5%	$154	57.7%	$182	56.4%
Universal Life	101	40.9%	102	40.5%	113	42.3%	141	43.6%
Total	$247	100.0%	$252	100.0%	$267	100.0%	$323	100.0%
The following table presents Life Insurance underwriting margin:
	For the twelve months ended June 30, 2022	For the years ended December 31,
		2021	2020	2019
	$	$	$	$
	($ millions)
Underwriting margin
Underwriting margin	$1,168	$1,067	$1,261	$1,473
Distribution
We have a strong and well-balanced distribution platform through which we reach and serve a wide range of customers. Our products are sold primarily through independent distribution channels and our direct-to-consumer platform, AIG Direct. Our platform provides access to approximately 35,000 independent agents, over 800 MGAs/BGAs and over 120 in-house agents as of June 30, 2022.
The breadth of our distribution platform enables us to match our products with appropriate channels. For example, we sell final expense coverage for seniors primarily through our Transactional Markets Groups (“TMG”) and a specialized IUL product primarily through Partners Group (“PG”). Furthermore, our strategy is to continue to expand our presence in underserved, higher growth areas, notably in the middle market. We also intend to strengthen our presence in channels exhibiting strong sales growth in products that we believe offer superior risk-adjusted returns, including TMG and PG. Regardless of the market, we seek to provide our policyholders with meaningful value for their premium dollars.
Our current distribution channel structure is outlined below:
AIG Direct — Our direct-to-consumer channel employs more than 120 salaried agents as of June 30, 2022, and sells Term products through a call center model. AIG Direct primarily markets to middle market consumers through a variety of direct channels, including several types of digital channels such as search advertising, display advertising and email as well as direct mail.
Brokerage — A variety of traditional intermediaries market our Term and IUL products to middle market, mass affluent, affluent and some high net worth markets. Our broker intermediaries typically sell through a mix of digital, direct and in-person methods. We have significantly re-priced and de-emphasized GUL products in the brokerage channel over the last several years.
Partners Group — We partner with independent MGAs who tend to work with a smaller number of carriers to sell our Term and IUL products to middle market, mass affluent and affluent markets. Our independent MGA partners distribute products primarily face-to-face.
Transactional Markets Group — We partner with senior market-focused BGAs and direct marketers to provide GIWL products for middle market seniors, with a SIWL product piloted in November 2021 to a select group of agents. We have more than 105,000 contracted agents who can sell our products through a mix of direct marketing and traditional methods. Until November 2021, TMG only sold GIWL products.

The following table provides a breakdown of our product sales by distribution channel:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Domestic Life CPPE by channel
Brokerage	$86	34.9%	$84	33.3%	$83	31.1%	$128	39.4%
Partners Group	69	27.9%	69	27.4%	79	29.6%	69	21.2%
Transactional Markets Group	57	23.1%	60	23.8%	53	19.9%	44	13.6%
Direct	28	11.3%	30	11.9%	38	14.2%	43	13.2%
Other(1)	7	2.8%	9	3.6%	14	5.2%	41	12.6%
Total	$247	100.0%	$252	100.0%	$267	100.0%	$325	100.0%
(1)	Includes the AIG Financial Network channel. AIG Financial Network is currently being decommissioned but is included for completeness.
Markets
Our life insurance products are sold to a diverse demographic including high net worth, affluent, mass affluent and middle market consumers. We continue to see significant growth opportunities in the market, with almost half of American adults not owning any form of life insurance, despite the growing number who recognize the importance of coverage. With the global COVID-19 pandemic having impacted consumer psychology, we expect the demand for life insurance and protection products to expand.
Competition
We compete in a mature market with other large, well-established carriers including mutual, private and public insurance companies. Over the past several years, low interest rates decreased the returns on spread-based life products, causing several of our peers to reevaluate their portfolio strategy and exit from select operations. Nevertheless, the life insurance industry remains highly competitive, with existing players and new entrants competing on factors such as product design, scale, pricing, financial strength, service, digital capabilities and name brand.
Strategy
Diverse distribution channels: We intend to continue to expand on our history of innovation to offer high value and transparent products to consumers. We expect to place enhanced focus on driving growth through our Transaction Markets Group, Partners Group and direct-to-consumer channels through both our own platform, AIG Direct, and various direct channels of our partners. We believe our diverse distribution platform will enable us to reach customers across various life stages and protection needs.
Meet consumer demand from protection gap: We believe that our distribution footprint and product suite position us well to address the life insurance protection gap that is prevalent across the United States. We have a long history of strong performance in the Term market that we expect to grow through enhanced consumer awareness of life insurance coupled with an improved new business process. Our SIWL product, which launched in November 2021 to a pilot group of agents within our key distribution partners, is designed to help our partners in TMG offer affordable and simplified insurance options to middle market pre-retirees and retirees looking for final expense protection. The SIWL market represents a $1.8 billion opportunity as of the year ended December 31, 2020 and is a popular product in the TMG channel, generating roughly three times as many sales as that of GIWLs.
Digitization and modernization of purchase and underwriting processes: We seek to streamline and improve the client and agent experience through digital engagement, process digitization and continued implementation of underwriting innovation. We recognize the inconveniences that traditional underwriting processes can present to consumers and endeavor to make the purchase experience easier and more seamless for potential clients while maintaining our focus on risk management and go-forward profitability. We have and will continue to expand our life insurance underwriting data sources to help us augment application information and obtain more precise underwriting data. The traditional and invasive medical exam and fluid analysis can, in certain situations, be replaced and/or confirmed with available data tools that provide automated and historic applicant information. Using this information in our internally built model allows us to expedite and refine underwriting outcomes. We plan to continue to innovate in the underwriting and customer acquisition process. For a discussion of risks associated with such technological changes, see “Risk Factors—Risks Relating to Business and Operations—We face intense competition in each of our business lines and technological changes may present new and intensified challenges to our business.” We utilize our risk management and governance frameworks to support this innovation. See “—Risk Management—Underwriting” for additional information.
Generate strong cash flows through reduction of interest sensitive and capital intensive products: We are continuing to transition our products away from capital-intensive and highly interest sensitive products and towards more focused, protection-oriented products such as GIWL, SIWL, IUL and Term.
Risk Management
Our approach to risk management begins with the selection of liabilities we choose to generate. Our Life Insurance portfolio provides a balanced source of returns with a focus on segments of the life insurance market with less capital intensity and interest rate sensitivity. We use sophisticated and well-developed underwriting procedures to price the risks we originate and a measured approach to reinsurance to determine the exposures we chose to retain. Our enterprise-wide asset liability management and hedging practices are leveraged to further improve the risk profile of our Life Insurance business.
Diversification
Our Life Insurance business is diversified by our multi-channel distribution approach, accessing both direct-to-consumer and third-party channels, and by geography through our International Life operations.
Product design and pricing
We aim to provide protection-focused products through our Term, Whole Life and IUL products, which have less capital intensity than other segments of the market, such as UL products with secondary guarantees. We believe this product set provides significant consumer value through financial protection and results in an attractive and well-managed liability portfolio.
Product pricing is part of a robust product development process that takes into consideration a balance of market positioning, risk analysis and profitability. A disciplined approach is taken to actively manage new product margins and in-force profitability. For new product sales, we target top quartile market performance with strong margins with the goal of providing a good consumer value for the cost of the product.
Detailed review of all assumptions is conducted and approved with a formal committee structure supported by a wide group of internal stakeholders to ensure risk mitigation and alignment to company objectives.
Our legacy universal life block contains secondary guarantees which become more valuable to the policyholder as interest rates decrease. We have established additional policyholder reserves (in addition to the base reserves) to account for future policyholder benefits resulting from these guarantees. We have recently deprioritized the sale of guaranteed universal life and it is expected to continue to account for a small portion of our product portfolio in the future.
Underwriting
We have a disciplined underwriting process designed to perform a comprehensive risk analysis and final assessment on each individual file, assessing the relative risk from both a medical and financial standpoint. The process is designed to meet individual product pricing, mortality and profitability expectations while adhering to our carefully formulated internal medical and nonmedical underwriting guidelines as well as all legislative directives and requirements.
Throughout our history, we have tried to continually improve our underwriting. Since the mid-2000s, we have integrated several newly available sources of data to confirm and refine our traditional underwriting, including databases that house pharmaceutical data, medical claims data and historical lab test data. These additional data sources and analytics include prescription drug databases, medical claims data, historical medical lab data and lab scoring (third-party and in-house scoring across other sources of medical data to incorporate cross-effects, in addition to single measurements of various indications), all of which are now used in various ways across our underwriting process. These sources help augment more traditional data sources such as application questions, lab data gathered via a paramedical visit and physical medical records reviews. We have also continued to refine our process of evaluation within existing data sources, such as gathering more refined data on cardiac conditions and opioid use. We expect to continue to improve our underwriting standards and refine our underwriting guidelines once or more per year. Our team of underwriting and medical professionals is highly experienced averaging more than 20 years of industry experience.
We remain focused on continually incorporating the latest evidence, data and risk experience to enhance our underwriting efficiency through more accurate risk assessments, faster service and enhanced customer satisfaction for both distribution and policyholders — all contributing to increased profitability.
Maintaining strong controls is very important and includes such rigor as periodic audits from our reinsurers, regular internal audit review, comprehensive and continual underwriter training, and in-force risk reviews such as post-issue prescription drug checks, contestable claims and living benefit assessments.
We have also been working to automate certain underwriting reviews so as to make decisions on applications in a similar manner as underwriters today, but without human intervention; we reached a decision on approximately 45% of all underwriting applications in 2021 on an automated basis. This has resulted in material efficiency improvements, including a greater than 50% increase in automated underwriting throughput rates, a more than 15-day average reduction in turnaround times and a 50% reduction in Attending Physician Statement orders since 2017. We plan to continue to increase automated underwriting while maintaining our risk discipline to effectively manage mortality margins.
Accelerated Underwriting (“AU”), underwriting without a traditional medical exam and lab profile, is increasingly a strategic imperative to maintain our core market position. A key focus is on using data sources and analytics to replicate the value of traditional medical information, while maintaining risk discipline. We offer AU on Term insurance products that have face amounts up to $1 million, and IUL insurance products that have face amounts up to $2 million.
While expansion of automated decisioning applications and AU is part of our strategy, we are moving forward carefully with control and compliance processes in place to minimize risk and leverage key learnings. Performance monitoring, risk metrics and exposure limits, back-testing and audits are in place. We conduct due diligence on the distributors and other third parties that are involved with our automated decisioning and AU programs to reduce the risks associated with these new technologies and practices, promote quality and profitable business and avoid potential exploitive practices. Active involvement in industry thought leadership allows us to learn from best practices and obtain new tools for success as well as mitigate any potential reputational and regulatory risks that arise in this new territory.
Reinsurance
We mitigate our exposure to any particular product by proactively managing our retention policy. We utilize our internal retention, auto-bind and facultative reinsurance capabilities to meet the needs of high net worth customers who require larger face amount policies. We generally limit our exposure on any single life to no greater than $3.5 million for Term, no greater than $10 million on any UL issued in 2020 and later, and no greater than $5 million for the majority of UL issued prior to 2020. These reinsurance partners are consulted frequently from product development and pricing to post-issue audits and reviews.
Hedging
We use hedges to reduce a portion of the market risk contained in our IUL products. To support our obligations under the index account options, we enter into derivatives contracts. The payouts from these contracts, in combination with returns from the underlying fixed income investments, seek to replicate those returns promised to a customer within the products.
We also hedge a portion of the interest rate risk exposure for our GUL products. Interest rate risk for these policies generally emerges due to changes in interest rates between the time a policy is sold and the time annual premiums are paid. In order to mitigate a portion of this interest rate risk, we enter into derivatives contracts whose payouts, in combination with returns from the underlying fixed income investments, seek to replicate the interest rate environment that existed at the time of sale, which helps to stabilize our margins.

International Operations
We offer group and individual life insurance in the UK, and distribute private medical insurance in Ireland. Our UK business has grown rapidly and we believe it to be the fourth-ranked provider of individual life new business in the market as of the twelve months ended March 31, 2022. In Ireland, we are the second-ranked distributor and administrator of private medical insurance by market share as of December 31, 2021, through an MGA model whereby we manage the distribution and customer service for our clients while leveraging a deep carrier relationship to provide the risk underwriting. As of June 30, 2022, we had $218 billion of in-force coverage across 2.6 million policyholders in the UK, and over 650,000 customers in Ireland.
The following tables present International Life CPPE and Ireland commissions by product:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
UK Life CPPE by product
Group business	$96	48.4%	$100	49.7%	$96	51.0%	$62	34.6%
Term Life	71	35.9%	69	34.3%	63	33.5%	71	39.7%
Critical illness	17	8.6%	18	9.0%	14	7.4%	19	10.6%
Whole Life	12	6.1%	11	5.5%	11	5.9%	22	12.3%
Income protection	1	0.5%	2	1.0%	2	1.1%	3	1.7%
Benefits and riders	1	0.5%	1	0.5%	2	1.1%	2	1.1%
Total UK Life CPPE	$198	100.0%	$201	100.0%	$188	100.0%	$179	100.0%
	For the twelve months ended June 30,		For the years ended December 31,
	2022		2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Ireland Life gross commission by product
Private medical insurance commission(1)	$108	97.3%	$103	97.2%	$90	97.8%	$80	96.4%
Life income	2	1.8%	2	1.9%	1	1.1%	1	1.2%
Other income	1	0.9%	1	0.9%	1	1.1%	2	2.4%
Total	$111	100.0%	$106	100.0%	$92	100.0%	$83	100.0%
(1)	Includes health and well-being.
U.S. Group Benefits Exit
In 2016, we made a strategic decision to exit the U.S. Group Benefits business, which included Stop Loss, Worksite, and Employer and Affinity products (Life, Disability and Dental). Some product lines were systematically transitioned to chosen carriers, while other blocks moved on their own or were terminated. As of June 30, 2022, liabilities of $359 million related to claims for waiver of premium, long-term disability, third-party administered catastrophic excess major medical coverage and other group products remain with us. These lines of business are currently in run-off with no new business being written. A small staff remains to handle administration, TPA management and claims handling.
Impact of COVID-19
The COVID-19 pandemic has resulted in several economic and operational disruptions affecting our businesses. We continue to closely monitor the impact of the COVID-19 pandemic on our life insurance mortality experience. Our estimated reduction in pre-tax income and APTOI impact in the U.S. and UK from COVID-19 was $150 million and $200 million for the six months ended June 30, 2022 and 2021, respectively, and $408 million and $259 million for the years ended December 31, 2021 and 2020, respectively. Going forward, we expect to incur an impact to pre-tax income and APTOI of approximately $65 million to $75 million for every 100,000 in U.S. COVID-19-related deaths.
INSTITUTIONAL MARKETS
Overview
Our Institutional Markets business serves institutional clients, providing sophisticated, bespoke risk management solutions to both financial and non-financial institutions. Institutional Markets complements our retail businesses by targeting large institutional clients. Institutional Markets allows us to opportunistically source long-term liabilities with attractive risk-adjusted return profiles that are consistent with our overall risk management philosophy.
Our Institutional Markets products are distributed in very specialized markets. Our product portfolio consists of institutional annuities sold through the PRT markets and annuities sold in the structured settlements markets, institutional life insurance sold through the COLI and BOLI markets and capital market products, including synthetic products such as SVW contracts. Institutional Markets also includes assumed reinsurance operations, which primarily source additional pension liabilities on a reinsurance basis, mainly from the UK.
The breadth of our Institutional Markets offering allows us to be selective in our liability generation and allocate capital towards the areas where we see the greatest risk-adjusted returns. Over time, this approach has resulted in a collection of strong business lines that each contribute to Institutional Markets’ earnings.
Scale and operating leverage: The transaction sizes across our Institutional Markets products are much larger than in our retail businesses, allowing us to generate significant new business volumes by winning only a few incremental new transactions, while maintaining a small and efficient operational footprint. Our products generate earnings primarily through net investment spread, with a smaller portion of fee-based income and underwriting margin.
Positioned to capture growth: Favorable market trends point to continued demand for our institutional products. We believe the shift away from defined benefit plans is expected to continue to fuel a strong pipeline of mid-sized to jumbo (greater than $1 billion in premium) PRT opportunities, in both the U.S. market, with direct to plan sponsors, and the UK market, via reinsurance, as plan sponsors increasingly seek bespoke options to exit or decrease liabilities and the related administration. The growth in retirement assets and an aging U.S. population will continue to drive growth in our SVW product, which allows qualified professional asset managers (“QPAMs”) managing stable value funds primarily for defined contribution plans and BOLI insurance providers to offer participants a stable return option, which is increasingly valuable as consumers near retirement. Our SVW product provides a tailored alternative to money market funds that is countercyclical in nature and provides incremental opportunities during equity and credit market turbulence.
New asset capabilities: Our ability to generate profitable new business is dependent on our ability to source large specialized asset portfolios that support our product value propositions while generating attractive net investment spreads. This dependency can constrain new business growth at times when assets with the specific characteristics we need to generate profitable new business are scarce. We believe our strategic partnership with Blackstone will help us unlock further growth in this market through Blackstone’s ability to source and originate scaled and specialized assets both domestically and internationally. We expect this to allow us to grow our PRT and GIC businesses with improved flexibility, as attractive risk-adjusted opportunities are identified.
Products
Our Institutional Markets business develops, markets and distributes the following products and solutions.
Pension Risk Transfer
PRT provides solutions for employers who have decided to exit or defease all or a portion of their pension plan by transferring the accrued benefit liabilities and administrative responsibilities to an insurer. Such transfers can reduce obligations to pay future pension benefits to plan participants, eliminate risks and provide for outside administration. Our PRT products are comparable to income annuities, as we generally receive a large upfront premium in exchange for paying a guaranteed stream of future income payments. These products primarily create earnings through spread income.

We are active in both the domestic and international PRT markets. Overall, the domestic PRT market had $38.1 billion of premium in 2021. In the domestic market, we offer group annuity contracts to employers for defined benefit pension plan terminations, such as terminal funding, as well as the settlement of partial benefit liabilities. We are cash-balance plan specialists and handle underwriting and administration of unique provisions. We offer contracts of various sizes, historically ranging from mid-market sized transactions to transactions with premiums in excess of $1 billion. Transaction types include buy-in and buy-out transactions which may utilize guaranteed separate accounts. These transactions are often purchased by plan sponsors with assets-in-kind. The majority of our PRT transactions involve full plan terminations. PRT liabilities have a longer duration which allows them to be backed with higher yielding assets benefiting from duration and illiquidity premium. In the international market, we provide funded reinsurance solutions to primary writers in the bulk purchase annuities (“BPA”) market where there is an appetite to cede risk due to capital constraints and requirements. Across the domestic PRT market, we manage the liabilities for plans covering approximately 138,000 participants as of June 30, 2022.
We are also a premier group annuity underwriter and administrator of customized contracts. We believe plan advisors and their clients appreciate our expertise, flexibility and collaborative approach in developing tailored, cost-effective contracts for all sizes and types of defined benefit pension plans, along with unique benefit provisions and special administrative services. We notably created the industry’s first group annuity guide for pension plan terminations and settlements, which contains details on financial quality (criteria defined by DOL concerning rules for insurer selection), annuity contract experience and service capabilities, contract installation procedures and data requirements, sample participant correspondence and notification, and a sample group annuity contract.
Guaranteed Investment Contracts
GICs are single premium accumulation products that provide a guaranteed repayment of principal and a fixed or floating interest rate for a predetermined period of time. Our primary product in the GIC space is a FABN program. We opportunistically issue FABNs through our FABN program, which are sold to institutional investors through investment banks and other third-party broker-dealers. We also borrow from the FHLB utilizing their funding agreement program. These products generate spread-based income without significant longevity or mortality exposure, which enables us to optimize our asset portfolio and improve our returns given the certainty in liability profile. The profitability of our GIC portfolio is largely dependent on market conditions and asset origination. As of June 30, 2022, we have $7.3 billion in reserves related to our GICs.
Structured Settlement Annuities
Structured settlement annuities provide periodic payments specifically designed to meet an injured party’s needs over time. These periodic payments consist of recurring payment streams and lump-sum payments on both a guaranteed and life contingent basis. As of June 30, 2022, we had $3.6 billion in structured settlement annuity reserves and also continued to service $16.1 billion of structured settlement reserves ceded to Fortitude Re, providing scale to the operations platform even as new originations slow in part due to a backlog in the court system arising from the COVID-19 disruption.
Defined Contribution and BOLI Stable Value Wraps
SVW contracts are synthetic contracts that provide limited guarantees for stable value fund portfolios or COLI-BOLI separate account portfolios, preserving the principal while providing steady, positive returns for participants or institutions. They are typically issued to QPAMs that manage stable value funds, typically for employee benefit plans and life insurance company separate accounts with respect to certain underlying VUL BOLI investment fund options. These products generate earnings through fee income without significant longevity or mortality exposure.
We primarily offer group annuity contracts and are among the leading providers of stable value wrap products to defined contribution employee benefit plans. We had approximately 190 in-force stable value wrap-defined contribution (“SVW-DC”) contracts representing more than $32 billion of notional value as of June 30, 2022. We see further growth opportunities in higher margin products, including contracts offered to 403(b) and 529 plan providers. Overall, the SVW market in the United States had $473.2 billion of notional value as of December 31, 2021.

Corporate Markets
COLI-BOLI comprises universal and variable universal life insurance products that are issued to both non-financial and financial corporate clients to provide financial efficiencies and offset rising costs of programs such as health and welfare benefits, post-retirement benefits and supplemental income to key individuals.
We offer a number of COLI-BOLI products, including money center BOLIs and insurance COLIs, and have a client base of nearly 100 institutions as of June 30, 2022. Our BOLI products are sold on a universal life or variable universal life product with exposure to spread and mortality, while our COLI products are sold on a variable universal life product that generates earnings through spread, fee and mortality exposure.
We also manage a portfolio of private placement variable annuity and universal life insurance products historically offered in the high net worth market.
The following table presents a reconciliation of Institutional Markets GAAP premiums to premiums and deposits:
	For the twelve months ended June 30, 2022	For the years ended December 31,
(in millions)		2021	2020	2019
Premiums	$3,383	$3,774	$2,564	$1,877
Deposits	693	1,158	2,284	931
Other(1)	28	25	25	27
Premiums and deposits	$4,104	$4,957	$4,873	$2,835
(1)	Other principally consists of ceded premiums, in order to reflect gross premiums and deposits.
Our SVW products, for both the defined contribution market as well as the separate account BOLI market (“SVW-BOLI”), generate fee-based income as a percentage of assets. Our general account PRT, GIC and structured settlement products generate spread-based income on the difference between crediting rates paid and yields earned on assets we invest. Our Corporate Markets products generate underwriting margin, a combination of premiums net of policyholder benefits, spread income and fee income.
The following table presents Institutional Markets spread income, underwriting margin and fee income:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ millions)
Underwriting margin, fee income and spread income
Spread income	$423	72.9%	$478	74.6%	$290	67.9%	$251	63.7%
Underwriting margin	96	16.6%	102	15.9%	75	17.6%	75	19.0%
Fee income	61	10.5%	61	9.5%	62	14.5%	68	17.3%
Total	$580	100.0%	$641	100.0%	$427	100.0%	$394	100.0%

The following table presents Institutional Markets reserves:
	As of June 30, 2022		As of December 31,
			2021		2020
	$	%	$	%	$	%
	($ in millions)
Insurance reserves
PRT	$11,601	38.6%	$11,469	38.0%	$8,237	30.1%
GIC	7,328	24.4%	7,477	24.7%	8,115	29.7%
Structured settlements	3,604	12.0%	3,501	11.6%	3,593	13.2%
SVW	—	—	—	—	55	0.2%
Corporate Markets	7,536	25.0%	7,772	25.7%	7,315	26.8%
Total	$30,069	100.0%	$30,219	100.0%	$27,315	100.0%
The following table represents APTOI by product:
	For the twelve months ended June 30, 2022		For the years ended December 31,
			2021		2020		2019
	$	%	$	%	$	%	$	%
	($ in millions)
APTOI by product
PRT	$169	33.1%	$238	40.7%	$103	28.1%	$74	23.0%
GIC	129	25.2%	129	22.1%	85	23.2%	74	23.0%
Structured settlements	89	17.5%	90	15.4%	82	22.3%	75	23.3%
SVW	60	11.8%	60	10.3%	57	15.5%	63	19.5%
Corporate Markets	63	12.4%	67	11.5%	40	10.9%	36	11.2%
Total	$510	100.0%	$584	100.0%	$367	100.0%	$322	100.0%
Distribution
Institutional Markets distributes products through the channels described below:
PRT: We source PRT liabilities through our long-standing relationships with insurance and reinsurance brokers and consultants, and through our assumed reinsurance channel from primary insurance partners.
GICs: We participate in a FABN program, which is a medium term note program under which funding agreements are issued to a special-purpose trust that issues marketable notes. The notes are underwritten and marketed by major investment banks’ broker-dealer operations and are sold to institutional investors. We also borrow from FHLBs by utilizing their funding agreement program.
Structured settlement annuities: As of June 30, 2022, we distributed structured settlement products through over 20 independent insurance agencies.
Corporate Markets and SVW-BOLI: We distribute COLI-BOLI and SVW-BOLI through specialized brokers representing large money center banks and corporations.
SVW-DC: We distribute SVW products through QPAMs, trustees of stable value funds and defined contribution plan sponsors.
Markets
Institutional Markets operates in highly competitive markets and competes with large industry participants. In each product category, we face strong competition from domestic and international insurance and reinsurance companies. In PRT, these companies compete for a growing pool of assets driven by corporations seeking to transfer longevity and asset risks associated with their pension obligations to insurance companies; in structured settlements, these companies compete to help defendants or insurers of defendants in legal settlements provide long-term streams of payments to plaintiffs; in SVW-DC, companies compete to provide value-added solutions to asset and wealth managers to satisfy growing demand for stable retirement income.

Competition
We face a growing set of competitors in the PRT market as more insurers, many backed by alternative asset managers, look to capitalize on a growing trend of defined benefit plan sponsors looking to pass on the risk of their pension fund liabilities in both the United States and internationally. We also face robust competition in other businesses, mainly from other insurance companies. Main points of competition are price, credibility and financial strength, and the ability to execute and administer complex transactions. We offer tailored solutions ranging from complete buyouts to reinsurance arrangements that allow us to compete on a wider set of opportunities in customized ways. We believe that our partnership with Blackstone and the associated asset origination capabilities will help us compete in several of our businesses, particularly PRT.
Strategy
Expand FABN program to accelerate cash flows: We plan to grow our GIC portfolio by expanding our FABN program through FABN issuances and FHLB funding agreements. We will continue to evaluate expanding both capacity and utilization. We believe this strategy will also serve as a strong and attractive funding source as we continue to put Blackstone originated and managed assets to work.
Improve PRT market position through new products and unique capabilities: In PRT, we plan to continue our focus on the larger end of the full plan termination market. This sub-segment of the market allows us to demonstrate our differentiated capabilities around managing market risks, asset-in-kind portfolios and deferred participant longevity. We have developed new product offerings and solutions to participate in buy-in-to-buy-out plan termination solutions, and are developing longevity swap products to enhance our deal execution capabilities. Internationally, we intend to continue to provide reinsurance for UK PRT transactions focused on the larger end of the BPA market. We expect to continue to expand our list of cedant insurers and our asset origination capabilities to support these transactions. We believe that our Blackstone partnership will differentiate our competitive position by providing assets with a duration, liquidity and return profile that are well-suited to the PRT market. Additionally, we will continue to opportunistically enter other international markets that are aligned with our core competencies and expertise when favorable market and regulatory conditions exist.
Grow and maintain strong market presence in the stable value wrap and Bank Owned Life Insurance markets: We plan to grow the sales of our SVW-DC product by adding new QPAM partners, developing new SVW-DC products as alternative offerings to traditional money market funds, and developing new products in response to regulatory and tax law changes. Additionally, we expect to continue to consolidate our position with respect to our share of the SVW-BOLI market as larger banks look to restructure their current programs. We also intend to opportunistically grow our market share in the new issue, general or separate account COLI-BOLI market as market conditions and tax laws evolve.
Maintain presence in structured settlement annuities market: We plan to focus our product development and solutions on both qualified and non-qualified markets as we continue to concentrate on term-certain and lightly underwritten lives. We will seek to optimize efficiencies in the administration of our current portfolio and reinsured block.
Risk Management
Our Institutional Markets business takes a holistic approach to risk management spanning product diversification and asset-liability management. Also, our pricing strategy prioritizes long-term value over sales volumes and targets specific segments where we believe we can find superior risk-adjusted returns. This approach has historically produced consistently strong results across a variety of economic environments.
Diversification
Our product breadth and varied distribution channels allow us to focus our new business generation towards the areas where we see the highest risk-adjusted returns, and away from areas where we believe pricing pressure has reduced returns to an unattractive level. This helps us remain disciplined in pricing and to diversify the concentration risk created by the large case sizes in the market. The spread income generated by the funded businesses within Institutional Markets is balanced with the fee income produced by the SVW businesses. In addition, the longevity risk generated from the PRT and structured settlements businesses helps diversify the mortality risk generated from our Life Insurance business.

Product design
In PRT, we deliberately avoid commoditized areas of the all-retiree middle market that are highly competitive, and instead focus on the larger end of the plan termination market. This specialized focus allows us to utilize the scale of our balance sheet, as well as our asset selection and derivative hedging capabilities to win transactions. In the SVW market, our product design does not provide non-zero guarantees, eliminates credit default risk and allows for portfolio immunization at the discretion of the wrap provider. In structured settlements, we focus on term certain funding, standard lives, and the lightly underwritten portion of the market, and avoid the highly competitive areas of the market that involve large case, highly underwritten, sub-standard lives.
Asset-liability management
We seek to minimize the gap between the duration of our assets and liabilities to reduce interest rate risk. We closely coordinate with our investment management team to source asset portfolios that can back our various liability obligations and generate attractive net investment spreads. In situations where liability durations exceed the naturally available pool of duration matched assets, we actively monitor derivative strategies that can be used to close any ALM mismatches. The GIC portfolio is monitored to ensure that the assets and liabilities in that sub-segment are tightly matched in addition to being risk managed as part of the overall general account. Asset selection focuses on the underlying characteristics of the liability funding source, both in terms of duration and any embedded optionality present in either the assets or liabilities. Our investment management team has a long history of delivering strong risk-adjusted returns across different market scenarios.
Reinsurance
All payout annuities (PRT and structured settlements) in Institutional Markets issued prior to 2012 have been reinsured to Fortitude Re. From a counterparty credit perspective, the reinsurance transactions were structured as modified coinsurance with funds withheld, so the assets continue to reside on our balance sheet. In addition, the majority of the mortality risk in the COLI-BOLI segment is either experience rated, or has been reinsured to third-party reinsurers.
CORPORATE AND OTHER
Our Corporate and Other segment consists primarily of corporate expenses not attributable to our other segments, our institutional asset management business, which includes managing assets for non-consolidated affiliates, certain compensation expenses, the results of our consolidated investment entities and the results of our legacy insurance lines ceded to Fortitude Re. For the six months ended June 30, 2022, our Corporate and Other recorded adjusted revenue of $445 million and $(106) million adjusted pre-tax loss.
Fortitude Re
Fortitude Re is a Bermuda reinsurance company which was established in 2018 by AIG to enter into a series of reinsurance transactions related to AIG’s run-off portfolio. In two transactions in 2018 and 2020, AIG sold substantially all of its ownership interest in Fortitude Re’s parent company (“FR Parent”) to Carlyle FRL, an investment fund advised by an affiliate of The Carlyle Group and T&D Investments, Inc., a subsidiary of T&D Holdings, Inc. We currently hold a less than 3% indirect interest in Fortitude Re.
As of June 30, 2022, $28.1 billion of our reserves representing a mix of run-off life and annuity risks had been ceded to Fortitude Re under these reinsurance transactions. Effective as of January 1, 2022, certain AIG subsidiaries sold to an affiliate of Fortitude Re all of the outstanding capital stock of two servicing companies. The ceding insurers entered into administrative services agreements pursuant to which AIG transferred administration of certain of our ceded business to those companies.
Through this series of transactions, Fortitude Re has become our largest reinsurance counterparty. Accordingly, the reinsurance agreements between us and Fortitude Re provide us with certain protections in the event that Fortitude Re becomes unable to meet its obligations related to the transactions. For example, the agreements were structured as modified coinsurance with funds withheld. Under this type of reinsurance structure, the investments supporting the reinsurance agreements continue to be held by us. Accordingly, the applicable reserve balances are fully collateralized. Also, we have the right to recapture the ceded business in the case of certain events, including certain regulatory ratios applicable to Fortitude Re falling below certain thresholds. Further, we anticipate that an affiliate of ours will serve as portfolio manager of all assets in the modified coinsurance account through at least June 2023, and we have the right to one seat on Fortitude Re’s board of managers.
The investment assets supporting the reinsurance agreements with Fortitude Re mostly consist of available for sale securities. Because these assets continue to be held by us, they continue to be reflected on our balance sheet and in our GAAP results of operations. Meanwhile, Fortitude Re receives or makes quarterly payments that represent the net gain or loss under the treaty for the relevant quarter, including any net investment gain or loss on the assets in the modified coinsurance account, which can lead to volatility in our net income. Given our limited economic interest in FR Parent, we believe adjusting our earnings for the items related to the Fortitude Re reinsurance treaties provides a better view of the net income attributable to our underlying operations.
Similarly, because the investments supporting the reinsurance transaction are held on our balance sheet, changes in the fair value of these assets are included in the embedded derivative of the Fortitude Re funds withheld arrangements and introduce volatility into our balance sheet. While our net income experiences volatility as a result of the Fortitude Re reinsurance arrangements, it is almost entirely offset by changes in OCI resulting in minimal impact to our net investment. The following table outlines the impact to comprehensive income of the funds withheld arrangements with Fortitude Re:
	For the six months ended June 30,		For the years ended December 31,
	2022	2021	2021	2020	2019
Impact of Fortitude Re on our comprehensive income	($ millions)
Net investment income – Fortitude Re funds withheld assets	$460	$891	$1,775	$1,427	$1,598
Net realized losses on Fortitude Re funds withheld assets:
Net realized gains (losses) – Fortitude Re funds withheld assets	(183)	313	924	1,002	262
Net realized gains (losses) – Fortitude Re embedded derivatives	5,231	166	(687)	(3,978)	(5,167)
Net realized gains (losses) on Fortitude Re funds withheld assets	5,048	479	237	(2,976)	(4,905)
(Loss) income before income tax benefit	5,508	1,370	2,012	(1,549)	(3,307)
Income tax benefit (expense)	(1,157)	(288)	(423)	325	694
Net (loss) income	4,351	1,082	1,589	(1,224)	(2,613)
Change in unrealized appreciation of all other investments	(4,151)	(1,059)	(1,488)	1,165	2,479
Comprehensive income (loss)	$200	$23	$101	$(59)	$(134)
INVESTMENT MANAGEMENT
Overview
Investment Management is an integral part of our business model. We aim to support our liabilities with a high quality and diversified portfolio taking into consideration the liability duration, convexity and liquidity profile. In addition, we seek to originate assets that enable us to further manage our asset-liability profile, generate enhanced risk-adjusted returns and iterate our product designs to improve our risk profile. We manage general and separate account assets across markets, including public fixed income, structured products, public and private equity, private debt and commercial real estate. We have produced steady returns on invested assets and minimized the volatility of our earnings through different market environments.
Currently, we manage a diverse array of corporate, municipal, infrastructure and government bonds, sourced from public and private markets in developed and emerging economies as well as various structured product asset classes including ABS, CLOs and MBS. We also originate commercial and residential mortgage loans and middle market commercial loans. In addition, we manage, oversee and originate certain types of equity and alternative investments.

	As of June 30, 2022		As of December 31, 2021
	$	%	$	%
	($ millions)
Investment portfolio by asset class (excluding Fortitude Re funds withheld assets)
U.S. government and government sponsored entities	$1,009	0.5%	$1,255	0.6%
Obligations of states, municipalities and political subdivisions	5,695	2.9%	7,240	3.3%
Non-U.S. governments	4,051	2.0%	5,579	2.5%
Corporate debt	94,882	48.4%	118,715	53.5%
RMBS	11,676	6.0%	13,850	6.2%
CMBS	9,650	4.9%	10,311	4.6%
CLO	7,620	3.9%	7,163	3.2%
ABS	8,425	4.3%	7,275	3.3%
Total fixed income available for sale	143,008	72.9%	171,388	77.2%
Other bond securities	425	0.2%	489	0.2%
Equity securities	118	0.1%	241	0.1%
Mortgage and other loans receivable	39,245	20.0%	35,829	16.1%
Other invested assets	8,426	4.3%	8,760	3.9%
Short-term investments	4,843	2.5%	5,421	2.5%
Total	$196,065	100.0%	$222,128	100.0%
Historically, our investments have largely been managed by affiliated investment managers. We have made and expect to continue to make increasing use of highly-respected third-party managers for various asset classes, particularly where we can increase our access to attractive investments or benefit from scale and market-leading capabilities. For example, in November 2021 we entered into a strategic partnership with Blackstone as described below in “—Our Strategic Partnership with Blackstone.” In addition, we have entered into the BlackRock Agreement, as described below in “—Our Investment Management Agreement with BlackRock.”
Regardless of whether our investments are managed by an internal or external provider, our Chief Investment Officer will continue to be responsible for overseeing our overall portfolio, including decisions surrounding asset allocation, risk composition and investment strategy. Also, specialized internal teams will work closely with business personnel to develop asset strategies tied to insurance company objectives so that our investment operations will continue to be integrated with our pricing and product development. Monitoring and oversight of external providers will be performed by our Chief Investment Officer in conjunction with our Finance, Legal, Enterprise Risk Management and Compliance Departments. All externally managed assets will be folded into our credit, market, capital, liquidity and foreign exchange risk monitoring frameworks.
In addition, we are preparing to implement BlackRock’s “Aladdin,” an investment management technology platform that will provide an end-to-end investment solution spanning trade capture, analytics, back office capabilities and other services which are currently performed across many systems at AIG.
We intend to evolve our investments organization, which we expect will create additional efficiencies, to reflect our relationships with key external partners, our expected implementation of BlackRock’s “Aladdin” investment management technology platform and our expected reduction in fees from AIG for asset management services.

High Quality Portfolio
As of June 30, 2022, 92% of our fixed maturity security portfolio, excluding Fortitude Re Funds Withheld Assets, were investment grade. The fixed maturity security portfolio of our insurance operating subsidiaries, excluding the Fortitude Re funds withheld assets, was 94% investment grade as of June 30, 2022. The fixed maturity security portfolio of our insurance operating subsidiaries excludes $3.5 billion of securities related to consolidated investment entities that do not represent direct investments of Corebridge’s insurance subsidiaries and $1.2 billion of eliminations primarily related to the consolidated investment entities and the insurance operating subsidiaries. Our investment decision process relies primarily on fundamental analysis and internal risk ratings. Third-party rating services’ ratings and opinions provide one source of independent perspective for consideration in the internal analysis. We stress-test the underwritten assets and asset classes under various adverse scenarios. The following charts depict our portfolio by credit rating excluding assets held through our modified coinsurance arrangements:

The following chart depicts the NAIC designation of fixed maturity assets held in our insurance operating subsidiaries, excluding the Fortitude Re funds withheld assets, as of June 30, 2022:

Our asset portfolio is managed within the limits and constraints set forth in our investment and risk policies. These policies set limits on investments in our portfolio by asset class, such as corporate bonds, RMBS, CMBS, CLOs, commercial and residential mortgage whole loans and alternative investments. We also set credit risk limits for exposure to single issuers and countries that vary based on ratings, as well as limits on aggregate investments in below investment grade assets. In addition, our asset portfolio is constructed to withstand both liquidity and capital stresses that may arise due to market dislocations.
Our credit risks are managed by credit professionals, subject to ERM oversight and various control processes. Their primary role is to ensure appropriate credit risk management in accordance with our credit policies and procedures relative to our credit risk parameters. We monitor and control our company-wide credit risk concentrations and attempt to avoid unwanted or excessive risk accumulations.

Our underwriting practices for investing in mortgage loans, mortgage-backed securities and structured securities take into consideration the quality of the issuer, the originator, the manager, the servicer, security credit ratings, characteristics of the underlying collateral and the level of credit enhancement in the transaction, as applicable.
In commercial real estate, we seek out opportunities with low leverage and strong sponsorship. Our CML portfolio is focused on multi-family as its largest property type allocation. Through June 30, 2022, downgrades to CM3-6 as of December 31, 2019 have comprised less than 2% of the CML portfolio. Our CMBS portfolio is focused on North America and includes high quality securities, with an average rating of ‘‘AA,’’ 95% of which are designated NAIC 1.
Our RMBS portfolio is a mix of agency and non-agency securities of which 99% are designated NAIC 1. The non-agency RMBS portfolio is a seasoned portfolio, reflecting a borrower mix that has seen and survived previous housing credit stress, and provides a stable return profile across a range of internal stress scenarios. Our smaller RML portfolio continues to be centered on high credit quality jumbo loans underwritten with full documentation, low loan-to-value ratios and high FICO scores.
Our ABS and CLO portfolios are focused on investment grade assets with structural credit enhancement in pools of collateral that are managed by experienced investment managers. Our CLO portfolio consists of 98% investment grade and 95% NAIC 1 assets and the underlying collateral pools predominantly consist of first lien senior secured loans. Our ABS portfolio is focused on private ABS that are secured by high-quality assets with recurring cash flow streams and consists of near 100% investment grade and 56% NAIC 1 assets. Across our private credit portfolio originated between 2011 and June 30, 2022, we generated an average spread, net of average impairments, amendment fees and make-whole fees, that was 106 basis points greater than the yield of a basket of public bonds adjusted for similar credit quality and maturity.
In addition to our core fixed income portfolio, we opportunistically allocate a portion of our portfolio to alternative investments where we primarily focus on private equity, real estate equity and direct private equity investments and co-investments, and to a lesser extent, hedge fund investments. Our alternative investment strategy is subject to internal concentration limits and designed to provide diversification away from fixed income markets and support growth of our surplus portfolio.
Investment Strategy
Our investment strategy is to provide net investment income to support liabilities that result in stable distributable earnings and enhance portfolio value, subject to asset liability management, capital, liquidity, regulatory and rating agency constraints, overall market conditions and our risk appetite. Insurance reserves are supported by mainly investment-grade fixed maturity securities that meet our duration, risk-return, tax, liquidity, credit quality and diversification objectives. We assess fixed maturity asset classes based on their fundamental underlying risk factors, including credit (public and private), commercial real estate and residential real estate regardless of whether such investments are bonds, loans or structured products.
We maintain a diversified, high quality portfolio of fixed maturity securities issued by corporations, municipalities and other governmental agencies; structured securities collateralized by, among other assets, residential and commercial real estate; and commercial mortgage loans that, to the extent practicable, match the currency and duration characteristics of our liabilities. As part of our Risk Management framework, we seek to diversify the portfolio across asset classes, sectors and issuers to mitigate idiosyncratic portfolio risks. The investment portfolio of each product line is tailored to the specific characteristics of its insurance liabilities, and as a result, duration varies between distinct portfolios. We also utilize derivatives to manage our asset and liability duration as well as currency exposures.
Investments that support our surplus seek to enhance portfolio returns and are generally comprised of a mix of fixed maturity investment grade and below investment grade securities and various alternative asset classes, including private equity, real estate equity and hedge funds. Over the past few years, hedge fund investments have been reduced with more emphasis given to private equity, real estate and below investment grade credit. Although these alternative investments are subject to periodic earnings fluctuations, they have historically achieved returns in excess of the fixed maturity portfolio returns. We expect to increase our allocation to alternatives within surplus by approximately $3.0 billion by 2024.

Credit Risk
Credit risk is the risk that our customers or counterparties are unable or unwilling to repay their contractual obligations when they become due. Credit risk may also result from a downgrade of a counterparty’s credit ratings or a widening of its credit spreads.
We devote considerable resources to managing our direct and indirect credit exposures. These exposures may arise from, but are not limited to, fixed income investments, corporate and consumer loans and leases, reinsurance and retrocessional insurance recoverables and counterparty risk arising from derivatives activities.
Our credit risks are managed by our credit professionals, subject to various control processes. Their primary role is to ensure appropriate credit risk management in accordance with our credit policies and procedures relative to our credit risk parameters. Our credit risk management framework includes the following elements related to our credit risks:
•	developing and implementing our company-wide credit policies and procedures;
•	approving delegated credit authorities to our credit executives and qualified credit professionals;
•	developing methodologies for quantification and assessment of credit risks;
•	managing a system of credit and program limits, as well as the approval process for credit transactions, above limit exposures and concentrations of risk that may exist or be incurred;
•	evaluating, monitoring, reviewing and reporting of credit risks and concentrations regularly with senior management; and
•	approving appropriate credit reserves, credit-related other-than-temporary impairments and corresponding methodologies for all credit portfolios.
We monitor and control our company-wide credit risk concentrations and attempt to avoid unwanted or excessive risk accumulations, whether funded or unfunded. To minimize the level of credit risk in some circumstances, we may require mitigants, such as third-party guarantees, reinsurance or collateral, including commercial bank-issued letters of credit and trust collateral accounts. We treat these guarantees, reinsurance recoverable, and letters of credit as credit exposure and include them in our risk concentration exposure data. We also monitor the quality of any trust collateral accounts.
Our Strategic Partnership with Blackstone
In November 2021, we entered into a strategic partnership with Blackstone that we believe has the potential to yield significant economic and strategic benefits over time. We believe that Blackstone’s ability to originate, and our enhanced ability to invest in, attractive and privately sourced, fixed-income oriented assets will be accretive to our businesses and provide us with an enhanced competitive advantage.
Pursuant to the partnership, Blackstone manages $50 billion of assets in our investment portfolio, with that amount increasing by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion by the third quarter of 2027. We expect Blackstone to invest these assets primarily in Blackstone-originated investments across a range of asset classes, including private and structured credit. Blackstone’s preferred credit and lending strategy is to seek to control all significant components of the underwriting and pricing processes with the goal of facilitating bespoke opportunities with historically strong credit protection and attractive risk-adjusted returns. Blackstone seeks to capture enhanced economics to those available in the traditional fixed income markets by going directly to the lending source.
With a market capitalization in excess of $110 billion and $941 billion of AUM as of June 30, 2022, Blackstone is one of the most recognized firms in asset management. Blackstone operates across asset categories, including real estate (both equity and debt), corporate private equity, credit, hedge fund management, infrastructure and secondaries. In addition to its role as the world’s largest real estate investor, with $320 billion of investor capital under management as of June 30, 2022, Blackstone owns and operates one of the world’s largest private real estate debt businesses, Blackstone Real Estate Debt Strategies, which has generated over $109 billion of gross loan commitments over its 13-year operating history. Separately, Blackstone Liquid Credit is one of the world’s largest originators of private credit, with $265 billion in AUM as of June 30, 2022 and is one of the longest-tenured investors in the U.S. direct lending market with a 16-year performance history and approximately $76 billion invested from 2006 to June 30, 2022.

Blackstone will manage a portfolio of private and structured credit assets where we believe Blackstone is well-positioned to add value and drive new originations. As described above in “—Overview,” we continue to manage asset allocation and portfolio-level risk management decisions with respect to any assets managed by Blackstone, ensuring that we maintain a consistent level of oversight across our entire investment portfolio.
As part of our partnership, Blackstone acquired a 9.9% position in our common stock, aligning its economic interests with our stockholders. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone.” This $2.2 billion investment, subject to post-closing adjustments, represented the largest corporate investment in Blackstone’s firm history.
Our Investment Management Agreement with BlackRock
In March 2022, we announced our entry into a binding letter of intent with BlackRock, pursuant to which certain of our insurance company subsidiaries have entered into separate investment management agreements with BlackRock. We expect the BlackRock Agreement will provide us with access to market-leading capabilities, including portfolio management, research and tactical strategies in addition to a larger pool of investment professionals. We believe BlackRock’s scale and fee structure make BlackRock an excellent outsourcing partner for certain asset classes and will allow us to further optimize our investment management operating model while improving overall performance. We expect to transfer the management of up to $90 billion of liquid fixed income and certain private placement assets in the aggregate to BlackRock by the end of the first quarter of 2023. The fees, terms and conditions of the BlackRock Agreement were extensively negotiated, and we believe them to be highly competitive with those available from other leading investment managers for a fixed income portfolio of comparable size. Further, BlackRock is responsible for its own overhead and operating expenses under the BlackRock Agreement, with the insurance company subsidiaries reimbursing reasonable and documented out-of-pocket third-party expenses.
With respect to other potential liabilities under the BlackRock Agreement, the insurance company subsidiaries have agreed to indemnify BlackRock for certain losses incurred in connection with the services provided by BlackRock pursuant to the BlackRock Agreement or resulting from the insurance company subsidiaries’ breach of the investment management agreements.
The investment management agreements contain detailed investment guidelines and reporting requirements. These agreements also contain reasonable and customary representations and warranties, standard of care, confidentiality and other provisions. The investment management agreements will continue unless terminated by either party on 45 days’ notice or by us immediately for cause. As described above in “—Overview,” we will continue to be responsible for our overall investment portfolio, including decisions surrounding asset allocation, risk composition and investment strategy.
The investment management agreements are not linked to our implementation of BlackRock’s “Aladdin” investment management technology platform.
Human Capital Management
We believe that the dedication, commitment and loyalty of our employees are key to our success and that we foster a constructive and healthy work environment. Our principal human capital management objectives include attracting, developing and retaining the highest quality talent. As of June 30, 2022, we had approximately 8,545 employees based in eight countries, with 85% in the United States. Prior to this offering, we entered into an agreement with a third party service provider pursuant to which, as a result of our outsourcing components of our insurance operations, finance, information technology and actuarial services, approximately 200 of our employees are expected to become employees of that provider and certain reductions in force are expected to occur or have occurred.
Historically, as a subsidiary of AIG, we have operated under the AIG umbrella of strategies, policies and programs governing human capital management. The following provides examples of some key programs and initiatives that we have implemented or plan to implement to attract, develop and retain our diverse workforce.
Competitive Compensation and Benefits
Similar to AIG, we plan to align the compensation of our employees with the Company’s overall performance and provide competitive compensation opportunities to attract and retain highly skilled employees for our various business needs. We intend to provide a performance-driven compensation structure that consists of base salary and short- and long-term incentive programs. We plan to offer comprehensive benefits to support the health and wellness needs of our employees, including subsidized health care plans, life insurance and disability, wellness and mental health benefits, paid time off and parental leave policies, and matching 401(k) contributions.
Health and Safety
We care about the health and safety of our employees. In response to the COVID-19 pandemic, we quickly and effectively transitioned 94% of our employees to remote work and established a cross-functional COVID-19 task force to ensure that we implemented best practices to protect the safety of our colleagues while continuing to serve clients, distribution partners and other stakeholders. Our COVID-19 task force is also responsible for our return-to-office planning.
Commencing in 2020, we gave our employees paid wellness days off to engage in self-care and other activities outside of work. In 2021, employees took a day in each of April and in October to coincide with public mental health awareness calendar events. Our employees are supported through an employee assistance program, which provides them with mental health resources, counseling sessions and webinars.
Career Development
We believe that professional development is a positive investment in our talent. Our goal is to build skills of our employees by providing ample opportunities to access learning and development that enhances their abilities to perform in their current or future roles. Accordingly, we intend to make available a library of on-demand learning options, combined with immersive learning experiences, to build skills at all levels. In addition, we intend to offer tuition and certification and training reimbursement programs to encourage employees to enhance their education, skills and knowledge for their continued growth. We will also offer several professional development programs to foster leadership, growth and development opportunities, including programs focused on growing under-represented talent, enabling our employees to take ownership of their careers.
We place significant importance and attention on promoting internal talent and succession planning. We conduct an annual review of our talent development and succession plans for each of our functions and operating segments to identify and develop a pipeline of talent for positions at all levels of the organization. In 2020, 29.5% of all our open positions were filled with internal talent.
Diversity and Inclusion
We are committed to creating an inclusive workplace focused on attracting, retaining and developing diverse talent that fosters a culture of belonging for all employees. Our Chief Talent and Inclusion Officer will lead our diversity, equity and inclusion (“DEI”) efforts as a public company. In June 2021, we launched our Diversity Council, tasked with monitoring DEI initiatives as an integral part of our business strategies.
Employee Resource Groups (“ERGs”), which are groups of employees who come together based on a shared interest in a specific dimension of diversity, are an important means of reinforcing a culture of inclusion and belonging at our organization. Our ERG network spans multiple geographies and dimensions and is open to all employees. The ERGs form a cornerstone of our diversity, equity and inclusion efforts by representing our diverse workforce, facilitating networking and connections with peers, and supporting a culture of inclusion and engagement within the Company.
Environmental, Social and Governance
Our parent company, AIG, has a strong ESG foundation built on four pillars: community resilience, financial security, sustainable operations and sustainable investing. As we become a stand-alone business, we plan to leverage this framework as a starting point, and evolve our approach over time in line with our industry, geographic and business focus.
Community Resilience: Giving Back Through Philanthropy and Volunteerism
Operating as a responsible corporate citizen is central to our success as a business. We are committed to making a positive difference in the communities where we work, live and serve our customers. We align our charitable giving around building resilience and financial security for individuals, families and communities. For example, since 2014, we, in conjunction with AIG, have partnered with Junior Achievement to support financial education and workforce readiness, enabling thousands of students to participate in Junior Achievement programming.
We, in conjunction with AIG, currently support programs that leverage our employees’ passion for giving back. As part of AIG’s 2021 Global Volunteer Month, for example, our employees assembled snack packs for students and care packages for healthcare heroes, participated in a mentoring initiative to benefit black-owned businesses and engaged in virtual “mapathons” to map remote areas of the world so they can receive disaster relief. Employees also shared their knowledge, expertise and enthusiasm through pro bono consulting for nonprofit partners advancing financial literacy, education access, disaster resiliency and racial justice.
Financial Security: Helping People Achieve Financial Wellness and Sustainability
Enabling financial wellness is a key goal for us and the clients we serve. We offer products, resources and information to assist clients with their financial planning, including access to professional guidance, financial literacy and education and online tools and resources. As part of our commitment to promoting financial security and resilience more broadly, we also partner with the Foundation for Financial Planning to increase pro bono financial planning for at-risk Americans, including cancer patients, military veterans, victims of natural disasters, domestic violence survivors, financially vulnerable seniors and frontline healthcare workers.
With fewer people covered by traditional pension plans, annuities can fill a gap in retirement portfolios by providing a monthly check for as long as a person lives, no matter how the market performs. We are a leading provider of annuity products that offer the opportunity for growth, principal protection and protected income for life. We are also a founding member of the Alliance for Lifetime Income, a non-profit educational organization that educates Americans about the value and importance of having protected lifetime income in retirement.
As a life insurance and annuity provider, we help customers think about “longevity risk” — the possibility that people could deplete their retirement savings as they manage the healthcare, LTC and financial planning challenges that come with longer lifespans. In the United States, we offer life insurance products with accelerated death benefits that can be used to cover financial needs during one’s later retirement years.
We will continue to be an industry leader and advocate for insurance products and services that will serve the needs of our customers, and for ensuring financial security.
Sustainable Operations: Keeping Sustainability at the Core of Our Business Model
Sustainability is focused on protecting the future, and that’s at the heart of what we do: With a broad portfolio of products offered through partners and advisors, we help people envision their future.
Long-term business sustainability is critical to our ability to meet our customers’ needs, particularly in light of demographic trends driving the need for longer-term financial wellness. The backbone of our sustainability is a diversified, well-managed product line with a balanced and diverse approach to product distribution. Our multi-layered approach also relies on responsible governance, capital management with a view toward our long-term commitments, dynamic pricing, a risk-managed investment portfolio and hedging of market risks where applicable and economically prudent.
Intellectual Property
We rely on a combination of copyright, patent, trademark, trade secret and internet domain laws to establish and protect our intellectual property rights. We maintain a portfolio of trademarks that we consider important to the marketing of our products and business, some of which are registered with the U.S. Patent and Trademark Office and in other jurisdictions. These trademarks include product names that appear in this prospectus. We also protect aspects of our business as trade secrets, where appropriate. We believe that the value associated with our intellectual property is significant to our business.
Properties
We currently own and occupy the buildings comprising our corporate headquarters campus and related properties in Houston, Texas. We also have the following material office space leases: Brentwood, Tennessee; Los Angeles, California; and Cork, Ireland.

Legal Proceedings
For information regarding certain legal proceedings pending against us, see Note 15 of the notes to our audited consolidated financial statements included elsewhere in this prospectus. See “Risk Factors—Risks Relating to Business and Operations—We may be subject to significant legal, governmental, or regulatory proceedings.”
Regulation
Overview
Our operations are subject to regulation by many different types of regulatory authorities, including insurance, securities, derivatives and investment advisory regulators in the United States and abroad. The insurance and financial services industries are generally subject to close regulatory scrutiny and supervision. Insurance and other regulatory authorities and law enforcement agencies, attorneys general and other governmental authorities from time to time make inquiries and conduct examinations or investigations regarding our compliance, as well as compliance by other companies in our industry, with applicable laws.
Our insurance subsidiaries are subject to regulation and supervision by the states and other jurisdictions in which they do business. We expect that the U.S. and international regulations applicable to us and our regulated entities will continue to evolve for the foreseeable future. Legislators, regulators and self-regulatory organizations may also consider changes to existing laws or regulations impacting our business, such as, for example, changes to reserving and accounting requirements, standard of care for financial professionals, and permitted investments. See “Risk Factors—Risks Relating to Regulation—New domestic or international laws and regulations, or new interpretations of current laws and regulations may affect our ability to compete effectively.”
Additionally, while the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance industry and certain of our other operations. See “Risk Factors—Risks Relating to Regulation—Our business is heavily regulated.”
U.S. Regulation
State Insurance Regulation
Together, our U.S. insurance subsidiaries are licensed to transact insurance business, and are subject to extensive regulation and supervision by insurance regulators, in all 50 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands. The primary regulator of an insurance company, however, is located in its state of domicile. AGC is domiciled in Missouri and is primarily regulated by the Missouri Department of Commerce and Insurance, each of AGL and VALIC is domiciled in Texas and is primarily regulated by the Texas Department of Insurance, and USL is domiciled in New York and is primarily regulated by the DFS.
We are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws, regulations and guidance vary from jurisdiction to jurisdiction, but generally require registration and periodic reporting by insurance companies that are licensed in such jurisdictions and are controlled by other entities. Applicable legislation typically requires periodic disclosure concerning the entity that controls the registered insurer and the other companies in the holding company system and prior approval of intercompany transactions and transfers of assets, including in some instances payment of dividends by the insurance subsidiary, within the holding company system. Insurance holding company laws also generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any direct or indirect parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our U.S. insurance subsidiaries, Missouri, New York and Texas, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company, which may consider voting securities held at both the parent company and subsidiaries collectively. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. State insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of the voting securities.

As a holding company with no significant business operations of our own, we depend on dividends from our subsidiaries to meet our obligations. State insurance statutes typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. For example, the insurance statutes of Missouri and Texas generally permit without regulatory approval the payment of dividends that, together with dividends paid during the preceding twelve months, do not exceed the greater of (i) 10% of statutory policyholders’ surplus as of the preceding December 31 and (ii) statutory net gain from operations for the preceding calendar year. Additionally, under the Missouri and Texas insurance statutes, dividends may be paid only to the extent the insurer has unassigned surplus (as opposed to contributed surplus). In New York, the insurance statutes permit a domestic stock life insurer to pay an ordinary dividend (a) out of earned surplus up to a limit calculated pursuant to a statutory formula similar to the formula used in Missouri and Texas, provided that the DFS is given prior notice of such dividend and opportunity to disapprove the dividend if certain qualitative tests are not met, (b) out of other than earned surplus, up to a limit calculated pursuant to a different statutory formula or (c) out of other than earned surplus if such insurer does not have sufficient positive earned surplus to pay an ordinary dividend. Dividends in excess of applicable prescribed limits, based on prior year’s earnings and surplus of the insurance company, established by the applicable state regulations are considered to be extraordinary transactions and require prior approval or non-disapproval from the applicable insurance regulator.
As noted above, our U.S. insurance subsidiaries are subject to regulation and supervision by the states and other jurisdictions in which they do business. The method of such regulation varies but generally has its source in statutes that delegate regulatory and supervisory powers to a state insurance official. The regulation and supervision relate primarily to the financial condition of the insurers and their corporate conduct and market conduct activities. This includes approval of policy forms and rates, the standards of solvency that must be met and maintained, including with respect to risk-based capital, the standards on transactions between insurance company subsidiaries and their affiliates, including restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, the licensing of insurers and their agents, deposits of securities for the benefit of policyholders, requirements for acceptability of reinsurers and the establishment of credit for reinsurance requirements, periodic examinations of the affairs of insurance companies, the form and content of reports of financial condition required to be filed, requirements for reserves and enterprise risk management and corporate governance requirements. Our insurance subsidiaries are also subject to requirements on investments, which prescribe the kind, quality and concentration of investments they can make, and on investment practices, such as derivatives, securities lending and repurchase transactions. In general, such regulation is for the protection of policyholders rather than the creditors or equity owners of these companies.
State insurance laws and regulations also include numerous provisions governing the marketplace activities of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices, customer privacy protection, permissible use of data in insurance practices, and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct inquiries, data calls, investigations and examinations. Insurance regulators have given greater emphasis in recent years to the investigation of allegations of improper life insurance pricing and sales practices by life and annuity insurers, including, for example, race-based underwriting or sales practices, improper use of external data in underwriting, misleading sales presentations by insurance agents, targeting of the elderly or other vulnerable adults and suitability of product for potential customers. State legislatures and insurance regulators have also shown interest in the use of external data and artificial intelligence in insurance practices, including underwriting, marketing and claims practices. The NAIC adopted Artificial Intelligence Principles in August 2020, and a number of states have had legislative or regulatory initiatives relating to the use of external data and artificial intelligence in the insurance industry, including bulletins issued in 2022 by the California and Connecticut Departments of Insurance, advising insurers of their obligations related to unfair discrimination when using big data and artificial intelligence. Additionally, the Colorado Division of Insurance has held multiple stakeholder meetings in 2022 and publicly announced plans to conduct an insurer survey and data request to inform rulemaking for its algorithmic and external data accountability law that goes into effect no earlier than January 1, 2023. Insurance regulators have also shown interest in climate change risk and disclosure. For example, towards the end of 2021, the NAIC Climate and Resiliency (EX) Task Force Solvency Workstream issued an informal questionnaire to stakeholders on potential enhancements to existing regulatory tools relative to the solvency effects of climate change. The feedback is being used to propose enhancements to the NAIC’s

Financial Analysis Handbook, the Financial Condition Examiners Handbook and the ORSA Guidance Manual to address climate change risks and their impact on solvency. The chief insurance regulators of a number of states, including New York, require insurance companies to respond to a climate risk disclosure survey on how they manage risks related to climate change. The NAIC Climate and Resiliency (EX) Task Force recently adopted a revised climate risk disclosure survey that closely aligns with guidelines by the Task Force on Climate Related Disclosures and in April 2022, the NAIC Plenary adopted the redesigned climate risk disclosure survey as a voluntary risk management tool available for state insurance regulators to use to assess an insurer’s climate-related risks. Insurance companies required to respond to the climate risk disclosure survey must generally comply with the new reporting standard by November 2022. New York is among the states that have committed to use the redesigned climate risk disclosure survey in 2022. In addition, the DFS has announced that it expects insurers to integrate financial risks from climate change into their governance frameworks, risk management processes and business and investment strategies. On November 15, 2021, the DFS issued final Guidance for New York Domestic Insurers on Managing the Financial Risks from Climate Change, detailing the DFS’s expectations related to insurers’ management of the financial risks from climate change.
Further, as part of their regulatory oversight process, state insurance departments conduct periodic examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are generally carried out in cooperation with the insurance regulators of other states under guidelines promulgated by the NAIC. State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also, from time to time, make inquiries and conduct examinations or investigations regarding our compliance, as well as other companies in our industry, with, among other things, insurance laws and securities laws.
There can be no assurance that any noncompliance with such applicable laws, regulations or guidance would not have a material adverse effect on our business, results of operations, financial condition and liquidity.
NAIC Activities and Model Laws
In the United States, the NAIC is a standard-setting and regulatory support organization created and governed by the chief insurance regulators from the 50 states, the District of Columbia and five U.S. territories. The NAIC is not a regulator, but, with assistance from the NAIC, state insurance regulators establish standards and best practices, conduct peer reviews and coordinate regulatory oversight. The NAIC’s mandate is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the states. The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Manual. However, model insurance laws and regulations are only effective when adopted by the states, and NAIC statutory accounting and reporting principles may be modified by each state. Every state has adopted, in substantial part, the RBC Model Law promulgated by the NAIC or a substantially similar law, which allows states to act upon the results of RBC calculations, and provides four incremental levels of regulatory action regarding insurers whose RBC calculations fall below specific thresholds. Those levels of action range from the requirement to submit a plan describing how an insurer would regain a specified RBC ratio to a mandatory regulatory takeover of the company. The RBC formula is designed to measure the adequacy of an insurer’s statutory surplus in relation to the risks inherent in its business. The RBC formula computes a risk-adjusted surplus level by applying discrete factors to various asset, premium, reserve and other financial statement items, or in the case of interest rate and equity return (C-3) market risk, applying stochastic scenario analyses. These factors are developed to be risk-sensitive so that higher RBC requirements are applied to items exposed to greater risk. At its meeting in April 2022, the NAIC adopted a recommendation for structural changes to the mortality factors used in the calculation of insurance risk and exposed for comment instructions to implement such structural changes. Further, during the NAIC 2021 Summer National Meeting, the NAIC adopted changes to the RBC factors for bonds and real estate, which became effective on December 31, 2021. The modified bond and real estate factors are not expected to have a material impact on our RBC calculations. An RBC Investment Risk and Evaluation (E) Working Group was subsequently formed and tasked with performing a comprehensive review of the RBC investment framework for RBC investment types. In May 2022, the Valuation of Securities (E) Task Force published a proposal to determine RBC treatment for collateralized loan obligations (“CLOs”) through a modeling approach, which is intended to normalize RBC treatment across CLOs and may ultimately result in an increase in risk-based capital charges on CLOs. The proposal was exposed for comment in June 2022 and work is ongoing, with implementation of any amendments possible as early as the end of 2023. Relatedly, during the NAIC's August 2022 meetings, the Statutory

Accounting Principles (E) Working Group exposed for comment changes to its proposal to revise the principle-based bond definition as part of its efforts to reevaluate RBC charges for CLOs and eventually other structured securities. Statutory accounting principles promulgated by the NAIC, including for our insurance company subsidiaries, have been, or may be, modified by individual state laws, regulations and permitted practices granted by our domiciliary insurance regulators. Changes to the NAIC Accounting Manual or modifications by the various state insurance departments may impact the investment portfolios and the statutory capital and surplus of our U.S. insurance companies. The RBC ratio of each of our U.S. based insurance companies, determined by the ratio of a company’s total adjusted capital (as defined by the NAIC) to its “company action level” of RBC (as defined by the NAIC), exceeded minimum required levels as of December 31, 2021.
We believe that we will be able to maintain our RBC ratios in excess of “company action level” through appropriate underwriting, claims handling, investing and capital management. However, no assurances can be given that developments affecting us or our insurance subsidiaries, many of which could be outside of our control, will not cause our RBC ratios to fall below our targeted levels. See “Risk Factors—Risks Relating to Regulation—Our business is heavily regulated,” “Risk Factors—Risks Relating to Regulation—New domestic or international laws and regulations, or new interpretations of current laws and regulations, may affect our ability to compete effectively” and “Risk Factors—Risks Relating to Regulation—Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products and impact the taxation of our operations.”
Regulation XXX requires insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and universal life policies with secondary guarantees (“ULSGs”). Guideline AXXX clarifies the application of Regulation XXX as to these guarantees, including certain ULSGs. In December 2012, the NAIC approved a new Valuation Manual containing a principle-based approach to life insurance company reserves. PBR is designed to tailor the reserving process to more closely reflect the risks of specific products, rather than the factor-based approach employed historically. The Valuation Manual became effective on January 1, 2017, after revisions to the NAIC’s model Standard Valuation Law were enacted by the requisite number of states, representing the required premium volume. Subsection 20 of the Valuation Manual (“VM-20”) applies to individual life insurance reserves, most notably term insurance and ULSGs. VM-20 is also referred to as “Life PBR,” and replaces Regulation XXX and Guideline AXXX for new life insurance business issued after January 1, 2017. As permitted by applicable regulations, we deferred implementation of Life PBR until January 1, 2020, and have implemented it as of such date with respect to relevant policies issued on or after January 1, 2020. Variable annuity reserving requirements, found in subsection 21 of the Valuation Manual (“VM-21”), replaced the previous Actuarial Guideline XLIII requirements. Substantial revisions to VM-21 became effective January 1, 2020, with options for early adoption or phased-in adoption. We applied VM-21 in full, effective January 1, 2020, to both new and existing VA business. VM-21 is also referred to as “VA PBR.” The NAIC’s work to update the Valuation Manual and address issues relating to the PBR framework, including VM-20 and VM-21, is ongoing, with certain amendments adopted for the January 1, 2023 version of the Valuation Manual. See Notes 7 and 17 to our audited consolidated financial statements for risk and additional information related to these statutory reserving requirements. In addition, during the NAIC August 2022 meetings, the Executive (EX) Committee and Plenary adopted a new actuarial guideline applicable to asset adequacy analysis of reserves for life insurers with certain minimum general account reserves. The guideline clarifies the appropriate support for certain assumptions, particularly with respect to complex assets like asset-backed securities and CLOs. The guideline will apply to the December 31, 2022 Annual Statement and is expected to be incorporated into subsection 30 of the Valuation Manual at a later date.
The NAIC’s Insurance Holding Company System Regulatory Act (the “Model Holding Company Act”) and the Insurance Holding Company System Model Regulation include (i) provisions authorizing NAIC insurance commissioners to act as global group-wide supervisors for internationally active insurance groups and participate in international supervisory colleges and (ii) the requirement that the ultimate controlling person of a U.S. insurer file an annual enterprise risk report with its lead state regulator identifying risks likely to have a material adverse effect upon the financial condition or liquidity of its licensed insurers or the insurance holding company system as a whole. All of the states where we have domestic insurers have enacted a version of the revised Model Holding Company Act, including the enterprise risk reporting requirement.

The NAIC’s Risk Management and Own Risk and Solvency Assessment Model Act (“ORSA”) requires that insurers maintain a risk management framework and conduct an internal own risk and solvency assessment of the insurer’s material risks in normal and stressed environments. All of the states where we have domestic insurers have enacted a version of ORSA. The NAIC has also adopted a Corporate Governance Annual Disclosure Model Act (“CGAD”) that requires insurers to submit an annual filing regarding their corporate governance structure, policies and practices. All of the states where we have domestic insurers have enacted a version of the CGAD.
The NAIC developed its Group Capital Calculation (“GCC”) for the supervision of insurance groups in the United States, which it adopted in December 2020. In May 2021, the NAIC determined that provisions of the December 2020 amendments to the Model Holding Company Act that authorize the GCC and liquidity stress testing (“LST”) will become accreditation standards, and thus states must adopt significant elements of the model to remain accredited. The LST applies to large life insurers based on a set of scope criteria. The purpose of LST is to support macroprudential surveillance, including to assess the potential impact on broader financial markets of aggregate asset sales within a liquidity stress scenario. The proposed effective date of the accreditation standard is January 1, 2026, though the NAIC has encouraged states to implement the GCC provisions by November 7, 2022, the deadline by which U.S. states must adopt GCC requirements or face federal preemption in connection with covered agreements the United States reached with the EU and UK to address, among other things, group capital requirements. Certain states have already adopted the GCC requirements in their statutes including Missouri. In May 2022, New York proposed legislation which would impose GCC requirements on parent companies of insurers doing business in New York. Texas recently announced that it is also considering adopting GCC requirements, which are expected to align rules in Texas with the NAIC's accreditation requirements. We continue to monitor efforts to adopt the requirements in New York and Texas. The NAIC is currently considering whether a future LST framework should be modified to include issues, for example, related to separate accounts or to provide consistency in certain stress test assumptions. The NAIC LST Study Group will review 2021 year-end LST data to determine whether certain changes should be made. In 2021, the NAIC GCC Working Group conducted a GCC trial implementation using 2020 data with volunteer companies and their lead states. The GCC Working Group exposed for public comment a memorandum from NAIC staff in November 2021 outlining the NAIC’s proposed changes to the GCC reporting template and instructions based on the trial results and feedback from volunteer insurance groups. A revised template and instructions were adopted in May 2022 and will be effective in a number of states for 2022 year-end reporting.
State Guaranty Associations
U.S. states have state insurance guaranty associations in which insurers doing business in the state are required by law to be members. Member insurers may be assessed by the associations for certain obligations of insolvent insurance companies to policyholders and claimants. Typically, states assess member insurers in amounts related to the member’s proportionate share of the relevant type of business written by all members in the state. Some jurisdictions permit member insurers to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. The protection afforded by a state’s guaranty association to policyholders of insolvent insurers varies from state to state. The aggregate assessments levied against us have not been material to our financial condition in any of the past three years.
Dodd-Frank
Dodd-Frank, signed into law in 2010, brought about extensive changes to financial regulation in the United States and established the Financial Stability Oversight Council. Dodd-Frank also established the Federal Insurance Office (“FIO”) to serve as the central insurance authority in the federal government. While not serving a regulatory function, FIO performs certain duties related to the business of insurance and has authority to collect information on the insurance industry and recommend prudential standards. In addition, FIO monitors market access issues, represents the United States in international insurance forums and has authority to determine if certain regulations are preempted by covered agreements.
Title V of Dodd-Frank authorizes the United States to enter into covered agreements with foreign governments or regulatory entities regarding the business of insurance and reinsurance. On September 22, 2017, the United States and the EU entered into such an agreement to address, among other things, reinsurance collateral and group capital requirements, and on December 18, 2018, the United States signed a covered agreement with the UK in anticipation of the UK’s withdrawal of its membership in the EU, commonly referred to as Brexit, which is similar to the agreement with the EU. U.S. state regulators have five years from the dates the covered agreements were signed to adopt reinsurance reforms and group capital requirements that meet the prescribed conditions set forth in the applicable covered agreement or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption and Solvency II group capital requirements would apply to groups based in the United States. In June 2019, the NAIC adopted amendments to the credit for reinsurance model law and regulation to conform to the requirements of the covered agreements. A version of the credit for reinsurance model law and regulation has been adopted in most U.S. jurisdictions. In December 2020, the NAIC adopted a GCC that, if enacted by the states by November 7, 2022, is expected to satisfy the conditions in the covered agreements. Certain states have already adopted the GCC requirements in their statutes.
Title VII of Dodd-Frank provides for significantly increased regulation of, and restrictions on, derivatives markets and transactions that have affected and, as additional regulations come into effect, could affect various activities of insurance and other financial services companies, including (i) regulatory reporting for swaps, including security-based swaps, (ii) mandated clearing through central counterparties and execution through regulated swap execution facilities for certain swaps (other than security-based swaps, which are not currently subject to mandatory execution or clearing requirements but could be in the future) and (iii) margin and collateral requirements. The Commodities Futures Trading Commission (“CFTC”), which oversees and regulates the U.S. swap, commodities and futures markets, and the SEC, which oversees and regulates the U.S. securities and security-based swap markets, have finalized the majority of the rules to carry out such mandate of Title VII of Dodd-Frank. Increased regulation of, and restrictions on, derivatives markets and transactions, including regulations related to initial margin for swaps and securities-based swaps, could increase the cost of our trading and hedging activities, reduce liquidity and reduce the availability of customized hedging solutions and derivatives.
Dodd-Frank mandated a study to determine whether stable value contracts should be included in the definition of “swap.” If that study concludes that stable value contracts are swaps, Dodd-Frank authorizes certain federal regulators to determine whether an exemption from the definition of a swap for stable value contracts is appropriate and in the public interest. Our Institutional Markets business issues stable value contracts. We cannot predict what regulations might emanate from the aforementioned study or be promulgated applicable to this business in the future. In the event that the study determines that stable value contracts should be included in the definition of “swap,” Section 719(d)(1)(C) of Dodd-Frank provides that such determination would only apply to newly issued stable value contracts.
Title II of Dodd-Frank provides that a financial company whose largest United States subsidiary is an insurer may be subject to a special orderly liquidation process outside the Bankruptcy Code. That process is to be administered by the Federal Deposit Insurance Corporation upon a determination that the company is: (i) in default or in danger of default, (ii) would have serious adverse effects on U.S. financial stability were it to fail and be resolved, (iii) is not likely to attract private sector alternatives to default and (iv) is not suitable for resolution under the Bankruptcy Code. Dodd-Frank authorizes possible assessments to cover the costs of any special resolution of a financial company conducted under Title II. U.S. insurance subsidiaries of any such financial company, however, would be subject to rehabilitation and liquidation proceedings under state insurance law.
Pursuant to Dodd-Frank, federal banking regulators adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These rules, which became effective on January 1, 2019, generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Certain of our derivatives, securities lending agreements and repurchase agreements are subject to these rules, and as a result, we are subject to greater risk and could receive a more limited recovery in the event of a default by such bank institution or the applicable affiliates.
ERISA
We provide products and services to certain employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the Code. Plans subject to ERISA include certain pension and profit sharing plans and welfare plans, including health, life and disability plans. As a result, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and that fiduciaries may not cause a covered plan to engage in certain prohibited transactions. The applicable provisions of ERISA and the Code are subject to enforcement by the DOL, the IRS and the Pension Benefit Guaranty Corporation.
Standard of Care Developments
We and our distributors are subject to laws and regulations regarding the standard of care applicable to sales of our products and the provision of advice to our customers. In recent years, many of these laws and regulations have been revised or reexamined while others have been newly adopted. We continue to closely follow these legislative and regulatory activities. Changes in standard of care requirements or new standards issued by governmental authorities, such as the DOL, the SEC, the NAIC or state regulators and/or legislators, have impacted, and may in the future, impact our businesses, results of operations and financial condition.
DOL Fiduciary Rule
In June 2020, the DOL issued final guidance on the definition of a “fiduciary” for purposes of transactions with ERISA qualified plans, related plan participants and IRAs. The DOL’s final guidance confirmed use of a five-part test for determining who is an investment advice fiduciary and also confirmed related exemptions. In December 2020, the DOL issued the final version of a new prohibited transaction exemption for parties that qualify as investment advice fiduciaries (the “DOL Fiduciary Rule”). This final version is intended to align broadly with the SEC’s Best Interest Regulation as well as other relevant standards of care requirements. See “—SEC Best Interest Regulation.” The terms of the DOL’s exemption impose impartial conduct standards (including a best interest standard), as well as:
•	disclosure obligations;
•	a duty to establish, maintain and follow policies and procedures intended to comply with the exemption; and
•	a duty to perform an annual retrospective review for compliance with the exemption.
We have reviewed the final DOL exemption and associated preamble, both for applicability and for the impact the exemption may have on our businesses and operations, including the scope of any applicable fiduciary status and duties. As a general matter, where fiduciary status is applicable, we are utilizing the processes and procedures we implemented for the SEC’s Best Interest Regulation to satisfy some or all of the corresponding provisions in the DOL guidance. Nevertheless, implementation may still result in increased compliance obligations and costs for certain of our businesses.
In June 2021, the DOL indicated that it was reviewing issues relating to its regulation of fiduciary investment advice and will take further regulatory actions. The review is set to make changes to investment advice regulation defining what constitutes fiduciary “investment advice” to ERISA Plans and IRAs as regards the DOL Fiduciary Rule. The DOL will consider the practices of investment advisers and the expectations of plan officials, participants and IRA owners who receive investment advice, as well as developments in the investment marketplace, including the ways advisers are compensated that can subject advisers to harmful conflicts of interest, in order to limit or expand the regulatory definition of the term “fiduciary” in respect of persons rendering investment advice for a fee to employee benefit plans and IRAs. The DOL also indicated that it is reviewing, and may amend, prohibited transaction exemptions available to investment advice fiduciaries. Among other impacts of potential changes, amendments could have an adverse effect on sales of annuities through our independent distribution partners. In its 2022 semi-annual published agenda, the DOL indicated it would issue a proposal in December 2022. We continue to monitor developments with respect to the DOL Fiduciary Rule and prohibited transactions exemptions.
SEC Best Interest Regulation
On June 30, 2020, Regulation Best Interest (“Regulation BI”), which establishes new rules regarding the standard of care a broker must meet when making a recommendation to a retail customer in connection with the sale of a security or other covered recommendation, and Form CRS, which requires enhanced disclosure by broker-dealers and investment advisers regarding client relationships and certain conflicts of interest issues, became effective. Both had been adopted by the SEC in June 2019 as part of a package of final rulemakings and interpretations, at the same time as the SEC issued two interpretations under the Investment Advisers Act of 1940. The first interpretation addressed the standard of conduct applicable to SEC-registered investment advisers, including details regarding the fiduciary duty owed to clients, required disclosures and the adviser’s continuous monitoring obligations. The second interpretation clarified when investment advice would be considered “solely incidental” to brokerage activity for purposes of the broker-dealer exclusion from SEC investment adviser registration. These two SEC interpretations became final upon publication. The SEC has also issued multiple sets of frequently asked questions on certain aspects of Regulation BI and Form CRS, and the SEC could provide additional guidance regarding these final rules.
We have evaluated the impact of the package of final rulemakings and interpretations on us and on our customers, distribution partners and financial advisers and have made significant investments to implement and enhance tools, processes and procedures, where needed, to comply with the final rules and interpretations. These efforts and enhancements have resulted in increased compliance costs and may impact sales results and increase regulatory and litigation risk, primarily for our Group Retirement business.
FINRA Standard of Care Development
Effective June 30, 2020, FINRA Rule 2111 was amended to provide that FINRA’s suitability requirements do not apply to recommendations that are subject to Regulation BI. This amendment was intended to mitigate any potential confusion regarding which standard of conduct applies to retail consumers. FINRA’s suitability rules still apply to recommendations that are not covered by Regulation BI, such as recommendations to institutional customers.
State Standard of Care Developments
In February 2020, the NAIC adopted revisions to its Suitability in Annuity Transactions Model Regulation (#275) (the “NAIC Model”) implementing a best interest standard of care applicable to sales and recommendations of annuities. The new NAIC Model conforms in large part to Regulation BI, providing that all recommendations by agents and insurers must be in the best interest of the consumer under known circumstances at the time an annuity recommendation is made, without placing agents’ or insurers’ financial interests ahead of the consumer’s interest in making a recommendation. Specifically, the NAIC Model requires agents and insurers to act with “reasonable diligence, care and skill” in making recommendations. The revisions also include enhancements to the current model’s supervision system to assist in compliance. A majority of states have already adopted amendments to their suitability rules based on the NAIC Model revisions, and we expect that additional states will do so. We are closely monitoring these developments, including state-level variations from the NAIC Model. We are also implementing and enhancing processes and procedures, where needed, designed to comply with the NAIC Model and state-specific revisions.
In addition, certain state insurance and/or securities regulators and legislatures have adopted, or are considering adopting, their own standards of conduct, some of which are broader in scope than the NAIC Model. For example, in July 2018, the DFS adopted a best interest standard of care regulation applicable to annuity and life insurance transactions through issuance of the First Amendment to Insurance Regulation 187 — Suitability and Best Interests in Life Insurance and Annuity Transactions (“Regulation 187”). The compliance date for Regulation 187 was August 1, 2019 for annuity products and was February 1, 2020 for life insurance products. As amended, Regulation 187 requires producers to act in their client’s best interest when making point-of-sale and in-force recommendations and provide in writing the basis for the recommendation, as well as the facts and analysis to support the recommendation. The amended regulation also imposes additional duties on life insurance companies in relation to these transactions, such as requiring insurers to establish and maintain procedures designed to prevent financial exploitation and abuse. In April 2021, the Appellate Division of the NYS Supreme Court, Third Department, overturned Regulation 187 for being unconstitutionally vague. In June 2021, the DFS appealed this ruling to the New York State Court of Appeals, which automatically granted a stay, meaning that Regulation 187 remains in effect pending a decision by the Court of Appeals. We have implemented and enhanced processes and procedures, where needed, designed to comply with this regulation.
Besides New York, other states have also adopted, or are considering adopting, legislative and/or regulatory proposals implementing fiduciary duty standards with applicability to insurance producers, agents, financial advisors, investment advisers, broker-dealers and/or insurance companies. The proposals vary in scope, applicability and timing of implementation. We are closely monitoring these developments and evaluating their potential impacts on our products and services, our customers, distribution partners and financial advisors and the life and retirement industry overall in the United States.
Federal Retirement Legislation
On December 20, 2019, the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act was signed into law. The SECURE Act includes many provisions affecting qualified contracts, some of which became effective upon enactment on January 1, 2020 or later, and some of which were retroactively effective. Some of the SECURE Act provisions that became effective on January 1, 2020, include, without limitation: an increase in the age at which required minimum distributions generally must commence, to age 72, from the previous age of 70 1∕2; new limitations on the period for beneficiary distributions following the death of the plan participant or IRA owner; elimination of the age 70 1∕2 restriction on IRA contributions (combined with an offset to the amount of eligible qualified charitable distributions by the amount of post-70 1∕2 IRA contributions); a new exception to the 10% additional tax on early distributions for the birth or adoption of a child, which also became an allowable plan distribution event; and, reduction of the earliest permissible age for in-service distributions from pension plans and certain Section 457 plans to 59 1∕2. We have implemented new processes and procedures, where needed, designed to comply with the new requirements.
In 2022, the House passed comprehensive federal retirement legislation (the Securing a Strong Retirement Act of 2021), and two comprehensive retirement proposals, the Retirement Security and Savings Act and the Retirement Improvement and Savings Enhancement to Supplement Healthy Investments for the Nest Egg Act, are pending in the Senate. The proposals may impact our products and services, including changes to required minimum distribution rules and enhanced obligations for retirement account reporting. In addition, other discrete proposals related to retirement are pending in Congress at this time that may impact our products and services, which could be included in any comprehensive federal retirement legislation. We continue to monitor these developments.
U.S. Securities, Investment Adviser, Broker-Dealer and Investment Company Regulation
Our investment products and services are subject to applicable federal and state securities, investment advisory, fiduciary, including ERISA, and other laws and regulations. The principal U.S. regulators of these operations include the SEC, FINRA, CFTC, Municipal Securities Rulemaking Board, state securities commissions, state insurance departments and the DOL.
Our variable life insurance, variable annuity and mutual fund products generally are subject to regulation as “securities” under applicable federal securities laws, except where exempt. Such regulation includes registration of the offerings of these products with the SEC, unless exempt from such registration, and requirements of distribution participants to be registered as broker-dealers, as well as recordkeeping, reporting and other requirements. This regulation also involves the registration of mutual funds and other investment products offered by our businesses, and the separate accounts through which our variable life insurance and variable annuity products are issued, as investment companies under the Investment Company Act, except where exempt. The Investment Company Act imposes requirements relating to compliance, corporate governance, disclosure, recordkeeping, registration and other matters. In addition, the offering of these products may involve filing and other requirements under the securities laws of the states and other jurisdictions where offered, including the District of Columbia and Puerto Rico. Our separate account investment products are also subject to applicable state insurance regulation.
We have several subsidiaries that are registered as broker-dealers under the Exchange Act and are members of FINRA and/or are registered as investment advisers under the Advisers Act. Certain of these broker-dealers and investment advisers are involved in our life and annuity product sales, including participating in their distribution and/or serving as an investment adviser to mutual funds that underlie variable products offered by us. Other subsidiaries are registered with the SEC as investment advisers under the Advisers Act and serve as an investment adviser to out-of-plan and in-plan participant customers, act as the primary investment advisers to our insurance subsidiaries and certain non-insurance subsidiaries and also provide investment management and advisory services to unaffiliated institutional clients. In addition to registration requirements, the Exchange Act, the Advisers Act and the regulations thereunder impose various compliance, disclosure, qualification, recordkeeping, reporting and other requirements on these subsidiaries and their operations. Our investment adviser subsidiaries and our broker-dealer subsidiaries, and their licensed representatives, are also subject to standard of care obligations. See “—Standard of Care Developments” for further information. State securities laws also impose filing and other requirements on broker-dealers, investment advisers and/or their licensed representatives, except where exempt. The SEC, FINRA and other regulatory bodies also have the authority to examine regulated entities, such as our broker-dealer and investment adviser subsidiaries, and to institute administrative or judicial proceedings that may result in censure, fines, prohibitions or restrictions on activities, or other administrative sanctions.
Further, our licensed sales professionals appointed with certain of our broker-dealer and/or investment adviser subsidiaries and our other employees, insofar as they sell products that are securities, including wholesale and retail activity, are subject to the Exchange Act and to examination requirements and regulation by the SEC, FINRA and state securities commissioners. Regulation and examination requirements also extend to our subsidiaries that employ or control those individuals.
The business of our investment adviser subsidiaries will be impacted by SEC regulatory initiatives with respect to the investment management business. The SEC is engaged in various initiatives and reviews that seek to improve and modernize the regulatory structure governing the investment management industry, including investment advisers registered under the Advisers Act and investment companies registered under the Investment Company Act. In addition to rules discussed above, the SEC has adopted rules that include (i) new monthly and annual reporting requirements for mutual funds, (ii) enhanced reporting regimes for investment advisers, (iii) implementing liquidity risk management programs for mutual funds, other than money market funds, (iv) significant amendments to rules regarding advertisements by investment advisers and (v) significant changes to the regulations applicable to the use of derivatives by mutual funds and mutual funds’ valuation methodologies and procedures. The SEC also proposed comprehensive changes to the regulation of investment advisers to private funds, and is also expected to propose amendments to the rule regarding the custody of client assets. These rules increase, and any additional rules or regulatory initiatives resulting from the SEC’s efforts may further increase (and in the case of the private funds rules, will increase), the reporting and disclosure requirements for our investment adviser subsidiaries in addition to other regulatory and compliance burdens. These increased regulatory and compliance burdens could be costly and may impede the growth of our investment adviser subsidiaries.
The SEC, beginning in late 2020 and continuing through 2022, instituted a comprehensive regulatory agenda focusing on ESG issues. The SEC commissioners and staff announced a number of actions, including forming an enforcement task force designed to harmonize the efforts of the SEC’s divisions and offices, proposed comprehensive rulemakings for ESG disclosure for investment advisers and funds registered under the Investment Company Act and climate-specific disclosure for public issuers, announcing ESG as an examination priority, addressing stockholder rights and creating accountability in statements and conduct, and proposed amendments to the “names rule” under the Investment Company Act to reflect the effect of ESG factors on a fund’s investment objectives and performance. The SEC’s Division of Examinations issued a risk alert in 2021 highlighting ESG deficiencies, internal control weaknesses and effective practices identified during recent examinations of investment advisers, registered investment companies and private funds. The increased regulatory and compliance burdens that we expect would result from the implementation of any of these initiatives could be costly.
On March 21, 2022, the SEC released proposed rule changes on climate-related disclosure, among other items. The proposed rule changes would require registrants to include certain climate-related disclosures in registration statements and periodic reports, including information about climate-related risks that are reasonably likely to have a material impact on the registrant’s business, results of operations, or financial condition, and include a new note to their audited financial statements that provides certain climate-related metrics and impacts on a line-item basis. The required information about climate-related risks also would include disclosure of a registrant’s greenhouse gas emissions (including Scope 3 emissions), information about climate-related targets and goals, and transition plan, if any, and would require extensive attestation requirements. If adopted as proposed, the rule changes are expected to result in additional compliance and reporting costs.
In August 2019, the SEC published guidance to assist investment advisers with their proxy voting responsibilities under the Advisers Act. The guidance confirmed that investment advisers’ fiduciary duties of care and loyalty to their clients apply to proxy voting and encouraged advisors with voting authority to review their policies and procedures in detail and consider whether more analysis may be required under certain circumstances, including when a proxy advisory firm’s services are retained. In July 2020, the SEC adopted new amendments to the proxy rules, requiring proxy advisory firms to disclose any conflicts of interest along with their voting recommendations. In July 2020, the SEC also supplemented its 2019 guidance with a policy statement in connection with amendments to the proxy solicitation rules under the Exchange Act. The policy statement focused on investment advisers’ obligations in connection with pre-populated proxies and automated voting of proxies and reminded advisers to consider whether their proxy voting policies and procedures adequately address information received after pre-population but before the voting submission deadline. The 2019 and 2020 guidance and amendments could impact voting arrangements between our investment adviser subsidiaries and their clients and lead to additional compliance, operational and disclosure obligations for our investment adviser subsidiaries.
Privacy, Data Protection and Cybersecurity
We are subject to U.S. laws and regulations that require financial institutions and other businesses to protect the security and confidentiality of personal and other sensitive information and provide notice of their practices relating to the collection, disclosure and other processing of personal information, including their policies relating to protecting the security and confidentiality of that information. We also are subject to U.S. laws and regulations requiring notification to affected individuals and regulators of security breaches. Congress and state legislatures are expected to continue to consider additional regulation relating to privacy and other aspects of customer information. Below we highlight a few key, recently enacted regulations.
In October 2017, the NAIC adopted the Insurance Data Security Model Law (“NAIC Model Law”), which would require insurers, insurance producers and other entities required to be licensed under state insurance laws to develop and maintain a written information security program, conduct risk assessments, oversee the data security practices of third-party service providers and other related requirements.
On March 1, 2019, the DFS cybersecurity regulation became fully effective, requiring covered financial services institutions to implement a cybersecurity program designed to protect information systems. The regulation imposes specific technical safeguards as well as governance, risk assessment, monitoring and testing, third-party service provider incident response and reporting and other requirements. We annually file certifications of compliance as required under the DFS cybersecurity regulation. Requirements under the DFS’ cybersecurity regulation are similar in many, but not all, respects to those under the NAIC Model Law. Further, on July 29, 2022, DFS released draft amendments to its cybersecurity regulation, which include additional obligations for large insurers, enhanced governance requirements, updates to risk assessment requirements, new technology requirements, several new notification obligations and clarifying changes regarding enforcement. The pre-proposal comment period on these draft amendments will end on August 18, 2022.
On October 21, 2019, the NAIC formed a Privacy Protections Working Group to review state insurance privacy protections regarding the collection, use and disclosure of information gathered in connection with insurance transactions and make recommended changes, as needed, to certain NAIC model laws. During its 2021 meeting, the NAIC also formed the Innovation, Cybersecurity, and Technology Committee, of which the Privacy Protections Working Group is a part, to monitor and address matters related to cybersecurity, innovation, data security and privacy protections and emerging technology issues.
California has also enacted the California Consumer Privacy Act of 2018 (“CCPA”). The CCPA imposes a number of requirements on businesses that collect the personal information of California consumers, including requirements that provide individuals with certain rights to their personal information and make mandatory disclosures regarding how the businesses use and disclose consumers’ personal information. The CCPA also establishes a private right of action in some cases if consumers’ personal information is subject to a data breach resulting from a business’ failure to implement and maintain reasonable security practices. On November 3, 2020, California voters passed a ballot initiative, the California Privacy Rights Act (the “CPRA”), that imposes additional obligations on companies that collect California consumers’ personal information, including to provide a right to correct personal information, additional protections for certain uses of sensitive personal information and certain limitations on data use and on data sharing that does not involve a sale of personal information. The CPRA also creates a new California Privacy Protection Agency which will be charged with enforcing both the CCPA and the CPRA. The CPRA will take effect on January 1, 2023.
Virginia, Colorado, Utah and Connecticut have each passed comprehensive privacy laws that will become effective between January 1, 2023 and December 31, 2023. Similar legislation has been proposed in other states and additional privacy and cybersecurity laws are expected to be enacted by the states or the federal government in the near future. The above-mentioned changes in the privacy and cybersecurity law landscape in the United States may require additional compliance investment and additional changes to policies, procedures and operations.
In February 2022, the SEC released several proposed rules relating to cybersecurity risk management, incident reporting and disclosures for investment advisers and funds. If enacted, the proposed rules would, among other things, require that advisers implement certain cybersecurity policies and procedures such as risk assessments, report significant cybersecurity incidents to the SEC within 48 hours and include cybersecurity-related disclosures in their Form ADV Part 2A.
In March 2022, the SEC released several proposed rules enhancing disclosure requirements for registered companies covering cybersecurity risk and management. If enacted, the proposed rules would, among other things, require disclosure of any material cybersecurity incident on its Form 8-K within four business days of determining that the incident it has experienced is material. They would also require periodic disclosures of, among other things, (i) details on the company’s cybersecurity policies and procedures, (ii) cybersecurity governance and oversight policies, including the board of directors’ oversight of cybersecurity risks and (iii) details of any cybersecurity incident that was previously disclosed on Form 8-K, as well as any undisclosed incidents that were non-material, but have become material in the aggregate.
With respect to our investment adviser subsidiaries and the mutual funds and registered separate accounts, the SEC continues to focus on cybersecurity in the asset management industry. The SEC has published periodic guidance on the topic, recommending periodic assessments of information, how it is stored and how vulnerable it is, as well as strategies to prevent, detect and respond to cyber threats, including access controls, governance and risk assessments, training, data encryption, restrictions on removable storage media, robust backup procedures, incident response plans and routine testing. Further, investment advisers to fund complexes must also focus on their growing network of third-party service providers. The SEC’s Division of Examinations issued examination observations in January 2020 related to cybersecurity and operational resiliency practices taken by market participants. The observations highlight certain approaches taken by market participants in the areas of governance and risk management, access rights and controls, data loss prevention, mobile security, incident response and resiliency, vendor management, and training and awareness. In its observations, the Division of Examinations highlighted specific examples of cybersecurity and operational resiliency practices and controls that organizations have taken to potentially safeguard against threats and respond in the event of an incident. In July 2020, the Division of Examinations issued a Risk Alert noting the increasing sophistication of ransomware attacks on SEC registrants and service providers to SEC registrants.
International Regulation
Insurance and Financial Services Regulation
A portion of our business is conducted in foreign countries. Generally, our subsidiaries operating in foreign jurisdictions must satisfy local regulatory requirements; licenses issued by foreign authorities to our subsidiaries are subject to modification or revocation by such authorities, and therefore these subsidiaries could be prevented from conducting business in certain of the jurisdictions where they currently operate. For our international operations, a decline in capital and surplus over capital requirements would limit the ability of our insurance subsidiaries to make dividend payments or distributions. Additionally, regulators in the countries in which such subsidiaries operate may deem it necessary to impose restrictions on dividend distributions in the event of a significant financial market or insurance event which creates uncertainty over our future capital and solvency position.
Significant legislative and regulatory activity has occurred globally in response to COVID-19 and its impact on insurance consumers. In the EU and UK, insurance regulators have issued recommendations or requirements for insurance groups subject to their jurisdiction to temporarily suspend discretionary dividend payments and share buybacks for the benefit of stockholders, and variable remuneration policies such as cash bonuses.
Our UK insurance subsidiary, AIG Life UK, is subject to dual regulation by the PRA and the FCA. The PRA oversees the financial health and stability of insurance companies and is responsible for the prudential regulation and day-to-day supervision of insurance companies. The PRA oversees statutory requirements for UK insurers, including capital adequacy and liquidity requirements and minimum solvency margins, to which AIG Life UK must adhere as part of the provisions of the Solvency II framework and which will restrict the amounts of dividends that can be paid. The Solvency II regime is a risk-based capital framework and therefore covers, inter alia, market, concentration and counterparty risk in addition to underwriting risk. For information on the status of the Solvency II framework following the UK’s withdrawal from the EU, see “—Brexit.” The FCA seeks to protect consumers and oversees financial services products and practices, including those governing insurance companies in the UK. With respect to governance, AIG Life UK is subject to the UK’s Senior Managers and Certification Regime (“SMCR”), legislation that is intended to reduce harm to consumers and strengthen market integrity by making senior individuals more accountable for their conduct and competence. The SMCR comprises three elements: the Senior Managers Regime, which requires that firms appoint an individual with responsibility for each senior management function and subjects such individuals to regulatory pre-approval; the Certification Regime, which requires firms to certify (on an on-going basis) the fitness and propriety of certain employees who could harm the firm, its customers or the market; and the Conduct Rules, which are high-level standards of behavior expected of those working in financial services. The FCA has also published Policy Statement PS21/3 titled “Building operational resilience: Feedback to CP19/32 and final rules” which require, among other things, firms to strengthen their operational resilience by identifying important business services and setting tolerance levels for operational disruption. These rules came into force in March 2022.
The BMA regulates our insurance subsidiary in Bermuda, AIG Bermuda. The Insurance Act 1978 (the “Bermuda Insurance Act”), its related regulations and other applicable Bermuda law, impose a variety of requirements and restrictions including but not limited to: the filing of annual statutory financial returns; compliance with minimum enhanced capital requirements; compliance with the BMA’s Insurance Code of Conduct; provisional restrictions on the payment of dividends and distributions; and restrictions on certain changes in control of regulated (re)insurers.
The Bermuda Insurance Act distinguishes between insurers carrying on long-term business, insurers carrying on special purpose business and insurers carrying on general business. Long-term business is generally defined as life, annuity, and accident and health insurance, while general business broadly includes all types of insurance that are not long-term business (property and casualty business). There are five classifications of insurers carrying on long-term business, ranging from Class A insurers (pure captives) to Class E insurers (larger commercial carriers). Class A insurers are subject to the lightest regulation, and Class E insurers are subject to the strictest regulation.
AIG Bermuda, which is licensed to carry on long-term business, is registered as a Class E insurer which is the license class for long-term insurers and reinsurers with total assets of $2.2 billion as of December 31, 2021, that are not registrable as a single-parent or multi-owner long-term captive insurer or reinsurer. AIG Bermuda is not currently licensed to carry on general business and has not sought authorization as a reinsurer or approval as an accredited reinsurer in any state or jurisdiction of the United States or any other country at this time. An insurer is required to establish and maintain its head and principal office in Bermuda, which requires a local presence of certain employees in Bermuda (supporting the fact that the insurer’s mind of management is located in Bermuda) and the appointment and maintenance of a principal representative in Bermuda. The principal representative must be approved by the BMA. It is the duty of the principal representative to notify the BMA forthwith when the principal representative believes there is a likelihood of the insurer becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred.
Pursuant to an amendment to the Bermuda Insurance Act, as a Class E insurer, AIG Bermuda will not be permitted to engage in non-insurance business unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, managing an investment fund as operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities or otherwise engaging in investment banking, engaging in commercial or industrial activities and carrying on the business of management, sales or leasing of real property.
A Class E insurer is prohibited from declaring or paying a dividend if it is in breach of its minimum solvency margin (“MSM”), enhanced capital requirement or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA. In addition, a Class E insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least two directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio requirements. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.
Derivatives
Regulation of, and restrictions on, derivatives markets and transactions were adopted outside the United States in conjunction with similar regulation promulgated by U.S. regulators. For instance, the EU and UK established a set of regulatory requirements for EU and UK derivatives activities and EU- and UK-regulated entities under the European Market Infrastructure Regulation (“EMIR”) and English law, respectively. These requirements include, among other things, various risk mitigation, risk management, margin posting, regulatory reporting and, for certain categories of derivatives, clearing requirements, that are broadly similar to, but also deviate in certain respects from U.S. regulations of these activities. There remains the possibility of increased administrative costs with respect to our EU and UK derivatives activities or with EU or UK counterparties and overlapping or inconsistent regulation depending on the ultimate application of cross-border regulatory requirements between and among U.S. and non-U.S. jurisdictions.
Markets in Financial Instruments Directive (MiFID) II
The Markets in Financial Instruments Directive (“MiFID II”) and Markets in Financial Instruments Regulation took effect in Europe on January 3, 2018. MiFID II and the related regulations are intended to create transparency in market trading by, for example, imposing trade and transaction reporting and other requirements. AIG Asset Management (Europe) Limited has implemented and continues to implement new policies, procedures and reporting protocols required to ensure compliance with this legislation and its related rules.
EMIR, which governs derivatives, and MiFID II were adopted by the UK government as part of the Brexit legislative “onshoring” process. The MiFID requirements were implemented in the UK before the UK’s exit from the EU and then amended to reflect the UK’s exit from the EU. MiFIR was onshored in the UK by the Markets in Financial Instruments (Amendment) (EU Exit) Regulation 2018 (as amended). Brexit has not, as yet, had a material impact on the UK regulation of derivatives and financial markets. The UK government is conducting a wholesale markets review that proposes changes to MiFID rules governing trading venues and equity markets (such as the possible repeal of the obligation to trade equities on a regulated market or trading venue) and changes to MiFID rules on client reporting and disclosure, and minor changes to EMIR. However, substantive obligations on AIG Asset Management (Europe) Limited arising from EMIR and MIFID II are unlikely to change in the UK context in the near future.
International Securities, Investment Adviser, Broker-Dealer and Investment Company Regulation
We operate investment-related businesses in, among other jurisdictions, the UK and Ireland. These businesses may advise on and market investment management products and services, investment funds and separately managed accounts. The regulatory authorities for these businesses include securities, investment advisory, financial conduct and other regulators that typically oversee such issues as: (1) company licensing; (2) the approval of individuals with positions of responsibility; (3) conduct of business to customers, including sales practices; (4) solvency and capital adequacy; (5) fund product approvals and related disclosures; and (6) securities, commodities and related laws, among other items. For example, our regulated asset manager in the UK is subject to the SMCR regime described above. We also participate in investment-related joint ventures in jurisdictions outside the United States, primarily in Europe and Asia. In some cases, our international investment operations are also subject to U.S. securities laws and regulations.
Privacy, Data Protection and Cybersecurity
Our UK insurance subsidiary, AIG Life UK, is subject to data protection legislation, including the UK General Data Protection Regulation (“UK GDPR”) (i.e., Regulation (EU) 2016/679 (the “EU GDPR”) as it forms part of retained EU law (as defined in the European Union (Withdrawal) Act 2018) and the UK Data Protection Act of 2018. The UK GDPR imposes a range of compliance obligations in relation to the processing of personal information, including the rights of data subjects to, in certain circumstances, request access, correction and deletion of their personal information and not to be subject to a decision based solely on automated processing, robust internal accountability controls and short timelines for data breach notifications.

Sanctions for non-compliance with the UK GDPR include fines of up to the higher of £17.5 million or 4% of global worldwide turnover for the most serious infringements. Following Brexit, the UK Information Commissioner’s Office (the “ICO”) launched a number of consultations to address some of the more bureaucratic challenges faced by businesses in the application of the UK GDPR. For additional information on the UK’s withdrawal from the EU, see “—Brexit.” In March 2022, the UK introduced the International Data Transfer Agreement (“IDTA”) and International Data Transfer Addendum (“Addendum”) for the cross-border transfer of personal data. All contracts signed on or after September 22, 2022 must use the new IDTA or Addendum in place of the previously used Standard Contractual Clauses (“SCCs”) for cross-border data transfers. All existing contracts incorporating the previously used SCCs must be updated to include the IDTA or Addendum from March 22, 2024 onwards. Like the new EU SCCs (as described below), the IDTA and Addendum envisage significant due diligence obligations to be undertaken to ensure the recipient of the personal data can comply with the relevant obligations under the instruments and sufficiently protect the data, taking into account the legal and regulatory landscape of the jurisdiction of the recipient. Proposals for general reform of the current data protection regime are under consideration by the UK government. At present, there is no timescale for any changes to be made.
In Ireland, Laya Healthcare Limited is subject to data protection legislation, including the EU GDPR. The EU GDPR imposes a range of compliance obligations in relation to the processing of personal information, including the rights of data subjects to, in certain circumstances, request access, correction and deletion of their personal information and not to be subject to a decision based solely on automated processing, robust internal accountability controls, and shorten timelines for data breach notifications. Sanctions for non-compliance include fines of up to the higher of €20 million or 4% of global worldwide turnover for the most serious infringements. The Data Protection Commissioner in Ireland is an active regulator issuing a number of fines across industries including extensive fines for privacy violations against companies. The European Commission issued new EU SCCs for international data transfers to address the requirements arising out of the decision of the Court of Justice of the European Union in Data Prot. Comm’r, v. Facebook Ireland Ltd. and align with the corresponding guidance from the European Data Protection Board (“EDPB”). All existing SCCs entered into prior to September 27, 2021 must be replaced with the new EU SCCs by December 27, 2022. The EDPB has issued additional guidance, further clarifying what constitutes international data transfers, and such international data transfers have been subject to increasing scrutiny by data protection supervisory authorities in the EU.
The European Economic Area countries (“EEA”) and the UK have also taken steps to regulate the use of personal data, including external data, and algorithms used for the purpose of AI and automated decision-making. In April 2021, the European Commission published its proposal for a Regulation on a European approach for Artificial Intelligence, known as the Artificial Intelligence Act, which recommends a risk-based approach to restricting, regulating and permitting different AI systems. European countries and supranational political organizations like the EU and the Council of Europe are expected to take an active role in regulating AI in ways that may impact the insurance industry in the future.
The BMA introduced the Operational Cyber Risk Management Code of Conduct (the “Code of Conduct”) which became effective on January 1, 2021, and full compliance has been required since December 31, 2021. The Code of Conduct requires that registrants, such as AIG Bermuda, (i) comply with certain new requirements including being able to evidence that there is adequate board visibility and governance of cyber risk, (ii) maintain an operational cyber risk management program inclusive of a risk assessment process, the assessment outcome of which must be documented and retained for at least five years in a manner that allows the reports to be provided to the BMA upon request, and (iii) establish an asset inventory detailing all information assets.
FSB and IAIS
The Financial Stability Board (“FSB”) consists of representatives of national financial authorities of the G20 countries. The FSB is not a regulator but is focused primarily on promoting international financial stability. It does so by coordinating the work of national financial authorities and international standard-setting bodies as well as developing and promoting the implementation of regulatory, supervisory and other financial policies. The FSB has issued a series of frameworks and recommendations to address such issues as systemic financial risk, financial group supervision, capital and solvency standards, effective recovery and resolution regimes, corporate governance including compensation and a number of related issues associated with responses to the financial crisis.
The IAIS represents insurance regulators and supervisors of more than 200 jurisdictions (including regions and states) in nearly 140 countries and seeks to promote globally consistent insurance industry supervision. The

IAIS is not a regulator, but one of its activities is to develop insurance regulatory standards for use by local authorities across the globe. The FSB has charged the IAIS with developing a framework for measuring and mitigating systemic risks posed by the insurance sector, and the IAIS has developed standards relative to many of the areas of focus of the FSB, which go beyond the IAIS’ basic Insurance Core Principles. The IAIS has adopted ComFrame, a Common Framework for the Supervision of Internationally Active Insurance Groups (“IAIGs”). ComFrame sets out qualitative and quantitative standards tailored to the international activity and size of IAIGs. These standards assist supervisors in collectively addressing an IAIG’s activities and risks, identifying and avoiding supervisory gaps and coordinating supervisory activities, particularly between the group-wide supervisor and other involved supervisors. ComFrame provides standards for group supervision, governance and internal controls, enterprise risk management, and recovery and resolution planning. As part of ComFrame, the IAIS is developing a risk-based global insurance capital standard (“ICS”) applicable to IAIGs, with the purpose of creating a common language for supervisory discussions of group solvency of IAIGs. Although AIG has been designated as an IAIG, we are not to date separately designated as an IAIG.
The IAIS has adopted a holistic framework (“Holistic Framework”) for the assessment and mitigation of systemic risk in the insurance sector for implementation beginning in 2020. The Holistic Framework recognizes that systemic risk can emanate from specific activities and exposures arising from either sector-wide trends or concentrations in individual insurers.
In light of the IAIS adoption of the Holistic Framework, the FSB decided to continue its suspension of the identification of global systemically important insurers (“G-SII”). In November 2022, based on the initial years of implementation of the Holistic Framework, the FSB will review the need to either discontinue or re-establish an annual identification of G-SIIs.
The standards issued by the FSB and/or the IAIS are not binding on the United States or other jurisdictions around the world unless and until the appropriate local governmental bodies or regulators adopt laws and regulations implementing such standards. At this time, as these standards have been adopted only recently and in some cases remain under development, it is not known how the IAIS’ frameworks and/or standards might be implemented in the United States and other jurisdictions around the world or how they might ultimately apply to us.
Brexit
On June 23, 2016, the UK held a referendum in which a majority voted for the UK to withdraw its membership in the EU, commonly referred to as Brexit. The UK left the EU on January 31, 2020. Under the negotiated withdrawal agreement, there was an 11-month “transition period” during which EU rules continued to apply in the UK, and the UK and EU negotiated their future relationship. On December 24, 2020, a trade and cooperation agreement was reached between the UK and the EU which covered areas like economic and security co-operation, tariff-free trade in goods, social security coordination, law enforcement and judicial cooperation in criminal matters, among others, but was largely silent on financial services. Solvency II had been incorporated into UK law prior to Brexit, and, as such, the provisions of the Solvency II framework continue to apply in the UK, until such time as the UK may make any decision to amend it. Each of the UK and the European Commission are currently in the process of undertaking a review of the Solvency II framework; it is therefore possible that the regulatory regimes applicable in the UK and the EU could begin to diverge. In March 2020, the UK and EU agreed on a memorandum of understanding with respect to voluntary cooperation on financial services. The memorandum of understanding creates a UK-EU Financial Regulatory Forum, which is intended as a forum for discussion on financial services issues. We do not expect that the underlying operations of our UK business will be significantly impacted by the UK’s withdrawal from the EU.
Climate Change
There were a number of climate-related policy developments throughout 2021, mostly focused on the UK (which we expect will impact our UK operations) and European markets. In the UK, the PRA’s 2021 Climate Change Adaptation Report sets out an expectation that they will be asking the largest firms in the UK for a report describing how the firm has embedded management of climate-related financial risks into their existing management frameworks and, in particular, “how [the firm] has gained assurance that capital positions cover material climate-related financial risks.”
The UK FCA applies climate change reporting requirements to larger UK asset managers and UK life insurers which issue insurance-based investment products, which requires those firms to obtain a considerable amount of climate change-related data in relation to their underlying investments.

The EU Sustainable Finance Disclosure Regulation applied from March 2021 and introduced a common sustainability disclosure regime for EU insurers that provides insurance based investment products and EU asset managers, in particular for products that promote environmental or social characteristics or invest in sustainable investments.
Under recent changes, MiFID II introduces provisions on integrating sustainability factors, risks and preferences into certain organizational requirements and operating conditions for EU MiFID investment firms, including in respect of suitability assessments when products are sold to investors. The new measures will apply from August 2, 2022.
In March 2021, the BMA published the results of its climate change survey of the insurance industry and has signaled an intent to further integrate climate change risks and sustainability into its regulatory framework.

MANAGEMENT
The following table sets forth certain information concerning our directors and executive officers at the completion of this offering. The respective age of each individual in the table below is as of August 16, 2022.
Name	Age	Position
Peter Zaffino	55	Chairman of the Board
Adam Burk	45	Director
Alan Colberg*	61	Director
Lucy Fato	55	Director
Shane Fitzsimons	54	Director
Jonathan Gray	52	Director
Marilyn Hirsch	54	Director
Christopher Lynch	64	Director
Mark Lyons	66	Director
Elaine Rocha	49	Director
Amy Schioldager	59	Director
Patricia Walsh*	57	Director
Kevin Hogan	59	Director, President and Chief Executive Officer
Elias Habayeb	50	Executive Vice President and Chief Financial Officer
Todd Solash	46	Executive Vice President and President of Individual Retirement and Life Insurance
Katherine Anderson	59	Executive Vice President and Chief Risk Officer
David Ditillo	47	Executive Vice President and Chief Information Officer
Terri Fiedler	59	Executive Vice President and President of Financial Distributors
Amber Miller	50	Executive Vice President and Chief Auditor
Christine Nixon	57	Executive Vice President and General Counsel
Jonathan Novak	50	Executive Vice President and President of Institutional Markets
Elizabeth Palmer	59	Executive Vice President and Chief Marketing Officer
Sabra Purtill	59	Executive Vice President and Chief Investment Officer
Robert Scheinerman	58	Executive Vice President and President of Group Retirement
Alan Smith	54	Executive Vice President and Chief Human Resources Officer
Mia Tarpey	49	Executive Vice President and Chief Operating Officer
*	Each of these director nominees is expected to be appointed to our Board on September 1, 2022.
Directors
Peter Zaffino has served as Chairman of the Board of Corebridge since November 2021. Mr. Zaffino has served as Chief Executive Officer of AIG since March 2021 and President since January 2020. He joined AIG in July 2017 as Executive Vice President, Global Chief Operating Officer of AIG. and was also appointed Chief Executive Officer, General Insurance in November 2017. Prior to joining AIG, Mr. Zaffino served in various executive roles at Marsh McLennan Companies, Inc. (“Marsh McLennan”), a global professional services firm, including as Chief Executive Officer of Marsh, LLC from 2011 to 2017 and as Chairman for the Risk and Insurance Services segment from 2015 to 2017. Prior to that, Mr. Zaffino served as President and Chief Executive Officer of Guy Carpenter, a subsidiary of Marsh McLennan, from 2008 to 2011, a company he first joined in 2001. Prior to joining Guy Carpenter, Mr. Zaffino served in executive roles in several market-leading companies, including a portfolio company of GE Capital that specialized in alternative risk insurance and reinsurance. Mr. Zaffino has served as a director on the board of AIG since October 2020 and Chairman of the board of AIG since January 2022.
Mr. Zaffino brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across insurance, professional services and risk management, and perspective as Chairman and Chief Executive Officer of AIG.
Adam Burk has served as a director of Corebridge since November 2021. Mr. Burk is the Head of Corporate Development, Strategy and Mergers & Acquisitions for AIG. Mr. Burk previously served as AIG’s

Chief Financial Officer of Global Operations and has had senior roles within capital strategy and planning and has led transformational activities. Prior to joining AIG, Mr. Burk was an investment banker at Citigroup, Nomura and Morgan Stanley, focused on financial institutions, specializing in insurance. Prior to his investment banking experience, Mr. Burk practiced corporate law at Latham & Watkins focusing on mergers & acquisitions and corporate finance. Mr. Burk serves on the board of Azur Group and the H.E.S. educational center.
Mr. Burk brings to the Board his expertise developed through extensive experience in the financial services industry, with a strong background across financial services, insurance and capital strategy, and perspective as a Head of Corporate Development, Strategy and Mergers & Acquisitions for AIG.
Alan Colberg is expected to begin serving as a director of Corebridge prior to the completion of this offering. Mr. Colberg previously served as the chief executive officer and director of Assurant, Inc. (“Assurant”) from January 2015 until his retirement in January 2022. Prior to this role, he served as Executive Vice President of Marketing and Business Development and then President. Before joining Assurant in March 2011, Mr. Colberg was a consultant for Bain & Company, Inc. for 22 years, leading the firm’s global Financial Services practice. Mr. Colberg served on the board of directors of CarMax, Inc. (“CarMax”) from 2015 until 2018 and as chair of CarMax’s Nominating and Governance Committee.
We believe Mr. Colberg’s chief executive officer experience at Assurant and senior leadership experience in the financial services, insurance and consulting industries qualify him to serve on our Board. Further, Mr. Colberg’s extensive background in corporate strategy and finance enables him to provide additional insight to our Board and its committees.
Lucy Fato has served as a director of Corebridge since November 2021. Since October 2017, Ms. Fato has served as Executive Vice President and General Counsel of AIG. In November 2020, Ms. Fato took on additional responsibilities as Global Head of Communications and Government Affairs. She previously held the role of Interim Head of Human Resources from October 2018 to July 2019 and in 2021. Prior to AIG, Ms. Fato served as Managing Director, Head of the Americas and General Counsel at Nardello & Co, a global private investigative firm, where she remains on the Advisory Board. Ms. Fato previously worked at McGraw Hill Financial, Inc. (now known as S&P Global), where she served as Executive Vice President and General Counsel, and at Marsh McLennan where she served as Vice President, Deputy General Counsel and Corporate Secretary. She began her legal career at Davis Polk & Wardwell LLP where she spent 14 years, including five as a partner in the Capital Markets Group. Ms. Fato currently serves as a member of the New York State Department of Financial Services Insurance Advisory Board.
Ms. Fato brings to the Board her expertise and analytical skills developed through extensive experience in the insurance industry, with a strong background in corporate governance and across legal and other professional services, and perspective as General Counsel of AIG.
Shane Fitzsimons has served as a director of Corebridge since November 2021. Mr. Fitzsimons was the Executive Vice President and Chief Administrative Officer of AIG, overseeing the Shared Services, Financial Planning and Analysis and Corporate Real Estate groups. In January 2022, Mr. Fitzsimons transitioned from this role to Executive Vice President and Chief Financial Officer for AIG. Mr. Fitzsimons joined AIG in July 2019 as Global Head of Shared Services. Prior to joining AIG, Mr. Fitzsimons served as Group Synergy Officer at TATA Group, an Indian multinational conglomerate from April 2018 to June 2019 and held various operational and financial leadership roles at General Electric Company from March 1994 to September 2017. Prior to his time at General Electric Company, Mr. Fitzsimons spent seven years in public accounting in Ireland and the Netherlands. He has been a Fellow of the Institute of Chartered Accountants in Ireland since 1993.
Mr. Fitzsimons brings to the Board his accounting, financial planning and administrative expertise developed through extensive experience in the financial services industry and his executive role at AIG.
Marilyn Hirsch has served as a director of Corebridge since April 2022. Ms. Hirsch joined AIG in January 2022 as Senior Vice President and Treasurer. Prior to joining AIG, Ms. Hirsch served as Senior Vice President and Treasurer of The Allstate Corporation. During her time at The Allstate Corporation beginning in 2015, Ms. Hirsch’s responsibilities spanned Treasury, Financial Planning and Analysis, Corporate Development, Corporate Expense Management and Venture Partnerships. Prior to The Allstate Corporation, Ms. Hirsch served in several corporate development and strategy roles at AIG from 2011 through 2015. She began her career at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”) and was a Managing Director at Credit Suisse Group AG which acquired DLJ. Ms. Hirsch has also served on the board of The Phoenix Holdings Ltd and American Safety Insurance Ltd.
We believe Ms. Hirsch’s expertise and experience in the financial services and insurance industries qualify her to serve on our Board. Further, Ms. Hirsch’s extensive background in corporate treasury and finance enables her to provide additional insight to our Board and its committees.
Jonathan Gray has served as a director of Corebridge since November 2021, having been appointed by Blackstone pursuant to the Blackstone Stockholders’ Agreement. Mr. Gray is the President and Chief Operating Officer of Blackstone Inc., having joined Blackstone Inc. in 1992. Mr. Gray is a member of Blackstone Inc.’s Management Committee and previously served as its Global Head of Real Estate. Mr. Gray previously served as a board member of Nevada Property 1 (The Cosmopolitan of Las Vegas), Invitation Homes, Brixmor Property Group and La Quinta Holdings. Mr. Gray has served as a board member of Blackstone Inc. since February 2012 and as Chair of the Hilton Worldwide Holdings Board of Directors where he currently serves as a director. Mr. Gray also serves on the Board of Harlem Village Academies.
Mr. Gray brings to the Board his expertise developed through extensive experience in the financial services industry, with a strong background across financial services, private investment and real estate and perspective as President and Chief Operating Officer of Blackstone.
Christopher Lynch has served as a director of Corebridge since November  2021. Mr. Lynch has been an independent consultant since 2007, providing a variety of services to public and privately held companies. Prior to that, Mr. Lynch was the former National Partner in Charge of KPMG LLP’s Financial Services Line of Business. He held a variety of positions with KPMG over his 29-year career, including chairing KPMG’s Americas Financial Services Leadership team and being a member of the Global Financial Services Leadership and the U.S. Industries Leadership teams. Mr. Lynch also served as a Partner in KPMG’s National Department of Professional Practice and as a Practice Fellow at the Financial Accounting Standards Board. Mr. Lynch is a member of the Audit Committee Chair Advisory Council of the National Association of Corporate Directors and a former member of the Advisory Board of the Stanford Institute for Economic Policy Research. Mr. Lynch currently serves as director on the board, Chair of the Nominating and Corporate Governance committee and member of the Risk and Capital committee of AIG. He also currently serves as director on the board of Tenet Healthcare Corporation.
Mr. Lynch brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across financial audit and accounting services, and perspective as a director of AIG.
Mark Lyons has served as a director of Corebridge since November 2021. Mr. Lyons joined AIG in June 2018 as Senior Vice President and Chief Actuary and was appointed Executive Vice President and Chief Financial Officer in December 2018. In January 2022, Mr. Lyons transitioned from this role to Executive Vice President, Global Chief Actuary and Head of Portfolio Management for AIG, overseeing AIG’s global actuarial and ceded reinsurance functions. From 2012 until joining AIG, Mr. Lyons served as Executive Vice President, Chief Financial Officer and Treasurer at Arch Capital Group, Ltd., a Bermuda-based global insurance company. Prior to that role, he held various roles within Arch Insurance U.S. operations, including as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group. Prior to joining Arch Capital Group, Mr. Lyons held various positions at Zurich North America, Berkshire Hathaway and AIG. Mr. Lyons is a Member of the American Academy of Actuaries and is an Associate of the Casualty Actuarial Society.
Mr. Lyons brings to the Board his expertise developed through extensive experience in the financial services industry, with a strong background across accounting, insurance and actuarial services, and perspective from his executive role at AIG.
Elaine A. Rocha has served as a director of Corebridge since November 2021 and is the Global Chief Investment Officer of AIG. She previously served as AIG's Global Chief Operating Officer of Reinsurance and, prior to that role, was AIG’s Global Chief Operating Officer of Investments for over five years, where she led and managed the full middle and back office functions to support over $300 billion of assets under management for its clients. Ms. Rocha started at AIG in 2010 as a senior attorney in AIG's Legal organization, providing legal advice and support to its Property & Casualty business. Before joining AIG, Ms. Rocha practiced law for more than 12 years focusing on complex insurance coverage and litigation matters. Ms. Rocha is currently the Chair of the Board of Directors for The College of New Jersey Foundation and sits on the Board of Visitors for Seton Hall University School of Law.
Ms. Rocha brings to the Board her expertise developed through extensive experience in the financial services and legal industry, with a strong background across insurance, investments, and law and perspective as an executive of AIG.
Amy Schioldager has served as a director of Corebridge since November 2021. Ms. Schioldager is the former Senior Managing Director and Global Head of Beta Strategies at BlackRock, Inc., a global investment management corporation. In this role, which she held from 2006 to 2017, Ms. Schioldager was responsible for managing the Index Equity business across seven global offices. During her more than 25 years at BlackRock, Ms. Schioldager held various other leadership positions and also served as a member of the Global Executive Committee from 2012 to 2017 and Vice Chair of the Corporate Governance Committee from 2008 to 2015. She also founded and led BlackRock’s Women’s Initiative. Ms. Schioldager began her career as a fund accountant at Wells Fargo Investment Advisors. Ms. Schioldager currently serves as director on the board, and a member of the Audit and Nominating and Corporate Governance board committees of AIG.
Ms. Schioldager brings to the Board her expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across investment management, corporate governance and accounting services and perspective as a director of AIG.
Patricia Walsh is expected to begin serving as a director of Corebridge prior to the completion of this offering. Ms. Walsh has served as Chief Legal Officer of Stripe Inc. (“Stripe”) since January 2020. Prior to joining Stripe, Ms. Walsh served as Chief Legal Officer for Voya Financial, Inc. (“Voya”) from 2015 to 2020. Before joining Voya, Ms. Walsh served as Deputy General Counsel at Cigna Corp. and at MassMutual Life Insurance Company. Prior to that, Ms. Walsh was an associate at Cleary Gottlieb Steen & Hamilton LLP and also worked for the Office of the General Counsel at the SEC.
We believe Ms. Walsh’s expertise and experience in the technology and insurance industries qualify her to serve on our Board. Further, Ms. Walsh’s extensive legal background enables her to provide additional insight to our Board and its committees.
Kevin Hogan has served as a director of Corebridge since June 2021. Mr. Hogan also has served as President and Chief Executive Officer of Corebridge since December  2014. Mr. Hogan serves on the board of the American Council of Life Insurers. He was also a founding board member of Alliance for Lifetime Income, where he currently serves as a director. Mr. Hogan started his career in 1984 at AIG in New York and subsequently held management positions in AIG Property Casualty in Chicago, Tokyo, Hong Kong, Singapore and China and AIG Life & Retirement in China, Taiwan and New York. From 2009 until rejoining AIG in 2013, he was Chief Executive Officer, Global Life for the Zurich Insurance Group, Ltd. Prior to his current role, he served as Chief Executive Officer of AIG’s Consumer organization and senior officer for Japan.
Mr. Hogan brings to the Board his expertise and key leadership skills developed through extensive experience in the financial services industry, with a strong background across insurance, and perspective as Chief Executive Officer of Corebridge.
Executive Officers
Mr. Hogan can be found above under “—Directors.”
Elias Habayeb has served as Executive Vice President of Corebridge since October 2021 and Chief Financial Officer of Corebridge since November 2021. Prior to his current role, Mr. Habayeb served in a number of senior financial roles for AIG, most recently as Chief Financial Officer for General Insurance where he oversaw all finance activities supporting the General Insurance business. He also served as AIG’s Deputy Chief Financial Officer and AIG’s Chief Accounting Officer. His previous roles included Chief Financial Officer of International Lease Finance Corporation, a wholly owned subsidiary of AIG, where he led efforts for its ultimate sale in 2014. Prior to AIG, Mr. Habayeb was a partner at Deloitte & Touche LLP and has more than 25 years of financial services experience in banking and insurance.

Todd Solash has served as President of Individual Retirement and Life Insurance and Executive Vice President of Corebridge since February 2022. Mr. Solash joined AIG in 2017 as President of Individual Retirement. Prior to joining AIG, Mr. Solash served as Senior Executive Director, Head of Individual Annuity at AXA Equitable Life Insurance Company from 2010 to 2017. Mr. Solash serves on the Board of LL Global, the parent company of LIMRA and Life Office Management Association.
Katherine Anderson has served as Chief Risk Officer of Corebridge since 2016 and Executive Vice President since February 2022. Ms. Anderson joined AIG in August 2014 as Chief Risk Officer and Vice President of its consumer businesses. Previously, Ms. Anderson served for 13 years in various roles at ING, including Chief Insurance Risk officer of the Asia-Pacific region, Chief Financial Officer and Chief Actuary of the Latin America region, and Vice President of the U.S.-domiciled reinsurance organization. Ms. Anderson is a Fellow of the Society of Actuaries.
David Ditillo has served as Chief Information Officer of Corebridge since 2020 and Executive Vice President since February 2022. Prior to joining AIG, Mr. Ditillo served in various technology executive management roles at MetLife, Inc., including Senior Vice President and Chief Information Officer for its U.S. business and Senior Vice President of U.S. Application Development.
Terri Fiedler has served as President of AIG Financial Distributors since May 2019 and Executive Vice President of Corebridge since February 2022. Prior to her current role, Ms. Fiedler served as Executive Vice President, Strategic Accounts for AIG Financial Distributors, responsible for working closely with the organization’s business teams to fully meet the product and services needs of AIG Life & Retirement’s largest clients from May 2012 through April 2019. Prior to joining AIG, Ms. Fiedler was the Senior Director of National Account Management at Invesco U.S. from September 2007 to May 2012 and, prior to that, spent 12 years at AIM Distributors.
Amber Miller has served as Chief Auditor of Corebridge since July 2018 and Executive Vice President since February 2022. Ms. Miller joined AIG in September 2008, serving in various roles in internal audit covering various AIG products and functions. Prior to joining AIG, Ms. Miller served in various audit management roles at JPMorgan Chase for 15 years in the United States and the UK. Ms. Miller is a certified internal auditor.
Christine Nixon has served as General Counsel of Corebridge since 2010 and Executive Vice President since February 2022. Ms. Nixon has also served as Senior Vice President and Deputy General Counsel of AIG since 2010. Ms. Nixon joined AIG in 1999, when AIG acquired SunAmerica Inc., having been appointed to Vice President and Co-General Counsel in 2000 and Deputy Chief Legal Counsel and Secretary in 2001 for SunAmerica Inc., and General Counsel of AIG Retirement Services in 2006. Prior to joining AIG, Ms. Nixon served as Associate Counsel at SunAmerica Inc. Prior to joining SunAmerica Inc., Ms. Nixon was an associate at Sheppard, Mullin, Richter & Hampton LLP.
Jonathan Novak has served as President of Institutional Markets since April 2012 and Executive Vice President since February 2022. Mr. Novak also serves as Head of Life & Retirement Strategy, Corporate Development and Reinsurance of AIG. Mr. Novak joined AIG in April 2012. Prior to joining AIG, Mr. Novak served as Managing Director in the Financial Institutions Risk Management business at Goldman Sachs for 12 years. Prior to that, Mr. Novak served as an Associate in the Reinsurance Underwriting division at Berkshire Hathaway for four years. Mr. Novak holds the Chartered Financial Analyst professional designation.
Elizabeth Palmer has served as the Chief Marketing Officer of Corebridge since March 2019 and Executive Vice President since February 2022. Prior to joining Corebridge, Ms. Palmer served as the Senior Vice President and Chief Communications Officer of the Teachers Insurance and Annuity Association from 2010 to 2019. Ms. Palmer serves on the board of the National Council on Aging and as the Treasurer for Alliance for Lifetime Income.
Sabra Purtill has served as the Chief Investment Officer of Corebridge since April 2022. Ms. Purtill has been Executive Vice President and Chief Risk Officer of AIG since July 2021 and has previously served as AIG's Deputy Chief Financial Officer, overseeing Treasury, Rating Agency Relations, Investor Relations and Corporate Development. Prior to joining AIG in 2019, Ms. Purtill was with The Hartford Financial Services Group, Inc., where she served as Senior Vice President, Investor Relations & Treasurer. She was also Managing Director, Investor Relations & Communications, at Assured Guaranty Ltd. and, prior to that, was Senior Vice President at ACE Limited, now known as Chubb Limited.

Robert Scheinerman has served as President of Group Retirement at Corebridge since 2017 and Executive Vice President since February 2022. Prior to his current role, Mr. Scheinerman served as the President of Individual Retirement and Chief Product Officer. Prior to joining AIG in 2003, Mr. Scheinerman held various executive roles in Product Management, Distribution and Finance at Allmerica Financial and Keyport Life Insurance Company. Prior to that, he was a junior staff economist to the Executive Office of the President, Council of Economic Advisers in Washington, D.C.
Alan Smith has served as the Head of Human Resources of Corebridge since October 2020 and Executive Vice President since February 2022. Prior to joining AIG, Mr. Smith was the Chief Human Resources Officer & Interim Chief Administration Officer for Whittle Management, a private equity-backed global for profit K-12 educational company, from December 2017 to September 2020. Prior to that, Mr. Smith held senior human resources leadership roles with TE Connectivity from 2008 to 2017, including his role as Vice President of Human Resources for the Communications Solutions Segment, while based in Shanghai, China, from 2013 to 2017. Mr. Smith serves on the board of Cornerstone Family Programs. Mr. Smith is also an elected member of the Morris School District Board of Education.
Mia Tarpey has served as Executive Vice President and Chief Operating Officer since August 2022. Ms. Tarpey joined AIG in June 2021 as Head of the Separation Management Office. Prior to joining AIG, Ms. Tarpey served in various roles at Equitable Financial Life Insurance Company from 2015 to 2021, most recently as Managing Director and Head of Operations and Strategy for Individual Retirement. Previously, she served as Chief Administrative Officer of Chase Wealth Management, a division of JPMorgan Chase and held various roles at E*TRADE Financial in corporate development, innovation and risk management. Ms. Tarpey also worked for CIBC World Markets in its investment banking and venture capital investing business.
Corporate Governance
Board Composition and Director Independence
At the time of this offering, the size of our Board is 13 directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.
Prior to completion of this offering, we and AIG entered into a separation agreement pursuant to which, among other things, AIG has the right to designate members of our Board, which we refer to as a “designee” or the “designees,” subject to maintaining specified ownership requirements. Similarly, on November 2, 2021, we and Blackstone, through Argon, entered into a stockholders’ agreement pursuant to which, among other things, Blackstone has the right to designate a member of our Board, which we refer to as a “designee,” subject to maintaining specified ownership requirements. See “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering—Separation Agreement” and “Certain Relationships and Related Party Transactions—Partnership with Blackstone—Stockholders’ Agreement.”
Our Board has determined that Mr. Colberg, Mr. Lynch, Ms. Schioldager and Ms. Walsh are “independent” as defined under the NYSE and the Exchange Act rules and regulations.
Each year, our Board will select a chair from its members, who shall have and perform such duties as may be from time to time assigned by our Board. After the date AIG ceases to beneficially own more than 50% of our outstanding common stock, if the chair selected by our Board is not independent under NYSE standards, our Board will appoint one of its members who is so independent to serve as lead independent director. The lead independent director shall have and perform such duties as may from time to time be assigned by our Board.

Controlled Company
After the completion of this offering, AIG will control a majority of the voting power of our outstanding common stock. AIG will own approximately  % of our total common stock immediately after the completion of this offering (or approximately  % if the underwriters exercise in full their option to purchase additional shares of our common stock). Accordingly, we expect to qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:
•	the requirement that a majority of our Board consists of independent directors;
•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors;
•	the requirement that we have a compensation committee that is composed entirely of independent directors; and
•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
Following this offering, we intend to utilize these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and the NYSE rules.
Board Committees
Our Board maintains an Audit Committee. Under the NYSE rules, we will be required to have one independent director on our Audit Committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a NYSE controlled company, we are not required to have a compensation committee or a nominating and corporate governance committee. Accordingly, our compensation and nominating and corporate governance functions will be managed by our full Board until the rules change, we cease to be a “controlled company,” or we otherwise determine to do so.
Audit Committee
Our Audit Committee will be responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee will be responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.
At completion of this offering, the members of our Audit Committee will be Mr. Zaffino (Chair), Mr. Colberg and Mr. Fitzsimons. Our Board has designated each of the three members as “audit committee financial experts,” and each of the three members has been determined to be “financially literate” under the NYSE and Exchange Act rules and regulations.
Code of Ethical Conduct and Financial Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics that, upon the listing of our common stock, will apply to all of our officers, employees and directors and a Financial Code of Ethics that will apply to our Chief Executive Officer, Chief Financial Officer and corporate officers with financial and accounting responsibilities, including the Chief Audit Executive, Treasurer and any other person performing similar tasks or functions. Each of the Financial Code of Ethics and the Code of Business Conduct and Ethics addresses matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics will be available without charge on the investor relations portion of our website upon the listing of our common stock.
Cybersecurity Risk Management
Prior to our separation from AIG, our cybersecurity risk management is overseen by the AIG Inc. board of directors. In connection with our separation from AIG, our Board will be responsible for overseeing our cybersecurity risks, policies, controls, practices and ongoing efforts to improve security, including: (1) our controls to identify and assess internal and external cybersecurity risks, (2) our controls to protect from cyberattacks, unauthorized access or other malicious acts and risks, (3) our practices to detect, respond to, mitigate negative effects from and recover from cybersecurity attacks, (4) our controls and practices for fulfilling applicable regulatory reporting and disclosure obligations related to cybersecurity risks, costs and incidents and (5) our cybersecurity practices as compared to industry practices. Management intends to regularly report to our Board on cybersecurity matters.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Prior to the offering, Corebridge has been a subsidiary of AIG Inc., and the compensation programs and benefits that our executives participated in were sponsored and administered by AIG. Accordingly, this Compensation Discussion and Analysis provides an overview of the philosophy, goals and principal components of AIG’s 2021 executive compensation program as applied to our “named executive officers” (or “NEOs”). We expect that our executive compensation programs and benefits following this offering will generally be similar to and include many of the same elements as AIG’s executive compensation program, although our Board (or a committee thereof) will review all aspects of executive compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements.
We are in the process of determining the compensation programs in addition to those disclosed in “—Post-Offering Executive Compensation Information,” that will be effective following this offering. We will disclose additional information regarding our post-offering executive compensation program in a subsequent amendment to this registration statement.
2021 Named Executive Officers
Named Executive Officer	Title as of December 31, 2021
Kevin T. Hogan	Chief Executive Officer
Elias F. Habayeb(1)	Executive Vice President and Chief Financial Officer
Todd P. Solash	Chief Executive Officer, Individual Retirement and Life Insurance
Robert J. Scheinerman	Chief Executive Officer, Group Retirement
Geoffrey N. Cornell(2)	Former Chief Investment Officer
Thomas J. Diemer(3)	Former Executive Vice President and Chief Financial Officer
(1)	Mr. Habayeb was appointed Executive Vice President and Chief Financial Officer of Corebridge effective as of November 19, 2021.
(2)	Mr. Cornell ceased to be our Chief Investment Officer on March 31, 2022.
(3)	Mr. Diemer served as our Executive Vice President and Chief Financial Officer through November 19, 2021 and continued to provide services to the Company in an advisory capacity until April 1, 2022.
AIG’s Compensation Design
AIG’s Compensation Philosophy
AIG’s compensation philosophy is based on a set of foundational principles that guide both how AIG structures its compensation program and how it reaches compensation decisions. It is intended to be long-term oriented and risk-balanced, enabling AIG to deploy the best talent across its company for its various business needs.
Consistent with this philosophy, the Compensation and Management Resources Committee (the “CMRC”) of the Board of Directors of AIG Inc. evaluates and adjusts the AIG programs for its executives annually, balancing AIG’s strategic priorities, talent needs, stakeholder feedback and market considerations to ensure the programs continue to meet their intended purpose.
Principle	Component	Application
Attract and retain the best talent	Offer market-competitive compensation opportunities to attract and retain the best employees and leaders for AIG’s various business needs	✔ Compensation levels set with reference to market data for talent peers with relevant experience and skillsets in the insurance and financial services industries where AIG competes for talent

Principle	Component	Application
Pay for performance
Create a pay-for-performance culture by offering short-term incentive (“STI”) and long-term incentive (“LTI”) compensation opportunities that reward employees for individual contributions and business performance

Provide a market-competitive, performance-driven compensation structure through a four-part program that consists of base salary, STI, LTI and benefits

✔ Majority of compensation is variable and at-risk

✔ Incentives tied to AIG performance, business performance and individual contributions

✔ Objective performance measures and goals used, which are clearly disclosed

✔ Compensation provides significant upside and downside potential for superior performance and under performance

Align interests with AIG shareholders
Motivate all AIG employees to deliver long-term, sustainable and profitable growth, while balancing risk to create long-term, sustainable value for shareholders

Align the long-term economic interests of key employees with those of AIG’s shareholders by ensuring that a meaningful component of their compensation is provided in equity

Avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value or reputation of AIG by rewarding both annual and long-term performance

Maintain strong compensation best practices by meeting evolving standards of compensation governance and complying with regulations applicable to employee compensation

✔ Majority of compensation is equity-based

✔ Executives subject to risk management policies, including a clawback policy and anti- hedging and pledging policies

✔ Performance goals are set with rigorous standards commensurate with both the opportunity and AIG’s risk guidelines

✔ Annual risk assessments evaluate compensation plans to ensure they appropriately balance risk and reward

✔ Follow evolving compensation best practices through engagement with outside consultants and peer groups

Compensation Best Practices
AIG designs its programs to pay for performance in alignment with the expectations of AIG’s shareholders and to minimize risk.
What AIG Does:	What AIG Avoids:
✔ Pay for performance

✔ Deliver majority of executive compensation in the
form of at-risk, performance-based pay

✔ Align performance objectives with AIG’s strategy

✔ Engage with AIG’s shareholders on matters
including executive compensation and governance

✔ Prohibit pledging and hedging of AIG securities

✔ Cap payout opportunities for named executive
officers under AIG incentive plans

✔ Maintain a robust clawback policy

✔ Maintain double-trigger change-in-control benefits

✔ Conduct annual compensation risk assessment

✔ Engage an independent compensation consultant and consult outside legal advisors

✘ No tax gross-ups other than for tax equalization and relocation benefits

✘ No excessive perquisites, benefits or pension payments

✘ No reloading or repricing of stock options

✘ No equity grants below 100% of fair market value

✘ No dividends or dividend equivalents vest unless and until long-term incentive awards vest

Balanced Compensation Framework
AIG’s executive compensation program is designed to give appropriate weighting to fixed and variable pay, short- and long- term performance, and business unit and enterprise-wide contributions. AIG provides three elements of annual total direct compensation: base salary, an STI award and an LTI award. AIG’s annual target total direct compensation and mix of components are set with reference to market data for comparable positions at AIG’s business and talent competitors. AIG also provides market-based perquisites and benefits.
On average, the annual target total direct compensation of our NEOs in 2021 comprised 24% base salary, 33% short-term cash incentives and 43% long-term equity incentives.
Use of Market Data
AIG uses data for its relevant peer groups to support the key principles of its compensation philosophy, including attracting and retaining the best talent and paying for performance. AIG used a compensation peer group for executive compensation in 2021 to inform compensation levels and design.
Compensation Peer Group
•	Provides perspective and data reflecting compensation levels and insight into pay practices
•	Comprises companies of a similar size and business model as AIG that draw from the same pool of talent as AIG

The CMRC used the following peer group for 2021 compensation programs:
The Allstate Corporation	CIGNA Corporation	The Progressive Corporation
American Express Company	Citigroup Inc.	Prudential Financial Inc.
Bank of America Corporation	JPMorgan Chase & Co	The Travelers Companies, Inc.
BlackRock, Inc.	Marsh & McLennan Companies, Inc.	U.S. Bancorp
Capital One Financial Corporation	Manulife Financial Corp.	Wells Fargo & Company
Chubb Limited	MetLife Inc.
AIG’s 2021 Compensation Decisions and Outcomes
2021 Target Direct Compensation
During the first quarter of 2021, the CMRC established target compensation for Messrs. Hogan and Habayeb and the AIG CEO approved target compensation for Messrs. Solash, Cornell, Scheinerman and Diemer, comprising base salary, a target STI opportunity and a target LTI opportunity.
2021 Compensation Component	Kevin T. Hogan	Elias F. Habayeb	Todd P. Solash	Robert J. Scheinerman	Geoffrey N. Cornell	Thomas J. Diemer
Base Salary	1,250,000	800,000	$950,000	$650,000	$900,000	$500,000
Target STI	2,250,000	1,050,000	$1,500,000	$820,000	$1,100,000	$700,000
Target LTI	4,000,000	1,200,000	$2,000,000	$980,000	$1,500,000	$800,000
Target Direct Compensation	7,500,000	3,050,000	$4,450,000	$2,450,000	$3,500,000	$2,000,000
Actual AIG STI awards can vary from target based on a combination of business and individual performance outcomes. Similarly, actual AIG LTI award grants can vary from target based on the AIG Chairman and CEO’s assessment of a range of factors, including prior-year performance and contributions, consideration of the complexity of expected contributions and the desire to enhance retention and/or provide incremental incentive for future success over the three-year performance period. Further information on the design and outcomes in relation to each of these elements of compensation is described below.
Important Note: Certain non-GAAP financial measures are used as performance measures in AIG’s incentive compensation programs. For more information on these measures, see “—Use of Non-GAAP Financial Metrics” below.
2021 Base Salary
Base salary is intended to fairly compensate each named executive officer for the responsibilities of his position, achieve an appropriate balance of fixed and variable pay and provide the executive with sufficient liquidity to discourage excessive risk-taking. AIG undertakes an annual review of executive salaries to determine whether they should be adjusted. In making this determination, AIG considers a broad range of factors including role scope, experience, skillset, performance and salaries for comparable positions within AIG’s compensation peer group, as well as internal parity among AIG’s similarly situated officers. The base salary earned by each of our named executive officers during 2021 is reported in the 2021 Summary Compensation Table.
2021 Short-Term Incentive Awards
AIG STI awards are designed to drive AIG’s business objectives and strategies and reward performance delivered during the year. The fundamental structure of the STI program provides an opportunity to incentivize and reward both leading and lagging indicators of performance, with a focus on guiding the organization towards balancing profitability, growth and risk.
2021 STI award payouts to our named executive officers were based on a combination of a quantitative business performance score (“Business Performance Score”) which can range from 0% to 150% and an assessment of individual performance that takes into account performance in four core areas (Financial, Strategic, Operational and Organizational). The payout profile for the 2021 STI Plan was 50% of target payable for threshold performance and 150% of target payable for maximum performance in each area. Individual awards are subject to an overall cap of 200% of the relevant named executive officer's target STI award.

Mr. Hogan and Mr. Habayeb
Mr. Hogan’s and Mr. Habayeb’s 2021 STI awards were determined by multiplying their target award by both their relevant Business Performance Scores and an individual performance score based on a quantitative scale (0% to 150%). For Mr. Hogan, the relevant Business Performance Score was based on performance metrics applicable to AIG’s life and retirement business determined as follows:
Performance Metric	Threshold (50%)	Target (100%)	Stretch (125%)	Maximum (150%)	Actual	Achieved	Weighting	% Achieved (Weighted)(1)
Life and Retirement Normalized Return on Adjusted Segment Common Equity	11.0%	12.9%	13.9%	14.8%	13.2%	108%	70%	76%
Life and Retirement GOE (Net)(2)	$1,694M	$1,613M	$1,553M	$1,493M	$1,601M	105%	30%	32%
Life and Retirement Quantitative Performance Score:								107%
(1)	Components in this column do not sum to the total due to rounding.
(2)
The GOE (Net) was determined inclusive of the incremental STI funding incurred for achieving the relevant goal. Accordingly, the 2021 GOE (Net) was $1,597 million prior to adding the incremental STI funding of $4.4 million which resulted in revised GOE (Net) of $1,601 million.

For Mr. Habayeb, the relevant Business Performance Score was based on performance metrics applicable to all of AIG’s businesses, reflecting his service as AIG Inc.’s Chief Accounting Officer for the entirety of 2021. 2021 performance resulted in the following STI awards for Mr. Hogan and Mr. Habayeb:
	2021 Target STI Award	Business Performance Score	Individual Performance	2021 Actual STI Award
Kevin T. Hogan	$2,250,000	107%	100%	$2,407,500
Elias F. Habayeb	$1,050,000	137%	111%	$1,600,000
Other Named Executive Officers
The STI awards for the named executive officers other than Mr. Hogan and Mr. Habayeb were paid from a cash pool. The size of this pool was determined by multiplying: (a) the sum of all the individual award targets established for all executives participating in the pool by (b) the Business Performance Score for AIG’s life and retirement business. 2021 target and actual STI awards for the other named executive officers were as follows:
	2021 Target STI Award	2021 Actual STI Award
Todd P. Solash	$1,500,000	$1,725,000
Robert J. Scheinerman	$820,000	$984,000
Geoffrey N. Cornell	$1,100,000	$1,100,000
Thomas J. Diemer	$700,000	$700,000
AIG’s 2021 Long-Term Incentive Awards
AIG LTI awards, made in the form of AIG equity awards and granted under AIG’s LTI plan, represent the largest percentage of a named executive officer’s annual target compensation opportunity in vehicles that reward long-term value creation, performance achievements and stock price appreciation.
AIG’s 2021 LTI awards were granted in February 2021 and allocated as follows:
•	For Mr. Hogan: Performance Share Units (“PSUs”) 50%, RSUs 25% and stock options 25%
•	For Messrs. Habayeb, Solash, Scheinerman, Cornell and Diemer: RSUs 75% and stock options 25%
PSUs and RSUs further align the financial interests of executives with shareholders while supporting retention. Stock options align with AIG shareholder interests by rewarding stock price appreciation and AIG shareholder value creation.

2021 LTI awards are subject to a three-year time horizon, with cliff vesting of 2021 awards on January 1, 2024, and are covered by AIG’s clawback policy, further enhancing long-term alignment with shareholder interests and retention impact.
When determining the appropriate LTI awards to grant, the CMRC considers whether to modify any individual LTI award target value. The actual target LTI award granted can reflect a modifier of up to 150 percent of an individual’s target value, based on the CMRC’s assessment of a range of factors, including consideration of prior year performance and contributions, the complexity of expected contributions and the desire to enhance retention and/or provide incremental incentive for future success over the three-year performance period.
In 2021, the CMRC approved the following LTI grants for the following named executive officers:
Named Executive Officer	2021 Target LTI Value	2021 Individual Modifier	2021 Actual LTI Grant Value
Kevin T. Hogan	$4,000,000	100%	$4,000,000
Elias F. Habayeb	$1,200,000	100%	$1,200,000
Todd P. Solash	$2,000,000	100%	$2,000,000
Robert J. Scheinerman	$980,000	100%	$980,000
Geoffrey N. Cornell	$1,500,000	100%	$1,500,000
Thomas J. Diemer	$800,000	100%	$800,000
In making the actual awards, the CMRC approved target dollar amounts that were converted into a number of RSUs, stock options and, in the case of Mr. Hogan, PSUs. The number of PSUs and RSUs in an annual grant is based on the average closing price of AIG common stock over the five trading days preceding the grant date, rounded down to the nearest whole unit. The number of stock options is based on the grant date fair value of a stock option to purchase a share of AIG common stock. In 2021, the annual equity grant date was in February. The number of any RSUs granted outside of the annual grant process is based on the average closing price of AIG common stock over the first five trading days of the month of the offer of employment or effective month of a promotion, as applicable.
2021 Performance Share Units
Mr. Hogan’s 2021 PSU award can be earned based on performance over a period of three years. The performance metrics applicable to his award include Relative Tangible Book Value Per Common Share and separation of the Company from AIG. These metrics seek to incentivize long-term success at generating returns for AIG’s shareholders by delivering profitable growth and successfully executing on the transformative separation of the Company. A relative Total Shareholder Return (“TSR”) modifier of +/-25% and an overall cap of 200% of target also apply to the PSUs. The resulting combination of Relative Tangible Book Value Per Common Share, separation and relative TSR metrics reflects AIG’s strategic priorities and continued commitment to aligning compensation with the AIG shareholder experience.
The maximum payout opportunity of 200% of target reflects ambitious goals that require performance significantly above target. PSUs accrue dividend equivalent rights in the form of cash that are calculated based on the final adjudication of the PSUs and are paid if and when the underlying PSUs vest.
2021 RSUs
2021 RSUs will vest on January 1, 2024 and be settled in AIG common stock. 2021 RSUs accrue dividend equivalents in cash based on the declared dividend rate per share per quarter that are paid if and when the underlying RSUs vest. The number of shares issuable upon settlement of the 2021 RSUs expected to be outstanding as of the closing of this offering is equal to (i) the number of shares of AIG common stock subject to AIG RSU awards on the date of pricing of this offering, multiplied by (ii) the closing share price of AIG common stock on the date of pricing of this offering, divided by the initial public offering price of our common stock in this offering.
2021 Stock Options
2021 stock option awards will become exercisable on January 1, 2024 after a three-year cliff vesting period and have a ten-year term. All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. AIG views stock options as performance-based compensation as the value of a stock option is impacted by the price of AIG common stock at the time of vesting.
Additional LTI Awards
In March 2021, Mr. Habayeb received an incremental LTI award (75% RSUs / 25% stock options) of $300,000 to recognize his contributions to AIG’s transformation. His award vests on January 1, 2024.
In February 2021, Mr. Cornell received a supplemental award (100% RSUs) with a grant date fair value of $100,000 for outstanding management of the overall AIG investment portfolio performance for 2020. This award vests on January 1, 2024. In May 2021, Mr. Cornell received an incremental LTI award (75% RSUs / 25% stock options) with a grant date fair value of $700,000 to recognize his promotion to AIG Chief Investment Officer. This award vests on January 1, 2024. In June 2021, Mr. Cornell received a continuity award (100% RSUs) with a grant date fair value of $1,000,000, which vests in equal tranches in June 2022, June 2023 and June 2024.
Assessment of 2019 Performance Share Units
The three-year performance period for 2019 PSUs ended on December 31, 2021. For Mr. Hogan, this award was subject to three equally weighted metrics:
•	Improvement in Accident Year Combined Ratio, As Adjusted, including Average Annual Losses (“Adjusted AYCR inc. AALS”), measured annually
○
Metric capped at target if Accident Year Combined Ratio, as Adjusted, including Average Annual Losses, is higher at the end of the three-year performance period than it was immediately preceding the start of the performance period

•	Core Normalized BVPS growth, measured annually
•	Core Normalized Return on Attributed Common Equity, measured in the third year
For Mr. Hogan, the outcome based on those core metrics was then subject to a relative TSR assessment such that the payout would be capped at target if AIG’s three-year TSR performance was below median as compared to the TSR peer group, which was comprised of the S&P 500 Insurance Companies. The PSU performance based on the core metrics yielded a score of 127%, but the payout was reduced to 100% due to the TSR cap.
The awards for Messrs. Habayeb, Solash, Scheinerman, Cornell and Diemer were subject to two equally weighted metrics: Adjusted AYCR inc. AALS and Core Normalized BVPS. The PSU performance yielded a score of 191%.
Metrics (Measurement Basis)	Performance Goal (% Payout)			Relevant Metrics			Earned Performance			Total Earned Performance
	Thres. (50%)	Target (100%)	Max. (200%)	FY’19A	FY’20A	FY’21A	FY’19A	FY’20A	FY’21A	Inception-to- Date
Adjusted AYCR incl. AALs (Annual and Three- Year Improvement)	0.5pt	1pt	2pts	4.5pts	1.9pts	3.7pts	200%	188%	200%	196%
Core Normalized BVPS (Annual Growth)	5%	10%	15%	16.6%	12.9%	19.3%	200%	158%	200%	186%
Messrs. Habayeb, Solash, Scheinerman, Cornell and Diemer							200	173	200	191
Core Normalized ROCE (FY’21)	9%	10%	11%	8.6%	6.7%	7.4%	N/A	N/A	—	—
Mr. Hogan(1)							200	173	80	127
(1)	For Mr. Hogan, 2019 PSU award is capped at 100% based on AIG’s TSR at the end of the performance period 12/31/2021.

AIG Leadership Continuity Plan
The purpose of the AIG Leadership Continuity Plan is to provide select employees with a cash award separate and distinct from their annual total direct compensation to incent them to continue their employment with the company and, if applicable, to achieve defined performance goals. The named executive officers (with the exception of Mr. Hogan) are eligible to participate in this plan.
Indirect Elements of Compensation
AIG provides executives with a limited number of benefits and perquisites that are generally aligned with those available to other AIG employees. Following the offering, we plan to provide our named executive officers with a limited number of benefits and perquisites that are similar to those provided by AIG prior to the offering.
Welfare and Insurance Benefits
Our named executive officers generally participate in the same broad-based health, life and disability benefit programs as AIG’s other employees.
Retirement Benefits
AIG provides retirement benefits to eligible employees. The only plan that our named executive officers actively participate in is a tax-qualified 401(k) plan. All participants, including our named executive officers, receive contributions from AIG in the form of a match of up to 100% of the first 6% of their eligible compensation that they contribute, up to the IRS compensation limit, which in 2021 was $290,000. In accordance with this limit, our named executive officers received matching contributions up to $17,400 in 2021. AIG also provides a contribution of 3% of eligible compensation to all employees eligible to participate in the 401(k) plan, in addition to the 6% matching contribution, subject to IRS limits.
Termination Practices and Policies
AIG provides severance benefits to its executives to offer competitive total compensation packages, ensure executives’ ongoing retention when considering potential transactions that may create uncertainty as to their future employment with AIG and enable AIG to obtain a release of employment-related claims.
Qualifying Termination	•	Termination by AIG without “cause”
	•	Covered executive resigns for “good reason”, including for qualifying executives after a “change in control”
Severance Payment	•	Pre-determined multiplier applied to salary and three-year average of actual STI payments
	•	Severance multiple is 1.0 or 1.5 depending on an executive’s grade
	•	Severance multiple increases to 1.5 or 2.0 for a qualifying termination within two years following a change in control
For the avoidance of doubt, the offering does not constitute a change in control for the named executive officers.
We plan to provide similar severance benefits to our named executive officers post-offering. See “—Potential Payments on Termination” for more information on AIG’s termination benefits and policies.

Compensation Governance
Role of the CMRC
The CMRC comprises five independent AIG Inc. directors.
The role of the CMRC and its interplay with management and the AIG Inc. Board as a whole are set forth below.
Management	CMRC	AIG Inc. Board
• AIG Inc.’s Chairman and Chief Executive Officer approves compensation for our named executive officers
• Reviews compensation for our named executive officers

• Oversees AIG’s compensation and benefit programs

• Oversees AIG’s management development and succession planning programs for executive management

• Oversees the assessment of risks related to AIG’s compensation programs

• Reviews periodic updates provided on initiatives and progress in human capital, including diversity, equity and inclusion

• Produces AIG’s Compensation Discussion and Analysis report on executive compensation

• Engages an independent consultant
• Approves CMRC recommendations on compensation philosophy, and the development and implementation of AIG’s compensation programs • Approves CMRC recommendations on AIG’s equity plans
In reaching decisions, the CMRC may invite the opinions of various stakeholders including relevant members of the management team, AIG’s outside counsel and the CMRC’s independent compensation consultant. Following the offering, decisions regarding the compensation of the NEOs will be made by our board (or a committee thereof).
The Annual Process
There is an established annual process for executive compensation decision-making. In a typical year, during the first quarter, the CMRC reviews and approves compensation decisions for executives under its purview (which included Mr. Hogan and Mr. Habayeb for 2021), and AIG Inc.’s Chairman and CEO reviews the base salaries and target compensation levels for our named executive officers. These reviews are performed against a backdrop of the business and individual performance evaluations for the prior year, in addition to compensation relative to peers with relevant experience and skillsets in the insurance and financial services industries where we compete for talent. The CMRC also reviews and approves the performance metrics and goals that will apply to both STI awards and PSU grants. These metrics and goals are set based on AIG’s rigorous budgeting and strategic planning process.
During the balance of the year, the CMRC receives updates on performance relative to expectations, providing an opportunity to assess potential payouts.
Following year-end, the CMRC reviews and assesses final performance in relation to short-term and long-term expectations and approved payouts. As is typical, AIG Inc.’s Chairman and CEO conducts reviews regarding individual performance and achievements which feed into the start of the process for the following year. The CMRC continues to review any relevant feedback from shareholders received during engagement on an ongoing basis to inform their discussions and decisions.
Input from Independent Compensation Consultants
The CMRC engages the services of a compensation consultant to provide independent advice to the CMRC. The compensation consultant attends CMRC meetings and provides views on:
• How AIG’s compensation program and proposals for senior executives compare to market practices in the insurance industry, financial services and more broadly;

• “Best practices” and how they apply to AIG;

• The design and implementation of current and proposed executive compensation programs;

• Responds to questions raised by the CMRC and other stakeholders in the executive compensation process;

• Participates in discussions pertaining to compensation and risk, assessing the process and conclusions; and

• Participates in discussions on performance goals that are proposed by management for the CMRC’s approval.

The CMRC annually reviews the relationships of the compensation consultant with AIG, including members of the CMRC and AIG’s executive officers. F.W. Cook served as the compensation consultant from 2005 through September 2021. Pay Governance currently serves as the compensation consultant.
Compensation Risk
AIG remains committed to continually evaluating and enhancing its risk management control environment, risk management processes and enterprise management functions. AIG’s compensation practices are essential parts of its approach to risk management, and the CMRC regularly monitors AIG’s compensation programs to ensure they align with sound risk management principles.
Compensation Risk Review
AIG’s enterprise risk management function conducts an annual risk assessment to evaluate AIG’s active incentive plans. AIG risk officers have assigned a risk rating of low, medium or high to each active incentive plan, taking into account:
•	whether the plan design or administration may encourage excessive or unnecessary risk-taking;
•	whether the plan has appropriate safeguards in place to discourage fraudulent behavior;
•	whether the plan incorporates appropriate risk mitigants to lower risk (including deferrals, clawback conditions (see the section titled “—AIG Clawback Policy” below) and capped payouts); and
•	whether payments are based on pre-established performance goals, including risk-adjusted metrics.
We expect to review risks relating to our compensation programs so that we have appropriate controls in place to ensure our compensation programs do not encourage behaviors that would create undue material risk for Corebridge.
AIG Clawback Policy
The intent of this policy is to encourage sound risk management and individual accountability with respect to potentially risky behavior in accordance with AIG’s compensation principles of paying for performance and aligning interests of AIG’s executives and employees with those of AIG’s shareholders.
Covered Employees	• All AIG executive officers • Any other AIG employees as determined by the CMRC

Covered Compensation
• Generally, includes any bonus, equity or equity-based award, or any other incentive compensation granted since 2013

• Compensation paid, and awards granted, while a covered employee is subject to this clawback policy

Triggering Events
• Material financial restatement

• Award or receipt of covered compensation based on materially inaccurate financial statements or performance metrics that are materially inaccurately determined

• Failure of risk management, including a supervisory role or material violation of AIG’s risk policies

• An action or omission that results in material financial or reputational harm to AIG

CMRC Authority
• Determining whether a triggering event has occurred

• Ability to require forfeiture or repayment of all or any portion of any unpaid covered compensation or covered compensation paid in the 12 months preceding the triggering event

• The 12-month time horizon will be extended to a longer period if required by any applicable statute or government regulation

In connection with the offering, we expect to implement a similar clawback policy as discussed further under “—Post-IPO Executive Compensation Information.”
Anti-Hedging and Anti-Pledging Policies
AIG’s Code of Conduct and Insider Trading Policy prohibit all employees, including the named executive officers, from engaging in hedging transactions with respect to any AIG securities, including by trading in any derivative security relating to AIG’s securities. In particular, other than pursuant to an AIG compensation or benefit plan or dividend distribution, no employee may acquire, write or otherwise enter into an instrument that has a value determined by reference to AIG securities, whether or not the instrument is issued by AIG. Examples include put and call options, forward contracts, collars and equity swaps relating to AIG securities. In addition, AIG’s Insider Trading Policy prohibits executive officers and directors from pledging AIG securities.
In connection with the offering, we expect to adopt similar policies as discussed further under “—Post-IPO Executive Compensation Information.”
Additional Information
Use of Non-GAAP Financial Metrics
Certain performance metrics and their associated goals used in AIG incentive plans in which the named executive officers participate are “Non-GAAP financial measures” under SEC rules and regulations.

•
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;
•	changes in benefit reserves and deferred policy acquisition costs, value of business acquired and deferred sales inducements related to net realized gains and losses;
•	changes in the fair value of equity securities;
•
net investment income on Fortitude Reinsurance Company Ltd. (Fortitude Re) funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets);

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•	loss (gain) on extinguishment of debt;
•
all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g., net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;
•	net loss reserve discount benefit (charge);
•	pension expense related to lump sum payments to former employees;
•	net gain or loss on divestitures;
•	non-operating litigation reserves and settlements;
•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•
the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;
•	losses from the impairment of goodwill; and
•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.
•
Adjusted After-tax Income (AATI) attributable to AIG common shareholders is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act.

•
AIG Return on Common Equity (ROCE)—Adjusted After-tax Income Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of our available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attributable utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity).

•
Adjusted After-tax Income Attributable to Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

•
Core Adjusted Attributed Common Equity is an attribution of AIG’s Adjusted Common Shareholders’ Equity to these segments based on our internal capital model, which incorporates the segments’ respective risk profiles. Adjusted Attributed Common Equity represents our best estimates based on current facts and circumstances and will change over time.

•
Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

•
Core Return on Common Equity—Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by average Adjusted Attributed Common Equity.

•
Life and Retirement Return on Adjusted Segment Common Equity—Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

•
Core Normalized Return on Attributed Common Equity further adjusts Adjusted Return on Attributed Common Equity for the effects of certain volatile or market-related items. We believe this measure is useful to investors for performance management because it presents the trends in Adjusted Return on Attributed Common Equity without the impact of certain items that can experience volatility in our short-term results. Normalized Return on Attributed Common Equity is derived by excluding the following tax-adjusted effects from Adjusted Return on Attributed Common Equity: the difference between actual and expected (1) catastrophe losses, (2) alternative investment returns, (3) Direct Investment Book and Global Capital Markets returns, (4) fair value changes on fixed maturity securities; update of actuarial assumptions; and prior year loss reserve development.

•
Life and Retirement Normalized Return on Adjusted Segment Common Equity further adjusts Return on Adjusted Segment Common Equity for the effects of certain volatile or market-related items. We believe this measure is useful to investors for performance management because it presents the trends in Return on Adjusted Segment Common Equity without the impact of certain items that can experience volatility in our short-term results. Normalized Return on Adjusted Segment Common Equity is derived by excluding the following tax-adjusted effects from Return on Adjusted Segment Common Equity: the difference between actual and expected (1) alternative investment returns and (2) fair value changes on fixed maturity securities; update of actuarial assumptions; COVID-19 mortality; certain legal settlements and other business factors.
•
Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

•
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT) exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development (PYD), net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results. Underwriting ratios are computed as follows:

•	Loss Ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
•	Acquisition Ratio = Total acquisition expenses ÷ NPE
•	General Operating Expense Ratio = General operating expenses ÷ NPE
•	Expense Ratio = Acquisition ratio + General operating expense ratio
•	Combined Ratio = Loss ratio + Expense ratio
•	CATs and Reinstatement Premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
•
Accident Year Loss Ratio, As Adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]

•	Accident Year Combined Ratio, As Adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
•
Prior Year Development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio

	Twelve Months Ended December 31,
Underwriting Ratios	2021	2020	2019
Loss ratio	64.2	71.0	65.2
Catastrophe losses and reinstatement premiums	(5.4)	(10.3)	(4.8)
Prior year development, net of reinsurance and prior year premiums	0.6	0.1	1.1

	Twelve Months Ended December 31,
Underwriting Ratios	2021	2020	2019
Adjustment for ceded premiums under reinsurance contracts and other	—	—	0.1
Accident year loss ratio, as adjusted	59.4	60.8	61.6
Acquisition ratio	19.6	20.4	21.8
General operating expense ratio	12.0	12.9	12.6
Expense ratio	31.6	33.3	34.4
Combined ratio	95.8	104.3	99.6
Accident year combined ratio, as adjusted*	91.0	94.1	96.0
*	In addition, for purposes of performance metrics, Accident Year Combined Ratio, as Adjusted was further adjusted for certain business factors.
•
Accident Year Combined Ratio, As Adjusted, including Average Annual Losses is derived by adding the average annual losses (AAL) expressed as a percentage of net premiums earned, to the Accident Year Combined Ratio, As Adjusted. The AAL is the mean of the probabilistic expected catastrophe loss distribution that is calculated based on our catastrophe model.

•
Combined Ratio Improvement Relative to Peers represents General Insurance’s combined ratio compared to peers’ combined ratio computed using a weighted average based on the respective net premiums earned for each peer.

•	Life and Retirement GOE (Net) represents GOE on an adjusted pre-tax income basis normalized for certain legal settlements and other business factors.
•
Core Normalized Book Value per Common Share is derived by dividing Core Adjusted Attributed Common Equity adjusted for cumulative dividends paid to common shareholders over the three-year LTI performance period and the tax-adjusted effects of (1) inception to date changes in the Adverse Development Cover reinsurance agreement deferred gain (including inception to date amortization related to the deferred gain) resulting from changes in the underlying loss reserves, (2) the difference between actual and expected catastrophe losses, and (3) the cumulative effect of changes in accounting principles, by total common shares outstanding.

•
Relative Tangible Book Value Per Common Share (BVPS) represents Tangible book value per common share compared to peers’ Tangible book value per common share. Tangible book value per common share is derived by dividing Total AIG common shareholders’ equity, excluding goodwill, value of business acquired, value of distribution channel acquired and other intangible assets, by total common shares outstanding.

Tax and Accounting Considerations
In reaching decisions on executive compensation, the CMRC considers the tax and accounting consequences, including that compensation in excess of $1 million paid to covered executive officers generally will not be deductible for federal income tax purposes under Section 162(m) of the Code (which limitations will apply to our named executive officers for calendar years ending after the date of the offering). We expect that Corebridge will also consider tax and accounting consequences in reaching decisions on executive compensation.

2021 Compensation
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin T. Hogan	2021	1,250,000		3,262,558	999,999	2,407,500	0	85,188	8,005,245
Elias F. Habayeb	2021	758,655		1,168,373	374,989	1,600,000	0	26,373	3,928,390
Todd P. Solash	2021	950,000	1,395,000	1,563,786	500,000	1,725,000	0	26,423	6,160,209
Robert J. Scheinerman	2021	650,000	375,000	766,238	244,998	984,000	0	26,373	3,046,609
Geoffrey N. Cornell	2021	755,962	500,000	2,311,038	375,000	1,100,000	0	26,373	5,068,373
Thomas J. Diemer	2021	500,000	250,000	625,514	200,000	700,000	2,029	26,373	2,303,916
(1)
Amounts include the first installment of the April 2020 Leadership Continuity Awards that were paid in May. The second installment will be paid in May 2022. For Mr. Solash, amount includes first installment of the April 2020 Leadership Continuity Award that was paid in May ($375,000), the last installment of his sign-on bonus paid in June ($20,000) and the first installment of his November 2020 Leadership Continuity Award paid in November ($1,000,000). The second installment of his November 2020 Leadership Continuity Award will be paid in November 2022.

(2)
2021 Stock and Option Awards. The “Stock Awards” column represents the grant date fair value of (i) the 2021 PSUs for Mr. Hogan based on target performance, which was the probable outcome of the performance conditions; and (ii) 2021 RSUs that vest based on continued service through the performance period. See “—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—AIG’s 2021 Long-Term Incentive Awards” for further information. The 2021 PSUs and 2021 RSUs, together with the 2021 stock options represented in the “Option Awards” column, comprise the 2021 LTI awards and were granted under the LTI plan. For Mr. Hogan the grant date fair value of the 2021 PSUs at the target and maximum levels of performance are $2,220,034 and $4,440,068 respectively.

Calculation. The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted in the year, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount shown for the awards granted by AIG in 2021 was calculated using the assumptions described in footnote (5) to the 2021 Grants of Plan Based Awards table below.
Clawback. All awards represented in the “Stock Awards” and “Option Awards” columns are subject to clawback under the AIG Clawback Policy.
(3)
2021 Non-Equity Incentive Plan Compensation. The amounts represent the awards earned under the AIG STI plan for 2021 performance as determined in the first quarter of 2022. 100% of each award was vested and paid in February 2022. See “—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—2021 Short-Term Incentive Awards” for further information.

Clawback. All awards represented in the column are subject to clawback under the AIG Clawback Policy.
(4)
The amount in this column represents the total change of the actuarial present value of the accumulated benefit, including any payments made during the year, under AIG’s defined benefit (pension) plans, including the Qualified Retirement Plan and the Non-Qualified Retirement Plan. These Plans are described in “—Post-Employment Compensation—Pension Benefits.”

(5)	Perquisites. This column includes the incremental costs of perquisites and benefits. The following table details the incremental cost to AIG of perquisites received by Mr. Hogan in 2021.

Perquisites
Name	Personal Use of Company Pool Cars ($)(i)	Flexible PerquisiteAllowance ($) (ii)	Other ($)(iii)	Total ($)
Kevin T. Hogan	6,378	35,000	17,437	58,815
(i)	Amount in this column includes the incremental costs of driver overtime compensation, fuel and maintenance attributable to personal use of company pool cars.
(ii)	Amount in this column reflects payment of the annual cash perquisite allowance of $35,000, which the CMRC approved when it eliminated perquisites such as financial and estate planning.
(iii)	Amount in this column reflects the cost of tax preparation services related to a prior international assignment.
(b)	Other Benefits.
This column also includes life insurance premiums paid for the benefit of the named executive officers. All named executive officers are covered under the AIG Basic Group Life Insurance Plan. For group life insurance, the 2021 company-paid costs were $273 for each of the named executive officers in 2021.

This column also includes matching contributions and non-elective company contributions made by AIG under its 401(k) plan in the amount of $26,100 for each of our named executive officers in 2021.

This column also includes a state-mandated internet stipend paid to Mr. Solash in the amount of $50. This stipend is a monthly payment of $25 paid to all active employees in California and Illinois.
AIG maintains a policy of directors’ and officers’ liability insurance for the directors and officers of AIG and its subsidiaries. The premium for this policy for the year ended September 22, 2021 was approximately $20.5 million and for the year ending September 22, 2022 is approximately $21.5 million.

2021 Grants of Plan-based Awards
The following table details all equity and non-equity plan-based awards granted to each of the named executive officers in 2021.
		Estimated Future Payouts Under Non-Equity Plan Awards(1)			Estimated Future Payouts Under Equity Plan Awards(2)			All Other Stock Awards (# of AIG Shares or Units)(3)	All Other Option Awards (# of Securities Underlying Options)(4)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Equity Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kevin T. Hogan
2021 STI	2/22/2021	0	2,250,000	4,500,000	—	—	—	—	—	—	—
2021 PSUs	3/11/2021	—	—	—	21,281	42,562	85,124	—	—	—	2,220,034
2021 RSUs	2/22/2021	—	—	—	—	—	—	23,640	—	—	1,042,524
2021 Options	2/22/2021	—	—	—	—	—	—	—	85,470	44.10	999,999
Elias F. Habayeb
2021 STI	2/22/2021	0	1,050,000	2,100,000	—	—	—	—	—	—	—
2021 RSUs	2/22/2021	—	—	—	—	—	—	21,276	—	—	938,272
2021 Options	2/22/2021	—	—	—	—	—	—	—	25,641	44.10	300,000
2021 RSUs	3/4/2021	—	—	—	—	—	—	4,973	—	—	230,101
2021 Options	3/4/2021	—	—	—	—	—	—	—	6,355	46.27	74,989
Todd P. Solash
2021 STI	2/22/2021	0	1,500,000	3,000,000	—	—	—	—	—	—	—
2021 RSUs	2/22/2021	—	—	—	—	—	—	35,460	—	—	1,563,786
2021 Options	2/22/2021	—	—	—	—	—	—	—	42,375	44.10	500,000
Robert J. Scheinerman
2021 STI	2/22/2021	0	820,000	1,640,000	—	—	—	—	—	—	—
2021 RSUs	2/22/2021	—	—	—	—	—	—	17,375	—	—	766,238
2021 Options	2/22/2021	—	—	—	—	—	—	—	20,940	44.10	244,998
Thomas Diemer
2021 STI	2/22/2021	0	700,000	1,400,000
2021 RSUs	2/22/2021							14,184			625,514
2021 Options	2/22/2021								17,094	44.10	200,000
Geoffrey N. Cornell
2021 STI	5/26/2021	0	1,100,000	2,200,000	—	—	—	—	—	—	—
2021 RSUs	2/22/2021	—	—	—	—	—	—	16,548	—	—	729,767
2021 Options	2/22/2021	—	—	—	—	—	—	—	17,094	44.10	200,000
2021 RSUs	5/26/2021	—	—	—	—	—	—	20,185	—	—	1,036,903
2021 RSUs	5/26/2021	—	—	—	—	—	—	10,597	—	—	544,368
2021 Options	5/26/2021	—	—	—	—	—	—	—	16,129	51.37	175,000
(1)
Amounts shown reflect the range of possible cash payouts under the AIG STI plan for 2021 performance. Actual amounts earned, as determined in the first quarter of 2022, are reflected in the 2021 Summary Compensation Table under Non-Equity Incentive Plan Compensation. For more information on the 2021 STI awards, including the applicable performance metrics, please see “— Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—2021 Short-Term Incentive Awards.”

(2)
Amounts shown reflect the potential range of 2021 PSUs that were granted and may be earned under the LTI plan. Actual amounts earned are based on achieving pre-established goals across three financial objectives over the 2021-2023 performance period. Results will be certified by the CMRC in the first quarter of 2024. For more information on the 2021 PSUs including the applicable performance metrics please see “—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—AIG’s 2021 Long-Term Incentive Awards.” Holders of 2021 PSUs are entitled to dividend equivalent rights beginning with the first dividend record date following the 2021 PSU grant date, which are subject to the same vesting and performance conditions as the related 2021 PSUs and are paid in cash if and when such related earned shares of AIG common stock are delivered.
(3)
Amounts shown reflect the grant of 2021 RSUs made under the AIG LTI plan. For more information on these awards, please see “—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—AIG's 2021 Long-Term Incentive Awards.” Holders of 2021 RSUs are entitled to dividend equivalent rights in the form of cash beginning with the first dividend record date following the applicable grant date, which are subject to the same vesting conditions as the related RSUs and are paid if and when such related shares are delivered.

(4)
Amounts shown reflect the grant of 2021 stock options made under the AIG LTI plan. For more information on these awards, please see “—Compensation Discussion and Analysis—AIG’s 2021 Compensation Decisions and Outcomes—AIG's 2021 Long-Term Incentive Awards.” Stock options granted in 2021 have an exercise price equal to the closing price of the underlying shares of AIG common stock on the NYSE on the grant date.

(5)
Amounts shown represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. The fair value of time-vesting RSUs was based on the AIG common stock closing price on the grant date. The fair value of the options granted in 2021 was estimated on the grant date using the Black-Scholes model. The following assumptions were used for stock options granted:

	February 22, 2021 Grant	March 4, 2021 Grant	May 26, 2021 Grant
Expected annual dividend yield (a)	2.90%	2.77%	2.49%
Expected Volatility (b)	36.85%	34.80%	28.25%
Risk-free interest rate (c)	0.94%	1.04%	1.14%
Expected Term (d)	6.43 years	6.41 years	6.30 years
(a)	The dividend yield is the projected annualized AIG dividend yield estimated by Bloomberg Professional service as of the valuation date.
(b)	The expected volatility is based on the implied volatility of 24 months stock option estimated by the Bloomberg Professional service as of the valuation date.
(c)
The risk-free interest rate is the continuously compounded interest rate for the term between the valuation date and the expiration date that is assumed to be constant and equal to the interpolated value between the closest data points on the U.S. dollar LIBOR-swap curve as of the valuation date.

(d)	The contractual term is 10 years from the date of grant.
Outstanding Equity Awards at December 31, 2021
Equity-based awards held at the end of 2021 by each named executive officer were issued under the AIG incentive plans and arrangements described below. Shares of AIG common stock deliverable under AIG’s performance-based and time-vested equity and option awards will be delivered under AIG’s Equity Incentive Plan except as otherwise described below.

The following table sets forth outstanding equity-based awards held by each named executive officer as of December 31, 2021.
	Option Awards(1)							Stock Awards
Name	Year Granted	Number of Securities underlying Unexercised Options (Exercisable)	Number of Securities underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards (Number of Securities underlying Unexercised and Unearned Options)	Exercise Price ($)	Expiration Date	Award Type(2)	Unvested (Not Subject to Performance Conditions)		Equity Incentive Plan Awards (Unearned and Unvested)
								Number	Market Value ($)(3)	Number	Market Value ($)(3)
Kevin Hogan	2021		85,470		44.10	2/22/2031	2021 RSUs	23,640	1,344,170
	2020		116,959		32.43	3/11/2030	2021 PSUs			21,281	1,210,038
	2019		122,850		44.28	3/18/2029	2020 RSUs	27,983	1,591,113
	2018	125,418			55.94	3/13/2028	2020 PSUs			33,721	1,917,376
							2019 RSUs	24,924	1,417,179
							2019 PSUs	23,172	1,317,560

Elias Habayeb	2021		6,355		46.27	3/4/2031	2021 RSUs	26,249	1,492,518
	2021		25,641		44.10	2/22/2031	2020 RSUs	30,286	1,722,062
	2020		35.087		32.43	3/11/2030	2019 PSUs	6,494	369,249
	2019		36,855		44.28	3/18/2029	2019 RSUs	14,954	850,284
	2018	25,083			55.94	3/13/2028

Todd Solash	2021		42,735		44.10	2/22/2031	2021 RSUs	35,460	2,016,256
	2020		35,087		32.43	3/11/2030	2020 RSUs	40,359	2,294,813
	2019		8,000		53.32	6/24/2029
	2019		27,027		44.28	3/18/2029	2019 RSUs	14,180	806,275
	2018	18,394			55.94	3/13/2028	2019 PSUs	6,343	360,663

Robert J. Scheinerman	2021		20,940		44.10	2/22/2031	2021 RSUs	17,375	987,943
	2020		28,654		32.43	3/11/2030	2020 RSUs	32,149	1,827,992
	2019		6,500		53.32	6/24/2029
	2019		22,113		44.28	3/18/2029	2019 RSUs	11,583	658,609
	2018	15,050			55.94	3/13/2028	2019 PSUs	6,240	354,806

Geoffrey N. Cornell	2021		16,129		51.37	5/26/2031	2021 RSUs	47,330	2,691,184
	2021		17,094		44.10	2/22/2031
	2020		25,584		32.43	3/11/2030	2020 RSUs	22,083	1,255,639
	2019		24,570		44.28	3/18/2029	2019 RSUs	16,201	921,189
	2018	16,722			55.94	3/13/2028	2019 PSUs	4,329	246,147

Thomas J. Diemer	2021		17,094		44.10	2/22/2031	2021 RSUs	14,184	806,502
	2020		23,391		32.43	3/11/2030	2020 RSUs	26,905	1,529,818
	2019		24,570		44.28	3/18/2029	2019 RSUs	12,462	708,589
	2018	16,722			55.94	3/13/2028	2019 PSUs	5,364	304,997
(1)
Stock Options. Stock options granted in 2021, 2020 and 2019 have an exercise price equal to the closing price of the underlying shares of AIG common stock on the NYSE on the date of grant and have a 10-year term from the date of grant. All of the stock options granted in 2021 will vest in full in January 2024. All of the stock options granted in 2020 will vest in full in January 2023. All of the stock options granted in 2019 vested in full in January 2022.

(2)	PSUs.
PSUs accrue dividend equivalent rights as further described below. Such rights are only payable if and to the extent that the related PSUs are earned and vested.
2021 PSUs accrue dividend equivalent rights beginning with the first dividend record date following the 2021 PSU grant date, which are subject to the same vesting and performance conditions as the related 2021 PSUs and are paid in cash if and when such related earned shares of AIG common stock (if any) are delivered. No dividend equivalent rights are included in the 2021 PSU amounts shown above.
Beginning with the first dividend record date following the PSU grant date through the dividend paid on AIG common stock during the second quarter of 2021, 2019 and 2020 PSUs accrued dividend equivalent rights in the form of additional PSUs. Such additional PSUs, which are subject to the same vesting and performance conditions as the related PSUs, will be settled in the form of cash if and when such related earned shares of AIG common stock (if any) are delivered. The 2019 PSU amounts earned as shown above do not include the additional PSUs accrued through the second quarter of 2021 in respect of dividend equivalent rights, as such additional PSUs settled in cash during the first quarter of 2022. 2020 PSU amounts do include the additional PSUs accrued through the second quarter of 2021 in respect of dividend equivalent rights assuming threshold payout; however, any such earned additional PSUs will be settled in cash if and when the 2020 PSUs are vested and become earned during the first quarter of 2023.
Beginning with the dividend paid on AIG common stock during the third quarter of 2021, 2019 and 2020 PSUs accrue dividend equivalent rights, which are subject to the same vesting and performance conditions as the related PSUs and are paid in cash if and when such related earned shares of AIG common stock (if any) are delivered. The 2019 and 2020 PSU amounts shown above do not include any dividend equivalent rights accrued since the start of the third quarter of 2021.
All 2021 and 2020 PSUs are shown at threshold payout. Whether the 2021 or 2020 PSUs (and related dividend equivalent rights) will be earned at the level shown or a different level, or at all, depends on AIG performance against metrics over a three-year performance period. Once earned, 2021 and 2020 PSUs (and related dividend equivalent rights) will vest on January 1, 2024 and January 1, 2023, respectively. The earned 2019 PSUs vested on January 1, 2022. Actual amounts earned for the 2019 PSUs were determined by the CMRC in the first quarter of 2022 and 2019 PSUs are shown at actual payout, net of tax withholding.
RSUs.
All 2021 and 2020 RSUs (and related dividend equivalent rights) granted to our named executive officers will vest in full on January 1, 2024 and January 1, 2023, respectively, and the 2019 RSUs (and related dividend equivalent rights) granted to our named executive officers vested in full on January 1, 2022.
2021 RSUs accrue dividend rights beginning with the first dividend record date following the 2021 RSU grant date, which are subject to the same vesting and performance conditions as the related 2021 RSUs and are paid in cash if and when such related earned shares of AIG common stock (if any) are delivered. Such dividend equivalent rights are not included in the 2021 RSU amounts shown above.
Beginning with the first dividend record date following the RSU grant date through the dividend paid on AIG common stock during the second quarter of 2021, 2019 and 2020 RSUs accrued dividend equivalent rights in the form of additional 2019 and 2020 RSUs, which are subject to the same vesting conditions as the related 2019 and 2020 RSUs and are settled in the form of shares of AIG common stock when such related shares of AIG common stock (if any) are delivered. The RSU amounts as shown above include such additional RSUs accrued through the second quarter of 2021 in respect of dividend equivalent rights.
Beginning with the dividend paid on AIG common stock during the third quarter of 2021, 2019 and 2020 RSUs accrue dividend rights, which are subject to the same vesting and performance conditions as the related 2019 and 2020 RSUs and are paid in cash if and when such related earned shares of AIG common stock (if any) are delivered. The 2019 and 2020 RSU amounts shown above do not include such dividend equivalent rights accrued beginning with the third quarter of 2021.
(3)	Based on the closing sale price of AIG common stock on the NYSE on December 31, 2021 of $56.86 per share.

2021 Vesting of Stock-based Awards
The following table sets forth the amounts realized in accordance with SEC rules by each named executive officer as a result of the vesting of stock-based awards in 2021.
	Stock-Based Awards Vested in 2021(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Kevin T. Hogan	77,502	2,877,649
Elias F. Habayeb	31,284	1,161,575
Todd P. Solash	13,583	504,337
Robert J. Scheinerman	11,661	432,973
Geoffrey N. Cornell	12,347	458,444
Thomas J. Diemer	12,347	458,444
(1)
Represents the 2018 RSUs and 2018 PSUs, and for Mr. Habayeb his 2017 Continuity RSUs (and for all such awards, the related dividend equivalent rights) that vested in January 2021 (based on the value of the underlying shares of AIG common stock on the vesting date).

Post-Employment Compensation
Pension Benefits
AIG does not have any active defined benefit (pension) plans. Effective January 1, 2016, benefit accruals under AIG’s qualified retirement plan (“Qualified Retirement Plan”) and non-qualified retirement plan (“Non-Qualified Retirement Plan,” and collectively with the Qualified Retirement Plan, the “Plans”) were frozen. At that time, the Plans were closed to new participants and existing participants ceased to accrue additional benefits after December 31, 2015. However, as described below, interest credits continue to accrue on existing cash balance accounts, and participants continue to be able to earn service credits for purposes of vesting and early retirement eligibility subsidies.
Before the Plans were frozen, the benefit formula under the Plans was converted from a final average pay formula to a cash balance formula, effective April 1, 2012. The cash balance formula was comprised of pay credits, calculated based on 6% of a Plan participant’s annual pensionable compensation, and annual interest credits. Pensionable compensation under the cash balance formula included base salary, commissions, overtime and annual STI awards, with the Qualified Retirement Plan subject to IRS compensation limits and the Non-Qualified Retirement Plan subject to an annual compensation limit of $1,050,000 in 2015. The Non-Qualified Retirement Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Qualified Retirement Plan due to IRS limits. Pay credits ceased under the Plans on December 31, 2015, but annual interest credits continue (1.57% in 2021, based upon the 30-year long-term Treasury rate). This rate is adjusted annually on January 1.
The Plans’ final average pay formula ranges from 0.925% to 1.425% times average final salary for each year of credited service accrued since April 1, 1985 up to 44 years through December 31, 2015 and 1.25% to 1.75% times average final pay for each year of credited service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially increased to reflect the later benefit commencement date. In the case of the Qualified Retirement Plan, participants vest after three years of service and, in the case of the Non-Qualified Retirement Plan, participants vest once they attain either (1) age 60 with five or more years of service or (2) age 55 with ten or more years of service.
Early Retirement Benefits
Each of the Plans provides for reduced early retirement benefits. These benefits are available to all vested participants in the Qualified Retirement Plan. The Non-Qualified Retirement Plan provides reduced early retirement benefits to participants who have reached age 55 with ten or more years of service or to participants who have reached age 60 with five or more years of service. The early retirement reduction factors in the Non-Qualified Retirement Plan are based upon age as of the retirement date and years of credited service. In the case of early retirement, participants in the Plans under the final average pay formula will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3, 4 or 5% (depending on age and years of credited service at retirement) for each year that retirement precedes age 65. Participants in the Plans will continue to receive service credit on and after the freeze date in determining age and length of service for early retirement subsidies and vesting purposes. Participants in the Qualified Retirement Plan with at least three years of service to AIG have a vested reduced retirement benefit pursuant to which, in the case of termination of employment prior to reaching age 65, such participants may elect to receive a reduced early retirement benefit commencing at any date between their date of termination and age 65.
Death and Disability Benefits
Each of the Plans also provides for death and disability benefits. The death benefit payable to a participant’s designated beneficiary under the Plans will generally equal the participant’s lump sum benefit or cash balance account. Under the Plans, participants who become disabled and receive payments under AIG’s long-term disability plan on and after the freeze date continue to receive service credit in determining age and length of service for early retirement subsidies and vesting purposes for a maximum of three additional years, and participants whose benefit is determined under the cash balance formula continue to receive interest credits to their cash balance account up to the date they commence their benefit.
2021 Pension Benefits
The following table details the accumulated benefits under the AIG pension plans in which certain of our named executive officers participate. In accordance with SEC rules, these accumulated benefits are presented as if they were payable upon the named executive officer’s normal retirement at age 65 or current age if older. However, it is important to note that the benefits shown for the named executive officers are at least partially unvested and could be received at lower levels due to reduced benefits or forfeited entirely.
Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During 2021 ($)
Kevin T. Hogan	Qualified Retirement Plan	25.917	918,456	0
	Non-Qualified Retirement Plan	25.917	1,116,681	0
	Total		2,035,137	0
Elias F. Habayeb	Qualified Retirement Plan	7.917	219,587	0
	Non-Qualified Retirement Plan	6.917	284,924	0
	Total		504,511	0
Todd P. Solash	Qualified Retirement Plan	n/a	n/a	n/a
	Non-Qualified Retirement Plan	n/a	n/a	n/a
	Total	n/a	n/a	n/a
Robert J. Scheinerman	Qualified Retirement Plan	11.917	383,140	0
	Non-Qualified Retirement Plan	11.917	105,593	0
	Total		488,733	0
Geoffrey N. Cornell	Qualified Retirement Plan	22.083	664,575	0
	Non-Qualified Retirement Plan	22.083	107,926	0
	Total		772,501	0
Thomas J. Diemer	Qualified Retirement Plan	1.833	35,775	0
	Non-Qualified Retirement Plan	1.833	64,342	0
	Total		100,117	0
(1)
The named executive officers had the following years of service with AIG as of December 31, 2021: Mr. Hogan – 32.500; Mr. Habayeb – 15.333; Mr. Solash – 4.879; Mr. Scheinerman – 18.428; Mr. Cornell – 28.605; and Mr. Diemer – 8.846.

(2)
The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2021 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the Plans are calculated based on payment of a life annuity beginning at age 65, or current age if older. The discount rate assumption is 2.75% for the Qualified Retirement Plan. The discount rate assumption is 2.66% for the Non-Qualified Retirement Plan. The mortality assumptions are based on the Pri-2012 annuitant white collar mortality table projected using the AIG improvement scale.
Potential Payments on Termination
AIG Executive Severance Plan
AIG maintains the 2012 Executive Severance Plan (the “2012 ESP”) for AIG executives in grade level 27 or above, including the named executive officers. We expect that Corebridge will establish an executive severance plan to apply to executive separations after the offering, the terms of which may differ from those described below.
AIG Severance Benefits
The 2012 ESP provides for severance payments and benefits upon a termination by AIG without “Cause” or resignation by a qualifying executive (including all of the named executive officers) for “Good Reason,” including, for qualifying executives, after a “Change in Control.” In the event of a qualifying termination, subject to the participant’s execution of a release of claims and agreement to abide by certain restrictive covenants, a participant is generally eligible to receive:
•
For qualifying terminations not in connection with a Change in Control, severance in an amount equal to the product of a multiplier times the sum of base salary and the average amount of STI paid for the preceding three completed calendar years. The multiplier is either 1 or 1.5 depending on the executive’s grade level. For qualifying terminations within two years following a Change in Control, severance in an amount equal to the product of a multiplier times the sum of base salary and the better of (a) the average amount of STI paid to the executive for the preceding three completed calendar years, or (b) the executive’s target STI for the most recently completed calendar year preceding the termination year. The multiplier is either 1.5 or 2 depending on the executive’s grade level. Each of Messrs. Diemer, Solash, Cornell and Scheinerman is eligible for the lower multiplier; and

•
For terminations on and after April 1 of the termination year (after January 1 in the event of qualifying termination within two years following a Change in Control), a pro-rata annual STI award for the year of termination based on the participant’s target amount and actual company (and/or, if applicable, business unit or function) performance (or, for a qualifying termination within two years following a Change in Control, the greater of (i) a participant’s target amount and (ii) a participant’s STI amount determined based on actual performance), paid at the same time as such STI awards are regularly paid to similarly situated active employees.

If the qualifying termination occurs within 12 months after experiencing a reduction in base salary or annual STI target, the payments described above are calculated as if the qualifying termination occurred immediately prior to the reduction. Severance generally will be paid in a lump sum.
Participants are also entitled to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, a $40,000 payment that may be applied towards continued health coverage and life insurance and one year of additional age and service under the Non-Qualified Retirement Plan and the AIG medical plan solely for purposes of determining vesting and eligibility, not benefit accruals. The one year of additional age and service is also used for the purpose of determining eligibility to enroll in retiree medical coverage.

AIG Restrictive Covenants
Pursuant to the release of claims that each participant must execute to receive benefits under the 2012 ESP, each participant is generally prohibited from:
•	engaging in, being employed by, rendering services to or acquiring financial interests in certain businesses that are competitive with AIG for a period of six months after termination;
•	interfering with AIG’s business relationships with customers, suppliers or consultants for a period of six months after termination;
•	soliciting or hiring AIG employees for a period of one year after termination;
•	making false or disparaging comments about AIG or its affiliates; and
•	disclosing AIG’s confidential information at any time following termination.
Definitions
Under the 2012 ESP:
•	“Cause” generally means
•
the participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (1) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (2) on a felony charge or (3) on an equivalent charge to those in clauses (1) and (2) in jurisdictions which do not use those designations;

•	the participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act);
•
the participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AIG or any of its subsidiaries or affiliates is a member; or

•	the participant’s material violation of AIG’s codes of conduct or any other AIG policy as in effect from time to time.
•	“Change in Control” of AIG generally means
•
individuals who, on the effective date of the 2012 ESP, constitute the Board of Directors of AIG (or subsequent directors whose election or nomination was approved by a vote of at least two-thirds of such directors, including by approval of the proxy statement in which such person is named as a nominee for director) cease for any reason to constitute at least a majority of the Board;

•
any person is or becomes a beneficial owner of 50% or more of AIG’s voting securities (for this purpose, person is as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

•
consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving AIG that results in any person becoming the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such transaction;

•	a sale of all or substantially all of AIG’s assets; or
•	AIG’s stockholders approve a plan of complete liquidation or dissolution of AIG.
For the avoidance of doubt, the separation of Corebridge from AIG does not constitute a Change in Control under the 2012 ESP.

•
“Good Reason” generally means a reduction of more than 20% in the participant’s annual target direct compensation. In the event of a Change in Control, the definition of Good Reason shall also mean, (1) a greater than 20% decrease in total direct compensation, (2) a material diminution in the participant’s authority, duties or responsibilities, (3) relocation of greater than 50 miles or (4) change in reporting for Executive Vice Presidents and above.

Diemer Severance Arrangement
Pursuant to his Release Agreement and Restrictive Covenant Agreement with AIG, (the “Release Agreement”), Mr. Diemer received no additional benefits other than those he was already entitled to receive under the 2012 ESP and payment of legal fees, as described herein. In the Release Agreement, Mr. Diemer agreed to one-year non-solicitation, six-month non-competition, perpetual non-disparagement and confidentiality covenants and a release of claims in favor of AIG. For more information on Mr. Diemer’s severance benefits, please see “—AIG Executive Severance Plan—AIG Severance Benefits.”
Treatment of AIG LTI Awards
The AIG LTI plan provides for accelerated vesting of outstanding PSUs, RSUs and stock options, as applicable, in certain termination scenarios.
In the case of a participant’s involuntary termination without Cause or a voluntary termination with Good Reason following a Change in Control (defined in the same manner as in the 2012 ESP as set forth above), retirement or disability, the participant’s outstanding LTI awards will vest. Earned PSUs will be determined based on actual performance for the whole performance period. Stock options will remain exercisable for three years after involuntary termination without Cause or disability, and for the remaining contractual term of the option in the case of (a) retirement, or (b) following a Change in Control, a participant’s involuntary termination without Cause or voluntary termination with Good Reason. The earned amount of PSUs and full amount of RSUs will be delivered on the normal settlement schedule. Retirement requires attainment of age 60 with five years of service or attainment of age 55 with ten years of service.
In the case of a participant’s death during or prior to adjudication for a performance period or involuntary termination without Cause or resignation by the executive for Good Reason within 24 months following a Change in Control (defined in the same manner as in the 2012 ESP as set forth above) during a performance period, an amount equal to the participant’s target amount of PSUs (unless the CMRC determines to use actual performance through the date of the Change in Control) and the full amount of RSUs will vest and be delivered to the participant by the later of the end of the calendar year or two and a half months following death or termination. Stock options will vest and remain exercisable for the remaining life of the option. In no event will any stock options remain exercisable after the initial 10-year expiration date.
During the first quarter of 2021, the 2012 ESP and the LTI plan were amended to add procedural protection where plans may not be adversely amended or terminated for 24 months following a Change in Control.
Quantification of Termination Payments and Benefits
The following table sets forth the compensation and benefits that would have been provided to each of our named executive officers if he had been terminated on December 31, 2021 under AIG programs and the circumstances indicated (including following a Change in Control of AIG). The amounts shown below are not necessarily indicative of what we will pay under similar circumstances after the offering because we have not yet finally determined what change in control or termination plans, if any, we will adopt. Also, a wide variety of factors can affect payment amounts, which can be determined with certainty only when an actual change in control or termination event occurs.

Termination Payments and Benefits for Named Executive Officers as of December 31, 2021
Name	Annual Short- Term Incentive ($)(1)	Severance ($)(2)	Medical and Life Insurance ($)(3)	Pension Plan Credit ($)(4)	Unvested Options ($)(5)	Unvested Stock Awards ($)(6)	Total ($)
Kevin T. Hogan
By AIG for “Cause”
By AIG w/o “Cause”	2,407,500	5,373,750	40,000		5,493,359	13,635,312	26,949,921
By Executive w/o “Good Reason”
By Executive with “Good Reason”	2,407,500	5,373,750	40,000				7,821,250
Qualifying Termination following a Change in Control(7)	2,407,500	7,165,000	40,000		5,493,359	13,635,312	28,741,171
Death	2,250,000				5,493,359	13,635,312	21,378,671
Disability(8)	2,407,500				5,493,359	13,635,312	21,536,171
Retirement	2,407,500				5,493,359	13,635,312	21,536,171
Elias F. Habayeb
By AIG for “Cause”
By AIG w/o “Cause”	1,123,500	2,583,333	40,000		1,715,290	4,948,503	10,410,626
By Executive w/o “Good Reason”
By Executive with “Good Reason”	1,123,500	2,583,333	40,000				3,746,833
Qualifying Termination following a Change in Control(7)	1,123,500	3,575,000	40,000		1,715,290	4,948,503	11,402,293
Death	1,050,000				1,715,290	4,557,287	7,322,577
Disability(8)	1,123,500				1,715,290	4,948,503	7,787,293
Retirement
Todd P. Solash
By AIG for “Cause”
By AIG w/o “Cause”	1,605,000	3,294,208	40,000		1,770,794	5,976,149	12,686,151
By Executive w/o “Good Reason”
By Executive with “Good Reason”	1,605,000	3,294,208	40,000				4,939,208
Qualifying Termination following a Change in Control(7)	1,605,000	5,050,000	40,000		1,770,794	5,976,149	14,441,943
Death	1,500,000				1,770,794	5,605,197	8,875,991
Disability(8)	1,605,000				1,770,794	5,976,149	9,351,943
Retirement
Robert J. Scheinerman
By AIG for “Cause”
By AIG w/o “Cause”	877,400	1,739,000	40,000		1,268,403	4,160,669	8,085,472
By Executive w/o “Good Reason”
By Executive with “Good Reason”	877,400	1,739,000	40,000				2,656,400

Name	Annual Short- Term Incentive ($)(1)	Severance ($)(2)	Medical and Life Insurance ($)(3)	Pension Plan Credit ($)(4)	Unvested Options ($)(5)	Unvested Stock Awards ($)(6)	Total ($)
Qualifying Termination following a Change in Control(7)	877,400	2,580,000	40,000		1,268,403	4,160,669	8,926,472
Death	820,000				1,268,403	3,857,698	5,946,101
Disability(8)	877,400				1,268,403	4,160,669	6,306,472
Retirement	877,400				1,268,403	4,160,669	6,306,472
Geoffrey N. Cornell
By AIG for “Cause”
By AIG w/o “Cause”	1,177,000	2,270,667	40,000		1,240,775	4,342,881	9,071,323
By Executive w/o “Good Reason”
By Executive with “Good Reason”	1,177,000	2,270,667	40,000				3,487,667
Qualifying Termination following a Change in Control(7)	1,177,000	3,500,000	40,000		1,240,775	4,342,881	10,300,656
Death	1,100,000				1,240,775	4,082,107	6,422,882
Disability(8)	1,177,000				1,240,775	4,342,881	6,760,656
Retirement
Thomas J. Diemer
By AIG w/o “Cause”	700,000	1,696,667	40,000	2,029	1,098,652	3,635,615	7,172,963
(1)
These amounts represent annual STI payments for which our current named executive officers would have been eligible pursuant to the 2012 ESP had they been terminated on December 31, 2021. Under the 2012 ESP, earned STI awards are prorated based on the number of full months the executive was employed in the termination year. Except in the case of death, these STI payments are based on the named executive officer’s target amount and actual business or function performance and paid at the same time such STI awards are regularly paid to similarly situated active employees. In the case of death, a named executive officer’s STI payment is based on his target amount and paid as soon as administratively possible after the date of death (but in no event later than March 15th of the following year).

(2)
Severance would have been paid as a lump sum cash payment as soon as practicable and in no event later than 60 days following the termination date. See the description of the 2012 ESP above for more information on severance payments and benefits. Amounts include outstanding tranches of Leadership Continuity Awards that were granted in 2020 and 2021 (Mr. Habayeb - $600,000; Mr. Solash - $1,375,000; Mr. Scheinerman - $375,000; Mr. Cornell - $500,000; and Mr. Diemer - $450,000).

(3)
The amounts in this column reflect a lump sum payment of 40,000 that can be used to pay for continued healthcare and life insurance coverage following a qualifying termination. The amounts do not include medical and life insurance benefits upon permanent disability or death to the extent that they are generally available to all salaried employees. All of the current named executive officers are eligible participants under the AIG medical and life insurance plans.

(4)
The amount shown for all of the termination events is the increase, if any, above the accumulated value of pension benefits shown in the 2021 Pension Benefits table, calculated using the same assumptions. Where there is no increase in value, the amount shown in this column is zero. For Mr. Solash, the amount shown in the column is zero because he does not participate in the Plans. For information on pension benefits generally, see “—Post-Employment Compensation—Pension Benefits.”

(5)
The amounts in this column represent the total market value of unvested stock options as of December 31, 2021 that would accelerate upon termination, based on the difference between the exercise price of the options and the closing sale price of shares of AIG common stock on the NYSE of $56.86 on December 31, 2021. The amounts in this column include the stock options vesting in the case of a named executive’s involuntary termination without Cause, or resignation by the executive for Good Reason within 24 months following a Change in Control, retirement, death or disability. The vested stock options will remain exercisable for the remaining life of the option. In no event will any stock options remain exercisable after the initial 10-year expiration date.
(6)
The amounts in this column represent the total market value (based on the closing sale price on the NYSE of $56.86 on December 31, 2021) of shares of AIG common stock underlying unvested equity-based awards as of December 31, 2021. For the 2019 PSU awards, the amounts in this column include the named executive’s actual earned PSUs for the 2019-2021 performance period (as determined by the CMRC in the first quarter of 2022) that vested in January 2021 in the case of a named executive’s involuntary termination without Cause, involuntary termination without Cause within 24 months following a Change in Control, retirement or disability. Target performance is reflected in the case of death.

In addition, the amounts in this column include, for all of the named executive officers, the outstanding PSU awards assuming target performance and the full amount of their RSU awards. For the PSU awards, the actual number of PSUs (if any) vesting upon a qualifying termination by AIG without Cause, resignation by the executive for Good Reason, disability, retirement and, in certain circumstances, following a Change in Control, would be based on actual performance.
PSU and RSU award amounts also include any additional PSUs and RSUs accrued through the second quarter of 2021 in respect of dividend equivalent rights, which are subject to the same vesting and, in the case of the PSUs, performance, conditions as the related PSUs and RSUs, respectively, and are paid when such related shares (if any) are delivered. 2019 PSU award amounts include the additional PSUs actually accrued through the second quarter of 2021 in respect of dividend equivalent rights, which are subject to the same vesting and performance conditions as the related PSUs and were paid when such related earned shares were delivered. 2020 PSU amounts include the additional PSUs accrued through the second quarter of 2021 in respect of dividend equivalent rights assuming target performance.
The 2021 PSU and RSU award amounts include the value of accrued dividend equivalent rights on such awards, however such dividend equivalent rights are paid in cash if and when such related shares of AIG common stock (if any) are delivered. The 2019 and 2020 PSU and RSU award amounts include the value of accrued dividend equivalent rights relating to the dividend paid on AIG common stock during the third quarter of 2021, however, such dividend equivalent rights are paid in cash if and when such related PSU and RSUs vest and settle.
(7)
This row includes amounts that would be paid under the 2012 ESP upon a termination by AIG without Cause or resignation by the executive for Good Reason within 24 months following a Change in Control. Under the outstanding PSU and RSU awards, the amounts in this row include only termination by AIG without Cause or resignation by the executive for Good Reason within 24 months following a Change in Control, with the amount of PSUs vesting shown (i) at the actual amounts earned for the 2019 PSUs (as determined by the CMRC in the first quarter of 2022) that vested in January 2022 and (ii) at target for the 2020 PSUs. However, with respect to the 2020 PSUs, for a Change in Control that occurs following a performance period, the actual PSUs vesting, if any, would be based on actual performance, and for a Change in Control that occurs during a performance period, the CMRC may determine to use actual performance through the date of the Change in Control rather than target performance to determine the actual PSUs vesting, if any.

(8)	Amounts shown in this row represent the amounts the executive would be entitled to receive upon experiencing a disability.
Director Compensation
For the 2021 fiscal year, no director received compensation for services as a director on the Corebridge board other than Ms. Schioldager and Mr. Lynch who received $125,000 for their services. Beginning January 1, 2022, Ms. Schioldager and Mr. Lynch will each receive a $125,000 cash retainer to be paid in quarterly installments in arrears.

Post-Offering Director Compensation Information
Director Compensation Program. We will implement a non-employee director compensation program following the offering as follows:
Compensation Item	Amount
Cash Retainer	$120,000 paid quarterly in arrears
Stock Retainer	$165,000 annual grant of deferred stock units
Audit Committee Chair Retainer	$35,000 paid quarterly in arrears
Stock Ownership Guidelines. Our Board has approved stock ownership guidelines to be effective on the date of the offering which will require our non-employee directors to hold five times the value of their annual cash retainer in our common stock. The non-employee directors will be required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.
Post-Offering Executive Compensation Information
Treatment of Outstanding AIG Equity Awards
As described above, certain of our employees, including each of our NEOs, hold incentive compensation awards with respect to AIG equity. Certain of these awards will be converted into awards that will be denominated in shares of Corebridge common stock and will be adjusted in a manner intended to preserve the intrinsic value of the award as described below. All other AIG equity awards held by our employees will remain subject to their original terms and conditions following the offering, provided that AIG stock options that are vested at the time of the conversion of the unvested stock options will expire at the end of their full term.
Time-Vesting Restricted Stock Units. It is expected that RSUs granted by AIG that are subject solely to time-based vesting conditions and are held by our employees as of the date of the pricing of the offering will be converted into RSUs that will be denominated in Corebridge common stock, on terms and conditions that are substantially the same as the corresponding AIG RSUs, with the number of shares of Corebridge common stock subject to the RSUs to be adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding).
Unvested Stock Options. It is expected that unvested stock options granted by AIG that are held by our employees as of the date that AIG ceases to own at least 50% of our common stock will be converted into stock options that will be denominated in Corebridge common stock on terms and conditions that are substantially the same as the corresponding AIG stock options, with shares of Corebridge common stock subject to the stock options and their respective exercise prices to be adjusted in a manner intended to preserve their intrinsic value as of immediately before and immediately following the conversion (subject to rounding).
2022 Short-Term Incentive Compensation Program
The NEOs will be eligible for short-term incentive compensation awards in 2023 based on 2022 Company and individual performance. The expected metrics for determining the Company’s performance under the program will be based on the Company’s:
•	Return on Adjusted Segment Common Equity;
•	General Operating Expense; and
•	Investment Performance.
Omnibus Equity Plan
Purpose. The purpose of the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) is to:
•	attract, motivate and retain our officers, directors and key employees, compensate them for their contributions to the Company and encourage them to acquire a proprietary interest in the Company;
•	align the interests of officers, directors and key employees with those of our shareholders; and

•	assist the Company in ensuring that its compensation program does not provide incentives to take imprudent risks.
Administration. The 2022 Plan will be administered by the Board or a committee thereof, as may be designated by the Board from time to time (the “Administrator”). Among other things, the Administrator will determine the persons who will receive awards under the 2022 Plan, the time when awards will be granted, the terms of such awards and the number of shares of our common stock, if any, which will be subject to the awards.
Eligibility. The Administrator may grant awards to current employees or directors of the Company or, solely with respect to their ﬁnal year of service, former employees.
Types of Awards. The 2022 Plan provides for grants of cash-based awards and stock-based awards. Stock-based awards comprise stock options (both stock options intended to be “incentive stock options” under Sections 421 or 422 of the Code and non-qualiﬁed stock options), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other equity-based or equity-related awards pursuant to which Corebridge common stock, cash or other property may be delivered.
Non-Employee Director Awards. The 2022 Plan allows for grants of stock-based awards to non-employee directors of Corebridge for their service as directors. The aggregate value of any stock-based awards granted to a director in respect of a particular calendar year may not exceed $500,000, based on the fair market value of the stock-based awards as of the grant date.
Stock Options. A stock option entitles the recipient to purchase shares of our common stock at a ﬁxed exercise price. The exercise price per share will be determined by the Administrator but will not be less than the fair market value of our common stock on the date of grant, as measured by the closing price of a share of our common stock on the NYSE on the date of grant unless otherwise set forth in the applicable award agreement. Stock options may not be exercised for one year after the date on which the stock option is granted (except in the case of termination of employment) and must be exercised within 10 years from the date of grant. Corebridge may not reset the exercise price for stock options other than certain awards that are assumed, converted or substituted under the 2022 Plan as a result of the acquisition of another company.
Restricted Shares. A restricted share is a share of our common stock that is subject to transfer and/or forfeiture restrictions. The recipient of a restricted share will have the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions speciﬁed in the award agreement. No dividends will be paid, however, at a time when any performance-based goals or time-based vesting requirements that apply to an award of restricted shares have not been satisﬁed.
Restricted Stock Units. A restricted stock unit is an unfunded, unsecured right to receive a share of our common stock (or cash or other securities or property) at a future date upon satisfaction of the conditions speciﬁed in the award agreement. The recipient will have only the rights of a general unsecured creditor of Corebridge and no rights as a stockholder of Corebridge until the common stock underlying the restricted stock units, if any, is delivered.
Other Stock-Based Awards. The Administrator may grant other types of equity-based or equity-related awards (including, without limitation, the grant or offer for sale of unrestricted shares of our common stock) in such amounts and subject to such terms and conditions as the Administrator may determine. Such awards may entail the transfer of actual shares of Corebridge common stock to award recipients or may be settled in cash and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the U.S.
Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular dividends that would be paid on a speciﬁed number of shares of our common stock if those shares were owned by the recipient. The conditions and restrictions for payments in connection with dividend equivalent rights will be speciﬁed in the award agreement, provided that in no event may such payments be made unless and until the award to which they relate vests. A dividend equivalent right may be granted alone or in connection with another award. No payments will be made in respect of dividend equivalent rights at a time when any applicable performance goals or time-based vesting requirements relating to the dividend equivalent right or the related award have not been satisﬁed.

Shares Subject to the Plan; Other Limitations of Awards. Subject to adjustment for changes in capitalization, there are     shares of our common stock, in the aggregate, that are currently authorized for delivery pursuant to awards granted under the Plan,     shares of which may be granted pursuant to incentive stock options for the purposes of compliance with Sections 421 and 422 of the Code. Available shares may be authorized but unissued shares or shares previously issued and reacquired by the Company. If any award that is granted under the 2022 Plan is forfeited, expires or is settled for cash, then the shares covered by such forfeited, expired or settled award will again become available to be delivered pursuant to awards granted under the 2022 Plan. In the case of an acquisition, any shares of our common stock issued in connection with awards that are assumed, converted or substituted as a result of our acquisition of another company will not count against the number of available shares that may be issued under the 2022 Plan. Available shares under a stockholder approved plan of an acquired company may be used for awards under the 2022 Plan and do not reduce the number of shares available, subject to applicable stock exchange requirements. The payment of dividend equivalent rights in cash in conjunction with any outstanding award shall not be counted against the shares available for issuance under the 2022 Plan.
In no event will the following shares of our common stock become available for issuance in connection with awards issued under the 2022 Plan: (1) shares tendered or withheld as payment of the exercise price of an option; (2) shares of tendered or withheld as payment of withholding taxes with respect to an award; (3) any shares reserved for issuance under a stock appreciation right that exceed the number of shares actually issued upon exercise; and (4) shares reacquired by the Company using amounts received upon the exercise of an option.
The Administrator will adjust the number of shares of our common stock issuable under the 2022 Plan (and any limits on the number of stock-based awards that may be granted to a particular individual under the 2022 Plan) and the terms of any outstanding awards in such manner as it deems appropriate to preserve, and prevent the enlargement or dilution of, benefits, for any increase or decrease in the number of issued shares of our common stock (or issuance of shares of stock other than shares of our common stock) resulting from certain corporate transactions that affect the capitalization of Corebridge.
Minimum Vesting. All awards under the 2022 Plan will be subject to a minimum vesting schedule of at least twelve months following the date of grant of the award, provided that the following awards will not be subject to the foregoing minimum vesting requirement: (1) any shares of our common stock issued in connection with awards that are assumed, converted or substituted as a result of Corebridge’s acquisition of another company, (2) shares of common stock delivered in lieu of fully vested cash obligations, (3) assumed awards, (4) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting and (5) any additional awards the Administrator may grant, up to a maximum of ﬁve percent of the available share reserve authorized for issuance under the 2022 Plan; and provided further that vesting may accelerate in connection with death, disability, retirement, a change in control (as described below) or other involuntary termination.
Change in Control. Except as otherwise provided in an award agreement, in the event that:
•	a change in control (“CIC”) occurs, and
•
the recipient’s employment is terminated without “cause” (as deﬁned in the applicable award agreement) or by the recipient for “good reason” (as deﬁned in the applicable award agreement) within two years following the CIC, then any outstanding unvested award held by such recipient shall vest as with respect to any service-based vesting requirement. Except as otherwise provided in the applicable award agreement, following a CIC, any performance goals with respect to an outstanding award and for which the performance period ends after the Change in Control shall be deemed to have been achieved at target level. Additionally, in the event of a CIC, the Administrator may, in its sole discretion, terminate stock options or stock appreciation rights for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the CIC transaction without payment of consideration.
Amendment and Termination. The Board may from time to time suspend, discontinue, revise or amend the 2022 Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an award. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval shall be required for any amendment to the 2022 Plan that materially increases the benefits available under the 2022 Plan or any amendment to permit the sale or other disposition of an award to an unrelated third party for value or if the amendment would reduce the exercise price of outstanding stock options or stock appreciation rights. Unless previously terminated by the Board, the 2022 Plan will terminate, and no more awards will be granted under the 2022 Plan, on or after the tenth anniversary of the effective date but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.
Compensation-Related Policies
Clawback. Our Board has approved a clawback policy to be effective on the date of the offering which may require the forfeiture and/or repayment of certain incentive compensation paid to an executive in the case of certain covered events, including:
•	a material restatement of all or a portion of the Company’s financial statements;
•
incentive compensation was awarded to, or received by, the executive based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined (regardless of whether the executive was responsible for the inaccuracy);

•
a failure by an executive to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, that results in a material adverse impact on the Company or any of its affiliates or the broader financial system;

•	an action or omission by an executive that constitutes a material violation of the risk policies of the Company or any of its affiliates; and
•	an action or omission by the executive results in material financial or reputational harm to the Company or any of its affiliates.
Stock Ownership Guidelines. Our Board has approved stock ownership guidelines to be effective on the date of the offering which will require the CEO to hold stock valued at five times his or her base salary and all other executives to own stock valued at three times their respective base salaries. All executives will be required to retain 50% of all net shares received from the vesting of their equity awards until the guideline is met.
Hedging and Pledging. Our Board has approved an insider trading policy to be effective on the date of the offering which will prohibit all employees and directors of the Company from engaging in hedging or pledging with respect to Company securities.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information as of      , 2022 with respect to the ownership of our common stock by:
•	each person known to own beneficially more than five percent of our common stock, including the selling stockholder;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately      shares of our common stock outstanding as of      , 2022, and      shares of common stock outstanding following this offering. The numbers of shares on the following table have been adjusted to reflect our      -for-      stock split effected on      , 2022.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is      .
	Shares Beneficially Owned Before the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Not Exercised		Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Exercised in Full
Name and Address of Beneficial Owner	Shares	%		Shares	%	Shares	%
5% Stockholders
AIG(1)
Argon Holdco LLC(2)
Directors, Director Nominees and Named Executive Officers
Peter Zaffino	—	—
Adam Burk	—	—
Alan Colberg	—	—
Lucy Fato	—	—
Shane Fitzsimons	—	—
Jonathan Gray	—	—
Marilyn Hirsch	—	—
Christopher Lynch	—	—
Mark Lyons	—	—
Elaine Rocha	—	—
Amy Schioldager	—	—
Patricia Walsh	—	—
Kevin Hogan	—	—
Elias Habayeb	—	—
Todd Solash	—	—
Robert Scheinerman	—	—
All current directors and executive officers as a group (24 persons)	—	—
Geoffrey Cornell	—	—
Thomas Diemer	—	—

The following table sets forth information as of April 16, 2022 regarding the ownership of common stock of AIG by each of our directors and executive officers and by all of our directors and executive officers as a group.
	Shares Beneficially Owned Before the Offering and After the Offering
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
Directors, Director Nominees and Named Executive Officers
Peter Zaffino	863,453	*
Adam Burk	—	*
Alan Colberg	—	—
Lucy Fato	247,543	*
Shane Fitzsimons	37,392	*
Jonathan Gray	—	—
Marilyn Hirsch	—	—
Christopher Lynch	35,970	*
Mark Lyons	322,186	*
Elaine Rocha	14,108	*
Amy Schioldager	16,123	*
Patricia Walsh	30
Kevin Hogan	410,352	*
Elias Habayeb	102,500	*
Todd Solash	26,394	*
Robert Scheinerman(1)	44,079	*
All current directors and executive officers as a group (24 persons)	2,370,904	*
Geoffrey Cornell(2)	52,349	*
Thomas Diemer(3)	—	—
*	Represents less than 1%.
(1)	Reflects 142 warrants to purchase AIG shares.
(2)	Reflects 6,728 RSUs that vested on June 1, 2022.
(3)	Reflects the exercise of 40,485 options on April 21, 2022 with simultaneous sale of the shares received.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has approved the Corebridge Financial, Inc. Related Person Transactions Approval Policy (the “Related Person Transaction Policy”), which sets forth policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction.” Pursuant to the terms of the Related Person Transaction Policy, our Board, acting through our Audit Committee, will review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Corebridge or a nominee to become a director of Corebridge; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.
Relationship with AIG Following this Offering
We are controlled by AIG and have been part of AIG Group’s consolidated business operations. Following this offering, AIG will continue to hold a majority of our outstanding common stock, and as a result AIG will continue to have control of our business, including pursuant to the agreements described below. AIG has announced its intention to sell all of its interest in Corebridge over time with intended sales of shares of our common stock subsequent to this offering, subject to the 180-day lock-up agreement described under “Underwriting” and market conditions. AIG is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock. See “Risk Factors—Risks Relating to Our Separation from AIG—Following the completion of this offering, we and our stockholders may have conflicts of interest with AIG.” In addition, we expect that AIG will continue to fully consolidate our financial results in AIG’s consolidated financial statements, at least until such time AIG ceases to beneficially own more than 50% of our common stock.
Separation Agreement
We intend to enter into a separation agreement with AIG prior to consummation of this offering. The separation agreement will govern the relationship between AIG and us following this offering, including matters related to the allocation of assets and liabilities to us and to AIG, indemnification obligations of us and AIG, our corporate governance, including the composition of our Board and its committees, Board nomination rights, information rights, participation rights with respect to equity issuances by us, and consent rights of AIG with respect to certain business activities that we may undertake, among other matters, including during periods where AIG holds less than a majority of our common stock. The form of the Separation Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
AIG Rights with Respect to Our Board of Directors
The Separation Agreement will entitle AIG to have our Board include in the candidates it designates for election a specified number of directors designated by AIG based on its beneficial ownership of our common stock, as follows:
•	until AIG ceases to beneficially own more than 50% of our outstanding common stock, AIG will be entitled to designate a majority of the directors on the Board;

•
thereafter, and until AIG ceases to beneficially own at least 5% of our outstanding common stock, AIG will be entitled to designate a number of the total number of directors entitled to serve on the Board proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number; and

•	thereafter, AIG will no longer have any right to designate directors to serve on the Board under the Separation Agreement.
The Separation Agreement will provide that, until AIG ceases to beneficially own more than 50% of our outstanding common stock, the Chairperson of the Board will be a director designated by AIG, and until AIG ceases to beneficially own at least 25% of our outstanding common stock, AIG’s consent will be required for (i) the election, appointment, designation or removal (other than for cause) of the Chairperson of the Board and (ii) any change to the number of directors on the Board.
The Separation Agreement also will provide that:
•
at the option of AIG, the Board will appoint a director designated by AIG to the audit committee of the Board, who, until the date immediately preceding the first anniversary of the date upon which the registration statement of which this prospectus forms a part is declared effective, need not be an independent director;

•
at any time during which the Board includes a director designated by AIG who is also an independent director, at least one member of the audit committee of the Board will be a director designated by AIG, so long as the director meets certain standards for membership on the committee;

•
until AIG ceases to beneficially own at least 25% of our outstanding common stock, if the Board has a compensation committee, AIG will be entitled to designate a number of the total number of directors entitled to serve on the compensation committee proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number, provided that following the date on which AIG ceases to beneficially own more than 50% of our outstanding common stock, such directors must be independent directors;

•
until AIG ceases to beneficially own at least 25% of our outstanding common stock, if the Board has a nominating and governance committee, AIG will be entitled to designate a number of the total number of directors entitled to serve on the nominating and governance committee proportionate to the percentage of our outstanding common stock beneficially owned by AIG, rounded up to the nearest whole number, provided that following the date on which AIG ceases to beneficially own more than 50% of our outstanding common stock, such directors must be independent directors; and

•
until AIG ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions, the compensation committee and the nominating and governance committee will only act with the consent of a majority of the members of the committee, which majority must include a director designated by AIG.

AIG Consent Rights
The Separation Agreement will provide that, until AIG ceases to beneficially own at least 25% of our outstanding common stock, the prior written consent of AIG will be required before we may take any of the following actions:
•
any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving us or any of our subsidiaries, on the one hand, and any other person, on the other hand; other than (i) an acquisition of 100% of the capital stock of such other person or (ii) a disposition of 100% of the capital stock of a subsidiary of us, in each case involving consideration not exceeding a specified threshold;

•
any acquisition or disposition of securities, assets or liabilities (including through reinsurance on a proportional or non-proportional basis whether involving full or partial risk transfer or for other purposes of surplus or capital relief) involving consideration or book value exceeding a specified threshold, other than transactions involving assets invested in our consolidated general account and approved in accordance with our established policies and procedures to monitor invested assets;

•	any increase or decrease in our authorized capital stock, or the creation of any new class or series of our capital stock;
•
any issuance or acquisition (including buy-back programs and other reductions of capital) of capital stock, or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, subject to certain exceptions;

•
any issuance or acquisition (including redemptions, prepayments, open-market or negotiated repurchases or other transactions reducing the outstanding debt) of any debt security of, to or from a third party, in each case involving an aggregate principal amount exceeding a specified threshold;

•	any other incurrence or guarantee of a debt obligation to or of a third party having a principal amount exceeding a specified threshold, subject to certain exceptions;
•	entry into or termination of any joint venture, cooperation or similar arrangements involving assets having a book value exceeding a specified threshold;
•
the listing or delisting of securities on a securities exchange, other than the listing or delisting of debt securities on the NYSE or any other securities exchange located solely in the United States;

•
(A) the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of our Board, (B) the delegation of authority to any existing committee or subcommittee of our Board not set forth in the committee’s charter or authorized by our Board prior to the completion of this offering or (C) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease the size of any committee (whether by amendment or otherwise), except in each case as required by applicable law;

•	the amendment (or approval or recommendation of the amendment) of our certificate of incorporation or by-laws;
•
any filing or the making of any petition under bankruptcy laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject us or any subsidiary to a proceeding under bankruptcy laws;

•
any commencement or settlement of material litigation or any regulatory proceedings if such litigation or regulatory proceeding could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any governmental authority;

•
entry into any material written agreement or settlement with, or any material written commitment to, a regulatory agency or other governmental authority, or any settlement of a material enforcement action if such agreement, settlement or commitment could be material to AIG or could have an adverse effect on AIG’s reputation or relationship with any governmental authority;

•	any dissolution or winding-up of Corebridge;
•	the election, appointment, hiring, dismissal or removal (other than for cause) of our chief executive officer or chief financial officer;
•	the entry into, termination of or material amendment of any material contract with a third party, subject to certain exceptions;
•
any action that could result in AIG being required to make regulatory filings with or seek approval or consent from a governmental authority, other than any as contemplated by the Registration Rights Agreement;

•	any material change to the nature or scope of our business immediately prior to the completion of this offering; or
•	any material change in any hedging strategy.
The Separation Agreement will further provide that until the later of (i) the date when AIG ceases to be required under GAAP to consolidate our financial statements with its financial statements and (ii) the date when AIG ceases to beneficially own more than 50% of our outstanding common stock, AIG will have the right to approve our business plan and annual budget. In addition, to the extent that AIG is a party to any contract that provides that certain actions or inactions of affiliates of AIG may result in AIG being in breach of or in default under such contract, we will be required not to take or fail to take any actions that reasonably could result in AIG being in breach of or in default under such contract.
Information Rights; Accounting and Financial Disclosure Matters; Rights with Respect to Policies
The Separation Agreement will provide, in addition to other information and access rights, that:
•
we are required to continue to provide AIG with information and data relating to our business and financial results and access to our personnel, data and systems, and to maintain disclosure controls and procedures and internal control over financial reporting, as further provided therein during certain periods, including as long as AIG is required to consolidate our financial results with its financial results and, thereafter, until the later of (i) the date when AIG is no longer required to account in its financial statements for its holdings in us under an equity accounting method or to consolidate our financial results with its financial results and (ii) the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock;

•
until the date on which AIG is no longer required to account in its financial statements for its holdings in us under an equity accounting method, AIG will have certain access and cooperation rights with respect to the independent public registered accounting firm responsible for the audit of our financial statements and to our internal audit function;

•
until the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock, we will consult and coordinate with AIG with respect to public disclosures and filings, including in connection with our quarterly and annual financial results; and

•
during any period in which AIG is or may be deemed to control us for applicable regulatory purposes, and in any case at all times prior to the date on which AIG ceases to beneficially own at least 10% of our outstanding common stock, we will provide AIG with information, records and documents requested or demanded by regulatory authorities or relating to regulatory filings, reports, responses or communications, and provide access to our offices, employees and management to regulatory authorities having jurisdiction or oversight authority over AIG.

The Separation Agreement will provide that, until AIG ceases to beneficially own more than 50% of our outstanding common stock, our Board will, when determining to implement, amend or rescind any of our or our subsidiaries’ policies relating to risk, capital, investment, environmental and social responsibility or regulatory compliance, take into account our status as a consolidated subsidiary of AIG, and the interests of AIG with respect to such policies and the requirement for us to comply with AIG’s standards, and the Board will cause us to comply with policies of AIG that apply to us in our capacity as a subsidiary of AIG.
In addition, during any period in which AIG is deemed to control us for applicable regulatory purposes, and in any case at all times prior to the date on which AIG ceases to beneficially own at least 10% of our outstanding common stock, we (i) may not adopt or implement any policies or procedures, and at AIG’s reasonable request, must refrain from taking any actions, that would cause AIG to violate any applicable laws to which AIG is subject, (ii) must, prior to implementing, amending or rescinding any policy referred to in the preceding paragraph, consult with AIG and, to the extent consistent with its fiduciary duties, our Board must take into account the interests of AIG with respect thereto and (iii) must maintain and observe the policies of AIG to the extent necessary for AIG to comply with its legal or regulatory obligations.
Participation Rights
The Separation Agreement will provide that, subject to certain exceptions, until the date on which AIG ceases to beneficially own at least 20% of our outstanding common stock, as soon as practicable after determining to issue any shares of common stock or securities convertible or exchangeable for common stock, but in any event no fewer than ten business days prior to entering into a binding agreement to issue such shares or securities, we will be required to offer to sell to AIG a number of such shares or securities equal to the number of shares or securities to be sold multiplied by a fraction representing AIG’s beneficial ownership of our outstanding common stock at the lowest purchase price to be paid by the transferees of such shares or securities. Any such purchase by AIG of shares or securities will take place concurrently with the closing of the sale of shares or securities giving rise to AIG’s participation right or, if a concurrent closing is not practicable, as promptly as practicable thereafter.
Provisions Relating to Director and Officer Indemnification and Liability Insurance
The Separation Agreement will provide that, until at least the day after the last date on which any director, officer, employee or certain designees of AIG (an “AIG Individual”) is a director, officer or employee of us, we must indemnify (including advancement of expenses) each such directors, officers and employees to the greatest extent permitted under Section 145 of the DGCL and other applicable laws. Such indemnification must continue as to any AIG Individual who becomes entitled to indemnification notwithstanding any subsequent change in our indemnification policies or, with respect to liabilities existing or arising from events that have occurred on or prior to such date, that such AIG Individual ceases to be a director, officer or employee of us.
Transfer of Assets and Assumption of Liabilities; Releases; Indemnification
The Separation Agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to or retained by each of us and AIG as part of our separation from AIG. The Separation Agreement will provide that, among other things, subject to the terms and conditions contained therein, including certain exceptions:
•
assets used primarily in or primarily related to the Corebridge Business (defined as the life and retirement and primarily related investment management businesses, operations and activities conducted by AIG or the Company immediately prior to 12:01 a.m. Eastern Time on the date of consummation of this offering (the “Separation Time”)) will be retained by or transferred to us, including:

•	equity interests of specified entities;
•
assets reflected on the pro forma condensed balance sheet of the Company, including any notes thereto, as of   , 2022, as presented in this prospectus (the “Corebridge Balance Sheet”) other than any such assets disposed of subsequent to the date thereof;

•	assets of a nature or type that would have been included as assets on a pro forma combined balance sheet of the Company prepared immediately prior to the Separation Time;
•	assets expressly provided by the Separation Agreement or certain other agreements to be transferred to or owned by us (the “Specified Assets”); and
•	certain contracts, books and records, intellectual property, technology, information technology, permits and real and personal property;
•	certain liabilities will be assumed or retained by the Company, including:
•	liabilities included or reflected as liabilities on the Corebridge Balance Sheet, other than any such liabilities discharged subsequent to the date thereto;
•	liabilities of a nature or type that would have been included as liabilities on a pro forma combined balance sheet of the Company prepared immediately prior to the Separation Time;
•	certain liabilities expressly provided by the Separation Agreement or certain other agreements as liabilities to be retained or assumed by the Company;
•
liabilities relating to or arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Time to the extent relating to, arising out of or resulting from the Corebridge Business or the Specified Assets;

•
liabilities relating to or arising out of contracts, intellectual property, technology, information technology, permits, real or personal property allocated to us as provided above or products and services supplied, sold, provided or distributed, as the case may be, at any time, by us under a Company trademark; and

•	liabilities arising out of claims made by any third party against AIG or us to the extent relating to, arising out of or resulting from the Corebridge Business or the Specified Assets; and
•	all assets and liabilities, other than the assets and liabilities allocated to the Company as provided above, will be transferred to, assumed by or retained by AIG.
Except as expressly set forth in the Separation Agreement or certain ancillary agreements, neither we nor AIG will make any representation or warranty as to:
•	the assets, business or liabilities transferred or assumed as part of the separation;
•	any approvals or notifications required in connection with the transfers or assumptions;
•	the value or freedom from security interests of, or any other matter concerning, any assets; or
•	the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset.
All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that: (i) any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, (ii) any necessary approvals or notifications are not obtained or made, or (iii) any requirements of laws or judgments are not complied with.
The Separation Agreement will provide that in the event that the transfer of certain assets and liabilities to us or AIG, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred, the applicable party will hold such assets for the use and benefit, or such liabilities for the performance or obligation, of the other party at the other party's expense.
The Separation Agreement will provide that each party will release and discharge the other party from: (i) all liabilities assumed by the party as part of the separation, (ii) all liabilities arising from or in connection with the transactions and other activities to implement the separation and this offering and (iii) all liabilities arising from or in connection with actions, in inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Separation Time to the extent relating to, arising out of or resulting from the party’s business or assets or liabilities allocated to the party as provided above, except as expressly set forth in the Separation Agreement. These releases will be subject to certain exceptions, including for any right to enforce the Separation Agreement or certain other agreements between the parties, in each case in accordance with their terms.
In the Separation Agreement, each party will agree, subject to certain exceptions, to indemnify, defend and hold harmless the other party, and each of its directors, officers, employees and agents, from and against:
•	all liabilities relating to, arising out of or resulting from any liability allocated to the party as described above,
•	any failure of the party to pay, perform or otherwise promptly discharge any such liabilities in accordance with their terms, whether prior to, on or after the Separation Time,
•	any breach by the party of the Separation Agreement or certain ancillary agreements,
•
any guarantee, indemnification or contribution obligation, surety or other credit support agreement, arrangement, commitment or understanding for the benefit of the party by the other party that survives following the separation, and

•
any untrue statement or alleged untrue statement in this prospectus or the registration statement of which this prospectus forms a part, other than information provided by the other party specifically for inclusion herein.

The Separation Agreement will also establish procedures with respect to claims subject to indemnification and related matters.
Initial Public Offering; Conditions
The Separation Agreement will govern the rights and obligations of the parties regarding this offering and will provide that AIG may, in its sole and absolute discretion, determine the terms of this offering, including the form, structure and terms of any transactions and/or offerings to effect it and the timing and conditions to the consummation of this offering, and AIG may, at any time and from time to time until the consummation of this offering, modify or change the terms of this offering, including by accelerating or delaying the timing of the consummation of all or part of this offering.
The Separation Agreement will also provide that this offering is subject to satisfaction (or waiver by AIG in its sole and absolute discretion) of conditions that the registration statement of which this prospectus forms a part will have been declared effective by the SEC and there is no stop-order in effect with respect thereto or proceeding for that purpose instituted by the SEC, no order, injunction or decree issued by a court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation of us from AIG or this offering will be in effect, and no event or development will have occurred or exist or be expected to occur that, in the judgment of the board of directors of AIG, in its sole discretion, makes it inadvisable to effect the separation of us from AIG or this offering. These conditions are for the sole benefit of AIG and will not give rise to or create any duty on the part of AIG or the board of directors of AIG to waive or not waive such conditions.
Dispute Resolution
The Separation Agreement will contain provisions that govern the resolution of disputes or claims arising out of, relating to or in connection with the Separation Agreement. These provisions will contemplate that if a dispute or claim cannot be resolved by senior officers of the parties, either party may submit the dispute or claim to non-binding mediation or, at any time before, during or following such non-binding mediation, binding arbitration, subject to the provisions of the Separation Agreement.
Term
The Separation Agreement will terminate on the date that is one year following the date on which AIG ceases to beneficially own at least 5% of our outstanding common stock, except for certain provisions, including provisions relating to confidentiality, dispute resolution, allocation of assets and liabilities, and indemnification.
Registration Rights Agreement
We intend to enter into the Registration Rights Agreement with AIG prior to the consummation of this offering. The Registration Rights Agreement will provide AIG and permitted transferees certain registration rights relating to shares of our common stock beneficially owned by AIG whereby, at any time following the consummation of this offering and the expiration of any related lock-up period, AIG and permitted transferees may require us to register under the Securities Act, all or any portion of such shares, a so-called “demand request.” AIG and permitted transferees will also have “piggyback” registration rights, such that AIG and permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.
The Registration Rights Agreement will set forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in roadshow presentations in connection with any underwritten offerings.
We will also agree to indemnify AIG and permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by AIG or any permitted transferee.
Transition Services Agreement
Corebridge is a majority-owned subsidiary of AIG. Accordingly, we and AIG each provide certain services to the other, share certain services and rely on certain third-party service providers to provide services pursuant to shared services contracts. Also, each party relies on certain contracts to which the other is a party for the provision of services that are important to its business. As we transition toward operating as a standalone public company, we and AIG will generally cease to provide services to one another and we will, subject to certain limited exceptions, (i) cease to rely on the contracts, systems and other resources that we have historically shared with AIG and (ii) replace them with new contracts between us and third-party service providers, and otherwise procure other systems and resources, to the extent necessary. The Transition Services Agreement will (i) govern our migration away from most shared services, systems and resources with AIG on a schedule to be agreed and (ii) provide for the continued provision (directly or through a third-party provider) of certain services between us and AIG. Certain contracts and services between us and AIG are not covered by the Transition Services Agreement and will continue pursuant to the terms of such contracts.
The services to be provided pursuant to the Transition Services Agreement will include:
•	information technology services,
•	certain finance and tax capabilities,
•	risk management and internal audit functions,
•	legal functions,
•	operational services,
•	services related to real estate,
•	human resources,
•	marketing services, and
•	various other miscellaneous services.
The charges for the services to be provided under the Transition Services Agreement generally are intended to allow the transition services provider to fully recover the costs associated with providing the services plus a percentage of such costs. Although we believe the Transition Services Agreement will contain commercially reasonable terms (including fees for the services provided) that could have been negotiated with an independent third party, the terms of the agreement may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.
The Transition Services Agreement will terminate on the last date on which either party thereto is obligated to provide or cause the provision of any service to or for the other party in accordance with the terms of the Transition Services Agreement and the schedules thereto; provided that, if the closing of this offering does not occur by December 31, 2022, the Transition Services Agreement will terminate automatically. The services provided under the Transition Services Agreement will terminate at various times specified in the agreement and the schedules thereto, but the party receiving services may also elect to terminate a service, by giving a specified amount of advance written notice to the provider of the service. We anticipate most services under the Transition Services Agreement will be completed by the end of 2023. In the event of elective early termination of a particular service, the service recipient will be obligated to reimburse the service provider for all or a portion of the actual breakage fees paid by the provider to an unaffiliated third party in connection with such termination. In addition, subject to consent rights or requirements under third-party agreements and except as otherwise specified therein, the Transition Services Agreement will provide that a service recipient may request an extension of any service term, on terms to be agreed between the parties.
Subject to certain exceptions and limitations to be set forth in the Transition Services Agreement, each party will agree to indemnify and hold harmless the other party from and against losses arising out of or resulting from the party’s breach of the confidentiality provisions of the Transition Services Agreement, third-party claims resulting from the party’s provision of services, the party’s bad faith, fraud, gross negligence or willful misconduct and losses from certain infringements or violations of intellectual property rights of a third party in connection with the services.
Except for certain exceptions, including with respect to bad acts and liability to an unaffiliated third party, the aggregate liability of each party to the Transition Services Agreement will be limited (x) in respect of any service, to an amount equal to 12 times the amount of service fees paid for the first full calendar month in respect of such service and (y) in the aggregate, to an amount equal to three times the total service fees paid and payable to such party pursuant to the Transition Services Agreement during the 12 months prior to the occurrence of the event giving rise to the liability.

Trademark License Agreement and Related Agreements
Prior to the offering, we intend to enter into an Intellectual Property Assignment Agreement (the “IP Agreement”), a Trademark License Agreement and a Grantback License Agreement (the “Grantback Agreement”) with AIG Inc. Under the IP Agreement, AIG Inc. will assign certain trademarks and other intellectual property that are used in connection with our business to us for a de minimis fee.
Under the Trademark License Agreement, AIG Inc. will grant us a nonexclusive, nontransferable license to use the trademark “AIG” (the “Licensed Mark”) in connection with insurance and financial services, regulatory filings and financial reporting (the “Licensed Services”) at no cost. The license will be in effect in the US, UK, Ireland and Bermuda and will include use of the Licensed Mark on the internet (collectively, the “Territory”), provided that such online use is not specifically targeted to computer users located outside of the Territory. We will be able to use the Licensed Mark for a period of 18 months from the effective date of the Separation Agreement (the “Initial Term”). If it is not feasible for us to cease use of the Licensed Mark within the Initial Term, we may notify AIG Inc. of our need to continue the license for an additional 12-month period. Additional extension requests will be considered by AIG Inc. in good faith, and consent may not be unreasonably withheld. The Trademark License Agreement will contain reciprocal indemnification obligations which are uncapped and subject to the indemnified party’s prompt notification of all claims of which it becomes aware. Specifically, AIG Inc. will indemnify us against trademark-related third-party claims arising from our use of the Licensed Marks for the Licensed Services during the Term in the Territory while we will indemnify AIG Inc. against non-trademark-related claims arising from our use of the Licensed Marks for the Licensed Services during the Term in the Territory.
Under the Grantback Agreement, we will grant AIG Inc. a nonexclusive, nontransferable license to use the trademarks that it sells to us under the IP Agreement in connection with the Licensed Services subject to the similar terms and conditions applicable to our use of the Licensed Mark under the Trademark License Agreement.
Employee Matters Agreement
We intend to enter into an employee matters agreement with AIG prior to the consummation of this offering. The employee matters agreement will allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters between us and AIG.
The employee matters agreement will address certain compensation and employee benefit obligations with respect to our current and former employees and will generally provide that, unless otherwise specified, each party will be responsible for liabilities associated with the current and former employees of such party and its subsidiaries for purposes of compensation and benefit matters following the offering. The employee matters agreement will also provide that following the offering and until August 22, 2022 (or such other date as agreed), our employees will continue to participate in certain AIG benefit plans, subject to applicable cost sharing.
The employee matters agreement will also govern the terms of certain equity-based awards granted by AIG prior to the offering to our employees. See “Executive Compensation—Compensation Discussion and Analysis—Post-Offering Executive Compensation Information—Treatment of Outstanding AIG Equity Awards.”
Tax Agreement
We previously entered into a state and local tax payment allocation agreement with AIG, dated September 14, 2021 (the “SALT PAA”). In addition, prior to the consummation of this offering, we intend to enter into a tax matters agreement with AIG that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including the allocation of current and historic tax liabilities (whether income or non-income consolidated or stand-alone) between us and AIG (the “Tax Matters Agreement”). The Tax Matters Agreement will govern, among other things, procedural matters, such as filing of tax returns, tax elections, control and settlement of tax controversies and entitlement to tax refunds and tax attributes.
Under the Tax Matters Agreement, we and AIG will agree to make payments to each other in respect of historic tax periods and tax periods prior to our deconsolidation from AIG for purposes of the applicable tax, determined in a manner consistent with our pre-existing tax sharing agreements with AIG (including the SALT PAA). Under these arrangements, we generally will bear our own taxes determined on a standalone basis. Each party will agree to indemnify the other against any amounts for which such other party is not responsible, such as taxes arising from the breach of any obligations or covenants under the Tax Matters Agreement and any taxes of the other party’s consolidated or affiliated group members arising in taxable periods following our deconsolidation from AIG for purposes of the relevant tax. The Tax Matters Agreement will allocate control of tax audits and proceedings between the parties, with AIG generally having the right to control audits and proceedings for pre-deconsolidation tax periods subject to our participation and consent rights, and it will generally require the parties to cooperate with one another in relation to the preparation and filing of tax returns and in connection with tax audits and proceedings.
The Tax Matters Agreement will also provide special rules relating to elections to protect our tax attributes from reduction or reallocation pursuant to the “unified loss rule.”
Partnership with Blackstone
Stockholders’ Agreement
On November 2, 2021, we entered into the Blackstone Stockholders’ Agreement with AIG and Blackstone governing the relationship among the parties, including matters related to corporate governance, terms and conditions regarding the ownership of 9,900 shares of our Class B common stock, including restrictions on the transfer of our common stock owned by Blackstone, and certain consent and information rights. Pursuant to the Blackstone Stockholders’ Agreement, until Blackstone no longer owns at least 50% of its initial investment in 9.9% of our outstanding common stock (a “Fall-Away Event”), it will have the right to designate for nomination for election one member of our Board, so long as the nominee will not represent more than 9.9% of our entire Board. This designee is entitled to serve on each committee of our Board, subject to applicable stock exchange requirements and federal securities laws and regulations. If our Board consists of fewer than 11 members at any time, Blackstone’s designee will no longer be a member of our Board and will instead become a board observer.
Until a Fall-Away Event, we will not, and will cause our subsidiaries not to, without the prior written consent of Blackstone:
•
amend the organizational documents of Corebridge or any of our material subsidiaries, in either case so as to include provisions that would disproportionately adversely affect Blackstone in any material respect relative to AIG, in each case in their capacities as holders of our common stock, after taking into account differences in their respective ownership levels;

•	effect a voluntary liquidation, dissolution or winding up of Corebridge;
•	repurchase shares of common stock, if such repurchase would result in Blackstone owning more than 9.9% of our then-outstanding common stock;
•
other than (x) with respect to documentation relating to our separation from AIG, (y) any modification, amendment, termination of, or entry into any material contract between us and AIG (an “Affiliate Contract”) that is on arm’s-length terms, fair and reasonable to us in all material respects or in the ordinary course of business consistent with historical practice or (z) any modification, amendment or termination of, or entry into, any Affiliate Contracts in connection with our separation from AIG, (A) modify, amend (in any material respect) or terminate (other than as a result of the expiration of the term thereof) any Affiliate Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into any Affiliate Contract, in each of cases (A) and (B) on terms that are adverse in any material respect to Blackstone; provided that the consent of Blackstone shall not be unreasonably withheld, delayed or conditioned; and

•	following the completion of this offering, effect a voluntary deregistration or delisting of our common stock.
The Blackstone Stockholders’ Agreement also provides Blackstone with certain registration rights relating to shares of our common stock held by Blackstone whereby, at any time following the first anniversary of this offering, Blackstone may require us (subject to certain restrictions) to register under the Securities Act, all or any portion of these shares, a so-called “demand request.” Blackstone will also have “piggyback” registration rights, such that we will use our reasonable best efforts to include the shares of common stock held by Blackstone in any future registrations of our equity securities. The Blackstone Stockholders’ Agreement sets forth customary registration procedures, including an agreement by us to participate in customary road show presentations in connection with any underwritten offerings. We have also agreed to pay all expenses related to any registration other than underwriting discounts and commissions and to indemnify Blackstone with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from written information furnished to us for use in a registration statement by Blackstone, and liabilities resulting from a violation by us of the Securities Act or state securities laws in connection with an offering covered by such registration. Blackstone’s registration rights under the Blackstone Stockholders’ Agreement will terminate when Blackstone no longer owns at least 75% of its initial investment in 9.9% of our outstanding common stock.
Further, the Blackstone Stockholders’ Agreement requires us, until a Fall-Away Event, to provide Blackstone upon reasonable request with information relating to our business and financial results, including with respect to information required for regulatory or compliance purposes.
Under the Blackstone Stockholders’ Agreement, Blackstone may not sell its shares of our common stock, subject to certain exceptions, including:
•	if the purchaser of such shares is an affiliate of Blackstone and agrees to become bound by the Blackstone Stockholders’ Agreement;
•
after the first, second and third anniversary of the closing of this offering, Blackstone may sell up to 25%, 67% and 75%, respectively, of its initial investment in 9.9% of our outstanding common stock;

•	after the fifth anniversary of the closing of this offering, Blackstone may sell any shares of our common stock;
•	in connection with any share repurchase by us or AIG, to cause Blackstone’s ownership not to exceed 9.9% of our then-outstanding common stock;
•	in connection with a change of control of our company that is approved and recommended to our stockholders by our Board; and
•	with our consent (or, for so long as AIG owns at least 50% of our common stock, with AIG’s consent).
Further, under the Blackstone Stockholders’ Agreement, Blackstone may not, directly or indirectly, acquire any shares of, or rights in relation to, our common stock that would cause it to beneficially own more than 9.9% of our outstanding common stock before the fifth anniversary of the closing of this offering, without our prior written approval.
Investment Management Relationships
Pursuant to our Commitment Letter with Blackstone IM and the SMAs, Blackstone IM serves as the exclusive external investment manager for portions of certain of our life insurance company subsidiaries’ investment portfolios. As of December 31, 2021, Blackstone IM manages an initial $50 billion of our existing investment portfolio. Pursuant to the Commitment Letter, we must use commercially reasonable efforts to transfer certain minimum amounts of assets to Blackstone IM for management each quarter for the next five years beginning in the fourth quarter of 2022, such that the amount under Blackstone IM’s management is expected to increase by $8.5 billion in each of the next five years beginning in the fourth quarter of 2022 for an aggregate of $92.5 billion by the third quarter of 2027.
Blackstone IM earns an investment management fee of 0.30% per annum on all assets with respect to the initial $50 billion of assets delivered by our insurance company subsidiaries to Blackstone IM for investment management. That fee will increase to 0.45% per annum with respect to additional assets delivered for investment management by Blackstone IM, and with respect to the initial $50 billion of assets as such amount is re-invested over time. Such fee does not apply in the case of investments made in funds or structures where Blackstone IM or its affiliate is the sponsor or is otherwise entitled to other fees. To the extent that our insurance company subsidiaries fail to deliver to Blackstone IM for investment management applicable amounts by the specified quarterly deadlines, we would still owe investment management fees on the full amount of assets expected to be managed by Blackstone IM.
In furtherance of the arrangements under the Commitment Letter, we rely on Blackstone IM to provide us with investment management and advisory services pursuant to SMAs. Under each SMA, Blackstone IM may delegate any or all of its discretionary investment and advisory rights and powers to one or more affiliate investment advisers, in which case the applicable sub-manager and the applicable insurance company subsidiary and/or Blackstone IM may enter into a Sub-Manager Agreement.
The Commitment Letter provides that each SMA and Sub-Manager Agreement will have an initial term ending on the six-year anniversary of December 31, 2021 or such earlier date when the initial $50 billion of investment portfolio assets are delivered to Blackstone IM, with two-year automatic extensions unless earlier terminated, and that our insurance company subsidiaries will not exercise their termination rights under the Sub-Manager Agreements or, so long as any Sub-Manager Agreement to which an insurance company is a party is in effect, any SMA, except as specified in the Commitment Letter. Termination of a Sub-Manager Agreement or SMA generally requires the affirmative approval of at least a majority of the directors of our Board, excluding any Blackstone IM representative.
Specifically, at any time, an insurance company subsidiary may terminate an SMA or Sub-Manager Agreement by providing at least 30 days’ advance written notice to Blackstone IM that we and each of our insurance companies have determined that (a) a cause event has occurred, which includes (i) Blackstone IM no longer being able to carry on its investment advisory business as a going concern under the Advisers Act or (ii) Blackstone IM performing its obligations under any SMA with gross negligence, willful misconduct or reckless disregard of any such obligations, (b) Blackstone IM has materially breached a material covenant of an SMA and (subject to certain exceptions) such breach remains uncured for thirty days or (c) a material adverse change has occurred at Blackstone IM such that Blackstone IM or its sub-managers are unable to manage the applicable asset classes as provided in the applicable SMA due to a complete loss of capability with respect to that asset class, and such event remains uncured for three months. During the initial six-year term of the SMA arrangements, an insurance company subsidiary may also terminate, with 30 days’ prior written notice, a Sub-Manager Agreement or SMA for breach of Blackstone IM’s contractual obligation pursuant to the stock purchase agreement between AIG and Blackstone to hold its ownership interest in us for five years following an initial public offering of our common stock, subject to certain exceptions.
Following the initial six-year term, an insurance company subsidiary may terminate a Sub-Manager Agreement to which it is a party for unsatisfactory long-term performance, as measured relative to objective benchmarks agreed between the parties, which underperformance remains uncured for at least one year. Termination for underperformance requires a majority vote of the independent members of our Board (excluding any Blackstone IM representative).
Notwithstanding our obligations under the Commitment Letter, any of our insurance company subsidiaries may terminate any individual SMA at any time upon 30 days’ advance written notice. Corebridge, but not any of our insurance company subsidiaries, may be required to pay damages for termination in certain circumstances where termination is not expressly permitted by the terms of the Commitment Letter.
Reorganization and Recapitalization
For a discussion of certain reorganization and recapitalization transactions that AIG and we have entered into or will enter into in connection with this offering, see “The Reorganization Transactions” and “Recapitalization.”
Historical Related Party Transactions
Guarantees
AIG has guaranteed the obligations of the Company under various debt instruments and agreements. Certain of these guarantees are described below. Unless otherwise stated, figures are presented as of December 31, 2021.
•
AHAC and NUFIC provide guarantees with respect to all obligations arising from certain insurance policies issued by the Company. The Company paid no fees with respect to these guarantees for the years ended December 31, 2021, 2020 and 2019 and the six months ended June 30, 2022. For further information with respect to these guarantees, see Note 21 to our audited consolidated financial statements.

•	AIG provides a full and unconditional guarantee of all outstanding debt of AIGLH. This includes:
•	A guarantee made by AIG in connection with an aggregate amount of $350 million promissory notes issued by AIGLH to one of our subsidiaries pursuant to a sale-leaseback transaction in 2020.

The promissory notes of $150,000,000 and $200,000,000 have maturity dates of up to four and five years, respectively, and interest rates of 2.52% and 2.40%, respectively. For the years ended December 31, 2021 and 2020 and the six months ended June 30, 2022, we paid no fees for the guarantees and no payments were made under these guarantees.
•
A guarantee made by AIG in connection with junior subordinated debentures of AIGLH, which as of June 30, 2022 consisted of $54 million of 8.500% junior subordinated debentures due July 2030, $142 million of 8.125% junior subordinated debentures due March 2046 and $31 million of 7.570% junior subordinated debentures due December 2045.

•
$200 million aggregate principal amount as of June 30, 2022, consisting of certain notes due and bonds payable. For further information, see “Recapitalization—Indebtedness Remaining Outstanding Following this Offering.”

•
Under an Amended and Restated Tax Payment Allocation Agreement, dated June 6, 2011, between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for certain tax liabilities resulting from adjustments made by the IRS or other appropriate authorities. During June and October 2021, AIG made additional payments of $354 million and $10 million to the U.S. Treasury with respect to this matter. For additional information, see Note 19 and Note 20 to our audited consolidated financial statements.

•
Under the terms of six transactions entered into between 2012 and 2014 that securitized portfolios of certain debt securities owned by us, we were obligated to make certain capital contributions to such a securitization VIE in the event that the VIE was unable to redeem any rated notes it had issued on the relevant redemption date. AIG Inc. had provided a guarantee to the six securitization VIEs of our obligations we to make such capital contributions when due. During the year ended December 31, 2021, Corebridge terminated these six VIEs and recorded a loss on extinguishment of debt of $145 million.

Credit Facilities
Certain of our subsidiaries are borrowers to revolving credit facilities with AIG pursuant to which they can, on a several basis, borrow monies from AIG (as lender), subject to certain terms and conditions. Principal amounts borrowed under these facilities may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. Individual borrowing limits exist for each borrower, which vary by participant. These facilities will be terminated at the time of the offering and include the following:
•
On January 1, 2015, several of our subsidiaries entered into a revolving loan facility with AIG Inc. pursuant to which they can, on a several basis, borrow monies from AIG Inc. (as lender), subject to certain terms and conditions. The total aggregate amount of loans borrowed by all borrowers under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 basis points. The loan facility also sets forth individual maximum borrowing limits for each borrower. As of December 31, 2021, 2020 and 2019 and June 30, 2022, there were no amounts owed under this agreement.

•
On April 1, 2015, AIGLH entered into a revolving loan facility with AIG Inc. pursuant to which AIGLH can borrow monies from AIG (as lender), subject to certain terms and conditions. The total aggregate amount of loans borrowed under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 basis points. As of December 31, 2021, 2020 and 2019 and June 30, 2022, there were no amounts owed under this agreement.

•
On August 14, 2018, AIG Life UK entered into a revolving loan facility with a subsidiary of AIG pursuant to which AIG Life UK can borrow monies from the subsidiary of AIG (as lender), subject to certain terms and conditions. Any principal amounts borrowed under this facility bear an interest rate of LIBOR plus 15 basis points and may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed under the facility cannot exceed $25 million. As of December 31, 2021, 2020 and 2019, there were no amounts owed under this agreement. As of June 30, 2022, we had $12 million outstanding under this agreement.

Promissory Notes
In 2014, 1844 Market received a $54 million loan from NUFIC.

In 2019, AGREIC issued a note to Lexington of $250 million. The carrying amount of the note was $253 million as of December 31, 2020. Interest expense incurred specific to this note was $0.4 million, $4 million and $8 million for the years ended December 31, 2021, 2020 and 2019, respectively. On February 12, 2021, AGREIC repaid the loan and interest of $254 million.
In November 2021, Corebridge issued an $8.3 billion note to AIG. The interest rate per annum is equal to LIBOR plus 100 basis points. Interest accrues semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022. The note matures on the earlier of November 1, 2022 and two business days prior to this initial public offering of our common stock. The interest expense on this note during the year ended December 31, 2021 was $17 million and during the six months ended June 30, 2022 was $39 million. We used the net proceeds of the issuance of the senior unsecured notes, in the amount of approximately $6.4 billion, to repay a portion of the $8.3 billion promissory note previously issued by Corebridge Parent to AIG. As of June 30, 2022, $1.9 billion remained outstanding.
Other Intercompany Funding Arrangements
We participate in intercompany funding arrangements, whereby each of our participating subsidiaries places excess funds on deposit with AIG in exchange for a stated rate of interest. As of December 31, 2021 and 2020 and June 30, 2022, the Company held $1.0 billion, $1.5 billion and $1.2 billion, respectively, relating to these balances in short-term investments. Interest earned on these deposits was $3 million, $7 million, $26 million, $3 million and $1 million for the years ended December 31, 2021, 2020 and 2019 and the six months ended June 30, 2022 and 2021, respectively.
Derivative Agreements
The Company pays a fee to AIGM, a subsidiary of AIG, for a suite of capital markets services, including derivatives execution and support. In addition, in the ordinary course of business, the Company enters into over-the-counter derivative transactions with AIGM, under standard ISDA agreements. The total expenses incurred for services provided by AIGM were $17 million and $19 million for the years ended December 31, 2021 and 2020, respectively and $10 million and $8 million for the six months ended June 30, 2022 and 2021, respectively. There were no expenses paid for services provided by AIGM for the year ended December 31, 2019. For a discussion of the transition of the services provided by AIGM to Corebridge Markets, see “The Reorganization Transactions—Transfer of Investment Management Business.” The Company’s derivative assets, net of gross assets and gross liabilities after collateral were $1 million, $256 million and $261 million as of June 30, 2022, December 31, 2021 and 2020, respectively. The Company’s derivative liabilities, net of gross assets and gross liabilities after collateral were $(0.1) million, $2.0 million and $0.1 million as of June 30, 2022, December 31, 2021 and 2020. The collateral posted to AIGM was $1.6 billion, $803 million and $845 million, as of June 30, 2022, December 31, 2021 and 2020, respectively. The collateral held by the Company was $354 million, $770 million and $507 million as of June 30, 2022, December 31, 2021 and 2020, respectively.
In addition, the Company entered into certain unsecured derivative transactions with AIG FP prior to 2018. AIG guarantees the obligations of AIG FP under these derivative transactions. These derivative assets, net of gross assets and gross liabilities after collateral, were $288 million, $406 million and $465 million as of June 30, 2022, December 31, 2021 and 2020, respectively. These derivative liabilities, net of gross assets and gross liabilities after collateral, were $0.8 million as of December 31, 2020. There were no derivative net liabilities as of June 30, 2022. There was no collateral posted to AIG FP or collateral held by the Company as of June 30, 2022, 2021 and 2020, respectively.
Capital Maintenance Agreement
As of December 31, 2021, the Company had one capital maintenance agreement, between AGC and AIG (the “CMA”). Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company action level RBC. AIG did not make any capital contributions to AGC under the CMA during the years ended December 31, 2021, 2020 and 2019 or the six months ended June 30, 2022. As of December 31, 2021, 2020 and 2019, the specified minimum capital percentage in the CMA was 250%.
Tax Sharing Agreements
We have historically been included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. For the six months ended June 30, 2022 and for the years ended December 31, 2021, 2020 and 2019, we paid a net amount of $842 million, $1.5 billion, $1.7 billion and $1.2 billion in tax sharing payments in cash to AIG. The tax sharing payments may be subject to further adjustment in future periods. Amounts receivable from (payable to) AIG pursuant to the tax sharing agreements were $581 million as of June 30, 2022, and $223 million and $(815) million as of December 31, 2021 and 2020, respectively.
General Operating Services
Pursuant to the provisions of a service and expense agreement (the “AIG Service and Expense Agreement”) effective February 1, 1974, as amended, between members of the AIG Group, AIG provides operational services to us at cost. For further information regarding these services, see Note 21 to our audited consolidated financial statements. The total service expenses incurred by the Company pursuant to the AIG Service and Expense Agreement were $11 million and $126 million for the six months ended June 30, 2022 and 2021, respectively and $229 million, $204 million and $226 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Historically, AGL has both provided policy administration services to, and has received policy administration services from, previously affiliated AIG entities in connection with policies subject to the Fortitude Re transactions. For additional information with respect to these transactions, see Notes 1, 7 and 21 to our audited consolidated financial statements.
Advisory Transactions
Several of our asset management subsidiaries have served as investment managers or sub-managers, investment advisors or sub-advisors and portfolio managers or sub-managers for various funds pertaining to the asset management subsidiaries of AIG Group. The amount of fees we receive depends, in part, on the performance of the funds or the returns earned on the accounts which our subsidiaries are advising.
Certain of our investment management subsidiaries, including AMG, AIG Asset Management (Europe) Limited and AIG Credit Management, LLC, provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of related party clients, including both insurance companies and non-insurance company subsidiaries of AIG. For additional information with respect to these Investment Services, see Note 21 to our audited consolidated financial statements. Management and advisory fee income for these Investment Services and related services was $59 million and $42 million for the six months ended June 30, 2022 and 2021, respectively and $88 million, $88 million and $85 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Reinsurance Agreements
In 2018, AIG Life UK ceded to AIRCO risks relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018. In 2019 and 2020, AIG Life UK ceded to AIRCO risks relating to certain whole life policies. Reinsurance assets related to these treaties were $153 million as of June 30, 2022, and $167 million and $137 million as of December 31, 2021 and 2020, respectively. Amounts payable by AIG Life UK to AIRCO pursuant to these treaties were $15 million as of June 30, 2022 and $7 million and $46 million as of December 31, 2021 and 2020, respectively. Ceded premiums related to these treaties were $18 million and $20 million for the six months ended June 30, 2022 and 2021, respectively and $42 million, $33 million and $15 million for the years ended December 31, 2021, 2020 and 2019, respectively.
The Company has entered into reinsurance transactions with Fortitude Re, which prior to its sale in 2020 was a wholly owned subsidiary of AIG. For additional information with respect to these transactions, see Notes 1, 7 and 21 to our audited consolidated financial statements.

Compensation and Other Arrangements Concerning Employees
We maintain, or have maintained, human resources-related arrangements with AIG in the areas listed below.
Long-term Incentive Compensation
Our employees participate in certain of AIG’s long-term incentive compensation programs. Our total share-based compensation expense after tax for these programs was $45 million and $41 million for the six months ended June 30, 2022 and 2021, respectively, and $70 million for the year ended December 31, 2021, $58 million for the year ended December 31, 2020 and $58 million for the year ended December 31, 2019. For further information regarding these plans, see Note 19 to the audited consolidated financial statements, “Employee Benefits—Employee Plans.”
Short-term Incentive Compensation
Our total compensation expense after tax for these programs was $69 million and $61 million for the six months ended June 30, 2022 and 2021, respectively, and $121 million for the year ended December 31, 2021, $116 million for the year ended December 31, 2020 and $108 million for the year ended December 31, 2019.
Pension Plans
Our employees and retirees participate in U.S. defined benefit pension plans sponsored by AIG that include participants from other affiliates of AIG. AIG recognized net pension credits for its frozen U.S. defined benefits plans, and the Company's allocated shares of these credits was $19 million and $25 million as of June 30, 2022 and 2021, respectively, and $52 million, $31 million and $9 million for the years ended December 31, 2021, 2020 and 2019, respectively. In addition, the Company’s share of other postretirement benefit expense was $1 million for each of the six months ended June 30, 2022 and 2021, respectively, and $3 million for each of the years ended December 31, 2021, 2020 and 2019. Our obligations under these plans result from an allocation of our share of expenses based on employee participation, including considerations for individual employees’ base pay, overtime, annual incentives and sales commissions. For further information regarding these plans, see Note 19 to our audited consolidated financial statements.
Defined Contribution Plans
AIG sponsors defined contribution plans for U.S. employees that provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to this plan were $46 million and $44 million for the six months ended June 30, 2022 and 2021, respectively, and $74 million, $72 million and $72 million for the years ended December 31, 2021, 2020 and 2019, respectively.
In addition, the Company sponsors defined contribution plans for certain non-U.S. employees which also provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to this plan were $4 million for each of the six months ended June 30, 2022 and 2021, respectively, and $8 million, $7 million and $6 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Severance Plans
Certain of our U.S. and non-U.S. employees (including certain executives and management-level employees not otherwise party to an employment agreement with AIG or one of its subsidiaries that provides for severance) are eligible for participation in severance plans which are sponsored by AIG and certain of which are required by local law. Severance payments under these plans are generally triggered by a qualified termination or in connection with a qualified termination following a change in control (in each case subject to the terms of the applicable plans). In addition to severance payments, certain employees may also be eligible for AIG-subsidized medical coverage and certain outplacement services post-termination. Our total compensation expense after tax for these programs was $46 million and $5 million for the six months ended June 30, 2022 and 2021, respectively, and $11 million for the year ended December 31, 2021, $27 million for the year ended December 31, 2020 and $11 million for the year ended December 31, 2019.
Continuity and Retention Plans
Certain of our U.S. and non-U.S. employees are eligible for participation in certain continuity and retention plans sponsored by AIG. Our total compensation expense after tax for these programs was $3 million and

$1 million for the six months ended June 30, 2022 and 2021, respectively, and $2 million for the year ended December 31, 2021, $2 million for the year ended December 31, 2020 and $2 million for the year ended December 31, 2019.
Intellectual Property
We frequently make use of trademarks and other intellectual property owned by AIG. There are no formal, written license agreements in place between the Company and AIG with respect to, and we have not historically paid license fees for, the use of this intellectual property. Following this offering, our use of trademarks and intellectual property owned by AIG will be governed by the terms of the Trademark License Agreement described under “—Relationships with AIG Following the Offering.”
Ownership of AIG Common Stock
The Company may purchase or sell securities, at fair market value, to or from other AIG affiliates, in the ordinary course of business. On August 30, 2021, AGL and USL sold 107,942 and 9 shares of AIG common stock to AIG, respectively, which had a fair market value of $6 million. On August 30, 2021, Corebridge distributed 697,960 shares of AIG common stock to AIG as a dividend, which had a fair market value of $38 million.
Revenues and Expenses Associated with Related Party Transactions
The table below summarizes the material revenues and expenses of the Company, in connection with agreements with AIG and its subsidiaries described below for the six months ended June 30, 2022 and 2021 and for the years ended December 31, 2021, 2020 and 2019:
	Six Months Ended June 31,		Year Ended December 31,
($ in million)	2022	2021	2021	2020	2019
Types of Related Party Transactions
Promissory Notes	$(39)	$—	$(17)	$(4)	$(8)
Other Intercompany Funding Arrangements	(3)	(1)	(3)	(7)	(26)
Derivative Agreements	(10)	(8)	(17)	(19)	—
Tax Sharing Agreements	(842)	(741)	(1,532)	(1,707)	(1,176)
General Operating Services	(11)	(126)	(229)	(204)	(226)
Advisory Services	(59)	(42)	88	88	85
Compensation and Other Arrangements Concerning Employees	(195)	(132)	(237)	(254)	(249)
Total	$(1,159)	$(1,050)	$(1,947)	$(2,107)	$(1,600)

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary of the material terms of the Organizational Documents that we will enter into in connection with this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. This description assumes the effectiveness of our Organizational Documents, which took effect prior to the settlement of this offering.
General
Our authorized capital stock will consist of     shares of common stock, par value $0.01 per share. Immediately following the completion of the offering, approximately       shares of our common stock will be issued and outstanding. All of the outstanding shares of our common stock are fully paid and nonassessable.
Common Stock
Voting Rights
Shares of common stock will be entitled to one vote per share.
In an uncontested election of directors, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present. Pursuant to our corporate governance guidelines, our Board will nominate for election as directors, with respect to incumbent candidates, only those who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be reelected as directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. Our Board shall accept such resignation unless it determines that the best interests of Corebridge and our stockholders would not be served by doing so. Our Board shall take action within 90 days following certification of the vote, unless such action would cause Corebridge to fail to comply with any applicable stock exchange requirement or any rule or regulation promulgated under the Exchange Act, in which event Corebridge shall take action as promptly as is practicable while continuing to meet such requirements. Our Board will promptly disclose its decision and the reasons therefor in a periodic or current report filed with the SEC.
In a contested election (meaning more directors have been nominated for election than directorship positions available), directors will be elected by a plurality of the votes cast (instead of by votes for or against a nominee). Stockholders will not have the right to cumulate their votes for the election of directors.
In other matters, the affirmative vote of the holders of a majority of the shares of all classes of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, provided that (except as otherwise required by law) our Board may require in the notice of meeting a larger vote upon any such matter.
Dividends
Dividends may be declared by our Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock. Each holder of common stock will be entitled to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See “Dividend Policy.”
Liquidation
In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of preferred stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each such holder.

Other Rights
Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board may designate and issue in the future.
Preferred Stock
Under our amended and restated certificate of incorporation, our Board will have the authority, without further action by our stockholders, to issue up to      shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offering, no shares of our authorized preferred stock will be outstanding.
Directors
Our Board will consist of at least 11 directors but no more than 21 directors.
Board Designation Rights
Pursuant to the AIG Separation Agreement and the Blackstone Stockholders’ Agreement, AIG and Blackstone each have specified board designation and other rights. See “Certain Relationships and Related Party Transactions—Relationship with AIG—Separation Agreement” and “Certain Relationships and Related Party Transactions—Partnership with Blackstone—Stockholders’ Agreement.”
Annual Stockholders Meeting
Our second amended and restated bylaws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by means of remote communications.
Special Meeting of Stockholders
Our second amended and restated bylaws will provide that a special meeting of stockholders may be called for any purpose at any time by (i) the chair of our Board, if any, (ii) our Chief Executive Officer, if any, (iii) our Secretary or our Board. Our Secretary shall call a special meeting upon written request of one or more record holders who together own 25% or more of the outstanding shares of common stock entitled to vote at such meeting.
Stockholders Action by Written Consent
Any action required by law to be taken at any annual or special meeting of stockholders of Corebridge, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall first request in writing that our Board fix a record date for such purpose. Such written request shall be signed by one or more stockholders representing 25% of the outstanding shares of common stock of Corebridge entitled to consent on the matter or matters set forth in the written request.
Amendments to our Organizational Documents
Our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of our Board followed by the affirmative vote of a majority of the shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

In addition, our second amended and restated bylaws may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of our Board, or by the affirmative vote of a majority of the shares of our common stock then entitled to vote at any annual or special meeting of stockholders.
Anti-Takeover Effects of Our Organizational Documents
We expect that certain provisions of our Organizational Documents, as well as certain provisions of Delaware law, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares of Capital Stock
Common Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.
Preferred Stock. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or issue shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.
Removal of Directors; Vacancies
Our second amended and restated bylaws will provide that directors may be removed, with or without cause, by the affirmative vote of a majority of the shares of our common stock entitled to vote on the election of directors, and any vacancy so created may be filled by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors. Vacancies (other than any vacancy created by removal of a director by stockholder vote) and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
Stockholders Advance Notice Procedure
Our second amended and restated bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our second amended and restated bylaws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Corebridge. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year, which, for 2022, will be deemed to have occurred on May 1, 2022; provided, however, that in the event that the annual meeting is not scheduled within a period that commences 30 days before and ends 30 days after such anniversary date, a stockholder’s notice must be delivered to our corporate secretary by the later of (x) the close of business on the date 90 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

Section 203 of the DGCL
Our amended and restated certificate of incorporation will provide that we will not be subject to Section 203 of the DGCL (“Section 203”) until the first date on which AIG ceases to own (directly or indirectly) 5% of the then-outstanding shares of our common stock. From and after such date, we will be governed by Section 203 for so long as Section 203 by its terms would apply to us.
Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:
•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. We expect the existence of this provision in the future to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Limitations on Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the DGCL. Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:
•	a breach of the duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	a director under Section 174 of the DGCL (unlawful dividends);
•	any transaction from which the director or officer derives an improper personal benefit; or
•	an officer in any action by or in the right of the corporation.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s or officer’s fiduciary duty. In addition, these provisions will not alter a director’s or officer's liability under U.S. federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our Organizational Documents will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. Our second amended and restated bylaws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to pay the expenses (including attorneys’ fees) actually and reasonably incurred by our directors and officers in advance of the final disposition to enable them to defend against such proceedings.
Proxy Access
Our second amended and restated bylaws will provide that a stockholder or group of up to 20 stockholders that has maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years is permitted to nominate and include up to a specified number of proxy access nominees in Corebridge’s proxy materials for its annual meeting of stockholders, provided that such stockholder or group of stockholders satisfies the applicable proxy access requirements of, and provides the information, agreements and representations required by, our second amended and restated bylaws. Proxy access nominees are also required to submit certain information, and are subject to certain exclusions and disqualifications, as set forth in our second amended and restated bylaws.
The maximum number of proxy access nominees that we are required to include in our proxy materials is the greater of (a) two and (b) 20% of the directors in office at the time of nomination (rounded down to the nearest whole number). Any eligible stockholder that submits more than one proxy access nominee is required to provide a ranking of its proposed proxy access nominees. If the number of proxy access nominees exceeds the proxy access nominee limit, the highest ranking qualified individual from the list proposed by each eligible stockholder, beginning with the eligible stockholder with the largest qualifying ownership and proceeding through the list of eligible stockholders in descending order of qualifying ownership, will be selected for inclusion in Corebridge’s proxy materials until the proxy access nominee limit is reached.
Requests to include proxy access nominees in Corebridge’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that Corebridge first mailed its proxy materials for the preceding year’s annual meeting of stockholders, which, for 2022, will be deemed to have occurred on April 1, 2022; subject to adjustment in the event the annual meeting is held more than 30 days before or after the anniversary of the date of the prior year’s annual meeting.
Corporate Opportunities
Our amended and restated certificate of incorporation will provide that we, renounce any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”) that are from time to time presented to AIG, Blackstone, or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us), even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither AIG, Blackstone, nor any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries is liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless, in the case of any such person who is a director or officer of Corebridge, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Corebridge. To the fullest extent permitted by law, by becoming a stockholder in Corebridge, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Exclusive Forum
Our second amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action or proceeding asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our second amended and restated bylaws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although our second amended and restated bylaws will contain the exclusive forum provisions described above, it is possible that a court could find that such provision is unenforceable.
As permitted by Delaware law, our second amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder in Corebridge, you will be deemed to have notice of and have consented to the provisions of our second amended and restated bylaws related to choice of forum. Neither this provision nor the exclusive forum provision will mean that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder.
Insurance Regulations
The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of Corebridge, even if our Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries. See “Business—Regulation—U.S. Regulation—State Insurance Regulation.”
Market Listing
We intend to apply to have our common stock approved for listing on the NYSE under the symbol “CRBG.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Broadridge Corporate Issuer Solutions, Inc.

SHARES AVAILABLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Sales of Restricted Securities
After this offering,         shares of our common stock will be outstanding. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining        shares of our common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.
Equity Awards
Upon the completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity compensation plan and, as a result, all shares of common stock acquired through equity-based awards granted under the plan will, subject to a 180-day lock-up period, also be freely tradable under the Securities Act unless purchased by our affiliates.       shares of common stock will be available for grants of equity awards under our equity compensation plan.
Lock-up Agreements
Upon the completion of the offering, the selling stockholder, our directors and our executive officers will have signed lock-up agreements, under which they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., who are acting as representatives of the underwriters, for a period of 180 days after the date of this prospectus. Blackstone is subject to a lock-up set forth in the Blackstone Stockholders' Agreement that, among other restrictions, requires Blackstone to be subject to the same form of lock-up as us or the selling stockholder following the offering. These lock-up agreements entered into with the underwriters for this offering are described below under “Underwriting.”
Similarly, under the Blackstone Stockholders’ Agreement, Blackstone may not sell its shares of our common stock within five years following the completion of this offering, subject to certain exceptions, including:
•	if the purchaser of such shares is an affiliate of Blackstone and agrees to become bound by the Blackstone Stockholders’ Agreement;
•
after the first, second and third anniversary of the closing of this offering, Blackstone may sell up to 25%, 67% and 75%, respectively, of its initial investment in 9.9% of our outstanding common stock;

•	after the fifth anniversary of the closing of this offering, Blackstone may sell any shares of our common stock;
•	in connection with any share repurchase by us or AIG, to cause Blackstone’s ownership not to exceed 9.9% of our then-outstanding common stock;
•	in connection with a change of control of our company that is approved and recommended to our stockholders by our Board; and

•	with our consent (or, for so long as AIG owns at least 50% of our common stock, with AIG’s consent).
In addition, we and AIG have agreed in the underwriting agreement for this offering not to waive or release Blackstone from Article V, Section 5.1(c) of the Blackstone Stockholders' Agreement or otherwise permit this article to be amended without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., who are acting as representatives of the underwriters.
Registration Rights Agreement
AIG and its subsidiaries will have the right to require us to register certain shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering—Registration Rights Agreement.” In addition, Blackstone will have the right to require us to register certain shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions—Partnership with Blackstone—Stockholders’ Agreement.”
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:
•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and
•
the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase such common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.
As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:
•	an individual who is neither a citizen nor a resident of the United States;
•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or
•
a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.
PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Common Stock
If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, “IRS” Forms W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.
The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”
Sale, Exchange or Other Disposition of Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:
(i)
such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

(ii)
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

(iii)
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a U.S. real property holding corporation.
The foregoing discussion is subject to the discussion below under “—Information Reporting and Backup Withholding.”
FATCA Withholding
Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to our common stock.
Information Reporting and Backup Withholding
Distributions on our common stock made to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such distributions generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.
The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.
U.S. Federal Estate Tax
Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING
J.P. Morgan Securities LLC (which is acting as global coordinator), Morgan Stanley & Co. LLC and Piper Sandler & Co. are acting as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of our common stock set forth opposite its name below.
Underwriter	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Piper Sandler & Co.

Total
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares offered by the selling stockholder if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The Representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $     per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase        additional shares of our common stock.
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$
The expenses of this offering (including the expenses of the selling stockholder), not including the underwriting discount, are estimated at $    million and are payable by us. The underwriters will not receive any underwriting discount or commission from the shares of our common stock purchased by stockholders, executive officers and directors in this offering. In addition, we have agreed to reimburse the underwriters up to $     for certain fees and expenses of counsel to the underwriters.
Option to Purchase Additional Shares
The underwriters have an option, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares of our common stock from the selling stockholder at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors and our existing stockholders (including AIG and Blackstone) have agreed not to (i) offer, sell, or contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend or otherwise transfer or dispose of, directly or indirectly, except as provided in the underwriting agreement and/or lock-up agreements entered into in connection with this offering, any of our securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock, (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of our common stock or such other securities, in cash or otherwise) or (iii) file any registration statement with the SEC relating to any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock or otherwise publicly announce any intention to enter into any transaction described above, in each case without the prior written consent of any two of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., who are acting as representatives of the underwriters, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions set forth in the underwriting agreement and/or lock-up agreements entered into in connection with this offering.
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later (but prior to this offering) by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Listing
We intend to apply to list our shares on the NYSE under the symbol “CRBG.”
Determination of Offering Price
Before this offering, there has been no public market for shares of our common stock. The initial public offering price was determined through negotiations among the Company, the selling stockholder and the Representatives. Prevailing market conditions and other factors were considered in determining the initial public offering price. An active trading market for the shares of our common stock may not develop. It is also possible that after this offering, the shares of our common stock will not trade in the public market at or above the initial public offering price.
Pursuant to the Separation Agreement between the Company and the selling stockholder, the selling stockholder may, in its sole and absolute discretion, determine the terms of this offering. See “Certain Relationships and Related Party Transactions—Relationship with AIG Following this Offering—Separation Agreement—Initial Public Offering; Conditions.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the Representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
None of us, the selling stockholder or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, nor the selling stockholder, nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The Representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters that may make internet distributions on the same basis as other allocations.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including the selling stockholder. They have received, or may in the future receive, customary fees and commissions for these transactions.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common stock. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including the selling stockholder. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
J.P. Morgan Securities LLC acted as financial advisor to AIG on the sale of a 9.9% equity stake in our company to Blackstone.
Certain underwriters or affiliates of the underwriters are party to our delayed draw term loan facilities. In connection with the 18-Month DDTL, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, together with Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, acted as a Joint Lead Arranger and a Joint Bookrunner and each are a lender under such facility and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, acts as Syndication Agent. In connection with the Three-Year DDTL, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and, together with Morgan Stanley Senior Funding, Inc., acted as Joint Lead Arranger and Joint Bookrunner and each are a lender under such facility and Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, acts as Syndication Agent.
Certain underwriters or affiliates of the underwriters are party to our $2.5 billion revolving credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as Administrative Agent and Several L/C Agent. Morgan Stanley Bank N.A., an affiliate of Morgan Stanley & Co. LLC, acted as a Co-Documentation Agent.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Australia
This prospectus:
•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of our common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 apply to that resale. By applying for the shares, you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Canada
The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the People’s Republic of China
This prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) (excluding for such purposes, the Hong Kong and Macau Special Administrative Regions or Taiwan), and the shares may not be offered or sold, and may not be offered, sold or delivered to any person for re-offering, resale or redelivery, in any such case directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations of the PRC. This prospectus has not been filed with, approved by or registered with the PRC authorities and does not constitute an offer of the shares in the PRC.
Notice to Prospective Investors in the European Economic Area (“EEA”)
In relation to each Member State of the EEA (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation, as amended:
(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us, the selling stockholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters, us and the selling stockholder that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in Korea
The shares of our common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of our common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of our common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of our common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of our common stock. By the purchase of the shares of our common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of our common stock pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Kuwait
Unless all necessary approvals from the Kuwait Capital Markets Authority pursuant to Law No. 7/2010, its Executive Regulations and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of and sale of the shares of our common stock, these may not be offered for sale, nor sold in the State of Kuwait (“Kuwait”). Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. With regard to the contents of this document, we recommend that you consult a licensee as per the law and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.
Notice to Prospective Investors in Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended) (the “FIEL”). Accordingly, none of the shares nor any interest therein have been and may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any shares of our common stock or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed and will not circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a)	to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA;
(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) (as defined in Section 4A of the SFA) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, we have determined, and hereby notify all persons (including all relevant persons as defined in Section 309A of the SFA), that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to this offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in Taiwan
The shares of our common stock have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate this offering and sale of the shares in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom (“UK”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the UK at any time under the following exemptions under Regulation (EU) 2017/1129, as amended, as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”):
(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), provided that no such offer of the shares shall require us, the selling stockholder or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.
In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation): (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the UK within the meaning of the FSMA.
Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
VALIDITY OF COMMON STOCK
The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time provided, and may provide in the future, legal services to Corebridge, AIG (the selling stockholder and parent company of Corebridge) and their respective affiliates.
ACTUARIAL FIRM
As summarized under “Business—Our Segments—Individual Retirement—Supplemental Information on Our In-Force Variable Annuity Business,” Oliver Wyman has assisted in the development of the Sensitivity Analysis and the VA Distributable Earnings Projections presented therein. The Sensitivity Analysis and the VA Distributable Earnings Projections have been included in the registration statement of which this prospectus forms a part on the basis of Oliver Wyman’s experience in actuarial and related services.
EXPERTS
The consolidated financial statements of Corebridge Financial, Inc. (formerly known as SAFG Retirement Services, Inc.) and its subsidiaries as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to Corebridge, its subsidiaries and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site (http://www.sec.gov), from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:
Corebridge Financial, Inc.
28 Liberty Street
New York, New York 10005
Attention: Investor Relations
Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to access these reports, proxy statements and other information without charge at the SEC’s website, which is listed above. You will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (www.       .com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

GLOSSARY
Additional premium — represents premium on an insurance policy over and above the initial premium imposed at the beginning of the policy. An additional premium may be assessed if the insured’s risk is found to have increased significantly.
Adjusted revenues — excludes Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues are a GAAP measure for our segments.
Adjusted Return on Average Equity (“Adjusted ROAE”) — derived by dividing Adjusted After-Tax Operating Income by average Adjusted Book Value and is used by management to evaluate our recurring profitability and evaluate trends in our business.
AIG Consolidated Tax Group — the U.S. federal income tax group of which AIG is the common parent.
Assets under administration — includes Group Retirement mutual fund assets and other third-party assets that we sell or administer and the notional value of SVW contracts.
Assets under management — includes assets in the general and separate accounts of our subsidiaries that support liabilities and surplus related to our life and annuity insurance products.
Assets under management and administration — the cumulative amount of assets under management and assets under administration.
Base spread — net investment income excluding income from alternative investments and other enhancements, less interest credited excluding amortization of sales inducement assets.
Base yield — net investment income excluding income from alternative investments and other enhancements, as a percentage of average base invested asset portfolio, which excludes alternative investments, other bond securities and certain other investments for which the fair value option has been elected.
Book value, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets (“Adjusted book value”) – a non-GAAP measure and used to show the amount of our net worth. Adjusted book value is derived by subtracting from AIG common shareholders’ equity, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets (“Adjusted Common Shareholders’ Equity”).
Book value, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets, per common share (“Adjusted book value per common share”) — a non-GAAP measure and used to show the amount of our net worth on a per-common share basis. Adjusted book value per common share is derived by dividing Adjusted Common Shareholders’ Equity, by total common shares outstanding.
Cost of funds — the interest credited to policyholders excluding the amortization of sales inducement assets.
Credit support annex — a legal document generally associated with an ISDA Master Agreement that provides for collateral postings which could vary depending on ratings and threshold levels.
DAC and Reserves Related to Unrealized Appreciation of Investments — an adjustment to DAC and Reserves for investment-oriented products, equal to the change in DAC and unearned revenue amortization that would have been recorded if fixed maturity securities were available for sale. An adjustment to benefit reserves for investment-oriented products is also recognized to reflect the application of the benefit ratio to the accumulated assessments that would have been recorded if fixed maturity securities were available for sale.
For long-duration traditional products, significant unrealized appreciation of investments in a sustained low interest rate environment may cause additional future policy benefit liabilities to be recorded (shadow loss reserves).
Deferred policy acquisition costs — deferred costs that are incremental and directly related to the successful acquisition of new business or renewal of existing business.

Deferred sales inducement — represents enhanced crediting rates or bonus payments to contract holders on certain annuity and investment contract products that meet the criteria to be deferred and amortized over the life of the contract.
Fee income — policy fees plus advisory fees plus other fee income.
Financial debt — represents the sum of short-term debt and long-term debt, net of debt issuance costs, not including (x) Debt of consolidated investment entities—not guaranteed by Corebridge, (y) debt supported by assets and issued for purposes of earning spread income, such as GICs and FABNs, and (z) operating debt utilized to fund daily operations, i.e., self-liquidating forms of financing such as securities lending, reverse repurchase and captive reinsurance reserve financing arrangements.
Financial leverage ratio — the ratio of financial debt to the sum of financial debt plus Adjusted Book Value plus non-redeemable non-controlling interests.
General operating expense ratio — general operating expenses divided by net premiums earned. General operating expenses are those costs that are generally attributed to the support infrastructure of the organization and include but are not limited to personnel costs, projects and bad debt expenses. General operating expenses exclude losses and loss adjustment expenses incurred, acquisition expenses, and investment expenses.
Guaranteed investment contract — a contract whereby the seller provides a guaranteed repayment of principal and a fixed or floating interest rate for a predetermined period of time.
Guaranteed minimum death benefit — a benefit that guarantees the annuity beneficiary will receive a certain value upon death of the annuitant. The GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages, or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary.
Guaranteed minimum income benefit — a type of living benefit that guarantees a minimum level of periodic income payments upon annuitization.
Guaranteed minimum withdrawal benefit — a type of living benefit that guarantees that withdrawals from the contract may be taken up to a contractually guaranteed amount, even if the account value subsequently falls to zero, provided that during each contract year total withdrawals do not exceed an annual withdrawal amount specified in the contract. Once the account value is depleted under the conditions of the GMWB, the policy continues to provide a protected income payment.
High net worth — individuals with greater than $1 million in investible assets.
ISDA Master Agreement — an agreement between two counterparties, which may have multiple derivative transactions with each other governed by such agreement, that generally provides for the net settlement of all or a specified group of these derivative transactions, as well as pledged collateral, through a single payment, in a single currency, in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions.
Loan-to-value ratio — principal amount of loan amount divided by appraised value of collateral securing the loan.
Mass affluent — individuals with between $100,000 and $1 million in investible assets.
Master netting agreement — an agreement between two counterparties who have multiple derivative contracts with each other that provides for the net settlement of all contracts covered by such agreement, as well as pledged collateral, through a single payment, in a single currency, in the event of default on or upon termination of any one such contract.
Non-performance Risk Adjustment — adjusts the valuation of derivatives to account for non-performance risk in the fair value measurement of all derivative net liability positions.

Noncontrolling interests — the portion of equity ownership in a consolidated subsidiary not attributable to the controlling parent company.
Policy fees — an amount added to a policy premium, or deducted from a policy cash value or contract holder account, to reflect the cost of issuing a policy, establishing the required records, sending premium notices and other related expenses.
Premiums and deposits — includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life insurance, investment-type annuity contracts, FHLB funding agreements and mutual funds.
Reinstatement premiums — additional premiums payable to reinsurers or receivable from insurers to restore coverage limits that have been reduced or exhausted as a result of reinsured losses under certain excess of loss reinsurance contracts.
Reinsurance — the practice whereby one insurer, the reinsurer, in consideration of a premium paid to that insurer, agrees to indemnify another insurer, the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.
Risk-based capital — a formula designed to measure the adequacy of an insurer’s statutory surplus compared to the risks inherent in its business.
Spread income — is defined as net investment income less interest credited to policyholder account balances, exclusive of amortization of sales inducement assets.
Surrender charge — a charge levied against an investor for the early withdrawal of funds from a life insurance or annuity contract, or for the cancellation of the agreement.
Surrender rate — represents annualized surrenders and withdrawals as a percentage of average reserves and Group Retirement mutual fund assets under administration.
Underwriting margin — for our Life Insurance segment, includes premiums, policy fees, advisory fee income, net investment income, less interest credited to policyholder account balances, and policyholder benefits and excludes the annual assumption update. For our Institutional Markets segment, select products utilize underwriting margin, which includes premiums, net investment income, non-SVW fee and advisory fee income, less interest credited, and policyholder benefits and excludes the annual assumption update.
Value of business acquired — present value of projected future gross profits from in-force policies of acquired businesses.

ACRONYMS
•	“AATOI” — adjusted after-tax operating income attributable to our common stockholders;
•	“ABS” — asset-backed securities;
•	“APTOI” — adjusted pre-tax operating income;
•	“AUA” — assets under administration;
•	“AUM” — assets under management;
•	“AUMA” — assets under management and administration;
•	“CDO” — collateralized debt obligations;
•	“CDS” — credit default swap;
•	“CMBS” — commercial mortgage-backed securities;
•	“DAC” — deferred policy acquisition costs;
•	“DSI” — deferred sales inducement;
•	“FASB” — the Financial Accounting Standards Board;
•	“GAAP” — accounting principles generally accepted in the United States of America;
•	“GIC” — guaranteed investment contract;
•	“GMDB” — guaranteed minimum death benefits;
•	“GMWB” — guaranteed minimum withdrawal benefits;
•	“ISDA” — the International Swaps and Derivatives Association, Inc.;
•	“MBS” — mortgage-backed securities;
•	“NAIC” — National Association of Insurance Commissioners;
•	“PRT” — pension risk transfer;
•	“RMBS” — residential mortgage-backed securities;
•	“S&P” — Standard & Poor’s Financial Services LLC;
•	“SEC” — the U.S. Securities and Exchange Commission;
•	“URR” — unearned revenue reserve;
•	“VIX” — volatility index;
•	“VIE” — variable interest entity; and
•	“VOBA” — value of business acquired.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Corebridge Financial, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Corebridge Financial, Inc. (formerly known as SAFG Retirement Services, Inc.) and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, of comprehensive income (loss), of equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of Certain Level 3 Fixed Maturity Securities
As described in Note 4 to the consolidated financial statements, as of December 31, 2021, the total fair value of the Company’s level 3 fixed maturity securities, including bonds available for sale and other bond securities, was $23.0 billion, comprised of residential mortgage backed securities, commercial mortgage backed securities, collateralized debt obligations, other asset-backed securities, and fixed maturity securities issued by corporations (including private placements), states, municipalities, and other governmental agencies. As the volume or level of market activity for these securities is limited, management determines fair value either by requesting brokers who are knowledgeable about the particular security to provide a price quote, which according to management is generally non-binding, or by employing market accepted valuation models. In both cases, certain inputs used by management to determine fair value may not be observable in the market. For certain private placement securities, fair value is determined by management based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. For other level 3 fixed maturity securities, such assumptions may include loan delinquencies and defaults, loss severity, and prepayments. As disclosed by management, fair value estimates are subject to management review to ensure valuation models and related inputs are reasonable.
The principal considerations for our determination that performing procedures relating to the valuation of certain level 3 fixed maturity securities is a critical audit matter are (i) the significant judgment by management to determine the fair value of these securities, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures relating to the aforementioned assumptions that are used to determine the fair value, (ii) the significant audit effort and judgment in evaluating the audit evidence related to the valuation, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the valuation of level 3 fixed maturity securities, including controls related to (i) management’s review over the pricing function and (ii) identifying and resolving pricing exceptions. These procedures also included, among others, obtaining independent third party vendor pricing, where available, and the involvement of professionals with specialized skill and knowledge to assist in developing an independent range of prices for a sample of securities. Developing the independent range of prices involved testing the completeness and accuracy of data provided by management on a sample basis and evaluating management’s assumptions noted above. The independent third party vendor pricing and the independently developed ranges were compared to management’s recorded fair value estimates.
Valuation of Embedded Derivatives for Variable Annuity and Fixed Index Annuity Products and Valuation of Certain Guaranteed Benefit Features for Universal Life Products
As described in Notes 4 and 12 to the consolidated financial statements, certain fixed index annuity and variable annuity contracts contain embedded derivatives that are bifurcated from the host contracts and accounted for separately at fair value in policyholder contract deposits. As of December 31, 2021, the fair value of these embedded derivatives was $6.4 billion and $2.5 billion for fixed index annuity and variable annuities with guaranteed minimum withdrawal benefits, respectively. The fair value of embedded derivatives contained in certain variable annuity and fixed index annuity contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. The policyholder behavior assumptions for these liabilities include mortality, lapses, withdrawals, and benefit utilization, along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows. Estimates of future policyholder behavior assumptions are subjective and based primarily on the Company’s historical experience. The capital market assumptions related to the embedded derivatives for variable annuity contracts involve judgments regarding expected market rates of return, market volatility, credit spreads, correlations of certain market variables, fund performance, and discount rates. Unobservable inputs used for valuing the embedded derivative include long-term equity volatilities which represent the volatility beyond the period for which observable equity volatilities are available. With respect to embedded derivatives for fixed index annuity contracts, option pricing models are used to estimate fair value, taking into account the capital market assumptions. Such models use option budget assumptions which estimate the expected long-term cost of options used to hedge exposures associated with equity price changes. The option budget determines the future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives. Additional policyholder liabilities are also established for universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception. As of December 31, 2021, the liability for universal life secondary guarantees and similar features was $4.5 billion, which is included within future policy benefits. The policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.
The principal considerations for our determination that performing procedures relating to the valuation of embedded derivatives for variable annuity and fixed index annuity products and valuation of certain guaranteed benefit features for universal life products is a critical audit matter are (i) the significant judgment by management in developing the aforementioned policyholder behavior assumptions, as well as long-term equity volatilities and option budget assumptions, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures related to the significant assumptions used in the estimate, (ii) the significant audit effort and judgment in evaluating the audit evidence relating to the significant assumptions used by management in the valuation of the embedded derivatives and additional policyholder liabilities, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the development of assumptions used in the valuation of embedded derivatives for variable annuity and fixed index annuity products and valuation of certain guaranteed benefit features for universal life products. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in performing an evaluation of the appropriateness of management’s methodology and the reasonableness of management’s judgments used in developing policyholder behavior, as well as long-term volatilities and option budget assumptions used in estimating the valuation of guaranteed benefit features. These procedures considered the consistency of the assumptions across products, in relation to prior periods, and in relation to management’s historical experience or observed industry practice, and the continued appropriateness of unchanged assumptions. Procedures were performed to test the completeness and accuracy of data used by management on a sample basis.
Valuation of Deferred Policy Acquisition Costs for Universal Life and Individual Retirement Variable Annuity Products
As described in Note 8 to the consolidated financial statements, as of December 31, 2021, a portion of the $5.8 billion deferred policy acquisition costs (DAC) for investment-oriented products are associated with universal life and individual retirement variable annuity products. Policy acquisition costs and policy issuance costs related to investment-oriented products are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. Estimated gross profits are affected by a number of factors, including current and expected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience, equity market returns, and volatility. If the assumptions used for estimated gross profits change, DAC is recalculated using the new assumptions, including actuarial assumptions related to mortality, lapse, benefit utilization, and premium persistency, and any resulting adjustment is included in income. DAC for investment-oriented products is reviewed by management for recoverability, which involves estimating the future profitability of the current business. If actual profitability is substantially lower than previously estimated profitability, DAC may be subject to an impairment charge.
The principal considerations for our determination that performing procedures relating to the valuation of DAC for universal life and individual retirement variable annuity products is a critical audit matter are (i) the significant judgment by management to determine the policyholder behavior assumptions related to mortality, lapse, benefit utilization, and premium persistency, which in turn led to a high degree of auditor subjectivity and judgment in performing the audit procedures related to the significant assumptions used in the estimate, (ii) the significant audit effort and judgment in evaluating the audit evidence relating to management’s policyholder behavior assumptions, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the amortization and recoverability of DAC for universal life and individual retirement variable annuity products, including controls over the development of significant assumptions. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in evaluating the appropriateness of management’s methodology and the reasonableness of management’s policyholder behavior assumptions related to mortality, lapse, benefit utilization, and premium persistency, which are used in the calculation of estimated gross profits. The evaluation of the reasonableness of the assumptions included consideration of the consistency of the assumptions across products in relation to prior periods and in relation to management’s historical experience or observed industry practice. Procedures were performed to test the completeness and accuracy of data used by management in developing the assumptions on a sample basis.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 10, 2022
We have served as the Company's auditor since 2020.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Balance Sheets
(in millions, except for share data)	December 31, 2021	December 31, 2020
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value, net of allowance for credit losses of $78 in 2021 and $131 in 2020 (amortized cost: 2021 - $182,593; 2020 - $174,562)*	$198,568	$197,941
Other bond securities, at fair value (See Note 5)*	2,082	780
Equity securities, at fair value (See Note 5)*	242	609
Mortgage and other loans receivable, net of allowance for credit losses of $496 in 2021 and $657 in 2020*	39,388	38,314
Other invested assets (portion measured at fair value: 2021 - $7,104; 2020 - $5,171)*	10,567	13,395
Short-term investments, including restricted cash of $57 in 2021 and $58 in 2020 (portion measured at fair value: 2021 - $1,455; 2020 - $3,851)*	5,471	9,235
Total investments	256,318	260,274
Cash*	537	654
Accrued investment income*	1,760	1,781
Premiums and other receivables, net of allowance for credit losses and disputes of $1 in 2021 and $2 in 2020	884	860
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes of $0 in 2021 and $0 in 2020	28,472	29,158
Reinsurance assets - other, net of allowance for credit losses and disputes of $101 in 2021 and $83 in 2020	2,932	2,707
Deferred income taxes	4,837	3,640
Deferred policy acquisition costs and value of business acquired	8,058	7,363
Other assets, including restricted cash of $7 in 2021 and $206 in 2020 (portion measured at fair value: 2021 - $684; 2020 - $755)*	3,303	3,428
Separate account assets, at fair value	109,111	100,290
Total assets	$416,212	$410,155
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$57,751	54,660
Policyholder contract deposits (portion measured at fair value: 2021 - $9,824; 2020 - $10,121)	156,846	154,892
Other policyholder funds	2,849	2,492
Fortitude Re funds withheld payable (portion measured at fair value: 2021 - $7,974; 2020 - $7,749)	35,144	36,789
Other liabilities (portion measured at fair value: 2021 - $191; 2020 - $245)*	9,903	9,954
Short-term debt	8,317	—
Long-term debt	427	905
Debt of consolidated investment entities (portion measured at fair value: 2021 - $5; 2020 - $950)*	6,936	10,341
Separate account liabilities	109,111	100,290
Total liabilities	$387,284	$370,323
Contingencies, commitments and guarantees (See Note 15)
Redeemable noncontrolling interest	$83	51
Corebridge Shareholders' equity:
Common stock class A, $1.00 par value; 180,000 shares authorized; 90,100 shares issued	—	—
Common stock class B, $1.00 par value; 20,000 shares authorized; 9,900 shares issued	—	—
Additional paid-in capital	8,060	—
Retained earnings	8,859	—
Shareholder's Net Investment	—	22,579
Accumulated other comprehensive income	10,167	14,653
Total Corebridge Shareholders' equity	27,086	37,232
Non-redeemable noncontrolling interests	1,759	2,549
Total equity	$28,845	$39,781
Total liabilities, redeemable noncontrolling interest and equity	$416,212	$410,155
*	See Note 9 for details of balances associated with variable interest entities.
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Statements of Income
	Years Ended December 31,
(dollars in millions, except per common share data)	2021	2020	2019
Revenues:
Premiums	$5,637	$4,341	$3,501
Policy fees	3,051	2,874	2,930
Net investment income:
Net investment income - excluding Fortitude Re funds withheld assets	9,897	9,089	9,176
Net investment income - Fortitude Re funds withheld assets	1,775	1,427	1,598
Total net investment income	11,672	10,516	10,774
Net realized gains (losses):
Net realized gains (losses) - excluding Fortitude Re funds withheld assets and embedded derivative	1,618	(765)	(159)
Net realized gains on Fortitude Re funds withheld assets	924	1,002	262
Net realized losses on Fortitude Re funds withheld embedded derivative	(687)	(3,978)	(5,167)
Total net realized gains (losses)	1,855	(3,741)	(5,064)
Advisory fee income	597	553	572
Other income	578	519	497
Total revenues	$23,390	$15,062	$13,210
Benefits and expenses:
Policyholder benefits	8,050	6,602	5,335
Interest credited to policyholder account balances	3,549	3,528	3,614
Amortization of deferred policy acquisition costs and value of business acquired	1,057	543	674
Non-deferrable insurance commissions	680	604	564
Advisory fee expenses	322	316	322
General operating expenses	2,104	2,027	1,975
Interest expense	389	490	555
Loss on extinguishment of debt	219	10	32
Net (gain) loss on divestitures	(3,081)	—	—
Net (gain) loss on Fortitude Re transactions	(26)	91	—
Total benefits and expenses	$13,263	$14,211	$13,071
Income before income tax expense (benefit)	10,127	851	139
Income tax expense (benefit):
Current	1,946	1,724	1,315
Deferred	(103)	(1,739)	(1,483)
Income tax expense (benefit)	$1,843	$(15)	$(168)
Net income	8,284	866	307
Less:
Net income attributable to noncontrolling interests	929	224	257
Net income attributable to Corebridge	$7,355	$642	$50

Income (loss) per common share attributable to Corebridge common shareholders:
Class A - Basic and diluted	$76,127	$6,420	$500
Class B - Basic and diluted	$50,101	$6,420	$500
Weighted average shares outstanding:
Class A - Basic and diluted	90,100	90,100	90,100
Class B - Basic and diluted	9,900	9,900	9,900
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Statements of Comprehensive Income (Loss)
	Years Ended December 31,
(in millions)	2021	2020	2019
Net income	$8,284	$866	$307
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	22	(62)	—
Change in unrealized appreciation (depreciation) of fixed maturity securities on which other-than-temporary credit impairments were taken	—	—	673
Change in unrealized appreciation (depreciation) of all other investments	(4,509)	5,337	6,227
Change in foreign currency translation adjustments	(20)	57	18
Change in retirement plan liabilities	1	(2)	(2)
Other comprehensive income (loss)	(4,506)	5,330	6,916
Comprehensive income (loss)	3,778	6,196	7,223
Less:
Comprehensive income attributable to noncontrolling interests	929	230	265
Comprehensive income (loss) attributable to Corebridge	$2,849	$5,966	$6,958
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Statements of Equity
(in millions)	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Shareholders’ Net Investment	Accumulated Other Comprehensive Income	Total Corebridge Shareholders’ Equity	Non- Redeemable Non- Controlling Interests	Total Shareholders’ Equity
Balance, January 1, 2019	$—	$—	$—	$—	$23,970	$2,421	$26,391	$2,073	$28,464
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—	—	—
Change in net investment	—	—	—	—	(1,555)	—	(1,555)	—	(1,555)
Net income	—	—	—	—	50	—	50	257	307
Other comprehensive income, net of tax	—	—	—	—	—	6,908	6,908	8	6,916
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	120	120
Contributions from noncontrolling interests	—	—	—	—	—	—	—	255	255
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(838)	(838)
Other	—	—	—	—	11	—	11	(1)	10
Balance, December 31, 2019	$—	$—	$—	$—	$22,476	$9,329	$31,805	$1,874	$33,679
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(246)	—	(246)	—	(246)
Change in net investment	—	—	—	—	(296)	—	(296)	—	(296)
Net income	—	—	—	—	642	—	642	224	866
Other comprehensive income, net of tax	—	—	—	—	—	5,324	5,324	6	5,330
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	633	633
Contributions from noncontrolling interests	—	—	—	—	—	—	—	268	268
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(454)	(454)
Other	—	—	—	—	3	—	3	(2)	1
Balance, December 31, 2020	$—	$—	$—	$—	$22,579	$14,653	$37,232	$2,549	$39,781
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	—	—	—	—
Change in net investment	—	—	—	—	(13,004)	—	(13,004)	—	(13,004)
Net income	—	—	—	—	7,355	—	7,355	929	8,284
Other comprehensive loss, net of tax	—	—	—	—	—	(4,506)	(4,506)	—	(4,506)
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	(373)	(373)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	264	264
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1,611)	(1,611)
Other	—	—	—	—	(11)	20	9	1	10
Reorganization transactions	—	—	8,060	8,859	(16,919)	—	—	—	—
Balance, December 31, 2021	$—	$—	$8,060	$8,859	$—	$10,167	$27,086	$1,759	$28,845
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Statements of Cash Flows
	Years Ended December 31,
(in millions)	2021	2020	2019
Cash flows from operating activities:
Net income	$8,284	$866	$307
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income:
Net (gain) loss on Fortitude Re transactions	(26)	20	—
General operating and other expenses	122	82	75
Net (gains) on sales of securities available for sale and other assets	(1,737)	(747)	(551)
Net (gain) loss on divestitures	(3,081)	—	—
Losses on extinguishment of debt	219	10	32
Unrealized gains in earnings - net	(1,573)	(343)	(112)
Equity in loss from equity method investments, net of dividends or distributions	33	70	205
Depreciation and other amortization	562	325	294
Impairments of assets	32	80	174
Changes in operating assets and liabilities:
Insurance reserves	2,161	1,972	1,256
Premiums and other receivables and payables - net	226	575	(47)
Funds held relating to Fortitude Re Reinsurance Contracts	(1,160)	2,351	3,329
Reinsurance assets and funds held under reinsurance treaties	155	271	534
Capitalization of deferred policy acquisition costs	(1,000)	(889)	(1,168)
Current and deferred income taxes - net	(70)	(1,930)	(1,359)
Other, net	(686)	614	(524)
Total adjustments	(5,823)	2,461	2,138
Net cash provided by operating activities	2,461	3,327	2,445
Cash flows from investing activities:
Proceeds from (payments for)
Sales or distributions of:
Available for sale securities	10,762	11,929	11,887
Other securities	318	405	3,344
Other invested assets	4,615	1,787	2,461
Divestitures, net	1,084	—	—
Maturities of fixed maturity securities available for sale	20,420	15,507	14,833
Principal payments received on mortgage and other loans receivable	6,646	5,961	4,219
Purchases of:
Available for sale securities	(36,641)	(35,635)	(35,433)
Other securities	(1,591)	(117)	(76)
Other invested assets	(2,498)	(1,962)	(2,420)
Mortgage and other loans receivable	(7,930)	(5,486)	(8,449)
Acquisition of businesses, net of cash and restricted cash acquired	—	—	(77)
Net change in short-term investments	3,439	(1,237)	(1,845)
Net change in derivative assets and liabilities	(507)	1,234	1,186
Other, net	(84)	(295)	(5)
Net cash used in investing activities	(1,967)	(7,909)	(10,375)
See accompanying Notes to Consolidated Financial Statements.

	Years Ended December 31,
(in millions)	2021	2020	2019
Cash flows from financing activities:
Proceeds from (payments for)
Policyholder contract deposits	25,387	22,438	26,114
Policyholder contract withdrawals	(22,481)	(17,845)	(19,813)
Issuance of long-term debt	—	—	250
Issuance of short-term debt	345	—	—
Issuance of debt of consolidated investment entities	4,683	2,314	3,266
Repayments of long-term debt	(568)	(11)	—
Repayments of short-term debt	(248)	—	—
Repayments of debt of consolidated investment entities	(5,125)	(2,451)	(1,580)
Distributions to Class B shareholder	(34)	—	—
Distributions to AIG	(1,543)	(472)	(1,624)
Distributions to noncontrolling interests	(1,611)	(454)	(838)
Contributions from noncontrolling interests	296	317	316
Net change in securities lending and repurchase agreements	9	646	1,894
Other, net	81	184	(66)
Net cash provided by (used in) financing activities	(809)	4,666	7,919
Effect of exchange rate changes on cash and restricted cash	(2)	7	—
Net increase (decrease) in cash and restricted cash	(317)	91	(11)
Cash and restricted cash at beginning of year	918	827	838
Cash and restricted cash at end of year	$601	$918	$827
See accompanying Notes to Consolidated Financial Statements.

Corebridge Financial, Inc. (Formerly known as SAFG Retirement Services, Inc.)

Consolidated Statements of Cash Flows (continued)
Supplementary Disclosure of Consolidated Cash Flow Information
	Years Ended December 31,
(in millions)	2021	2020	2019
Cash	$537	$654	$596
Restricted cash included in Short-term investments*	57	58	28
Restricted cash included in Other assets*	7	206	203
Total cash and restricted cash shown in the Consolidated Statements of Cash Flows	$601	$918	$827

Cash paid during the period for:
Interest	$364	$279	$308
Taxes	$1,913	$1,915	$1,191
Non-cash investing activities:
Fixed maturity securities, designated available for sale, received in connection with pension risk transfer transactions	$(2,284)	$(1,140)	$(1,072)
Fixed maturity securities, designated available for sale, received in connection with reinsurance transactions	$(161)	$(424)	$—
Fixed maturity securities, designated available for sale, transferred in connection with reinsurance transactions	$647	$706	$551
Investment assets received in conjunction with fund establishment	$(85)	$(532)	$—
Investment assets transferred in conjunction with fund establishment	$85	$—	$—
Corebridge distribution of AIG common stock to AIG	$38	$—	$—
Fixed maturity securities, designated as fair value option, transferred to repay debt of consolidated investment entities	$1,257	$—	$—
Fixed maturity securities, designated available for sale, transferred to repay debt of consolidated investment entities	$605	$—	$—
Minority ownership acquired in Fortitude Holdings	$(100)	$—	$—
Divestiture of certain Cap Corp legal entities	$56	$—	$—
Consideration received from divested businesses	$3,740	$—	$—
Fixed maturity securities, designated available for sale, transferred to a non-consolidated Corebridge affiliate	$423	$—	$—
Fixed maturity securities, designated available for sale, transferred from a non-consolidated Corebridge affiliate	$(423)	$—	$—
Non-cash financing activities:
Interest credited to policyholder contract deposits included in financing activities	$3,549	$3,786	$3,787
Fee income debited to policyholder contract deposits included in financing activities	$(1,690)	$(1,710)	$(1,733)
Equity interest in funds sold to Corebridge affiliates	$—	$532	$—
Repayments of debt of consolidated investment entities utilizing fixed maturity securities	$(1,862)	$—	$—
Issuance of short-term debt to AIG	$8,300	$—	$—
Short-term debt forgiven by AIG	$(96)	$—	$—
Non-cash capital contributions	$728	$85	$109
Non-cash capital distributions	$(12,197)	$(44)	$(41)
*	Includes funds held for tax sharing payments to Corebridge Parent, security deposits, replacement reserve deposits related to affordable housing investments.
See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
1.	Overview and Basis of Presentation
OVERVIEW
Corebridge Financial, Inc. (“Corebridge”), formerly known as SAFG Retirement Services, Inc., is a leading provider of retirement solutions and insurance products in the United States. Our primary business operations consist of life and annuity products that include term life insurance, universal life insurance, variable universal life insurance and whole life insurance, accident and health insurance, single- and flexible-premium deferred fixed and variable annuities, fixed index deferred annuities, single-premium immediate and delayed-income annuities, group annuities, private placement variable annuities, structured settlements, corporate- and bank-owned life insurance, guaranteed investment contracts (“GICs”) funding agreements, stable value wrap products and pension risk transfer. Our institutional asset management business includes managing assets for non-consolidated affiliates. Unless the context indicates otherwise, the terms “Corebridge,” “we,” “us,” “our” or the “Company” mean Corebridge and its consolidated or combined subsidiaries and the term “Corebridge Parent” means Corebridge and not any of its consolidated or combined subsidiaries.
These financial statements were prepared in connection with the proposed separation of AIG’s Life and Retirement business. The financial statements present the consolidated and combined results of operations, financial condition, and cash flows of Corebridge and its’ controlled subsidiaries. In connection with the proposed separation, Corebridge underwent an internal reorganization with various subsidiaries of American International Group, Inc. (“AIG”), which was completed on December 31, 2021. AIG is a publicly traded entity, listed on the New York Stock Exchange (NYSE: AIG).
As of December 31, 2021, subsidiaries of Corebridge include: AGC Life Insurance Company (“AGC”), American General Life Insurance Co. (“AGL”), The Variable Annuity Life Insurance Company (“VALIC”), The United States Life Insurance Company in the City of New York (“USL”), AIG Life of Bermuda, Ltd. (“AIG Bermuda”), AIG Life Ltd. (“AIG Life (United Kingdom)”) and subsidiary, Laya Healthcare Ltd. (“Laya”), and SAFG Capital LLC, and its subsidiaries.
These financial statements include the results of Corebridge Parent, its controlled subsidiaries (generally through a greater than 50% ownership of voting rights and voting interests), and variable interest entities (“VIEs”) of which we are the primary beneficiary. Equity investments in entities that we do not consolidate, including corporate entities in which we have significant influence and partnership and partnership-like entities in which we have more than minor influence over the operating and financial policies, are accounted for under the equity method unless we have elected the fair value option.
On March 28, 2022, the Company amended the certificate of formation of SAFG Retirement Services, Inc. to change the name of the Company to Corebridge Financial, Inc.
BASIS OF PRESENTATION
The financial statements presented for periods on or after December 31, 2021, the date on which our internal reorganization was completed, are presented on a consolidated basis, and include the financial position, results of operations, and cash flows of the Company. The financial statements for the periods prior to December 31, 2021 are presented on a combined basis, and reflect the historical combined financial position, results of operations, and cash flows of Corebridge, AIG Capital Corporation (“Cap Corp”), AIG Life (UK) and Laya, as the operations were under common control of AIG and reflect the historical combined financial position, results of operations and cash flows of those legal entities.
Our internal reorganization, completed on December 31, 2021, included the contribution of various subsidiaries of AIG into Corebridge. AIG Life (UK) was contributed to Corebridge on May 1, 2021. Effective May 1, 2021, Corebridge subscribed for an ordinary share in Laya, and Laya redeemed the only other share then in issue which was held by AIG, resulting in Corebridge being the sole shareholder of Laya. The annual consolidated financial statements as of December 31, 2021 included the results of operations, financial condition and cash flows of Laya and AIG Life Ltd. Accordingly, the contribution of these entities to Corebridge did not result in the need to restate prior periods in accordance with the accounting treatment for common control transactions.

Notes to Consolidated Financial Statements
1.
Overview and Basis of Presentation(continued)
On October 1, 2021, two Cap Corp subsidiaries were sold to a Corebridge affiliate. On October 29, 2021, a Cap Corp subsidiary was sold to a Corebridge affiliate. On December 31, 2021, certain direct and indirect subsidiaries of Cap Corp were transferred to a newly created holding company and subsidiary of Cap Corp, SAFG Capital LLC (“SAFG Capital”). On December 31, 2021, Cap Corp’s interest in SAFG Capital was distributed from Cap Corp to AIG, Inc. and AIG, Inc. subsequently contributed its interest to Corebridge. Cap Corp and certain of its subsidiaries remain consolidated subsidiaries of AIG. The contribution of SAFG Capital to the Company was treated as a common control transaction with the Company being the receiving entity, and the subsidiaries not contributed were treated as common control transactions with the Company being the transferring entity, both during the year ended December 31, 2021.
As the separate legal entities that made up the Company’s business were not historically held by a single legal entity, Shareholder’s net investment was shown in lieu of Shareholders’ equity in these financial statements prior to December 31, 2021, representing our shareholders’ interests in the recorded assets of the Company and their cumulative investment through December 31, 2021, inclusive of operating results. As part of the internal reorganization, Cap Corp and certain of its subsidiaries were not transferred to the Company, and as such, have been treated as common control transfers with the resulting adjustment reflected through Shareholder’s net investment in the Company’s Consolidated Financial Statements. As part of the internal reorganization, Shareholder’s net investment was reclassified to common stock, additional paid in capital and retained earnings.
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All material intercompany accounts and transactions between consolidated or combined entities have been eliminated. The balance sheets as of December 31, 2021 and 2020 include the attribution of certain assets and liabilities that have historically been held at AIG or certain of its subsidiaries not included in the historically combined Corebridge financial statements. Similarly, certain assets attributable to shared services managed at AIG have been excluded. The Company’s consolidated financial statements reflect certain corporate expenses allocated to the Company by AIG for certain corporate functions and for shared services provided by AIG. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated based upon other reasonable allocation measures. The Company considers the expense methodology and results to be reasonable for all periods presented.
Our historical financial results included in the Company’s financial statements do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. The Company has recorded affiliated transactions with certain AIG subsidiaries that are not subsidiaries of Corebridge. As these affiliated transactions are with AIG subsidiaries that are not subsidiaries of Corebridge, they are not eliminated in the consolidated or combined financial statements of the Company. The accompanying financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of the financial position of our financial position, results of operations, and cash flows, for the periods presented.
SIGNIFICANT TRANSACTIONS
Strategic Partnership with Blackstone
On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG. On November 2, 2021, AIG and Blackstone Inc. (“Blackstone”) completed the acquisition by Blackstone of a 9.9 percent equity stake in Corebridge for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. As part of the separation, most of AIG’s investment operations were transferred to Corebridge or its subsidiaries as of December 31, 2021, and AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50 billion of our existing investment portfolio beginning in the fourth quarter of 2021, with that amount increasing by increments of $8.5 billion per year for five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion. In addition, Blackstone designated one member of the Board of Directors of Corebridge, which consists of 13 directors. Pursuant to the definitive agreement, Blackstone will be required to hold its ownership interest in Corebridge following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first,

Notes to Consolidated Financial Statements
1.
Overview and Basis of Presentation(continued)
second and third anniversaries, respectively, of the initial public offering of Corebridge (the “IPO”), with the transfer restrictions terminating in full on the fifth anniversary of the IPO.
On November 1, 2021, Corebridge declared a dividend payable to AIG in the amount of $8.3 billion. In connection with such dividend, Corebridge issued a promissory note to AIG in the amount of $8.3 billion, which will be required to be paid to AIG prior to the IPO of Corebridge.
On December 15, 2021, Corebridge and Blackstone Real Estate Income Trust (“BREIT”), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of Corebridge’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, subject to certain adjustments, resulting in a pre-tax gain of $3.0 billion.
Sale of Certain Assets of Our Retail Mutual Funds Business
On February 8, 2021, we announced the execution of a definitive agreement with Touchstone Investments, Inc. (“Touchstone”), an indirect wholly-owned subsidiary of Western & Southern Financial Group, to sell certain assets of our retail mutual funds business. This sale consisted of the reorganization of twelve of the retail mutual funds managed by our subsidiary SunAmerica Asset Management, LLC (“SAAMCo”), into certain Touchstone funds and was subject to certain conditions, including approval of the fund reorganizations by the retail mutual fund boards of directors/trustees and fund shareholders. The transaction closed on July 16, 2021, at which time we received initial proceeds and recognized a gain on the sale of $103 million. Concurrently, the twelve retail mutual funds managed by SAAMCo, with $6.8 billion in assets, were reorganized into Touchstone funds. Additional consideration may be earned over a three-year period based on asset levels in certain reorganized funds. Six retail mutual funds managed by SAAMCo and not included in the transaction were liquidated. We continue to retain our fund management platform and capabilities dedicated to our variable annuity insurance products.
FORTITUDE HOLDINGS
Reinsurance agreements
AIG established Fortitude Reinsurance Company, Ltd. (“Fortitude Re”), a wholly owned subsidiary of Fortitude Group Holdings, LLC (“Fortitude Holdings”), in 2018 in a series of reinsurance transactions related to certain of AIG’s legacy operations. In February 2018, AGL, VALIC, and USL entered into modified coinsurance (“modco”) agreements with Fortitude Re, a registered Class 4 and Class E reinsurer in Bermuda. As these reinsurance transactions are structured as modco, Corebridge continues to reflect the invested assets, which consist mostly of available for sale securities, supporting Fortitude Re’s obligations, in Corebridge’s financial statements. Additionally, AIG Bermuda novated its assumption of certain long-duration contracts from an affiliated entity to Fortitude Re.
On July 1, 2020, AGL and USL amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional $91 million loss associated with this amendment.
As our accounting policy is to include reinsurance balances when performing loss recognition testing and as there will be no future profits recognized on this business, we do not expect any future loss recognition events related to business ceded to Fortitude Re, absent any decisions by the Company to recapture the business.
Sale of Fortitude Holdings by AIG
In November 2018, AIG sold a 19.9% ownership interest in Fortitude Holdings to TC Group Cayman Investments Holdings, L.P. (“TCG”), an affiliate of Carlyle. On June 2, 2020, AIG completed the sale of a majority of the interests in Fortitude Holdings to Carlyle FRL, L.P. (“Carlyle FRL”), an investment fund advised by an affiliate of The Carlyle Group Inc. (“Carlyle”), and T&D United Capital Co., Ltd. (“T&D”), a subsidiary of T&D Holdings, Inc., under the terms of a membership interest purchase agreement entered into on November 25, 2019 by and among AIG, Fortitude Holdings, Carlyle FRL, Carlyle, T&D and T&D Holdings, Inc. (the “Majority Interest Fortitude Sale”). As a result of completion of the Majority Interest Fortitude Sale,

Notes to Consolidated Financial Statements
1.
Overview and Basis of Presentation(continued)
Carlyle FRL purchased from AIG a 51.6% ownership interest in Fortitude Holdings and T&D purchased from AIG a 25% ownership interest in Fortitude Holdings; AIG retained a 3.5% ownership interest in Fortitude Holdings and one seat on its Board of Managers. On October 1, 2021, AIG, Inc. contributed its remaining 3.5% ownership interest in Fortitude Group Holdings, LLC to Corebridge.
As of December 31, 2021, approximately $28.5 billion of reserves related to business written by Corebridge, had been ceded to Fortitude Re under these reinsurance transactions. As of closing of the Majority Interest Fortitude Sale on June 2, 2020, these reinsurance transactions are no longer considered affiliated transactions.
Following closing of the Majority Interest Fortitude Sale in the second quarter of 2020, AIG contributed $135 million of its proceeds from the Majority Interest Fortitude Sale to USL.
For further details on this transaction see Note 7.
USE OF ESTIMATES
The preparation of financial statements in accordance with U.S. GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered our critical accounting estimates and are related to the determination of:
•	Valuation of future policy benefit liabilities and timing and extent of loss recognition;
•	Valuation of liabilities for guaranteed benefit features of variable annuity products, fixed annuity products and fixed index annuity products, including the valuation of embedded derivatives;
•	Estimated gross profits (“EGPs”) to value DAC and unearned revenue for investment-oriented products;
•	Reinsurance assets, including the allowance for credit losses;
•	Goodwill impairment;
•	Allowance for credit losses primarily on loans and available for sale fixed maturity securities;
•	Liability for legal contingencies;
•	Fair value measurements of certain financial assets and liabilities; and
•
Income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.

These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial condition, results of operations and cash flows could be materially affected.
2.	Summary of Significant Accounting Policies
The following identifies our significant accounting policies presented in other Notes to these Consolidated Financial Statements, with a reference to the Note where a detailed description can be found:
Note 5. Investments
•	Fixed maturity and equity securities
•	Other invested assets
•	Short-term investments
•	Net investment income
•	Net realized gains (losses)

Notes to Consolidated Financial Statements
2.
Summary of Significant Accounting Policies(continued)
•	Allowance for credit losses/Other-than-temporary impairments
Note 6. Lending Activities
•	Mortgage and other loans receivable – net of allowance
Note 7. Reinsurance
•	Reinsurance assets – net of allowance
Note 8. Deferred Policy Acquisition Costs
•	Deferred policy acquisition costs
•	Value of business acquired
•	Deferred sales inducements
•	Amortization of deferred policy acquisition costs
•	Non-deferrable insurance commissions
Note 9. Variable Interest Entities
Note 10. Derivatives and Hedge Accounting
•	Derivative assets and liabilities, at fair value
Note 11. Goodwill and Other Intangible Assets
Note 12. Insurance Liabilities
•	Future policy benefits
•	Policyholder contract deposits
•	Other policyholder funds
Note 13. Fixed, Fixed Index and Variable Annuity Contracts
Note 14. Debt
•	Short-term and Long-term debt
•	Debt of consolidated investment entities
Note 15. Contingencies, Commitments and Guarantees
•	Legal contingencies
Note 17. Earnings Per Common Share
Note 20. Income Taxes
OTHER SIGNIFICANT ACCOUNTING POLICIES
Insurance revenues include premiums and policy fees. All premiums and policy fees are presented net of reinsurance, as applicable.
Premiums from long-duration life products, other than universal and variable life contracts, are recognized as revenues when due.
Premiums from individual and group annuity contracts that are life contingent are recognized as revenues when due.
For limited-payment contracts, premiums are due over a significantly shorter period than the period over which benefits are provided, and net premiums are recorded as revenue. The difference between the gross premium received and the net premium is deferred and recognized in premiums in a constant relationship to

Notes to Consolidated Financial Statements
2.
Summary of Significant Accounting Policies(continued)
insurance in-force, or for annuities, the amount of expected future policy benefits. This unearned revenue liability is recorded in the Consolidated Balance Sheets in Other policyholder funds.
Premiums on short-duration accident and health policies are earned primarily on a pro rata basis over the term of the related coverage. The reserve for unearned premiums includes the portion of premiums written relating to the unexpired terms of coverage. This unearned revenue liability is recorded in the Consolidated Balance Sheets in Other Policyholder Funds.
Reinsurance premiums ceded under yearly renewable term (“YRT”) reinsurance agreements are recognized as a reduction in revenues over the period the reinsurance coverage is utilized in proportion to the risks to which the premiums relate, while premiums ceded under modco treaties are recognized when due.
Reinsurance premiums for assumed business are estimated based on information received from ceding companies and reinsurers. Any subsequent differences that arise regarding such estimates are recorded in the periods in which they are determined.
Amounts received as payment for investment-oriented contracts such as universal life, variable annuities, fixed annuities, and fixed index annuities, are reported as deposits to Policyholder contract deposits or Separate account liabilities, as applicable. Revenues from these contracts are recorded in policy fees and consist of policy charges for the cost of insurance, policy administration charges, surrender charges and amortization of unearned revenue reserves. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate Corebridge for services to be provided in the future. Fees deferred as unearned revenue are amortized in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts.
Advisory fee income includes fees from registered investment services.
Other income includes 12b-1 fees (i.e. marketing and distribution fee income), other asset management fee income, and commission-based broker dealer services.
Advisory fee expense primarily includes sub-advisory fee expenses.
Cash represents cash on hand and demand deposits.
Short-term investments include highly liquid securities and other investments with remaining maturities of one year or less, but greater than three months, at the time of purchase. Securities included within short-term investments are stated at estimated fair value, while other investments included within short-term investments are stated at amortized cost, which approximates estimated fair value.
Premiums and other receivables – net of allowance include premium balances receivable, amounts due from agents and brokers and policyholders, and other receivables.
Other assets consist of deferred sales inducement assets, prepaid expenses, deposits, other deferred charges, other fixed assets, capitalized software costs, goodwill, intangible assets other than goodwill, restricted cash and derivative assets.
Real estate includes the cost of buildings and furniture and fixtures which is depreciated principally using the straight-line basis over their estimated useful lives (maximum of 40 years for buildings, 10 years for furniture and fixtures and 5 years for office equipment). Expenditures for maintenance and repairs are charged to income as incurred and expenditures for improvements are capitalized and depreciated. We periodically assess the carrying amount of our real estate for purposes of determining any asset impairment.
Capitalized software costs represent costs directly related to obtaining, developing or upgrading internal use software, are capitalized and amortized using the straight-line method over a period generally not exceeding ten years.

Notes to Consolidated Financial Statements
2.
Summary of Significant Accounting Policies(continued)
Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders who bear the investment risk. Each account has specific investment objectives and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise from any of our other businesses. The liabilities for these accounts are equal to the account assets.
For a more detailed discussion of separate accounts see Note 13.
Other liabilities consist of other funds on deposit, other payables, securities sold under agreements to repurchase, securities sold but not yet purchased and derivative liabilities.
Securities sold but not yet purchased represent sales of securities not owned at the time of sale. The obligations arising from such transactions are recorded on a trade-date basis and carried at fair value. Fair values of securities sold but not yet purchased are based on current market prices.
Foreign currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date of each respective subsidiary and the related translation adjustments are recorded as a separate component of Accumulated other comprehensive income, net of any related taxes, in Shareholders’ Equity. Income statement accounts expressed in functional currencies are translated using average exchange rates during the period. Functional currencies are generally the currencies of the local operating environment. Financial statement accounts expressed in currencies other than the functional currency of a consolidated entity are remeasured into that entity’s functional currency resulting in exchange gains or losses recorded in income, except for remeasurement gains or losses attributable to available-for-sale securities which are included in Accumulated other comprehensive income (“AOCI”).
Non-redeemable noncontrolling interest is the portion of equity (net assets) and net income (loss) in a subsidiary not attributable, directly or indirectly, to Corebridge.
Redeemable noncontrolling interest represents noncontrolling interest holders in certain consolidated investment entities where the noncontrolling interest holder has the ability to redeem its interest in the consolidated investment entity at its option.
ACCOUNTING STANDARDS ADOPTED DURING 2021
Income Tax
On December 18, 2019, the FASB issued an accounting standard that simplifies the accounting for income taxes by eliminating certain exceptions to the incremental approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The amendments also simplified other areas including the accounting for franchise taxes and enacted tax laws or rates and clarified the accounting for transactions that result in the step-up in the tax basis of goodwill. We adopted the standard on its effective date of January 1, 2021. The impact of adoption was not material to our consolidated financial condition, results of operations and cash flows.
Clarification of Accounting for Certain Equity Method Investments
On January 16, 2020, the FASB issued an accounting standard to clarify how a previously issued standard regarding a company’s ability to measure the fair value of certain equity securities without a readily determinable fair value should interact with equity method investments standards. The previously issued standard provides that such equity securities could be measured at cost, minus impairment, if any, unless an observable transaction for an identical or similar security occurs (measurement alternative). The new standard clarifies that a company should consider observable transactions that require the company to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with the equity method immediately before applying or upon discontinuing the equity method.
The standard further clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option.

Notes to Consolidated Financial Statements
2.
Summary of Significant Accounting Policies(continued)
We adopted the standard prospectively on its effective date of January 1, 2021. The adoption of the standard did not have a material impact on our consolidated financial condition, results of operations and cash flows.
Reference Rate Reform
On March 12, 2020, the FASB issued an accounting standard that provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The standard allows us to account for certain contract modifications that result from the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate as a continuation of the existing contract without additional analysis. This standard may be elected and applied prospectively over time from March 12, 2020 through December 31, 2022 as reference rate reform activities occur.
Where permitted by the guidance, we have accounted for the modification due to the discontinuation of LIBOR or another reference rate as a continuation of the existing contract. As part of our implementation efforts, we have and will continue to assess our operational readiness and current and alternative reference rates’ merits, limitations, risks and suitability for our investment and insurance processes. The adoption of the standard has not and is not expected to have a material impact on our reported consolidated financial condition, results of operations, cash flows and required disclosures.
FUTURE APPLICATION OF ACCOUNTING STANDARDS
Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity.
The Company will adopt the standard on January 1, 2023. We continue to evaluate and expect the adoption of this standard will impact our financial condition, results of operations, statement of cash flows and disclosures, as well as systems, processes and controls.
The Company will adopt the standard using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith. The Company will adopt the standard in relation to market risk benefits (“MRBs”) on a retrospective basis. Based upon this transition method, the Company currently estimates that the January 1, 2021 transition date (“Transition Date”) impact from adoption is likely to result in a decrease in the Company’s equity between approximately $1.0 billion and $3.0 billion. The most significant drivers of the transition adjustment are expected to be (1) changes related to market risk benefits in our Individual Retirement and Group Retirement segments, including the impact of non-performance adjustments, (2) changes to the discount rate which will most significantly impact our Life Insurance and Institutional Markets segments and (3) the removal of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments.
Market risk benefits: The standard requires the measurement of all MRBs associated with deposit (or account balance) contracts at fair value at each reporting period. Changes in fair value compared to prior periods will be recorded and presented separately within the income statement, with the exception of instrument-specific credit risk changes (non-performance adjustments), which will be recognized in other comprehensive income. MRBs will impact both retained earnings and AOCI upon transition.
As MRBs are required to be accounted for at fair value, the quarterly valuation of these items will result in variability and volatility in the Company’s results following adoption.
Discount rate assumption: The standard requires the discount rate assumption for the liability for future policy benefits to be updated at the end of each reporting period using an upper-medium grade (low credit risk) fixed income instrument yield that maximizes the use of observable market inputs. Upon transition, the Company currently estimates an adjustment to AOCI due to the fact that the market upper-medium grade (low credit risk) interest rates as of the Transition Date differ from reserve interest accretion rates. Lower interest rates result in a higher liability for future policy benefits, and are anticipated to more significantly impact our Life Insurance and Institutional Markets segments.

Notes to Consolidated Financial Statements
2.
Summary of Significant Accounting Policies(continued)
Following adoption, the impact of changes to discount rates will be recognized through other comprehensive income. Changes resulting from unlocking the discount rate each reporting period will primarily impact term life insurance and other traditional life insurance products, as well as pension risk transfer and structured settlement products.
Removal of balances related to changes in unrealized appreciation (depreciation) on investments: Under the standard, the majority of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments will be eliminated.
In addition to the above, the standard also:
•
Requires the review and if necessary, update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted above) in the income statement.

•	Simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts with adjustments for unexpected terminations, but no longer requires an impairment test.
•
Increased disclosures of disaggregated roll-forwards of several balances, including: liabilities for future policy benefits, deferred acquisition costs, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

We expect that the accounting for Fortitude Re will continue to remain largely unchanged. With respect to Fortitude Re, the reinsurance assets, including the discount rates, will continue to be calculated using the same methodology and assumptions as the direct policies. Accounting for modco remains unchanged.
The Company has created a governance framework and a plan to support implementation of the updated standard. As part of its implementation plan, the Company has also advanced the modernization of its actuarial technology platform to enhance its modeling, data management, experience study and analytical capabilities, increase the end-to-end automation of key reporting and analytical processes and optimize its control framework. The Company has designed and begun implementation and testing of internal controls related to the new processes created as part of implementing the updated standard and will continue to refine these internal controls until the formal implementation in the first quarter of 2023.
3.	Segment Information
We report our results of operations consistent with the manner in which our chief operating decision makers review the business to assess performance and allocate resources.
We report our results of operations as five reportable segments:
•
Individual Retirement – consists of fixed annuities, fixed index annuities, variable annuities and retail mutual funds. On February 8, 2021 the Company announced the execution of a definitive agreement with Touchstone to sell certain assets of Life and Retirement’s Retail Mutual Funds business. This Touchstone transaction closed on July 16, 2021. For further information on this sale see Note 1.

•
Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered to employer defined contribution plans and their participants, along with proprietary and non-proprietary annuities, advisory and brokerage products offered outside of plan.

•
Life Insurance – primary products in the U.S. include term life and universal life insurance. The International Life business issues individual life, whole life and group life insurance in the United Kingdom, and distributes medical insurance in Ireland.

•	Institutional Markets – consists of stable value wrap products, structured settlement and pension risk transfer annuities, corporate- and bank-owned life insurance, high net worth products and GICs.

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
•	Corporate and Other – consists primarily of:
–	Corporate expenses not attributable to our other segments.
–	Interest expense on financial debt.
–	Results of our consolidated investment entities.
–	Institutional asset management business, which includes managing assets for non-consolidated affiliates.
–	Results of our legacy insurance lines ceded to Fortitude Re.
The accounting policies of the segments are the same as those described in Note 2. We evaluate segment performance based on adjusted revenues and adjusted pre-tax operating income (loss). Adjusted revenues are derived by excluding certain items from total revenues. Adjusted pre-tax operating income is derived by excluding certain items from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and adjustments that we believe to be common to the industry. Legal entities are attributed to each segment based upon the predominance of activity in that legal entity.
Adjusted pre-tax operating income excludes the impact of the following items:
Fortitude related adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from adjusted pre-tax operating income. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from adjusted pre-tax operating income.
As a result of entering into the reinsurance agreements with Fortitude Re we recorded a loss which was primarily attributed to the write-off of DAC, VOBA and deferred cost of reinsurance assets. The total loss and the ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from adjusted pre-tax operating income as these are not indicative of our ongoing business operations.
Investment-related adjustments:
Adjusted pre-tax operating income excludes “Net realized gains (losses)”, including changes in the allowance for credit losses on available for sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) losses related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities, also included in net realized gains (losses) are similarly excluded from adjusted pre-tax operating income except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific adjusted pre-tax operating income line items based on the economic risk being hedged (e.g., net investment income and interest credited to policyholder account balances).
Our investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, are also impacted by net realized gains (losses), and these secondary impacts are also excluded from adjusted pre-tax operating income. Specifically, the changes in benefit reserves and DAC, VOBA, and sales inducement assets (“DSI”) related to net realized gains and losses are excluded from adjusted pre-tax operating income.

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
Variable and fixed index annuities and index universal life insurance products adjustments:
Certain of our variable annuity contracts contain GMWBs and are accounted for as embedded derivatives. Additionally, certain fixed index annuity contracts contain GMWB or indexed interest credits which are accounted for as embedded derivatives and our index universal life insurance products also contain embedded derivatives. Changes in the fair value of these embedded derivatives, including rider fees attributed to the embedded derivatives, are recorded through “Net realized gains (losses)” and are excluded from adjusted pre-tax operating income.
Changes in the fair value of securities used to hedge guaranteed living benefits are excluded from adjusted pre-tax operating income.
Other Adjustments:
Other adjustments represent all other adjustments that are excluded from adjusted pre-tax operating income. The excluded adjustments are:
•	net pre-tax income (losses) from noncontrolling interests related to consolidated investment entities;
•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•	integration and transaction costs associated with acquiring or divesting businesses;
•	non-operating litigation reserves and settlements;
•	loss (gain) on extinguishment of debt;
•	losses from the impairment of goodwill, if any; and
•	income and loss from divested or run-off business, if any.

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
The following table presents Corebridge’s operations by segment:
(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Elimi- nations	Total Corebridge	Adjust- ments	Total Consolidated
2021
Premiums	$191	$22	$1,573	$3,774	$86	$—	$5,646	$(9)	$5,637
Policy fees	962	522	1,380	187	—	—	3,051	—	3,051
Net investment income(a)	4,334	2,413	1,621	1,155	443	(49)	9,917	1,755	11,672
Net realized gains(a)(b)	—	—	—	—	701	—	701	1,154	1,855
Advisory fee and other income	592	337	110	2	134	—	1,175	—	1,175
Total adjusted revenues	$6,079	$3,294	$4,684	$5,118	$1,364	$(49)	$20,490	$2,900	$23,390
Policyholder benefits	580	76	3,231	4,141	—	—	8,028	22	8,050
Interest credited to policyholder account balances	1,791	1,150	354	274	—	—	3,569	(20)	3,549
Amortization of deferred policy acquisition costs and value of business acquired	744	61	164	6	—	—	975	82	1,057
Non-deferrable insurance commissions	397	121	132	27	3	—	680	—	680
Advisory fee expenses	189	133	—	—	—	—	322	—	322
General operating expenses	437	445	682	77	375	—	2,016	88	2,104
Interest expense	46	35	25	9	286	(47)	354	35	389
Loss on extinguishment of debt	—	—	—	—	—	—	—	219	219
(Gain) on divestitures	—	—	—	—	—	—	—	(3,081)	(3,081)
Net (gain) on Fortitude Re transactions	—	—	—	—	—	—	—	(26)	(26)
Total benefits and expenses	$4,184	$2,021	$4,588	$4,534	$664	$(47)	$15,944	$(2,681)	$13,263
Noncontrolling interests	—	—	—	—	(861)	—	(861)
Adjusted pre-tax operating income (loss)	$1,895	$1,273	$96	$584	$(161)	$(2)	$3,685
Adjustments to:
Total revenue							2,900
Total expenses							(2,681)
Noncontrolling interests							861
Income before Income tax expense							$10,127		$10,127

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Elimi- nations	Total Corebridge	Adjust- ments	Total Consolidated
2020
Premiums	$151	$19	$1,526	$2,564	$74	$—	$4,334	$7	$4,341
Policy fees	861	443	1,384	186	—	—	2,874	—	2,874
Net Investment income(a)	4,105	2,213	1,532	931	346	(43)	9,084	1,432	10,516
Net realized gains (losses)(a)(b)	—	—	—	—	54	—	54	(3,795)	(3,741)
Advisory fee and other income	571	272	94	1	122	—	1,060	12	1,072
Total adjusted revenues	$5,688	$2,947	$4,536	$3,682	$596	$(43)	$17,406	$(2,344)	$15,062
Policyholder benefits	411	74	3,219	2,886	—	—	6,590	12	6,602
Interest credited to policyholder account balances	1,751	1,125	373	303	—	—	3,552	(24)	3,528
Amortization of deferred policy acquisition costs and value of business acquired	556	15	25	5	—	—	601	(58)	543
Non-deferrable insurance commissions	334	117	119	31	3	—	604	—	604
Advisory fee expenses	205	111	—	—	—	—	316	—	316
General operating expenses	427	488	624	79	309	(7)	1,920	107	2,027
Interest expense	62	42	30	11	324	(34)	435	55	490
Loss on extinguishment of debt	—	—	—	—	—	—	—	10	10
Net loss on Fortitude Re transactions	—	—	—	—	—	—	—	91	91
Total benefits and expenses	$3,746	$1,972	$4,390	$3,315	$636	$(41)	$14,018	$193	$14,211
Noncontrolling interests	—	—	—	—	(194)	—	(194)
Adjusted pre-tax operating income (loss)	$1,942	$975	$146	$367	$(234)	$(2)	$3,194
Adjustments to:
Total revenue							(2,344)
Total expenses							193
Noncontrolling interests							194
Income before Income tax (benefit)							$851		$851

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate and Other	Elimi- nations	Total Corebridge	Adjust- ments	Total Consolidated
2019
Premiums	$104	$16	$1,438	$1,877	$58	$—	$3,493	$8	$3,501
Policy fees	811	429	1,503	188	—	—	2,931	(1)	2,930
Net Investment income(a)	4,163	2,262	1,503	902	211	(20)	9,021	1,753	10,774
Net realized gains (losses)(a)(b)	—	—	—	—	285	—	285	(5,349)	(5,064)
Advisory fee and other income	606	261	86	1	114	—	1,068	1	1,069
Total adjusted revenues	$5,684	$2,968	$4,530	$2,968	$668	$(20)	$16,798	$(3,588)	$13,210
Policyholder benefits	391	63	2,708	2,174	—	—	5,336	(1)	5,335
Interest credited to policyholder account balances	1,726	1,147	374	356	—	—	3,603	11	3,614
Amortization of deferred policy acquisition costs and value of business acquired	480	81	140	5	—	—	706	(32)	674
Non-deferrable insurance commissions	318	113	99	31	3	—	564	—	564
Advisory fee expenses	219	103	—	—	—	—	322	—	322
General operating expenses	468	459	657	69	295	(6)	1,942	33	1,975
Interest expense	72	44	30	11	367	(13)	511	44	555
Loss on extinguishment of debt	—	—	—	—	—	—	—	32	32
Net (gain) loss on Fortitude Re transactions	—	—	—	—	—	—	—	—	—
Total benefits and expenses	$3,674	$2,010	$4,008	$2,646	$665	$(19)	$12,984	$87	$13,071
Noncontrolling interests	—	—	—	—	(230)	—	(230)
Adjusted pre-tax operating income (loss)	$2,010	$958	$522	$322	$(227)	$(1)	$3,584	$
Adjustments to:
Total revenue							(3,588)
Total expenses							87
Noncontrolling interests							230
Income before Income tax (benefit)							$139		$139
(a)	Adjustments include Fortitude Re activity. This is comprised of $2,012 million, $(1,549) million and $(3,307) million for the years ended December 31, 2021, 2020 and 2019 respectively.
(b)	Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.

Notes to Consolidated Financial Statements
3.
Segment Information(continued)
Corebridge does not report total assets by segment, as we do not use this metric to allocate resources or evaluate segment performance.
The following table presents Corebridge’s consolidated total revenues and real estate and other fixed assets, net of accumulated depreciation, by major geographic area:
	Total Revenues*			Real Estate and Other Fixed Assets, Net of Accumulated Depreciation
(in millions)	2021	2020	2019	2021	2020	2019
North America	$22,866	$14,642	$12,845	$286	$364	$357
International	524	420	365	37	39	37
Consolidated	$23,390	$15,062	$13,210	$323	$403	$394
*	Revenues are generally reported according to the geographic location of the legal entity. International revenues consist of revenues from Laya and AIG Life (UK).
4. Fair Value Measurements
FAIR VALUE MEASUREMENTS ON A RECURRING BASIS
We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions.
The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.
Fair Value Hierarchy
Assets and liabilities recorded at fair value in the Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:
•
Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.

•
Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability.
VALUATION METHODOLOGIES OF FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE
Incorporation of Credit Risk in Fair Value Measurements
•
Our Own Credit Risk. Fair value measurements for certain liabilities incorporate our own credit risk by determining the explicit cost for each counterparty to protect against its net credit exposure to us at the balance sheet date by reference to observable AIG credit default swaps (“CDS”) or cash bond spreads. We calculate the effect of credit spread changes using discounted cash flow techniques that incorporate current market interest rates. A derivative counterparty’s net credit exposure to us is determined based on master netting agreements, when applicable, which take into consideration all derivative positions with us, as well as collateral we post with the counterparty at the balance sheet date. We also incorporate our own risk of non-performance in the valuation of the embedded derivatives associated with variable annuity and fixed index annuity and life contracts. The non-performance risk adjustment (“NPA”) reflects a market participant’s view of our claims-paying ability by incorporating an additional spread to the swap curve used to discount projected benefit cash flows in the valuation of these embedded derivatives. The non-performance risk adjustment is calculated by constructing forward rates based on a weighted average of observable corporate credit indices to approximate the claims-paying ability rating of our insurance operations companies.

•
Counterparty Credit Risk. Fair value measurements for freestanding derivatives incorporate counterparty credit by determining the explicit cost for us to protect against our net credit exposure to each counterparty at the balance sheet date by reference to observable counterparty CDS spreads, when available. When not available, other directly or indirectly observable credit spreads will be used to derive the best estimates of the counterparty spreads. Our net credit exposure to a counterparty is determined based on master netting agreements, which take into consideration all derivative positions with the counterparty, as well as collateral posted by the counterparty at the balance sheet date.

Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly incorporate counterparty credit risk. Fair values for fixed maturity securities based on internal models incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.
For fair values measured based on internal models, the cost of credit protection is determined under a discounted present value approach considering the market levels for single name CDS spreads for each specific counterparty, the mid-market value of the net exposure (reflecting the amount of protection required) and the weighted average life of the net exposure. CDS spreads are provided to us by an independent third party. We utilize an interest rate based on the benchmark London Interbank Offered Rate (“LIBOR”) curve to derive our discount rates.
While this approach does not explicitly consider all potential future behavior of the derivative transactions or potential future changes in valuation inputs, we believe this approach provides a reasonable estimate of the fair value of the assets and liabilities, including consideration of the impact of non-performance risk.
Fixed Maturity Securities
Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
We employ independent third-party valuation service providers to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers. In addition, as discussed further below, control processes are applied to the fair values received from independent third-party valuation service providers to ensure the accuracy of these values.
Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of market-accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, prepayment rates, default rates, recovery assumptions, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.
We have control processes designed to ensure that the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third-party valuation service providers through various analytical techniques and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.
When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non-binding, or by employing market accepted valuation models. Broker prices may be based on an income approach, which converts expected future cash flows to a single present value amount, with specific consideration of inputs relevant to particular security types. For structured securities, such inputs may include ratings, collateral types, geographic concentrations, underlying loan vintages, loan delinquencies and defaults, loss severity assumptions, prepayments, and weighted average coupons and maturities. When the volume or level of market activity for a security is limited, certain inputs used to determine fair value may not be observable in the market. Broker prices may also be based on a market approach that considers recent transactions involving identical or similar securities. Fair values provided by brokers are subject to similar control processes to those noted above for fair values from independent third-party valuation service providers, including management reviews. For those corporate debt instruments (for example, private placements) that are not traded in active markets or that are subject to transfer restrictions, valuations reflect illiquidity and non-transferability, based on available market evidence. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally are also subject to management review to ensure that valuation models and related inputs are reasonable.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
The methodology above is relevant for all fixed maturity securities including residential mortgage backed securities (“RMBS”), commercial mortgage backed securities (“CMBS”), collateralized loan obligations (“CLO”), other asset-backed securities (“ABS”) and fixed maturity securities issued by government sponsored entities and corporate entities.
Equity Securities Traded in Active Markets
Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure equity securities at fair value. Market price data is generally obtained from exchange or dealer markets.
Mortgage and Other Loans Receivable
We estimate the fair value of mortgage and other loans receivable that are measured at fair value by using dealer quotations, discounted cash flow analyses and/or internal valuation models. The determination of fair value considers inputs such as interest rate, maturity, the borrower’s creditworthiness, collateral, subordination, guarantees, past-due status, yield curves, credit curves, prepayment rates, market pricing for comparable loans and other relevant factors.
Other Invested Assets
We initially estimate the fair value of investments in certain hedge funds, private equity funds and other investment partnerships by reference to the transaction price. Subsequently, we generally obtain the fair value of these investments from net asset value information provided by the general partner or manager of the investments, the financial statements of which are generally audited annually. We consider observable market data and perform certain control procedures to validate the appropriateness of using the net asset value as a fair value measurement. The fair values of other investments carried at fair value, such as direct private equity holdings, are initially determined based on transaction price and are subsequently estimated based on available evidence such as market transactions in similar instruments, other financing transactions of the issuer and other available financial information for the issuer, with adjustments made to reflect illiquidity as appropriate.
Short-term Investments
For short-term investments that are measured at amortized cost, the carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk. Securities purchased under agreements to resell (reverse repurchase agreements) are generally treated as collateralized receivables. We report certain receivables arising from securities purchased under agreements to resell as Short-term investments in the Consolidated Balance Sheets. When these receivables are measured at fair value, we use market-observable interest rates to determine fair value.
Separate Account Assets
Separate account assets are composed primarily of registered and unregistered open-end mutual funds that generally trade daily and are measured at fair value in the manner discussed above for equity securities traded in active markets.
Freestanding Derivatives
Derivative assets and liabilities can be exchange-traded or traded over-the-counter (“OTC”). We generally value exchange-traded derivatives such as futures and options using quoted prices in active markets for identical derivatives at the balance sheet date. We use these OTC derivatives as part of fair value hedges.
OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in the instrument, as well as the availability of pricing information in the market. We generally use similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant management judgment.
For certain OTC derivatives that trade in less liquid markets, where we generally do not have corroborating market evidence to support significant model inputs and cannot verify the model to market transactions, the transaction price may provide the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. We will update valuation inputs in these models only when corroborated by evidence such as similar market transactions, independent third-party valuation service providers and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.
Embedded Derivatives within Policyholder Contract Deposits
Certain variable annuity and fixed index annuity and life contracts contain embedded derivatives that we bifurcate from the host contracts and account for separately at fair value, with changes in fair value recognized in earnings. These embedded derivatives are recorded in Policyholder contract deposits. We have concluded these contracts contain either (i) a written option that guarantees a minimum accumulation value at maturity, (ii) a written option that guarantees annual withdrawals regardless of underlying market performance for a specific period or for life, or (iii) fixed index written options that meet the criteria of derivatives and must be bifurcated.
The fair value of embedded derivatives contained in certain variable annuity and fixed index annuity and life contracts is measured based on policyholder behavior and capital market assumptions related to projected cash flows over the expected lives of the contracts. These discounted cash flow projections primarily include benefits and related fees assessed, when applicable. In some instances, the projected cash flows from fees may exceed projected cash flows related to benefit payments and therefore, at a point in time, the carrying value of the embedded derivative may be in a net asset position. The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and based primarily on our historical experience.
Because of the dynamic and complex nature of the projected cash flows with respect to embedded derivatives in our variable annuity and certain fixed index annuity contracts, risk neutral valuations are used, which are calibrated to observable interest rate and equity option prices. Estimating the underlying cash flows for these products involves judgments regarding the capital market assumptions related to expected market rates of return, market volatility, credit spreads, correlations of certain market variables, fund performance and discount rates. Additionally, estimating the underlying cash flows for these products also involves judgments regarding policyholder behavior. The portion of fees attributable to the fair value of expected benefit payments are included within the fair value measurement of these embedded derivatives, and related fees are classified in net realized gain/loss as earned, consistent with other changes in the fair value of these embedded policy derivatives. Any portion of the fees not attributed to the embedded derivatives are excluded from the fair value measurement and classified in policy fees as earned.
With respect to embedded derivatives in our fixed index annuity and life contracts, option pricing models are used to estimate fair value, taking into account the capital market assumptions for future equity index growth rates, volatility of the equity index, future interest rates, and our ability to adjust the participation rate and the cap on fixed index credited rates in light of market conditions and policyholder behavior assumptions.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
Projected cash flows are discounted using the interest rate swap curve (“swap curve”), which is commonly viewed as being consistent with the credit spreads for highly-rated financial institutions (S&P AA-rated or above). A swap curve shows the fixed-rate leg of a non-complex swap against the floating rate (for example, LIBOR) leg of a related tenor. We also incorporate our own risk of non-performance in the valuation of the embedded derivatives associated with variable annuity and fixed index annuity and life contracts. The non-performance risk adjustment (“NPA”) reflects a market participant’s view of our claims-paying ability by incorporating an additional spread to the swap curve used to discount projected benefit cash flows in the valuation of these embedded derivatives. The non-performance risk adjustment is calculated by constructing forward rates based on a weighted average of observable corporate credit indices to approximate the claims-paying ability rating of our insurance operations companies.
Policyholder Contract Deposits at Fair Value Option
We have elected fair value option on certain GICs recorded using discounted cash flow calculations based on interest rates currently being offered for similar contracts and our current market observable implicit credit spread rates with maturities consistent with those remaining for the contracts being valued. Obligations may be called at various times prior to maturity at the option of the counterparty. Interest rates on these borrowings are primarily fixed, vary by maturity and range up to 5.04%.
Fortitude Re funds withheld payable
The reinsurance transactions between AIG and Fortitude Re were structured as modco arrangements. Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative. Changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy.
Debt of Consolidated Investment Entities
The fair value of debt of consolidated investment entities was determined using independent third-party valuation service providers that gather, analyze, and interpret market information to derive fair value estimates for individual securities, based upon market-accepted methodologies and assumptions. Previously, there were six consolidated investment entities which securitized portfolios of certain debt securities previously owned by Corebridge and its affiliates. These were valued using a discounted cash flow model. The discount rate considered current market spreads for U.S. Collateralized Loan Obligations, as well as instrument specific considerations including duration, credit risk and liquidity.
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used:
December 31, 2021 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,712	$—	$—	$—	$1,712

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
December 31, 2021 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Obligations of states, municipalities and political subdivisions	—	7,281	1,395	—	—	8,676
Non-U.S. governments	7	6,390	—	—	—	6,397
Corporate debt	—	138,156	1,907	—	—	140,063
RMBS(b)	—	7,363	7,595	—	—	14,958
CMBS	—	10,228	1,072	—	—	11,300
CLO/ABS(c)	—	5,024	10,438	—	—	15,462
Total bonds available for sale	7	176,154	22,407	—	—	198,568
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	50	—	—	—	50
Non-U.S. governments	—	17	—	—	—	17
Corporate debt	—	866	134	—	—	1,000
RMBS(d)	—	93	106	—	—	199
CMBS	—	201	33	—	—	234
CLO/ABS	—	228	354	—	—	582
Total other bond securities	—	1,455	627	—	—	2,082
Equity securities(e)	238	2	2	—	—	242
Other invested assets(f)	—	—	1,892	—	—	1,892
Derivative assets:
Interest rate contracts	—	1,911	—	—	—	1,911
Foreign exchange contracts	—	672	—	—	—	672
Equity contracts	7	4,184	479	—	—	4,670
Credit contracts	—	—	1	—	—	1
Other contracts	—	1	12	—	—	13
Counterparty netting and cash collateral	—	—	—	(5,785)	(798)	(6,583)
Total derivative assets	7	6,768	492	(5,785)	(798)	684
Short-term investments	1	1,454	—	—	—	1,455
Separate account assets	105,221	3,890	—	—	—	109,111
Total	$105,474	$189,723	$25,420	$(5,785)	$(798)	$314,034
Liabilities:
Policyholder contract deposits(g)	$—	$130	$9,694	$—	$—	$9,824
Derivative liabilities:
Interest rate contracts	1	1,575	—	—	—	1,576
Foreign exchange contracts	—	366	—	—	—	366
Equity contracts	1	4,048	22	—	—	4,071
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(5,785)	(37)	(5,822)
Total derivative liabilities	2	5,989	22	(5,785)	(37)	191
Fortitude Re funds withheld payable(h)	$—	$—	$7,974	$—	$—	$7,974
Debt of consolidated investment entities	—	—	5	—	—	5
Total	$2	$6,119	$17,695	$(5,785)	$(37)	$17,994

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,896	$—	$—	$—	$1,896
Obligations of states, municipalities and political subdivisions	—	7,512	2,057	—	—	9,569
Non-U.S. governments	1	5,737	—	—	—	5,738
Corporate debt	—	135,705	1,709	—	—	137,414
RMBS(b)	—	9,757	8,104	—	—	17,861
CMBS	—	10,473	886	—	—	11,359
CLO/ABS(c)	—	5,216	8,888	—	—	14,104
Total bonds available for sale	1	176,296	21,644	—	—	197,941
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	—	—	—	—	—
Non-U.S. governments	—	—	—	—	—	—
Corporate debt	—	—	—	—	—	—
RMBS(d)	—	107	96	—	—	203
CMBS	—	173	45	—	—	218
CLO/ABS	—	166	193	—	—	359
Total other bond securities	—	446	334	—	—	780
Equity securities(e)	517	50	42	—	—	609
Other invested assets(f)	—	—	1,771	—	—	1,771
Derivative assets:
Interest rate contracts	—	1,804	—	—	—	1,804
Foreign exchange contracts	—	472	—	—	—	472
Equity contracts	9	6,515	195	—	—	6,719
Credit contracts	—	—	2	—	—	2
Other contracts	—	1	13	—	—	14
Counterparty netting and cash collateral	—	—	—	(7,723)	(533)	(8,256)
Total derivative assets	9	8,792	210	(7,723)	(533)	755
Short-term investments	534	3,317	—	—	—	3,851
Separate account assets	96,560	3,730	—	—	—	100,290
Total	$97,621	$192,631	$24,001	$(7,723)	$(533)	$305,997
Liabilities:
Policyholder contract deposits(g)	$—	$83	$10,038	$—	$—	$10,121
Derivative liabilities:
Interest rate contracts	1	1,467	—	—	—	1,468
Foreign exchange contracts	—	685	—	—	—	685
Equity contracts	14	5,774	49	—	—	5,837
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	6	—	—	6
Counterparty netting and cash collateral	—	—	—	(7,723)	(28)	(7,751)

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Total derivative liabilities	15	7,926	55	(7,723)	(28)	245
Fortitude Re funds withheld payable(h)	—	—	7,749	—	—	7,749
Debt of consolidated investment entities	—	—	950	—	—	950
Total	$15	$8,009	$18,792	$(7,723)	$(28)	$19,065
(a)	Represents netting of derivative exposures covered by qualifying master netting agreements.
(b)
Includes investments in RMBS issued by related parties of $38 million and $9 million classified as Level 2 and Level 3, respectively, as of December 31, 2021. Additionally, includes investments in RMBS issued by related parties of $35 million and $14 million classified as Level 2 and Level 3, respectively, as of December 31, 2020.

(c)
Includes investments in CLO/ABS issued by related parties of $862 million classified as Level 3 as of December 31, 2021. Additionally, includes investments in CLO/ABS issued by related parties of $1.0 billion classified as Level 3 as of December 31, 2020.

(d)
Includes investments in RMBS issued by related parties of $0.2 million classified as Level 2 as of December 31, 2021. Additionally, includes investments in RMBS issued by related parties of $0.6 million classified as Level 2 as of December 31, 2020.

(e)
There were no investments in equity securities issued by related parties classified as Level 1 as of December 31, 2021. Additionally, includes investments in equity securities issued by related parties of $31 million classified as Level 1 as of December 31, 2020.

(f)
Excludes investments that are measured at fair value using the net asset value (NAV) per share (or its equivalent), which totaled $5.2 billion and $3.4 billion as of December 31, 2021 and December 31, 2020, respectively.

(g)	Excludes basis adjustments for fair value hedges.
(h)
As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge, which are primarily available for sale securities.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS
The following tables present changes during the years ended December 31, 2021 and 2020 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) related to the Level 3 assets and liabilities in the Consolidated Balance Sheets at December 31, 2021 and 2020:
(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gains (Losses) Included in Other Comprehensive Income (loss) for Recurring Level 3 Instruments Held at End of Year
December 31, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$2,057	$7	$(5)	$(342)	$—	$(260)	$(62)	$1,395	$—	$141
Corporate debt	1,709	(10)	(25)	109	373	(249)	—	1,907	—	(180)
RMBS	8,104	415	(104)	(782)	8	(46)	—	7,595	—	(185)
CMBS	886	25	(45)	253	53	(100)	—	1,072	—	36
CLO/ABS	8,888	24	(270)	1,990	655	(849)	—	10,438	—	(437)
Total bonds available for sale(a)	21,644	461	(449)	1,228	1,089	(1,504)	(62)	22,407	—	(625)
Other bond securities:
Corporate debt	—	(1)	—	135	—	—	—	134	(1)	—
RMBS	96	2	—	8	—	—	—	106	(2)	—
CMBS	45	—	—	(17)	5	—	—	33	(3)	—
CLO/ABS	193	(4)	—	165	—	—	—	354	(27)	—
Total other bond securities	334	(3)	—	291	5	—	—	627	(33)	—
Equity securities	42	11	—	(120)	70	(1)	—	2	3	—
Other invested assets	1,771	641	(15)	(569)	64	—	—	1,892	612	—
Total	$23,791	$1,110	$(464)	$830	$1,228	$(1,505)	$(62)	$24,928	$582	$(625)

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Other	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gains (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
Liabilities:
Policyholder contract deposits	$10,038	$(769)	$—	$479	$—	$(54)	$—	$9,694	$1,860	$—
Derivative liabilities, net:
Interest rate contracts	—	—	—	—	—	—	—	—	—	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—	—
Equity contracts	(146)	(22)	—	(271)	(71)	53	—	(457)	19	—
Credit Contracts	(2)	11	—	(10)	—	—	—	(1)	(2)	—
Other contracts	(7)	(62)	—	57	—	—	—	(12)	63	—
Total derivative liabilities, net(b)	(155)	(73)	—	(224)	(71)	53	—	(470)	80	—
Fortitude Re funds withheld Payable	7,749	687	—	(462)	—	—	—	7,974	1,766	—
Debt of consolidated investment entities	951	179	—	(1,125)	—	—	—	5	4	—
Total	$18,583	$24	$—	$(1,332)	$(71)	$(1)	$—	$17,203	$3,710	$—
(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gains (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
December 31, 2020
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$2,067	$7	$210	$121	$27	$(375)	$2,057	$—	$207
Corporate debt	1,164	(75)	30	116	962	(488)	1,709	—	55
RMBS	8,674	497	(202)	(575)	8	(298)	8,104	—	(42)
CMBS	856	18	47	12	23	(70)	886	—	48
CLO/ABS	6,517	37	156	667	2,172	(661)	8,888	—	166
Total bonds available for sale	19,278	484	241	341	3,192	(1,892)	21,644	—	434
Other bond securities:
RMBS	96	5	—	(4)	—	(1)	96	2	—
CMBS	46	(1)	—	—	—	—	45	(1)	—
CLO/ABS	243	45	—	(95)	—	—	193	26	—
Total other bond securities	385	49	—	(99)	—	(1)	334	27	—
Equity securities	—	(1)	1	41	2	(1)	42	—	—
Other invested assets	784	96	(4)	745	150	—	1,771	61	—
Total	$20,447	$628	$238	$1,028	$3,344	$(1,894)	$23,791	$88	$434

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
(in millions)	Fair Value Beginning of Year	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers In	Gross Transfers Out	Fair Value End of Year	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Year	Changes in Unrealized Gains (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Year
Liabilities:
Policyholder contract deposits	$7,073	$2,757	$—	$208	$—	$—	$10,038	$(1,515)	$—
Derivative liabilities, net:
Interest rate contracts	—	—	—	—	—	—	—	—	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—
Equity contracts	(144)	5	—	(10)	—	3	(146)	(34)	—
Credit contracts	(3)	(42)	—	43	—	—	(2)	(2)	—
Other contracts	(6)	(57)	—	56	—	—	(7)	57	—
Total derivative liabilities, net(b)	(153)	(94)	—	89	—	3	(155)	21	—
Fortitude Re funds withheld Payable	4,412	3,978	—	(641)	—	—	7,749	(1,815)	—
Debt of consolidated investment entities	845	102	—	3	—	—	950	(102)	—
Total	$12,177	$6,743	$—	$(341)	$—	$3	$18,582	$(3,411)	$—
(a)	As a result of the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020, credit losses are included in net realized and unrealized (gains) losses included in income.
(b)	Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
Net realized and unrealized gains and losses included in income related to Level 3 assets and liabilities shown above are reported in the Consolidated Statements of Income as follows:
(in millions)	Policy Fees	Net Investment Income	Net Realized Gains (Losses)	Interest Expense / Loss on Extinguishment of Debt	Total
December 31, 2021
Assets:
Bonds available for sale(a)	$—	$472	$(11)	$—	$461
Other bond securities	—	(3)	—	—	(3)
Equity securities	—	11	—	—	11
Other invested assets	—	630	11	—	641
Liabilities:
Policyholder contract deposits	$—	$—	$(769)	$—	$(769)
Derivative liabilities, net	(59)	—	(14)	—	(73)
Fortitude Re funds withheld payable	—	—	687	—	687
Debt of consolidated investment entities(b)	—	—	—	179	179
December 31, 2020
Assets:
Bonds available for sale(a)	$—	$497	$(13)	$—	$484
Other bond securities	—	49	—	—	49
Equity securities	—	(1)	—	—	(1)
Other invested assets	—	94	2	—	96
Liabilities:
Policyholder contract deposits	$—	$—	$2,757	$—	$2,757
Derivative liabilities, net	(59)	—	(35)	—	(94)
Fortitude Re funds withheld payable	—	—	3,978	—	3,978
Debt of consolidated investment entities(b)	—	—	—	102	102
(a)	As a result of the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020, credit losses are included in net realized gains (losses).
(b)
For the twelve months ended December 31, 2021, includes $145 million of loss on extinguishment of debt, and $34 million of interest expense. For the twelve months ended December 31, 2020, includes $102 million of interest expense.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
The following table presents the gross components of purchases, sales, issuances and settlements, net, shown above, for years ended December 31, 2021 and 2020 related to Level 3 assets and liabilities in the Consolidated Balance Sheets:
(in millions)	Purchases	Sales	Issuances and Settlements*	Purchases, Sales, Issuances and Settlements, Net*
December 31, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$36	$(212)	$(166)	$(342)
Corporate debt	424	(36)	(279)	109
RMBS	637	(1)	(1,418)	(782)
CMBS	334	(15)	(66)	253
CLO/ABS	4,125	(21)	(2,114)	1,990
Total bonds available for sale	5,556	(285)	(4,043)	1,228
Other bond securities:
Corporate debt	86	—	49	135
RMBS	28	—	(20)	8
CMBS	—	(17)	—	(17)
CLO/ABS	214	—	(49)	165
Total other bond securities	328	(17)	(20)	291
Equity securities	2	—	(122)	(120)
Other invested assets	578	—	(1,147)	(569)
Total assets	$6,464	$(302)	$(5,332)	$830
Liabilities:
Policyholder contract deposits	$—	$812	$(333)	$479
Derivative liabilities, net	(272)	—	48	(224)
Fortitude Re funds withheld payable	—	—	(462)	(462)
Debt of consolidated investment entities	—	—	(1,125)	(1,125)
Total liabilities	$(272)	$812	$(1,872)	$(1,332)
December 31, 2020
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$216	$(20)	$(75)	$121
Corporate debt	230	(20)	(94)	116
RMBS	872	—	(1,447)	(575)
CMBS	66	(17)	(37)	12
CLO/ABS	1,898	(387)	(844)	667
Total bonds available for sale	3,282	(444)	(2,497)	341
Corporate debt	—	—	—	—
RMBS	22	—	(26)	(4)
CMBS	—	—	—	—
CLO/ABS	35	(53)	(77)	(95)
Total other bond securities	57	(53)	(103)	(99)
Equity securities	36	—	5	41
Other invested assets	793	—	(48)	745
Total assets	$4,168	$(497)	$(2,643)	$1,028

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
(in millions)	Purchases	Sales	Issuances and Settlements*	Purchases, Sales, Issuances and Settlements, Net*
Liabilities:
Policyholder contract deposits	$—	$714	$(506)	$208
Derivative liabilities, net	(65)	—	154	89
Fortitude Re funds withheld payable	—	—	(641)	(641)
Debt of consolidated investment entities	3	—	—	3
Total liabilities	$(62)	$714	$(993)	$(341)
*	There were no issuances during the years ended December 31, 2021 and 2020.
Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at December 31, 2021 and 2020 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).
Transfers of Level 3 Assets and Liabilities
We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in net income (loss) or Other comprehensive income (loss) as shown in the table above excludes $17 million and $(182) million of net gains (losses) related to assets transferred into Level 3 during 2021 and 2020, respectively, and includes $(19) million and $4 million of net gains (losses) related to assets transferred out of Level 3 during 2021 and 2020, respectively.
Transfers of Level 3 Assets
During the years ended December 31, 2021 and 2020, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, RMBS, CMBS and CLO/ABS. Transfers of private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that are adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in RMBS, CMBS and CLO and certain ABS into Level 3 assets were due to diminished market transparency and liquidity for individual security types.
During the years ended December 31, 2021 and 2020, transfers out of Level 3 assets primarily included private placement and other corporate debt, CMBS, RMBS, CLO/ABS and certain investments in municipal securities. Transfers of certain investments in municipal securities, corporate debt, RMBS, CMBS and CLO/ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.
Transfers of Level 3 Liabilities
There were no significant transfers of derivative or other liabilities into or out of Level 3 for the years ended December 31, 2021 and 2020.
QUANTITATIVE INFORMATION ABOUT LEVEL 3 FAIR VALUE MEASUREMENTS
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
from internal valuation models. Because input information from third-parties with respect to certain Level 3 instruments (primarily CLO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities:
(in millions)	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$1,364	Discounted cash flow	Yield	2.92% - 3.27% (3.10%)
Corporate debt	1,789	Discounted cash flow	Yield	1.75% - 7.05% (4.40%)
RMBS(d)	7,141	Discounted cash flow	Constant prepayment rate	5.18% - 18.41% (11.79%)
			Loss severity	24.87% - 72.64% (48.75%)
			Constant default rate	1.01% - 5.74% (3.37%)
			Yield	1.72% - 4.08% (2.90%)
CLO/ABS(d)	8,251	Discounted cash flow	Yield	2.07% - 4.19% (3.13%)
CMBS	887	Discounted cash flow	Yield	1.54% - 4.49% (3.02%)
Liabilities(e):
Embedded derivatives within Policyholder contract deposits:
Variable annuity guaranteed minimum withdrawal benefits (GMWB)	2,472	Discounted cash flow	Equity volatility	5.95%- 46.65%
			Base lapse rate	0.16%- 12.60%
			Dynamic lapse multiplier(c)	20%- 186%
			Mortality multiplier(c)(d)	38%- 147%
			Utilization	90%- 100%
			Equity / interest-rate correlation	20%- 40%
			NPA(g)	0.01% - 1.40%
Index Annuities including certain GMWB	6,445	Discounted cash flow	Lapse rate	0.50% - 50.00%
			Dynamic lapse multiplier(c)	20.00% - 186.00%
			Mortality multiplier(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 95.00%
			Option Budget	0% - 4.00%
			NPA(g)	0.01% - 1.40%
Index Life	765	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.002% - 100.00%
			NPA(g)	0.01% - 1.40%

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
(in millions)	Fair Value at December 31, 2020	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$1,621	Discounted cash flow	Yield	2.81% - 3.39% (3.10%)
Corporate debt	1,365	Discounted cash flow	Yield	2.03% - 6.39% (4.21%)
RMBS(d)	7,799	Discounted cash flow	Constant prepayment rate	3.94% - 11.86% (7.90%)
			Loss severity	28.29% - 78.99% (53.64%)
			Constant default rate	1.33% - 6.12% (3.72%)
			Yield	1.72% - 4.39% (3.05%)
CLO/ABS(d)	7,962	Discounted cash flow	Yield	2.18% - 4.47% (3.33%)
CMBS	556	Discounted cash flow	Yield	1.45% - 7.61% (3.41%)
Liabilities(e):
Embedded derivatives within Policyholder contract deposits
Variable annuity guaranteed minimum withdrawal benefits (GMWB)	3,702	Discounted cash flow	Equity volatility	6.45% - 50.85%
			Base lapse rate	0.16% - 12.60%
			Dynamic lapse multiplier(c)	50.00% - 143.00%
			Mortality multiplier(c)(d)	38.00% - 147.00%
			Utilization	90.00% - 100.00%
			Equity / interest-rate correlation	20.00% - 40.00%
			NPA(g)	0.06% - 1.48%
Index Annuities including certain GMWB	5,631	Discounted cash flow	Lapse rate	0.38% - 50.00%
			Mortality multiplier(f)	24.00% - 180.00%
			Utilization(h)	80.00% - 100.00%
			Option budget	0.00% - 4.00%
			NPA(g)	0.06% - 1.48%
Index Life	649	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.00% - 100.00%
			NPA(g)	0.06% - 1.48%
Guaranteed investment contract	38	Black Scholes	Equity volatility	27.85%
		option pricing model	Borrowing cost	0.44%
			Dividend yield	1.58%
Debt of consolidated investment entities	947	Discounted cash flow	Yield	13.00%
(a)	Represents discount rates, estimates and assumptions that we believe would be used by market participants when valuing these assets and liabilities.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
(b)
The weighted averaging for fixed maturity securities is based on the estimated fair value of the securities. Because the valuation methodology for embedded derivatives within Policyholder contract deposits uses a range of inputs that vary at the contract level over the cash flow projection period, management believes that presenting a range, rather than weighted average, is a more meaningful representation of the unobservable inputs used in the valuation.

(c)
The ranges for these inputs vary due to the different GMWB product specifications and policyholder characteristics across in force policies. Policyholder characteristics that affect these ranges include age, policy duration, and gender.

(d)
Information received from third-party valuation service providers. The ranges of the unobservable inputs for constant prepayment rate, loss severity and constant default rate relate to each of the individual underlying mortgage loans that comprise the entire portfolio of securities in the RMBS and CLO securitization vehicles and not necessarily to the securitization vehicle bonds (tranches) purchased by us. The ranges of these inputs do not directly correlate to changes in the fair values of the tranches purchased by us, because there are other factors relevant to the fair values of specific tranches owned by us including, but not limited to, purchase price, position in the waterfall, senior versus subordinated position and attachment points.

(e)
The Fortitude Re funds withheld payable has been excluded from the above table. As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge. Accordingly, the unobservable inputs utilized in the valuation of the embedded derivative are a component of the invested assets supporting the reinsurance agreements that are held on Corebridge’s balance sheet.

(f)	Mortality inputs are shown as multipliers of the 2012 Individual Annuity Mortality Basic table.
(g)	The non-performance risk adjustment (NPA) applied as a spread over risk-free curve for discounting.
(h)
The partial withdrawal utilization unobservable input range shown applies only to policies with guaranteed minimum withdrawal benefit riders that are accounted for as an embedded derivative. The total embedded derivative liability related to these guarantees at December 31, 2021 is approximately $1.2 billion. The remaining guaranteed minimum riders on the Index Annuities are valued under the accounting guidance for certain nontraditional long-duration contracts.

The ranges of reported inputs for Obligations of states, municipalities and political subdivisions, Corporate debt, RMBS, CLO/ABS, and CMBS valued using a discounted cash flow technique consist of one standard deviation in either direction from the value-weighted average. The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets and liabilities.
Interrelationships Between Unobservable Inputs
We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that market participants would use when pricing the asset or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of significant unobservable inputs along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
Fixed Maturity Securities
The significant unobservable input used in the fair value measurement of fixed maturity securities is yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. The yield may be affected by other factors including constant prepayment rates, loss severity, and constant default rates. In general, increases in the yield would decrease the fair value of investments, and conversely, decreases in the yield would increase the fair value of investments.
Embedded derivatives within Policyholder contract deposits
Embedded derivatives reported within Policyholder contract deposits include interest crediting rates based on market indices within index annuities, indexed life, and GICs as well as GMWB within variable annuity and certain index annuity products. For any given contract, assumptions for unobservable inputs vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. The following unobservable inputs are used for valuing embedded derivatives measured at fair value:
•
Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. Increases in assumed volatility will generally increase the fair value of both the projected cash flows from rider fees as well as the projected cash flows related to benefit payments. Therefore, the net change in the fair value of the liability may be either a decrease or an increase, depending on the relative changes in projected rider fees and projected benefit payments.

•
Equity / interest rate correlation estimates the relationship between changes in equity returns and interest rates in the economic scenario generator used to value our GMWB embedded derivatives. In general, a higher positive correlation assumes that equity markets and interest rates move in a more correlated fashion, which generally increases the fair value of the liability.

•
Base lapse rate assumptions are determined by company experience and judgment and are adjusted at the contract level using a dynamic lapse function, which reduces the base lapse rate when the contract is in-the-money (when the contract holder’s guaranteed value, as estimated by the company, is worth more than their underlying account value). Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. Increases in assumed lapse rates will generally decrease the fair value of the liability, as fewer policyholders would persist to collect guaranteed withdrawal amounts.

•
Mortality rate assumptions, which vary by age and gender, are based on company experience and include a mortality improvement assumption. Increases in assumed mortality rates will decrease the fair value of the liability, while lower mortality rate assumptions will generally increase the fair value of the liability, because guaranteed payments will be made for a longer period of time.

•
Utilization assumptions estimate the timing when policyholders with a GMWB will elect to utilize their benefit and begin taking withdrawals. The assumptions may vary by the type of guarantee, tax-qualified status, the contract’s withdrawal history and the age of the policyholder. Utilization assumptions are based on company experience, which includes partial withdrawal behavior. Increases in assumed utilization rates will generally increase the fair value of the liability.

•
Option budget estimates the expected long-term cost of options used to hedge exposures associated with equity price changes. The level of option budgets determines future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives.

Embedded derivatives within reinsurance contracts
The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return swap technique with reference to the fair value of the investments held by Corebridge related to Corebridge’s funds withheld payable. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
INVESTMENTS IN CERTAIN ENTITIES CARRIED AT FAIR VALUE USING NET ASSET VALUE PER SHARE
The following table includes information related to our investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring basis, we use the net asset value per share to measure fair value.
		December 31, 2021		December 31, 2020
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Investment Category
Private equity funds:
Leveraged buyout	Debt and/or equity investments made as part of a transaction in which assets of mature companies are acquired from the current shareholders, typically with the use of financial leverage	$1,762	$1,229	$1,118	$1,403
Real Estate	Investments in real estate properties and infrastructure positions, including power plants and other energy generating facilities	490	365	427	374
Venture capital	Early-stage, high-potential, growth companies expected to generate a return through an eventual realization event, such as an initial public offering or sale of the company	194	135	140	128
Growth equity	Funds that make investments in established companies for the purpose of growing their businesses	637	37	400	35
Mezzanine	Funds that make investments in the junior debt and equity securities of leveraged companies	306	268	186	57
Other	Includes distressed funds that invest in securities of companies that are in default or under bankruptcy protection, as well as funds that have multi-strategy, and other strategies	921	324	466	301
Total private equity funds		4,310	2,358	2,737	2,298
Hedge funds:
Event-driven	Securities of companies undergoing material structural changes, including mergers, acquisitions and other reorganizations	18	—	22	—
Long-short	Securities that the manager believes are undervalued, with corresponding short positions to hedge market risk	404	—	342	—
Macro	Investments that take long and short positions in financial instruments based on a top-down view of certain economic and capital market conditions	370	—	286	—
Other	Includes investments held in funds that are less liquid, as well as other strategies which allow for broader allocation between public and private investments	110	—	13	—
Total hedge funds		902	—	663	—
Total		$5,212	$2,358	$3,400	$2,298

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
Private equity fund investments included above are not redeemable, because distributions from the funds will be received when underlying investments of the funds are liquidated. Private equity funds are generally expected to have 10-year lives at their inception, but these lives may be extended at the fund manager’s discretion, typically in one or two-year increments.
The hedge fund investments included above, which are carried at fair value, are generally redeemable subject to the redemption notices period. The majority of our hedge fund investments are redeemable monthly or quarterly.
FAIR VALUE OPTION
Under the fair value option, we may elect to measure at fair value financial assets and financial liabilities that are not otherwise required to be carried at fair value. This includes fixed income securities subject to the modco agreements with Fortitude Re for which we have elected the fair value option. Subsequent changes in fair value for designated items are reported in earnings. We elect the fair value option for certain hybrid securities given the complexity of bifurcating the economic components associated with the embedded derivatives.
For additional information related to embedded derivatives refer to Note 10.
Additionally, we elect the fair value option for certain alternative investments when such investments are eligible for this election. We believe this measurement basis is consistent with the applicable accounting guidance used by the respective investment company funds themselves.
For additional information on securities and other invested assets for which we have elected the fair value option refer to Note 5.
The following table presents the gains or losses recorded related to the eligible instruments for which we elected the fair value option:
Years Ended December 31, (in millions)	Gain (Loss)
	2021	2020	2019
Assets:
Other bond securities	$26	$72	$429
Alternative investments(a)	1,083	290	233
Liabilities:
Policyholder contract deposits(b)	7	(9)	(10)
Debt of consolidated investment entities(c)	(179)	(102)	(143)
Total gain	$937	$251	$509
(a)	Includes certain hedge funds, private equity funds and other investment partnerships.
(b)	Represents GICs.
(c)	Primarily related to six transactions securitizing certain debt portfolios previously owned by Corebridge and its affiliates. For additional information, see Note 9.
Interest income and dividend income on assets measured under the fair value option are recognized and included in Net investment income in the Consolidated Statements of Income. Interest expense on liabilities measured under the fair value option is reported in Interest Expense in the Consolidated Statements of Income.
For additional information about our policies for recognition, measurement, and disclosure of interest and dividend income see Note 5.
As a result of the adoption of the Financial Instruments Recognition and Measurement Standard on January 1, 2018, we are required to record unrealized gains and losses attributable to the observable effect of changes in credit spreads on our liabilities for which the fair value option was elected in Other Comprehensive

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
Income (loss). We calculate the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, our observable credit spreads on these liabilities and other factors that mitigate the risk of nonperformance such as cash collateral posted.
We have elected fair value option on certain debt securities issued by Corebridge or its affiliates. As of December 31, 2021 and 2020, the fair value was $5 million and $950 million, respectively. Of the $950 million at December 31, 2020 $947 million related to six transactions securitizing certain debt portfolios previously owned by Corebridge and its affiliates. Such amount was redeemed at par of $1.1 billion during 2021. For additional information, see Note 9 – Variable Interest Entities. The remaining fair value at December 31, 2021 and 2020, of $5 million and $3 million, respectively, relates to interest only notes issued by residential mortgage loan securitization structures for which the principal of the notes is a reference amount only and its repayment is not expected. The aforementioned principal reference amounts are $779 million and $769 million, as of December 31, 2021 and 2020, respectively.
FAIR VALUE MEASUREMENTS ON A NON-RECURRING BASIS
We measure the fair value of certain assets on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include cost and equity-method investments, commercial mortgage loans and commercial loans, investments in real estate and other fixed assets, goodwill and other intangible assets.
For additional information about how we test various asset classes for impairment see Notes 5 and 6.
The following table presents assets measured at fair value on a non-recurring basis at the time of impairment and the related impairment charges recorded during the periods presented:
	Assets at Fair Value				Impairment Charges
	Non-Recurring Basis				December 31,
(in millions)	Level 1	Level 2	Level 3	Total	2021	2020	2019
December 31, 2021
Other investments	$—	$—	$89	$89	$6	$77	$76
Mortgage and other loans receivable*	—	$—	$15	$15	$—	$—	$—
Other assets	—	14	—	14	1	5	—
Total	$—	$14	$104	$118	$7	$82	$76
December 31, 2020
Other investments	$—	$—	$376	$376
Mortgage and other loans receivable	—	—	—	—
Other assets	—	18	—	18
Total	$—	$18	$376	$394
*	Mortgage and other loans receivable are carried at lower of cost or fair value.
FAIR VALUE INFORMATION ABOUT FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE
Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:
•
Mortgage and other loans receivable: Fair values of loans on commercial real estate and other loans receivable are estimated for disclosure purposes using discounted cash flow calculations based on discount rates that we believe market participants would use in determining the price that they would pay for such assets. For certain loans, our current incremental lending rates for similar types of loans are used as the discount rates, because we believe this rate approximates the rates market participants

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
would use. Fair values of residential mortgage loans are generally determined based on market prices, using market-based adjustments for credit and servicing as appropriate. The fair values of policy loans are generally estimated based on unpaid principal amount as of each reporting date. No consideration is given to credit risk because policy loans are effectively collateralized by the cash surrender value of the policies.
•
Other invested assets: The majority of the Other invested assets that are not measured at fair value represent time deposits with the original maturity at purchase greater than one year. The fair value of long-term time deposits is determined using the expected discounted future cash flow.

•
Cash and short-term investments: The carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.

•
Policyholder contract deposits associated with investment-type contracts: Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate consistent with the currency in which the cash flows are denominated. To determine fair value, other factors include current policyholder account values and related surrender charges and other assumptions include expectations about policyholder behavior and an appropriate risk margin.

•
Other liabilities: The majority of the Other liabilities that are financial instruments not measured at fair value represent secured financing arrangements, including repurchase agreements. The carrying amounts of these liabilities approximate fair value, because the financing arrangements are short-term and are secured by cash or other liquid collateral.

•
Fortitude Re funds withheld payable: The funds withheld payable contains an embedded derivative and the changes in its fair value are recognized in earnings each period. The difference between the total Fortitude Re funds withheld payable and the embedded derivative represents the host contract.

•
Short-term and long-term debt and debt of consolidated investment entities: Fair values of these obligations were determined by reference to quoted market prices, when available and appropriate, or discounted cash flow calculations based upon our current market observable implicit credit spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.

•
Separate Account Liabilities—Investment Contracts: Only the portion of separate account liabilities related to products that are investment contracts are reflected in the table below. Separate account liabilities are recorded at the amount credited to the contract holder, which reflects the change in fair value of the corresponding separate account assets including contract holder deposits less withdrawals and fees; therefore, carrying value approximates fair value.

Notes to Consolidated Financial Statements
4. Fair Value Measurements (continued)
The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:
	Estimated Fair Value				Carrying Value
(in millions)	Level 1	Level 2	Level 3	Total
December 31, 2021
Assets:
Mortgage and other loans receivable	$—	$52	$41,077	$41,129	$39,373
Other invested assets	—	193	—	193	193
Short-term investments	—	4,016	—	4,016	4,016
Cash	537	—	—	537	537
Other assets	7	—	—	7	7
Liabilities:
Policyholder contract deposits associated
with investment-type contracts	—	169	142,974	143,143	133,043
Fortitude Re funds withheld payable	—	—	27,170	27,170	27,170
Other liabilities	—	3,704	—	3,704	3,704
Short-term debt	—	—	8,317	8,317	8,317
Long-term debt	—	586	—	586	427
Debt of consolidated investment entities	—	3,077	3,810	6,887	6,931
Separate account liabilities - investment contracts	—	104,126	—	104,126	104,126
December 31, 2020
Assets:
Mortgage and other loans receivable	$—	$60	$40,966	$41,026	$38,314
Other invested assets	—	174	—	174	174
Short-term investments	—	5,384	—	5,384	5,384
Cash	654	—	—	654	654
Other assets	204	2	—	206	206
Liabilities:
Policyholder contract deposits associated
with investment-type contracts	—	214	144,357	144,571	130,396
Fortitude Re funds withheld payable	—	—	29,040	29,040	29,040
Other liabilities	—	3,695	—	3,695	3,695
Short-term debt	—	—	—	—	—
Long-term debt	—	884	265	1,149	905
Debt of consolidated investment entities	—	1,837	7,783	9,620	9,390
Separate account liabilities - investment contracts	—	95,610	—	95,610	95,610

Notes to Consolidated Financial Statements
5. Investments
FIXED MATURITY SECURITIES
Bonds held to maturity are carried at amortized cost when we have the ability and positive intent to hold these securities until maturity. When we do not have the ability or positive intent to hold bonds until maturity, these securities are classified as available for sale or are measured at fair value at our election. None of our fixed maturity securities met the criteria for held to maturity classification at December 31, 2021 or 2020.
Unrealized gains and losses from available for sale investments in fixed maturity securities carried at fair value were reported as a separate component of AOCI, net of policy related amounts and deferred income taxes, in Shareholders’ equity. Realized and unrealized gains and losses from fixed maturity securities measured at fair value at our election are reflected in Net investment income. Investments in fixed maturity securities are recorded on a trade-date basis.
Interest income is recognized using the effective yield method and reflects amortization of premium and accretion of discount. Premiums and discounts arising from the purchase of bonds classified as available for sale are treated as yield adjustments over their estimated holding periods, until maturity, or call date, if applicable. For investments in certain structured securities, recognized yields are updated based on current information regarding the timing and amount of expected undiscounted future cash flows. For high credit quality structured securities, effective yields are recalculated based on actual payments received and updated prepayment expectations, and the amortized cost is adjusted to the amount that would have existed had the new effective yield been applied since acquisition with a corresponding charge or credit to net investment income. For structured securities that are not high credit quality, the structured securities yields are based on expected cash flows which take into account both expected credit losses and prepayments.
An allowance for credit losses is not established upon initial recognition of the asset (unless the security is determined to be a purchased credit deteriorated (“PCD”) asset which is discussed in more detail below). Subsequently, differences between actual and expected cash flows and changes in expected cash flows are recognized as adjustments to the allowance for credit losses. Changes that cannot be reflected as adjustments to the allowance for credit losses are accounted for as prospective adjustments to yield.
SECURITIES AVAILABLE FOR SALE
The following table presents the amortized cost or cost and fair value of our available for sale securities:
(in millions)	Amortized Cost or Cost(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$1,406	$—	$306	$—	$1,712
Obligations of states, municipalities and political subdivisions	7,321	—	1,362	(7)	8,676
Non-U.S. governments	6,026	—	495	(124)	6,397
Corporate debt	128,417	(72)	12,674	(956)	140,063
Mortgage-backed, asset-backed and collateralized:
RMBS	13,236	(6)	1,762	(34)	14,958
CMBS	10,903	—	451	(54)	11,300
CLO/ABS	15,284	—	278	(100)	15,462
Total mortgage-backed, asset-backed and collateralized	39,423	(6)	2,491	(188)	41,720
Total bonds available for sale(c)	$182,593	$(78)	$17,328	$(1,275)	$198,568

Notes to Consolidated Financial Statements
5. Investments(continued)
(in millions)	Amortized Cost or Cost(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
December 31, 2020
Bonds available for sale:
U.S. government and government sponsored entities	$1,476	$—	$425	$(5)	$1,896
Obligations of states, municipalities and political subdivisions	7,957	—	1,619	(7)	9,569
Non-U.S. governments	4,973	(2)	797	(30)	5,738
Corporate debt	120,067	(116)	17,897	(434)	137,414
Mortgage-backed, asset-backed and collateralized:
RMBS	15,715	(12)	2,182	(24)	17,861
CMBS	10,582	(1)	828	(50)	11,359
CLO/ABS	13,792	—	406	(94)	14,104
Total mortgage-backed, asset-backed and collateralized	40,089	(13)	3,416	(168)	43,324
Total bonds available for sale(c)	$174,562	$(131)	$24,154	$(644)	$197,941
(a)
The table above includes available for sale securities issued by related parties. This includes RMBS securities which had a fair value of $47 million and $49 million, and an amortized cost of $44 million and $45 million as of December 31, 2021 and 2020, respectively. Additionally, this includes CLO/ABS securities which had a fair value of $862 million and $1.0 billion and an amortized cost of $823 million and $977 million as of December 31, 2021 and 2020, respectively.

(b)
Represents the allowance for credit losses that has been recognized. Changes in the allowance for credit losses are recorded in Net realized gains (losses) and are not recognized in other comprehensive income.

(c)	At December 31, 2021 and 2020, bonds available for sale held by us that were below investment grade or not rated totaled $20.4 billion and $21.1 billion, respectively.
Securities Available for Sale in a Loss Position for Which No Allowance for Credit Loss Has Been Recorded
The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position for which no allowance for credit loss has been recorded:
	Less than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$—	$—	$—	$—	$—	$—
Obligations of states, municipalities and political subdivisions	201	4	48	3	249	7
Non-U.S. governments	1,198	58	376	66	1,574	124
Corporate debt	19,916	513	6,922	387	26,838	900
RMBS	1,235	30	27	2	1,262	32
CMBS	2,498	36	79	18	2,577	54
CLO/ABS	6,369	91	161	9	6,530	100
Total bonds available for sale	$31,417	$732	$7,613	$485	$39,030	$1,217

Notes to Consolidated Financial Statements
5. Investments(continued)
	Less than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2020
Bonds available for sale:
U.S. government and government sponsored entities	$49	$5	$—	$—	$49	$5
Obligations of states, municipalities and political subdivisions	234	4	78	3	312	7
Non-U.S. governments	78	2	118	26	196	28
Corporate debt	8,455	275	1,001	72	9,456	347
RMBS	417	7	94	8	511	15
CMBS	873	36	233	13	1,106	49
CLO/ABS	3,998	57	2,021	37	6,019	94
Total bonds available for sale	$14,104	$386	$3,545	$159	$17,649	$545
At December 31, 2021, we held 4,944 individual fixed maturity securities that were in an unrealized loss position and for which no allowance for credit losses has been recorded (including 1,179 individual fixed maturity securities that were in a continuous unrealized loss position for 12 months or more). At December 31, 2020, we held 1,806 individual fixed maturity securities that were in an unrealized loss position, of which 321 individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more. We did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2021 because it was determined that such losses were due to non-credit factors. Additionally, we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, liquidity position, expected defaults, industry and sector analysis, forecasts and available market data.
Contractual Maturities of Fixed Maturity Securities Available for Sale
The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:
	Total Fixed Maturity Securities Available for Sale
(in millions)	Amortized Cost, Net of Allowance	Fair Value
December 31, 2021
Due in one year or less	$2,959	$2,982
Due after one year through five years	20,430	21,298
Due after five years through ten years	30,966	33,118
Due after ten years	88,743	99,450
Mortgage-backed, asset-backed and collateralized	39,417	41,720
Total	$182,515	$198,568
Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Notes to Consolidated Financial Statements
5. Investments(continued)
The following table presents the gross realized gains and gross realized losses from sales or maturities of our available for sale securities:
	Years Ended December 31,
	2021		2020		2019
(in millions)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
Fixed maturity securities	$894	$(144)	$1,022	$(440)	$429	$(204)
For the years ended December 31, 2021, 2020, and 2019, the aggregate fair value of available for sale securities sold was $11.4 billion, $12.0 billion, and $12.1 billion, respectively, which resulted in net realized gains (losses) of $750 million, $582 million, and $225 million, respectively. Included within the net realized gains (losses) is $647 million, $660 million, and $209 million of realized gains (losses) for the years ended December 31, 2021, 2020, and 2019, respectively, which relate to the Fortitude Re funds withheld assets held by Corebridge in support of Fortitude Re’s reinsurance obligations to Corebridge (Fortitude Re funds withheld assets). These realized gains are included in Net realized gains (losses) on Fortitude Re funds withheld assets.
OTHER SECURITIES MEASURED AT FAIR VALUE
The following table presents the fair value of fixed maturity securities measured at fair value, including securities in the modco agreement with Fortitude Re, based on our election of the fair value option and equity securities measured at fair value:
	December 31, 2021		December 31, 2020
(in millions)	Fair Value	Percent of Total	Fair Value	Percent of Total
Fixed maturity securities:
Obligations of states, municipalities, and political subdivisions	$50	2%	$—	—%
Non-U.S. governments	17	1	—	—
Corporate debt	1,000	43	—	—
Mortgage-backed, asset-backed and collateralized:
RMBS	199	9	203	14
CMBS	234	10	218	16
CLO/ABS and other collateralized	582	25	359	26
Total mortgage-backed, asset-backed and collateralized	1,015	44	780	56
Total fixed maturity securities	2,082	90	780	56
Equity securities(a)	242	10	609	44
Total	$2,324	100%	$1,389	100%
(a)
The table above includes other securities measured at fair value issued by related parties, which are primarily Corebridge affiliates that are not consolidated. This includes equity securities which had a fair value of $31 million as of December 31, 2020. There were no equity securities with related parties as of December 31, 2021.

Notes to Consolidated Financial Statements
5. Investments(continued)
OTHER INVESTED ASSETS
The following table summarizes the carrying amounts of other invested assets:
(in millions)	December 31, 2021	December 31, 2020
Alternative investments(a)(b)	$7,527	$6,107
Investment real estate(c)	2,349	6,908
All other investments(d)	691	380
Total(e)	$10,567	$13,395
(a)
At December 31, 2021, included hedge funds of $1.0 billion, and private equity funds of $6.5 billion. At December 31, 2020, included hedge funds of $0.8 billion, private equity funds of $5.0 billion, and affordable housing partnerships of $257 million.

(b)	At December 31, 2021, approximately 73% of our hedge fund portfolio is available for redemption in 2022. The remaining 27% will be available for redemption between 2023 and 2028.
(c)
Net of accumulated depreciation of $493 million and $555 million in 2021 and 2020, respectively, excluding affordable housing partnerships. The accumulated depreciation related to the investment real estate held by affordable housing partnerships is $123 million and $595 million in 2021 and 2020, respectively.

(d)
Includes Corebridge’s 3.5% ownership interest in Fortitude Holdings which is recorded using the measurement alternative for equity interest and is carried at cost, which was $100 million as of December 31, 2021.

(e)	Includes investments in related parties, which totaled $11 million and $45 million as of December 31, 2021 and December 31, 2020, respectively.
Other Invested Assets Carried at Fair Value
Certain hedge funds, private equity funds, and other investment partnerships for which we have elected the fair value option are reported at fair value with changes in fair value recognized in Net investment income.
Other Invested Assets – Equity Method Investments
We account for hedge funds, private equity funds, certain affordable housing partnerships and other investment partnerships using the equity method of accounting unless our interest is so minor that we may have virtually no influence over partnership operating and financial policies, or we have elected the fair value option. Under the equity method of accounting, our carrying amount generally is our share of the net asset value of the funds or the partnerships, and changes in our share of the net asset values are recorded in Net investment income. In applying the equity method of accounting, we consistently use the most recently available financial information provided by the general partner or manager of each of these investments. Hedge funds are reported as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag. The financial statements of these investees are generally audited annually.

Notes to Consolidated Financial Statements
5. Investments(continued)
Summarized Financial Information of Equity Method Investees
The following is the aggregated summarized financial information of our equity method investees, including those for which the fair value option has been elected:
Years Ended December 31, (in millions)	2021	2020	2019
Operating results:
Total revenues	$9,425	$2,375	$1,363
Total expenses	(674)	(778)	(867)
Net income	$8,751	$1,597	$496
At December 31, (in millions)	2021	2020
Balance sheet:
Total assets	$33,894	$25,886
Total liabilities	$(4,453)	$(3,224)
The following table presents the carrying amount and ownership percentage of equity method investments at December 31, 2021 and 2020:
	2021		2020
(in millions)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
Equity method investments	$2,797	Various	$2,385	Various
Summarized financial information for these equity method investees may be presented on a lag, due to the unavailability of information for the investees at our respective balance sheet dates and is included for the periods in which we held an equity method ownership interest.
Other Investments
Also included in Other invested assets are real estate held for investment. These investments are reported at cost, less depreciation and are subject to impairment review, as discussed below.
NET INVESTMENT INCOME
Net investment income represents income primarily from the following sources:
•
Interest income and related expenses, including amortization of premiums and accretion of discounts with changes in the timing and the amount of expected principal and interest cash flows reflected in yield, as applicable.

•	Dividend income from common and preferred stocks.
•	Realized and unrealized gains and losses from investments in other securities and investments for which we elected the fair value option.
•	Earnings from alternative investments.
•	Prepayment premiums.

Notes to Consolidated Financial Statements
5. Investments(continued)
The following table presents the components of Net investment income:
Years Ended December 31,	2021			2020			2019
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Available for sale fixed maturity securities, including short-term investments	$6,837	$1,296	$8,133	$6,841	$1,279	$8,120	$6,820	$1,330	$8,150
Other fixed maturity securities	17	9	26	66	6	72	417	12	429
Equity securities	(290)	—	(290)	255	—	255	65	—	65
Interest on mortgage and other loans	1,479	184	1,663	1,489	166	1,655	1,486	156	1,642
Alternative investments(a)	1,851	318	2,169	584	12	596	449	139	588
Real estate	204	—	204	177	—	177	235	—	235
Other investments	115	—	115	13	—	13	50	—	50
Total investment income	10,213	1,807	12,020	9,425	1,463	10,888	9,522	1,637	11,159
Investment expenses	316	32	348	336	36	372	346	39	385
Net investment income	$9,897	$1,775	$11,672	$9,089	$1,427	$10,516	$9,176	$1,598	$10,774
(a)
Included income from hedge funds, private equity funds and affordable housing partnerships. Hedge funds are recorded as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag.

NET REALIZED GAINS AND LOSSES
Net realized gains and losses are determined by specific identification. The net realized gains and losses are generated primarily from the following sources:
•	Sales or full redemptions of available for sale fixed maturity securities, real estate and other alternative investments.
•
Reductions to the amortized cost basis of available for sale fixed maturity securities that have been written down due to our intent to sell them or it being more likely than not that we will be required to sell them.

•	Changes in the allowance for credit losses on bonds available for sale, mortgage and other loans receivable, and loans commitments.
•
Changes in fair value of free standing and embedded derivatives, including changes in the non-performance adjustment, except for those instruments that are designated as hedging instruments when the change in the fair value of the hedged item is not reported in Net realized gains (losses).

•	Foreign exchange gains and losses resulting from foreign currency transactions.
•	Changes in fair value of the embedded derivative related to the Fortitude Re funds withheld assets.

Notes to Consolidated Financial Statements
5. Investments(continued)
The following table presents the components of Net realized gains (losses):
Years Ended December 31,	2021			2020			2019
(in millions)	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total	Excluding Fortitude Re Funds Withheld Assets	Fortitude Re Funds Withheld Assets	Total
Sales of fixed maturity securities	$103	$647	$750	$(78)	$660	$582	$16	$209	$225
Other-than-temporary impairments	—	—	—	—	—	—	(119)	—	(119)
Change in allowance for credit losses on fixed maturity securities	8	3	11	(186)	17	(169)	—	—	—
Change in allowance for credit losses on loans	133	8	141	(61)	3	(58)	(28)	(13)	(41)
Foreign exchange transactions, net of related hedges	305	20	325	89	(5)	84	264	10	274
Variable annuity embedded derivatives, net of related hedges(a)	94	—	94	159	—	159	(333)	—	(333)
Index annuity and indexed life embedded derivatives, net of related hedges	11	—	11	(766)	—	(766)	(348)	—	(348)
All other derivatives and hedge accounting	(6)	9	3	(94)	423	329	(44)	99	55
Other(b)	970	237	1,207	172	(96)	76	433	(43)	390
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	1,618	924	2,542	(765)	1,002	237	(159)	262	103
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	(687)	(687)	—	(3,978)	(3,978)	—	(5,167)	(5,167)
Net realized gains (losses)	$1,618	$237	$1,855	$(765)	$(2,976)	$(3,741)	$(159)	$(4,905)	$(5,064)
(a)
The 2020 and 2019 changes in Variable annuity embedded derivatives, net of related hedges was revised from $89 million and $(340) million to $159 million and $(333) million, respectively. The 2020 and 2019 Index annuity and Index life embedded derivatives, net of related hedges was revised from $(695) million and $(340) million to $(766) million and $(348) million, respectively. The 2019 All other derivatives and hedge accounting excluding Fortitude Re funds withheld assets was revised from $(45) million to $(44) million. These revisions have no impact on Corebridge’s consolidated financial statements and are not considered material to the previously issued financial statements.

(b)
In 2021, primarily includes gains from the sale of global real estate investments of $969 million, and gains from the sale of certain affordable housing partnerships of $208 million. In 2019, includes $300 million as a result of sales in investment real estate properties.

Notes to Consolidated Financial Statements
5. Investments(continued)
CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
The following table presents the increase (decrease) in unrealized appreciation (depreciation) of our available for sale securities:
	Years Ended December 31,
(in millions)	2021	2020
Increase (decrease) in unrealized appreciation (depreciation) of investments:
Fixed maturity securities	$(7,457)	$8,895
Total increase (decrease) in unrealized appreciation (depreciation) of investments	$(7,457)	$8,895
The following table summarizes the unrealized gains and losses recognized in Net Investment Income during the reporting period on equity securities and other invested assets still held at the reporting date:
Years Ended December 31,	2021			2020
(in millions)	Equities	Other Invested Assets	Total	Equities	Other Invested Assets	Total
Net gains and losses recognized during the year on equity securities	$(290)	$1,362	$1,072	$255	$375	$630
Less: Net gains and losses recognized during the year on equity securities sold during the year	(255)	30	(225)	(36)	54	18
Unrealized gains and losses recognized during the reporting period on equity securities still held at the reporting date	$(35)	$1,332	$1,297	$291	$321	$612
EVALUATING INVESTMENTS FOR AN ALLOWANCE FOR CREDIT LOSSES/OTHER-THAN- TEMPORARY IMPAIRMENTS
Fixed Maturity Securities
Subsequent to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020
If we intend to sell a fixed maturity security or it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized losses. No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value. When assessing our intent to sell a fixed maturity security, or whether it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis, management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition our investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.
For fixed maturity securities for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to realized losses. The allowance for credit losses is limited to the difference between amortized cost and fair value. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not associated with credit related factors is presented in unrealized appreciation (depreciation) of fixed maturity securities on which an allowance for credit losses were recognized (a separate component of accumulated other comprehensive income). Accrued interest is excluded from the measurement of the allowance for credit losses.

Notes to Consolidated Financial Statements
5. Investments(continued)
When estimating future cash flows for structured fixed maturity securities (e.g., RMBS, CMBS, CLO, ABS) management considers the historical performance of underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and the priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by asset class:
•	Current delinquency rates;
•	Expected default rates and the timing of such defaults;
•	Loss severity and the timing of any recovery; and
•	Expected prepayment speeds.
When estimating future cash flows for corporate, municipal and sovereign fixed maturity securities determined to be credit impaired, management considers:
•	Expected default rates and the timing of such defaults;
•	Loss severity and the timing of any recovery; and
•
Scenarios specific to the issuer and the security, which may also include estimates of outcomes of corporate restructurings, political and macroeconomic factors, stability and financial strength of the issuer, the value of any secondary sources of repayment and the disposition of assets.

We consider severe price declines in our assessment of potential credit impairments. We may also modify our model inputs when we determine that price movements in certain sectors are indicative of factors not captured by the cash flow models.
Credit losses are reassessed each period. The allowance for credit losses and the corresponding charge to realized losses can be reversed if conditions change, however, the allowance for credit losses will never be reduced below zero. When we determine that all or a portion of a fixed maturity security is uncollectable, the uncollectable amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If we collect cash flows that were previously written off the recovery is recognized by decreasing realized losses.
Prior to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020
If we intend to sell a fixed maturity security or it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, an other-than-temporary impairment has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized losses. When assessing our intent to sell a fixed maturity security, or whether it is more likely than not that we will be required to sell a fixed maturity security before recovery of its amortized cost basis, management evaluates relevant facts and circumstances including, but not limited to, decisions to reposition our investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.
For fixed maturity securities for which a credit impairment has occurred, the amortized cost is written down to the estimated recoverable value with a corresponding charge to realized losses. The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The difference between fair value and amortized cost that is not related to a credit impairment is presented in unrealized appreciation (depreciation) of fixed maturity securities on which other-than-temporary credit impairments were recognized (a separate component of accumulated other comprehensive income).
We consider severe price declines in our assessment of potential credit impairments. We may also modify our model inputs when we determine that price movements in certain sectors are indicative of factors not captured by the cash flow models.

Notes to Consolidated Financial Statements
5. Investments(continued)
In periods subsequent to the recognition of an other-than-temporary impairment charge for available for sale fixed maturity securities that is not foreign exchange related, we prospectively accrete into earnings the difference between the new amortized cost and the expected undiscounted recoverable value over the remaining expected holding period of the security.
Credit Impairments
The following table presents a rollforward of the changes in allowance for credit losses on available for sale fixed maturity securities by major investment category:
Year Ended December 31,	2021			2020
(in millions)	Structured	Non- Structured	Total	Structured	Non- Structured	Total
Balance, beginning of year*	$14	$117	$131	$5	$—	$5
Additions:
Securities for which allowance for credit losses were not previously recorded	3	46	49	28	211	239
Purchases of available for sale debt securities accounted for as purchased credit deteriorated assets	—	—	—	25	—	25
Accretion of available for sale debt securities accounted for as purchased credit deteriorated assets	—	—	—	1	—	1
Reductions:
Securities sold during the period	(4)	(19)	(23)	(3)	(21)	(24)
Intent to sell security or more likely than not will be required to sell the security before recovery of amortized cost basis	—	—	—	—	—	—
Additional net increases or decreases to the allowance for credit losses on securities that had an allowance recorded in a previous period, for which there was no intent to sell before recovery amortized cost basis	(5)	(55)	(60)	(42)	(4)	(46)
Write-offs charged against the allowance	—	(19)	(19)	—	(69)	(69)
Recoveries of amounts previously written off	—	—	—	—	—	—
Other	—	—	—	—	—	—
Balance, end of year	$8	$70	$78	$14	$117	$131
*	The beginning balance incorporates the Day 1 gross up on PCD assets held as of January 1, 2020.
Other Invested Assets
Our equity method investments in private equity funds, hedge funds and other entities are evaluated for impairment each reporting period. Such evaluation considers market conditions, events and volatility that may impact the recoverability of the underlying investments within these private equity funds and hedge funds and is based on the nature of the underlying investments and specific inherent risks. Such risks may evolve based on the nature of the underlying investments.
Purchased Credit Deteriorated/Impaired Securities
We purchase certain RMBS securities that have experienced more-than-insignificant deterioration in credit quality since origination. Subsequent to the adoption of the Financial Instruments Credit Losses Standard these are referred to as PCD assets. At the time of purchase an allowance is recognized for these PCD assets by adding

Notes to Consolidated Financial Statements
5. Investments(continued)
it to the purchase price to arrive at the initial amortized cost. There is no credit loss expense recognized upon acquisition of a PCD asset. When determining the initial allowance for credit losses, management considers the historical performance of underlying assets and available market information as well as instrument-specific structural considerations, such as credit enhancement and the priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs:
•	Current delinquency rates;
•	Expected default rates and the timing of such defaults;
•	Loss severity and the timing of any recovery; and
•	Expected prepayment speeds.
Subsequent to the acquisition date, the PCD assets follow the same accounting as other structured securities that are not high credit quality.
We did not purchase securities with more than insignificant credit deterioration since their origination during 2021. During the twelve-month period ended December 31, 2020, we purchased certain securities which had more than insignificant credit deterioration since their origination. These PCD securities are held in the portfolio of bonds available for sale in their natural classes at December 31, 2020.
The following table presents a reconciliation of the purchase price to the unpaid principal balance at the acquisition date of the PCD securities that were purchased with credit deterioration:
Year Ended December 31, (in millions)	2021	2020
Unpaid principal balance	$—	$607
Allowance for expected credit losses at acquisition	—	(25)
Purchase (discount) premium	—	(139)
Purchase price	$—	$443
PLEDGED INVESTMENTS
Secured Financing and Similar Arrangements
We enter into secured financing transactions whereby certain securities are sold under agreements to repurchase (repurchase agreements), in which we transfer securities in exchange for cash, with an agreement by us to repurchase the same or substantially similar securities. Our secured financing transactions also include those that involve the transfer of securities to financial institutions in exchange for cash (securities lending agreements). In all of these secured financing transactions, the securities transferred by us (pledged collateral) may be sold or repledged by the counterparties. These agreements are recorded at their contracted amounts plus accrued interest, other than those that are accounted for at fair value.
Pledged collateral levels are monitored daily and are generally maintained at an agreed-upon percentage of the fair value of the amounts borrowed during the life of the transactions. In the event of a decline in the fair value of the pledged collateral under these secured financing transactions, we may be required to transfer cash or additional securities as pledged collateral under these agreements. At the termination of the transactions, we and our counterparties are obligated to return the amounts borrowed and the securities transferred, respectively.
The following table presents the fair value of securities pledged to counterparties under secured financing transactions, including repurchase and securities lending agreements:
(in millions)	December 31, 2021	December 31, 2020
Fixed maturity securities available for sale	$3,582	$3,636
At December 31, 2021 and 2020, amounts borrowed under repurchase and securities lending agreements totaled $3.7 billion and $3.7 billion, respectively.

Notes to Consolidated Financial Statements
5. Investments(continued)
The following table presents the fair value of securities pledged under our repurchase agreements by collateral type and by remaining contractual maturity:
	Remaining Contractual Maturity of the Agreements
(in millions)	Overnight and Continuous	up to 30 days	31 - 90 days	91 - 364 days	365 days or greater	Total
December 31, 2021
Bonds available for sale:
Non-U.S. governments	$48	$—	$—	$—	$—	$48
Corporate debt	128	61	22	—	—	211
Total	$176	$61	$22	$—	$—	$259
December 31, 2020
Bonds available for sale:
Non-U.S. governments	$63	$—	$—	$—	$—	$63
Corporate debt	96	97	—	—	—	193
Total	$159	$97	$—	$—	$—	$256
The following table presents the fair value of securities pledged under our securities lending agreements by collateral type and by remaining contractual maturity:
	Remaining Contractual Maturity of the Agreements
(in millions)	Overnight and Continuous	up to 30 days	31 - 90 days	91 - 364 days	365 days or greater	Total
December 31, 2021
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$106	$—	$—	$106
Corporate debt	—	534	2,640	—	—	3,174
Non-U.S. government	—	—	43	—	—	43
Total	$—	$534	$2,789	$—	$—	$3,323
December 31, 2020
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$103	$—	$—	$103
Corporate debt	—	982	2,295	—	—	3,277
Non-U.S. government	—	—	—	—	—	—
Total	$—	$982	$2,398	$—	$—	$3,380
We also enter into agreements in which securities are purchased by us under agreements to resell (reverse repurchase agreements), which are accounted for as secured financing transactions and reported as short-term investments or other assets, depending on their terms. These agreements are recorded at their contracted resale amounts plus accrued interest, other than those that are accounted for at fair value. In all reverse repurchase transactions, we take possession of or obtain a security interest in the related securities, and we have the right to sell or repledge this collateral received.
There were no securities collateral pledged to us, or amounts sold or repledged by us, under reverse repurchase agreements in 2021 or 2020. At December 31, 2021 and December 31, 2020, there were no amounts loaned under reverse repurchase agreements.

Notes to Consolidated Financial Statements
5. Investments(continued)
We do not currently offset any secured financing transactions. All such transactions are collateralized and margined daily consistent with market standards and subject to enforceable master netting arrangements with rights of set off.
Insurance – Statutory and Other Deposits
The total carrying value of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities or other insurance-related arrangements, including certain annuity-related obligations and certain reinsurance treaties, was $3.9 billion and $1.7 billion at December 31, 2021 and 2020, respectively.
Other Pledges and Restrictions
Certain of our subsidiaries are members of Federal Home Loan Banks (“FHLBs”) and such membership requires the members to own stock in these FHLBs. We owned an aggregate of $193 million and $174 million of stock in FHLBs at December 31, 2021 and 2020, respectively. The stock in FHLB are measured at cost less impairment. In addition, our subsidiaries have pledged securities available for sale and residential loans associated with borrowings and funding agreements from FHLBs, with a fair value of $3.7 billion and $1.4 billion, respectively, at December 31, 2021 and $4 billion and $0.9 billion, respectively, at December 31, 2020.
Certain GICs recorded in policyholder contract deposits with a carrying value of $76 million and $83 million at December 31, 2021 and 2020, respectively, have provisions that require collateral to be posted or payments to be made by us upon a downgrade of our long-term debt ratings. The actual amount of collateral required to be posted to the counterparties in the event of such downgrades, and the aggregate amount of payments that we could be required to make, depend on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade. The fair value of securities pledged as collateral with respect to these obligations was approximately $41 million and $48 million at December 31, 2021 and 2020, respectively. This collateral primarily consists of securities of the U.S. government and government-sponsored entities and generally cannot be repledged or resold by the counterparties.
As part of our collateralized reinsurance transactions, we pledge collateral to cedants. The fair value of securities pledged as excess collateral with respect to these obligations was approximately $148 million and $85 million at December 31, 2021 and 2020, respectively. Additionally, assets supporting these transactions are held solely for the benefit of the cedants and insulated from obligations owed to our other policyholders and general creditors.
Reinsurance transactions between Corebridge and Fortitude Re were structured as modco with funds withheld. Following closing of AIG’s Majority Interest Fortitude Sale, AIG contributed $135 million of its proceeds from the Majority Interest Fortitude Sale to USL.
For further discussion on the sale of Fortitude Holdings see Notes 1 and 7.
6. Lending Activities
Mortgage and other loans receivable include commercial mortgages, residential mortgages, policy loans on life and annuity contracts, commercial loans, and other loans and notes receivable. Commercial mortgages, residential mortgages, commercial loans, and other loans and notes receivable are carried at unpaid principal balances less allowance for credit losses and plus or minus adjustments for the accretion or amortization of discount or premium. Interest income on such loans is accrued as earned.
Direct costs of originating commercial mortgages, commercial loans, and other loans and notes receivable, net of nonrefundable points and fees, are deferred and included in the carrying amount of the related receivables. The amount deferred is amortized to income as an adjustment to earnings using the interest method. Premiums and discounts on purchased residential mortgages are also amortized to income as an adjustment to earnings using the interest method.

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
Policy loans on life and annuity contracts are carried at unpaid principal balances. There is no allowance for policy loans because these loans serve to reduce the death benefit paid when the death claim is made, and the balances are effectively collateralized by the cash surrender value of the policy or annuity.
Interest income is not accrued when payment of contractual principal and interest is not expected. Any cash received on impaired loans is generally recorded as a reduction of the current carrying amount of the loan. Accrual of interest income is generally resumed when delinquent contractual principal and interest is repaid or when a portion of the delinquent contractual payments are made, and the ongoing required contractual payments have been made for an appropriate period. As of December 31, 2021, $7 million and $118 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status.
Accrued interest is presented separately and is included in Other assets on the Consolidated Balance Sheets. As of December 31, 2021, accrued interest receivable was $11 million and $109 million associated with residential mortgage loans and commercial mortgage loans, respectively.
A significant majority of commercial mortgages in the portfolio are non-recourse loans and, accordingly, the only guarantees are for specific items that are exceptions to the non-recourse provisions. It is therefore extremely rare for us to have cause to enforce the provisions of a guarantee on a commercial real estate or mortgage loan.
The following table presents the composition of Mortgage and other loans receivable, net:
(in millions)	December 31, 2021	December 31, 2020
Commercial mortgages(a)	$30,528	$31,030
Residential mortgages	4,672	3,587
Life insurance policy loans	1,832	1,972
Commercial loans, other loans and notes receivable(b)	2,852	2,382
Total mortgage and other loans receivable	39,884	38,971
Allowance for credit losses(c)	(496)	(657)
Mortgage and other loans receivable, net	$39,388	$38,314
(a)
Commercial mortgages primarily represent loans for multifamily apartments, offices and retail properties, with exposures in New York and California representing the largest geographic concentrations (aggregating approximately 22% and 10%, respectively, at December 31, 2021, and 25% and 10%, respectively, at December 31, 2020). The weighted average loan-to-value ratio for NY and CA was 51% and 53% at December 31, 2021, respectively and 47% and 47% at December 31, 2020, respectively. The debt service coverage ratio for NY and CA was 2.0X and 1.9X at December 31, 2021, respectively, and 1.6X and 1.9X at December 31, 2020, respectively.

(b)
Includes loans held for sale which are carried at lower of cost or fair value (LCOM) and are collateralized primarily by hotels. As of December 31, 2021, the net carrying value of these loans was $15 million.

(c)
Does not include allowance for credit losses of $57 million and $57 million at December 31, 2021 and 2020 in relation to off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.

Nonperforming loans are generally those loans where payment of contractual principal or interest is more than 90 days past due. Nonperforming mortgages were not significant for all periods presented.

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
CREDIT QUALITY OF COMMERCIAL MORTGAGES
The following table presents debt service coverage ratios(a) for commercial mortgages by year of vintage:
December 31, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Total
>1.2X	$1,861	$1,520	$4,915	$3,300	$2,997	$9,005	$23,598
1.00 - 1.20X	463	810	598	1,030	88	1,684	4,673
<1.00X	—	27	71	826	—	1,333	2,257
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Total
>1.2X	$1,766	$5,328	$4,694	$3,185	$3,649	$9,139	$27,761
1.00 - 1.20X	645	416	355	144	113	780	2,453
<1.00X	2	72	343	87	79	233	816
Total commercial mortgages	$2,413	$5,816	$5,392	$3,416	$3,841	$10,152	$31,030
The following table presents loan-to-value ratios(b) for commercial mortgages by year of vintage:
December 31, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Total
Less than 65%	$1,859	$1,935	$3,912	$4,072	$2,384	$8,264	$22,426
65% to 75%	304	396	1,672	1,084	340	2,814	6,610
76% to 80%	—	—	—	—	188	259	447
Greater than 80%	161	26	—	—	173	685	1,045
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Total
Less than 65%	$2,117	$3,580	$3,360	$1,967	$2,305	$6,805	$20,134
65% to 75%	266	2,187	1,801	1,203	832	2,228	8,517
76% to 80%	28	30	31	—	59	396	544
Greater than 80%	2	19	200	246	645	723	1,835
Total commercial mortgages	$2,413	$5,816	$5,392	$3,416	$3,841	$10,152	$31,030
(a)
The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted average debt service coverage ratio was 1.9X and 2.2X at December 31, 2021 and 2020, respectively. The debt service coverage ratios have been updated within the last three months.

(b)
The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted average loan-to-value ratio was 57% and 60% at December 31, 2021 and 2020, respectively. The loan-to-value ratios have been updated within the last three to nine months.

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
The following table presents the credit quality performance indicators for commercial mortgages:
	Number of Loans	Class							Percent of Total $
(dollars in millions)		Apartments	Offices	Retail	Industrial	Hotel	Others	Total(c)
December 31, 2021
Credit Quality Performance
Indicator:
In good standing	613	$12,394	$8,370	$4,026	$3,262	$1,726	$301	$30,079	99%
Restructured(a)	7	—	269	17	—	104	—	390	1
90 days or less delinquent	—	—	—	—	—	—	—	—	—
>90 days delinquent or in process of foreclosure	4	—	59	—	—	—	—	59	—
Total(b)	624	$12,394	$8,698	$4,043	$3,262	$1,830	$301	$30,528	100%
Allowance for credit losses		$93	$193	$69	$39	$23	$6	$423	1%
December 31, 2020
Credit Quality Performance
Indicator:
In good standing	661	$12,134	$9,000	$4,324	$3,096	$1,805	$328	$30,687	99%
Restructured(a)	5	—	34	41	—	2	—	77	—
90 days or less delinquent	3	—	87	—	—	76	—	163	1
>90 days delinquent or in process of foreclosure	3	—	45	—	—	58	—	103	—
Total(b)	672	$12,134	$9,166	$4,365	$3,096	$1,941	$328	$31,030	100%
Total allowance for credit losses	—	$122	$212	$113	$42	$49	$8	$546	2%
(a)	Loans that have been modified in troubled debt restructurings and are performing according to their restructured terms. For additional discussion of troubled debt restructurings see below.
(b)	Does not reflect allowance for credit losses.
(c)
Our commercial mortgage loan portfolio is current as to payments of principal and interest, for both periods presented. There were no significant amounts of nonperforming commercial mortgages (defined as those loans where payment of contractual principal or interest is more than 90 days past due) during any of the periods presented.

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
The following table presents credit quality performance indicators for residential mortgages by year of vintage:
December 31, 2021 (in millions)	2021	2020	2019	2018	2017	Prior	Total
FICO*:
780 and greater	$1,398	$678	$284	$100	$107	$325	$2,892
720 - 779	1,118	225	83	41	36	94	1,597
660 - 719	44	39	20	11	13	33	160
600 - 659	1	1	2	3	2	6	15
Less than 600	—	—	—	1	1	6	8
Total residential mortgages	$2,561	$943	$389	$156	$159	$464	$4,672
December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Total
FICO*:
780 and greater	$418	$605	$266	$261	$407	$258	$2,215
720 - 779	396	333	99	101	133	80	1,142
660 - 719	15	59	27	27	38	30	196
600 - 659	1	5	6	4	3	6	25
Less than 600	—	—	1	1	2	5	9
Total residential mortgages	$830	$1,002	$399	$394	$583	$379	$3,587
*	Fair Isaac Corporation (FICO) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and have been updated within the last three months.
METHODOLOGY USED TO ESTIMATE THE ALLOWANCE FOR CREDIT LOSSES
Subsequent to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020
At the time of origination or purchase, an allowance for credit losses is established for mortgage and other loan receivables and is updated each reporting period. Changes in the allowance for credit losses are recorded in net realized gains (losses). This allowance reflects the risk of loss, even when that risk is remote, and reflects losses expected over the remaining contractual life of the loan. The allowance for credit losses considers available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts of future economic conditions. We revert to historical information when we determine that we can no longer reliably forecast future economic assumptions.
The allowances for the commercial mortgage loans and residential mortgage loans are estimated utilizing a probability of default and loss given default model. Loss rate factors are determined based on historical data and adjusted for current and forecasted information. The loss rates are applied based on individual loan attributes and considering such data points as loan-to-value ratios, FICO scores, and debt service coverage.
The estimate of credit losses also reflects management’s assumptions on certain macroeconomic factors that include, but are not limited to, gross domestic product growth, employment, inflation, housing price index, interest rates and credit spreads.
Accrued interest is excluded from the measurement of the allowance for credit losses and accrued interest is reversed through interest income once a loan is placed on nonaccrual.
When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance.
We also have off-balance sheet commitments related to our commercial mortgage loans. The liability for expected credit losses related to these commercial mortgage loan commitments is reported in Other liabilities in

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
the Consolidated Balance Sheets. When a commitment is funded, we record a loan receivable and reclassify the liability for expected credit losses related to the commitment into loan allowance for expected credit losses. Other changes in the liability for expected credit losses on loan commitments are recorded in Net realized gains (losses) in the Consolidated Statements of Income.
Prior to the adoption of the Financial Instruments Credit Losses Standard on January 1, 2020
Mortgage and other loans receivable are considered impaired when collection of all amounts due under contractual terms is not probable. Impairment is measured using either i) the present value of expected future cash flows discounted at the loan’s effective interest rate, ii) the loan’s observable market price, if available, or iii) the fair value of the collateral if the loan is collateral dependent. Impairment of commercial mortgages is typically determined using the fair value of collateral while impairment of other loans is typically determined using the present value of cash flows or the loan’s observable market price. An allowance is typically established for the difference between the impaired value of the loan and its current carrying amount. Additional allowance amounts are established for incurred but not specifically identified impairments, based on statistical models primarily driven by past due status, debt service coverage, loan-to-value ratio, property type and location, loan term, profile of the borrower and of the major property tenants, and loan seasoning. When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance.
The following table presents a rollforward of the changes in the allowance for credit losses on Mortgage and other loans receivable(a):
Years Ended December 31,	2021			2020			2019
(in millions)	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total
Allowance, beginning of year	$546	$111	$657	$266	$91	$357	$249	$74	$323
Initial allowance upon CECL adoption	—	—	—	272	2	274	—	—	—
Loans charged off	(1)	—	(1)	(12)	(5)	(17)	(2)	(3)	(5)
Recoveries of loans previously charged off	—	—	—	—	—	—	—	—	—
Net charge-offs	(1)	—	(1)	(12)	(5)	(17)	(2)	(3)	(5)
Addition to (release of) allowance	(122)	(19)	(141)	20	23	43	19	20	39
Divestitures	—	(19)	(19)	—	—	—	—	—	—
Allowance, end of year(b)	$423	$73	$496	$546	$111	$657	$266	$91	$357
(a)
Does not include allowance for credit losses of $57 million and $57 million at December 31, 2021 and 2020 in relation to off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.

(b)
The December 31, 2019 total allowance was calculated prior to the adoption of Financial Instruments Credit Losses Standard on January 1, 2020. Of the total allowance, $10 million relates to individually assessed credit losses on $135 million of commercial mortgages at December 31, 2019.

As a result of the COVID-19 pandemic, including the significant global economic slowdown and general market decline, our expectations and models used to estimate the allowance for losses on commercial and residential mortgage loans have been updated to reflect the current economic environment. The full impact of COVID-19 on real estate valuations remains uncertain and we will continue to review our valuations as further information becomes available.
TROUBLED DEBT RESTRUCTURINGS
We modify loans to optimize their returns and improve their collectability, among other things. When we undertake such a modification with a borrower that is experiencing financial difficulty and the modification

Notes to Consolidated Financial Statements
6. Lending Activities(continued)
involves us granting a concession to the troubled debtor, the modification is a troubled debt restructuring (“TDR”). We assess whether a borrower is experiencing financial difficulty based on a variety of factors, including the borrower’s current default on any of its outstanding debt, the probability of a default on any of its debt in the foreseeable future without the modification, the insufficiency of the borrower’s forecasted cash flows to service any of its outstanding debt (including both principal and interest), and the borrower’s inability to access alternative third-party financing at an interest rate that would be reflective of current market conditions for a non-troubled debtor. Concessions granted may include extended maturity dates, interest rate changes, principal or interest forgiveness, payment deferrals and easing of loan covenants.
In response to the COVID-19 pandemic, there was an increase in the volume of loan modifications in our commercial mortgage, residential mortgage and leveraged loan portfolios. The COVID-19 related modifications were primarily in the form of short term payment deferrals (one to six months). Short-term payment deferrals are not considered a concession and therefore these modifications are not considered a TDR.
During the years ended December 31, 2021 and 2020, loans with a carrying value of $280 million and $77 million were modified in TDRs.
7. Reinsurance
In the ordinary course of business, our insurance companies may use ceded reinsurance to limit potential losses, provide additional capacity for growth, minimize exposure to significant risks or to provide greater diversification of our businesses. We may also use assumed reinsurance to diversify our business. Our reinsurance is principally under yearly renewable term (“YRT”) treaties, along with a large modco treaty reinsuring the majority of our legacy business to a former affiliate, Fortitude Re. The premiums with respect to YRT treaties are earned over the exposure period in proportion to the protection provided, while ceded premiums related to modco treaties are recognized when due. Amounts recoverable from reinsurers related to coinsurance or modco contracts are estimated in a manner consistent with the assumptions used for the underlying policy benefits while amounts recoverable on YRT treaties are recognized when claims are incurred on the reinsured policies. Amounts recoverable from reinsurers are presented as a component of Reinsurance assets.
Reinsurance assets include the balances due from reinsurance and insurance companies under the terms of our reinsurance agreements for ceded future policy benefits for life and accident and health insurance contracts and benefits paid and unpaid. We remain liable to the extent that our reinsurers do not meet their obligation under the reinsurance contracts, and as such, we regularly evaluate the financial condition of our reinsurers and monitor concentration of our credit risk. The estimation of the allowance for credit losses and disputes requires judgment for which key inputs typically include historical trends regarding uncollectible balances, disputes and credit events, and specific reviews of balances in dispute or subject to credit impairment. Changes in the allowance for credit losses and disputes on reinsurance assets are reflected in Policyholder benefits within the Consolidated Statements of Income.
The following table presents the impacts of ceded reinsurance and the corresponding gross liabilities on the Consolidated Balance Sheets:
At December 31, (in millions)	2021	2020
Assets
Reinsurance assets, net of allowance	$2,932	$2,707
Reinsurance assets - Fortitude Re, net of allowance	28,472	29,158
Total Assets	$31,404	$31,865

Notes to Consolidated Financial Statements
7. Reinsurance(continued)
At December 31, (in millions)	2021	2020
Liabilities
Future policy benefits for life and accident and health insurance contracts	$57,751	$54,660
Policyholder contract deposits	156,846	154,892
Other policyholder funds	2,849	2,492
Total Liabilities	$217,446	$212,044
The following table presents premiums earned, policy fees, and policyholder benefits for our long-duration life insurance and annuity operations:
Years Ended December 31, (in millions)	2021	2020	2019
Premiums
Direct	$4,604	$4,384	$4,370
Assumed(a)	2,265	1,073	232
Ceded	(1,232)	(1,116)	(1,101)
Net	$5,637	$4,341	$3,501
Policy Fees
Direct	$3,131	$2,957	$3,024
Assumed	—	—	—
Ceded	(80)	(83)	(94)
Net	$3,051	$2,874	$2,930
Policyholder benefits
Direct	$10,583	$9,092	$7,907
Assumed	78	32	1
Ceded	(2,611)	(2,522)	(2,573)
Net	$8,050	$6,602	$5,335
(a)	Assumed premiums includes premium from pension risk transfer agreements of $2.3 billion, $1.1 billion, and $214 million for the years ended December 31, 2021, 2020 and 2019, respectively.
FORTITUDE RE
In February 2018, AGL, VALIC and USL entered into a modco agreement with Fortitude Re, a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. Fortitude Holdings was formed by AIG to act as a holding company for Fortitude Re.
For additional information on Fortitude Re see Note 1.
These reinsurance transactions between Corebridge and Fortitude Re were structured as modco arrangements. In the modco, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., Corebridge) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as Corebridge maintains ownership of these investments, Corebridge will maintain its existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within other comprehensive income (loss)). Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair

Notes to Consolidated Financial Statements
7. Reinsurance(continued)
value of the embedded derivative related to the funds withheld payable are recognized in earnings through Net realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
As our accounting policy is to include reinsurance balances when performing loss recognition testing and as there will be no future profits recognized on this business, we will not incur any future loss recognition events related to business ceded to Fortitude Re.
On July 1, 2020, the Company amended the modco agreements. Under the terms of the amendment, certain business ceded to Fortitude Re was recaptured by the Company and certain additional business was ceded by the Company to Fortitude Re. We recorded an additional $91 million loss associated with this amendment.
As of December 31, 2021 and 2020, respectively, approximately $28.5 billion and $29.2 billion of reserves related to business written by Corebridge, had been ceded to Fortitude Re under these reinsurance transactions. As of closing of the Majority Interest Fortitude Sale, these reinsurance transactions are no longer considered affiliated transactions.
There is a diverse pool of assets supporting the funds withheld arrangements with Fortitude Re. The following summarizes the composition of the pool of assets:
At December 31,	2021		2020
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value	Corresponding Accounting Policy
Fixed maturity securities - available for sale	$27,180	$27,180	$30,500	$30,500	Fair value through other comprehensive income
Fixed maturity securities - fair value option	1,593	1,593	121	121	Fair value through net investment income
Commercial mortgage loans	3,179	3,383	3,191	3,490	Amortized cost
Real estate investments	201	395	358	585	Amortized cost
Private equity funds / hedge funds	1,606	1,606	1,168	1,168	Fair value through net investment income
Policy loans	380	380	413	413	Amortized cost
Short-term Investments	50	50	34	34	Fair value through net investment income
Funds withheld investment assets	34,189	34,587	35,785	36,311
Derivative assets, net(a)	81	81	—	—	Fair value through realized gains (losses)
Other(b)	476	476	478	478	Amortized cost
Total	$34,746	$35,144	$36,263	$36,789
(a)
The derivative assets have been presented net of cash collateral. The derivative assets supporting the Fortitude Re funds withheld arrangements had a fair market value of $387 million and $361 million for the years ended December 31, 2021, 2020; respectively. These derivative assets are fully collateralized either by cash or securities.

(b)	Primarily comprised of Cash and Accrued investment income.
The impact of the funds withheld arrangements with Fortitude Re was as follows:
	Years Ended December 31,
(in millions)	2021	2020	2019
Net investment income - Fortitude Re funds withheld assets	$1,775	$1,427	$1,598
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains Fortitude Re funds withheld assets	924	1,002	262
Net realized losses Fortitude Re embedded derivatives	(687)	(3,978)	(5,167)
Net realized gains (losses) on Fortitude Re funds withheld assets	237	(2,976)	(4,905)

Notes to Consolidated Financial Statements
7. Reinsurance(continued)
	Years Ended December 31,
(in millions)	2021	2020	2019
Income (loss) before income tax benefit (expense)	2,012	(1,549)	(3,307)
Income tax benefit (expense)(a)	(423)	325	694
Net Income (Loss)	1,589	(1,224)	(2,613)
Change in unrealized appreciation (depreciation) of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale(a)	(1,488)	1,165	2,479
Comprehensive Income (Loss)	$101	$(59)	$(134)
(a)	The income tax expense (benefit) and the tax impact in OCI was computed using Corebridge’s U.S. statutory tax rate of 21%.
Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation of the assets is the primary driver of the comprehensive income (loss) reflected above.
REINSURANCE SECURITY
Our third-party reinsurance arrangements do not relieve us from our direct obligations to our beneficiaries. Thus, a credit exposure exists to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. We hold substantial collateral as security under related reinsurance agreements in the form of funds, securities, and/or letters of credit, as well as funds withheld reinsurance structures. A provision has been recorded for estimated unrecoverable reinsurance. Fortitude Re is our only reinsurer where the amount due from the reinsurer is in excess of 5% of our total reinsurance assets. Our reinsurance asset with Fortitude Re was $28.5 billion and $29.2 billion as of December 31, 2021 and 2020, respectively. Assets held by Corebridge with a fair value of $35.1 billion and $36.8 billion as of December 31, 2021 and 2020 provide collateral supporting funds withheld balances due to Fortitude Re in excess of the respective reinsurance recoverable assets. We believe that no exposure to a single reinsurer represents an inappropriate concentration of credit risk to Corebridge.
REINSURANCE – CREDIT LOSSES
The estimation of reinsurance recoverables involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to similar judgments and uncertainties as the estimation of gross loss reserves.
We assess the collectability of reinsurance recoverable balances in each reporting period, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes that reduces the carrying amount of reinsurance and other assets on the Consolidated Balance Sheets (collectively, reinsurance recoverables). This estimate requires significant judgment for which key considerations include:
•	Paid and unpaid amounts recoverable;
•	Whether the balance is in dispute or subject to legal collection;
•
The relative financial health of the reinsurer as classified by the Obligor Risk Ratings (“ORRs”) we assign to each reinsurer based upon our financial reviews; insurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that will generate a significant allowance; and

Notes to Consolidated Financial Statements
7. Reinsurance(continued)
•	Whether collateral and collateral arrangements exist.
An estimate of the reinsurance recoverable’s lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR rating. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.
For additional information on YRT agreements see Note 15.
The total reinsurance recoverables as of December 31, 2021 were $31.4 billion. As of that date, utilizing AIG’s ORRs, (i) approximately 100% of the reinsurance recoverables were investment grade; (ii) less than 1% were non-investment grade reinsurance recoverables and (iii) none of the reinsurance recoverables were related to entities that were not rated by AIG.
Reinsurance Recoverable Allowance
The following table presents a rollforward of the reinsurance recoverable allowance:
Year Ended December 31, (in millions)	2021	2020
Balance, beginning of year	$83	$40
Initial allowance upon CECL adoption	—	22
Current period provision for expected credit losses and disputes	18	21
Write-offs charged against the allowance for credit losses and disputes	—	—
Balance, end of year	$101	$83
There were no recoveries of credit losses previously written off for the years ended December 31, 2021 and 2020.
Past-Due Status
We consider a reinsurance asset to be past due when it is 90 days past due and record an allowance for disputes when there is reasonable uncertainty of the collectability of a disputed amount during the reporting period. Past due balances were not significant for any of the periods presented. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future.
For additional information see Note 15.
STATUTORY AND RELATED PERMITTED PRACTICES
In addition to contracts which qualify for reinsurance accounting under U.S. GAAP, the Company also manages its risks through contracts which follow deposit accounting. Expenses associated with these contracts are recorded in General operating and other expenses within the Combined Statements of Income (Loss). For example, certain of our insurance companies manage the capital impact of their statutory reserve requirements, including those resulting from the NAIC Model Regulation “Valuation of Life Insurance Policies” (“Regulation XXX”) and NAIC Actuarial Guideline 38 (“Guideline AXXX”), through reinsurance transactions which do not qualify for reinsurance accounting under U.S. GAAP. Effective July 1, 2016, AGL entered into an agreement to cede approximately $5 billion of statutory reserves for certain whole life and universal life policies to an unaffiliated reinsurer. Effective December 31, 2016, AGL recaptured term and universal life reserves of $16 billion from AGC, subject to Regulation XXX and Guideline AXXX, and ceded approximately $14 billion of such statutory reserves to an unaffiliated reinsurer under an amendment to the July 1, 2016 agreement. Under one affiliated reinsurance arrangement, USL obtains letters of credit to support statutory recognition of the ceded reinsurance. As of December 31, 2021, USL had one bilateral letter of credit for the amount of $250 million, which was issued on February 7, 2014 and expires on February 8, 2024. This letter of credit is subject to reimbursement by AIG in the event of a drawdown.

Notes to Consolidated Financial Statements
7. Reinsurance(continued)
For additional information on the use of affiliated reinsurance for Regulation XXX and Guideline AXXX reserves see Note 18.
8. Deferred Policy Acquisition Costs
Deferred policy acquisition costs (“DAC”) represent those costs that are incremental and directly related to the successful acquisition of new or renewal of existing insurance contracts. We defer incremental costs that result directly from, and are essential to, the acquisition or renewal of an insurance contract. Such deferred policy acquisition costs generally include agent or broker commissions and bonuses, and medical fees that would not have been incurred if the insurance contract had not been acquired or renewed. Each cost is analyzed to assess whether it is fully deferrable. We partially defer costs, including certain commissions, when we do not believe that the entire cost is directly related to the acquisition or renewal of insurance contracts. Commissions that are not deferred to DAC are recorded in Non-deferrable insurance commissions in the Consolidated Statements of Income.
We also defer a portion of employee total compensation and payroll-related fringe benefits directly related to time spent performing specific acquisition or renewal activities, including costs associated with the time spent on underwriting, policy issuance and processing, and sales force contract selling. The amounts deferred are derived based on successful efforts for each distribution channel and/or cost center from which the cost originates.
Long-duration insurance contracts: Policy acquisition costs for participating life, traditional life and accident and health insurance products are generally deferred and amortized, with interest, over the premium paying period. The assumptions used to calculate the benefit liabilities and DAC for these traditional products are set when a policy is issued and do not change with changes in actual experience, unless a loss recognition event occurs. These “locked-in” assumptions include mortality, morbidity, persistency, maintenance expenses and investment returns, and include margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. A loss recognition event occurs when there is a shortfall between the carrying amount of future policy benefit liabilities, net of DAC, and what the future policy benefit liabilities, net of DAC, would be when applying updated current assumptions. When we determine a loss recognition event has occurred, we first reduce any DAC related to that block of business through amortization of acquisition expense, and after DAC is depleted, we record additional liabilities through a charge to Policyholder benefits. Groupings for loss recognition testing are consistent with our manner of acquiring, servicing and measuring the profitability of the business and applied by product groupings. We perform separate loss recognition tests for traditional life products, payout annuities and long-term care products. Our policy is to perform loss recognition testing net of reinsurance. Once loss recognition has been recorded for a block of business, the old assumption set is replaced, and the assumption set used for the loss recognition would then be subject to the lock-in principle.
Investment-oriented contracts: Certain policy acquisition costs and policy issuance costs related to investment-oriented contracts, for example universal life, variable and fixed annuities, and fixed index annuities, are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. DAC on investment-oriented contracts were approximately $5.8 billion and $5.2 billion at December 31, 2021 and 2020, respectively. Estimated gross profits are affected by a number of factors, including levels of current and expected interest rates, net investment income and spreads, net realized gains and losses, fees, surrender rates, mortality experience, policyholder behavior experience and equity market returns and volatility. In each reporting period, current period amortization expense is adjusted to reflect actual gross profits. If the assumptions used for estimating gross profit change significantly, DAC is recalculated using the new assumptions, including actuarial assumptions such as mortality, lapse, benefit utilization, and premium persistency, and any resulting adjustment is included in income. If the new assumptions indicate that future estimated gross profits are higher than previously estimated, DAC will be increased resulting in a decrease in amortization expense and increase in income in the current period; if future estimated gross profits are lower than previously estimated, DAC will be decreased resulting in an increase in amortization expense and decrease in income in the current period. Updating such assumptions may result in acceleration of amortization in some products and deceleration of amortization in other products. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the current and projected future profitability of the underlying insurance contracts.

Notes to Consolidated Financial Statements
8. Deferred Policy Acquisition Costs(continued)
To estimate future estimated gross profits for variable life and annuity products, a long-term annual asset growth assumption is applied to determine the future growth in assets and related asset-based fees. In determining the asset growth rate, the effect of short-term fluctuations in the equity markets is partially mitigated through the use of a “reversion to the mean” methodology for variable annuities, whereby short-term asset growth above or below long-term annual rate assumptions impacts the growth assumption applied to the five-year period subsequent to the current balance sheet date. The reversion to the mean methodology allows us to maintain our long-term growth assumptions, while also giving consideration to the effect of actual investment performance. When actual performance significantly deviates from the annual long-term growth assumption, as evidenced by growth assumptions in the five-year reversion to the mean period falling below a certain rate (floor) or rising above a certain rate (cap) for a sustained period, judgment may be applied to revise or “unlock” the growth rate assumptions to be used for both the five-year reversion to the mean period as well as the long-term annual growth assumption applied to subsequent periods.
Unrealized Appreciation (Depreciation) of Investments: DAC related to investment-oriented contracts is also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on estimated gross profits, with related changes recognized through Other comprehensive income. The adjustment is made at each balance sheet date, as if the securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. Similarly, for long-duration traditional insurance contracts, if the assets supporting the liabilities are in a net unrealized gain position at the balance sheet date, loss recognition testing assumptions are updated to exclude such gains from future cash flows by reflecting the impact of reinvestment rates on future yields. If a future loss is anticipated under this basis, any additional shortfall indicated by loss recognition tests is recognized as a reduction in accumulated other comprehensive income. Similar to other loss recognition on long-duration insurance contracts, such shortfall is first reflected as a reduction in DAC and secondly as an increase in liabilities for future policy benefits. The change in these adjustments, net of tax, is included with the change in net unrealized appreciation of investments that is credited or charged directly to Other comprehensive income.
Internal Replacements of Long-duration and Investment-oriented Products: For some products, policyholders can elect to modify product benefits, features, rights or coverages by exchanging a contract for a new contract or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. These transactions are known as internal replacements. If the modification does not substantially change the contract, we do not change the accounting and amortization of existing DAC and related actuarial balances. If an internal replacement represents a substantial change, the original contract is considered to be extinguished and any related DAC or other policy balances are charged or credited to income, and any new deferrable costs associated with the replacement contract are deferred.
Value of Business Acquired (“VOBA”): VOBA is determined at the time of acquisition and is reported in the Consolidated Balance Sheets with DAC. This value is based on the present value of future pre-tax profits discounted at yields applicable at the time of purchase. For participating life, traditional life and accident and health insurance products, VOBA is amortized over the life of the business in a manner similar to that for DAC based on the assumptions at purchase. For investment-oriented products, VOBA is amortized in relation to estimated gross profits and adjusted for the effect of unrealized gains or losses on fixed maturity securities available for sale in a manner similar to DAC.
The following table presents a rollforward of DAC:
Years Ended December 31, (in millions)	2021	2020	2019
Balance, beginning of year	$7,241	$7,939	$9,175
Impact of CECL adoption	—	15	—
Capitalizations	1,000	889	1,168
Amortization expense	(1,046)	(532)	(659)
Change related to unrealized appreciation (depreciation) of investments	760	(1,085)	(1,746)
Other, including foreign exchange	(6)	15	1
Balance, end of year	$7,949	$7,241	$7,939

Notes to Consolidated Financial Statements
8. Deferred Policy Acquisition Costs(continued)
The following table presents a rollforward of VOBA:
Years Ended December 31, (in millions)	2021	2020	2019
Balance, beginning of year	$122	$130	$146
Acquisitions	—	—	—
Amortization expense	(11)	(11)	(15)
Change related to unrealized appreciation (depreciation) of investments	(1)	2	(4)
Other, including foreign exchange	(1)	1	3
Balance, end of year	$109	$122	$130
The amount of the unamortized balance of VOBA at December 31, 2021 expected to be amortized in 2022 through 2026 by year is: $13 million, $13 million, $11 million, $11 million and $8 million, respectively, with $55 million being amortized after five years.
DEFERRED SALES INDUCEMENTS
We offer deferred sales inducements (“DSI”) which include enhanced crediting rates or bonus payments to contract holders (bonus interest) on certain annuity and investment contract products. Such amounts are deferred and amortized over the life of the contract using the same methodology and assumptions used to amortize DAC. To qualify for such accounting treatment, the bonus interest must be explicitly identified in the contract at inception. We must also demonstrate that such amounts are incremental to amounts we credit on similar contracts without bonus interest and are higher than the contract’s expected ongoing crediting rates for periods after the bonus period. Amortization related to DSI is recorded in interest credited to policyholder account balances.
The following table presents a rollforward of DSI:
Years Ended December 31, (in millions)	2021	2020	2019
Balance, beginning of year	$285	$437	$755
Capitalizations	11	11	20
Amortization expense	(116)	(64)	(79)
Change related to unrealized appreciation (depreciation) of investments	127	(99)	(259)
Balance, end of year	$307	$285	$437
DAC, VOBA and DSI for insurance-oriented and investment-oriented products are reviewed for recoverability, which involves estimating the future profitability of current business. This review involves significant management judgment. If actual profitability is substantially lower than estimated, Corebridge’s DAC, VOBA and DSI may be subject to an impairment charge and Corebridge’s results of operations could be significantly affected in future periods. DSI is reported in Other Assets, while VOBA is reported in the DAC balance in the Consolidated Balance Sheets.
9. Variable Interest Entities
A variable interest entity (“VIE”) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity. Consolidation of a VIE by its primary beneficiary is not based on majority voting interest but is based on other criteria discussed below.
We enter into various arrangements with VIEs in the normal course of business and consolidate the VIEs when we determine we are the primary beneficiary. This analysis includes a review of the VIE’s capital structure, related contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued and our involvement with the entity. When assessing the need to consolidate a VIE, we evaluate the design of the VIE as well as the related risks to which the entity was designed to expose the variable interest holders.

Notes to Consolidated Financial Statements
9. Variable Interest Entities (continued)
The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. While also considering these factors, the consolidation conclusion depends on the breadth of our decision-making ability and our ability to influence activities that significantly affect the economic performance of the VIE.
BALANCE SHEET CLASSIFICATION AND EXPOSURE TO LOSS
Creditors or beneficial interest holders of VIEs for which the Company is the primary beneficiary generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company, except in limited circumstances when the Company has provided a guarantee to the VIE’s interest holders. The following table presents the total assets and total liabilities associated with our variable interests in consolidated VIEs, as classified in the Consolidated Balance Sheets:
(in millions)	Real Estate and Investment Entities(c)	Securitization and Repackaging Vehicles	Affordable Housing Partnerships	Total
December 31, 2021
Assets:
Bonds available for sale	$—	$5,393	$—	$5,393
Other bond securities	—	—	—	—
Equity securities	223	—	—	223
Mortgage and other loans receivable	—	2,359	—	2,359
Other invested assets
Alternative investments(a)	3,017	—	—	3,017
Investment Real Estate	2,257	—	—	2,257
Short-term investments	467	151	—	618
Cash	93	—	—	93
Accrued investment income	—	15	—	15
Other assets	188	557	—	745
Total assets(b)	$6,245	$8,475	$—	$14,720
Liabilities:
Debt of consolidated investment entities	$1,743	$5,193	$—	$6,936
Other Liabilities	112	723	—	835
Total liabilities	$1,855	$5,916	$—	$7,771
December 31, 2020
Assets:
Bonds available for sale	$—	$6,139	$—	$6,139
Other bond securities	—	97	—	97
Equity securities	507	—	—	507
Mortgage and other loans receivable	—	2,731	—	2,731
Other invested assets
Alternative investments(a)	2,689	—	—	2,689
Investment Real Estate	3,156	—	3,558	6,714
Short-term investments	364	1,515	—	1,879
Cash	128	—	203	331
Accrued investment income	—	38	—	38
Other assets	290	130	243	663
Total assets(b)	$7,134	$10,650	$4,004	$21,788
Liabilities:
Debt of consolidated investment entities	$2,505	$5,477	$2,287	$10,269
Other Liabilities	180	227	187	594
Total liabilities	$2,685	$5,704	$2,474	$10,863
(a)	Comprised primarily of investments in real estate joint ventures at December 31, 2021 and 2020.

Notes to Consolidated Financial Statements
9. Variable Interest Entities (continued)
(b)	The assets of each VIE can be used only to settle specific obligations of that VIE.
(c)
Off-balance sheet exposure primarily consisting of commitments by insurance operations and affiliates into real estate and investment entities. At December 31, 2021 and 2020, together the Company and AIG affiliates have commitments to internal parties of $2.4 billion and $2.4 billion, respectively and commitments to external parties of $0.6 billion and $0.7 billion, respectively. At December 31, 2021, $1.5 billion out of the internal commitments was from subsidiaries of Corebridge entities and $0.9 billion was from other AIG affiliates, respectively. At December 31, 2020, $1.3 billion out of the internal commitments was from subsidiaries of Corebridge entities, and $1.1 billion was from other AIG affiliates, respectively.

The following table presents the revenue, net income (loss) attributable to noncontrolling interests and net income (loss) attributable to Corebridge associated with our variable interests in consolidated VIEs, as classified in the Consolidated Income Statements:
(in millions)	Real Estate and Investment Entities	Securitization and Repackaging Vehicles	Affordable Housing Partnerships	Total
December 31, 2021
Total Revenue	$1,639	$247	$450	$2,336
Net income attributable to noncontrolling interests	$858	$3	$68	$929
Net income (loss) attributable to Corebridge	$525	$(33)	$304	$796
December 31, 2020
Total Revenue	$477	$386	$275	$1,138
Net income attributable to noncontrolling interests	$173	$4	$31	$208
Net income attributable to Corebridge	$229	$137	$131	$497
December 31, 2019
Total Revenue	$458	$566	$279	$1,303
Net income attributable to noncontrolling interests	$227	$4	$27	$258
Net income attributable to Corebridge	$120	$265	$136	$521
We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE.
AIG entered into six transactions between 2012 and 2014, securitizing portfolios of certain debt securities, the majority of which were previously owned by Corebridge. As part of these transactions, an indirectly wholly-owned subsidiary of AIG was obligated to make certain capital contributions to such a securitization VIE in the event that the VIE was unable to redeem any rated notes it had in issue on the relevant redemption date. AIG had provided a guarantee to the six securitization VIEs of the obligations of its indirectly wholly-owned subsidiary to make such capital contributions when due. During the year ended December 31, 2021 all six transactions were terminated and Corebridge recorded a loss on extinguishment of debt of $145 million. There were no amounts paid under the guarantees provided by AIG.
The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:
		Maximum Exposure to Loss
(in millions)	Total VIE Assets	On-Balance Sheet(b)	Off-Balance Sheet(c)	Total
December 31, 2021
Real estate and investment entities(a)	$309,866	$4,459	$2,452	$6,911
Affordable housing partnerships	—	—	—	—
Total	$309,866	$4,459	$2,452	$6,911
December 31, 2020
Real estate and investment entities(a)	$174,752	$3,120	$2,369	$5,489
Affordable housing partnerships	2,801	368	4	372
Total	$177,553	$3,488	$2,373	$5,861
(a)	Comprised primarily of hedge funds and private equity funds.

Notes to Consolidated Financial Statements
9. Variable Interest Entities (continued)
(b)	At December 31, 2021 and 2020, $4.5 billion and $3.4 billion, respectively, of our total unconsolidated VIE assets were recorded as Other invested assets.
(c)	These amounts represent our unfunded commitments to invest in private equity funds and hedge funds.
REAL ESTATE AND INVESTMENT ENTITIES
Through our insurance operations and AIG Global Real Estate Investment Corp., we are an investor in various real estate investment entities, some of which are VIEs. These investments are typically with unaffiliated third-party developers via a partnership or limited liability company structure. The VIEs’ activities consist of the development or redevelopment of commercial, industrial and residential real estate. Our involvement varies from being a passive equity investor or finance provider to actively managing the activities of the VIEs.
Our insurance operations participate as passive investors in the equity issued by certain third party-managed hedge and private equity funds that are VIEs. Our insurance operations typically are not involved in the design or establishment of these VIEs, nor do they actively participate in the management of the VIEs.
SECURITIZATION & REPACKAGING VEHICLES
We created certain VIEs that hold investments, primarily in investment-grade debt securities and loans, and issued beneficial interests in these investments. Some of these VIEs were created to facilitate our purchase of asset-backed securities. In these situations, all of the beneficial interests are owned by Corebridge and affiliated entities and are consolidated by Corebridge. In other instances, we have created VIEs that are securitizations of residential mortgage loans or other forms of collateralized loan obligations or repackage loan and other assets into pass-through securities. Corebridge subsidiaries or affiliated entities own some of the beneficial interests of these VIEs, and we maintain the power to direct the activities of the VIEs that most significantly impact their economic performance. Accordingly, we consolidate these entities and those beneficial interests issued to third parties are reported as debt of consolidated investment entities. This debt is non-recourse to Corebridge.
AFFORDABLE HOUSING PARTNERSHIPS
Affordable Housing organized and invested in limited partnerships that develop and operate affordable housing qualifying for federal, state, and historic tax credits, in addition to a few market rate properties across the United States. The operating partnerships are VIEs, whose debt is generally non-recourse in nature, and the general partners of which are mostly unaffiliated third-party developers. We account for our investments in operating partnerships using the equity method of accounting, unless they are required to be consolidated. We consolidate an operating partnership if the general partner is an affiliated entity, or we otherwise have the power to direct activities that most significantly impact the entities’ economic performance. In December 2021, Corebridge completed the sale of affordable housing portfolio to Blackstone Real Estate Income Trust.
For additional information on the sale of Corebridge’s interests in a U.S. affordable housing portfolio, see Note 1.
RMBS, CMBS, OTHER ABS AND CLOS
Primarily through our insurance operations, we are a passive investor in RMBS, CMBS, other ABS and CLOs, the majority of which are issued by domestic special purpose entities. We generally do not sponsor or transfer assets to, or act as the servicer to these asset-backed structures and were not involved in the design of these entities.
Our maximum exposure in these types of structures is limited to our investment in securities issued by these entities. Based on the nature of our investments and our passive involvement in these types of structures, we have determined that we are not the primary beneficiary of these entities. We have not included these entities in the above tables; however, the fair values of our investments in these structures are reported in Notes 4 and 5.
Additionally, from time to time, AIG designs internal securitizations. AIG designed a series of VIEs which are not consolidated by Corebridge which securitized certain CLOs. The notes held by Corebridge and their

Notes to Consolidated Financial Statements
9. Variable Interest Entities (continued)
related fair values are included in the available-for-sale disclosures that are reported in Notes 4 and 5. As of December 31, 2021, the total VIE assets of these securitizations are $2.0 billion, of which Corebridge’s maximum exposure to loss is $1.2 billion. As of December 31, 2020, the total VIE assets of these securitizations are $2.7 billion, of which Corebridge’s maximum exposure to loss is $1.1 billion.
10.	Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with embedded derivatives contained in insurance contract liabilities and fixed maturity securities as well as other interest rate sensitive assets and liabilities. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures, and foreign currency transactions. Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities and economically hedge certain investments. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.
Interest rate, currency, equity swaps, credit contracts, swaptions, options and forward transactions are accounted for as derivatives, recorded on a trade-date basis and carried at fair value. Unrealized gains and losses are generally reflected in income, except in certain situations in which hedge accounting is applied and unrealized gains and losses are reflected in AOCI. Aggregate asset or liability positions are netted on the Consolidated Balance Sheets only to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted with counterparties in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative liability, while cash collateral received in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative asset.
Derivatives, with the exception of embedded derivatives, are reported at fair value in the Consolidated Balance Sheets in Other assets and Other liabilities. Embedded derivatives are generally presented with the host contract in the Consolidated Balance Sheets. A bifurcated embedded derivative is measured at fair value and accounted for in the same manner as a free standing derivative contract. The corresponding host contract is accounted for according to the accounting guidance applicable for that instrument.

Notes to Consolidated Financial Statements
10.
Derivatives and Hedge Accounting(continued)
For additional information on embedded derivatives see Notes 4 and 13.
The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Consolidated Balance Sheets:
	December 31, 2021				December 31, 2020
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments:(a)
Interest rate contracts	$352	$274	$980	$14	$902	$302	$441	$9
Foreign exchange contracts	4,058	262	2,861	55	1,139	92	4,096	248
Derivatives not designated as hedging instruments:(a)
Interest rate contracts	28,056	1,637	23,219	1,562	37,679	1,502	24,182	1,459
Foreign exchange contracts	4,047	410	5,413	311	3,236	380	5,852	437
Equity contracts	60,192	4,670	38,932	4,071	56,427	6,719	40,598	5,837
Credit contracts	1,840	1	—	—	3,680	2	—	—
Other contracts(b)	43,839	13	133	—	43,461	14	54	6
Total derivatives, gross	$142,384	$7,267	$71,538	$6,013	$146,524	$9,011	$75,223	$7,996
Counterparty netting(c)		(5,785)		(5,785)		(7,723)		(7,723)
Cash collateral(d)		(798)		(37)		(533)		(28)
Total derivatives on Consolidated Balance Sheets(e)		$684		$191		$755		$245
(a)	Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)	Consists primarily of stable value wraps and contracts with multiple underlying exposures.
(c)	Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)	Represents cash collateral posted and received that is eligible for netting.
(e)
Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. Fair value of assets related to bifurcated embedded derivatives was zero at both December 31, 2021 and December 31, 2020. Fair value of liabilities related to bifurcated embedded derivatives was $17.7 billion and $17.8 billion, respectively, at December 31, 2021 and 2020. A bifurcated embedded derivative is generally presented with the host contract in the Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in variable annuity products, which include equity and interest rate components, and the funds withheld arrangement with Fortitude Re. For additional information see Note 7.

Notes to Consolidated Financial Statements
10.
Derivatives and Hedge Accounting(continued)
The following table presents the gross notional amounts of our derivatives and the fair value of derivative assets and liabilities with related parties and third parties:
	December 31, 2021				December 31, 2020
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Total derivatives with related parties	$96,862	$7,182	$68,623	$5,778	$103,326	$8,938	$70,128	$7,722
Total derivatives with third parties	45,522	85	2,915	235	43,198	73	5,095	274
Total derivatives, gross	$142,384	$7,267	$71,538	$6,013	$146,524	$9,011	$75,223	$7,996
As of December 31, 2021, the following amounts were recorded on the Consolidated Balance Sheets sheets related to the carrying amount of the hedged assets (liabilities) and cumulative basis adjustments included in the carrying amount for fair value hedges:
	December 31, 2021		December 31, 2020
(in millions)	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets (Liabilities)(a)	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets (Liabilities)(b)
Balance sheet line item in which: hedged item is recorded:
Fixed maturities, available-for-sale at fair value	$7,478	$—	$5,182	$—
Commercial mortgage and other loans	—	(6)	159	4
Policyholder contract deposits(c)	(1,500)	(79)	(1,315)	(133)
(a)	The cumulative amount of fair value hedging adjustments disclosed for commercial mortgage and other loans relates to hedging relationships discontinued during the year.
(b)	There were no material fair value hedging adjustments for hedged assets and liabilities for which hedge accounting has been discontinued.
(c)	This relates to fair value hedges on GICs.
COLLATERAL
We engage in derivative transactions that are not subject to a clearing requirement directly with related parties and unaffiliated third parties in most cases, under International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements. Many of the ISDA Master Agreements also include Credit Support Annex provisions, which provide for collateral postings that may vary at various ratings and threshold levels. We attempt to reduce our risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an upfront or contingent basis. We minimize the risk that counterparties might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and generally requiring additional collateral to be posted upon the occurrence of certain events or circumstances.
Collateral posted by us to third parties for derivative transactions was $317 million and $308 million at December 31, 2021 and 2020, respectively. Collateral posted by us to related parties for derivative transactions was $803 million and $845 million at December 31, 2021 and 2020, respectively. In the case of collateral posted under derivative transactions that are not subject to clearing, this collateral can generally be repledged or resold

Notes to Consolidated Financial Statements
10.
Derivatives and Hedge Accounting(continued)
by the counterparties. Collateral provided to us from third parties for derivative transactions was $53 million and $40 million at December 31, 2021 and 2020, respectively. Collateral provided to us from related parties for derivative transactions was $770 million and $507 million at December 31, 2021 and 2020, respectively. In the case of collateral provided to us under derivative transactions that are not subject to clearing, we generally can repledge or resell collateral.
OFFSETTING
We have elected to present all derivative receivables and derivative payables, and the related cash collateral received and paid, on a net basis on our Consolidated Balance Sheets when a legally enforceable ISDA Master Agreement exists between us and our derivative counterparty. An ISDA Master Agreement is an agreement governing multiple derivative transactions between two counterparties. The ISDA Master Agreement generally provides for the net settlement of all, or a specified group, of these derivative transactions, as well as transferred collateral, through a single payment, and in a single currency, as applicable. The net settlement provisions apply in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions governed by the ISDA Master Agreement.
HEDGE ACCOUNTING
We designated certain derivatives entered into with related parties as fair value hedges of available for sale investment securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross currency swaps designated as hedges of the change in fair value of foreign currency denominated available for sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
We use cross-currency swaps as hedging instruments in net investment hedge relationships to mitigate the foreign exchange risk associated with our non-U.S. dollar functional currency foreign subsidiaries. For net investment hedge relationships that use derivatives as hedging instruments, we assess hedge effectiveness and measure hedge ineffectiveness using changes in forward rates. For the years ended December 31, 2021, 2020 and 2019, we recognized gains (losses) of $8 million, $(5) million and $(1) million, respectively, included in Change in foreign currency translation adjustment in Other comprehensive income (loss) related to the net investment hedge relationships. The gains (losses) recognized primarily include transactions with related parties.
A qualitative methodology is utilized to assess hedge effectiveness for net investment hedges, while regression analysis is employed for all other hedges.

Notes to Consolidated Financial Statements
10.
Derivatives and Hedge Accounting(continued)
The following table presents the gain (loss) recognized in earnings on our derivative instruments in fair value hedging relationships in the Consolidated Statements of Income:
	Gains/(Losses) Recognized in Earnings for:
(in millions)	Hedging Derivatives(a)(c)	Excluded Components(b)(c)	Hedged Items	Net Impact
Year ended December 31, 2021
Interest rate contracts:
Realized gains/(losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(62)	18	54	10
Net investment income	9	—	(11)	(2)
Foreign exchange contracts:
Realized gains/(losses)	260	31	(260)	31
Year ended December 31, 2020
Interest rate contracts:
Realized gains/(losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	47	1	(53)	(5)
Net investment income	(6)	—	5	(1)
Foreign exchange contracts:
Realized gains/(losses)	(298)	98	298	98
Year ended December 31, 2019
Interest rate contracts:
Realized gains/(losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	46	6	(52)	—
Net investment income	(1)	—	1	—
Foreign exchange contracts:
Realized gains/(losses)	(59)	136	59	136
(a)	Gains and losses on derivative instruments designated and qualifying in fair value hedges that are included in the assessment of hedge effectiveness.
(b)
Gains and losses on derivative instruments designated and qualifying in fair value hedges that are excluded from the assessment of hedge effectiveness and recognized in earnings on a mark-to-market basis.

(c)	Primarily consists of gains and losses with related parties.
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
The following table presents the effect of derivative instruments not designated as hedging instruments in the Consolidated Statements of Income:
Years Ended December 31,	Gains (Losses) Recognized in Earnings
(in millions)	2021	2020	2019
By Derivative Type:
Interest rate contracts	$(585)	$1,643	$1,109
Foreign exchange contracts	476	(239)	(6)
Equity contracts	(742)	206	(204)
Credit contracts	(11)	42	(4)
Other contracts	64	60	65
Embedded derivatives within policyholder contract deposits	1,450	(2,154)	(1,510)
Fortitude Re funds withheld embedded derivative	(687)	(3,978)	(5,167)
Total(a)	$(35)	$(4,420)	$(5,717)

Notes to Consolidated Financial Statements
10.
Derivatives and Hedge Accounting(continued)
Years Ended December 31,	Gains (Losses) Recognized in Earnings
(in millions)	2021	2020	2019
By Classification:
Policy fees	$62	$62	$68
Net investment income	6	2	—
Net realized gains (losses) - excluding Fortitude Re funds withheld assets	555	(916)	(734)
Net realized gains on Fortitude Re funds withheld assets	33	398	104
Net realized losses on Fortitude Re funds withheld embedded derivative	(687)	(3,978)	(5,167)
Policyholder benefits	(4)	12	12
Total(a)	$(35)	$(4,420)	$(5,717)
(a)
Includes gains (losses) with AIG Markets, Inc. and AIG Financial Products Corp. of $(363) million, $2,350 million and $1,656 million for the twelve-month periods ended December 31, 2021, 2020, and 2019, respectively. Fortitude Re was a related party prior to AIG deconsolidating it on June 2, 2020.

HYBRID SECURITIES WITH EMBEDDED CREDIT DERIVATIVES
We invest in hybrid securities (such as credit-linked notes) with the intent of generating income, and not specifically to acquire exposure to embedded derivative risk. As is the case with our other investments in RMBS, CMBS, CLOs and ABS, our investments in these hybrid securities are exposed to losses only up to the amount of our initial investment in the hybrid security. Other than our initial investment in the hybrid securities, we have no further obligation to make payments on the embedded credit derivatives in the related hybrid securities.
We elect to account for our investments in these hybrid securities with embedded written credit derivatives at fair value, with changes in fair value recognized in Net investment income. Our investments in these hybrid securities are reported as Other bond securities in the Consolidated Balance Sheets. The fair values of these hybrid securities were $121 million and $156 million at December 31, 2021 and 2020, respectively. These securities have par amounts of $884 million and $914 million at December 31, 2021 and 2020, respectively, and have remaining stated maturity dates that extend to 2052.
11.	Goodwill and Other Intangible Assets
Goodwill represents the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment or one level below, and the test is performed annually, or more frequently if circumstances indicate an impairment may have occurred.
The impairment assessment involves an option to first assess qualitative factors to determine whether events or circumstances exist that lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not performed, or after assessing the totality of the events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative assessment for potential impairment is performed.
If the qualitative test is not performed or if the test indicates a potential impairment is present, we estimate the fair value of each reporting unit and compare the estimated fair value with the carrying amount of the reporting unit, including allocated goodwill. The estimate of a reporting unit’s fair value involves management judgment and is based on one or a combination of approaches including discounted expected future cash flows, market-based earnings multiples of the unit’s peer companies, external appraisals or, in the case of reporting units being considered for sale, third-party indications of fair value, if available. We consider one or more of these estimates when determining the fair value of a reporting unit to be used in the impairment test.
If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, goodwill associated with that reporting unit

Notes to Consolidated Financial Statements
11.
Goodwill and Other Intangible Assets(continued)
potentially is impaired. The amount of impairment, if any, is measured as the excess of a reporting unit’s carrying amount over its fair value not to exceed the total amount of goodwill allocated to that reporting unit and recognized in income.
The date of our annual goodwill impairment testing is July 1. We performed our annual goodwill impairment tests of all reporting units and concluded that our goodwill was not impaired.
The following table presents the changes in goodwill by operating segment:
(in millions)	Life Insurance	Corporate and Other Operations	Total
Balance at January 1, 2019:
Goodwill - gross	$223	$53	$276
Accumulated impairments	(67)	(10)	(77)
Net goodwill	156	43	199
Increase (decrease) due to:
Other(a)	8	1	9
Balance at December 31, 2019:
Goodwill - gross	231	54	285
Accumulated impairments	(67)	(10)	(77)
Net goodwill	164	44	208
Increase (decrease) due to:
Other(a)	10	—	10
Balance at December 31, 2020:
Goodwill - gross	241	54	295
Accumulated impairments	(67)	(10)	(77)
Net goodwill	174	44	218
Increase (decrease) due to:
Dispositions	—	(21)	(21)
Other(a)	(5)	—	(5)
Balance at December 31, 2021:
Goodwill - gross	236	33	269
Accumulated impairments	(67)	(10)	(77)
Net goodwill	$169	$23	$192
(a)	Other primarily relates to changes in foreign currencies.
Indefinite lived intangible assets are not subject to amortization. Finite lived intangible assets are amortized over their useful lives. Finite lived intangible assets primarily include distribution networks and are recorded net of accumulated amortization. The Company tests intangible assets for impairment on an annual basis or whenever events or circumstances suggest that the carrying value of an intangible asset may exceed the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If this condition exists and the carrying value of an intangible asset exceeds its fair value, the excess is recognized as an impairment and is recorded as a charge against net income (loss).

Notes to Consolidated Financial Statements
11.
Goodwill and Other Intangible Assets(continued)
The following table presents the changes in other intangible assets by operating segment:
(in millions)	Life Insurance	Corporate and Other Operations	Total
Other intangible assets
Balance at January 1, 2019	$30	$11	$41
Increase (decrease) due to:
Amortization	(4)	(2)	(6)
Other	(2)	2	—
Balance at December 31, 2019	$24	$11	$35
Increase (decrease) due to:
Amortization	(4)	(2)	(6)
Other	3	(1)	2
Balance at December 31, 2020	$23	$8	$31
Increase (decrease) due to:
Dispositions	—	(5)	(5)
Amortization	(4)	(3)	(7)
Other	(1)	—	(1)
Balance at December 31, 2021	$18	$—	$18
The percentage of the unamortized balance of Other intangible assets at December 31, 2021 expected to be amortized in 2022 through 2026 by year is 23.9%, 23.9%, 24.4%, 22.2%, and 5.6% respectively, with 0.0% being amortized thereafter.
12.	Insurance Liabilities
FUTURE POLICY BENEFITS
Future policy benefits primarily include reserves for traditional life and annuity payout contracts, which represent an estimate of the present value of future benefits less the present value of future net premiums. Included in Future policy benefits are liabilities for annuities issued in structured settlement arrangements whereby a claimant receives life contingent or guaranteed and life contingent payments over a defined period or for their lifetime. All payments under these arrangements are fixed and determinable with respect to their amounts and dates. Also included in Future policy benefits, are reserves for contracts in loss recognition, including the adjustment to reflect the effect of unrealized gains on fixed maturity securities available for sale with related changes recognized through Other comprehensive income (loss).
Future policy benefits also include certain guaranteed benefits of annuity products that are not considered embedded derivatives.
For universal life policies with secondary guarantees, we recognize certain liabilities in addition to policyholder account balances. For universal life policies with secondary guarantees, as well as other universal life policies for which profits followed by losses are expected at contract inception, a liability is recognized based on a benefit ratio of (a) the present value of total expected payments, in excess of the account value, over the life of the contract, divided by (b) the present value of total expected assessments over the life of the contract. Universal life account balances as well as these additional liabilities related to universal life products are reported within Future Policy Benefits in the Consolidated Balance Sheets. These additional liabilities are also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on accumulated assessments, with related changes recognized through Other comprehensive income (loss). The primary policyholder behavior assumptions for these liabilities include mortality, lapses and premium persistency. The primary capital market assumptions used for the liability for universal life secondary guarantees include discount rates and net earned rates.

Notes to Consolidated Financial Statements
12.
Insurance Liabilities(continued)
For additional information on guaranteed minimum death and living benefits see Note 13.
The following table presents the liability for universal life policies with secondary guarantees and similar features (excluding base policy liabilities and embedded derivatives):
	Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$4,751	$3,794	$2,907
Incurred guaranteed benefits*	603	1,034	507
Paid guaranteed benefits	(489)	(470)	(469)
Changes related to unrealized appreciation (depreciation) of investments	(360)	393	849
Balance, end of year	$4,505	$4,751	$3,794
*
Incurred guaranteed benefits include the portion of assessments established as additions to reserves as well as changes in estimates (assumption unlockings) affecting these reserves. Incurred benefits, excluding changes in annual actuarial assumption updates, are approximately 67% of fees assessments collected for these universal life policies with secondary guarantees and similar features.

The following table presents details concerning our Universal life policies with secondary guarantees and similar features:
At December 31,
(dollars in millions)	2021	2020
Account value	$3,313	$3,078
Net amount at risk	65,801	63,721
Average attained age of contract holders	53	53
The liability for future policy benefits has been established including assumptions for interest rates which vary by year of issuance and product and range from approximately 0.2% to 14.6%. Mortality and surrender rate assumptions are generally based on actual experience when the liability is established.
In addition, the Company offers other guarantees such as maturity extension riders to UL policyholders.
The following table presents Future policy benefits by contract type*:
At December 31,	2021			2020
(in millions)	Traditional Benefits	Interest-Sensitive Benefits	Total	Traditional Benefits	Interest-Sensitive Benefits	Total
Future policy benefits:
Individual Retirement	$1,374	$1,530	$2,904	$1,311	$1,389	$2,700
Group Retirement	226	245	471	282	221	503
Life Insurance	12,037	4,928	16,965	11,518	5,123	16,641
Institutional Markets	14,194	—	14,194	11,093	—	11,093
Fortitude Re	23,217	—	23,217	23,669	54	23,723
Total Future policy benefits	$51,048	$6,703	$57,751	$47,873	$6,787	$54,660
*
Traditional benefits represent future policy benefits for traditional long-duration insurance contracts such as life contingent payout annuities, participating life, traditional life and accident and health insurance. Interest-sensitive benefits represent future policy benefits for investment-oriented contracts such as universal life, variable and fixed annuities, and fixed index annuities.

Notes to Consolidated Financial Statements
12.
Insurance Liabilities(continued)
POLICYHOLDER CONTRACT DEPOSITS
The liability for Policyholder contract deposits is primarily recorded at accumulated value (deposits received and net transfers from separate accounts, plus accrued interest credited at rates ranging from 0.3% to 10.0% at December 31, 2021, less withdrawals and assessed fees). Deposits collected on investment-oriented products are not reflected as revenues, because they are recorded directly to Policyholder contract deposits upon receipt. Amounts assessed against the policyholders for mortality, administrative, and other services are included in revenues.
In addition to liabilities for universal life, fixed annuities, fixed options within variable annuities, annuities without life contingencies, funding agreements and GICs, policyholder contract deposits also include our liability for (a) indexed and variable features accounted for as embedded derivatives at fair value, and (b) annuities issued in a structured settlement arrangement with no life contingency.
For additional information on guaranteed benefits accounted for as embedded derivatives see Note 13.
The following table presents Policyholder contract deposits by segment:
At December 31,
(in millions)	2021	2020
Policyholder contract deposits(a)(b):
Individual Retirement	$87,664	$85,098
Group Retirement	44,087	43,804
Life Insurance	10,299	10,283
Institutional Markets	10,970	11,560
Fortitude Re(c)	3,826	4,147
Total Policyholder contract deposits	$156,846	$154,892
(a)
As of December 31, 2021, reserves related to Embedded Derivatives as part of Policyholder contract deposit include $8.0 billion in Individual Retirement, $891 million in Group Retirement, $765 million in Life Insurance and $54 million in Institutional Markets. As of December 31, 2020, reserves related to Embedded Derivatives as part of Policyholder contract deposit include $8.4 billion in individual retirement, $989 million in Group Retirement, $649 million in Life Insurance and $38 million in Institutional Markets.

(b)
As of December 31, 2021 and 2020, FHLB funding agreements included in Policyholder contract deposits include $1.1 billion in Individual Retirement, $209 million in Group Retirement and $2.2 billion in Institutional Markets.

(c)	Balances related to Fortitude Re are a component of Corporate and Other.
Funding Agreements
Under a funding agreement-backed notes issuance program, an unaffiliated, non-consolidated statutory trust issues medium-term notes to investors, which are secured by funding agreements issued to the trust by one of our Life and Retirement companies.
USL is a member of the FHLB of New York, while VALIC and AGL are members of the FHLB of Dallas. Membership with both FHLBs provides us with collateralized borrowing opportunities, primarily as an additional source of liquidity or for other uses deemed appropriate by management. Our ownership in the FHLB stock is reported in Other invested assets within the Consolidated Balance Sheets. Pursuant to the membership terms, we elected to pledge such stock to the FHLB as collateral for our obligations under agreements entered into with the FHLB.
Our net borrowing capacity under such facilities with FHLB of Dallas and FHLB of New York as of December 31, 2021, is $6.3 billion. As of December 31, 2021, we pledged $4.9 billion as collateral to the FHLB, including assets backing funding agreements.

Notes to Consolidated Financial Statements
12.
Insurance Liabilities(continued)
Corebridge issued the following funding agreements to the FHLB of Dallas and FHLB of New York; these obligations are reported in Policyholder contract deposits in the Consolidated Balance Sheets:
The following table presents details concerning our funding agreements as of December 31, 2021:
December 31, 2021	Gross Amounts	Payments due by period
(in millions)		2022	2023-2024	2025-2026	Thereafter	Stated Interest rates
FHLB Facility
FHLB of Dallas	$3,357	—	227	254	$2,876	DNA Auction* + 22 to 30 bps
FHLB of New York	241	—	94	147	—	1.52% to 2.70%
	$3,598	—	321	401	$2,876
*	Discount Note Advance (“DNA”) Auction is based on either a 4-Week or 3-Month tenor, depending on contractual terms of each borrowing.
OTHER POLICYHOLDER FUNDS
Other policyholder funds include unearned revenue reserves (“URR”), which were approximately $1.8 billion and $1.6 billion for the years ended December 31, 2021 and December 31, 2020, respectively. URR consist of front-end loads on investment-oriented contracts, representing those policy loads that are non-level and typically higher in initial policy years than in later policy years. URR for investment-oriented contracts are generally deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts and are subject to the same adjustments due to changes in the assumptions underlying EGPs as DAC. Amortization of URR is recorded in Policy fees. Similar to unrealized appreciation (depreciation) of investments for DAC, URR related to investment-oriented products is also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on estimated gross profits, with related changes recognized through Other comprehensive income.
Other policyholder funds also include provisions for future dividends to participating policyholders, accrued in accordance with all applicable regulatory or contractual provisions. Participating life business represented approximately 1.2% and 1.4% of gross insurance in force at December 31, 2021 and December 31, 2020, respectively and 1.7% and 1.9% of gross domestic premiums and other considerations in 2021 and 2020, respectively. Our gross participating reserves included in future policy benefits are approximately $2.3 billion at December 31, 2021, of which all but $1 million has been ceded. The majority of the participating business has been ceded to Fortitude Re. The amount of annual dividends to be paid is approved by the boards of directors of the insurance operations companies. Provisions for future dividend payments are computed by jurisdiction, reflecting local regulations. The portions of current and prior net income and of current unrealized appreciation of investments that can inure to our benefit are restricted in some cases by the insurance contracts and by the insurance regulations of the jurisdictions in which the policies are in force.
Certain products are subject to experience adjustments. These include group life and group medical products, credit life contracts, accident and health insurance contracts/riders attached to life policies and, to a limited extent, reinsurance agreements with other direct insurers. Ultimate premiums from these contracts are estimated and recognized as revenue with the unearned portions of the premiums recorded as liabilities in Other policyholder funds. Experience adjustments vary according to the type of contract and the territory in which the policy is in force and are subject to local regulatory guidance.
13.	Fixed, Fixed Index and Variable Annuity Contracts
VARIABLE ANNUITIES
We report variable contracts within the separate accounts when investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder and the separate account meets additional accounting criteria to qualify for separate account treatment. The assets supporting the variable portion

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
of variable annuity and variable universal life contracts that qualify for separate account treatment are carried at fair value and reported as separate account assets, with an equivalent summary total reported as Separate account liabilities.
Policy values for variable products and investment contracts are expressed in terms of investment units. Each unit is linked to an asset portfolio. The value of a unit increases or decreases based on the value of the linked asset portfolio. The current liability at any time is the sum of the current unit value of all investment units in the separate accounts, plus any liabilities for guaranteed minimum death benefits (“GMDB”) or guaranteed living benefits included in Future policy benefits or Policyholder contract deposits, respectively.
Amounts assessed against the policyholders for mortality, administrative and other services are included in policy fees. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to policyholders of such separate accounts are offset within the same line in the Consolidated Statements of Income.
Variable annuity contracts may include certain contractually guaranteed benefits to the contract holder. These guaranteed features include GMDB that are payable in the event of death, and living benefits that are payable when partial withdrawals exhaust a policy’s account value, in the event of annuitization, or, in other instances, at specified dates during the accumulation period. Living benefits primarily include guaranteed minimum withdrawal benefits (“GMWB”). A variable annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e. the features are mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during their lifetime). A policyholder cannot purchase more than one living benefit on one contract. The net amount at risk for each feature is calculated irrespective of the existence of other features; as a result, the net amount at risk for each feature is not additive to that of other features.
Account balances of variable annuity contracts with guarantees were invested in separate account investment options as follows:
At December 31,	2021		2020
(in millions)	Individual Retirement	Group Retirement	Individual Retirement	Group Retirement
Equity Funds	$28,524	$33,718	$25,994	$30,733
Bond Funds	4,651	4,364	4,499	4,154
Balanced Funds	23,018	6,293	21,340	5,636
Money Market Funds	546	459	627	506
Total	$56,739	$44,834	$52,460	$41,029
GMDB
Depending on the contract, the GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages, or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary. GMDB is our most widely offered benefit.
The liability for GMDB, which is recorded in Future policy benefits, represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits. The net amount at risk for the GMDB feature represents the amount of guaranteed benefits in excess of account value if all policyholders died.

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
The following table presents details concerning our GMDB exposures at contract issuance, by benefit type for Individual Retirement:
At December 31, 2021
(dollars in millions)	Return of Account Value	Return of Premium	Rollups	Highest Contract Value Attained
Account values:
General Account	$382	$4,055	$447	$1,366
Separate Accounts	3,543	34,811	2,453	15,932
Total Account Values	$3,925	$38,866	$2,900	$17,298
Net amount at risk – Gross	$—	$22	$363	$341
Net amount at risk – Net	$—	$21	$327	$257
Average attained age of contract holders by product	66	70	75	71
Percentage of policyholders age 70 and over	27.8%	47.0%	66.9%	58.1%
Range of guaranteed minimum return rates	0.0%-4.5%
At December 31, 2020
Account values:
General Account	$267	$4,124	$459	$1,426
Separate Accounts	2,357	32,414	2,448	15,241
Total Account Values	$2,624	$36,538	$2,907	$16,667
Net amount at risk – Gross	$—	$19	$396	$372
Net amount at risk – Net	$—	$18	$355	$276
Average attained age of contract holders by product	66	69	76	72
Percentage of policyholders age 70 and over	26.6%	43.6%	65.4%	56.0%
Range of guaranteed minimum return rates	0.0%-4.5%
The following summarizes the Individual Retirement GMDB liability related to variable annuity contracts:
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$382	$371	$355
Reserve increase (decrease)	103	36	40
Benefits paid	(33)	(41)	(39)
Changes related to unrealized appreciation (depreciation) of investments	(7)	16	15
Balance, end of year	$445	$382	$371
The following table presents details concerning our GMDB exposures at contract issuance, by benefit type for Group Retirement:
At December 31, 2021
(dollars in millions)	Return of Value	Return of Premium	Rollups(a)	Highest Contract Value Attained
Account values:
General Account	$35	$5,511	$18,863	$4
Separate Accounts	290	6,056	38,419	69
Total Account Values	$325	$11,567	$57,282	$73
Net amount at risk - Gross	$—	$9	$152	$—
Net amount at risk – Net	$—	$9	$152	$—
Average attained age of contract holders by product	64	64	63	68
Percentage of policyholders age 70 and over	14.9%	17.9%	14.2%	31.1%
Range of guaranteed minimum return rates	0.0%-4.5%

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
(dollars in millions)	Return of Value	Return of Premium	Rollups(a)	Highest Contract Value Attained
At December 31, 2020
Account values:
General Account	$28	$5,563	$19,053	$3
Separate Accounts	220	5,527	35,226	56
Total Account Values	$248	$11,090	$54,279	$59
Net amount at risk - Gross	$—	$10	$170	$—
Net amount at risk – Net	$—	$10	$170	$—
Average attained age of contract holders by product	64	64	62	67
Percentage of policyholders age 70 and over	13.5%	16.6%	13.0%	29.2%
Range of guaranteed minimum return rates	0.0%-4.5%
(a)
Group Retirement guaranteed rollup benefits revert to the Return of Premium at age 70. As of December 31, 2021, this includes 192,606 contracts for policyholders age 70 and over, with associated account values of $8.3 billion held in the general account and $8.5 billion held in separate accounts; as of December 31, 2020, this includes 181,793 contracts for policyholders age 70 and over, with associated account values of $7.8 billion held in the general account and $7.1 billion held in separate accounts. These contracts which have reverted to return of premium benefits due to the attained age of the policyholder represent a net amount at risk of $19 million and $20 million at December 31, 2021 and 2020, respectively.

The following summarizes the Group Retirement GMDB liability related to variable annuity contracts, excluding assumed reinsurance(a):
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$40	$21	$32
Reserve increase (decrease)	3	2	(10)
Benefits paid	(2)	(2)	(1)
Changes related to unrealized appreciation (depreciation) of investments	(6)	19	—
Balance, end of year	$35	$40	$21
(a)	The assumed reinsurance reserves for GMDB liability related to variable annuity contract is $16.0 million, $16.7 million and $15.3 million as of December 31, 2021, 2020 and 2019 respectively.
Assumptions used to determine the GMDB liability include interest credited that, vary by year of issuance and products; mortality rates that are based upon actual experience modified to allow for variations in policy form; lapse rates that, are based upon actual experience modified to allow for variations in policy features; investment returns, based on stochastically generated scenarios; and asset yields that include a reversion to the mean methodology, similar to that applied for DAC. We regularly evaluate estimates used to determine the GMDB liability and adjust the additional liability balance, with a related charge or credit to Policyholder benefits, if actual experience or other evidence suggests that earlier assumptions should be revised.
GMWB
Certain of our variable annuity contracts contain optional GMWB benefits and, to a lesser extent, guaranteed minimum accumulation benefits (that are no longer offered). GMWB benefits related to variable annuity contracts are recorded in Policyholder contract deposits and are accounted for as embedded derivatives measured at fair value, with changes in the fair value recorded in Net realized gains (losses). The net fair value of these GMWB embedded derivatives for individual retirement was $2.4 billion and $3.5 billion as of December 31, 2021 and 2020, respectively. The net fair value of these GMWB embedded derivatives for group retirement was $0.1 billion and $0.2 billion as of December 31, 2021 and 2020, respectively.

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
For a discussion of the fair value measurement of guaranteed benefits that are accounted for as embedded derivatives see Note 4.
Account values covered by the variable annuity GMWB for individual retirement totaled $48.4 billion and $45.0 billion as of December 31, 2021 and 2020, respectively. Account values covered by the variable annuity GMWB for group retirement totaled $2.8 billion and $2.7 billion as of December 31, 2021 and 2020, respectively. The variable annuity GMWB liability exposure is the present value of minimum guaranteed withdrawal payments that are, in excess of account value, assuming no lapses, or $471 million and $1.1 billion as of December 31, 2021 and 2020 for individual retirement, respectively, and $24 million and $61 million as of December 31, 2021 and 2020 for group retirement, respectively. We use investment derivatives and other financial instruments to mitigate a portion of this exposure.
FIXED ANNUITY AND FIXED INDEX ANNUITIES
We offer fixed annuity products, which include immediate, fixed deferred, and indexed deferred income annuities. Certain deferred annuity products offer optional income protection features. The fixed annuities product line maintains an industry-leading position in the U.S. bank distribution channel by designing products collaboratively with banks and offering an efficient and flexible administration program. We have recently started offering fixed annuities with an optional living guaranteed features that provide lifetime income protection. Our fixed index annuity products provide growth potential based in part on the performance of a market index as well as optional living guaranteed features that provide lifetime income protection. Fixed index annuities are distributed primarily through banks, broker-dealers, independent marketing organizations and independent insurance agents.
With a GMWB, the contract holder can monetize the excess of the guaranteed amount over the account value of the contract through a series of withdrawals that do not exceed a specific percentage per year of the guaranteed amount. Once the account value is exhausted, the contract holder will receive a series of annuity payments equal to the remaining guaranteed amount; for lifetime GMWB products, the annuity payments continue as long as the covered person(s) is living. The liability for these GMWB benefits, which are primarily recorded in Future policy benefits, represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits. Certain of our fixed index annuity contracts, which are not offered through separate accounts, offer both optional GMWB and GMDB benefits. Our fixed annuity contracts only offer optional GMWB.
The liability for the majority of our GMWB and GMDB benefits in fixed index annuity contracts and all of the GMWB benefits in fixed annuity contracts are not accounted for as embedded derivatives.
The following table presents the Individual Retirement details concerning our fixed annuities GMWB exposures and fixed index annuities GMWB and GMDB exposures, that are not accounted for as embedded derivatives, by benefit type:
(dollars in millions)	Fixed Annuities	Fixed Index Annuities	Total
At December 31, 2021
Account values(a):
Fixed Accounts	$3,541	$487	$4,028
Indexed Accounts	—	6,361	6,361
Total Account Values	$3,541	$6,848	$10,389
GMWB and GMDB Reserve:
Base Reserve	$270	$467	$737
Reserves related to unrealized appreciation of investments	187	161	348
Total GMWB and GMDB Reserve	$457	$628	$1,085
Average attained age of contract holders by product	68	67	—

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
(dollars in millions)	Fixed Annuities	Fixed Index Annuities	Total
At December 31, 2020
Account values(a):
Fixed Accounts	$3,067	$504	$3,571
Indexed Accounts	—	5,945	5,945
Total Account Values	$3,067	$6,449	$9,516
GMWB and GMDB Reserve:
Base Reserve	$138	$371	$509
Reserves related to unrealized appreciation of investments	215	266	481
Total GMWB and GMDB Reserve	$353	$637	$990
Average attained age of contract holders by product	67	67	—
(a)	Fixed annuities that offer GMWB exposures and fixed index annuities that offer GMWB and GMDB exposures are offered through the general account.
The following summarizes the Individual Retirement GMWB liability related to Fixed Annuities:
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$353	$38	$14
Reserve increase (decrease)*	132	100	24
Benefits paid	—	—	—
Changes related to unrealized appreciation (depreciation) of investments	(28)	215	—
Balance, end of year	$457	$353	$38
*	Reserve increase in Fixed Annuities products with GMWB liability is driven by the sale of a new product issued in 2017.
The following summarizes the Individual Retirement GMWB and GMDB liability related to Fixed Index Annuities:
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$637	$439	$153
Reserve increase (decrease)*	94	74	153
Benefits paid	—	—	—
Changes related to unrealized appreciation (depreciation) of investments	(103)	124	133
Balance, end of year	$628	$637	$439

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
The following table presents the Group Retirement details concerning our Fixed Annuities with GMWB exposures and Fixed Index Annuities GMWB exposures, that are not accounted for as derivatives, by benefit type:
At December 31, 2021
(dollars in millions)	Fixed Annuities	Fixed Index Annuities	Total
Account values(a):
Fixed Account	$603	$129	$732
Indexed Accounts	—	1,409	1,409
Total Account Values	$603	$1,538	$2,141
GMWB Reserves:
Base Reserve	$42	$101	$143
Reserves related to unrealized appreciation of investments	5	46	51
Total GMWB Reserves	$47	$147	$194
Average attained age of contract holders by product	69	68	—
At December 31, 2020
Account values(a):
Fixed Account	$546	$131	$677
Indexed Accounts	—	1,391	1,391
Total Account Values	$546	$1,522	$2,068
GMWB Reserves:
Base Reserve	$24	$71	$95
Reserves related to unrealized appreciation of investments	8	62	70
Total GMWB Reserves	$32	$133	$165
Average attained age of contract holders by product	71	67	—
(a)	Fixed annuities and fixed index annuities that offer GMWB exposures are offered through the general account.
The following summarizes the Group Retirement GMWB liability related to Fixed Annuities:
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$32	$5	$1
Reserve increase (decrease)	18	19	4
Benefits paid	—	—	—
Changes related to unrealized appreciation (depreciation) of investments	(3)	8	—
Balance, end of year	$47	$32	$5
*	Reserve increase in Fixed Annuities products with GMWB liability is driven by the sale of a new product issued in 2017.

Notes to Consolidated Financial Statements
13.
Fixed, Fixed Index and Variable Annuity Contracts(continued)
The following summarizes the Group Retirement GMWB liability related to Fixed Index Annuities:
Years Ended December 31,
(in millions)	2021	2020	2019
Balance, beginning of year	$133	$103	$26
Reserve increase (decrease)	30	12	29
Benefits paid	—	—	—
Changes related to unrealized appreciation (depreciation) of investments	(16)	18	48
Balance, end of year	$147	$133	$103
14.	Debt
Short-term and long-term debt is carried at the principal amount borrowed, including unamortized discounts, and fair value adjustments, when applicable.
The following table lists our total debt outstanding at December 31, 2021 and 2020. The interest rates presented in the following table are the range of contractual rates in effect at December 31, 2021, including fixed and variable-rates:
At December 31, 2021
(in millions)	Range of Interest Rate(s)	Maturity Date(s)	Balance at December 31, 2021	Balance at December 31, 2020
Short-term debt issued by Corebridge:
Affiliated senior promissory note with AIG, Inc.	LIBOR+100bps	2022	$8,317	—
Total short-term debt			8,317	—
Long-term debt issued by Corebridge:
AIGLH notes and bonds payable	6.63% - 7.50%	2025 - 2029	$200	$282
AIGLH junior subordinated debt	7.57% - 8.50%	2030 - 2046	227	361
Affiliated note with AIG Europe S.A.			—	9
Affiliated note with Lexington Insurance Company			—	253
Total long-term debt			427	905
Debt of consolidated investment entities - not guaranteed by Corebridge	0.00% - 8.07%	2022 - 2051	6,936	10,341
Total debt			$15,680	$11,246
The following table presents maturities of short-term and long-term debt (including unamortized original issue discount, when applicable):
December 31, 2021		Year Ending
(in millions)	Total	2022	2023	2024	2025	2026	Thereafter
Short-term and long-term debt issued by Corebridge:
AIGLH notes and bonds payable	$200	$—	$—	$—	$101	$—	$99
AIGLH junior subordinated debt	227	—	—	—	—	—	227
Affiliated senior promissory note with AIG, Inc.	8,317	8,317	—	—	—	—	—
Total short-term and long-term debt issued by Corebridge(a)	$8,744	$8,317	$—	$—	$101	$—	$326
(a)
Does not reflect $6.9 billion of notes issued by consolidated investment entities for which recourse is limited to the assets of the respective investment entities and for which there is no recourse to the general credit of Corebridge.

Notes to Consolidated Financial Statements
14.
Debt (continued)
SHORT-TERM DEBT
In November 2021, Corebridge issued an $8.3 billion senior promissory note to AIG. The interest rate per annum is equal to LIBOR plus 100 basis points. Interest accrues semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022. The note matures on the earlier of November 1, 2022 or two business days prior to an initial public offering of our common stock. Interest accrued as of December 31, 2021 was $17 million.
DEBT CASH TENDER OFFERS
In 2021, we repurchased, through cash tender offers, and canceled approximately $216 million aggregate principal amount of certain notes and debentures issued or guaranteed by AIG for an aggregate purchase price of approximately $312 million, resulting in a total loss on extinguishment of debt of approximately $(96) million.
AIGLH JUNIOR SUBORDINATED DEBENTURES
In connection with the acquisition of AIG Life Holdings, Inc. (“AIGLH”) in 2001, AIG entered into arrangements with AIGLH with respect to outstanding AIGLH capital securities. In 1996, AIGLH issued capital securities through a trust to institutional investors and funded the trust with AIGLH junior subordinated debentures issued to the trust with the same terms as the capital securities.
On July 11, 2013, the AIGLH junior subordinated debentures were distributed to holders of the capital securities, the capital securities were cancelled and the trusts were dissolved. At December 31, 2021, the junior subordinated debentures outstanding consisted of $54 million of 8.5% junior subordinated debentures due July 2030, $142 million of 8.125% junior subordinated debentures due March 2046 and $31 million of 7.57% junior subordinated debentures due December 2045, each guaranteed by AIG.
AFFILIATED NOTES
In 2019, AGREIC issued a note to Lexington in the amount of $250 million. The carrying amount of the note was $253 million as of December 31, 2020. Interest expense incurred specific to this note was $0.4 million, $4 million and $8 million for the years ended December 31, 2021, 2020 and 2019, respectively. On February 12, 2021, AGREIC repaid the loan and interest of $254 million.
In 2013, AIG Property Company Limited issued an affiliated note to AIG Europe S.A. (Netherlands Branch) of $17 million for the purpose of purchasing a building. The carrying amount of the note was $9 million as of December 31, 2020. Interest expense incurred specific to this note was $0.3 million, $0.5 million and $0.6 million for the years ended December 31, 2021, 2020 and 2019, respectively. On October 1, 2021, AIG Property Company Limited repaid the loan and interest of $9 million to AIG Europe S.A.
CREDIT FACILITIES
We maintain three affiliated credit facilities as potential sources of liquidity for general corporate purposes.
At December 31, 2021
(in millions)	Size	Available Amount	Expiration	Effective Date
AIG Life Holdings (January 2015)	$500	$500	N/A*	1/1/2015
AIG Life Holdings (April 2015)	$500	$500	N/A*	4/1/2015
AIG Life Limited	$25	$25	8/14/2023	8/14/2018
*	These credit facilities are intended to be evergreen.
On January 1, 2015, AIG Life Holdings, Inc. and certain of its affiliates entered into a revolving loan facility with AIG pursuant to which the borrowers can, on a several basis, borrow monies from AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid

Notes to Consolidated Financial Statements
14.
Debt (continued)
and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed by all borrowers under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 bps. The loan facility also sets forth individual maximum borrowing limits for each borrower. As of December 31, 2021 and 2020 there were no amounts owed under this agreement.
On April 1, 2015, AIG Life Holdings, Inc. entered into a revolving loan facility with AIG pursuant to which AIG Life Holdings, Inc. can borrow monies from AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 bps. As of December 31, 2021 and 2020 there were no amounts owed under this agreement.
On August 14, 2018, AIG Life Limited entered into a revolving loan facility with a subsidiary of AIG pursuant to which AIG Life Limited can borrow monies from the subsidiary of AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed under the facility cannot exceed $25 million with an interest rate of LIBOR plus 15 bps. As of December 31, 2021 and 2020 there were no amounts owed under this agreement.
We also maintain revolving credit facilities that can be utilized exclusively by certain consolidated investment entities to acquire assets related to securitizations. Draws under those credit facilities cannot be utilized for general corporate purposes. Prior to the pricing of the related securitizations, these credit facilities have combined limits of up to $636 million. Subsequent to pricing of the related securitizations, the combined limits are expected to increase to up to approximately $1.4 billion. As of December 31, 2021, we have drawn $57 million under the credit facilities. These credit facilities have maturity dates ranging from one to ten years.
Furthermore, we also maintain revolving credit facilities that can exclusively be utilized by certain consolidated investment entities to acquire real estate assets. Draws under those credit facilities cannot be utilized for general corporate purposes. These credit facilities have consolidated limits of up to $619 million. As of December 31, 2021, we have drawn $403 million under the credit facilities. These credit facilities have maturity dates ranging from one to three years.
15.	Contingencies, Commitments and Guarantees
In the normal course of business, various contingent liabilities and commitments are entered into by Corebridge and our subsidiaries. Although Corebridge cannot currently quantify its ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on Corebridge’s consolidated financial condition or its consolidated results of operations or consolidated cash flows for an individual reporting period.
LEGAL CONTINGENCIES
Overview
In the normal course of business, Corebridge and our subsidiaries are subject to regulatory and government investigations and actions, and litigation and other forms of dispute resolution in a large number of proceedings pending in various domestic and foreign jurisdictions. Certain of these matters involve potentially significant risk of loss due to potential for significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and may seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters. In our insurance and reinsurance operations, litigation and arbitration concerning coverage under insurance and reinsurance contracts are generally considered in the establishment of our future policy benefits. Separate and apart from the foregoing matters involving insurance and reinsurance coverage, Corebridge, our subsidiaries and their respective officers and directors are subject to a variety of additional types of legal proceedings brought by holders of Corebridge securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state

Notes to Consolidated Financial Statements
15.
Contingencies, Commitments and Guarantees(continued)
statutes and regulations. With respect to these other categories of matters not arising out of claims for insurance or reinsurance coverage, we establish reserves for loss contingencies when it is probable that a loss will be incurred, and the amount of the loss can be reasonably estimated. In many instances, we are unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from legal proceedings may exceed the amount of liabilities that we have recorded in our financial statements covering these matters. While such potential future charges could be material, based on information currently known to management, management does not believe, other than as may be discussed below, that any such charges are likely to have a material adverse effect on our financial position or results of operation. Corebridge estimates that its range of reasonably possible loss in excess of the aggregate amount it has accrued for probable losses is not material.
Additionally, from time to time, various regulatory and governmental agencies review the transactions and practices of Corebridge and our subsidiaries in connection with industry-wide and other inquiries or examinations into, among other matters, the business practices of current and former operating subsidiaries. Such investigations, inquiries or examinations could develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage. On July 28, 2020, VALIC Financial Advisors, Inc. (“VFA”) agreed to settle two separate proceedings brought by the SEC without admitting or denying the findings. VFA agreed as part of these settlements to pay disgorgement, prejudgment interest, and civil monetary penalties, as well as to comply with certain undertakings.
Yearly Renewable Term Agreements
Certain reinsurers have sought rate increases on certain yearly renewable term agreements. We are disputing the requested rate increases under these agreements. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future. To the extent reinsurers have sought retroactive premium increases, we have accrued our current estimate of probable loss with respect to these matters.
For additional information see Note 7.
Moriarty Litigation
Effective January 1, 2013, the California legislature enacted AB 1747 (the “Act”), which amended the Insurance Code to mandate that life insurance policies issued and delivered in California contain a 60-day grace period during which time the policies must remain in force after a premium payment is missed, and that life insurers provide both a 30-day minimum notification of lapse and the right of policy owners to designate a secondary recipient for lapse and termination notices. Following guidance from the California Department of Insurance and certain industry trade groups, AGL interpreted the Act to be prospective in nature, applying only to policies issued and delivered on or after the Act’s January 1, 2013, effective date. On July 18, 2017, AGL was sued in a putative class action captioned Moriarty v. American General Life Insurance Company, No. 17-cv-1709 (S.D. Cal.), challenging AGL’s prospective application of the Act. Plaintiff’s complaint, which is similar to complaints filed against other insurers, argues that policies issued and delivered prior to January 1, 2013, like the $1 million policy issued to Plaintiff’s husband do not lapse—despite nonpayment of premiums—if the insurer has not complied with the Act’s terms. On August 30, 2021, the California Supreme Court issued an opinion in McHugh v. Protective Life Insurance, 12 Cal. 5th 213 (2021), ruling that the Act applies to all policies in force on January 1, 2013, regardless of when the policies were issued. The District Court in Moriarty reached effectively the same result on October 2, 2020, when it held that the Act applied to Plaintiff’s husband’s 25-year term life insurance policy under the theory that the payment of premiums “renewed” Plaintiff’s policy after the effective date of the Act. However, the District Court in Moriarty also ruled on October 2, 2020, that various fact issues precluded a final determination as to AGL’s liability and what (if any) corresponding damages may have resulted. In addition, the District Court denied Plaintiff’s motion for class certification without prejudice on November 25, 2020. On February 7, 2022, Plaintiff filed motions for summary judgment and class certification; AGL has opposed both motions. In addition, on February 7, 2022, AGL filed a motion for partial summary

Notes to Consolidated Financial Statements
15.
Contingencies, Commitments and Guarantees(continued)
judgment, which Plaintiff has opposed. The District Court is scheduled to hear arguments on both motions on April 11, 2022. Proceedings are ongoing in other California cases that raise similar industry-wide issues. We have accrued our current estimate of probable loss with respect to this litigation.
LEASE COMMITMENTS
We lease office space and equipment in various locations across jurisdictions in which the Company operates. The majority of the resulting obligation arising from these contracts is generated by our real estate portfolio, which only includes contracts classified as operating leases. As of December 31, 2021, the lease liability and corresponding right of use asset reflected in Other liabilities and Other assets were $66 million and $51 million, respectively, and we made cash payments of $23 million in 2021 in connection with these leases. As of December 31, 2020 the lease liability and corresponding right of use asset reflected in Other liabilities and Other assets were $81 million and $63 million, respectively, and we made cash payments of $23 million in 2020 in connection with these leases. The liability includes non-lease components, such as property taxes and insurance for our gross leases. Some of these leases contain options to renew after a specified period of time at the prevailing market rate; however, renewal options that have not been exercised as of December 31, 2021 are excluded until management attains a reasonable level of certainty. Some leases also include termination options at specified times and term; however, termination options are not reflected in the lease asset and liability balances until they have been exercised.
The weighted average discount rate and lease term assumptions used in determining the liability are 3.8% and 4.9 years, respectively. The primary assumption used to determine the discount rate is the cost of funding for the Company, which is based on the secured borrowing rate for terms similar to the lease term, and for the major financial markets in which Corebridge operates.
Rent expense was $21 million, $21 million and $29 million for the years ended December 31, 2021, 2020 and 2019, respectively.
The following table presents the future undiscounted cash flows under operating leases at December 31, 2021:
(in millions)
2022	$21
2023	17
2024	9
2025	8
2026	7
Remaining years after 2026	10
Total undiscounted lease payments	72
Less: Present value adjustment	6
Net lease liabilities	$66
OTHER COMMITMENTS
In the normal course of business, we enter into commitments to invest in limited partnerships, private equity funds and hedge funds and to purchase and develop real estate in the U.S. and abroad. These commitments totaled $5 billion at December 31, 2021.
GUARANTEES
Subsidiaries
AIG files a consolidated federal income tax return with certain subsidiaries and acts as an agent for the consolidated tax group when making payments to the Internal Revenue Service (“IRS”). AIG and its subsidiaries have adopted, pursuant to a written agreement, a method of allocating consolidated federal income taxes. Under

Notes to Consolidated Financial Statements
15.
Contingencies, Commitments and Guarantees(continued)
an Amended and Restated Tax Payment Allocation Agreement dated June 6, 2011 between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for any tax liability (including interest and penalties) resulting from adjustments made by the IRS or other appropriate authorities to taxable income, special deductions or credits in connection with investments made by AIG Bermuda in certain affiliated entities. The Company has recorded an indemnification asset of $0 million and $353 million as of December 31, 2021 and 2020, respectively, which has been reported in Other assets in the Consolidated Balance Sheets. Changes in the indemnification asset are recorded through Shareholder’s net investment. During June 2021, AIG made a payment to the U.S. Treasury, resulting in a reduction to the indemnification asset.
Refer to Note 20 for additional information related to the AIG Bermuda Tax Payment Allocation Agreement.
Asset Dispositions
We are subject to financial guarantees and indemnity arrangements in connection with the completed sales of businesses. The various arrangements may be triggered by, among other things, declines in asset values, the occurrence of specified business contingencies, the realization of contingent liabilities, developments in litigation or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or are not applicable.
We are unable to develop a reasonable estimate of the maximum potential payout under certain of these arrangements. Overall, we believe that it is unlikely we will have to make any material payments related to completed sales under these arrangements, and no material liabilities related to these arrangements have been recorded in the Consolidated Balance Sheets.
Guarantees provided by AIG
Certain Corebridge entities are obligors to letter of credit facilities guaranteed by AIG. Obligors include USL, AIG Life Limited and AIG Life of Bermuda, Ltd. Letters of credit provide capital relief to the ceding party to avoid a charge to statutory surplus for unauthorized reinsurance recoveries.
AIGLH issued notes and bonds payable and junior subordinate debt that are guaranteed by AIG.
•	For additional discussion on commitments and guarantees associated with VIEs see Note 9
•	For additional disclosures about derivatives see Note 10
•	For additional disclosures about debt see Note 14
•	For additional disclosures about related parties see Note 21
16.	Equity and Redeemable Noncontrolling Interest
Corebridge SHAREHOLDERS’ EQUITY
The following sections summarize certain transactions that occurred prior to and including the reorganization that affected shareholders’ equity.
As discussed in Note 1, the separate legal entities that made up the company’s business were not historically held by a single legal entity, and Shareholders’ net investment was shown in lieu of Shareholders’ equity in these financial statements prior December 31, 2021, representing our shareholders’ interest in the recorded assets of the Company and their cumulative investment through December 31, 2021, inclusive of operating results. As part of the internal reorganization, Cap Corp and certain of its subsidiaries were transferred as common control transactions, resulting in an increase of $335 million in Shareholder’s net investment. As part of the internal reorganization, Shareholder’s net investment of $16.9 billion was reclassified to common stock and additional paid in capital and retained earnings.

Notes to Consolidated Financial Statements
16.
Equity and Redeemable Noncontrolling Interest(continued)
Common stock
Prior to the closing of the sale of a 9.9% equity stake in Corebridge to Blackstone on November 2, 2021, Corebridge Parent effectuated a stock split and recapitalization of its 100 shares. Corebridge Parent split its 100 shares into 100,000 shares of which 90,100 are Class A Common Stock and 9,900 shares are Class B Common Stock. The Class B Common Stock is owned by Blackstone and the Class B Common Stock is pari passu to the Class A Common Stock except for distributions associated with the sale of the affordable housing portfolio in which the Class B shareholder does not participate.
Transactions in Shareholder’s Net Investment
Prior to completion of the internal reorganization on December 31, 2021, the following significant transactions were recorded in Shareholder’s Net Investment.
Distributions
For the years ended December 31, 2021, 2020 and 2019, Corebridge distributed dividends to AIG in the amounts of $13.1 billion, $450 million, and $1.5 billion, respectively.
For the years ended December 31, 2021 and 2019, Cap Corp returned capital to AIG in the amounts of $536 million and $80 million, respectively. There was no return of capital for the year ended December 31, 2020.
For the year ended December 31, 2021, Corebridge distributed dividends to the Class B shareholder in the amount of $34 million.
AIG Bermuda Tax Payment Allocation Agreement
Under an Amended and Restated Tax Payment Allocation Agreement dated June 6, 2011 between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for any tax liability (including interest and penalties) resulting from adjustments made by the IRS or other appropriate authorities to taxable income, special deductions or credits in connection with investments made by AIG Bermuda in certain affiliated entities. The Company has recorded an indemnification asset of $0 and $353 million as of December 31, 2021 and 2020, which has been reported in Other assets in the Consolidated Balance Sheets. Changes in the indemnification asset are recorded through Shareholders’ Equity. For the years ended December 31, 2021 and 2020, the change in indemnification asset was $353 million and $203 million with an equal and offsetting change to unrecognized tax benefits. For the year ended December 31, 2019, this agreement increased Shareholders’ Equity $34 million.
Refer to Notes 15, 20, and 21 for additional information related to the AIG Bermuda Tax Payment Allocation Agreement.
Fortitude Re Sale
Following closing of the Majority Interest Fortitude Sale in the second quarter of 2020, AIG contributed $135 million to Corebridge. In 2021, AIG, Inc. contributed its 3.5% ownership interest in Fortitude Group Holdings, LLC to Corebridge. The carrying value of this investment is $100 million.
Refer to Notes 1 and 7 for additional information regarding the Fortitude Re sale.
AIG Federal Tax Sharing Agreement
Certain Corebridge entities are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a consolidated or unitary basis. Our provision for income taxes is calculated on a separate return basis. Under our federal tax sharing agreements with AIG, we settle our current tax liability as if the Corebridge entities are each a separate standalone taxpayer. Further, AIG credits us to the extent our net operating losses, tax credits and other tax benefits are used in AIG's consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis).

Notes to Consolidated Financial Statements
16.
Equity and Redeemable Noncontrolling Interest(continued)
Refer to Note 20 for additional information related to the AIG Federal Tax Sharing Agreement.
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table presents a rollforward of Accumulated other comprehensive income (loss):
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Other-Than- Temporary Credit Impairments Were Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Balance, January 1, 2019, net of tax	$(138)	$2,599	$(50)	$10	$2,421
Change in unrealized appreciation
of investments	850	11,762	—	—	12,612
Change in deferred policy acquisition costs
adjustment and other	9	(2,011)	—	—	(2,002)
Change in future policy benefits	—	(2,049)	—	—	(2,049)
Change in foreign currency translation adjustments	—	—	15	—	15
Change in net actuarial loss	—	—	—	(3)	(3)
Change in deferred tax asset (liability)	(186)	(1,475)	3	1	(1,657)
Total other comprehensive income (loss)	673	6,227	18	(2)	6,916
Noncontrolling interests	—	—	8	—	8
Balance, December 31, 2019, net of tax	$535	$8,826	$(40)	$8	$9,329
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Balance, January 1, 2020, net of tax	$—	$9,361	$(40)	$8	$9,329
Change in unrealized appreciation (depreciation) of investments	(89)	8,984	—	—	8,895
Change in deferred policy acquisition costs adjustment and other	11	(1,194)	—	—	(1,183)
Change in future policy benefits	—	(870)	—	—	(870)
Change in foreign currency translation adjustments	—	—	61	—	61
Change in net actuarial loss	—	—	—	(2)	(2)
Change in deferred tax asset (liability)	16	(1,583)	(4)	—	(1,571)
Total other comprehensive income (loss)	(62)	5,337	57	(2)	5,330
Noncontrolling interests	—	—	6	—	6
Balance, December 31, 2020, net of tax	$(62)	$14,698	$11	$6	$14,653
Change in unrealized appreciation (depreciation) of investments	39	(7,496)	—	—	(7,457)
Change in deferred policy acquisition costs adjustment and other	(11)	973	—	—	962
Change in future policy benefits	—	915	—	—	915
Change in foreign currency translation adjustments	—	—	(22)	—	(22)
Change in net actuarial loss	—	—	—	1	1
Change in deferred tax asset (liability)	(6)	1,099	2	—	1,095
Total other comprehensive income (loss)	22	(4,509)	(20)	1	(4,506)
Other	—	20	—	—	20
Noncontrolling interests	—	—	—	—	—
Balance, December 31, 2021, net of tax	$(40)	$10,209	$(9)	$7	$10,167

Notes to Consolidated Financial Statements
16.
Equity and Redeemable Noncontrolling Interest(continued)
The following table presents the other comprehensive income (loss) reclassification adjustments for the years ended December 31, 2021, 2020 and 2019:
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Other-Than- Temporary Credit Impairments Were Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
December 31, 2019
Unrealized change arising during period	$858	$7,928	$15	$(3)	$8,798
Less: Reclassification adjustments included in net income	(1)	226	—	—	225
Total other comprehensive income, before income tax expense (benefit)	859	7,702	15	(3)	8,573
Less: Income tax expense (benefit)	186	1,475	(3)	(1)	1,657
Total other comprehensive income, net of income tax expense (benefit)	$673	$6,227	$18	$(2)	$6,916
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
December 31, 2020
Unrealized change arising during period	$(107)	$7,558	$60	$(2)	$7,509
Less: Reclassification adjustments included in net income	(29)	636	—	—	607
Total other comprehensive income (loss), before income tax expense (benefit)	(78)	6,922	60	(2)	6,902
Less: Income tax expense (benefit)	(16)	1,585	3	—	1,572
Total other comprehensive income (loss), net of income tax expense (benefit)	$(62)	$5,337	$57	$(2)	$5,330
December 31, 2021
Unrealized change arising during period	$28	$(4,860)	$(21)	$1	$(4,852)
Less: Reclassification adjustments included in net income	—	748	—	—	748
Total other comprehensive income (loss), before income tax expense (benefit)	28	(5,608)	(21)	1	(5,600)
Less: Income tax expense (benefit)	6	(1,099)	(1)	—	(1,094)
Total other comprehensive income (loss), net of income tax expense (benefit)	$22	$(4,509)	$(20)	$1	$(4,506)

Notes to Consolidated Financial Statements
16.
Equity and Redeemable Noncontrolling Interest(continued)
The following table presents the effect of the reclassification of significant items out of Accumulated other comprehensive income on the respective line items in the Consolidated Statements of Income:
Years Ended December 31,	Amount Reclassified from AOCI			Affected Line Item in the Consolidated Statements of Income (Loss)
(in millions)	2021	2020	2019
Unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken
Investments	$—	$(29)	$—	Net realized gains (losses)
Total	—	(29)	—
Unrealized appreciation (depreciation) of fixed maturity securities on which other-than-temporary credit impairments were taken
Investments	$—	$—	$(1)	Net realized gains (losses)
Total	—	—	(1)
Unrealized appreciation (depreciation) of all other investments
Investments	$748	$636	$226	Net realized gains (losses)
Total	748	636	226
Change in retirement plan liabilities adjustment
Prior-service credit	$—	$—	$—
Actuarial losses	—	—	—
Total	—	—	—
Total reclassifications for the year	$748	$607	$225
NONREDEEMABLE NONCONTROLLING INTEREST
The activity in nonredeemable noncontrolling interest primarily relates to activities with consolidated investment entities.
The changes in nonredeemable noncontrolling interest due to divestitures and acquisitions primarily relates to the formation and funding of new consolidated investment entities. The majority of the funding from these consolidated investment entities come from sister companies of Corebridge. The change in nonredeemable noncontrolling interest associated with these transactions totaled $ (373) million, $633 million and $120 million for the years ended December 31, 2021, 2020, and 2019, respectively.
The changes in nonredeemable noncontrolling interest due to contributions from noncontrolling interests primarily relates to the additional capital calls related to consolidated investment entities. Contributions were $264 million, $268 million and $255 million for the years ended December 31, 2021, 2020, and 2019, respectively.
The changes in nonredeemable noncontrolling interest due to distributions to noncontrolling interests primarily relates to dividends or other distributions related to consolidated investment entities. Distributions were $1.6 billion, $454 million and $838 million for the years ended December 31, 2021, 2020, and 2019, respectively.
Refer to Note 9 for additional information related to Variable Interest Entities.

Notes to Consolidated Financial Statements
16.
Equity and Redeemable Noncontrolling Interest(continued)
REEDEMABLE NONCONTROLLING INTEREST
The Company has launched certain investment funds which non-consolidated Corebridge affiliates participate in. Certain of these funds are redeemable at the option of the holder and thus are accounted for as mezzanine equity.
The following table presents a rollforward of redeemable noncontrolling interest:
There was no redeemable noncontrolling interest balance or activity during 2019.
(in millions)	Redeemable Noncontrolling Interest
Balance, December 31, 2019	$—
Contributions from noncontrolling interests	50
Net income attributable to redeemable noncontrolling interest	1
Balance, December 31, 2020	51
Contributions from noncontrolling interests	32
Net income (loss) attributable to redeemable noncontrolling interest	—
Balance, December 31, 2021	$83
17.	Earnings Per Common Share
The basic earnings per common share (EPS) computation is based on the weighted average number of common shares outstanding, adjusted to reflect all stock splits.
Prior to November 1, 2021, Corebridge Parent had 100 shares of common stock. On November 1, 2021, Corebridge Parent effectuated a stock split and recapitalization of its 100 shares. Corebridge Parent split its 100 shares into 100,000 shares of which 90,100 are Class A Common Stock and 9,900 shares are Class B Common Stock. After closing the sale of a 9.9% equity stake in Corebridge to Blackstone on November 2, 2021, Blackstone owned the 9,900 shares of Class B Common Stock. The Class B Common Stock is pari passu to the Class A Common Stock except for distributions associated with the sale of the affordable housing portfolio.
The results of the stock split have been applied retroactively to the weighted average common shares outstanding for periods prior to November 1, 2021. Prior to the sale of the Class B shares to Blackstone on November 2, 2021, Class B shares were owned exclusively by AIG.
We use the two-class method for allocating net income to each class of our common stock. Prior to November 2, 2021, the EPS calculation allocates all net income ratably to Class A and Class B shares. After November 2, 2021, income was allocated ratably to the Class A and B shares, except for distributions associated with the sale of the affordable housing portfolio in 2021 for which the Class B shareholder does not participate in.
Refer to Note 16 – Equity and Redeemable Noncontrolling Interest for additional detail on the common stock split.
There are no instruments that would result in dilution for the years ended December 31, 2021, 2020 or 2019.

Notes to Consolidated Financial Statements
17.
Earnings Per Common Share(continued)
The following table presents the computation of basic and diluted EPS:
	Years Ended December 31,
	2021		2020		2019
(dollars in millions, except per common share data)	Class A	Class B	Class A	Class B	Class A	Class B
Net income available to Corebridge common shareholders - basic and diluted	$6,859	$496	$578	$64	$45	5
Weighted average common shares outstanding - basic and diluted(a)	90,100	9,900	90,100	9,900	90,100	9,900
Earnings per share - basic and diluted	$76,127	$50,101	$6,420	$6,420	$500	500
(a)
On November 1, 2021, following the completion of the stock split and recapitalization, 90,100 shares of Class A Common Stock and 9,900 shares of Class B Common Stock were outstanding. This number of shares remained outstanding at December 31, 2021. The results of the stock split have been applied retrospectively for periods prior to November 1, 2021.

18.	Statutory Financial Data and Restrictions
The following table presents statutory net income (loss) and capital and surplus for our insurance operations companies in accordance with statutory accounting practices:
(in millions)	2021	2020	2019
Years Ended December 31,
Statutory net income (loss)(a):
Insurance Operations companies:
Domestic	$2,588	$482	$325
Foreign	(4)	6	7
Total Insurance Operations companies	$2,584	$488	$332
At December 31,
Statutory capital and surplus(a):
Insurance Operations companies:
Domestic	$12,471	$10,960
Foreign	612	646
Total Insurance Operations companies	$13,083	$11,606
Aggregate minimum required statutory capital and surplus:
Insurance Operations companies:
Domestic	$3,903	$3,574
Foreign	208	201
Total Insurance Operations companies	$4,111	$3,775
(a)	The 2021 amounts reflect our best estimate of the statutory net income, capital and surplus as of the dates these financial statements were issued.
Our insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic and foreign insurance regulatory authorities. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP for domestic companies are that statutory financial statements do not reflect DAC, most bond portfolios may be carried at amortized cost, investment impairments are determined in accordance with statutory accounting practices, assets and liabilities are presented net of reinsurance, policyholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

Notes to Consolidated Financial Statements
18.
Statutory Financial Data and Restrictions(continued)
For domestic insurance subsidiaries, aggregate minimum required statutory capital and surplus is based on the greater of the RBC level that would trigger regulatory action or minimum requirements per state insurance regulation. Capital and surplus requirements of our foreign subsidiaries differ from those prescribed in the U.S. and can vary significantly by jurisdiction. At both December 31, 2021 and 2020, all domestic and foreign insurance subsidiaries individually exceeded the minimum required statutory capital and surplus requirements and all domestic insurance subsidiaries individually exceeded RBC minimum required levels.
For foreign insurance companies, financial statements are prepared in accordance with local regulatory requirements. These accounting practices differ from U.S. GAAP primarily by different rules on deferral of policy acquisition costs, amortization of deferred acquisition costs, and establishing future policy benefit liabilities using different actuarial assumptions, as well as valuing for deferred taxes on a different basis.
Regulation XXX requires U.S. life insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and universal life policies with secondary guarantees (“ULSGs”). In addition, Guideline AXXX clarifies the application of Regulation XXX as to these guarantees, including certain ULSGs.
Domestic life insurance subsidiaries manage the capital impact of statutory reserve requirements under Regulation XXX and Guideline AXXX through unaffiliated and affiliated reinsurance transactions. The domestic affiliated life insurer providing reinsurance capacity for such transactions is a fully licensed insurance company and is not formed under captive insurance laws.
Under a separate intercompany reinsurance arrangement, certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda, which is licensed as a class E insurer under Bermuda law. AIG Bermuda has a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda.
STATUTORY PERMITTED ACCOUNTING PRACTICE
At December 31, 2021 and 2020, AGL used the following permitted practice that resulted in reported statutory surplus or risk-based capital that is significantly different from the statutory surplus or risk based capital that would have been reported had NAIC statutory accounting practices or the prescribed regulatory accounting practices of their respective state regulator been followed in all respects:
•
Effective December 31, 2019 and periods through September 30, 2020, AGL, a life insurance subsidiary domiciled in Texas, implemented a permitted statutory accounting practice to recognize an admitted asset related to the notional value of coverage defined in an excess of loss reinsurance agreement. This reinsurance agreement has a 20-year term and provides coverage to AGL for aggregate claims incurred during the agreement term associated with guaranteed living benefits on certain fixed index annuities generally issued prior to April 2019 (“Block 1”) exceeding an attachment point as defined in the agreement.

•
Effective October 1, 2020 and periods through September 30, 2023, this permitted practice was expanded to similarly recognize an additional admitted asset related to the net notional value of coverage as defined in a separate excess of loss reinsurance agreement. This additional reinsurance agreement has a 25-year term and provides coverage to the subsidiary for aggregate excess of loss claims associated with guaranteed living benefits on a block of fixed index annuities generally issued in April 2019 or later, including new business issued after the effective date (“Block 2”).

•
Effective December 31, 2020, this expanded permitted practice also extended the term of the permitted practice for Block 1 from September 30, 2020 to September 30, 2023. The reinsurance agreement covering contracts in Block 1 was also amended to conform certain provisions with the Block 2 reinsurance agreement.

Notes to Consolidated Financial Statements
18.
Statutory Financial Data and Restrictions(continued)
The permitted practice allows AGL to manage its reserves in a manner more in line with anticipated principle-based reserving requirements once they have been developed. This permitted practice resulted in an increase in the statutory surplus of AGL of approximately $584 million and $614 million at December 31, 2021 and 2020, respectively. AGL may seek continuation of the permitted practice beyond September 30, 2023, subject to the approval of its domiciliary regulator.
SUBSIDIARY DIVIDEND RESTRICTIONS
Payments of dividends to us by our insurance subsidiaries are subject to certain restrictions imposed by laws and regulations of their respective domiciliary jurisdictions.
With respect to our domestic insurance subsidiaries, the payment of any dividend requires formal notice to the insurance department in which the particular insurance subsidiary is domiciled. Additionally, prior approval from such insurance regulator is required when the amount of the dividend is above certain regulatory thresholds.
For example, under the insurance law of the State of Texas, where two of our four domestic insurance subsidiaries are incorporated, our Texas-domiciled insurance companies (AGL and VALIC) are each permitted, without prior insurance regulatory approval, to pay a dividend to its shareholder as long as the amount of the dividend when aggregated with all other dividends made in the preceding 12 months does not exceed the greater of: (i) 10% of its policyholders’ surplus as of the end of the immediately preceding calendar year; or (ii) its net gain from operations for the immediately preceding calendar year (excluding realized capital gains), not including pro rata distributions of such insurance company’s own securities. AGL and VALIC, as the case may be, will be permitted to pay a dividend to its shareholder in excess of the greater of such two amounts (i.e., an extraordinary dividend) only if it files notice of the declaration of such an extraordinary dividend and the amount thereof with the Texas Commissioner of Insurance and the Texas Commissioner either approves the distribution of the extraordinary dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (generally defined as “unassigned funds (surplus)”) calculated as of the most recent financial information available requires insurance regulatory approval. Under the Texas insurance law, the Texas Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its shareholder(s). Substantially similar provisions exist under Missouri law governing payment of dividends by our Missouri-domiciled insurance holding company (AGC Life), and more restrictive provisions exist under New York insurance laws governing payment of dividends by our New York-domiciled insurance company (USL). As our operating insurance subsidiaries (AGL, VALIC and USL) are wholly owned by AGC Life, all dividends from these subsidiaries must be distributed through AGC Life to us and are, thus, subject to notice and/or prior approval or non-disapproval of the Missouri Department of Insurance.
Based on the foregoing, the maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to AGC Life (as immediate parent company), by each of AGL, VALIC and USL in 2022, based upon financial information as of December 31, 2021, is estimated to be $2.3 billion, $671 million, and $202 million, respectively, subject to availability of earned surplus as required under applicable insurance law. Specific to AGC Life, the maximum amount that would qualify as an ordinary dividend, which would consequently be free from restriction and available for payment of dividends to Corebridge in 2022, based upon financial information as of December 31, 2021 is estimated to be $1.2 billion, subject to availability of earned surplus as required under Missouri insurance law. The estimated ordinary dividend capacities of our insurance companies in Texas and Missouri are further limited by the fact that dividend tests under Texas and Missouri insurance laws are based on dividends previously paid over rolling twelve-month periods. Consequently, depending on the actual payment dates during 2022, some or all of the dividends estimated to be ordinary in 2022 may require regulatory approval or non-disapproval.
Similar to our domestic insurance companies, our international insurance subsidiaries’ ability to pay dividends to us is also subject to regulatory requirements imposed by the jurisdictions in which they are domiciled. These requirements include, for example, prior notification of intent to pay a dividend, satisfying certain earnings, reserve or solvency thresholds in order to pay a dividend, and obtaining regulatory approval for payment of any dividend in excess of stated limits.

Notes to Consolidated Financial Statements
18.
Statutory Financial Data and Restrictions(continued)
In addition to dividends from our insurance operations, our insurance subsidiaries have also made tax sharing payments to AIG, Inc., including payments that arise out of AIG, Inc. strategies that result in utilization of tax attributes. We expect AGL, VALIC and USL to continue to make tax sharing payments to AIG, Inc. in 2022, of which approximately $419 million, in the aggregate, is currently anticipated to arise from AIG, Inc. strategies that result in utilization of tax attributes.
To our knowledge, no Corebridge insurance company is currently on any regulatory or similar “watch list” with regard to solvency.
COREBRIDGE DIVIDEND RESTRICTIONS
At December 31, 2021, Corebridge’s ability to pay dividends is not subject to any significant contractual restrictions but remains subject to customary regulatory restrictions.
19.	Employee Benefits
The following table presents our total direct share-based compensation expense which is settled as part of our quarterly intercompany process:
Years Ended December 31,
(in millions)	2021	2020	2019
Share-based compensation expense - pre-tax	$88	$74	$74
Share-based compensation expense - after tax	70	58	58
EMPLOYEE PLANS
The Company’s employees participate in several stock compensation programs under the AIG Long Term Incentive Plan (as amended) and its predecessor plan, the AIG 2013 Long Term Incentive Plan (each as applicable, the “LTIP”), which are governed by the AIG 2013 Omnibus Incentive Plan (“Omnibus Plan”). Performance share units (“PSUs”), restricted stock units (“RSUs”) and stock options are issued to AIG employees as part of its long-term incentive program, generally in March of any given year, and are also issued for off-cycle grants, which are made from time to time during the year generally as sign-on awards to new hires or as a result of a change in employee status.
AIG Long Term Incentive Plan
Long-Term Incentive (“LTI”) Awards
The LTIP provides for an annual award to certain employees, including AIG’s senior executive officers and other highly compensated employees that may be comprised of a combination of one or more of the following units: PSUs, RSUs or stock options.
The number of PSUs issued on the grant date (“the target”) provides the opportunity for LTIP participants (usually senior management) to receive shares of AIG Common Stock based on AIG achieving specified performance goals at the end of a three-year performance period. These performance goals are pre-established by AIG’s Compensation and Management Resources Committee (“CMRC”) for each annual grant and may differ from year to year. The actual number of PSUs earned can vary from zero to 200% of the target for the 2021, 2020 and 2019 awards, depending on AIG’s performance relative to a specified peer group and/or the outcome of pre-established financial goals, as applicable.
RSUs and stock options are earned based solely on continued service by the participant.
Vesting occurs on January 1 of the year immediately following the end of the three-year performance period. For awards granted prior to 2017, vesting occurs in three equal installments beginning on January 1 of the year immediately following the end of a performance period and January 1 of each of the next two years. Recipients must be employed by AIG at each vesting date to be entitled to share delivery, except upon the occurrence of an accelerated vesting event, such as an involuntary termination without cause, disability, retirement eligibility or death during the vesting period.

Notes to Consolidated Financial Statements
19.
Employee Benefits (continued)
LTI awards accrue dividend equivalent units (“DEUs”) in the form of additional PSUs and/or RSUs whenever a cash dividend is declared on shares of AIG Common Stock; the DEUs are subject to the same vesting terms and conditions as the underlying unit.
The fair value of time-vesting RSUs as well as PSUs that are earned based on certain AIG-specific metrics was based on the closing price of AIG Common Stock on the grant date; while the fair value of PSUs that are earned based on AIG’s relative total shareholder return (“TSR”) was determined on the grant date using a Monte Carlo simulation. The fair value of the options was estimated on the grant date using the Black-Scholes model.
PENSION PLANS
The Company’s employees and retirees participate in U.S. defined benefit pension plans sponsored by AIG that include participants from other affiliates of AIG. These plans are closed to new participants and current participants no longer earn benefits (i.e., the plans are frozen). AIG also provides postemployment medical benefits for certain retired employees. AIG, as sponsor of these plans (collectively, Shared Plans), is ultimately responsible for maintenance of these plans in compliance with applicable laws. The Company’s obligation results from an allocation of its share of expenses of the Shared Plans based on employee participation, including consideration of individual employee’s base pay, overtime, annual incentives and sales commissions.
We account for such Shared Plans as multiemployer benefit plans. Accordingly, we do not record an asset or liability to recognize the funded status of the Shared Plans. We recognize a liability only for any required contributions to the Shared Plans that are accrued and unpaid at the balance sheet date. AIG recognized net pension credits for its frozen U.S. defined benefit plans, and the Company’s allocated share of these credits recorded in the Consolidated Statements of Income was $52 million, $31 million and $9 million for the years ended December 31, 2021, 2020 and 2019, respectively. In addition, the Company’s share of other postretirement benefit expense recorded in the Consolidated Statements of Income was $3 million for each of the years ended December 31, 2021, 2020 and 2019.
In addition, certain employees in Ireland participate in a defined benefit pension plan sponsored by the Company (the “Irish Plan”), registered with the Irish Pensions Board under the Pensions Act of 1990 in Ireland. The Irish Plan does not include participants from other affiliates of AIG and was closed to new participants after December 2005, and to future service accrual for active members after July 2017. Members with benefits under the Irish Plan are not required to contribute to it. The obligations and related net periodic benefit expense associated with the Irish Plan is included in the Consolidated Financial Statements. The projected benefit obligation recorded in the Consolidated Balance Sheets was $25 and $27 million as of December 31, 2021 and 2020, respectively. The fair value of plan assets recorded in the Consolidated Balance Sheets was $28 and $28 million as of December 31, 2021 and 2020, respectively.
DEFINED CONTRIBUTION PLANS
AIG sponsors defined contribution plans for U.S. employees that provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to this plan were $74 million, $72 million and $72 million for the years ended December 31, 2021, 2020 and 2019, respectively.
In addition, the Company sponsors defined contribution plans for certain non-U.S. employees which also provide for contributions by employees, as well as an employer contribution. The Company’s contributions relating to this plan were $8 million, $7 million and $6 million for the years ended December 31, 2021, 2020 and 2019, respectively.
20.	Income Taxes
RECENT U.S. TAX LAW CHANGES
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act to mitigate the economic impacts of the COVID-19 pandemic. The tax provisions of the CARES Act have not had and are currently not expected to have a material impact on our U.S. federal tax liabilities.

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
On November 15, 2021, the U.S. enacted the Infrastructure Investment and Jobs Act to improve infrastructure in the United States. The tax provisions of the Infrastructure Investment and Jobs Act have not had and are currently not expected to have a material impact on our U.S. federal tax liabilities.
RECLASSIFICATION OF CERTAIN TAX EFFECTS FROM ACCUMULATED OTHER COMPREHENSIVE INCOME
Corebridge uses an item-by-item approach to release the stranded or disproportionate income tax effects in AOCI related to our available-for-sale securities. Under this approach, a portion of the disproportionate tax effects is assigned to each individual security lot at the date the amount becomes lodged. When the individual securities are sold, mature, or are otherwise impaired on an other-than-temporary basis, the assigned portion of the disproportionate tax effect is reclassified from AOCI to income from operations.
BASIS OF PRESENTATION
Corebridge parent and certain U.S. subsidiaries are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. Our provision for income taxes is calculated on a separate return basis. Under our federal tax sharing agreements with AIG, we settle our current tax liability as if the Corebridge entities are each a separate standalone taxpayer. Further, AIG credits us to the extent our net operating losses, tax credits and other tax benefits are used in AIG’s consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis). Accordingly, our net operating loss and tax credits carryforwards disclosed herein represent the estimated separate company tax attribute carryforwards that have not been utilized on a consolidated AIG basis. Our provision for state income taxes includes Illinois, Florida, California, New York State and New York City, in which we file combined tax returns with AIG, and certain other states, in which we file separate tax returns. State and local net operating loss carryforwards represent separate company tax attribute carryforwards not utilized on a combined basis, as applicable.
As discussed in Note 1, Cap Corp and certain of its subsidiaries were not transferred to Corebridge parent as part of the internal reorganization executed during the fourth quarter of 2021 and have therefore been adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements. This adjustment includes historical reserves for uncertain tax positions and deferred tax assets related to the tax attribute carryforwards of Cap Corp and certain of its affiliates which were part of the prior period balance sheet.
We calculate our provision for income taxes using the asset and liability method. This method considers the future tax consequences of temporary differences between the financial reporting and the tax basis of assets and liabilities measured using currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
EFFECTIVE TAX RATE
The following table presents income (loss) before income tax expense (benefit) by U.S. and foreign location in which such pre-tax income (loss) was earned or incurred:
Years Ended December 31,
(in millions)	2021	2020	2019
U.S.	$9,518	$827	$115
Foreign	609	24	24
Total	$10,127	$851	$139

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
The following table presents the income tax expense (benefit) attributable to pre-tax income (loss):
Years Ended December 31,
(in millions)	2021	2020	2019
U.S. and Foreign components of actual income tax expense:
U.S.:
Current	$1,943	$1,714	$1,310
Deferred	(81)	(1,726)	(1,471)
Foreign:
Current	3	10	5
Deferred	(22)	(13)	(12)
Total	$1,843	$(15)	$(168)
Our actual income tax (benefit) expense differs from the statutory U.S. federal amount computed by applying the federal income tax rate due to the following:
Years Ended December 31,	2021			2020			2019
(dollars in millions)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (Loss)	Pre-Tax Income (Loss)	Tax Expense/ (Benefit)	Percent of Pre-Tax Income (loss)
U.S. federal income tax at statutory rate	$10,127	$2,127	21.0%	$851	$178	21.0%	$139	$29	21.0%
Adjustments:
Uncertain tax positions	—	(69)	(0.7)	—	17	2.0	—	35	25.2
Reclassifications from accumulated other comprehensive income	—	(108)	(1.1)	—	(100)	(11.8)	—	(114)	(82.0)
Non-controlling interest	—	(197)	(1.9)	—	(47)	(5.5)	—	(52)	(37.4)
Dividends received deduction	—	(37)	(0.4)	—	(39)	(4.6)	—	(40)	(28.8)
State income taxes	—	105	1.0	—	(4)	(0.5)	—	14	10.0
Other	—	(5)	—	—	1	0.1	—	5	3.6
Adjustments to prior year tax returns	—	(3)	—	—	(27)	(3.2)	—	(49)	(35.3)
Share based compensation payments excess tax deduction	—	4	—	—	10	1.2	—	7	5.0
Valuation allowance	—	26	0.3	—	(4)	(0.5)	—	(3)	(2.2)
Consolidated total amounts	$10,127	$1,843	18.2%	$851	$(15)	(1.8)%	$139	$(168)	(120.9)%
For the year ended December 31, 2021, there was a tax expense on income from operations, resulting in an effective tax rate on income from operations of 18.2%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits of $108 million of reclassifications from accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $197 million associated with non-controlling interest, $37 million dividends received deduction, and $69 million primarily associated with the release of reserves for uncertain tax positions, penalties and interest related to the recent completion of audit activity by the IRS. These tax benefits were partially offset by tax charges of $105 million related to state and local income taxes and $18 million associated with the establishment of U.S. federal valuation allowance related to certain tax attribute carryforwards.
For the year ended December 31, 2020, there was a tax benefit on income from operations, resulting in an effective tax rate on income from operations of (1.8)%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits of $100 million of reclassifications from

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $47 million associated with non-controlling interest, $39 million dividends received deduction, and $27 million associated with tax adjustments related to prior year returns. These tax benefits are partially offset by a tax charge of $17 million related to changes in uncertain tax positions, including the accrual of IRS interest.
For the year ended December 31, 2019, there was a tax benefit on loss from operations, resulting in an effective tax rate on loss from operations of (120.9)%. The effective tax rate on loss from operations differs from the statutory tax rate of 21% primarily due to tax benefits of $114 million of reclassifications from accumulated other comprehensive income to income from operations related to the disposal of available for sale securities, $52 million associated with non-controlling interest, $49 million associated with tax adjustments related to prior year returns, and $40 million dividends received deduction. These tax benefits are partially offset by tax charges of $35 million related to changes in uncertain tax positions, including the accrual of IRS interest, and $14 million related to the accrual of state and local income taxes.
For the year ended December 31, 2021, we consider our foreign earnings with respect to certain operations in Europe to be indefinitely reinvested. These earnings relate to ongoing operations and have been reinvested in active business operations.
The following table presents the components of the net deferred tax assets (liabilities):
December 31,
(in millions)	2021	2020
Deferred tax assets:
Losses and tax credit carryforwards	$214	$423
Basis differences on investments	3,044	3,843
Fortitude Re funds withheld embedded derivative	541	942
Life policy reserves	3,809	2,690
Accruals not currently deductible, and other	4	—
Investments in foreign subsidiaries	1	13
Loss reserve discount	—	2
Fixed assets and intangible assets	1,160	1,079
Other	237	225
Employee benefits	—	—
Total deferred tax assets	9,010	9,217
Deferred tax liabilities:
Employee benefits	(32)	(15)
Accruals not currently deductible, and other	—	(4)
Deferred policy acquisition costs	(1,646)	(1,714)
Unrealized (gains)/losses related to available for sale debt securities	(2,561)	(3,730)
Total deferred tax liabilities	(4,239)	(5,463)
Net deferred tax assets before valuation allowance	4,771	3,754
Valuation allowance	(169)	(126)
Net deferred tax assets (liabilities)	$4,602	$3,628

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
The following table presents our U.S. federal tax loss and credit carryforwards as of December 31, 2021.
December 31, 2021	Gross	Tax Effected	Periods(a)						Unlimited Carryforward Periods and Carryforward Periods(a) 2028 - After
(in millions)			2022	2023	2024	2025	2026	2027
Net operating loss carryforwards	$580	$122	$—	$—	$—	$—	$—	$—	$122
Capital loss carryforwards	—	—	—	—	—	—	—	—	—
Foreign tax credit carryforwards		10	—	10	—	—	—	—	—
Other carryforwards		—	—	—	—	—	—	—	—
Total Corebridge U.S. federal tax loss and credit carryforwards on a U.S. GAAP basis		$132	$—	$10	$—	$—	$—	$—	$122
(a)	Carryforward periods are based on U.S. tax laws governing utilization of tax attributes. Expiration periods are based on the year the carryforward was generated.
ASSESSMENT OF DEFERRED TAX ASSET VALUATION ALLOWANCE
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
Our framework for assessing the recoverability of the deferred tax asset requires us to consider all available evidence, including:
•	the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;
•	the sustainability of recent operating profitability of our subsidiaries;
•
the predictability of future operating profitability of the character necessary to realize the net deferred tax asset, including forecasts of future income for each of our businesses and actual and planned business and operational changes;

•	the carryforward periods for the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and
•	prudent and feasible actions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.
In performing our assessment of the recoverability of the deferred tax asset under this framework, we consider tax laws governing the utilization of the net operating loss, capital loss and foreign tax credit carryforwards in each applicable jurisdiction. Under U.S. tax law, a company generally must use its net operating loss carryforwards before it can use its foreign tax credit carryforwards, even though the carryforward period for the foreign tax credit is shorter than for the net operating loss. The carryforward periods of our foreign tax credit carryforwards extend through tax year 2023. Carryforward periods for our net operating losses extend from 2028 forward.
Recent events, including the COVID-19 pandemic, multiple reductions in target interest rates by the Board of Governors of the Federal Reserve System, and significant market volatility, continue to impact actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, which incorporate forecasts of future statutory income for our insurance companies, including assumptions about future macro-economic and Corebridge-specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies.
During the first quarter of 2021, the recent completion of audit activity by the IRS and subsequent release of certain reserves for uncertain tax positions resulted in an initial recognition of additional net operating loss and foreign tax credit carryforwards arising in prior years. Taking into account this initial recognition of additional carryforwards as well as other events and our analysis of their potential impact on utilization of our tax attributes, for the year ended December 31, 2021, we have recorded an $18 million valuation allowance related to a portion of our tax attribute carryforwards that are no longer more-likely-than-not to be realized
Estimates of future taxable income, including income generated from prudent and feasible actions and tax planning strategies, impact of settlements with taxing authorities, and any changes to interpretations and assumptions related to the impact of the Tax Act could change in the near term, perhaps materially, which may require us to consider any potential impact to our assessment of the recoverability of the deferred tax asset. Additionally, estimates of future taxable income, including prudent and feasible tax planning strategies, may be further impacted by market developments arising from the COVID-19 pandemic and uncertainty regarding its outcome. Such potential impact could be material to our consolidated financial condition or results of operations for an individual reporting period.
Further, we will no longer be included in the AIG Consolidated Tax Group after the tax deconsolidation, which is expected to occur upon completion of this offering. Upon the tax deconsolidation from the AIG Consolidated Tax Group, absent any prudent and feasible tax planning strategies, our net operating losses and foreign tax credit carryforwards generated by the non-life insurance companies will more-likely-than-not expire unutilized. Accordingly, a valuation allowance is expected to be established with respect to such tax attribute carryforwards in the reporting period in which deconsolidation occurs.
For the year ended December 31, 2021, recent changes in market conditions, including the COVID-19 pandemic and interest rate fluctuations, impacted the unrealized tax gains and losses in the U.S. Life Insurance Companies’ available for sale securities portfolio, resulting in a deferred tax liability related to net unrealized tax capital gains. As of December 31, 2021, based on all available evidence, we concluded that no valuation allowance is necessary in the U.S. Life Insurance Companies’ available for sale securities portfolio.
For the year ended December 31, 2021, we recognized a net decrease of $1.6 million in deferred tax asset valuation allowance associated with certain state jurisdictions, primarily attributable to current year activity.
The following table presents the net deferred tax assets (liabilities) at December 31, 2021 and 2020 on a U.S. GAAP basis:
	2021	2020
U.S. deferred tax assets	$6,931	$7,130
Net deferred tax assets in OCI	(2,559)	(3,721)
US valuation allowance	(18)	—
Net U.S. deferred tax assets	4,354	3,409
Net foreign, state & local deferred tax assets	401	345
Foreign, state & local valuation allowance	(151)	(126)
Net foreign, state & local deferred tax assets	250	219
Subtotal - Net U.S, foreign, state & local deferred tax assets	4,604	3,628
Net foreign, state & local deferred tax liabilities	(2)	—
Total Corebridge net deferred tax assets (liabilities)	$4,602	$3,628

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
DEFERRED TAX ASSET OF U.S. FEDERAL INCOME TAX GROUP(S)
At December 31, 2021 and 2020, we had net deferred tax assets after valuation allowance of $4.4 billion and $3.4 billion, respectively, related to our U.S. federal tax jurisdiction. Tax attribute carryforward deferred tax assets of $129 million related to Cap Corp and certain of its affiliates are no longer part of the Company’s ending balance sheet as of December 31, 2021 and were adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements.
DEFERRED TAX ASSET – FOREIGN, STATE AND LOCAL
At December 31, 2021 and 2020, we had net deferred tax assets (liabilities) of $248 million and $219 million, respectively, related to foreign subsidiaries and state and local tax jurisdictions.
At December 31, 2021 and 2020, we had deferred tax asset valuation allowances of $151 million and $(126) million, respectively, related to foreign subsidiaries and state and local tax jurisdictions. We maintained these valuation allowances following our conclusion that we could not demonstrate that it was more likely than not that the related deferred tax assets will be realized. This was primarily due to factors such as cumulative losses in recent years and the inability to demonstrate profits within the specific jurisdictions over the relevant carryforward periods.
TAX EXAMINATIONS AND LITIGATION
Corebridge and certain U.S. subsidiaries are included in a consolidated U.S. federal income tax return with AIG. The AIG U.S. consolidated group is currently under examination for the tax years 2011 through 2013 and engaging in the IRS Appeals process in regard to years 2007 – 2010.
We are periodically advised of certain IRS and other adjustments identified in the AIG's consolidated tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.
The IRS challenged certain foreign tax credits claimed by Corebridge and certain U.S. subsidiaries related to the cross border financing transactions entered into in the years 2002-2004 while Corebridge and such subsidiaries were not part of the AIG consolidated tax group. During the fourth quarter of 2020, Corebridge and the IRS executed a binding settlement agreement with respect to the underlying issues in those tax years. The parties continue to review the related interest calculations based on the settlement agreement, which will become due upon the IRS’ issuance of a Notice and Demand for Payment. During June and October 2021, AIG made additional payments of $354 million and $10 million to the U.S. Treasury with respect to this matter.
Please refer to Note 15 for further details.
ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES
The following table presents a reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits:
Years Ended December 31,
(in millions)	2021	2020	2019
Gross unrecognized tax benefits, beginning of year	$917	$1,173	$1,173
Increases in tax positions for prior years	—	1	—
Decreases in tax positions for prior years	(899)	(5)	—
Increases in tax positions for current year	—	—	—
Settlements	—	(252)	—
Gross unrecognized tax benefits, end of year	$18	$917	$1,173
At December 31, 2021, 2020 and 2019, Corebridge Subsidiaries had unrecognized tax benefits, excluding interest and penalties, which were $18 million, $917 million and $1.2 billion, respectively. The activity for the

Notes to Consolidated Financial Statements
20.
Income Taxes(continued)
years ended December 31, 2021 and 2020 is primarily attributable to the recent completion of audit activity by the IRS. Additionally, the activity for the year ended December 31, 2021 includes decreases of $846 related to amounts for Cap Corp and certain of its affiliates that were adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements.
For December 31, 2020 and 2019, our unrecognized tax benefit related to tax positions that, if recognized, would not affect the effective tax rate because they relate to such factors as the timing, rather than the permissibility, of the deduction were $10 million. Accordingly, at December 31, 2021, 2020 and 2019, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate were $18 million, $907 million, and $1.2 billion, respectively.
Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2021, 2020, and 2019, we had accrued liabilities of $0 million, $52 million, and $358 million, respectively, for the payment of interest (net of the federal benefit) and penalties. For the years ended December 31, 2021, 2020, and 2019, we accrued (benefit) expense of $(26) million, $2 million, and $36 million, respectively, for the payment of interest and penalties. The activity for the year ended December 31, 2021 includes decreases of $(26) related to amounts for Cap Corp and certain of its affiliates that were adjusted through Shareholders’ equity in the Company’s Consolidated Financial Statements. Additionally, the activity in the fourth quarter of 2020 also includes a net decrease of $308 million, which is attributable to decreases and settlements of interest and penalties associated with the completion of the IRS examination for tax years 1991 - 2006. During the fourth quarter of 2020, interest accrued was re-computed factoring in principal tax and penalty adjustments based on the final IRS settlement agreement, including estimated impact of interest netting, which we have already formally requested.
We believe it is reasonably possible that our unrecognized tax benefits could decrease within the next 12 months by as much as $4 million, principally as a result of potential resolutions or settlements of prior years’ tax items. The prior years’ tax items include unrecognized tax benefits related to the deductibility of certain expenses.
Listed below are the tax years that remain subject to examination by major tax jurisdictions:
At December 31, 2021	Open Tax Years
Major Tax Jurisdiction
United States	2007-2020
United Kingdom	2020
21.	Related Parties
RELATED PARTY TRANSACTIONS WITH AIG AND AFFILIATES
In the normal course of business, Corebridge enters into a significant number of transactions with affiliated companies. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions, or if a party, directly or indirectly through one or more of its intermediaries, controls, is controlled by, or is under common control with an entity. Our material transactions with affiliated companies are described below.
Corebridge may purchase or sell securities and other investments, at fair market value, from or to other AIG affiliates, in the ordinary course of business. Upon sale of a security, Corebridge recognizes a realized gain or loss. Upon the purchase of a security, Corebridge’s amortized cost basis is established as the purchase price of the security.
Corebridge may also participate in investment opportunities with affiliated companies.
As AIG employees, Corebridge employees participate in AIG’s overall employee benefit programs. Corebridge has a payable of $66 million and $66 million as of December 31, 2021 and 2020, respectively.
See Note 19 Employee Benefits and Note 5 regarding the Company’s investments.

Notes to Consolidated Financial Statements
21.
Related Parties(continued)
On August 30, 2021, AGL and USL sold 107,942 and 9 shares of AIG common stock to AIG, respectively, which had a fair market value of $6 million. Corebridge distributed 697,960 shares of AIG common stock to AIG as a dividend, which had a fair market value of $38 million. Prior to this, the common stock was reported as Equity securities and carried at fair value on the Consolidated Balance Sheet.
Prior to June 2, 2020, Fortitude Re was a related party to Corebridge.
For further details of reinsurance transactions, see Note 7.
AIG generally manages capital between AIG and its subsidiaries through policies and guidelines approved by AIG’s Board of Directors. In addition, AGC is a party to a Capital Maintenance Agreement (“CMA”) with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during 2021, 2020 and 2019. As of December 31, 2021, 2020 and 2019, the specified minimum capital percentage in the CMA was 250%.
The table below summarizes the material revenues and expenses of Corebridge, in connection with agreements with affiliated companies described below for the years ended December 31, 2021, 2020 and 2019:
Years Ended December 31,
(dollars in millions)	2021	2020	2019
Revenues:
Other income	$85	$88	$85
Net investment income - excluding Fortitude Re funds withheld assets	(14)	(12)	26
Total revenues	$71	$76	$111
Expenses:
General operating and other expenses	$349	$317	$342
Interest expense	82	146	186
Loss on extinguishment of debt	145	—	—
Total expenses	$576	$463	$528
Other Income
Certain of Cap Corp’s investment management subsidiaries, including AIG Asset Management (U.S.), LLC, AIG Asset Management (Europe) Limited, First Principles Capital Management, LLC and AIG Credit Management, LLC, provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of its related party clients, which include both insurance companies and non-insurance company affiliates. Investment Services are provided primarily pursuant to investment management, investment advisory and similar agreements (“IMAs”), under which these Cap Corp subsidiaries are appointed as investment manager and are authorized to manage client investment portfolios on a fully discretionary basis, subject to agreed investment guidelines. Certain of these Cap Corp subsidiaries are also authorized under the IMAs to retain, oversee and direct third-party investment advisers and managers for and on behalf of these related party clients. In some cases, Investment Services are provided through the related parties’ participation in private investment funds, residential mortgage-backed securities, collateralized loan obligations and other pooled investment vehicles and investment products (collectively, “Funds”) sponsored or managed by Cap Corp and its subsidiaries. Separately, certain Cap Corp subsidiaries provide portfolio administration and investment planning, performance evaluation and oversight services to AIG PC International, LLC (“AIGPCI”), on a non-discretionary basis, with respect to the investment portfolios of various of AIGPCI’s non-US subsidiaries and in some cases provide those services directly to AIGPCI’s non-US subsidiaries. These Cap Corp subsidiaries earn investment management and advisory fees under the IMAs and other service agreements, as well as management fees and carried interest distributions or similar performance-based compensation under the Funds’ operating agreements, the majority of which are based on, or calibrated to approximate, the costs to Cap Corp of providing such services to the related parties. With respect to a minority of the related party client portfolios, which relate to assets backing risks that have been

Notes to Consolidated Financial Statements
21.
Related Parties(continued)
transferred to third parties, the Cap Corp subsidiaries earn market-based fees. On October 1, 2021, two Cap Corp subsidiaries were sold to an Corebridge affiliate. On October 29, 2021, a Cap Corp subsidiary was sold to an Corebridge affiliate. On December 31, 2021, certain direct and indirect subsidiaries of Cap Corp were transferred to a newly created holding company and subsidiary of Cap Corp, SAFG Capital. Management and advisory fee income for these Investment Services and related services reflected in Other income on the Consolidated Statements of Income was $85 million, $88 million, and $85 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Net Investment Income
Through AIG Markets, Inc. (“AIGM”), Corebridge receives a suite of capital markets services including securities lending, collateral management, repurchase transactions, derivatives execution and support, and operational support services, for which Corebridge pays a fee. AIGM provides these services through various services agreements. In addition, in the ordinary course of business, Corebridge enters into OTC derivative transactions with AIGM, under standard ISDA agreements. The total expenses incurred for services provided by AIGM reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Consolidated Statements of Income were $17 million and $19 million for the years ended December 31, 2021 and 2020, respectively. There were no expenses incurred for services provided by AIGM for the year ended December 31, 2019. The derivative assets, net of gross assets and gross liabilities after collateral were $256 million and $261 million as of December 31, 2021 and 2020, respectively. The derivative liabilities, net of gross assets and gross liabilities after collateral were $2 million and $0.1 million as of December 31, 2021 and 2020, respectively. The collateral posted to AIGM was $803 million and $845 million as of December 31, 2021 and 2020, respectively. The collateral held by Corebridge was $770 million and $507 million as of December 31, 2021 and 2020, respectively.
In addition, Corebridge entered into certain unsecured derivative transactions with AIG Financial Products Corp. (“AIG FP”) prior to 2018. AIG Inc. guarantees the obligations of AIG FP under these derivative transactions. The derivative assets, net of gross assets and gross liabilities after collateral were $406 million and $465 million as of December 31, 2021 and 2020, respectively. The derivative liabilities, net of gross assets and gross liabilities after collateral were $0.8 million as of December 31, 2020. There were no derivative net liabilities as of December 31, 2021. In relation to these derivatives, there was no collateral posted to AIG FP or collateral held by Corebridge as of December 31, 2021 and 2020, respectively.
For further details of Derivatives, see Note 10.
Certain Corebridge subsidiaries participate in funding arrangements, whereby each participating subsidiary places excess funds on deposit with AIG or other affiliated entities, in exchange for a stated rate of interest. At the discretion of the participating subsidiaries and in accordance with governing documents, the participating subsidiaries may make withdrawals and deposits at any time and from time to time. The Company’s receivables of $1.0 billion and $1.5 billion as of December 31, 2021 and 2020, respectively, are recorded in Short-term investments on the Consolidated Balance Sheets. Interest earned on these deposits, reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Consolidated Statements of Income, was $3 million, $7 million, and $26 million for the years ended December 31, 2021, 2020, and 2019, respectively.
General operating and other expenses
Pursuant to the provisions of a Service and Expense Agreement (the “AIG Service and Expense Agreement”) effective February 1, 1974, as amended, among AIG and certain of its affiliates, AIG provides various services to such affiliates at cost, including, but not limited to, advertising, accounting, actuarial, tax, legal, data processing, claims adjustment, employee cafeteria, office space, payroll, information technology services, capital markets services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services. Amounts due to AIG affiliates were $262 million and $252 million as of December 31, 2021 and 2020, respectively. Amounts due from AIG affiliates were $43 million and $42 million as of December 31, 2021 and 2020, respectively. The total service expenses incurred specific to this agreement reflected in General operating and

Notes to Consolidated Financial Statements
21.
Related Parties(continued)
other expenses on the Consolidated Statements of Income were $229 million, $204 million, and $226 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Corebridge entities are parties to Master Intra-Company Services Agreements with AIG Technologies, Inc. (“AIGT”). These agreements, as amended, require AIGT to provide network connectivity, application hosting, data processing related services and other information technology related infrastructure services, as requested. The total service expenses incurred specific to these agreements reflected in General operating and other expenses on the Consolidated Statements of Income were $97 million, $102 million, and $85 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Corebridge entities are parties to Master Intra-Company Services Agreements with AIG Employee Services, Inc. Under this agreement, AIG Employee Services provides technology services such as data storage, desktop support and bandwidth, as requested. The total service expenses incurred specific to this agreement reflected in General operating and other expenses on the Consolidated Statements of Income were $23 million, $23 million, and $25 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Historically, AGL has both provided policy administration services to, and has received policy administration services from, previously affiliated AIG entities in connection with policies subject to the Fortitude transactions.
The table below summarizes expenses incurred and recovered that are reflected in General operating and other expenses on the Consolidated Statements of Income in relation to these services for the years ended December 31, 2021, 2020 and 2019:
Years Ended December 31,
(in millions)	2021	2020	2019
Policy administration services:
Expenses incurred	$—	$—	$71
Expenses recovered	$—	$(12)	$(65)
The amount due to affiliates was $6 million and the amount due from affiliates was $6 million as of December 31, 2019. After AIG’s Majority Interest Sale in 2020, Fortitude is no longer considered an affiliated company.
For further details of other Fortitude Re transactions, see Note 7.
Interest expense and noncontrolling interest
In the ordinary course of business, Corebridge enters into various arrangements with VIEs, and consolidates the VIE if Corebridge is determined to be the primary beneficiary. In certain situations, Corebridge may have a variable interest in a VIE that is consolidated by an affiliate, and in other instances, affiliates may have variable interests in a VIE that is consolidated by Corebridge. The total debt of consolidated VIEs held by affiliates was $760 million and $1.8 billion as of December 31, 2021 and 2020, respectively. The interest expense incurred on the debt reflected in Interest expense on the Consolidated Statements of Income was $64 million, $141 million and $177 million for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, during the year ended December 31, 2021, Corebridge terminated six VIEs and recorded a loss on extinguishment of debt of $145 million. Refer to the VIE note for additional information regarding the termination of these VIEs. The noncontrolling interest included in the Consolidated Balance Sheets related to the VIEs held by affiliates was $1.5 billion and $1.7 billion as of December 31, 2021 and 2020, respectively. The gain/(loss) attributable to noncontrolling interest of consolidated VIEs held by affiliates was $499 million, $169 million and $195 million for the years ended December 31, 2021, 2020 and 2019, respectively.
In addition to transactions with VIEs, Corebridge has entered into other structured financing arrangements supporting real estate properties and other types of assets with other AIG affiliates. These financing arrangements are reported in Other invested assets in the Consolidated Balance Sheets. Certain of these and the VIE structures above also include commitments for funding from other AIG affiliates.

Notes to Consolidated Financial Statements
21.
Related Parties(continued)
For additional information related to VIEs and other investments, see Notes 9 and 5.
Certain Corebridge affiliates are party to revolving credit facilities with AIG pursuant to which the borrowers can, on a several basis, borrow monies from AIG (as lender) subject to certain terms and conditions. Principal amounts borrowed under these facilities may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. Individual borrowing limits exist for each borrower, which vary by participant.
In 2013, AIG Property Company Limited issued an affiliated note to AIG Europe S.A. (Netherlands Branch) of $17 million for the purpose of purchasing a building. The carrying amount of the note was $9 million as of December 31, 2020. This affiliated note was repaid on October 1, 2021. Interest expense incurred specific to this note reflected in Interest expense on the Consolidated Statements of Income was $0.3 million, $0.5 million and $0.6 million for the years ended December 31, 2021, 2020 and 2019, respectively. Interest payments on the note are paid quarterly.
In 2019, AIG Global Real Estate Investment Corp. issued an affiliated note to Lexington Insurance Company of $250 million. The carrying amount of the note was $253 million as of December 31, 2020. This affiliated note was repaid on February 12, 2021. Interest expense incurred specific to this note reflected in Interest expense on the Consolidated Statements of Income was $0.4 million, $4 million and $8 million for the years ended December 31, 2021, 2020 and 2019, respectively. Interest payments on the note are paid annually.
AIG also provides a full and unconditional guarantee of all outstanding debt of AIGLH.
In 2021, Corebridge issued a promissory note to AIG in the amount of $8.3 billion. Interest expense incurred specific to this note reflected in Interest expense on the Consolidated Statements of Income was $17 million for the year ended December 31, 2021. Simultaneously, Corebridge declared a dividend to AIG for $8.3 billion. These were non-cash transactions.
For further details on debt, see Note 14.
Reinsurance transactions
From time to time, AIG Life (UK) has entered into various coinsurance agreements with American International Reinsurance Company, Ltd. (“AIRCO”). In 2018, AIG Life (UK) ceded risks relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018. In 2019 and 2020, AIG Life (UK) and AIRCO entered into treaties whereby AIRCO assumed risks relating to certain whole life policies issued prior to and subsequent to July 1, 2019, respectively. Reinsurance assets related to these agreements were $167 million and $137 million as of December 31, 2021 and 2020, respectively. Amounts payable to AIRCO were $7 million and $46 million as of December 31, 2021 and 2020, respectively. Ceded premiums related to these agreements were $42 million, $33 million and $15 million for the years ended December 31, 2021, 2020 and 2019, respectively.
In February 2018, AGL, VALIC and USL, each executed modco agreements with Fortitude Re, at the time a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda.
For further details of reinsurance transactions, see Notes 1 and 7.
Guarantees
Certain Corebridge insurance entities benefitted from General Guarantee Agreements with American Home Assurance Company (“American Home”), a consolidated subsidiary of AIG. Pursuant to each respective agreement, American Home has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these Corebridge entities. American Home is required to perform under the guarantee in the event that a guaranteed entity fails to make payments due under the insurance policies issued by the guaranteed entity during the period in which the guarantee was in force. These General Guarantee Agreements have all been terminated as to newly issued insurance policies. American Home has not been required to perform under any of the guarantees but remains contingently liable for all policyholder obligations associated with the insurance policies. There were no fees paid by Corebridge for the guarantee for the years ended December 31, 2021, 2020 or 2019.

Notes to Consolidated Financial Statements
21.
Related Parties(continued)
AGL has a General Guarantee Agreement with NUFIC, a consolidated subsidiary of AIG. Pursuant to the terms of this agreement, NUFIC has unconditionally and irrevocably guaranteed insurance policies issued by AGL between July 13, 1998 and April 30, 2010. There were no fees paid by AGL for the guarantee for the years ended December 31, 2021, 2020 or 2019.
In connection with a sale-leaseback transaction in 2020, AIGLH issued promissory notes to AGL with maturity dates of up to five years; the sale-leaseback transaction, including the issuance of the promissory notes are eliminated in these financial statements. These promissory notes are guaranteed by AIG for the benefit of AGL. There were no fees paid by Corebridge for the guarantees for the years ended December 31, 2021 and 2020, and no payments were made under these guarantees for the years ended December 31, 2021 and 2020.
In addition to the guarantees above, Corebridge may provide to or receive from affiliates, or to or from third parties on behalf of affiliates, customary guarantees in relation to certain lending and real estate transactions. These guarantees of certain amounts in connection with borrowings or environmental indemnifications and non-recourse carve-outs are limited to situations in which the borrower commits certain “bad acts” as defined in each applicable transaction document, including fraud or intentional misrepresentation, intentional waste, or willful misconduct. During 2021, 2020 and 2019, none of these guarantees became payable.
Under an Amended and Restated Tax Payment Allocation Agreement dated June 6, 2011 between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for any tax liability (including interest and penalties) resulting from adjustments made by the IRS or other appropriate authorities to taxable income, special deductions or credits in connection with investments made by AIG Bermuda in certain affiliated entities. During June 2021, AIG made a payment of $353 million to the U.S. Treasury, resulting in the reduction of the indemnification asset to $0 as of December 31, 2021.
For further details of the Tax Payment Allocation Agreement, see Notes 15 and 20.
For details regarding dividends to AIG affiliates, see Note 16.
Corebridge is the guarantor on two credit facilities which are further guaranteed by AIG, in support of affordable housing properties. These letters of credit are required when certain properties do not meet required debt covenant ratios. On June 1, 2021, the loan associated with one of the properties was fully repaid and the letter of credit was subsequently released.
For details on guarantees associated with VIEs, see Note 9.
For further details regarding guarantees provided by AIG, see Note 15.
Tax Sharing Agreements
Corebridge and Cap Corp are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. The table below summarizes payments to or refunds from AIG in connection with the tax sharing agreements for the years ended December 31, 2021, 2020 and 2019. Amounts receivable from (payable to) AIG pursuant to the tax sharing agreements were $223 million and $(815) million as of December 31, 2021 and 2020, respectively.
Years Ended December 31,
(in millions)	2021	2020	2019
Payment or refund:
Corebridge	$1,537	$1,716	$1,191
Cap Corp	(5)	(9)	(15)
Total	$1,532	$1,707	$1,176
TRANSACTIONS WITH MINORITY SHAREHOLDER
As part of the separation, AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50 billion of our existing investment portfolio beginning in the fourth quarter of 2021 and the investment expense incurred was $18 million for the year ended December 31, 2021.
For further details of strategic partnership with Blackstone, see Note 1.

Notes to Consolidated Financial Statements
22.	Subsequent Events
The consolidated financial statements of Corebridge are derived from the Consolidated Financial Statements of AIG Inc, which issued its financial statements for the year ended December 31, 2021 on February 17, 2022. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the financial statements through February 17, 2022, Additionally, Corebridge has evaluated transactions and other events that occurred through March 10, 2022, the date these consolidated financial statements were issued, for purposes of unrecognized subsequent events.
Delayed Draw Term Loan
On February 25, 2022, we entered into an unsecured 18-Month Delayed Draw Term Loan Agreement (the “18-Month DDTL Agreement”) among Corebridge, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an unsecured 3-Year Delayed Draw Term Loan Agreement (the “Three-Year DDTL Agreement”, and together with the 18-Month DDTL Agreement, the “Facilities”) among Corebridge, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
The Facilities provide us with committed delayed draw term loan facilities in the aggregate principal amount of $6 billion and $3 billion, respectively. In connection with the issuance of the Notes described below, (i) the commitments under the 18-Month DDTL Agreement in the aggregate principal amount of $6 billion have been terminated in full and (ii) the commitments under the Three-Year DDTL Agreement have been reduced from $3.0 billion to $2.5 billion. The ability to borrow under the Facilities is subject to, among other conditions, either of the consummation of this offering or our confirmation to the administrative agent that this offering is expected to be consummated within five business days following such borrowing (which may be extended to ten business day with the consent of the administrative agent, or such longer period as the lead arrangers may otherwise agree to). Commitments under the Three-Year DDTL Agreement will remain available for borrowing until December 30, 2022, in each case, subject to the terms and conditions thereof. The proceeds of the Facilities may be used for general corporate purposes, including the repayment of the promissory note previously issued by us to AIG in the amount of $8.3 billion, which will be required to be paid to AIG prior to this offering.
Transfer of AIG Technologies, Inc. and Eastgreen, Inc.
In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIG Technologies, Inc. (“AIGT”) and Eastgreen Inc. (“Eastgreen”) from AIG affiliates on February 28, 2022 for total consideration of $107 million. AIGT provides data processing, technology and infrastructure services to AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
Events subsequent to the original issuance of the consolidated financial statements (unaudited)
In connection with the reissuance of the consolidated financial statements, we have evaluated subsequent events through August 16, 2022, the date on which these consolidated financial statements were available to be reissued.
Delayed Draw Term Loans and Senior Unsecured Notes
On April 5, 2022, we issued and sold $6.5 billion of senior unsecured notes consisting of: $1,000,000,000 aggregate principal amount of 3.500% Senior Notes due 2025, $1,250,000,000 aggregate principal amount of 3.650% Senior Notes due 2027, $1,000,000,000 aggregate principal amount of 3.850% Senior Notes due 2029, $1,500,000,000 aggregate principal amount of 3.900% Senior Notes due 2032, $500,000,000 aggregate principal amount of 4.350% Senior Notes due 2042 and $1,250,000,000 aggregate principal amount of 4.400% Senior Notes due 2052. We used the net proceeds of the issuance of the notes, in the amount of approximately $6.46 billion, to repay a portion of the $8.3 billion promissory note previously issued by Corebridge to AIG.
On April 6, 2022, in connection with the issuance of the senior unsecured notes (i) the commitments under the 18-Month DDTL Facility were terminated in full and (ii) the commitments under the Three-Year DDTL Facility were reduced from $3.0 billion to $2.5 billion. The ability to borrow under the Three-Year DDTL

Notes to Consolidated Financial Statements
22.
Subsequent Events(continued)
Facility is subject to, among other conditions, our confirmation to the administrative agent that an initial public offering of Corebridge is expected to be consummated within five business days following such borrowing. Commitments under the Three-Year DDTL Facility will remain available for borrowing until December 30, 2022, subject to the terms and conditions thereof.
As of August 16, 2022, a total of $2.5 billion remained available under the Three-Year DDTL Facility.
Non-Controlling Interest Distribution
On April 1, 2022, one of our consolidated investment entities distributed $413 million of other invested asset holdings to a non-consolidated Corebridge affiliate, which will reduce our non-controlling interest in the second quarter of 2022. The amounts distributed are reported on a quarter lag and may be subject to true up in the valuation.
Revolving Credit Agreement
On May 12, 2022, Corebridge Parent and certain subsidiaries entered into the Revolving Credit Agreement (the “Credit Agreement”).
The Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Credit Agreement of $3.0 billion. Loans under the Credit Agreement will mature on May 12, 2027, unless an initial public offering of Corebridge has not occurred on or prior to December 29, 2023, in which case the loans will mature on such date. Under the Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of Corebridge’s senior long-term unsecured debt. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, TIBOR plus an applicable rate. The alternative base rate is equal to the highest of (a) the NYFRB Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%.
The Credit Agreement requires Corebridge to maintain a specified minimum consolidated net worth and subjects Corebridge to a specified limit on consolidated total debt to consolidated total capitalization, subject to certain limitations and exceptions. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
Our Investment Management Agreement with BlackRock
Certain of our insurance company subsidiaries entered into separate investment management agreements with BlackRock. We expect to transfer the management of up to $90 billion of liquid fixed income and certain private placement assets int the aggregate to BlackRock over a period of 12 months in connection with the BlackRock Agreement.
Letter of Credit Agreement
One of our domestic insurance subsidiaries has an intercompany reinsurance arrangement with AIG Bermuda whereby certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda. AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million and on May 12, 2022, Corebridge Parent replaced AIG as the guarantor.
Q2 2022 Dividend
On June 15, 2022, Corebridge declared dividends of $290 million payable to its existing stockholders.

Notes to Consolidated Financial Statements
22.
Subsequent Events(continued)
Deco Distribution
On July 1, 2022, one of our consolidated investment entities distributed $241 million of other invested asset holdings to a nonconsolidated Corebridge affiliate, which will reduce our non-controlling interest in the third quarter of 2022. The amounts distributed are reported on a quarter lag and may be subject to true up in the valuation.
AIG Life Limited United Kingdom
On June 23, 2022, AIG Life Limited United Kingdom borrowed £10 million from AIG Transaction Execution Limited. Such amount was repaid on July 7, 2022.
Letters of Credit
Effective July 28, 2022, Corebridge replaced AIG as applicant and guarantor on two letters of credit, totaling £80 million, for the benefit of AIG Life Limited. The letters of credit support AIG Life Limited’s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.

Summary of Investments – Other than Investments in Related Parties
Schedule I
At December 31, 2021 (in millions)	Cost(a)(b)	Fair Value(b)	Amount at which shown in the Balance Sheet
Fixed maturities:
U.S. government and government sponsored entities	$1,406	$1,712	$1,712
Obligations of states, municipalities and political subdivisions	7,372	8,726	8,726
Non-U.S. governments	6,043	6,415	6,415
Public utilities	19,750	21,422	21,422
All other corporate debt securities	109,666	119,641	119,641
Mortgage-backed, asset-backed and collateralized	40,438	42,734	42,734
Total fixed maturity securities	184,675	200,650	200,650
Equity securities and mutual funds:
Common stock:
Industrial, miscellaneous and all other	231	231	231
Total common stock	231	231	231
Preferred stock	10	10	10
Mutual funds	1	1	1
Total equity securities and mutual funds	242	242	242
Mortgage and other loans receivable, net of allowance:
Commercial mortgages	30,528	31,780	30,528
Residential mortgages	4,672	4,675	4,672
Life insurance policy loans	1,832	1,817	1,832
Commercial loans, other loans and notes receivable	2,852	2,872	2,852
Total mortgage and other loans receivable	39,884	41,144	39,884
Allowance for credit losses	(496)	—	(496)
Total mortgage and other loans receivable, net of allowance	39,388	41,144	39,388
Other invested assets(c)	11,183	10,567	10,567
Short-term investments, at cost (approximates fair value)(d)	5,471	5,471	5,471
Derivative assets(e)(f)	684	684	684
Total investments	$241,643	$258,758	$257,002
(a)	Original cost of fixed maturities is reduced by repayments and adjusted for amortization of premiums or accretion of discounts.
(b)
The table above includes available for sale securities issued by related parties. This includes RMBS securities which had a fair value of $47 million and an amortized cost of $44 million. Additionally, this includes CLO/ABS securities which had a fair value of $862 million and an amortized cost of $823 million.

(c)	Includes $11 million of investments in related parties.
(d)	Includes $1.0 billion of receivables with related parties.
(e)	Includes $662 million of derivative assets with related parties and excludes $2 million of derivative liabilities with related parties.
(f)	Excludes $191 million of derivative liabilities.

Condensed Financial Information of Registrant
Balance Sheets – Corebridge Only
Schedule II
December 31, (in millions, except per common share data)	2021	2020
Assets:
Short-term investments	$465	$520
Other investments	142	849
Total investments	607	1,369
Cash	2	—
Due from affiliates - net(a)	1	4
Intercompany tax receivable(a)	25	68
Deferred income taxes	3,999	3,061
Investment in consolidated subsidiaries(a)	34,840	35,397
Other assets(b)	43	186
Total assets	$39,517	$40,085
Liabilities:
Due to affiliate(a)	$58	$57
Deferred tax liabilities	3,858	2,704
Short-term debt	8,317	—
Other liabilities	198	92
Total liabilities	12,431	2,853
Corebridge Shareholders’ equity:
Common stock class A, $1 par value; 180,000 shares authorized; 90,100 shares issued	$—	$—
Common stock class B, $1 par value; 20,000 shares authorized; 9,900 shares issued	—	—
Additional paid-in capital	8,060	—
Retained earnings	8,859	—
Shareholder’s net investment	—	22,579
Accumulated other comprehensive income	10,167	14,653
Total Corebridge Shareholders’ equity	27,086	37,232
Total liabilities and equity	$39,517	$40,085
(a)	Eliminated for the consolidated Corebridge financial statements.
(b)	At December 31, 2021 and 2020, included restricted cash of $0 and $9 million, respectively.
See accompanying Notes to Condensed Financial Information of Registrant.

Condensed Financial Information of Registrant (Continued)
Statements of Income and Comprehensive
Income-Corebridge Only
Schedule II
Years Ended December 31, (in millions)	2021	2020	2019
Revenues:
Equity in undistributed net income (loss) of consolidated subsidiaries(a)	$3,504	$113	$(1,563)
Dividend income from consolidated subsidiaries(a)	1,893	422	1,574
Net investment income	365	235	191
Net realized gains (losses)	62	(3)	13
Expenses:
Interest expense	18	2	—
Net (gain) loss on sale of divested businesses	(2,438)	—	—
Other expenses	191	130	120
Income before income tax expense (benefit)	8,053	635	95
Income tax expense (benefit)	698	(7)	45
Net income attributable to Corebridge Parent	7,355	642	50
Other comprehensive income (loss)	(4,506)	5,324	6,908
Total comprehensive income (loss) attributable to Corebridge Parent	$2,849	$5,966	$6,958
(a)	Eliminated for the consolidated Corebridge financial statements.
See accompanying Notes to Condensed Financial Information of Registrant.

Condensed Financial Information of Registrant (Continued)
Statements of Cash Flows – Parent Company Only
Schedule II
Years Ended December 31, (in millions)	2021	2020	2019
Net cash provided by (used in) operating activities	$519	$405	$1,543
Cash flows from investing activities:
Contributions to subsidiaries	—	(135)	—
Sales or distributions of:
Available for sale securities	132	2	(6)
Other invested assets	232	187	65
Maturities of fixed maturity securities available for sale	86	13	15
Principal payments received on mortgage and other loans receivable	61	59	62
Purchase of:
Other invested assets	(23)	(7)	(11)
Mortgage and other loans receivable issued	(26)	(17)	(47)
Net change in short-term investments	54	(191)	(102)
Net cash provided by (used in) investing activities	516	(89)	(24)
Cash flows from financing activities:
Distributions to AIG	(1,008)	(450)	(1,520)
Distributions to Class B shareholder	(34)	—	—
Contributions from AIG	—	135	—
Net cash used in financing activities	(1,042)	(315)	(1,520)
Net increase (decrease) in cash and restricted cash	(7)	1	(1)
Cash and restricted cash at beginning of year	9	8	9
Cash and restricted cash at end of year	$2	$9	$8
Supplementary disclosure of cash flow information:
Years Ended December 31, (in millions)	2021	2020	2019
Cash	$2	$—	$—
Restricted cash included in Other assets	—	9	8
Total cash and restricted cash shown in Statements of Cash Flows – Corebridge Parent Company Only	$2	$9	$8
Cash (paid) received during the period for:
Taxes:
Income tax authorities	$32	$39	$60
Intercompany non-cash financing and investing activities:
Capital distributions	12,144	—	—
Capital contributions	403	126	139
See accompanying Notes to Condensed Financial Information of Registrant.

Notes to Condensed Financial Information of Registrant
Basis of Presentation
Corebridge’s investments in consolidated subsidiaries are stated at cost plus equity in undistributed income of consolidated subsidiaries. The condensed financial statements of Corebridge Parent (the “Registrant”) should be read in conjunction with the consolidated financial statements of Corebridge and the notes thereto (the “Consolidated Financial Statements”). The accounting policies of Corebridge are consistent with the accounting policies disclosed on the consolidated financial statements as applicable.
The Registrant includes in its Statement of Income dividends from its subsidiaries and equity in undistributed income (loss) of consolidated subsidiaries, which represents the net income (loss) of each of its wholly owned subsidiaries.
Financial information presented for prior years were retrospectively adjusted to reflect the internal reorganization discussed in Note 1 of the consolidated financial statements of Corebridge.
Subsequent Events
Refer to Note 22 above for subsequent events related to the delayed draw down term and transfer of AIGT and Eastgreen to Corebridge from AIG affiliates.

Supplementary Insurance Information
Schedule III
At December 31, 2021 and 2020
Segment (in millions)	Deferred Policy Acquisition Costs and Value of Business Acquired	Future Policy Benefits	Policy and Contract Claims	Unearned Premiums
2021
Individual Retirement	$2,660	$2,904	$30	$—
Group Retirement	727	471	1	—
Life Insurance	4,644	16,965	1,369	62
Institutional Markets	27	14,194	59	—
Corporate and Other	—	23,217	70	6
	$8,058	$57,751	$1,529	$68
2020
Individual Retirement	$2,427	$2,700	$30	$—
Group Retirement	560	503	1	—
Life Insurance	4,350	16,641	1,222	50
Institutional Markets	26	11,093	40	—
Corporate and Other	—	23,723	66	7
	$7,363	$54,660	$1,359	$57
For the years ended December 31, 2021, 2020 and 2019
Segment (in millions)	Premiums and Policy Fees	Net Investment Income	Other Income(a)	Benefits(b)	Amortization of Deferred Policy Acquisition Costs and Value of Business Acquired	Other Operating Expenses
2021
Individual Retirement	$1,152	$4,356	$592	$2,381	$806	$1,049
Group Retirement	544	2,396	337	1,227	67	722
Life Insurance	2,953	1,614	110	3,597	178	842
Institutional Markets	3,953	1,134	2	4,394	6	108
Corporate and Other	86	2,172	134	—	—	385
	$8,688	$11,672	$1,175	$11,599	$1,057	$3,106
2020
Individual Retirement	$1,013	$4,154	$577	$2,170	$523	$1,011
Group Retirement	462	2,193	275	1,200	7	741
Life Insurance	2,909	1,520	96	3,593	8	764
Institutional Markets	2,757	917	2	3,167	5	117
Corporate and Other	74	1,732	122	—	—	314
	$7,215	$10,516	$1,072	$10,130	$543	$2,947
2019
Individual Retirement	$914	$4,342	$606	$2,145	$454	$1,016
Group Retirement	445	2,269	261	1,215	81	682
Life Insurance	2,941	1,494	87	3,081	134	764
Institutional Markets	2,072	884	1	2,509	5	101
Corporate and Other	59	1,785	114	(1)	—	298
	$6,431	$10,774	$1,069	$8,949	$674	$2,861
(a)	Other income represents advisory fee income and other income balances.
(b)	Benefits represents policyholder benefits and interest credited to policyholder account balances.

Reinsurance
Schedule IV
At December 31, 2021, 2020 and 2019 and for the years then ended
(in millions)	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percent of Amount Assumed to Net
2021
Life insurance in force	$1,280,090	$363,008	$192	$917,274	—%
Premiums Earned:
Life Insurance and Annuities	$4,504	1,196	2,265	5,573	40.6%
Accident and Health	100	36	—	64	—
Total	$4,604	1,232	2,265	5,637	40.2%
2020
Life insurance in force	$1,243,389	$349,453	$225	$894,161	—%
Premiums Earned:
Life Insurance and Annuities	$4,273	1,072	1,073	4,274	25.1%
Accident and Health	111	44	—	67	—
Total	$4,384	1,116	1,073	4,341	24.7%
2019
Life insurance in force	$1,185,771	$322,890	$279	$863,160	—%
Premiums Earned:
Life Insurance and Annuities	$4,234	1,048	232	3,418	6.8%
Accident and Health	136	53	—	83	—
Total	$4,370	$1,101	$232	$3,501	6.6%

Corebridge Financial, Inc.

Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except for share data)	June 30, 2022	December 31, 2021
Assets:
Investments:
Fixed maturity securities:
Bonds available for sale, at fair value, net of allowance for credit losses of $114 in 2022 and $78 in 2021 (amortized cost: 2022-$178,286; 2021-$182,593)	$161,949	$198,568
Other bond securities, at fair value (See Note 5)*	3,233	2,082
Equity securities, at fair value (See Note 5)*	118	242
Mortgage and other loans receivable, net of allowance for credit losses of $484 in 2022 and $496 in 2021*	43,125	39,388
Other invested assets (portion measured at fair value: 2022 - $7,676; 2021 - $7,104)	10,388	10,567
Short-term investments, including restricted cash of $68 in 2022 and $57 in 2021 (portion measured at fair value:2022-$1,176; 2021-$1,455)	4,977	5,471
Total investments	223,790	256,318
Cash*	457	537
Accrued investment income*	1,755	1,760
Premiums and other receivables, net of allowance for credit losses and disputes of $1 in 2022 and $1 in 2021	1,187	884
Reinsurance assets - Fortitude Re, net of allowance for credit losses and disputes of $0 in 2022 and $0 in 2021	28,136	28,472
Reinsurance assets - other, net of allowance for credit losses and disputes of $107 in 2022 and $101 in 2021	2,882	2,932
Deferred income taxes	7,778	4,837
Deferred policy acquisition costs and value of business acquired	12,227	8,058
Other assets, including restricted cash of $4 in 2022 and $7 in 2021 (portion measured at fair value: 2022 - $309; 2021 - $684)*	3,324	3,303
Separate account assets, at fair value	86,735	109,111
Total assets	$368,271	$416,212
Liabilities:
Future policy benefits for life and accident and health insurance contracts	$55,682	$57,751
Policyholder contract deposits (portion measured at fair value: 2022 - $7,065; 2021 - $9,824)	156,635	156,846
Other policyholder funds	3,165	2,849
Fortitude Re funds withheld payable (portion measured at fair value: 2022 - $2,349; 2021 - $7,974)	28,588	35,144
Other liabilities (portion measured at fair value: 2022 - $129; 2021 - $191) *	8,758	9,903
Short-term debt	1,895	8,317
Long-term debt	6,888	427
Debt of consolidated investment entities (portion measured at fair value: 2022 - $6; 2021 - $5) *	6,776	6,936
Separate account liabilities	86,735	109,111
Total liabilities	$355,122	$387,284
Contingencies, commitments and guarantees (See Note 12)
Redeemable noncontrolling interest	$58	$83
Corebridge Shareholders' equity:
Common stock class A, $1.00 par value; 180,000 shares authorized; 90,100 shares issued	—	—
Common stock class B, $1.00 par value; 20,000 shares authorized; 9,900 shares issued	—	—
Additional paid-in capital	8,039	8,060
Retained earnings	14,643	8,859
Accumulated other comprehensive income (loss)	(10,799)	10,167
Total Corebridge Shareholders' equity	11,883	27,086
Non-redeemable noncontrolling interests	1,208	1,759
Total Shareholders' equity	$13,091	$28,845
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$368,271	$416,212
*	See Note 8 for details of balances associated with variable interest entities.
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.

Condensed Consolidated Statements of Income (Loss) (Unaudited)
	Six Months Ended June 30,
(dollars in millions, except per common share data)	2022	2021
Revenues:
Premiums	$1,741	$2,047
Policy Fees	1,506	1,555
Net investment income:
Net investment income - excluding Fortitude Re funds withheld assets	4,401	4,851
Net investment income - Fortitude Re funds withheld assets	460	891
Total net investment income	4,861	5,742
Net realized gains:
Net realized gains - excluding Fortitude Re funds withheld assets and embedded derivative	1,956	610
Net realized gains (losses) on Fortitude Re funds withheld assets	(183)	313
Net realized gains on Fortitude Re funds withheld embedded derivative	5,231	166
Total net realized gains	7,004	1,089
Advisory fee income	248	308
Other income	309	289
Total revenues	15,669	11,030
Benefits and expenses:
Policyholder benefits	2,942	3,296
Interest credited to policyholder account balances	1,781	1,741
Amortization of deferred policy acquisition costs and value of business acquired	974	488
Non-deferrable insurance commissions	325	313
Advisory fee expenses	136	168
General operating expenses	1,163	1,032
Interest expense	208	212
(Gain) loss on extinguishment of debt	—	229
Net (gain) loss on divestitures	3	—
Total benefits and expenses	7,532	7,479
Income before income tax expense	8,137	3,551
Income tax expense	1,618	578
Net income	6,519	2,973
Less:
Net income attributable to noncontrolling interests	155	160
Net income attributable to Corebridge	$6,364	$2,813

Income (loss) per common share attributable to Corebridge common shareholders:
Class A - Basic and diluted	$63,640	$28,130
Class B - Basic and diluted	$63,640	$28,130
Weighted averages shares outstanding:
Class A - Basic and diluted	90,100	90,100
Class B - Basic and diluted	9,900	9,900
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
	Six Months Ended June 30,
(in millions)	2022	2021
Net income	$6,519	$2,973
Other comprehensive income (loss), net of tax
Change in unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken	1	24
Change in unrealized depreciation of all other investments	(21,063)	(2,786)
Change in cash flow hedges	169	—
Change in foreign currency translation adjustments	(72)	4
Change in retirement plan liabilities	(1)	—
Other comprehensive income (loss)	(20,966)	(2,758)
Comprehensive income (loss)	(14,447)	215
Less:
Comprehensive income attributable to noncontrolling interests	155	160
Comprehensive income (loss) attributable to Corebridge	$(14,602)	$55
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.

Condensed Consolidated Statements of Equity (Unaudited)
(in millions)	Common Stock Class A	Common Stock Class B	Additional Paid-In Capital	Retained Earnings	Shareholders' Net Investment	Accumulated Other Comprehensive Income	Total Corebridge Shareholders' Equity	Non- Redeemable Non- Controlling Interests	Total Shareholders' Equity
Six Months Ended June 30, 2022
Balance, beginning of period	$—	$—	$8,060	$8,859	$—	$10,167	$27,086	$1,759	$28,845
Dividends to Class A shareholders	—	—	—	(523)	—	—	(523)	—	(523)
Dividends to Class B shareholders	—	—	—	(57)	—	—	(57)	—	(57)
Net income	—	—	—	6,364	—	—	6,364	155	6,519
Other comprehensive income, net of tax	—	—	—	—	—	(20,966)	(20,966)	—	(20,966)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	23	23
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(718)	(718)
Other	—	—	(21)	—	—	—	(21)	(11)	(32)
Balance as of June 30, 2022	$—	$—	$8,039	$14,643	$—	$(10,799)	$11,883	$1,208	$13,091
Six Months Ended June 30, 2021
Balance, beginning of period	$—	$—	$—	$—	$22,579	$14,653	$37,232	$2,549	$39,781
Change in net investment	—	—	—	—	(850)	—	(850)	—	(850)
Net income	—	—	—	—	2,813	—	2,813	160	2,973
Other comprehensive income, net of tax	—	—	—	—	—	(2,758)	(2,758)	—	(2,758)
Changes in noncontrolling interests due to divestitures and acquisitions	—	—	—	—	—	—	—	58	58
Contributions from noncontrolling interests	—	—	—	—	—	—	—	127	127
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(371)	(371)
Other	—	—	—	—	(24)	—	(24)	—	(24)
Balance as of June 30, 2021	$—	$—	$—	$—	$24,518	$11,895	$36,413	$2,523	$38,936
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended June 30,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$6,519	$2,973
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash revenues, expenses, gains and losses included in income:
General operating and other expenses	—	60
Net (gains) losses on sales of securities available for sale and other assets	367	(468)
Net (gain) loss on divestitures	3	—
Losses on extinguishment of debt	—	229
Unrealized gains in earnings – net	(2,089)	(713)
Equity in (income) loss from equity method investments, net of dividends or distributions	(120)	24
Depreciation and other amortization	828	384
Impairments of assets	—	7
Changes in operating assets and liabilities:
Insurance reserves	850	800
Premiums and other receivables and payables - net	(90)	(97)
Funds held relating to Fortitude Re Reinsurance Contracts	(6,352)	(907)
Reinsurance assets and funds held under reinsurance treaties	263	268
Capitalization of deferred policy acquisition costs	(488)	(528)
Current and deferred income taxes – net	762	(525)
Other, net	116	(78)
Total adjustments	(5,950)	(1,544)
Net cash provided by operating activities	569	1,429
Cash flows from investing activities:
Proceeds from (payments for)
Sales or distributions of:
Available for sale securities	8,096	5,718
Other securities	303	96
Other invested assets	1,162	1,204
Maturities of fixed maturity securities available for sale	5,441	10,438
Principal payments received on mortgage and other loans receivable	2,880	3,446
Purchases of:
Available for sale securities	(10,437)	(18,154)
Other securities	(1,818)	(18)
Other invested assets	(753)	(1,291)
Mortgage and other loans receivable	(7,250)	(3,373)
Acquisition of businesses, net of cash and restricted cash acquired	(107)	—
Net change in short-term investments	261	1,660
Net change in derivative assets and liabilities	203	(1,024)
Other, net	(436)	(220)
Net cash used in investing activities	(2,455)	(1,518)
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

	Six Months Ended June 30,
(in millions)	2022	2021
Cash flows from financing activities:
Proceeds from (payments for)
Policyholder contract deposits	12,457	13,173
Policyholder contract withdrawals	(9,467)	(11,209)
Issuance of long-term debt	6,461	—
Issuance of short-term debt	12	327
Issuance of debt of consolidated investment entities	789	2,789
Repayments of long-term debt	—	(567)
Repayments of short-term debt	(6,450)	(10)
Maturities and repayments of debt of consolidated investment entities	(917)	(3,203)
Distributions to Class B shareholder	(57)	—
Distributions to AIG	(523)	(909)
Distributions to noncontrolling interests	(236)	(371)
Contributions from noncontrolling interests	23	127
Net change in securities lending and repurchase agreements	(223)	(3)
Other, net	(51)	23
Net cash provided by financing activities	1,818	167
Effect of exchange rate changes on cash and restricted cash	(4)	(1)
Net increase (decrease) in cash and restricted cash	(72)	77
Cash and restricted cash at beginning of year	601	918
Cash and restricted cash at end of period	$529	$995
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Corebridge Financial, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)
Supplementary Disclosure of Consolidated Cash Flow Information
	Six Months Ended June 30,
(in millions)	2022	2021
Cash	$457	$755
Restricted cash included in Short-term investments*	68	14
Restricted cash included in Other assets*	4	226
Total cash and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$529	$995

Cash paid during the period for:
Interest	$113	$136
Taxes	856	1,103
Non-cash investing activities:
Fixed maturity securities, designated available for sale, received in connection with pension risk transfer transactions	—	(477)
Fixed maturity securities, designated available for sale, received in connection with reinsurance transactions	—	(161)
Fixed maturity securities, designated available for sale, transferred in connection with reinsurance transactions	204	543
Fixed maturity securities, designated as fair value option, transferred to repay debt of consolidated investment entities	—	1,257
Fixed maturity securities, designated available for sale, transferred to repay debt of consolidated investment entities	—	605
Equity securities distributed in lieu of cash to non-consolidated Corebridge affiliate	94	—
Other Invested Assets securities distributed in lieu of cash to non-consolidated Corebridge affiliate	413	—
Non-cash financing activities:
Interest credited to policyholder contract deposits included in financing activities	1,728	1,784
Fee income debited to policyholder contract deposits included in financing activities	(844)	(847)
Repayments of debt of consolidated investment entities utilizing fixed maturity securities	—	(1,862)
Distribution in lieu of cash, in equity securities, to non-consolidated Corebridge affiliate	(94)	—
Distribution in lieu of cash, in Other Invested Assets securities, to non-consolidated Corebridge affiliate	(413)	—
Non-cash capital contributions	—	60
*	Primarily includes funds held for tax sharing payments to Corebridge Parent, security deposits.
See accompanying Notes to Condensed Consolidated Financial Statements (Unaudited).

Notes to Condensed Consolidated Financial Statements (Unaudited)
1.	Overview and Basis of Presentation
OVERVIEW
Corebridge Financial, Inc.(“Corebridge”), formerly known as SAFG Retirement Services, Inc., is a leading provider of retirement solutions and life insurance products in the United States. Our primary business operations consist of individual and group annuities and life insurance products offered to individuals and institutional markets. Our institutional asset management business includes managing assets for non-consolidated affiliates. Unless the context indicates otherwise, the terms “Corebridge,” “we,” “us,” “our” or the “Company” mean Corebridge and its consolidated or combined subsidiaries and the term “Corebridge Parent” means Corebridge and not any of its consolidated or combined subsidiaries.
These unaudited condensed financial statements present the consolidated and combined results of operations, financial condition, and cash flows of Corebridge and its’ controlled subsidiaries. In connection with the proposed separation of American International Group, Inc (“AIG”)’s Life and Retirement business, Corebridge underwent an internal reorganization with various subsidiaries of AIG, which was completed on December 31, 2021 (the “Reorganization”). AIG is a publicly traded entity, listed on the New York Stock Exchange (NYSE: AIG).
As of June 30, 2022, subsidiaries of Corebridge include: AGC Life Insurance Company (“AGC”), American General Life Insurance Co. (“AGL”), The Variable Annuity Life Insurance Company (“VALIC”), The United States Life Insurance Company in the City of New York (“USL”), AIG Life of Bermuda, Ltd. (“AIG Bermuda”), AIG Life Ltd. (“AIG Life (United Kingdom)”) and subsidiary, Laya Healthcare Ltd. (“Laya”), and SAFG Capital LLC, and its subsidiaries.
These financial statements include the results of Corebridge Parent, its controlled subsidiaries (generally through a greater than 50% ownership of voting rights and voting interests), and variable interest entities (“VIEs”) of which we are the primary beneficiary. Equity investments in entities that we do not consolidate, including corporate entities in which we have significant influence and partnership and partnership-like entities in which we have more than minor influence over the operating and financial policies, are accounted for under the equity method unless we have elected the fair value option.
BASIS OF PRESENTATION
The financial statements presented for periods on or after December 31, 2021, the date on which our internal reorganization was completed, are presented on a consolidated basis, and include the financial position, results of operations, and cash flows of the Company. The financial statements for the periods prior to December 31, 2021 are presented on a combined basis, and reflect the historical combined financial position, results of operations, and cash flows of Corebridge, AIG Capital Corporation (“Cap Corp”), AIG Life (United Kingdom) and Laya, as the operations were under common control of AIG and reflect the historical combined financial position, results of operations and cash flows of those legal entities.
These unaudited condensed combined and consolidated financial statements do not include all disclosures that are normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should be read in conjunction with the audited consolidated financial statements and the related notes included herein for the year ended December 31, 2021. The condensed consolidated financial information as of December 31, 2021 included herein has been derived from the audited consolidated financial statements for the year ended December 31, 2021 included herein.
Our historical financial results included in the Company’s financial statements do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. The Company has recorded affiliated transactions with certain AIG subsidiaries that are not subsidiaries of Corebridge. As these affiliated transactions are with AIG subsidiaries that are not subsidiaries of Corebridge, they are not eliminated in the consolidated or combined financial statements of the Company. The accompanying financial statements reflect all normal recurring adjustments, including eliminations of material intercompany accounts and transactions, necessary in the opinion of management for a fair statement of our financial position, results of operations, and cash flows, for the periods presented.

Notes to Condensed Consolidated Financial Statements (Unaudited)
1.
Overview and Basis of Presentation(continued)
Transfer of AIG Technologies, Inc and Eastgreen Inc.
In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIG Technologies, Inc. (“AIGT”) and Eastgreen, Inc. (“Eastgreen”) from AIG affiliates on February 28, 2022 for total consideration of $107 million. AIGT provides data processing, technology and infrastructure services to Corebridge and AIG entities in the United States, including management of AIG hardware and networks. AIGT utilizes two data centers to provide its services. The real estate related to the two data centers is owned by Eastgreen. To the extent needed, AIGT will continue to provide services to AIG for a transition period.
SIGNIFICANT TRANSACTIONS
Strategic Partnership with Blackstone
On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG. On November 2, 2021, AIG and Blackstone Inc. (“Blackstone”) completed the acquisition by Blackstone of a 9.9 percent equity stake in Corebridge for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. As part of the separation, most of AIG’s investment operations were transferred to Corebridge or its subsidiaries as of June 30, 2022, and AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50 billion of our existing investment portfolio beginning in the fourth quarter of 2021, with that amount increasing by increments of $8.5 billion per year for five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion. In addition, Blackstone designated one member of the Board of Directors of Corebridge, which consists of 11 directors. Pursuant to the definitive agreement, Blackstone will be required to hold its ownership interest in Corebridge following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of the initial public offering of Corebridge (the “IPO”), with the transfer restrictions terminating in full on the fifth anniversary of the IPO.
On November 1, 2021, Corebridge declared a dividend payable to AIG in the amount of $8.3 billion. In connection with such dividend, Corebridge issued a promissory note to AIG in the amount of $8.3 billion. On April 5, 2022, Corebridge Parent used approximately $6.4 billion of the proceeds from senior unsecured notes to repay a portion of the $8.3 billion promissory note to AIG.
On December 15, 2021, Corebridge and Blackstone Real Estate Income Trust (“BREIT”), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of the Company’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, subject to certain adjustments, resulting in a pre-tax gain of $3.0 billion.
Sale of Certain Assets of Our Retail Mutual Funds Business
On February 8, 2021, we announced the execution of a definitive agreement with Touchstone Investments, Inc. (“Touchstone”), an indirect wholly-owned subsidiary of Western & Southern Financial Group, to sell certain assets of our retail mutual funds business. This sale consisted of the reorganization of twelve of the retail mutual funds managed by our subsidiary SunAmerica Asset Management, LLC (“SAAMCo”), into certain Touchstone funds and was subject to certain conditions, including approval of the fund reorganizations by the retail mutual fund boards of directors/trustees and fund shareholders. The transaction closed on July 16, 2021, at which time we received initial proceeds and recognized a gain on the sale of $103 million. Concurrently, the twelve retail mutual funds managed by SAAMCo, with $6.8 billion in assets, were reorganized into Touchstone funds. Additional consideration may be earned over a three-year period based on asset levels in certain reorganized funds. Six retail mutual funds managed by SAAMCo and not included in the transaction were liquidated. We continue to retain our fund management platform and capabilities dedicated to our variable annuity insurance products.

Notes to Condensed Consolidated Financial Statements (Unaudited)
1.
Overview and Basis of Presentation(continued)
USE OF ESTIMATES
The preparation of financial statements in accordance with U.S. GAAP requires the application of accounting policies that often involve a significant degree of judgment. Accounting policies that we believe are most dependent on the application of estimates and assumptions are considered our critical accounting estimates and are related to the determination of:
•	valuation of future policy benefit liabilities and timing and extent of loss recognition;
•	valuation of liabilities for guaranteed benefit features of variable annuity products, fixed annuity products and fixed index annuity products, including the valuation of embedded derivatives;
•	estimated gross profits (“EGPs”) to value DAC and unearned revenue for investment-oriented products;
•	reinsurance assets, including the allowance for credit losses;
•	goodwill impairment;
•	allowance for credit losses primarily on loans and available for sale fixed maturity securities;
•	liability for legal contingencies;
•	fair value measurements of certain financial assets and liabilities; and
•
income tax assets and liabilities, including recoverability of our net deferred tax asset and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.

These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, our consolidated financial condition, results of operations and cash flows could be materially affected.
2.	Summary of Significant Accounting Policies
ACCOUNTING STANDARDS ADOPTED DURING 2022
Reference Rate Reform
On March 12, 2020, the FASB issued an accounting standard that provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The standard allows us to account for certain contract modifications that result from the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate as a continuation of the existing contract without additional analysis. This standard may be elected and applied prospectively over time from March 12, 2020 through December 31, 2022 as reference rate reform activities occur.
Where permitted by the guidance, we have accounted for contract modifications stemming from the discontinuation of LIBOR or another reference rate as a continuation of the existing contract. As part of our implementation efforts, we have and will continue to assess our operational readiness and current and alternative reference rates’ merits, limitations, risks and suitability for our investment and insurance processes. The adoption of the standard has not had, and is not expected to have, a material impact on our reported consolidated financial condition, results of operations, cash flows and required disclosures.
FUTURE APPLICATION OF ACCOUNTING STANDARDS
Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity.

Notes to Condensed Consolidated Financial Statements (Unaudited)
2.
Summary of Significant Accounting Policies(continued)
The Company will adopt the standard on January 1, 2023, with a transition date of January 1, 2021 (as described in the additional detail below). We continue to evaluate and expect the adoption of this standard will impact our financial condition, results of operations, statement of cash flows and disclosures, as well as systems, processes and controls.
The Company will adopt the standard using the modified retrospective transition method relating to liabilities for traditional and limited payment contracts and deferred policy acquisition costs associated therewith. The Company will adopt the standard in relation to market risk benefits (“MRBs”) on a retrospective basis. Based upon this transition method, the Company currently estimates that the January 1, 2021 transition date (“Transition Date”) impact from adoption is likely to result in a decrease in the Company’s equity between approximately $1.0 billion and $3.0 billion. The Company expects the most significant impact to be a reduction in AOCI offset by an increase in Retained Earnings. The most significant drivers of the transition adjustment are expected to be (1) changes related to market risk benefits in our Individual Retirement and Group Retirement segments, including the impact of non-performance adjustments (2) changes to the discount rate which will most significantly impact our Life Insurance and Institutional Markets segments and (3) the removal of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments.
Market risk benefits: The standard requires the measurement of all MRBs (e.g., living benefit and death benefit guarantees associated with variable annuities) associated with deposit (or account balance) contracts at fair value at each reporting period. Changes in fair value compared to prior periods will be recorded and presented separately within the income statement, with the exception of instrument-specific credit risk changes (non-performance adjustments), which will be recognized in other comprehensive income. MRBs will impact both retained earnings and AOCI upon transition.
As MRBs are required to be accounted for at fair value, the quarterly valuation of these items will result in variability and volatility in the Company’s results following adoption. The accounting for MRBs will primarily impact our Individual Retirement and Group Retirement segments.
Discount rate assumption: The standard requires the discount rate assumption for the liability for future policy benefits to be updated at the end of each reporting period using an upper-medium grade (low credit risk) fixed income instrument yield that maximizes the use of observable market inputs. Upon transition, the Company currently estimates an adjustment to AOCI due to the fact that the market upper-medium grade (low credit risk) interest rates as of the Transition Date differ from reserve interest accretion rates. Lower interest rates result in a higher liability for future policy benefits, and are anticipated to more significantly impact our Life Insurance and Institutional Markets segments.
Following adoption, the impact of changes to discount rates will be recognized through other comprehensive income. Changes resulting from unlocking the discount rate each reporting period will primarily impact term life insurance and other traditional life insurance products, as well as pension risk transfer (“PRT”) and structured settlement products.
Removal of balances related to changes in unrealized appreciation (depreciation) on investments: Under the standard, the majority of balances recorded in AOCI related to changes in unrealized appreciation (depreciation) on investments will be eliminated.
In addition to the above, the standard also:
•
Requires the review and if necessary, update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re-measurement gain or loss (except for discount rate changes as noted above) in the income statement.

•	Simplifies the amortization of DAC to a constant level basis over the expected term of the related contracts with adjustments for unexpected terminations, but no longer requires an impairment test.

Notes to Condensed Consolidated Financial Statements (Unaudited)
2.
Summary of Significant Accounting Policies(continued)
•
Increased disclosures of disaggregated roll-forwards of several balances, including: liabilities for future policy benefits, deferred acquisition costs, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes.

We expect that the accounting for Fortitude Re will continue to remain largely unchanged. With respect to Fortitude Re, the reinsurance assets, including the discount rates, will continue to be calculated using the same methodology and assumptions as the direct policies. Accounting for modco remains unchanged.
The Company has created a governance framework and a plan to support implementation of the updated standard. As part of its implementation plan, the Company has also advanced the modernization of its actuarial technology platform to enhance its modeling, data management, experience study and analytical capabilities, increase the end-to-end automation of key reporting and analytical processes and optimize its control framework. The Company has designed and begun implementation and testing of internal controls related to the new processes created as part of implementing the updated standard and will continue to refine these internal controls until the formal implementation in the first quarter of 2023.
Troubled Debt Restructurings and Vintage Disclosures
In March 2022, the FASB issued an accounting standard update that eliminates the accounting guidance for troubled debt restructurings for creditors and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The standard also updates the requirements for accounting for credit losses by adding enhanced disclosures for creditors related to loan refinancings and restructurings for borrowers experiencing financial difficulty. Because the Company has already adopted the current expected credit loss (CECL) model, the amendments in this standard are effective for fiscal years beginning after December 15, 2022, including interim periods within those years. We do not expect the standard to have a material impact on our reported consolidated financial condition, results of operations, cash flows or required disclosures.
Fair Value Measurement
On June 30, 2022, the FASB issued an accounting standards update to address diversity in practice by clarifying that a contractual sale restriction should not be considered in the measurement of the fair value of an equity security. It also requires entities with investments in equity securities subject to contractual sale restrictions to disclose certain qualitative and quantitative information about such securities. The guidance is effective for public companies for fiscal years beginning after December 15, 2023 and interim period within those years, with early adoption permitted. For entities other than investment companies, the accounting standards update applies prospectively, with any adjustments resulting from adoption recognized in earnings on the date of adoption. We are assessing the impact of this standard.
3.	Segment Information
We report our results of operations consistent with the manner in which our chief operating decision makers review the business to assess performance and allocate resources.
We report our results of operations as five reportable segments:
•
Individual Retirement – consists of fixed annuities, fixed index annuities, variable annuities and retail mutual funds. On February 8, 2021, the Company announced the execution of a definitive agreement with Touchstone to sell certain assets of our Life and Retirement’s retail mutual funds business. This Touchstone transaction closed on July 16, 2021. For further information on this sale see Note 1.

•
Group Retirement – consists of record-keeping, plan administrative and compliance services, financial planning and advisory solutions offered to employer defined contribution plans and their participants (“in-plan”), along with proprietary and non-proprietary annuities, advisory and brokerage products offered outside of plan (“out-of-plan”).

Notes to Condensed Consolidated Financial Statements (Unaudited)
3.
Segment Information(continued)
•
Life Insurance – primary products in the U.S. include term life and universal life insurance. The International business issues individual of life and group life insurance in the United Kingdom and distributes health products in Ireland.

•
Institutional Markets – consists of stable value wrap products, structured settlement and pension risk transfer annuities, corporate- and bank-owned life insurance, high net worth products and guaranteed investment contracts (“GICs”).

•	Corporate and Other – consists primarily of:
–	Parent expenses not attributable to our other segments;
–	Interest expense on financial debt;
–	Results of our consolidated investment entities;
–	Institutional asset management business, which includes managing assets for non-consolidated affiliates; and
–	Results of our legacy insurance lines ceded to Fortitude Re.
The accounting policies of the segments are the same as those described in Note 2. We evaluate segment performance based on adjusted revenues and adjusted pre-tax operating income (loss). Adjusted revenues are derived by excluding certain items from total revenues. Adjusted pre-tax operating income is derived by excluding certain items from income from operations before income tax. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and adjustments that we believe to be common to the industry. Legal entities are attributed to each segment based upon the predominance of activity in that legal entity.
Adjusted pre-tax operating income excludes the impact of the following items:
Fortitude related adjustments:
The modco reinsurance agreements with Fortitude Re transfer the economics of the invested assets supporting the reinsurance agreements to Fortitude Re. Accordingly, the net investment income on Fortitude Re funds withheld assets and the net realized gains (losses) on Fortitude Re funds withheld assets are excluded from adjusted pre-tax operating income. Similarly, changes in the Fortitude Re funds withheld embedded derivative are also excluded from adjusted pre-tax operating income.
As a result of entering into the reinsurance agreements with Fortitude Re we recorded a loss which was primarily attributed to the write-off of DAC, VOBA and deferred cost of reinsurance assets. The total loss and the ongoing results associated with the reinsurance agreement with Fortitude Re have been excluded from adjusted pre-tax operating income as these are not indicative of our ongoing business operations.
Investment-related adjustments:
Adjusted pre-tax operating income excludes “Net realized gains (losses)”, including changes in the allowance for credit losses on available for sale securities and loans, as well as gains or losses from sales of securities, except for gains (losses) related to the disposition of real estate investments. Net realized gains (losses), except for gains (losses) losses related to the disposition of real estate investments, are excluded as the timing of sales on invested assets or changes in allowances depend largely on market credit cycles and can vary considerably across periods. In addition, changes in interest rates may create opportunistic scenarios to buy or sell invested assets. Our derivative results, including those used to economically hedge insurance liabilities, also included in net realized gains (losses) are similarly excluded from adjusted pre-tax operating income except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for

Notes to Condensed Consolidated Financial Statements (Unaudited)
3.
Segment Information(continued)
non-qualifying (economic) hedges or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific adjusted pre-tax operating income line items based on the economic risk being hedged (e.g., net investment income and interest credited to policyholder account balances).
Our investment-oriented contracts, such as universal life insurance, and fixed, fixed index and variable annuities, are also impacted by net realized gains (losses), and these secondary impacts are also excluded from adjusted pre-tax operating income. Specifically, the changes in benefit reserves and DAC, VOBA, and sales inducement assets (“DSI”) related to net realized gains and losses are excluded from adjusted pre-tax operating income.
Variable and fixed index annuities and index universal life insurance products adjustments:
Certain of our variable annuity contracts contain GMWBs and are accounted for as embedded derivatives. Additionally, certain fixed and fixed index annuity contracts contain GMWB or indexed interest credits, which are accounted for as embedded derivatives, and our index universal life insurance products also contain embedded derivatives. Changes in the fair value of these embedded derivatives, including rider fees attributed to the embedded derivatives, are recorded through “Net realized gains (losses)” and are excluded from adjusted pre-tax operating income.
Changes in the fair value of securities used to hedge guaranteed living benefits are excluded from adjusted pre-tax operating income.
Other Adjustments:
Other adjustments represent all other adjustments that are excluded from adjusted pre-tax operating income. The excluded adjustments are:
•	net pre-tax income (losses) from noncontrolling interests related to consolidated investment entities;
•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles;
•	separation costs;
•	non-operating litigation reserves and settlements;
•	loss (gain) on extinguishment of debt;
•	losses from the impairment of goodwill, if any; and
•	income and loss from divested or run-off business, if any.

Notes to Condensed Consolidated Financial Statements (Unaudited)
3.
Segment Information(continued)
The following table presents Corebridge’s Operations by segment
(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Six Months Ended June 30, 2022
Premiums	$112	$13	$862	$734	$42	$—	$1,763	$(22)	$1,741
Policy fees	434	238	738	96	—	—	1,506	—	1,506
Net investment income(a)	1,884	1,015	706	503	322	(10)	4,420	441	4,861
Net realized gains (losses)(a)(b)	—	—	—	—	11	—	11	6,993	7,004
Advisory fee and other income	238	158	66	1	70	—	533	24	557
Total adjusted revenues	$2,668	$1,424	$2,372	$1,334	$445	$(10)	$8,233	$7,436	$15,669
Policyholder benefits	329	54	1,620	948	—	—	2,951	(9)	2,942
Interest credited to policyholder account balances	904	567	172	130	—	—	1,773	8	1,781
Amortization of deferred policy acquisition costs	379	63	133	3	—	—	578	396	974
Non-deferrable insurance commissions	178	58	74	14	1	—	325	—	325
Advisory fee expenses	72	64	—	—	—	—	136	—	136
General operating expenses	218	229	325	37	200	1	1,010	153	1,163
Interest expense	—	—	—	—	205	(21)	184	24	208
Net (gain) loss on divestitures	—	—	—	—	—	—	—	3	3
Total benefits and expenses	$2,080	$1,035	$2,324	$1,132	$406	$(20)	$6,957	$575	$7,532
Noncontrolling interests	—	—	—	—	(155)	—	(155)
Adjusted pre-tax operating income (loss)	$588	$389	$48	$202	$(116)	$10	$1,121
Adjustments to:
Total revenue							7,436
Total expenses							575
Noncontrolling interests							155
Income before Income tax (benefit)							$8,137		$8,137

Notes to Condensed Consolidated Financial Statements (Unaudited)
3.
Segment Information(continued)
(in millions)	Individual Retirement	Group Retirement	Life Insurance	Institutional Markets	Corporate & Other	Eliminations	Total Corebridge	Adjustments	Total Consolidated
Six Months Ended June 30, 2021
Premiums	$57	$8	$824	$1,125	$44	$—	$2,058	$(11)	$2,047
Policy fees	473	254	735	93	—	—	1,555	—	1,555
Net investment income(a)	2,144	1,204	801	560	182	(34)	4,857	885	5,742
Net realized gains (losses)(a)(b)	—	—	—	—	46	—	46	1,043	1,089
Advisory fee and other income	309	159	51	1	77	—	597	—	597
Total adjusted revenues	$2,983	$1,625	$2,411	$1,779	$349	$(34)	$9,113	$1,917	$11,030
Policyholder benefits	213	26	1,755	1,298	—	—	3,292	4	3,296
Interest credited to policyholder account balances	859	570	177	146	—	—	1,752	(11)	1,741
Amortization of deferred policy acquisition costs	247	29	117	3	—	—	396	92	488
Non-deferrable insurance commissions	177	58	64	13	1	0	313	—	313
Advisory fee expenses	106	62	—	—	—	—	168	—	168
General operating expenses	221	220	316	38	202	1	998	34	1,032
Interest expense	26	19	13	5	166	(32)	197	15	212
Loss on extinguishment of debt	—	—	—	—	—	—	—	229	229
Total benefits and expenses	$1,849	$984	$2,442	$1,503	$369	$(31)	$7,116	$363	$7,479
Noncontrolling interests	—	—	—	—	(110)	—	(110)
Adjusted pre-tax operating income (loss)	$1,134	$641	$(31)	$276	$(130)	$(3)	$1,887
Adjustments to:
Total revenue							1,917
Total expenses							363
Noncontrolling interests							110
Income before Income tax (benefit)							$3,551		$3,551
(a)	Adjustments include Fortitude Re activity. This is comprised of $5,508 million and $1,370 million for the six months ended June 30, 2022 and 2021, respectively.
(b)	Net realized gains (losses) includes the gains (losses) related to the disposition of real estate investments.

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.	Fair Value Measurements
FAIR VALUE MEASUREMENTS ON A RECURRING BASIS
Assets and liabilities recorded at fair value in the Condensed Consolidated Balance Sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs:
•
Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments.

•
Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•
Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used:
June 30, 2022 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,334	$—	$—	$—	$1,334
Obligations of states, municipalities and political subdivisions	—	5,784	931	—	—	6,715
Non-U.S. governments	—	4,523	—	—	—	4,523
Corporate debt	—	107,599	1,836	—	—	109,435
RMBS(b)	—	6,453	6,144	—	—	12,597
CMBS	—	9,655	766	—	—	10,421
CLO(c)	—	5,013	2,798	—	—	7,811
ABS	—	809	8,304	—	—	9,113
Total bonds available for sale	—	141,170	20,779	—	—	161,949
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	51	—	—	—	51
Non-U.S. governments	—	26	—	—	—	26
Corporate debt	—	1,090	461	—	—	1,551
RMBS(d)	—	76	119	—	—	195
CMBS	—	220	29	—	—	249
CLO	—	239	130	—	—	369
ABS	—	88	704	—	—	792

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
June 30, 2022 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Total other bond securities	—	1,790	1,443	—	—	3,233
Equity securities	110	1	7	—	—	118
Other invested assets(e)	—	—	1,803	—	—	1,803
Derivative assets:
Interest rate contracts	—	1,507	137	—	—	1,644
Foreign exchange contracts	—	1,397	—	—	—	1,397
Equity contracts	21	611	149	—	—	781
Credit contracts	—	—	—	—	—	—
Other contracts	—	1	15	—	—	16
Counterparty netting and cash collateral	—	—	—	(3,142)	(387)	(3,529)
Total derivative assets	21	3,516	301	(3,142)	(387)	309
Short-term investments	1	1,175	—	—	—	1,176
Separate account assets	82,990	3,745	—	—	—	86,735
Total	$83,122	$151,397	$24,333	$(3,142)	$(387)	$255,323
Liabilities:
Policyholder contract deposits(f)	$—	$94	$6,971	$—	$—	$7,065
Derivative liabilities:
Interest rate contracts	10	3,308	—	—	—	3,318
Foreign exchange contracts	—	201	—	—	—	201
Equity contracts	4	452	4	—	—	460
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(3,142)	(708)	(3,850)
Total derivative liabilities	14	3,961	4	(3,142)	(708)	129
Fortitude Re funds withheld payable(g)	—	—	2,349	—	—	2,349
Debt of consolidated investment entities	—	—	6	—	—	6
Total	$14	$4,055	$9,330	$(3,142)	$(708)	$9,549
December 31, 2021 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
Assets:
Bonds available for sale:
U.S. government and government sponsored entities	$—	$1,712	$—	$—	$—	$1,712
Obligations of states, municipalities and political subdivisions	—	7,281	1,395	—	—	8,676
Non-U.S. governments	7	6,390	—	—	—	6,397
Corporate debt	—	138,156	1,907	—	—	140,063
RMBS(b)	—	7,363	7,595	—	—	14,958
CMBS	—	10,228	1,072	—	—	11,300
CLO(c)	—	4,364	3,038	—	—	7,402
ABS	—	660	7,400	—	—	8,060
Total bonds available for sale	7	176,154	22,407	—	—	198,568
Other bond securities:
Obligations of states, municipalities and political subdivisions	—	50	—	—	—	50
Non-U.S. governments	—	17	—	—	—	17
Corporate debt	—	866	134	—	—	1,000

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
December 31, 2021 (in millions)	Level 1	Level 2	Level 3	Counterparty Netting(a)	Cash Collateral	Total
RMBS(d)	—	93	106	—	—	199
CMBS	—	201	33	—	—	234
CLO	—	134	149	—	—	283
ABS	—	94	205	—	—	299
Total other bond securities	—	1,455	627	—	—	2,082
Equity securities	238	2	2	—	—	242
Other invested assets(e)	—	—	1,892	—	—	1,892
Derivative assets:
Interest rate contracts	—	1,911	—	—	—	1,911
Foreign exchange contracts	—	672	—	—	—	672
Equity contracts	7	4,184	479	—	—	4,670
Credit contracts	—	—	1	—	—	1
Other contracts	—	1	12	—	—	13
Counterparty netting and cash collateral	—	—	—	(5,785)	(798)	(6,583)
Total derivative assets	7	6,768	492	(5,785)	(798)	684
Short-term investments	1	1,454	—	—	—	1,455
Separate account assets	105,221	3,890	—	—	—	109,111
Total	$105,474	$189,723	$25,420	$(5,785)	$(798)	$314,034
Liabilities:
Policyholder contract deposits(f)	$—	$130	$9,694	$—	$—	$9,824
Derivative liabilities:
Interest rate contracts	1	1,575	—	—	—	1,576
Foreign exchange contracts	—	366	—	—	—	366
Equity contracts	1	4,048	22	—	—	4,071
Credit contracts	—	—	—	—	—	—
Other contracts	—	—	—	—	—	—
Counterparty netting and cash collateral	—	—	—	(5,785)	(37)	(5,822)
Total derivative liabilities	2	5,989	22	(5,785)	(37)	191
Fortitude Re funds withheld payable(g)	—	—	7,974	—	—	7,974
Debt of consolidated investment entities	—	—	5	—	—	5
Total	$2	$6,119	$17,695	$(5,785)	$(37)	$17,994
(a)	Represents netting of derivative exposures covered by qualifying master netting agreements.
(b)
Includes investments in RMBS issued by related parties of $38 million and $5 million classified as Level 2 and Level 3, respectively, as of June 30, 2022. Additionally, includes investments in RMBS issued by related parties of $38 million and $9 million classified as Level 2 and Level 3, respectively, as of December 31, 2021.

(c)
Includes investments in CDOs issued by related parties of $705 million classified as Level 3 as of June 30, 2022. Additionally, includes investments in CDOs issued by related parties of $862 million as classified as Level 3 as of December 31, 2021.

(d)	Includes less than $1 million of investments in RMBS issued by related parties classified as Level 2 as of June 30, 2022 and December 31, 2021.
(e)
Excludes investments that are measured at fair value using the net asset value (NAV) per share (or its equivalent), which totaled $6 billion and $5.2 billion as of June 30, 2022 and December 31, 2021, respectively.

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(f)	Excludes basis adjustments for fair value hedges.
(g)
As discussed in Note 7, the Fortitude Re funds withheld payable is created through modco and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge, which are primarily available for sale securities.

CHANGES IN LEVEL 3 RECURRING FAIR VALUE MEASUREMENTS
The following tables present changes during the six months ended June 30, 2022 and 2021 in Level 3 assets and liabilities measured at fair value on a recurring basis, and the realized and unrealized gains (losses) related to the Level 3 assets and liabilities in the Condensed Consolidated Balance Sheets at June 30, 2022 and 2021:
(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Six Months Ended June 30, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$1,395	$1	$(421)	$(60)	$16	$—	$931	$—	$(408)
Corporate debt	1,907	(17)	(114)	17	304	(261)	1,836	—	(101)
RMBS	7,595	158	(705)	(493)	—	(411)	6,144	—	(843)
CMBS	1,072	13	(99)	75	—	(295)	766	—	(104)
CLO	3,038	(19)	(164)	82	1,032	(1,171)	2,798	—	(172)
ABS	7,400	40	(821)	1,705	—	(20)	8,304	—	(857)
Total bonds available for sale	22,407	176	(2,324)	1,326	1,352	(2,158)	20,779	—	(2,485)
Other bond securities:
Corporate debt	134	(5)	—	125	222	(15)	461	(4)	—
RMBS	105	(9)	—	23	—	—	119	(15)	—
CMBS	33	(4)	—	—	—	—	29	(4)	—
CLO	150	(21)	—	(6)	56	(49)	130	(154)	—
ABS	204	(42)	—	542	—	—	704	(51)	—
Total other bond securities	626	(81)	—	684	278	(64)	1,443	(228)	—
Equity securities	2	—	—	4	1	—	7	—	—
Other invested assets	1,892	243	(26)	(171)	24	(159)	1,803	271	—
Total	$24,927	$338	$(2,350)	$1,843	$1,655	$(2,381)	$24,032	$43	$(2,485)

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Liabilities:
Policyholder contract deposits	$9,694	$(3,119)	$—	$396	$—	$—	$6,971	$3,353	$—
Derivative liabilities, net:
Interest rate contracts	—	14	—	(151)	—	—	(137)	(14)	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—
Equity contracts	(458)	398	—	(85)	—	—	(145)	(246)	—
Credit contracts	—	1	—	(1)	—	—	—	—	—
Other contracts	(12)	(31)	—	28	—	—	(15)	31	—
Total derivative liabilities, net*	(470)	382	—	(209)	—	—	(297)	(229)	—
Fortitude Re funds withheld Payable	7,974	(5,231)	—	(394)	—	—	2,349	5,503	—
Debt of consolidated investment entities	5	3	—	(2)	—	—	6	—	—
Total	$17,203	$(7,965)	$—	$(209)	$—	$—	$9,029	$8,627	$—
(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Six Months Ended June 30, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$2,057	$4	$(29)	$(104)	$—	$(25)	$1,903	$—	$(4)
Corporate debt	1,709	11	8	133	270	(138)	1,993	—	7
RMBS	8,104	220	7	(702)	—	(34)	7,595	—	24
CMBS	886	16	(30)	122	52	(79)	967	—	(17)
CLO	3,362	(4)	(131)	(431)	586	(568)	2,814	—	(129)
ABS	5,526	7	24	121	—	—	5,678	—	38
Total bonds available for sale	21,644	254	(151)	(861)	908	(844)	20,950	—	(81)

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized Gains (Losses) Included in Income	Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Other bond securities:
Corporate debt	—	—	—	—	—	—	—	—	—
RMBS	96	4	—	(28)	—	—	72	1	—
CMBS	45	1	—	(7)	5	—	44	—	—
CLO	193	6	—	(23)	—	—	176	(4)	—
ABS	—	—	—	—	—	—	—	—	—
Total other bond securities	334	11	—	(58)	5	—	292	(3)	—
Equity securities	42	11	—	(121)	70	(1)	1	—	—
Other invested assets	1,771	256	(7)	21	—	—	2,041	241	—
Total	$23,791	$532	$(158)	$(1,019)	$983	$(845)	$23,284	$238	$(81)
(in millions)	Fair Value Beginning of Period	Net Realized and Unrealized (Gains) Losses Included in Income	Other Comprehensive (Income) Loss	Purchases, Sales, Issuances and Settlements, Net	Gross Transfers in	Gross Transfers out	Fair Value End of Period	Changes in Unrealized Gains (Losses) Included in Income on Instruments Held at End of Period	Changes in Unrealized Gain (Losses) Included in Other Comprehensive Income (Loss) for Recurring Level 3 Instruments Held at End of Period
Liabilities:
Policyholder contract deposits	$10,038	$(926)	$—	$274	$—	$—	$9,386	$1,553	$—
Derivative liabilities, net:
Interest rate contracts	—	(1)	—	—	—	—	(1)	1	—
Foreign exchange contracts	—	—	—	—	—	—	—	—	—
Equity contracts	(146)	(25)	—	(151)	(205)	45	(482)	(13)	—
Credit contracts	(2)	7	—	(6)	—	—	(1)	(2)	—
Other contracts	(7)	(31)	—	29	—	—	(9)	32	—
Total derivative liabilities, net*	(155)	(50)	—	(128)	(205)	45	(493)	18	—
Fortitude Re funds withheld Payable	7,749	(166)	—	(290)	—	—	7,293	1,238	—
Debt of consolidated investment entities	951	177	—	(1,123)	—	—	5	—	—
Total	$18,583	$(965)	$—	$(1,267)	$(205)	$45	$16,191	$2,809	$—
*	Total Level 3 derivative exposures have been netted in these tables for presentation purposes only.

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
Net realized and unrealized gains and losses included in income related to Level 3 assets and liabilities shown above are reported in the Condensed Consolidated Statements of Income (Loss) as follows:
(in millions)	Policy Fees	Net Investment Income	Net Realized and Unrealized Gains (Losses)	Interest Expense	Total
Six Months Ended June 30, 2022
Assets:
Bonds available for sale	$—	$223	$(47)	$—	$176
Other bond securities	—	(81)	—	—	(81)
Equity securities	—	—	—	—	—
Other invested assets	—	243	—	—	243
Liabilities:
Policyholder contract deposits	$—	$—	$3,119	$—	$3,119
Derivative liabilities, net	29	—	(411)	—	(382)
Fortitude Re funds withheld payable	—	—	5,231	—	5,231
Debt of consolidated investment entities	—	—	—	3	3
(in millions)	Policy Fees	Net Investment Income	Net Realized and Unrealized Gains (Losses)	Interest Expense	Total
Six Months Ended June 30, 2021
Assets:
Bonds available for sale	$—	$248	$6	$—	$254
Other bond securities	—	11	—	—	11
Equity securities	—	11	—	—	11
Other invested assets	—	240	16	—	256
Liabilities:
Policyholder contract deposits	$—	$—	$926	$—	$926
Derivative liabilities, net	29	—	21	—	50
Fortitude Re funds withheld payable	—	—	166	—	166
Debt of consolidated investment entities*	—	—	—	177	177
*	For the six months ended June 30,2021, includes $145 million of loss on extinguishment of debt, and $32 million of interest expense.
The following table presents the gross components of purchases, sales, issuances and settlements, net, shown above, for the six months ended June 30, 2022 and 2021 related to Level 3 assets and liabilities in the Condensed Consolidated Balance Sheets:
(in millions)	Purchases	Sales	Issuances and Settlements*	Purchases, Sales, Issuances and Settlements, Net*
Six Months Ended June 30, 2022
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$(59)	$(1)	$(60)
Corporate debt	4	—	13	17
RMBS	271	—	(764)	(493)
CMBS	98	—	(23)	75
CLO	172	—	(90)	82
ABS	1,949	—	(244)	1,705
Total bonds available for sale	2,494	(59)	(1,109)	1,326

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(in millions)	Purchases	Sales	Issuances and Settlements*	Purchases, Sales, Issuances and Settlements, Net*
Other bond securities:
Corporate debt	25	—	100	125
RMBS	31	—	(8)	23
CMBS	—	—	—	—
CLO	13	—	(19)	(6)
ABS	548	—	(6)	542
Total other bond securities	617	—	67	684
Equity securities	4	—	—	4
Other invested assets	509	—	(680)	(171)
Total assets	3,624	(59)	(1,722)	1,843
Liabilities:
Policyholder contract deposits	—	469	(73)	396
Derivative liabilities, net	(172)	—	(37)	(209)
Fortitude Re funds withheld payable	—	—	(394)	(394)
Debt of consolidated investment entities	—	—	(2)	(2)
Total liabilities	$(172)	$469	$(506)	$(209)
Six Months Ended June 30, 2021
Assets:
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$6	$(24)	$(86)	$(104)
Corporate debt	427	(1)	(293)	133
RMBS	119	—	(821)	(702)
CMBS	148	—	(26)	122
CLO	269	—	(700)	(431)
ABS	742	(21)	(600)	121
Total bonds available for sale	1,711	(46)	(2,526)	(861)
Corporate debt	—	—	—	—
RMBS	—	—	(28)	(28)
CMBS	—	(7)	—	(7)
CLO	—	—	(23)	(23)
ABS	—	—	—	—
Total other bond securities	—	(7)	(51)	(58)
Equity securities	—	—	(121)	(121)
Other invested assets	392	—	(371)	21
Total assets	2,103	(53)	(3,069)	(1,019)
Liabilities:
Policyholder contract deposits	—	389	(115)	274
Derivative liabilities, net	(28)	—	(100)	(128)
Fortitude Re funds withheld payable	—	—	(290)	(290)
Debt of consolidated investment entities	4	—	(1,127)	(1,123)
Total liabilities	$(24)	$389	$(1,632)	$(1,267)
*	There were no issuances during six months ended June 30, 2022 and 2021.
Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized gains (losses) on instruments held at June 30, 2022 and 2021 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
Transfers of Level 3 Assets and Liabilities
We record transfers of assets and liabilities into or out of Level 3 at their fair values as of the end of each reporting period, consistent with the date of the determination of fair value. The net realized and unrealized gains (losses) included in net income (loss) or Other comprehensive income (loss) as shown in the table above excludes $(53) million and $(18) million of net gains (losses) related to assets transferred into Level 3 during the six months ended June 30, 2022 and 2021, respectively, and includes $(83) million and $(7) million of net gains (losses) related to assets transferred out of Level 3 during the six months ended June 30, 2022 and 2021, respectively.
Transfers of Level 3 Assets
During the six months ended June 30, 2022 and 2021, transfers into Level 3 assets primarily included certain investments in private placement corporate debt, commercial mortgage backed securities (“CMBS”) and CLO/ABS. Transfers of private placement corporate debt and certain ABS into Level 3 assets were primarily the result of limited market pricing information that required us to determine fair value for these securities based on inputs that are adjusted to better reflect our own assumptions regarding the characteristics of a specific security or associated market liquidity. The transfers of investments in CMBS and CLO and certain ABS into Level 3 assets were due to diminished market transparency and liquidity for individual security types.
During the six months ended June 30, 2022 and 2021, transfers out of Level 3 assets primarily included private placement and other corporate debt, CMBS, RMBS, CLO, ABS and certain investments in municipal securities. Transfers of certain investments in municipal securities, corporate debt, RMBS, CMBS, CLO and ABS out of Level 3 assets were based on consideration of market liquidity as well as related transparency of pricing and associated observable inputs for these investments. Transfers of certain investments in private placement corporate debt and certain ABS out of Level 3 assets were primarily the result of using observable pricing information that reflects the fair value of those securities without the need for adjustment based on our own assumptions regarding the characteristics of a specific security or the current liquidity in the market.
Transfers of Level 3 Liabilities
There were no significant transfers of derivative or other liabilities into or out of Level 3 for the six months ended June 30, 2022. During the six months ended June 30, 2021, transfers of Level 3 liabilities primarily included certain equity derivatives.

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
QUANTITATIVE INFORMATION ABOUT LEVEL 3 FAIR VALUE MEASUREMENTS
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third-parties with respect to certain Level 3 instruments (primarily CLO/ABS) may not be reasonably available to us, balances shown below may not equal total amounts reported for such Level 3 assets and liabilities:
(in millions)	Fair Value at June 30, 2022	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$887	Discounted cash flow	Yield	4.62% - 5.19% (4.9%)
Corporate debt	2,288	Discounted cash flow	Yield	2.32% - 11.16% (6.74%)
RMBS(c)	3,136	Discounted cash flow	Constant prepayment rate	4.87% - 9.83% (7.35%)
			Loss severity	42.28% - 77.52% (59.9%)
			Constant default rate	0.9% - 2.86% (1.88%)
			Yield	4.93% - 6.42% (5.68%)
CLO(c)	2,896	Discounted cash flow	Yield	5.36% - 7.58% (6.47%)
ABS(c)	6,491	Discounted cash flow	Yield	4.64% - 6.15% (5.39%)
CMBS	673	Discounted cash flow	Yield	4.01% - 7.46% (5.74%)

Liabilities(d):
Embedded derivatives within Policyholder contract deposits:
Variable annuity guaranteed minimum withdrawal benefits (GMWB)	1,198	Discounted cash flow	Equity volatility	5.85%- 46.15%
			Base lapse rate	0.16%- 12.60%
			Dynamic lapse multiplier	20%- 186%
			Mortality multiplier(d)	38%- 147%
			Utilization	90%- 100%
			Equity / interest-rate correlation	20%- 40%
			NPA(e)	0% - 2.04%
Fixed index annuities including certain GMWBs	5,130	Discounted cash flow	Lapse rate	0.50% - 50.00%
			Dynamic lapse multiplier	20.00% - 186.00%
			Mortality multiplier(d)	24.00% - 180.00%
			Utilization(f)	60.00% - 95.00%
			Option Budget	0% - 4.00%
			NPA(e)	0% - 2.04%
Index Life	629	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.002% - 100.00%
			NPA(e)	0% - 2.04%

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(in millions)	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input(a)	Range (Weighted Average)(b)
Assets:
Obligations of states, municipalities and political subdivisions	$1,364	Discounted cash flow	Yield	2.92% - 3.27% (3.10%)
Corporate debt	$1,789	Discounted cash flow	Yield	1.75% - 7.05% (4.40%)
RMBS(c)	7,141	Discounted cash flow	Constant prepayment rate	5.18% - 18.41% (11.79%)
			Loss severity	24.87% - 72.64% (48.75%)
			Constant default rate	1.01% - 5.74% (3.37%)
			Yield	1.72% - 4.08% (2.90%)
CLO(c)	$3,174	Discounted cash flow	Yield	2.94% - 4.93% (3.94%)
ABS(c)	5,077	Discounted cash flow	Yield	1.89% - 3.36% (2.63%)
CMBS	887	Discounted cash flow	Yield	1.54% - 4.49% (3.02%)
Liabilities(d):
Embedded derivatives within Policyholder contract deposits:
Variable annuity guaranteed minimum withdrawal benefits (GMWB)	2,472	Discounted cash flow	Equity volatility	5.95% - 46.65%
			Base lapse rate	0.16% - 12.60%
			Dynamic lapse multiplier(e)	20.00% - 186.00%
			Mortality multiplier(e)(f)	38.00% - 147.00%
			Utilization	90.00% - 100.00%
			Equity / interest-rate correlation	20.00% - 40.00%
			NPA(g)	0.01% - 1.40%
Fixed index annuities including certain GMWBs	6,445	Discounted cash flow	Lapse rate	0.50% - 50.00%
			Dynamic lapse multiplier	20.00% - 186.00%
			Mortality multiplier(f)	24.00% - 180.00%
			Utilization(h)	60.00% - 95.00%
			Option budget	0.00% - 4.00%
			NPA(g)	0.01% - 1.40%
Index Life	765	Discounted cash flow	Base lapse rate	0.00% - 37.97%
			Mortality rate	0.002% - 100.00%
			NPA(g)	0.01% - 1.40%
(a)	Represents discount rates, estimates and assumptions that we believe would be used by market participants when valuing these assets and liabilities.
(b)
The weighted averaging for fixed maturity securities is based on the estimated fair value of the securities. Because the valuation methodology for embedded derivatives within Policyholder contract deposits uses a range of inputs that vary at the contract level over the cash flow projection period, management believes that presenting a range, rather than weighted average, is a more meaningful representation of the unobservable inputs used in the valuation. Information received from third-party valuation service providers.

(c)
Information received from third-party valuation service providers. The ranges of the unobservable inputs for constant prepayment rate, loss severity and constant default rate relate to each of the individual underlying

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
mortgage loans that comprise the entire portfolio of securities in the RMBS and CLO securitization vehicles and not necessarily to the securitization vehicle bonds (tranches) purchased by us. The ranges of these inputs do not directly correlate to changes in the fair values of the tranches purchased by us, because there are other factors relevant to the fair values of specific tranches owned by us including, but not limited to, purchase price, position in the waterfall, senior versus subordinated position and attachment points.
(d)
The Fortitude Re funds withheld payable has been excluded from the above table. As discussed in Note 7, the Fortitude Re funds withheld payable is created through modified coinsurance (modco) and funds withheld reinsurance arrangements where the investments supporting the reinsurance agreements are withheld by and continue to reside on Corebridge’s balance sheet. This embedded derivative is valued as a total return swap with reference to the fair value of the invested assets held by Corebridge. Accordingly, the unobservable inputs utilized in the valuation of the embedded derivative are a component of the invested assets supporting the reinsurance agreements that are held on Corebridge’s balance sheet.

(e)
The ranges for these inputs vary due to the different GMWB product specification and policyholder characteristics across in force policies. Policyholder characteristics that affect these ranges include age, policy duration , and gender.

(f)	Mortality inputs are shown as multipliers of the 2012 Individual Annuity Mortality Basic table.
(g)	The non-performance risk adjustment (NPA) applied as a spread over risk-free curve for discounting.
(h)
The partial withdrawal utilization unobservable input range shown applies only to policies with guaranteed minimum withdrawal benefit riders that are accounted for as an embedded derivative. The total embedded derivative liability at June 30, 2022 is approximately $0.9 billion. The remaining guaranteed minimum riders on the Fixed Index Annuities are valued under the accounting guidance for certain nontraditional long-duration contracts.

The ranges of reported inputs for Obligations of states, municipalities and political subdivisions, Corporate debt, RMBS, CLO/ABS, and CMBS valued using a discounted cash flow technique consist of one standard deviation in either direction from the value-weighted average. The preceding table does not give effect to our risk management practices that might offset risks inherent in these Level 3 assets and liabilities.
Interrelationships Between Unobservable Inputs
We consider unobservable inputs to be those for which market data is not available and that are developed using the best information available to us about the assumptions that market participants would use when pricing the asset or liability. Relevant inputs vary depending on the nature of the instrument being measured at fair value. The following paragraphs provide a general description of significant unobservable inputs along with interrelationships between and among the significant unobservable inputs and their impact on the fair value measurements. In practice, simultaneous changes in assumptions may not always have a linear effect on the inputs discussed below. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below. For each of the individual relationships described below, the inverse relationship would also generally apply.
Fixed Maturity Securities
The significant unobservable input used in the fair value measurement of fixed maturity securities is yield. The yield is affected by the market movements in credit spreads and U.S. Treasury yields. The yield may be affected by other factors including constant prepayment rates, loss severity, and constant default rates. In general, increases in the yield would decrease the fair value of investments, and conversely, decreases in the yield would increase the fair value of investments.
Embedded derivatives within Policyholder contract deposits
Embedded derivatives reported within Policyholder contract deposits include interest crediting rates based on market indices within fixed index annuities, indexed life, and GICs as well as GMWB within variable annuity and certain fixed index annuity products. For any given contract, assumptions for unobservable inputs vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. The following unobservable inputs are used for valuing embedded derivatives measured at fair value:

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
•
Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. Increases in assumed volatility will generally increase the fair value of both the projected cash flows from rider fees as well as the projected cash flows related to benefit payments. Therefore, the net change in the fair value of the liability may be either a decrease or an increase, depending on the relative changes in projected rider fees and projected benefit payments.

•
Equity / interest rate correlation estimates the relationship between changes in equity returns and interest rates in the economic scenario generator used to value our GMWB embedded derivatives. In general, a higher positive correlation assumes that equity markets and interest rates move in a more correlated fashion, which generally increases the fair value of the liability.

•
Base lapse rate assumptions are determined by company experience and judgement are adjusted at the contract level using a dynamic lapse function, which reduces the base lapse rate when the contract is in-the-money (when the contract holder’s guaranteed value, as estimated by the company, is worth more than their underlying account value). Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. Increases in assumed lapse rates will generally decrease the fair value of the liability, as fewer policyholders would persist to collect guaranteed withdrawal amounts.

•
Mortality rate assumptions, which vary by age and gender, are based on company experience and include a mortality improvement assumption. Increases in assumed mortality rates will decrease the fair value of the liability, while lower mortality rate assumptions will generally increase the fair value of the liability, because guaranteed payments will be made for a longer period of time.

•
Utilization assumptions estimate the timing when policyholders with a GMWB will elect to utilize their benefit and begin taking withdrawals. The assumptions may vary by the type of guarantee, tax-qualified status, the contract’s withdrawal history and the age of the policyholder. Utilization assumptions are based on company experience, which includes partial withdrawal behavior. Increases in assumed utilization rates will generally increase the fair value of the liability.

•
Option budget estimates the expected long-term cost of options used to hedge exposures associated with equity price changes. The level of option budgets determines future costs of the options, which impacts the growth in account value and the valuation of embedded derivatives.

•
Non-performance or “own credit” risk adjustment used in the valuation of embedded derivatives, which reflects a market participant’s view of our claims-paying ability by incorporating a different spread (the NPA spread) to the curve used to discount projected benefit cash flows. When corporate credit spreads widen, the change in the NPA spread generally reduces the fair value of the embedded derivative liabilities, resulting in a gain, and when corporate credit spreads narrow or tighten, the change in the NPA spread generally increases the fair value of the embedded derivative liabilities, resulting in a loss. In addition to changes driven by credit market-related movements in the NPA spread, the NPA balance also reflects changes in business activity and in the net amount at risk from the underlying guaranteed living benefits offered by variable and certain fixed index annuities.

•
The projected cash flows incorporate best estimate assumptions for policyholder behavior (including mortality, lapses, withdrawals and benefit utilization), along with an explicit risk margin to reflect a market participant’s estimates of projected cash flows and policyholder behavior. Estimates of future policyholder behavior assumptions are subjective and based primarily on our historical experience.

Embedded derivatives within reinsurance contracts
The fair value of embedded derivatives associated with funds withheld reinsurance contracts is determined based upon a total return swap technique with reference to the fair value of the investments held by Corebridge related to Corebridge’s funds withheld payable. The fair value of the underlying assets is generally based on market observable inputs using industry standard valuation techniques. The valuation also requires certain significant inputs, which are generally not observable and accordingly, the valuation is considered Level 3 in the fair value hierarchy.

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
INVESTMENTS IN CERTAIN ENTITIES CARRIED AT FAIR VALUE USING NET ASSET VALUE PER SHARE
The following table includes information related to our investments in certain other invested assets, including private equity funds, hedge funds and other alternative investments that calculate net asset value per share (or its equivalent). For these investments, which are measured at fair value on a recurring basis, we use the net asset value per share to measure fair value.
		June 30, 2022		December 31, 2021
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Investment Category
Private equity funds:
Leveraged buyout	Debt and/or equity investments made as part of a transaction in which assets of mature companies are acquired from the current shareholders, typically with the use of financial leverage	$1,961	$1,430	$1,762	$1,229
Real Estate	Investments in real estate properties and infrastructure positions, including power plants and other energy generating facilities	1,016	376	490	365
Venture capital	Early-stage, high-potential, growth companies expected to generate a return through an eventual realization event, such as an initial public offering or sale of the company	209	133	194	135
Growth equity	Funds that make investments in established companies for the purpose of growing their businesses	582	48	637	37
Mezzanine	Funds that make investments in the junior debt and equity securities of leveraged companies	327	216	306	268
Other	Includes distressed funds that invest in securities of companies that are in default or under bankruptcy protection, as well as funds that have multi-strategy, and other strategies	960	252	921	324
Total private equity funds		5,055	2,455	4,310	2,358
Hedge funds:

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
		June 30, 2022		December 31, 2021
(in millions)	Investment Category Includes	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments	Fair Value Using NAV Per Share (or its equivalent)	Unfunded Commitments
Event-driven	Securities of companies undergoing material structural changes, including mergers, acquisitions and other reorganizations	18	—	18	—
Long-short	Securities that the manager believes are undervalued, with corresponding short positions to hedge market risk	364	—	404	—
Macro	Investments that take long and short positions in financial instruments based on a top-down view of certain economic and capital market conditions	291	—	370	—
Other	Includes investments held in funds that are less liquid, as well as other strategies which allow for broader allocation between public and private investments	145	—	110	—
Total hedge funds		818	—	902	—
Total		$5,873	$2,455	$5,212	$2,358
Private equity fund investments included above are not redeemable, because distributions from the funds will be received when underlying investments of the funds are liquidated. Private equity funds are generally expected to have 10-year lives at their inception, but these lives may be extended at the fund manager’s discretion, typically in one or two-year increments.
The hedge fund investments included above, which are carried at fair value, are generally redeemable subject to the redemption notices period. The majority of our hedge fund investments are redeemable monthly or quarterly.
FAIR VALUE OPTION
The following table presents the gains or losses recorded related to the eligible instruments for which we elected the fair value option:
	Gain (Loss)
	Six Months Ended June 30,
(in millions)	2022	2021
Assets:
Other bond securities(a)	$(295)	$28
Alternative investments(b)	197	531
Total assets	(98)	559
Liabilities:
Policyholder contract deposits(c)	15	6
Debt of consolidated investment entities(d)	(3)	(177)
Total liabilities	12	(171)
Total gain	$(86)	$388

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(a)
Includes certain securities supporting the funds withheld arrangements with Fortitude Re. For additional information regarding the gains and losses for Other bond securities, see Note 5. For additional information regarding the funds withheld arrangements with Fortitude Re, see Note 7.

(b)	Includes certain hedge funds, private equity funds and other investment partnerships.
(c)	Represents GICs.
(d)	Primarily related to six transactions securitizing certain debt portfolios previously owned by Corebridge and its affiliates and were terminated during 2021. For additional information, see Note 8.
We calculate the effect of these credit spread changes using discounted cash flow techniques that incorporate current market interest rates, our observable credit spreads on these liabilities and other factors that mitigate the risk of nonperformance such as cash collateral posted.
We have elected fair value option on certain debt securities issued by Corebridge or its affiliates. As of June 30, 2022, and December 31, 2021, the fair value was $6 million and $5 million, respectively. This relates to interest only notes issued by residential mortgage loan securitization structures for which the principal of the notes is a reference amount only and its repayment is not expected. The aforementioned principal reference amounts are $683 million and $779 million, as of June 30, 2022 and December 31, 2021, respectively.
FAIR VALUE MEASUREMENTS ON A NON-RECURRING BASIS
The following table presents assets measured at fair value on a non-recurring basis at the time of impairment and the related impairment charges recorded during the periods presented:
	Assets at Fair Value				Impairment Charges
	Non-Recurring Basis				Six Months Ended June 30,
(in millions)	Level 1	Level 2	Level 3	Total	2022	2021
June 30, 2022
Other investments	$—	$—	$—	$—	$—	$(6)
Total	$—	$—	$—	$—	$—	$(6)
December 31, 2021
Other investments	$—	$—	$89	$89
Mortgage and other loans receivable*	—	—	15	15
Other assets	—	14	—	14
Total	$—	$14	$104	$118
*	Mortgage and other loans receivable are carried at lower of cost or fair value.
In addition to the assets presented in the table above, at June 30, 2022 Corebridge carried $156 million of Other invested assets that are measured at fair value on a non-recurring basis. Such investments are accounted for using the measurement alternative for equity securities. For additional information, see Note 5. Corebridge also had $109 million of loans held for sale which are carried at fair value, determined on an individual loan basis, at June 30, 2022. There is no associated impairment charge.
FAIR VALUE INFORMATION ABOUT FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE
Information regarding the estimation of fair value for financial instruments not carried at fair value (excluding insurance contracts and lease contracts) is discussed below:
•
Mortgage and other loans receivable: Fair values of loans on commercial real estate and other loans receivable are estimated for disclosure purposes using discounted cash flow calculations based on discount rates that we believe market participants would use in determining the price that they would pay for such assets. For certain loans, our current incremental lending rates for similar types of loans are used as the discount rates, because we believe this rate approximates the rates market participants would use. Fair values

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
of residential mortgage loans are generally determined based on market prices, using market-based adjustments for credit and servicing as appropriate. The fair values of policy loans are generally estimated based on unpaid principal amount as of each reporting date. No consideration is given to credit risk because policy loans are effectively collateralized by the cash surrender value of the policies.
•
Other invested assets: The majority of the Other invested assets that are not measured at fair value represent time deposits with the original maturity at purchase greater than one year. The fair value of long-term time deposits is determined using the expected discounted future cash flow.

•
Cash and short-term investments: The carrying amounts of these assets approximate fair values because of the relatively short period of time between origination and expected realization, and their limited exposure to credit risk.

•
Policyholder contract deposits associated with investment-type contracts: Fair values for policyholder contract deposits associated with investment-type contracts not accounted for at fair value are estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate consistent with the currency in which the cash flows are denominated. To determine fair value, other factors include current policyholder account values and related surrender charges and other assumptions include expectations about policyholder behavior and an appropriate risk margin.

•
Other liabilities: The majority of the Other liabilities that are financial instruments not measured at fair value represent secured financing arrangements, including repurchase agreements. The carrying amounts of these liabilities approximate fair value, because the financing arrangements are short-term and are secured by cash or other liquid collateral.

•
Fortitude Re funds withheld payable: The funds withheld payable contains an embedded derivative and the changes in its fair value are recognized in earnings each period. The difference between the total Fortitude Re funds withheld payable and the embedded derivative represents the host contract.

•
Short term and long-term debt and debt of consolidated investment entities: Fair values of these obligations were determined by reference to quoted market prices, when available and appropriate, or discounted cash flow calculations based upon our current market observable implicit credit spread rates for similar types of borrowings with maturities consistent with those remaining for the debt being valued.

•
Separate Account Liabilities—Investment Contracts: Only the portion of separate account liabilities related to products that are investment contracts are reflected in the table below. Separate account liabilities are recorded at the amount credited to the contract holder, which reflects the change in fair value of the corresponding separate account assets including contract holder deposits less withdrawals and fees; therefore, carrying value approximates fair value.

The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used:
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
June 30, 2022
Assets:
Mortgage and other loans receivable	$—	$34	$41,243	$41,277	$43,016
Other invested assets	—	194	—	194	194
Short-term investments	—	3,801	—	3,801	3,801
Cash	457	—	—	457	457
Other assets	4	—	—	4	4
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	142	141,719	141,861	135,820

Notes to Condensed Consolidated Financial Statements (Unaudited)
4.
Fair Value Measurements (continued)
(in millions)	Level 1	Level 2	Level 3	Total	Carrying Value
Fortitude Re funds withheld payable	—	—	26,239	26,239	26,239
Other liabilities	—	3,481	—	3,481	3,481
Short term debt	—	—	1,895	1,895	1,895
Long-term debt	—	6,410	13	6,423	6,888
Debt of consolidated investment entities	—	3,078	3,365	6,443	6,770
Separate account liabilities - investment contracts	—	82,317	—	82,317	82,317
December 31, 2021
Assets:
Mortgage and other loans receivable	$—	$52	$41,077	$41,129	$39,373
Other invested assets	—	193	—	193	193
Short-term investments	—	4,016	—	4,016	4,016
Cash	537	—	—	537	537
Other assets	7	—	—	7	7
Liabilities:
Policyholder contract deposits associated with investment-type contracts	—	169	142,974	143,143	133,043
Fortitude Re funds withheld payable	—	—	27,170	27,170	27,170
Other liabilities	—	3,704	—	3,704	3,704
Short term debt	—	—	8,317	8,317	8,317
Long-term debt	—	586	—	586	427
Debt of consolidated investment entities	—	3,077	3,810	6,887	6,931
Separate account liabilities - investment contracts	—	104,126	—	104,126	104,126

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.	Investments
SECURITIES AVAILABLE FOR SALE
The following table presents the amortized cost or cost and fair value of our available for sale securities:
(in millions)	Amortized Cost or Costs(a)	Allowance for Credit Losses(b)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value(a)
June 30, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$1,391	$—	$43	$(100)	$1,334
Obligations of states, municipalities and political subdivisions	7,062	—	158	(505)	6,715
Non-U.S. governments	5,325	(28)	41	(815)	4,523
Corporate debt	123,115	(67)	1,282	(14,895)	109,435
Mortgage-backed, asset-backed and collateralized:
RMBS	12,274	(18)	813	(472)	12,597
CMBS	11,098	—	38	(715)	10,421
CLO	8,195	(1)	17	(400)	7,811
ABS	9,826	—	12	(725)	9,113
Total mortgage-backed, asset-backed and collateralized	41,393	(19)	880	(2,312)	39,942
Total bonds available for sale(c)	$178,286	$(114)	$2,404	$(18,627)	$161,949
December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$1,406	$—	$306	$—	$1,712
Obligations of states, municipalities and political subdivisions	7,321	—	1,362	(7)	8,676
Non-U.S. governments	6,026	—	495	(124)	6,397
Corporate debt	128,417	(72)	12,674	(956)	140,063
Mortgage-backed, asset-backed and collateralized:
RMBS	13,236	(6)	1,762	(34)	14,958
CMBS	10,903	—	451	(54)	11,300
CLO	7,382	—	73	(53)	7,402
ABS	7,902	—	205	(47)	8,060
Total mortgage-backed, asset-backed and collateralized	39,423	(6)	2,491	(188)	41,720
Total bonds available for sale(c)	$182,593	$(78)	$17,328	$(1,275)	$198,568
(a)
The table above includes available for sale securities issued by related parties. This includes RMBS securities which had a fair value of $42 million and $47 million, and an amortized cost of $43 million and $44 million as of June 30, 2022 and December 31, 2021, respectively. Additionally, this includes CDO securities which had a fair value of $705 million and $862 million and an amortized cost of $749 million and $823 million as of June 30, 2022 and December 31, 2021, respectively.

(b)	Represents the allowance for credit losses that has been recognized.
(c)	At June 30, 2022 and December 31, 2021, bonds available for sale held by us that were below investment grade or not rated totaled $17.1 billion and $20.4 billion, respectively.

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
Securities Available for Sale in a Loss Position for Which No Allowance for Credit Loss Has Been Recorded
The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position for which no allowance for credit loss has been recorded:
	Less than 12 Months		12 Months or More		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
June 30, 2022
Bonds available for sale:
U.S. government and government sponsored entities	$870	$100	$—	$—	$870	$100
Obligations of states, municipalities and political subdivisions	4,371	482	58	23	4,429	505
Non-U.S. governments	3,267	593	413	222	3,680	815
Corporate debt	84,355	12,677	7,195	2,199	91,550	14,876
RMBS	6,273	428	56	8	6,329	436
CMBS	9,191	703	81	12	9,272	715
CLO	7,160	375	167	24	7,327	399
ABS	8,079	701	153	25	8,232	726
Total bonds available for sale	$123,566	$16,059	$8,123	$2,513	$131,689	$18,572
December 31, 2021
Bonds available for sale:
U.S. government and government sponsored entities	$—	$—	$—	$—	$—	$—
Obligations of states, municipalities and political subdivisions	201	4	48	3	249	7
Non-U.S. governments	1,198	58	376	66	1,574	124
Corporate debt	19,916	513	6,922	387	26,838	900
RMBS	1,235	30	27	2	1,262	32
CMBS	2,498	36	79	18	2,577	54
CLO	3,829	48	21	5	3,850	53
ABS	2,540	43	140	4	2,680	47
Total bonds available for sale	$31,417	$732	$7,613	$485	$39,030	$1,217
At June 30, 2022, we held 14,909 individual fixed maturity securities that were in an unrealized loss position and for which no allowance for credit losses has been recorded (including 1,536 individual fixed maturity securities that were in a continuous unrealized loss position for 12 months or more). At December 31, 2021, we held 4,944 individual fixed maturity securities that were in an unrealized loss position (including 1,179 individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more). We did not recognize the unrealized losses in earnings on these fixed maturity securities at June 30, 2022 because it was determined that such losses were due to non-credit factors. Additionally, we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, we performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, liquidity position, expected defaults, industry and sector analysis, forecasts and available market data.

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
Contractual Maturities of Fixed Maturity Securities Available for Sale
The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity:
	Total Fixed Maturity Securities Available for sale
(in millions)	Amortized Cost, Net of Allowance	Fair Value
June 30, 2022
Due in one year or less	$2,527	$2,516
Due after one year through five years	19,538	19,061
Due after five years through ten years	29,138	27,137
Due after ten years	85,595	73,293
Mortgage-backed, asset-backed and collateralized	41,374	39,942
Total	$178,172	$161,949
Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.
The following table presents the gross realized gains and gross realized losses from sales or maturities of our available for sale securities:
	Six Months Ended June 30,
	2022		2021
(in millions)	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
Fixed maturity securities	$93	$(478)	$500	$(90)
For the six months ended June 30, 2022 and 2021, the aggregate fair value of available for sale securities sold was $7.6 billion and $5.6 billion, respectively, which resulted in net realized gains (losses) of $(385) million and $410 million, respectively. Included within the net realized gains (losses) are $(123) million and $355 million of realized gains for the six months ended June 30, 2022 and 2021, respectively, which relate to the Fortitude Re funds withheld assets held by Corebridge in support of Fortitude Re’s reinsurance obligations to Corebridge (Fortitude Re funds withheld assets). These realized gains (losses) are included in Net realized gains (losses) on Fortitude Re funds withheld assets.

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
OTHER SECURITIES MEASURED AT FAIR VALUE
The following table presents the fair value of fixed maturity securities measured at fair value, including securities in the modco agreement with Fortitude Re, based on our election of the fair value option and equity securities measured at fair value:
	June 30, 2022		December 31, 2021
(in millions)	Fair Value(a)	Percent of Total	Fair Value(a)	Percent of Total
Fixed maturity securities:
Obligations of states, municipalities, and political subdivisions	$51	1%	$50	2%
Non-U.S. governments	26	1%	17	1%
Corporate debt	1,551	46%	1,000	43%
Mortgage-backed, asset-backed and collateralized:
RMBS	195	6%	199	9%
CMBS	249	7%	234	10%
CLO and other collateralized	369	11%	283	12%
ABS	792	24%	299	13%
Total mortgage-backed, asset-backed and collateralized	1,605	48%	1,015	44%
Total fixed maturity securities	3,233	96%	2,082	90%
Equity securities	118	4%	242	10%
Total	$3,351	100%	$2,324	100%
(a)
The table above includes other securities measured at fair value issued by related parties, which are primarily Corebridge affiliates that are not consolidated. There were no equity securities with related parties as of June 30, 2022 and December 31, 2021.

OTHER INVESTED ASSETS
The following table summarizes the carrying amounts of other invested assets:
(in millions)	June 30, 2022	December 31, 2021
Alternative investments(a)(b)	$7,746	$7,527
Investment Real Estate(c)	2,004	2,349
All Other Investments(d)	638	691
Total(e)	$10,388	$10,567
(a)	At June 30, 2022, included hedge funds of $819 million, and private equity funds of $6.9 billion. At December 31, 2021, included hedge funds of $1.0 billion, and private equity funds of $6.5 billion.
(b)
At June 30, 2022, approximately 82% of our hedge fund portfolio is available for redemption in 2022. The remaining 18% will be available for redemption between 2023 and 2028. At December 31, 2021, approximately 73% of our hedge fund portfolio is available for redemption in 2022. The remaining 27% will be available for redemption between 2023 and 2028.

(c)
Represents values net of accumulated depreciation of $648 million in June 30, 2022 and $493 million in December 31, 2021, respectively. The accumulated depreciation related to the investment real estate held by affordable housing partnerships is $123 million and $123 million as of June 30, 2022 and December 31, 2021, respectively.

(d)
Includes Corebridge’s ownership interest in Fortitude Holdings, which is recorded using the measurement alternative for equity securities. Our investment in Fortitude Holdings totaled $156 million and $100 million at June 30, 2022 and December 31, 2021, respectively.

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
(e)	Includes investments in related parties, which totaled $11 million and $11 million as of June 30, 2022 and December 31, 2021, respectively.
Other Invested Assets – Equity Method Investments
The following table presents the carrying amount and ownership percentage of equity method investments at June 30, 2022 and December 31, 2021:
	June 30, 2022		December 31, 2021
(in millions)	Carrying Value	Ownership Percentage	Carrying Value	Ownership Percentage
Equity method investments	$3,078	Various	$2,797	Various
NET INVESTMENT INCOME
The following table presents the components of Net investment income:
	2022			2021
Six Months Ended June 30, (in millions)	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total
Available for sale fixed maturity securities, including short-term investments	$3,272	$505	$3,777	$3,378	$649	$4,027
Other bond securities	(53)	(242)	(295)	22	6	28
Equity securities	(77)	—	(77)	(69)	—	(69)
Interest on mortgage and other loans	781	86	867	722	92	814
Alternative investments(a)	631	127	758	774	161	935
Real estate	21	—	21	106	—	106
Other investments	52	—	52	59	—	59
Total investment income	4,627	476	5,103	4,992	908	5,900
Investment expenses	226	16	242	141	17	158
Net investment income	$4,401	$460	$4,861	$4,851	$891	$5,742
(a)
Included income from hedge funds, private equity funds and affordable housing partnerships. Hedge funds are recorded as of the balance sheet date. Private equity funds are generally reported on a one-quarter lag.

NET REALIZED GAINS AND LOSSES
The following table presents the components of Net realized gains (losses):
	2022			2021
Six Months Ended June 30, (in millions)	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total
Sales of fixed maturity securities	$(262)	$(123)	$(385)	$55	$355	$410
Change in allowance for credit losses on fixed maturity securities	(47)	(40)	(87)	45	2	47
Change in allowance for credit losses on loans	(13)	—	(13)	84	3	87
Foreign exchange transactions, net of related hedges	505	38	543	137	14	151

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
	2022			2021
Six Months Ended June 30, (in millions)	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total	Excluding Fortitude Re Fund Withheld Assets	Fortitude Re Fund Withheld Assets	Total
Variable annuity embedded derivatives, net of related hedges*	960	—	960	26	—	26
Fixed index annuity and indexed life embedded derivatives, net of related hedges	826	—	826	69	—	69
All other derivatives and hedge accounting	(15)	(62)	(77)	(4)	(62)	(66)
Sales of alternative investments and real estate investments	10	3	13	57	1	58
Other	(8)	1	(7)	141	—	141
Net realized gains (losses) – excluding Fortitude Re funds withheld embedded derivative	1,956	(183)	1,773	610	313	923
Net realized gains (losses) on Fortitude Re funds withheld embedded derivative	—	5,231	5,231	—	166	166
Net realized gains (losses)	$1,956	$5,048	$7,004	$610	$479	$1,089
*	The variable annuity embedded derivatives are presented net of gains (losses) related to interest rate and equity derivative contracts.
CHANGE IN UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
The following table presents the increase (decrease) in unrealized appreciation (depreciation) of our available for sale securities:
Six Months Ended June 30, (in millions)	2022	2021
Increase (decrease) in unrealized appreciation (depreciation) of investments:
Fixed maturity securities	$(32,276)	$(4,862)
Total increase (decrease) in unrealized appreciation (depreciation) of investments	$(32,276)	$(4,862)
The following table summarizes the unrealized gains and losses recognized in Net Investment Income during the reporting period on equity securities and other invested assets still held at the reporting date:
Six Months Ended June 30,	2022			2021
(in millions)	Equities	Other Invested Assets	Total	Equities	Other Invested Assets	Total
Net gains and losses recognized during the period on equity securities	$(77)	$346	$269	$(70)	$669	$599
Less: Net gains and losses recognized during the year on equity securities sold during the year	(48)	(16)	(64)	(287)	15	(272)
Unrealized gains and losses recognized during the reporting period on equity securities still held at the reporting date	$(29)	$362	$333	$217	$654	$871

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
EVALUATING INVESTMENTS FOR AN ALLOWANCE FOR CREDIT LOSSES
Credit Impairments
The following table presents a rollforward of the changes in allowance for credit losses on available for sale fixed maturity securities by major investment category:
	2022			2021
Six Months Ended June 30, (in millions)	Structured	Non- Structured	Total	Structured	Non- Structured	Total
Balance, beginning of period	$6	$72	$78	$14	$117	$131
Additions:
Securities for which allowance for credit losses were not previously recorded	35	96	131	2	20	22
Reductions:
Securities sold during the period	(1)	(35)	(36)	(2)	(7)	(9)
Additional net increases or decreases to the allowance for credit losses on securities that had an allowance recorded in a previous period, for which there was no intent to sell before recovery, amortized cost basis	(21)	(23)	(44)	(5)	(64)	(69)
Write-offs charged against the allowance	—	(15)	(15)	—	(8)	(8)
Balance, end of period	$19	$95	$114	$9	$58	$67
Purchased Credit Deteriorated/Impaired Securities
We purchase certain RMBS securities that have experienced more-than-insignificant deterioration in credit quality since origination. Subsequent to the adoption of the Financial Instruments Credit Losses Standard these are referred to as PCD assets. At the time of purchase an allowance is recognized for these PCD assets by adding it to the purchase price to arrive at the initial amortized cost. There is no credit loss expense recognized upon acquisition of a PCD asset. When determining the initial allowance for credit losses, management considers the historical performance of underlying assets and available market information as well as bond-specific structural considerations, such as credit enhancement and the priority of payment structure of the security. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs:
•	Current delinquency rates;
•	Expected default rates and the timing of such defaults;
•	Loss severity and the timing of any recovery; and
•	Expected prepayment speeds.
Subsequent to the acquisition date, the PCD assets follow the same accounting as other structured securities that are not high credit quality.
We did not purchase securities with more than insignificant credit deterioration since their origination during the six months ended June 30, 2022 and 2021.
PLEDGED INVESTMENTS
Secured Financing and Similar Arrangements
We enter into secured financing transactions whereby certain securities are sold under agreements to repurchase (repurchase agreements), in which we transfer securities in exchange for cash, with an agreement by us to repurchase the same or substantially similar securities. Our secured financing transactions also include those that involve the transfer of securities to financial institutions in exchange for cash (securities lending

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
agreements). In all of these secured financing transactions, the securities transferred by us (pledged collateral) may be sold or repledged by the counterparties. These agreements are recorded at their contracted amounts plus accrued interest, other than those that are accounted for at fair value.
Pledged collateral levels are monitored daily and are generally maintained at an agreed-upon percentage of the fair value of the amounts borrowed during the life of the transactions. In the event of a decline in the fair value of the pledged collateral under these secured financing transactions, we may be required to transfer cash or additional securities as pledged collateral under these agreements. At the termination of the transactions, we and our counterparties are obligated to return the amounts borrowed and the securities transferred, respectively.
The following table presents the fair value of securities pledged to counterparties under secured financing transactions, including repurchase and securities lending agreements:
(in millions)	June 30, 2022	December 31, 2021
Fixed maturity securities available for sale	$2,937	$3,582
At June 30, 2022 and December 31, 2021, amounts borrowed under repurchase and securities lending agreements totaled $3.5 billion and $3.7 billion, respectively.
The following table presents the fair value of securities pledged under our repurchase agreements by collateral type and by remaining contractual maturity:
	Remaining Contractual Maturity of the Agreements
(in millions)	Overnight and Continuous	up to 30 days	31 - 90 days	91 - 364 days	365 days or greater	Total
June 30, 2022
Bonds available for sale:
Non-U.S. governments	$42	$—	$—	$—	$—	$42
Corporate debt	219	61	—	—	—	280
Total	$261	$61	$—	$—	$—	$322
December 31, 2021
Bonds available for sale:
Non-U.S. governments	$48	$—	$—	$—	$—	$48
Corporate debt	128	61	22	—	—	211
Total	$176	$61	$22	$—	$—	$259
The following table presents the fair value of securities pledged under our securities lending agreements by collateral type and by remaining contractual maturity:
	Remaining Contractual Maturity of the Agreements
(in millions)	Overnight and Continuous	up to 30 days	31 - 90 days	91 - 364 days	365 days or greater	Total
June 30, 2022
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$197	$—	$—	$—	$197
Non-U.S. government	—	457	13	—	—	470
Corporate debt	—	1,816	132	—	—	1,948
Total	$—	$2,470	$145	$—	$—	$2,615

Notes to Condensed Consolidated Financial Statements (Unaudited)
5.
Investments(continued)
	Remaining Contractual Maturity of the Agreements
(in millions)	Overnight and Continuous	up to 30 days	31 - 90 days	91 - 364 days	365 days or greater	Total
December 31, 2021
Bonds available for sale:
Obligations of states, municipalities and political subdivisions	$—	$—	$106	$—	$—	$106
Non-U.S. government	—	—	43	—	—	43
Corporate debt	—	534	2,640	—	—	3,174
Total	$—	$534	$2,789	$—	$—	$3,323
There were no reverse repurchase agreements at June 30, 2022 and December 31, 2021.
We do not currently offset any secured financing transactions. All such transactions are collateralized and margined daily consistent with market standards and subject to enforceable master netting arrangements with rights of set off.
Insurance – Statutory and Other Deposits
The total carrying value of cash and securities deposited by our insurance subsidiaries under requirements of regulatory authorities or other insurance-related arrangements, including certain annuity-related obligations and certain reinsurance treaties, was $2.9 billion and $3.9 billion at June 30, 2022 and December 31, 2021, respectively.
Other Pledges and Restrictions
Certain of our subsidiaries are members of Federal Home Loan Banks (“FHLBs”) and such membership requires the members to own stock in these FHLBs. We owned an aggregate of $194 million and $193 million of stock in FHLBs at June 30, 2022 and December 31, 2021, respectively. In addition, our subsidiaries have pledged securities available for sale and residential loans associated with borrowings and funding agreements from FHLBs, with a fair value of $3.5 billion and $1.9 billion, respectively, at June 30, 2022 and $3.7 billion and $1.4 billion, respectively, at December 31, 2021.
Certain GICs recorded in policyholder contract deposits with a carrying value of $54 million and $76 million at June 30, 2022 and December 31, 2021, respectively, have provisions that require collateral to be posted or payments to be made by us upon a downgrade of our long-term debt ratings. The actual amount of collateral required to be posted to the counterparties in the event of such downgrades, and the aggregate amount of payments that we could be required to make, depend on market conditions, the fair value of outstanding affected transactions and other factors prevailing at and after the time of the downgrade. The fair value of securities pledged as collateral with respect to these obligations was approximately $48 million and $41 million at June 30, 2022 and December 31, 2021, respectively. This collateral primarily consists of securities of the U.S. government and government-sponsored entities and generally cannot be repledged or resold by the counterparties.
As part of our collateralized reinsurance transactions, we pledge collateral to cedants. The fair value of securities pledged as excess collateral with respect to these obligations was approximately $116 million and $148 million at June 30, 2022 and December 31, 2021, respectively. Additionally, assets supporting these transactions are held solely for the benefit of the cedants and insulated from obligations owed to our other policyholders and general creditors.
Reinsurance transactions between Corebridge and Fortitude Re were structured as modco with funds withheld.
For further discussion on the sale of Fortitude Holdings see Note 7.

Notes to Condensed Consolidated Financial Statements (Unaudited)
6.	Lending Activities
The following table presents the composition of Mortgage and other loans receivable, net:
(in millions)	June 30, 2022	December 31, 2021
Commercial mortgages(a)	$32,414	$30,528
Residential mortgages	4,958	4,672
Life insurance policy loans	1,777	1,832
Commercial loans, other loans and notes receivable(b)	4,460	2,852
Total mortgage and other loans receivable	43,609	39,884
Allowance for credit losses(c)	(484)	(496)
Mortgage and other loans receivable, net	$43,125	$39,388
(a)
Commercial mortgages primarily represent loans for apartments, offices and retail properties, with exposures in New York and California representing the largest geographic concentrations (aggregating approximately 21% and 11%, respectively, at June 30, 2022, and 22% and 10%, respectively, at December 31, 2021). The weighted average loan-to-value ratio for NY and CA was 51% and 52% at June 30, 2022, respectively and 51% and 53% at December 31, 2021, respectively. The debt service coverage ratio for NY and CA was 2.1X and 2.0X at June 30, 2022, respectively, and 2.0X and 1.9X at December 31, 2021, respectively.

(b)
Includes loans held for sale which are carried at lower of cost or market, determined on an individual loan basis, and are collateralized primarily by apartments. As of June 30, 2022 and December 31, 2021, the net carrying value of these loans were $186 million and $15 million, respectively.

(c)
Does not include allowance for credit losses of $78 million and $57 million at June 30, 2022 and December 31, 2021 in relation to off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.

Interest income is not accrued when payment of contractual principal and interest is not expected. Any cash received on impaired loans is generally recorded as a reduction of the current carrying amount of the loan. Accrual of interest income is generally resumed when delinquent contractual principal and interest is repaid or when a portion of the delinquent contractual payments are made, and the ongoing required contractual payments have been made for an appropriate period. As of June 30, 2022, $6 million and $221 million of residential mortgage loans and commercial mortgage loans, respectively, were placed on nonaccrual status. As of December 31, 2021, $7 million and $118 million of residential mortgage loans and commercial mortgage loans, respectively were placed on nonaccrual status.
Accrued interest is presented separately and is included in Accrued Investment Income on the Condensed Consolidated Balance Sheets. As of June 30, 2022, accrued interest receivable was $11 million and $116 million associated with residential mortgage loans and commercial mortgage loans, respectively. As of December 31, 2021 accrued interest receivable was $11 million and $109 million associated with residential mortgage loans and commercial mortgage loans, respectively.
A significant majority of commercial mortgages in the portfolio are non-recourse loans and, accordingly, the only guarantees are for specific items that are exceptions to the non-recourse provisions. It is therefore extremely rare for us to have cause to enforce the provisions of a guarantee on a commercial real estate or mortgage loan.
Nonperforming loans are generally those loans where payment of contractual principal or interest is more than 90 days past due. Nonperforming mortgages were not significant for all periods presented.

Notes to Condensed Consolidated Financial Statements (Unaudited)
6.
Lending Activities(continued)
CREDIT QUALITY OF COMMERCIAL MORTGAGES
The following table presents debt service coverage ratios(a) for commercial mortgages by year of vintage:
June 30, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
>1.2X	$3,558	$1,947	$1,538	$4,839	$3,402	$11,516	$26,800
1.00 - 1.20X	151	533	788	461	1,031	1,102	4,066
<1.00X	—	—	23	71	515	939	1,548
Total commercial mortgages	$3,709	$2,480	$2,349	$5,371	$4,948	$13,557	$32,414
December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
>1.2X	$1,861	$1,520	$4,915	$3,300	$2,997	$9,005	$23,598
1.00 - 1.20X	463	810	598	1,030	88	1,684	4,673
<1.00X	—	27	71	826	—	1,333	2,257
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
The following table presents loan-to-value ratios(b) for commercial mortgages by year of vintage:
June 30, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
Less than 65%	$3,214	$1,951	$1,903	$3,719	$3,874	$9,400	$24,061
65% to 75%	495	384	385	1,615	1,044	2,872	6,795
76% to 80%	—	114	—	—	30	442	586
Greater than 80%	—	31	61	37	—	843	972
Total commercial mortgages	$3,709	$2,480	$2,349	$5,371	$4,948	$13,557	$32,414
December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
Less than 65%	$1,859	$1,935	$3,912	$4,072	$2,384	$8,264	$22,426
65% to 75%	304	396	1,672	1,084	340	2,814	6,610
76% to 80%	—	—	—	—	188	259	447
Greater than 80%	161	26	—	—	173	685	1,045
Total commercial mortgages	$2,324	$2,357	$5,584	$5,156	$3,085	$12,022	$30,528
(a)
The debt service coverage ratio compares a property’s net operating income to its debt service payments, including principal and interest. Our weighted average debt service coverage ratio was 1.9X at June 30, 2022 and 1.9X December 31, 2021. The debt service coverage ratios have been updated within the last three months. The debt service coverage ratios are updated when additional information becomes available.

(b)
The loan-to-value ratio compares the current unpaid principal balance of the loan to the estimated fair value of the underlying property collateralizing the loan. Our weighted average loan-to-value ratio was 57% at June 30, 2022, and 57% at December 31, 2021. The loan-to-value ratios have been updated within the last three to nine months.

Notes to Condensed Consolidated Financial Statements (Unaudited)
6.
Lending Activities(continued)
The following table presents the credit quality performance indicators for commercial mortgages:
(dollars in millions)	Number of Loans	Class							Percent of Total $
		Apartments	Offices	Retail	Industrial	Hotel	Others	Total(c)
June 30, 2022
Credit Quality Performance Indicator:
In good standing	612	$12,125	$9,170	$3,665	$4,861	$1,808	$275	$31,904	99%
Restructured(a)	9	—	268	94	—	104	—	466	1%
>90 days delinquent or in process of foreclosure	2	—	44	—	—	—	—	44	—%
Total(b)	623	$12,125	$9,482	$3,759	$4,861	$1,912	$275	$32,414	100%
Allowance for credit losses		$75	$181	$67	$60	$25	$6	$414	1%
December 31, 2021
Credit Quality Performance Indicator:
In good standing	613	$12,394	$8,370	$4,026	$3,262	$1,726	$301	$30,079	99%
Restructured(a)	7	—	269	17	—	104	—	390	1%
>90 days delinquent or in process of foreclosure	4	—	59	—	—	—	—	59	—%
Total(b)	624	$12,394	$8,698	$4,043	$3,262	$1,830	$301	$30,528	100%
Allowance for credit losses		$93	$193	$69	$39	$23	$6	$423	1%
(a)
Loans that have been modified in troubled debt restructurings and are performing according to their restructured terms. For additional discussion of troubled debt restructurings see below. Note 6 to the Condensed Consolidated financial statements.

(b)	Does not reflect allowance for credit losses.
(c)
Our commercial mortgage loan portfolio is current as to payments of principal and interest, for both periods presented. There were no significant amounts of nonperforming commercial mortgages (defined as those loans where payment of contractual principal or interest is more than 90 days past due) during any of the periods presented.

The following table presents credit quality performance indicators for residential mortgages by year of vintage:
June 30, 2022
(in millions)	2022	2021	2020	2019	2018	Prior	Total
FICO*:
780 and greater	$199	$1,968	$664	$233	$79	$358	$3,501
720 - 779	200	668	165	76	31	116	1,256
660 - 719	8	77	28	14	9	40	176
600 - 659	—	3	1	2	2	11	19
Less than 600	—	—	—	1	—	5	6
Total residential mortgages	$407	$2,716	$858	$326	$121	$530	$4,958

Notes to Condensed Consolidated Financial Statements (Unaudited)
6.
Lending Activities(continued)
December 31, 2021
(in millions)	2021	2020	2019	2018	2017	Prior	Total
FICO*:
780 and greater	$1,398	$678	$284	$100	$107	$325	$2,892
720 - 779	1,118	225	83	41	36	94	1,597
660 - 719	44	39	20	11	13	33	160
600 - 659	1	1	2	3	2	6	15
Less than 600	—	—	—	1	1	6	8
Total residential mortgages	$2,561	$943	$389	$156	$159	$464	$4,672
*	Fair Isaac Corporation (FICO) is the credit quality indicator used to evaluate consumer credit risk for residential mortgage loan borrowers and have been updated within the last three months.
The following table presents a rollforward of the changes in the allowance for credit losses on Mortgage and other loans receivable(a):
Six Months Ended June 30,	2022			2021
(in millions)	Commercial Mortgages	Other Loans	Total	Commercial Mortgages	Other Loans	Total
Allowance, beginning of period	$423	$73	$496	$546	$111	$657
Loans charged off	(4)	—	(4)	—	—	—
Recoveries of loans previously charged off	—	—	—	—	—	—
Net charge-offs	(4)	—	(4)	—	—	—
Provision for loan losses	(5)	(3)	(8)	(86)	(11)	(97)
Divestitures	—	—	—	—	—	—
Allowance, end of period(b)	$414	$70	$484	$460	$100	$560
(a)
Does not include allowance for credit losses of $78 million and $68 million, respectively, at June 30, 2022 and 2021 in relation to the off-balance-sheet commitments to fund commercial mortgage loans, which is recorded in Other liabilities.

(b)	Reported in Other Assets in the Condensed Consolidated Balance Sheets.
As a result of the COVID-19 crisis, including the significant global economic slowdown and general market decline, our expectations and models used to estimate the allowance for losses on commercial and residential mortgage loans have been updated to reflect the economic environment. The full impact of COVID-19 on real estate valuations remains uncertain and we will continue to review our valuations as further information becomes available.
TROUBLED DEBT RESTRUCTURINGS
We modify loans to optimize their returns and improve their collectability, among other things. When we undertake such a modification with a borrower that is experiencing financial difficulty and the modification involves us granting a concession to the troubled debtor, the modification is a troubled debt restructuring (“TDR”). We assess whether a borrower is experiencing financial difficulty based on a variety of factors, including the borrower’s current default on any of its outstanding debt, the probability of a default on any of its debt in the foreseeable future without the modification, the insufficiency of the borrower’s forecasted cash flows to service any of its outstanding debt (including both principal and interest), and the borrower’s inability to access alternative third-party financing at an interest rate that would be reflective of current market conditions for a non-troubled debtor. Concessions granted may include extended maturity dates, interest rate changes, principal or interest forgiveness, payment deferrals and easing of loan covenants.

Notes to Condensed Consolidated Financial Statements (Unaudited)
6.
Lending Activities(continued)
For the six months ended June 30, 2022 and 2021, loans with a carrying value of $77 million and $134 million respectively, were modified in TDRs.
7. Reinsurance
FORTITUDE RE
In February 2018, AGL, VALIC and USL entered into a modco agreement with Fortitude Re, a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. Fortitude Holdings was formed by AIG to act as a holding company for Fortitude Re.
These reinsurance transactions between Corebridge and Fortitude Re were structured as modco arrangements. In the modco, the investments supporting the reinsurance agreements, and which reflect the majority of the consideration that would be paid to the reinsurer for entering into the transaction, are withheld by, and therefore continue to reside on the balance sheet of, the ceding company (i.e., Corebridge) thereby creating an obligation for the ceding company to pay the reinsurer (i.e., Fortitude Re) at a later date. Additionally, as Corebridge maintains ownership of these investments, Corebridge will maintain its existing accounting for these assets (e.g., the changes in fair value of available for sale securities will be recognized within other comprehensive income). Corebridge has established a funds withheld payable to Fortitude Re while simultaneously establishing a reinsurance asset representing reserves for the insurance coverage that Fortitude Re has assumed. The funds withheld payable contains an embedded derivative and changes in fair value of the embedded derivative related to the funds withheld payable are recognized in earnings through realized gains (losses). This embedded derivative is considered a total return swap with contractual returns that are attributable to various assets and liabilities associated with these reinsurance agreements.
There is a diverse pool of assets supporting the funds withheld arrangements with Fortitude Re. The following summarizes the composition of the pool of assets:
	June 30, 2022		December 31, 2021
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value	Corresponding Accounting Policy
Fixed maturity securities - available for sale	$18,941	$18,941	$27,180	$27,180	Fair value through other comprehensive income
Fixed maturity securities - fair value option	2,808	2,808	1,593	1,593	Fair value through net investment income
Commercial mortgage loans	3,516	3,406	3,179	3,383	Amortized cost
Real estate investments	168	422	201	395	Amortized cost
Private Equity funds / hedge funds	1,794	1,794	1,606	1,606	Fair value through net investment income
Policy loans	364	364	380	380	Amortized cost
Short-term Investments	134	134	50	50	Fair value through net investment income
Funds withheld investment assets	27,725	27,869	34,189	34,587
Derivative assets, net(a)	94	94	81	81	Fair value through realized gains (losses)
Other(b)	625	625	476	476	Amortized cost
Total	$28,444	$28,588	$34,746	$35,144
(a)
The derivative assets and liabilities have been presented net of cash collateral. The derivative assets supporting the Fortitude Re funds withheld arrangements had a fair market value of $364 million as of

Notes to Condensed Consolidated Financial Statements (Unaudited)
7. Reinsurance(continued)
June 30, 2022. The derivative assets supporting the Fortitude Re funds withheld arrangements had a fair market value of $387 million as of December 31, 2021. These derivative assets and liabilities are fully collateralized either by cash or securities.
(b)	Primarily comprised of Cash and Accrued investment income.
The impact of the funds withheld arrangements with Fortitude Re was as follows:
	Six Months Ended June 30,
(in millions)	2022	2021
Net investment income - Fortitude Re funds withheld assets	$460	$891
Net realized gains (losses) on Fortitude Re funds withheld assets:
Net realized gains (losses) Fortitude Re funds withheld assets	(183)	313
Net realized gains Fortitude Re funds withheld embedded derivatives	5,231	166
Net realized gains on Fortitude Re funds withheld assets	5,048	479
Income before income tax expense	5,508	1,370
Income tax expense*	(1,157)	(288)
Net income	4,351	1,082
Change in unrealized depreciation of the invested assets supporting the Fortitude Re modco arrangement classified as available for sale*	(4,151)	(1,059)
Comprehensive income	$200	$23
*	The income tax expense (benefit) and the tax impact in accumulated other comprehensive income was computed using Corebridge’s U.S. statutory tax rate of 21%.
Various assets supporting the Fortitude Re funds withheld arrangements are reported at amortized cost, and as such, changes in the fair value of these assets are not reflected in the financial statements. However, changes in the fair value of these assets are included in the embedded derivative in the Fortitude Re funds withheld arrangement and the appreciation of the assets is the primary driver of the comprehensive income (loss) reflected above.
REINSURANCE – CREDIT LOSSES
The estimation of reinsurance recoverables involves a significant amount of judgment. Reinsurance assets include reinsurance recoverables on future policy benefits and policyholder contract deposits that are estimated as part of our insurance liability valuation process and, consequently, are subject to similar judgments and uncertainties as the estimation of gross loss reserves.
We assess the collectability of reinsurance recoverable balances in each reporting period, through either historical trends of disputes and credit events or financial analysis of the credit quality of the reinsurer. We record adjustments to reflect the results of these assessments through an allowance for credit losses and disputes on uncollectable reinsurance that reduces the carrying amount of reinsurance and other assets on the Consolidated Balance Sheets (collectively, the reinsurance recoverable balances). This estimate requires significant judgment for which key considerations include:
•	Paid and unpaid amounts recoverable;
•	Whether the balance is in dispute or subject to legal collection;
•
The relative financial health of the reinsurer as classified by the Obligor Risk Ratings (ORRs) we assign to each reinsurer based upon our financial reviews; insurers that are financially troubled (i.e., in run-off, have voluntarily or involuntarily been placed in receivership, are insolvent, are in the process of liquidation or otherwise subject to formal or informal regulatory restriction) are assigned ORRs that will generate a significant allowance; and

•	Whether collateral and collateral arrangements exist.

Notes to Condensed Consolidated Financial Statements (Unaudited)
7. Reinsurance(continued)
An estimate of the reinsurance recoverable’s lifetime expected credit losses is established utilizing a probability of default and loss given default method, which reflects the reinsurer’s ORR rating. The allowance for credit losses excludes disputed amounts. An allowance for disputes is established for a reinsurance recoverable using the losses incurred model for contingencies.
The total reinsurance recoverables as of June 30, 2022 were $31.0 billion. As of that date, utilizing Corebridge’s ORRs, (i) approx. 100% of the reinsurance recoverables were investment grade; (ii) less than 1% were non-investment grade reinsurance recoverables and (iii) none of the reinsurance recoverables were related to entities that were not rated by Corebridge.
Reinsurance Recoverable Allowance
The following table presents a rollforward of the reinsurance recoverable allowance:
	Six Months Ended June 30,
(in millions)	2022	2021
Balance, beginning of period	$101	$83
Current period provision for expected credit losses and disputes	6	4
Write-offs charged against the allowance for credit losses and disputes	—	—
Balance, end of period	$107	$87
There were no material recoveries of credit losses previously written off for the six months ended June 30, 2022 and 2021.
Past-Due Status
We consider a reinsurance asset to be past due when it is 90 days past due and record an allowance for disputes when there is reasonable uncertainty of the collectability of a disputed amount during the reporting period. Past due balances were not significant for any of the periods presented. Certain reinsurers with whom we have disputes have initiated arbitration proceedings against us, and others may initiate them in the future.
8.	Variable Interest Entities
A variable interest entity (“VIE”) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity. Consolidation of a VIE by its primary beneficiary is not based on majority voting interest but is based on other criteria discussed below.
We enter into various arrangements with VIEs in the normal course of business and consolidate the VIEs when we determine we are the primary beneficiary. This analysis includes a review of the VIE’s capital structure, related contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued and our involvement with the entity. When assessing the need to consolidate a VIE, we evaluate the design of the VIE as well as the related risks to which the entity was designed to expose the variable interest holders.
The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. While also considering these factors, the consolidation conclusion depends on the breadth of our decision-making ability and our ability to influence activities that significantly affect the economic performance of the VIE.

Notes to Condensed Consolidated Financial Statements (Unaudited)
8.
Variable Interest Entities(continued)
BALANCE SHEET CLASSIFICATION AND EXPOSURE TO LOSS
Creditors or beneficial interest holders of VIEs for which the Company is the primary beneficiary generally have recourse only to the assets and cash flows of the VIEs and do not have recourse to the Company, except in limited circumstances when the Company has provided a guarantee to the VIE’s interest holders. The following table presents the total assets and total liabilities associated with our variable interests in consolidated VIEs, as classified in the Condensed Consolidated Balance Sheets:
(in millions)	Real Estate and Investment Entities(c)	Securitization and Repackaging Vehicles	Total
June 30, 2022
Assets:
Bonds available for sale	$—	$5,251	$5,251
Other bond securities	—	—	—
Equity securities	55	—	55
Mortgage and other loans receivable	—	2,176	2,176
Other invested assets
Alternative investments(a)	2,901	—	2,901
Investment Real Estate	2,145	—	2,145
Short-term investments	245	142	387
Cash	84	—	84
Accrued investment income	—	15	15
Other assets	163	68	231
Total assets(b)	$5,593	$7,652	$13,245
Liabilities:
Debt of consolidated investment entities	$1,658	$5,118	$6,776
Other liabilities	107	42	149
Total liabilities	$1,765	$5,160	$6,925
December 31, 2021
Assets:
Bonds available for sale	$—	$5,393	$5,393
Other bond securities	—	—	—
Equity securities	223	—	223
Mortgage and other loans receivable	—	2,359	2,359
Other invested assets
Alternative investments(a)	3,017	—	3,017
Investment Real Estate	2,257	—	2,257
Short-term investments	467	151	618
Cash	93	—	93
Accrued investment income	—	15	15
Other assets	188	557	745
Total assets(b)	$6,245	$8,475	$14,720
Liabilities:
Debt of consolidated investment entities	$1,743	$5,193	$6,936
Other liabilities	112	723	835
Total liabilities	$1,855	$5,916	$7,771
(a)	Comprised primarily of investments in real estate joint ventures at June 30, 2022 and December 31, 2021.

Notes to Condensed Consolidated Financial Statements (Unaudited)
8.
Variable Interest Entities(continued)
(b)	The assets of each VIE can be used only to settle specific obligations of that VIE.
(c)
Off-balance sheet exposure primarily consisting of commitments by insurance operations and affiliates into real estate and investment entities. At June 30, 2022 and December 31, 2021, together the Company and AIG affiliates have commitments to internal parties of $2.4 billion and $2.4 billion and commitments to external parties of $0.6 billion and $0.6 billion, respectively. At June 30, 2022, $1.7 billion out of the internal commitments was from subsidiaries of Corebridge entities and $0.7 billion was from other AIG affiliates, respectively. At December 31, 2021, $1.5 billion out of the internal commitments was from subsidiaries of Corebridge entities, and $0.9 billion was from other AIG affiliates.

The following table presents the revenue, net income (loss) attributable to noncontrolling interests and net income (loss) attributable to Corebridge associated with our variable interests in consolidated VIE’s, as classified in the Consolidated Income Statements:
(in millions)	Real Estate and Investment Entities	Securitization and Repackaging Vehicles	Affordable Housing Partnerships	Total
Six Months Ended June 30, 2022
Total Revenue	$388	$113	$—	$501
Net income attributable to noncontrolling interests	154	2	—	156
Net income (loss) attributable to Corebridge	209	41	—	250
Six Months Ended June 30, 2021
Total Revenue	$363	$134	$263	$760
Net income attributable to noncontrolling interests	109	1	51	161
Net income (loss) attributable to Corebridge	210	(98)	172	284
We calculate our maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where we have also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE.
The following table presents total assets of unconsolidated VIEs in which we hold a variable interest, as well as our maximum exposure to loss associated with these VIEs:
		Maximum Exposure to Loss
(in millions)	Total VIE Assets	On-Balance Sheet(b)	Off-Balance Sheet(c)	Total
June 30, 2022
Real estate and investment entities(a)	$363,391	$5,065	$2,615	$7,680
Total	$363,391	$5,065	$2,615	$7,680
December 31, 2021
Real estate and investment entities(a)	$309,866	$4,459	$2,452	$6,911
Total	$309,866	$4,459	$2,452	$6,911
(a)	Comprised primarily of hedge funds and private equity funds.
(b)	At June 30, 2022 and December 31, 2021, $5.1 billion and $4.5 billion, respectively, of our total unconsolidated VIE assets were recorded as Other invested assets.
(c)	These amounts represent our unfunded commitments to invest in private equity funds and hedge funds.
Additionally, from time to time, AIG designs internal securitizations. AIG designed a series of VIEs which are not consolidated by Corebridge which securitized certain CLOs, CDOs and RMBS. The notes held by Corebridge and their related fair values are included in the available-for-sale disclosures that are reported in

Notes to Condensed Consolidated Financial Statements (Unaudited)
8.
Variable Interest Entities(continued)
Notes 4 and 5. As of June 30, 2022, the total VIE assets of these securitizations are $1.6 billion, of which Corebridge’s maximum exposure to loss is $1.0 billion. As of December 31, 2021, the total VIE assets of these securitizations are $2.0 billion, of which Corebridge’s maximum exposure to loss is $1.2 billion.
9.	Derivatives and Hedge Accounting
We use derivatives and other financial instruments as part of our financial risk management programs and as part of our investment operations. Interest rate derivatives (such as interest rate swaps) are used to manage interest rate risk associated with embedded derivatives contained in insurance contract liabilities and fixed maturity securities as well as other interest rate sensitive assets and liabilities. Foreign exchange derivatives (principally foreign exchange forwards and swaps) are used to economically mitigate risk associated with foreign denominated investments, net capital exposures, and foreign currency transactions. Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities and economically hedge certain investments. We use credit derivatives to manage our credit exposures. The derivatives are effective economic hedges of the exposures that they are meant to offset. In addition to hedging activities, we also enter into derivative instruments with respect to investment operations, which may include, among other things, CDSs and purchases of investments with embedded derivatives, such as equity linked notes and convertible bonds.
Interest rate, currency, equity swaps, credit contracts, swaptions, options and forward transactions are accounted for as derivatives, recorded on a trade-date basis and carried at fair value. Unrealized gains and losses are generally reflected in income, except in certain situations in which hedge accounting is applied and unrealized gains and losses are reflected in AOCI. Aggregate asset or liability positions are netted on the Condensed Consolidated Balance Sheets only to the extent permitted by qualifying master netting arrangements in place with each respective counterparty. Cash collateral posted with counterparties in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative liability, while cash collateral received in conjunction with transactions supported by qualifying master netting arrangements is reported as a reduction of the corresponding net derivative asset.
Derivatives, with the exception of embedded derivatives, are reported at fair value in the Condensed Consolidated Balance Sheets in Other assets and Other liabilities. Embedded derivatives are generally presented with the host contract in the Condensed Consolidated Balance Sheets. A bifurcated embedded derivative is measured at fair value and accounted for in the same manner as a free standing derivative contract. The corresponding host contract is accounted for according to the accounting guidance applicable for that instrument.
For additional information on embedded derivatives see Notes 4 and 10.
The following table presents the notional amounts of our derivatives and the fair value of derivative assets and liabilities in the Condensed Consolidated Balance Sheets:
	June 30, 2022				December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives designated as hedging instruments:(a)
Interest rate contracts	$298	$223	$1,035	$44	$352	$274	$980	$14
Foreign exchange contracts	6,122	630	280	2	4,058	262	2,861	55
Derivatives not designated as hedging instruments:(a)
Interest rate contracts	19,617	1,421	26,997	3,274	28,056	1,637	23,219	1,562
Foreign exchange contracts	9,552	767	1,366	199	4,047	410	5,413	311
Equity contracts	61,884	781	47,293	460	60,192	4,670	38,932	4,071
Credit contracts	—	—	—	—	1,840	1	—	—
Other contracts(b)	45,379	16	49	—	43,839	13	133	—

Notes to Condensed Consolidated Financial Statements (Unaudited)
9.
Derivatives and Hedge Accounting(continued)
	June 30, 2022				December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Total derivatives, gross	$142,852	$3,838	$77,020	$3,979	$142,384	$7,267	$71,538	$6,013
Counterparty netting(c)		(3,142)		(3,142)		(5,785)		(5,785)
Cash collateral(d)		(387)		(708)		(798)		(37)
Total derivatives on condensed consolidated balance sheets(e)		$309		$129		$684		$191
(a)	Fair value amounts are shown before the effects of counterparty netting adjustments and offsetting cash collateral.
(b)	Consists primarily of stable value wraps and contracts with multiple underlying exposures.
(c)	Represents netting of derivative exposures covered by a qualifying master netting agreement.
(d)	Represents cash collateral posted and received that is eligible for netting.
(e)
Freestanding derivatives only, excludes embedded derivatives. Derivative instrument assets and liabilities are recorded in Other assets and Other liabilities, respectively. Fair value of assets related to bifurcated embedded derivatives was zero at both June 30, 2022 and December 31, 2021. Fair value of liabilities related to bifurcated embedded derivatives was $9.4 billion and $17.7 billion, respectively, at June 30, 2022 and December 31, 2021. A bifurcated embedded derivative is generally presented with the host contract in the Condensed Consolidated Balance Sheets. Embedded derivatives are primarily related to guarantee features in variable annuity products, which include equity and interest rate components, and the funds withheld arrangement with Fortitude Re. For additional information see Note 7.

The following table presents the gross notional amounts of our derivatives and the fair value of derivative assets and liabilities with related parties and third parties:
	June 30, 2022				December 31, 2021
	Gross Derivative Assets		Gross Derivative Liabilities		Gross Derivative Assets		Gross Derivative Liabilities
(in millions)	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Total derivatives with related parties	$96,437	$3,763	$74,627	$3,775	$96,862	$7,182	$68,623	$5,778
Total derivatives with third parties	46,415	75	2,393	204	45,522	85	2,915	235
Total derivatives, gross	$142,852	$3,838	$77,020	$3,979	$142,384	$7,267	$71,538	$6,013

Notes to Condensed Consolidated Financial Statements (Unaudited)
9.
Derivatives and Hedge Accounting(continued)
As of June 30, 2022 and December 31, 2021, the following amounts were recorded on the Condensed Consolidated Statements of balance sheets related to the carrying amount of the hedged assets (liabilities) and cumulative basis adjustments included in the carrying amount for fair value hedges:
	June 30, 2022		December 31, 2021
(in millions)	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities	Carrying Amount of the Hedged Assets (Liabilities)	Cumulative Amount of Fair Value Hedging Adjustments Included In the Carrying Amount of the Hedged Assets Liabilities
Balance sheet line item in which hedged item is recorded:
Fixed maturities, available-for-sale, at fair value	$5,974	$—	$7,478	$—
Commercial mortgage and other loans(a)	—	(5)	—	(6)
Policyholder contract deposits(b)	(1,418)	11	(1,500)	(79)
(a)	This relates to hedge accounting that has been discontinued, but the respective loans are still held. The cumulative adjustment is being amortized into earnings over the remaining life of the loan.
(b)	This relates to fair value hedges on GICs.
COLLATERAL
We engage in derivative transactions that are not subject to a clearing requirement directly with related parties and unaffiliated third parties in most cases, under International Swaps and Derivatives Association, Inc. (ISDA) Master Agreements. Many of the ISDA Master Agreements also include Credit Support Annex provisions, which provide for collateral postings that may vary at various ratings and threshold levels. We attempt to reduce our risk with certain counterparties by entering into agreements that enable collateral to be obtained from a counterparty on an upfront or contingent basis. We minimize the risk that counterparties might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and generally requiring additional collateral to be posted upon the occurrence of certain events or circumstances.
Collateral posted by us to third parties for derivative transactions was $329 million and $317 million at June 30, 2022 and December 31, 2021, respectively. Collateral posted by us to related parties for derivative transactions was $1.6 billion and $803 million at June 30, 2022 and December 31, 2021, respectively. In the case of collateral posted under derivative transactions that are not subject to clearing, this collateral can generally be repledged or resold by the counterparties. Collateral provided to us from third parties for derivative transactions was $43 million and $53 million at June 30, 2022 and December 31, 2021, respectively. Collateral provided to us from related parties for derivative transactions was $354 million and $770 million at June 30, 2022 and December 31, 2021, respectively. In the case of collateral provided to us under derivative transactions that are not subject to clearing, we generally can repledge or resell collateral.
OFFSETTING
We have elected to present all derivative receivables and derivative payables, and the related cash collateral received and paid, on a net basis on our Condensed Consolidated Balance Sheets when a legally enforceable ISDA Master Agreement exists between us and our derivative counterparty. An ISDA Master Agreement is an agreement governing multiple derivative transactions between two counterparties. The ISDA Master Agreement generally provides for the net settlement of all, or a specified group, of these derivative transactions, as well as transferred collateral, through a single payment, and in a single currency, as applicable. The net settlement

Notes to Condensed Consolidated Financial Statements (Unaudited)
9.
Derivatives and Hedge Accounting(continued)
provisions apply in the event of a default on, or affecting any, one derivative transaction or a termination event affecting all, or a specified group of, derivative transactions governed by the ISDA Master Agreement.
HEDGE ACCOUNTING
We designated certain derivatives entered into with related parties as fair value hedges of available for sale investment securities held by our insurance subsidiaries. The fair value hedges include foreign currency forwards and cross currency swaps designated as hedges of the change in fair value of foreign currency denominated available for sale securities attributable to changes in foreign exchange rates. We also designated certain interest rate swaps entered into with related parties as fair value hedges of fixed rate GICs and commercial mortgage loans attributable to changes in benchmark interest rates.
During 2022, we designated certain interest rate swaps entered into with related parties as cash flow hedges of forecasted coupon payments associated with anticipated long-term debt issuances. We recognized derivative gains for the six months ended June 30, 2022, of $216 million, in accumulated other comprehensive income. Such amounts will be reclassified into Interest expense over the life of the hedging relationship, which can extend up to 30 years. For the six months ended June 30, 2022, $7 million have been reclassified into Interest expense. We expect $28 million to be reclassified into Interest expense over the next 12 months. There are no amounts excluded from the assessment of hedge effectiveness that are recognized in earnings.
Refer to Note 17 for additional information related to the debt issuances.
We use cross-currency swaps as hedging instruments in net investment hedge relationships to mitigate the foreign exchange risk associated with our non-U.S. dollar functional currency foreign subsidiaries. For net investment hedge relationships that use derivatives as hedging instruments, we assess hedge effectiveness and measure hedge ineffectiveness using changes in forward rates. We recognized gains (losses) for the six months ended June 30, 2022 and 2021 of $9 million and $1 million respectively, included in Change in foreign currency translation adjustment in Other comprehensive income (loss) related to the net investment hedge relationships. The gains (losses) recognized primarily include transactions with related parties. A qualitative methodology is utilized to assess hedge effectiveness for net investment hedges, while regression analysis is employed for all other hedges.
The following table presents the gain (loss) recognized in earnings on our derivative instruments in fair value hedging relationships in the Condensed Consolidated Statements of Income:
	Gains/(Losses) Recognized in Earnings for:			Net Impact
(in millions)	Hedging Derivatives(a)(c)	Excluded Components(b)(c)	Hedged Items
Six Months Ended June 30, 2022
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(90)	—	93	3
Net investment income	1	—	(1)	—
Foreign exchange contracts:
Realized gains (losses)	531	76	(531)	76
Six Months Ended June 30, 2021
Interest rate contracts:
Realized gains (losses)	$—	$—	$—	$—
Interest credited to policyholder account balances	(33)	1	24	(8)
Net investment income	7	—	(7)	—
Foreign exchange contracts:
Realized gains (losses)	77	67	(77)	67
(a)	Gains and losses on derivative instruments designated and qualifying in fair value hedges that are included in the assessment of hedge effectiveness.

Notes to Condensed Consolidated Financial Statements (Unaudited)
9.
Derivatives and Hedge Accounting(continued)
(b)
Gains and losses on derivative instruments designated and qualifying in fair value hedges that are excluded from the assessment of hedge effectiveness and recognized in earnings on a mark-to-market basis.

(c)	Primarily consists of gains and losses with related parties.
DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
The following table presents the effect of derivative instruments not designated as hedging instruments in the Consolidated Statements of Income:
Six Months Ended June 30,	Gains (Losses) Recognized in Earnings
(in millions)	2022	2021
By Derivative Type:
Interest rate contracts	$(1,682)	$(694)
Foreign exchange contracts	904	70
Equity contracts	(120)	(558)
Credit contracts	(1)	(7)
Other contracts	32	32
Embedded derivatives within policyholder contract deposits	3,497	1,329
Fortitude Re funds withheld embedded derivative	5,231	166
Total(a)	$7,861	$338
By Classification:
Policy fees	$29	$30
Net investment income	(2)	—
Net realized gains - excluding Fortitude Re funds withheld assets	2,625	197
Net realized losses on Fortitude Re funds withheld assets	(8)	(51)
Net realized gains on Fortitude Re funds withheld embedded derivatives	5,231	166
Policyholder benefits	(14)	(4)
Total(a)	$7,861	$338
(a)	Includes gains (losses) with AIG Markets, Inc. and AIG Financial Products Corp. of $(1.5) billion and $(0.8) billion for the six months ended June 30, 2022 and 2021, respectively,
HYBRID SECURITIES WITH EMBEDDED CREDIT DERIVATIVES
We invest in hybrid securities (such as credit-linked notes) with the intent of generating income, and not specifically to acquire exposure to embedded derivative risk. As is the case with our other investments in RMBS, CMBS, CLOs and ABS, our investments in these hybrid securities are exposed to losses only up to the amount of our initial investment in the hybrid security. Other than our initial investment in the hybrid securities, we have no further obligation to make payments on the embedded credit derivatives in the related hybrid securities.
We elect to account for our investments in these hybrid securities with embedded written credit derivatives at fair value, with changes in fair value recognized in Net investment income and Other income. Our investments in these hybrid securities are reported as Other bond securities in the Condensed Consolidated Balance Sheets. The fair values of these hybrid securities were $92 million and $121 million at June 30, 2022 and December 31, 2021, respectively. These securities have par amounts of $872 million and $884 million at June 30, 2022 and December 31, 2021, respectively, and have remaining stated maturity dates that extend to 2052.

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.	Insurance Liabilities
The following table presents the liability for universal life policies with secondary guarantees and similar features (excluding base policy liabilities and embedded derivatives):
	Six Months Ended June 30,
(in millions)	2022	2021
Balance, beginning of period	$4,505	$4,751
Incurred guaranteed benefits*	388	344
Paid guaranteed benefits	(295)	(202)
Changes related to unrealized appreciation (depreciation) of investments	(1,447)	(212)
Balance, end of period	$3,151	$4,681
*
Incurred guaranteed benefits include the portion of assessments established as additions to reserves as well as changes in estimates (assumption unlockings) affecting these reserves. The average incurred benefits over the last four years, excluding changes in annual actuarial assumption updates, is approximately 67% of fees assessments collected for these universal life policies with secondary guarantees and similar features.

The following table presents details concerning our universal life policies with secondary guarantees and similar features:
(dollars in millions)	June 30, 2022	December 31, 2021
Account value	$3,406	$3,313
Net amount at risk	66,889	65,801
Average attained age of contract holders	53	53
OTHER POLICYHOLDER FUNDS
Other policyholder funds include unearned revenue reserves (“URR”), which were approximately $2.2 billion and $1.8 billion as of June 30, 2022 and December 31, 2021, respectively. URR consist of front-end loads on investment-oriented contracts, representing those policy loads that are non-level and typically higher in initial policy years than in later policy years. URR for investment-oriented contracts are generally deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts and are subject to the same adjustments due to changes in the assumptions underlying EGPs as DAC. Amortization of URR is recorded in Policy fees. Similar to unrealized appreciation (depreciation) of investments for DAC, URR related to investment-oriented products is also adjusted to reflect the effect of unrealized gains or losses on fixed maturity securities available for sale on estimated gross profits, with related changes recognized through Other comprehensive income.
VARIABLE ANNUITIES
Variable annuity contracts may include certain contractually guaranteed benefits to the contract holder. These guaranteed features include guaranteed minimum death benefits (“GMDB”) that are payable in the event of death, and living benefits that are payable when partial withdrawals exhaust a policy’s account value, in the event of annuitization, or, in other instances, at specified dates during the accumulation period. Living benefits primarily include guaranteed minimum withdrawal benefits (“GMWB”). A variable annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder can only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e. the features are mutually exclusive (except a surviving spouse who has a rider to potentially collect both a GMDB upon their spouse’s death and a GMWB during their lifetime). A policyholder cannot purchase more than one living benefit on one contract. The net amount at risk for each feature is calculated irrespective of the existence of other features; as a result, the net amount at risk for each feature is not additive to that of other features.

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.
Insurance Liabilities(continued)
Account balances of variable annuity contracts with guarantees were invested in separate account investment options as follows:
	At June 30, 2022		At December 31, 2021
(in millions)	Individual Retirement	Group Retirement	Individual Retirement	Group Retirement
Equity Funds	$22,515	$25,098	$28,524	$33,718
Bond Funds	3,810	3,885	4,651	4,364
Balanced Funds	18,329	5,149	23,018	6,293
Money Market Funds	658	500	546	459
Total	$45,312	$34,632	$56,739	$44,834
GMDB
Depending on the contract, the GMDB feature may provide a death benefit of either (a) total deposits made to the contract, less any partial withdrawals plus a minimum return (and in rare instances, no minimum return), (b) return of premium whereby the benefit is the greater of the current account value or premiums paid less any partial withdrawals, (c) rollups whereby the benefit is the greater of current account value or premiums paid (adjusted for withdrawals) accumulated at contractually specified rates up to specified ages, or (d) the highest contract value attained, typically on any anniversary date less any subsequent withdrawals following the contract anniversary. GMDB is our most widely offered benefit.
The liability for GMDB, which is recorded in Future policy benefits, represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits. The net amount at risk for the GMDB feature represents the amount of guaranteed benefits in excess of account value if all policyholders died.
The following table presents details concerning our GMDB exposures at contract issuance, by benefit type for Individual Retirement:
	2022
At June 30, (dollars in millions)	Return of Account Value	Return of Premium	Rollups	Highest Contract Value Attained
Account values:
General Account	$420	$4,018	$439	$1,352
Separate Accounts	3,113	28,116	1,776	12,307
Total Account Values	$3,533	$32,134	$2,215	$13,659
Net amount at risk - Gross	$—	$703	$460	$2,468
Net amount at risk – Net	—	697	421	2,206
Average attained age of contract holders by product	67	70	75	72
Percentage of policyholders age 70 and over	31.4%	51.1%	68.8%	60.9%
Range of guaranteed minimum return rates	0.0%-4.5%
At December 31,	2021
Account values:
General Account	$382	$4,055	$447	$1,366
Separate Accounts	3,543	34,811	2,453	15,932
Total Account Values	$3,925	$38,866	$2,900	$17,298
Net amount at risk - Gross	$—	$22	$363	$341
Net amount at risk – Net	—	21	327	257
Average attained age of contract holders by product	66	70	75	71
Percentage of policyholders age 70 and over	27.8%	47.0%	66.9%	58.1%
Range of guaranteed minimum return rates	0.0%-4.5%

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.
Insurance Liabilities(continued)
The following table presents details concerning our GMDB exposures at contract issuance, by benefit type for Group Retirement:
	2022
At June 30, (dollars in millions)	Return of Account Value	Return of Premium	Rollups(a)	Highest Contract Value Attained
Account values:
General Account	$37	$5,473	$18,613	$4
Separate Accounts	250	4,684	29,641	57
Total Account Values	$287	$10,157	$48,254	$61
Net amount at risk - Gross	$—	$33	$354	$12
Net amount at risk – Net	—	33	354	12
Average attained age of contract holders by product	65	65	63	68
Percentage of policyholders age 70 and over	16.7%	18.5%	14.8%	32.0%
Range of guaranteed minimum return rates	0.0%-4.5%
At December 31,	2021
Account values:
General Account	$35	$5,511	$18,863	$4
Separate Accounts	290	6,056	38,419	69
Total Account Values	$325	$11,567	$57,282	$73
Net amount at risk - Gross	$—	$9	$152	$—
Net amount at risk – Net	—	9	152	—
Average attained age of contract holders by product	64	64	63	68
Percentage of policyholders age 70 and over	14.9%	17.9%	14.2%	31.1%
Range of guaranteed minimum return rates	0.0%-4.5%
(a)
Group Retirement guaranteed rollup benefits generally revert to the Return of Premium at age 70. As of June 30, 2022, this includes 197,326 contracts for policyholders age 70 and over, with associated account values of $8.5 billion held in the general account and $6.8 billion held in separate accounts; as of December 31, 2021, this includes 192,606 contracts for policyholders age 70 and over, with associated account values of $8.3 billion held in the general account and $8.5 billion held in separate accounts. These contracts which have reverted to return of premium benefits due to the attained age of the policyholder represent a net amount at risk of $63 million and $19 million at June 30, 2022 and December 31, 2021, respectively.

The following summarizes the Individual Retirement GMDB liability related to variable annuity contracts:
	Six Months Ended June 30,
(in millions)	2022	2021
Balance, beginning of period	$445	$382
Reserve increase (decrease)	76	66
Benefits paid	(28)	(17)
Changes related to unrealized appreciation (depreciation) of investments	(42)	(8)
Balance, end of period	$451	$423

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.
Insurance Liabilities(continued)
The following summarizes the Group Retirement GMDB liability related to variable annuity contracts, excluding assumed reinsurance(a):
	Six Months Ended June 30,
(in millions)	2022	2021
Balance, beginning of period	$35	$40
Reserve increase (decrease)	7	(2)
Benefits paid	(1)	(1)
Changes related to unrealized appreciation (depreciation) of investments	(25)	(3)
Balance, end of period	$16	$34
(a)	The assumed reinsurance reserves for GMDB liability related to variable annuity contract is $14 million and $16 million as of June 30, 2022 and 2021, respectively.
Assumptions used to determine the GMDB liability include interest credited that, vary by year of issuance and products; mortality rates that are based upon actual experience modified to allow for variations in policy form; lapse rates that, are based upon actual experience modified to allow for variations in policy features; investment returns, based on stochastically generated scenarios; and asset yields that include a reversion to the mean methodology, similar to that applied for DAC. We regularly evaluate estimates used to determine the GMDB liability and adjust the additional liability balance, with a related charge or credit to Policyholder benefits, if actual experience or other evidence suggests that earlier assumptions should be revised.
GMWB
Certain of our fixed annuity and fixed index annuity contracts, which are not offered through separate accounts, contain optional GMWB benefits. With a GMWB, the contract holder can monetize the excess of the guaranteed amount over the account value of the contract through a series of withdrawals that do not exceed a specific percentage per year of the guaranteed amount. Once the account value is exhausted, the contract holder will receive a series of annuity payments equal to the remaining guaranteed amount; for lifetime GMWB products, the annuity payments continue as long as the covered person(s) is living. The liability for GMWB benefits in fixed annuity and fixed index annuity contracts, which are recorded in Future policy benefits, represents the expected value of benefits in excess of the projected account value, with the excess recognized ratably over the accumulation period based on total expected assessments, through Policyholder benefits.
The liability for the majority of our GMWB benefits in fixed annuity and fixed indexed annuity contracts are not accounted for as embedded derivatives.

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.
Insurance Liabilities(continued)
The following table presents the Individual Retirement details concerning our fixed annuities and fixed index annuities GMWB and GMDB exposures, that are not accounted for as derivatives, by benefit type:
	2022
At June 30, (dollars in millions)	Fixed Annuities	Fixed Index Annuities	Total
Account values(a):
Fixed Accounts	$3,709	$483	$4,192
Indexed Accounts	—	6,427	6,427
Total Account Values	$3,709	$6,910	$10,619
GMWB and GMDB Reserve:
Base Reserve	$327	$533	$860
Reserves related to unrealized appreciation of investments	(224)	(214)	(438)
Total GMWB and GMDB Reserve	$103	$319	$422
Average attained age of contract holders by product	68	68	—
At December 31,	2021
Account values(a):
Fixed Accounts	$3,541	$487	$4,028
Indexed Accounts	—	6,361	6,361
Total Account Values	$3,541	$6,848	$10,389
GMWB and GMDB Reserve:
Base Reserve	$270	$467	$737
Reserves related to unrealized appreciation of investments	187	161	348
Total GMWB and GMDB Reserve	$457	$628	$1,085
Average attained age of contract holders by product	68	67	—
(a)	Fixed annuities and fixed index annuities that offer GMWB and GMDB exposures are offered through the general account.
The following table presents the Group Retirement details concerning our fixed annuities and fixed index annuities GMWB exposures, that are not accounted for as derivatives, by benefit type:
	2022
At June 30, (dollars in millions)	Fixed Annuities	Fixed Index Annuities	Total
Account values(a):
Fixed Account	$626	$131	$757
Indexed Accounts	—	1,390	1,390
Total Account Values	$626	$1,521	$2,147
GMWB Reserves:
Base Reserve	$51	$116	$167
Reserves related to unrealized appreciation of investments	(7)	(46)	(53)
Total GMWB Reserves	$44	$70	$114
Average attained age of contract holders by product	69	68	—
	2021
At December 31,	Fixed Annuities	Fixed Index Annuities	Total
Account values(a):
Fixed Account	$603	$129	$732
Indexed Accounts	—	1,409	1,409
Total Account Values	$603	$1,538	$2,141

Notes to Condensed Consolidated Financial Statements (Unaudited)
10.
Insurance Liabilities(continued)
	2021
At December 31,	Fixed Annuities	Fixed Index Annuities	Total
GMWB Reserves:
Base Reserve	$42	$101	$143
Reserves related to unrealized appreciation of investments	5	46	51
Total GMWB Reserves	$47	$147	$194
Average attained age of contract holders by product	69	68	—
(a)	Fixed annuities and fixed index annuities that offer GMWB exposures are offered through the general account.
Certain of our variable annuity contracts contain optional GMWB benefits and, to a lesser extent, guaranteed minimum accumulation benefits (that are no longer offered). GMWB benefits related to variable annuity contracts are recorded in Policyholder contract deposits and are accounted for as embedded derivatives measured at fair value, with changes in the fair value recorded in Net realized gains (losses). The net fair value of these GMWB embedded derivatives for Individual Retirement was $1.2 billion and $2.4 billion as of June 30, 2022 and December 31, 2021, respectively. The net fair value of these GMWB embedded derivatives for Group Retirement was $17 million and $74 million as of June 30, 2022 and December 31, 2021, respectively.
For a discussion of the fair value measurement of guaranteed benefits that are accounted for as embedded derivatives see Note 4.
11.	Debt
Short-term and long-term debt is carried at the principal amount borrowed, including unamortized discounts, and fair value adjustments, when applicable.
The following table lists our total debt outstanding at June 30, 2022 and December 31, 2021. The interest rates presented in the following table are the range of contractual rates in effect at June 30, 2022, including fixed and variable-rates:
(in millions)	Range of Interest Rate(s)	Maturity Date(s)	At June 30, 2022	At December 31, 2021
Short-term debt issued by Corebridge:
Affiliated senior promissory note with AIG, Inc.	LIBOR+100bps	2022	$1,895	$8,317
Total short-term debt			$1,895	$8,317
Long-term debt issued by Corebridge:
Affiliated Note with AIG Life (United Kingdom)(a)	LIBOR+15bps	2022	12	—
Senior unsecured notes	3.50% - 4.40%	2025 - 2052	6,500	—
AIGLH notes and bonds payable	6.63% - 7.50%	2025 - 2029	200	200
AIGLH junior subordinated debt	7.57% - 8.50%	2030 - 2046	227	227
Debt Issuance Costs			(51)	—
Total long-term debt			$6,888	$427
Debt of consolidated investment entities - not guaranteed by Corebridge	0.00% - 9.53%	2022 – 2051	6,776	6,936
Total debt			$15,559	$15,680
(a)	AIG Life (United Kingdom) borrowed GBP £10 million from a subsidiary of AIG on June 23, 2022. which was repaid on July 7, 2022.

Notes to Condensed Consolidated Financial Statements (Unaudited)
11.
Debt(continued)
LONG-TERM DEBT
On February 25, 2022, Corebridge Parent entered into an 18-Month Delayed Draw Term Loan Agreement (the 18-Month DDTL Facility) among Corebridge, as borrower, the lenders party thereto and the administrative agent thereto, and a 3-Year Delayed Draw Term Loan Agreement (the 3-Year DDTL Facility) among Corebridge, as borrower, the lenders party thereto and the administrative agent thereto.
The 18-Month DDTL Facility and 3-Year DDTL Facility provided us with committed delayed draw term loan facilities in the aggregate principal amount of $6.0 billion and $3.0 billion respectively. On April 5, 2022, Corebridge Parent issued and sold $6.5 billion of senior unsecured notes consisting of: $1.0 billion aggregate principal amount of its 3.50% Senior Notes due 2025, $1.25 billion aggregate principal amount of its 3.65% Senior Notes due 2027, $1.0 billion aggregate principal amount of its 3.85% Senior Notes due 2029, $1.5 billion aggregate principal amount of its 3.90% Senior Notes due 2032, $500 million aggregate principal amount of its 4.35% Senior Notes due 2042 and $1.25 billion aggregate principal amount of its 4.40% Senior Notes due 2052.
On April 6, 2022, in connection with the issuance of the senior unsecured notes of Corebridge Parent, (i) the commitments under the 18-Month DDTL Facility were terminated in full and (ii) the commitments under the 3-Year DDTL Facility were reduced from $3.0 billion to $2.5 billion. The ability to borrow under the 3-Year DDTL Facility is subject to, among other conditions, Corebridge’s confirmation to the administrative agent that an initial public offering of Corebridge is expected to be consummated within five business days following such borrowing. Commitments under the 3-Year DDTL Facility will remain available for borrowing until December 30, 2022, subject to the terms and conditions thereof.
As of June 30, 2022, a total of $2.5 billion remained available under the 3-Year DDTL Facility.
During the six months ended June 30, 2021, $216 million of aggregate principal amount of AIGLH notes and bonds payable and AIGLH junior subordinated debt, categorized as general borrowings and guaranteed by AIG, were repurchased through cash tender offers for an aggregate purchase price of $312 million.
AFFILIATED NOTES
We used the net proceeds of the issuance of the notes, in the amount of approximately $6.4 billion, to repay a portion of the $8.3 billion promissory note previously issued by Corebridge Parent to AIG. As of June 30, 2022, $1.9 billion remained outstanding.
In 2019, AGREIC issued a note to Lexington in the amount of $250 million. On February 12, 2021, AGREIC repaid the loan and interest of $254 million.
REVOLVING CREDIT AGREEMENT
On May 12, 2022, Corebridge Parent entered into the Revolving Credit Agreement (the “Credit Agreement”).
The Credit Agreement provides for a five-year total commitment of $2.5 billion, consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings. Under circumstances described in the Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Credit Agreement of $3 billion. Loans under the Credit Agreement will mature on May 12, 2027, unless an initial public offering of Corebridge has not occurred on or prior to December 29, 2023, in which case the loans will mature on such date. Under the Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of Corebridge’s senior long-term unsecured debt. Borrowings bear interest at a rate per annum equal to (i) in the case of U.S. dollar borrowings, Term SOFR plus an applicable credit spread adjustment plus an applicable rate or an alternative base rate plus an applicable rate, (ii) in the case of Sterling borrowings, SONIA plus an applicable credit spread adjustment plus an applicable rate, (iii) in the case of Euro borrowings, EURIBOR plus an applicable rate and (iv) in the case of Japanese Yen, TIBOR plus an applicable rate. The alternative base rate is

Notes to Condensed Consolidated Financial Statements (Unaudited)
11.
Debt(continued)
equal to the highest of (a) the NYFRB Rate plus 0.50%, (b) the rate of interest in effect as quoted by The Wall Street Journal as the “Prime Rate” in the United States and (c) Term SOFR plus a credit spread adjustment of 0.100% plus an additional 1.00%. As of June 30, 2022, a total of $2.5 billion remained available for borrowing under the Corebridge Facility.
The Credit Agreement requires Corebridge to maintain a specified minimum consolidated net worth and subjects Corebridge to a specified limit on consolidated total debt to consolidated total capitalization, subject to certain limitations and exceptions. In addition, the Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens and certain fundamental changes. Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.
AFFILIATED CREDIT FACILITIES
We maintain three affiliated credit facilities as potential sources of liquidity for general corporate purposes.
At June 30, 2022 (in millions)	Size	Available Amount	Expiration	Effective Date
AIG Life Holdings (January 2015)	$500	$500	N/A*	1/1/2015
AIG Life Holdings (April 2015)	$500	$500	N/A*	4/1/2015
AIG Life Limited	$25	$13	8/14/2023	8/14/2018
*	These credit facilities are intended to be Evergreen.
Revolving Credit Facilities
On January 1, 2015, AIG Life Holdings, Inc. and certain of its affiliates entered into a revolving loan facility with AIG pursuant to which the borrowers can, on a several basis, borrow monies from AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed by all borrowers under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 bps. The loan facility also sets forth individual maximum borrowing limits for each borrower. As of June 30, 2022 and December 31, 2021, there were no amounts owed under this agreement.
On April 1, 2015, AIG Life Holdings, Inc. entered into a revolving loan facility with AIG pursuant to which AIG Life Holdings, Inc. can borrow monies from AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed under the facility cannot exceed $500 million with an interest rate of LIBOR plus 15 bps. As of June 30, 2022 and December 31, 2021, there were no amounts owed under this agreement.
On August 14, 2018, AIG Life Limited entered into a revolving loan facility with AIG pursuant to which AIG Life Limited can borrow monies from AIG (as lender) subject to the terms and conditions stated therein. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed under the facility cannot exceed $25 million with an interest rate of LIBOR plus 15 bps. As of June 30, 2022, we had $12 million outstanding under this agreement and as of December 31, 2021, there were no amounts owed under this agreement.
We also maintain revolving credit facilities that can be utilized exclusively by certain consolidated investment entities to acquire assets related to securitizations. Draws under those credit facilities cannot be utilized for general corporate purposes. Prior to the pricing of the related securitizations, these credit facilities have combined limits of up to $636 million. Subsequent to pricing of the related securitizations, the combined

Notes to Condensed Consolidated Financial Statements (Unaudited)
11.
Debt(continued)
limits are expected to increase to up to approximately $1.4 billion. As of June 30, 2022 and December 31, 2021, we have drawn $180 million and $57 million, respectively, under the credit facilities. These credit facilities have maturity dates ranging from two to nine years.
Furthermore, we also maintain revolving credit facilities that can exclusively be utilized by certain consolidated investment entities to acquire real estate assets. Draws under those credit facilities cannot be utilized for general corporate purposes. These credit facilities have consolidated limits of up to $537 million. As of June 30, 2022 and December 31, 2021, we have drawn $340 million and $403 million, respectively, under the credit facilities. These credit facilities have maturity dates of three years.
12.	Contingencies, Commitments and Guarantees
In the normal course of business, various contingent liabilities and commitments are entered into by Corebridge and our subsidiaries. Although Corebridge cannot currently quantify its ultimate liability for unresolved litigation and investigation matters, including those referred to below, it is possible that such liability could have a material adverse effect on Corebridge’s consolidated financial condition or its consolidated results of operations or consolidated cash flows for an individual reporting period.
LEGAL CONTINGENCIES
Overview
In the normal course of business, Corebridge and our subsidiaries are subject to regulatory and government investigations and actions, and litigation and other forms of dispute resolution in a large number of proceedings pending in various domestic and foreign jurisdictions. Certain of these matters involve potentially significant risk of loss due to potential for significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and may seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters. In our insurance and reinsurance operations, litigation and arbitration concerning coverage under insurance and reinsurance contracts are generally considered in the establishment of our future policy benefits. Separate and apart from the foregoing matters involving insurance and reinsurance coverage, Corebridge, our subsidiaries and their respective officers and directors are subject to a variety of additional types of legal proceedings brought by holders of Corebridge securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. With respect to these other categories of matters not arising out of claims for insurance or reinsurance coverage, we establish reserves for loss contingencies when it is probable that a loss will be incurred, and the amount of the loss can be reasonably estimated. In many instances, we are unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from legal proceedings may exceed the amount of liabilities that we have recorded in our financial statements covering these matters. While such potential future charges could be material, based on information currently known to management, management does not believe, other than as may be discussed below, that any such charges are likely to have a material adverse effect on our financial position or results of operation. Corebridge estimates that its range of reasonably possible loss in excess of the aggregate amount it has accrued for probable losses is not material.
Additionally, from time to time, various regulatory and governmental agencies review the transactions and practices of Corebridge and our subsidiaries in connection with industry-wide and other inquiries or examinations into, among other matters, the business practices of current and former operating subsidiaries. Such investigations, inquiries or examinations could develop into administrative, civil or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution or alterations in our business practices, and could result in additional expenses, limitations on certain business activities and reputational damage.
Yearly Renewable Term Agreements
Certain reinsurers have sought rate increases on certain yearly renewable term agreements. We are disputing the requested rate increases under these agreements. Certain reinsurers with whom we have disputes have

Notes to Condensed Consolidated Financial Statements (Unaudited)
12.
Contingencies, Commitments and Guarantees(continued)
initiated arbitration proceedings against us, and others may initiate them in the future. To the extent reinsurers have sought retroactive premium increases, we have accrued our current estimate of probable loss with respect to these matters.
For additional information see Note 7.
Moriarty Litigation
Effective January 1, 2013, the California legislature enacted AB 1747 (the “Act”), which amended the Insurance Code to mandate that life insurance policies issued and delivered in California contain a 60-day grace period during which time the policies must remain in force after a premium payment is missed, and that life insurers provide both a 30-day minimum notification of lapse and the right of policy owners to designate a secondary recipient for lapse and termination notices. Following guidance from the California Department of Insurance and certain industry trade groups, AGL interpreted the Act to be prospective in nature, applying only to policies issued and delivered on or after the Act’s January 1, 2013, effective date. On July 18, 2017, AGL was sued in a putative class action captioned Moriarty v. American General Life Insurance Company, No. 17-cv-1709 (S.D. Cal.), challenging AGL’s prospective application of the Act. Plaintiff’s complaint, which is similar to complaints filed against other insurers, argues that policies issued and delivered prior to January 1, 2013, like the $1 million policy issued to Plaintiff’s husband do not lapse—despite nonpayment of premiums—if the insurer has not complied with the Act’s terms. On August 30, 2021, the California Supreme Court issued an opinion in McHugh v. Protective Life Insurance, 12 Cal. 5th 213 (2021), ruling that the Act applies to all policies in force on January 1, 2013, regardless of when the policies were issued. The District Court in Moriarty reached effectively the same result on October 2, 2020, when it held that the Act applied to Plaintiff’s husband’s 25-year term life insurance policy under the theory that the payment of premiums “renewed” Plaintiff’s policy after the effective date of the Act. However, the District Court in Moriarty also ruled on October 2, 2020, that various fact issues precluded a final determination as to AGL’s liability and what (if any) corresponding damages may have resulted. In addition, the District Court denied Plaintiff’s motion for class certification without prejudice on November 25, 2020. On February 7, 2022, Plaintiff filed motions for summary judgment and class certification; AGL opposed both motions. In addition, on February 7, 2022, AGL filed a motion for partial summary judgment, which Plaintiff opposed. The District Court heard arguments on these motions on April 11, 2022. On July 26, 2022, the District Court granted in part and denied in part AGL’s motion for partial summary judgment. The Court did not make a final determination as to AGL’s liability and what (if any) corresponding damages may have resulted. Plaintiff’s motions for summary judgment and class certification remain pending before the District Court. Proceedings are ongoing in other California cases that raise similar industry-wide issues. We have accrued our current estimate of probable loss with respect to this litigation.
OTHER COMMITMENTS
In the normal course of business, we enter into commitments to invest in limited partnerships, private equity funds and hedge funds and to purchase and develop real estate in the U.S. and abroad. These commitments totaled $5.2 billion at June 30, 2022.
GUARANTEES
Subsidiaries
AIG files a consolidated federal income tax return with certain subsidiaries and acts as an agent for the consolidated tax group when making payments to the Internal Revenue Service (“IRS”). AIG and its subsidiaries have adopted, pursuant to a written agreement, a method of allocating consolidated federal income taxes. Under an Amended and Restated Tax Payment Allocation Agreement dated June 6, 2011 between AIG and AIG Bermuda, AIG has agreed to indemnify AIG Bermuda for any tax liability (including interest and penalties) resulting from adjustments made by the IRS or other appropriate authorities to taxable income, special deductions or credits in connection with investments made by AIG Bermuda in certain affiliated entities.
Asset Dispositions
We are subject to financial guarantees and indemnity arrangements in connection with the completed sales of businesses. The various arrangements may be triggered by, among other things, declines in asset values, the

Notes to Condensed Consolidated Financial Statements (Unaudited)
12.
Contingencies, Commitments and Guarantees(continued)
occurrence of specified business contingencies, the realization of contingent liabilities, developments in litigation or breaches of representations, warranties or covenants provided by us. These arrangements are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or are not applicable.
We are unable to develop a reasonable estimate of the maximum potential payout under certain of these arrangements. Overall, we believe that it is unlikely we will have to make any material payments related to completed sales under these arrangements, and no material liabilities related to these arrangements have been recorded in the Condensed Consolidated Balance Sheets.
Guarantees provided by AIG
Certain Corebridge entities are obligors to letter of credit facilities that were guaranteed by AIG. Obligors included USL, AIG Life Limited and AIG Life of Bermuda, Ltd. Letters of credit provide capital relief to the ceding party to avoid a charge to statutory surplus for unauthorized reinsurance recoveries.
AIGLH issued notes and bonds payable and junior subordinate debt that are guaranteed by AIG.
•	For additional discussion on commitments and guarantees associated with VIEs see Note 8
•	For additional disclosures about derivatives see Note 9
•	For additional disclosures about debt see Note 11
•	For additional disclosures about related parties see Note 16
•	For additional disclosures about subsequent events see Note 17
13.	Equity and Redeemable Noncontrolling Interest
COREBRIDGE SHAREHOLDERS’ EQUITY
Retained Earnings
Dividends
For the six months ended June 30, 2022, Corebridge distributed dividends to AIG in the amount of $523 million.
For the six months ended June 30, 2022, Corebridge distributed dividends to Class B shareholders in the amount of $57 million.
The following sections summarize certain transactions that occurred prior to and including the reorganization that affected shareholders’ equity.
As discussed in Note 1, the separate legal entities that made up the company’s business were not historically held by a single legal entity, and Shareholders’ net investment was shown in lieu of Shareholders’ equity in these financial statements prior to December 31, 2021, representing our shareholders’ interest in the recorded assets of the Company and their cumulative investment through December 31, 2021, inclusive of operating results. As part of the internal reorganization, Cap Corp and certain of its subsidiaries were transferred as common control transactions.
Prior to completion of the internal reorganization on December 31, 2021, the following significant transactions were recorded in Shareholder’s Net Investment.
Distributions
For the six months ended June 30, 2021, Corebridge distributed dividends to AIG in the amount of $635 million.
For the six months ended June 30, 2021, Cap Corp returned capital to AIG in the amount of $274 million.

Notes to Condensed Consolidated Financial Statements (Unaudited)
13.
Equity and Redeemable Noncontrolling Interest(continued)
Accumulated Other Comprehensive Income (Loss)
The following table presents a rollforward of Accumulated other comprehensive income (loss):
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which allowance for credit losses was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Six Months Ended June 30, 2022
Balance as of December 31, 2021, net of tax	$(40)	$10,209	$—	$(9)	$7	$10,167
Change in unrealized depreciation of investments	(2)	(32,274)	—	—	—	(32,276)
Change in deferred policy acquisition costs adjustment and other	3	5,321	—	—	—	5,324
Change in future policy benefits	—	2,113	—	—	—	2,113
Change in cash flow hedges	—	—	218	—	—	218
Change in foreign currency translation adjustments	—	—	—	(76)	—	(76)
Change in net actuarial loss	—	—	—	—	(1)	(1)
Change in deferred tax asset (liability)	—	3,777	(49)	4	—	3,732
Total other comprehensive income (loss)	1	(21,063)	169	(72)	(1)	(20,966)
Noncontrolling interests	—	—	—	—	—	—
Balance, June 30, 2022, net of tax	$(39)	$(10,854)	$169	$(81)	$6	$(10,799)
Six Months Ended June 30, 2021
Balance as of December 31, 2020, net of tax	$(62)	$14,698	$—	$11	$6	$14,653
Change in unrealized depreciation of investments	34	(4,896)	—	—	—	(4,862)
Change in deferred policy acquisition costs adjustment and other	(4)	661	—	—	—	657
Change in future policy benefits	—	764	—	—	—	764
Change in foreign currency translation adjustments	—	—	—	4	—	4
Change in deferred tax asset (liability)	(6)	685	—	—	—	679
Total other comprehensive income	24	(2,786)	—	4	—	(2,758)
Noncontrolling interests	—	—	—	—	—	—
Balance, June 30, 2021, net of tax	$(38)	$11,912	$—	$15	$6	$11,895

Notes to Condensed Consolidated Financial Statements (Unaudited)
13.
Equity and Redeemable Noncontrolling Interest(continued)
The following table presents the other comprehensive income (loss) reclassification adjustments for the six months ended June 30, 2022 and 2021, respectively:
(in millions)	Unrealized Appreciation (Depreciation) of Fixed Maturity Securities on Which Allowance for Credit Losses Was Taken	Unrealized Appreciation (Depreciation) of All Other Investments	Cash Flow Hedges	Foreign Currency Translation Adjustments	Retirement Plan Liabilities Adjustment	Total
Six Months Ended June 30, 2022
Unrealized change arising during period	$(7)	$(25,218)	$218	$(76)	$(1)	$(25,084)
Less: Reclassification adjustments included in net income	(8)	(378)	—	—	—	(386)
Total other comprehensive income (loss), before income tax expense (benefit)	1	(24,840)	218	(76)	(1)	(24,698)
Less: Income tax expense (benefit)	—	(3,777)	49	(4)	—	(3,732)
Total other comprehensive income (loss), net of income tax expense (benefit)	$1	$(21,063)	$169	$(72)	$(1)	$(20,966)
Six Months Ended June 30, 2021
Unrealized change arising during period	$28	$(3,059)	$—	$4	$—	$(3,027)
Less: Reclassification adjustments included in net income	(2)	412	—	—	—	410
Total other comprehensive income (loss), before income tax expense (benefit)	30	(3,471)	—	4	—	(3,437)
Less: Income tax expense (benefit)	6	(685)	—	—	—	(679)
Total other comprehensive income (loss), net of income tax expense (benefit)	$24	$(2,786)	$—	$4	$—	$(2,758)
The following table presents the effect of the reclassification of significant items out of Accumulated other comprehensive income on the respective line items in the Condensed Consolidated Statements of Income:
	Amount Reclassified from AOCI		Affected Line Item in the Condensed Consolidated Statements of Income (Loss)
	Six Months Ended June 30,
(in millions)	2022	2021
Unrealized appreciation (depreciation) of fixed maturity securities on which allowance for credit losses was taken
Investments	$(8)	$(2)	Net realized gains (losses)
Total	(8)	(2)

Notes to Condensed Consolidated Financial Statements (Unaudited)
13.
Equity and Redeemable Noncontrolling Interest(continued)
	Amount Reclassified from AOCI		Affected Line Item in the Condensed Consolidated Statements of Income (Loss)
	Six Months Ended June 30,
(in millions)	2022	2021
Unrealized appreciation (depreciation) of all other investments
Investments	(378)	412	Net realized gains (losses)
Total	(378)	412
Total reclassifications for the period	$(386)	$410
NONREDEEMABLE NONCONTROLLING INTEREST
The activity in nonredeemable noncontrolling interest primarily relates to activities with consolidated investment entities.
The changes in nonredeemable noncontrolling interest due to divestitures and acquisitions primarily relates to the formation and funding of new consolidated investment entities. The majority of the funding from these consolidated investment entities come from sister companies of Corebridge. The change in nonredeemable noncontrolling interest associated with these transactions totaled $0 million and $58 million for the six months ended June 30, 2022 and 2021, respectively.
The changes in nonredeemable noncontrolling interest due to contributions from noncontrolling interests primarily relates to the additional capital calls related to consolidated investment entities. Contributions were $23 million and $127 million for the six months ended June 30, 2022 and 2021, respectively.
The changes in nonredeemable noncontrolling interest due to distributions to noncontrolling interests primarily relates to dividends or other distributions related to consolidated investment entities. Distributions were $718 million and $371 million for the six months ended June 30, 2022 and 2021, respectively.
On April 1, 2022, one of our consolidated investment entities distributed $413 million of other invested asset holdings to a non-consolidated Corebridge affiliate, which reduced our non-controlling interest for the six months ended June 30, 2022. The amounts distributed are reported on a quarter lag and may be subject to true up in the valuation.
Refer to Note 8 for additional information related to Variable Interest Entities.
REDEEMABLE NONCONTROLLING INTEREST
The Company has launched certain investment funds which non-consolidated Corebridge affiliates participate in. Certain of these funds are redeemable at the option of the holder and thus are accounted for as mezzanine equity.
The following table presents a rollforward of redeemable noncontrolling interest:
	Redeemable Noncontrolling Interest
	Six Months Ended June 30,
(in millions)	2022	2021
Beginning balance	$83	$51
Distributions to noncontrolling interests	(25)	—
Net income attributable to redeemable noncontrolling interest	—	—
Ending balance	$58	$51

Notes to Condensed Consolidated Financial Statements (Unaudited)
14.	Earnings Per Common Share
The basic earnings per share (EPS) computation is based on the weighted average number of common shares outstanding, adjusted to reflect all stock splits. We use the two-class method for allocating net income to each class of our commons stock.
The results of the stock split have been applied retroactively to the weighted average common shares outstanding for periods prior to November 1, 2021. Prior to the sale of the Class B shares to Blackstone on November 2, 2021, Class B shares were owned exclusively by AIG.
There are no instruments that would result in dilution for the six months ended June 30, 2022 and 2021.
The following table presents the computation of basic and diluted EPS:
	Six Months Ended June 30,
	2022		2021
(in millions, except weighted shares and per common share data)	Class A	Class B	Class A	Class B
Net income available to Corebridge common shareholders – basic and diluted	$5,734	$630	$2,535	$278
Weighted average common shares outstanding - basic and diluted(a)	90,100	9,900	90,100	9,900
Earnings per share - basic and diluted	$63,640	$63,640	$28,130	$28,130
(a)
(a) On November 1, 2021, following the completion of the stock split and recapitalization, 90,100 shares of Class A Common Stock and 9,900 shares of Class B Common Stock were outstanding. This number of shares remained outstanding at June 30, 2022. The results of the stock split and calculation of net income available have been applied retroactively for periods prior to November 1, 2021.

15.	Income Taxes
BASIS OF PRESENTATION
Corebridge parent and certain U.S. subsidiaries are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. Our provision for income taxes is calculated on a separate return basis. Under our federal tax sharing agreements with AIG, we settle our current tax liability as if the Corebridge entities are each a separate stand-alone taxpayer. Further, AIG credits us to the extent our net operating losses, tax credits, and other tax benefits are used in AIG’s consolidated tax return and charges us to the extent of our tax liability (calculated on a separate return basis). Accordingly, our net operating loss and tax credit carryforwards disclosed represent the estimated separate company tax attribute carryforwards that have not been utilized on a consolidated AIG basis. Our provision for state income taxes includes Illinois, Florida, California, New York State and New York City, in which we file combined tax returns with AIG, and certain other states, in which we file separate tax returns. State and local net operating loss carryforwards represent separate company tax attribute carryforwards not utilized on a combined basis, as applicable.
We calculate our provision for income taxes using the asset and liability method. This method considers the future tax consequences of temporary differences between the financial reporting and the tax basis of assets and liabilities measured using currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
U.S. TAX LAW CHANGES
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act to mitigate the economic impacts of the COVID-19 pandemic. The tax provisions of the CARES Act have not had and are currently not expected to have a material impact on Corebridge’s U.S. federal tax liabilities.
On November 15, 2021, the U.S. enacted the Infrastructure Investment and Jobs Act to improve infrastructure in the U.S. The tax provisions of the Infrastructure Investment and Jobs Act have not had and are currently not expected to have a material impact on Corebridge’s U.S. federal tax liabilities.

Notes to Condensed Consolidated Financial Statements (Unaudited)
15.
Income Taxes(continued)
RECLASSIFICATION OF CERTAIN TAX EFFECTS FROM AOCI
We use an item-by-item approach to release the stranded or disproportionate income tax effects in AOCI related to our available for sale securities. Under this approach, a portion of the disproportionate tax effects is assigned to each individual security lot at the date the amount becomes lodged. When the individual securities are sold, mature, or are otherwise impaired on an other-than-temporary basis, the assigned portion of the disproportionate tax effect is reclassified from AOCI to income (loss) from operations.
INTERIM TAX CALCULATION METHOD
We use the estimated annual effective tax rate method in computing our interim tax provision. Certain items, including those deemed to be unusual, infrequent or that cannot be reliably estimated, are excluded from the estimated annual effective tax rate. In these cases, the actual tax expense or benefit is reported in the same period as the related item. Certain tax effects are also not reflected in the estimated annual effective tax rate, primarily certain changes in uncertain tax positions and realizability of deferred tax assets, and are recorded in the period in which the change occurs.
INTERIM TAX EXPENSE (BENEFIT)
For the six months ended June 30, 2022, the effective tax rate on income from operations was 19.9%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to tax benefits associated with reclassifications from AOCI to income from operations related to the disposal of available for sale securities, dividends received deduction, tax adjustments related to prior year returns, and excess tax benefits related to share based compensation payments recorded through the income statement. These tax benefits were partially offset by tax charges associated with state and local income taxes, including the establishment of a valuation allowance associated with certain state jurisdictions.
For the six months ended June 30, 2021, the effective tax rate on income from operations was 16.3%. The effective tax rate on income from operations differs from the statutory tax rate of 21% primarily due to the release of reserves for uncertain tax positions, penalties and interest related to the recent completion of audit activity by the IRS, tax benefits associated with reclassifications from AOCI to income from operations related to the disposal of available for sale securities, and dividends received deduction. These tax benefits were partially offset by tax charges associated with the establishment of U.S. federal valuation allowance related to certain tax attribute carryforwards, state and local income taxes, and excess tax charges related to share based compensation payments recorded through the income statement.
For the six months ended June 30, 2022, we consider our foreign earnings with respect to certain operations in Europe to be indefinitely reinvested. These earnings relate to ongoing operations and have been reinvested in active business operations.
ASSESSMENT OF DEFERRED TAX ASSET VALUATION ALLOWANCE
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
Our framework for assessing the recoverability of the deferred tax asset requires us to consider all available evidence, including:
•	the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;
•	the sustainability of recent operating profitability of our subsidiaries;
•
the predictability of future operating profitability of the character necessary to realize the net deferred tax asset, including forecasts of future income for each of our businesses and actual and planned business and operational changes;

Notes to Condensed Consolidated Financial Statements (Unaudited)
15.
Income Taxes(continued)
•	the carryforward periods for the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and
•	prudent and feasible actions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.
In performing our assessment of the recoverability of the deferred tax asset, we consider tax laws governing the utilization of the net operating loss, capital loss and foreign tax credit carryforwards in each applicable jurisdiction. Under U.S. tax law, a company generally must use its net operating loss carryforwards before it can use its foreign tax credit carryforwards, even though the carryforward period for the foreign tax credit is shorter than for the net operating loss. The carryforward period of our foreign tax credit carryforwards runs through 2023. Carryforward periods for our net operating losses extend from 2028 forward.
Recent events, including changes in target interest rates by the Board of Governors of the Federal Reserve System, and significant market volatility, continue to impact actual and projected results of our business operations as well as our views on potential effectiveness of certain prudent and feasible tax planning strategies. In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the net operating losses and foreign tax credit carryforwards, we have considered forecasts of future income for each of our businesses, including assumptions about future macro-economic and Corebridge-specific conditions and events, and any impact these conditions and events may have on our prudent and feasible tax planning strategies. We also subjected the forecasts to a variety of stresses of key assumptions and evaluated the effect on tax attribute utilization.
Based on our analysis, we concluded that a valuation allowance should be established on a portion of our tax attributes that are no longer more-likely-than-not to be realized. As of June 30, 2022, the balance sheet reflects a valuation allowance of $18 million related to a portion of our tax attribute carryforwards that are no longer more-likely-than-not to be realized. No change in valuation allowance was recorded for the six months ended June 30, 2022.
Estimates of future taxable income, including income generated from prudent and feasible actions and tax planning strategies, impact of settlements with taxing authorities, and any changes to interpretations and assumptions related to the impact of the Tax Act could change in the near term, perhaps materially, which may require us to consider any potential impact to our assessment of the recoverability of the deferred tax asset. Such potential impact could be material to our consolidated financial condition or results of operations for an individual reporting period.
Recent changes in market conditions, including rising interest rates, impacted the unrealized tax capital gains and losses in the U.S. Life Insurance Companies’ available for sale securities portfolio, resulting in a deferred tax asset related to net unrealized tax capital losses. The deferred tax asset relates to the unrealized capital losses for which the carryforward period has not yet begun, and as such, when assessing its recoverability, we consider our ability and intent to hold the underlying securities to recovery. As of June 30, 2022, based on all available evidence, we concluded that a valuation allowance should be established on a portion of the deferred tax asset related to unrealized capital losses that are not more-likely-than-not to be realized. For the six months ended June 30, 2022, we established $1.5 billion of valuation allowance associated with the unrealized tax capital losses in the U.S. Life Insurance Companies’ available for sale securities portfolio. For the three months ended June 30, 2022, we recorded an increase in valuation allowance of $747 million associated with the unrealized tax capital losses in the U.S. Life Insurance Companies’ available for sale securities portfolio. All of the valuation allowance established was allocated to other comprehensive income.
For the six months ended June 30, 2022, we recognized net increases of $24 million in deferred tax asset valuation allowance associated with certain foreign and state jurisdictions, primarily attributable to changes in projections.
TAX EXAMINATIONS AND LITIGATION
Corebridge and certain U.S. subsidiaries are included in a consolidated U.S. federal income tax return with AIG, and income tax expense is recorded, based on applicable U.S. and foreign laws.

Notes to Condensed Consolidated Financial Statements (Unaudited)
15.
Income Taxes(continued)
The AIG U.S. consolidated group is currently under examination for the tax years 2011 through 2019 and is continuing to engage in the Appeals process for years 2007 through 2010.
We are periodically advised of certain IRS and other adjustments identified in the AIG's consolidated tax return which are attributable to our operations. Under our tax sharing arrangement, we provide a charge or credit for the effect of the adjustments and the related interest in the period we are advised of such adjustments and interest.
ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES
At both June 30, 2022 and December 31, 2021, our unrecognized tax benefits, excluding interest and penalties, were $18 million, respectively, all of which would affect the effective tax rate.
Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At both June 30, 2022 and December 31, 2021, we had no accrued liabilities for the payment of interest and penalties. There was no interest activity related to unrecognized tax benefits for the six months ended June 30, 2022. For the six months ended June 30, 2021, we accrued a benefit of $25 million for interest and penalties primarily due to the recent completion of audit activity by the IRS.
Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next 12 months, based on the information currently available, we do not expect any change to be material to our consolidated financial condition.
16.	Related Parties
Related Party Transactions with AIG and Affiliates
In the normal course of business, Corebridge enters into a significant number of transactions with affiliated companies. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions, or if a party, directly or indirectly through one or more of its intermediaries, controls, is controlled by, or is under common control with an entity. Our material transactions with affiliated companies are described below.
Corebridge may purchase or sell securities and other investments, at fair market value, from or to other AIG affiliates, in the ordinary course of business. Upon sale of a security, Corebridge recognizes a realized gain or loss. Upon the purchase of a security, Corebridge’s amortized cost basis is established as the purchase price of the security.
Corebridge may also participate in investment opportunities with affiliated companies.
See Note 5 regarding the Company’s investments.
As AIG employees, Corebridge employees participate in AIG’s overall employee benefit programs. Corebridge has a payable of $56 million and $66 million as of June 30, 2022 and December 31, 2021, respectively.
AIG generally manages capital between AIG and its subsidiaries through policies and guidelines approved by AIG’s Board of Directors. In addition, AGC is a party to a Capital Maintenance Agreement (“CMA”) with AIG. Among other things, the CMA provides that AIG will maintain the total adjusted capital of AGC at or above a specified minimum percentage of AGC’s projected Company Action Level Risk Based Capital. AIG did not make any capital contributions to AGC under the CMA during the six months ended June 30, 2022. As of June 30, 2022 and December 31, 2021 , the specified minimum capital percentage in the CMA was 250%.

Notes to Condensed Consolidated Financial Statements (Unaudited)
16.
Related Parties(continued)
The table below summarizes the material revenues and expenses of Corebridge, in connection with agreements with affiliated companies described below for the six months ended June 30, 2022 and 2021:
	Six Months Ended June 30,
(dollars in millions)	2022	2021
Revenues:
Other income	$59	$42
Net investment income - excluding Fortitude Re funds withheld assets	(7)	(7)
Total revenues	$52	$35
Expenses:
General operating and other expenses	$28	$170
Interest expense	59	50
Loss on extinguishment of debt	—	145
Total expenses	$87	$365
Other Income
Certain of SAFG Capital’s investment management subsidiaries, including AIG Asset Management (U.S.), LLC, AIG Asset Management (Europe) Limited, First Principles Capital Management, LLC and AIG Credit Management, LLC, provide advisory, management, allocation, structuring, planning, oversight, administration and similar services (collectively, “Investment Services”) with respect to the investment portfolios of its related party clients, which include both insurance companies and non-insurance company affiliates. In October 2021, First Principles Capital Management, LLC (FPCM) was moved from AIG Global Asset Management Holdings Corp. to AIG Capital Corporation (Cap Corp). Cap Corp and FPCM are no longer part of the Corebridge consolidated group. Investment Services are provided primarily pursuant to investment management, investment advisory and similar agreements (“IMAs”), under which these SAFG Capital subsidiaries are appointed as investment manager and are authorized to manage client investment portfolios on a fully discretionary basis, subject to agreed investment guidelines. Certain of these SAFG Capital subsidiaries are also authorized under the IMAs to retain, oversee and direct third-party investment advisers and managers for and on behalf of these related party clients. In some cases, Investment Services are provided through the related parties’ participation in private investment funds, residential mortgage-backed securities, collateralized loan obligations and other pooled investment vehicles and investment products (collectively, “Funds”) sponsored or managed by SAFG Capital and its subsidiaries. Separately, certain SAFG Capital subsidiaries provide portfolio administration and investment planning, performance evaluation and oversight services to AIG PC International, LLC (“AIGPCI”), on a non-discretionary basis, with respect to the investment portfolios of various of AIGPCI’s non-US subsidiaries and in some cases provide those services directly to AIGPCI’s non-US subsidiaries. These SAFG Capital subsidiaries earn investment management and advisory fees under the IMAs and other service agreements, as well as management fees and carried interest distributions or similar performance-based compensation under the Funds’ operating agreements, the majority of which are based on, or calibrated to approximate, the costs to SAFG Capital of providing such services to the related parties. With respect to a minority of the related party client portfolios, which relate to assets backing risks that have been transferred to third parties, the SAFG Capital subsidiaries earn market-based fees. Management and advisory fee income for these Investment Services and related services reflected in Other income on the Condensed Consolidated Statements of Income (Loss) was $59 million and $42 million for the six months ended June 30, 2022 and 2021, respectively.
Net Investment Income
Through AIG Markets, Inc. (“AIGM”), Corebridge receives a suite of capital markets services including securities lending, collateral management, repurchase transactions, derivatives execution and support, and operational support services, for which Corebridge pays a fee. AIGM provides these services through various services agreements. In addition, in the ordinary course of business, Corebridge enters into OTC derivative transactions with AIGM, under standard ISDA agreements. The total expenses incurred for services provided by

Notes to Condensed Consolidated Financial Statements (Unaudited)
16.
Related Parties(continued)
AIGM reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Condensed Consolidated Statements of Income (Loss) were $10 million and $8 million for the six months ended June 30, 2022 and 2021, respectively. The derivative assets, net of gross assets and gross liabilities after collateral were $1 million and $256 million as of June 30, 2022 and December 31, 2021, respectively. The derivative liabilities, net of gross assets and gross liabilities after collateral were $0.1 million and $2 million as of June 30, 2022 and December 31, 2021, respectively. The collateral posted to AIGM was $1.6 billion and $803 million as of June 30, 2022 and December 31, 2021, respectively. The collateral held by Corebridge was $354 million and $770 million as of June 30, 2022 and December 31, 2021, respectively.
In addition, Corebridge entered into certain unsecured derivative transactions with AIG Financial Products Corp. (“AIG FP”) prior to 2018 under a standard ISDA agreement. The derivative assets, net of gross assets and gross liabilities after collateral were $288 million and $406 million as of June 30, 2022 and December 31, 2021, respectively. There were no derivative net liabilities as of June 30, 2022 and December 31, 2021, respectively. In relation to these derivatives, there was no collateral posted to AIG FP or collateral held by Corebridge as of June 30, 2022 and December 31, 2021, respectively.
For further details of Derivatives, see Note 9.
Certain Corebridge subsidiaries participate in funding arrangements, whereby each participating subsidiary places excess funds on deposit with AIG or other affiliated entities, in exchange for a stated rate of interest. At the discretion of the participating subsidiaries and in accordance with governing documents, the participating subsidiaries may make withdrawals and deposits at any time and from time to time. The Company’s receivables of $1.2 billion and $1.0 billion as of June 30, 2022, and December 31, 2021, respectively, are recorded in Short-term investments on the Condensed Consolidated Balance Sheets. Interest earned on these deposits, reflected in Net investment income - excluding Fortitude Re funds withheld assets on the Condensed Consolidated Statements of Income (Loss), was $3 million and $1 million for the six months ended June 30, 2022 and 2021, respectively.
General operating and other expenses
Pursuant to the provisions of a Service and Expense Agreement (the “AIG Service and Expense Agreement”) effective February 1, 1974, as amended, among AIG and certain of its affiliates, AIG provides various services to such affiliates at cost, including, but not limited to, advertising, accounting, actuarial, tax, legal, data processing, claims adjustment, employee cafeteria, office space, payroll, information technology services, capital markets services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services. Amounts due to AIG affiliates were $339 million and $262 million as of June 30, 2022 and December 31, 2021, respectively. Amounts due from AIG affiliates were $59 million and $43 million as of June 30, 2022 and December 31, 2021, respectively. The total service expenses incurred specific to this agreement reflected in General operating and other expenses on the Condensed Consolidated Statements of Income (Loss) were $11 million and $126 million for the six months ended June 30, 2022 and 2021, respectively.
Corebridge entities are parties to Master Intra-Company Services Agreements with AIG Technologies, Inc. (“AIGT”). These agreements, as amended, require AIGT to provide network connectivity, application hosting, data processing related services and other information technology related infrastructure services, as requested. On February 28, 2022, AIG sold 100% of its shares in AIGT to Corebridge and AIGT became a direct subsidiary under Corebridge. The total service expenses incurred specific to these agreements reflected in General operating and other expenses on the Condensed Consolidated Statements of Income (Loss) were $17 million and $44 million for the six months ended June 30, 2022 and 2021, respectively. In connection with the Reorganization, we and AIG entered into agreements under which we purchased AIG Technologies, Inc. (“AIGT”) from AIG affiliates on February 28, 2022, and as of this date AIGT is no longer considered an affiliate and is consolidated in Corebridge’s Condensed Consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)
16.
Related Parties(continued)
Interest expense and noncontrolling interest
In the ordinary course of business, Corebridge enters into various arrangements with VIEs, and consolidates the VIE if Corebridge is determined to be the primary beneficiary. In certain situations, Corebridge may have a variable interest in a VIE that is consolidated by an affiliate, and in other instances, affiliates may have variable interests in a VIE that is consolidated by Corebridge. The total debt of consolidated VIEs held by affiliates was $764 million and $760 million as of June 30, 2022 and December 31, 2021, respectively. The interest expense incurred on the debt reflected in Interest expense on the Condensed Consolidated Statements of Income (Loss) was $20 million and $50 million for the six months ended June 30, 2022 and 2021, respectively. Additionally, during the six months ended June 30, 2021, Corebridge terminated six VIEs and recorded a loss on extinguishment of debt of $145 million. There was no VIE terminated during the six months ended June 30, 2022. Refer to the VIE note for additional information regarding the termination of these VIEs. The noncontrolling interest included in the Condensed Consolidated Balance Sheets related to the VIEs held by affiliates was $935 million and $1.5 billion as of June 30, 2022 and December 31, 2021, respectively. The gain/(loss) attributable to noncontrolling interest of consolidated VIEs held by affiliates was $66 million and $56 million for the six months ended June 30, 2022 and 2021, respectively.
Refer to Note 8 for additional information regarding the termination of these VIEs.
In addition to transactions with VIEs, Corebridge has entered into other structured financing arrangements supporting real estate properties and other types of assets with other AIG affiliates. These financing arrangements are reported in Other invested assets in the Condensed Consolidated Balance Sheets. Certain of these and the VIE structures above also include commitments for funding from other AIG affiliates.
For additional information related to VIEs and other investments, see Notes 8 and 5.
Certain Corebridge affiliates are party to revolving credit facilities with AIG pursuant to which the borrowers can, on a several basis, borrow monies from AIG (as lender) subject to certain terms and conditions. Principal amounts borrowed under these facilities may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. Individual borrowing limits exist for each borrower, which vary by participant.
In 2019, AIG Global Real Estate Investment Corp. issued an affiliated note to Lexington Insurance Company of $250 million. This affiliated note was repaid on February 12, 2021.
AIG also provides a full and unconditional guarantee of all outstanding debt of AIGLH.
In November 2021, Corebridge issued a promissory note to AIG in the amount of $8.3 billion. Interest expense incurred specific to this note reflected in Interest expense on the Condensed Consolidated Statements of Income (Loss) was $39 million for the six months ended June 30, 2022. Simultaneously, Corebridge declared a dividend to AIG for $8.3 billion. These were non-cash transactions. As of June 30, 2022, $1.9 billion remained outstanding.
For further details on debt, see Notes 11.
Reinsurance transactions
From time to time, AIG Life (United Kingdom) has entered into various coinsurance agreements with American International Reinsurance Company, Ltd. (“AIRCO”). In 2018, AIG Life United Kingdom ceded risks relating to the payment of obligations of life-contingent annuity claims in the annuitization phase of the contracts on or after June 30, 2018. In 2019 and 2020, AIG Life (United Kingdom) and AIRCO entered into treaties whereby AIRCO assumed risks relating to certain whole life policies issued prior to and subsequent to July 1, 2019, respectively. Reinsurance assets related to these agreements were $153 million and $167 million as of June 30, 2022 and December 31, 2021, respectively. Amounts payable to AIRCO were $15 million and $7 million as of June 30, 2022 and December 31, 2021, respectively. Ceded premiums related to these agreements were $18 million and $20 million for the six months ended June 30, 2022 and 2021, respectively.
For further details of reinsurance transactions, see Note 7.

Notes to Condensed Consolidated Financial Statements (Unaudited)
16.
Related Parties(continued)
Guarantees
Certain Corebridge insurance entities benefited from General Guarantee Agreements with American Home Assurance Company (“American Home”), a consolidated subsidiary of AIG. Pursuant to each respective agreement, American Home has unconditionally and irrevocably guaranteed all present and future obligations arising from certain insurance policies issued by these Corebridge entities. American Home is required to perform under the guarantee in the event that a guaranteed entity fails to make payments due under the insurance policies issued by the guaranteed entity during the period in which the guarantee was in force. These General Guarantee Agreements have all been terminated as to newly issued insurance policies. American Home has not been required to perform under any of the guarantees but remains contingently liable for all policyholder obligations associated with the insurance policies. There were no fees paid by Corebridge for the guarantee for the six months ended June 30, 2022 and 2021.
AGL has a General Guarantee Agreement with NUFIC, a consolidated subsidiary of AIG. Pursuant to the terms of this agreement, NUFIC has unconditionally and irrevocably guaranteed insurance policies issued by AGL between July 13, 1998 and April 30, 2010. There were no fees paid by AGL for the guarantee for the six months ended June 30, 2022 and 2021.
USL (as successor in interest to American International Life Assurance Company of New York (“AI Life”)) has a General Guarantee Agreement with National Union Fire Insurance Company of Pittsburgh, Pa. (“National Union”), an indirect wholly owned subsidiary of AIG. Pursuant to the terms of this undertaking, National Union has unconditionally and irrevocably guaranteed policies of insurance issued by AI Life between July 13, 1998 and April 30, 2010.
In connection with a sale-leaseback transaction in 2020, AIGLH issued promissory notes to AGL with maturity dates of up to five years; the sale-leaseback transaction, including the issuance of the promissory notes are eliminated in these financial statements. These promissory notes are guaranteed by AIG for the benefit of AGL. There were no fees paid by Corebridge for the guarantees for the six months ended June 30, 2022 and 2021, and no payments were made under these guarantees for the six months ended June 30, 2022 and 2021.
In addition to the guarantees above, Corebridge may provide to or receive from affiliates, or to or from third-parties on behalf of affiliates, customary guarantees in relation to certain lending and real estate transactions. These guarantees of certain amounts in connection with borrowings or environmental indemnifications and non-recourse carve-outs are limited to situations in which the borrower commits certain “bad acts” as defined in each applicable transaction document, including fraud or intentional misrepresentation, intentional waste, or willful misconduct. As of June 30, 2022, none of these guarantees became payable.
For details regarding dividends to AIG affiliates, see Note 13.
Corebridge was the guarantor on two credit facilities which are further guaranteed by AIG, in support of affordable housing properties. These letters of credit were required when certain properties do not meet required debt covenant ratios. On June 1, 2021, the loan associated with one of the properties was fully repaid and the letter of credit was subsequently released. On March 22, 2022, the remaining letter of credit was cancelled and replaced by April Housing, a subsidiary of Blackstone.
For details on guarantees associated with VIEs, see Note 8
For further details regarding guarantees provided by AIG, see Note 12
Letter of Credit Agreement
One of our domestic insurance subsidiaries has an intercompany reinsurance arrangement with AIG Bermuda whereby certain Regulation XXX and Guideline AXXX reserves related to a closed block of in-force business are ceded to AIG Bermuda. AIG Bermuda had a $250 million letter of credit guaranteed by AIG that is used to support the credit for reinsurance provided by AIG Bermuda. Effective May 9, 2022, the letter of credit was reduced from $250 million to $175 million and on May 12, 2022, Corebridge Parent has replaced AIG as the guarantor.

Notes to Condensed Consolidated Financial Statements (Unaudited)
16.
Related Parties(continued)
Tax Sharing Agreements
Corebridge and SAFG Capital are included in the consolidated federal income tax return of AIG as well as certain state tax returns where AIG files on a combined or unitary basis. The table below summarizes payments to or refunds from AIG in connection with the tax sharing agreements for the six months ended June 30, 2022 and 2021. Amounts receivable from (payable to) AIG pursuant to the tax sharing agreements were $581 million and $223 million as of June 30, 2022 and December 31, 2021, respectively.
	Six Months Ended June 30,
( in millions)	2022	2021
Payment or (refund):
Corebridge	$830	$738
SAFG Capital	12	3
Total	$842	$741
Transactions with Minority Shareholder
As part of the separation, AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50.0 billion of our existing investment portfolio beginning in the fourth quarter of 2021 and the investment expense incurred was $73 million for the six months ended June 30, 2022.
For further details of our strategic partnership with Blackstone, see Note 1.
17.	Subsequent Events
The Condensed Consolidated financial statements of Corebridge are derived from the Condensed Consolidated Financial Statements of AIG Inc., which issued its financial statements for the six months ended June 30, 2022 on August 9, 2022. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the financial statements through August 16, 2022. Additionally, Corebridge has evaluated transactions and other events that occurred through August 16, 2022, the date these Condensed Consolidated financial statements were issued, for purposes of unrecognized subsequent events.
Deco Distribution
On July 1, 2022, one of our consolidated investment entities distributed $241 million of other invested asset holdings to a non-consolidated Corebridge affiliate, which will reduce our non-controlling interest in the third quarter of 2022. The amounts distributed are reported on a quarter lag and may be subject to true up in the valuation.
AIG Life Limited United Kingdom
On June 23, 2022 AIG Life (United Kingdom) borrowed GBP £10 million from AIG Transaction Execution Limited which was repaid on July 7, 2022.
For further details of our borrowings, see Note 11.
Letters of Credit
Effective July 28, 2022, Corebridge replaced AIG as applicant and guarantor on two letters of credit, totaling £80 million, for the benefit of AIG Life Limited. The letters of credit support AIG Life Limited’s capital position and will be counted as Tier 2 capital under EU Solvency II regulations as approved by the Prudential Regulation Authority.

    Shares
Corebridge Financial, Inc.
Common Stock

J.P. Morgan	Morgan Stanley	Piper Sandler

             , 2022
Through and including     , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by us, including the selling stockholder’s expenses, in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.
SEC Registration Fee	$
FINRA Filing Fee
Listing Fee
Printing Fees and Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent Fees and Expenses
Miscellaneous
Total	$
Item 14.	Indemnification of Directors and Officers.
Corebridge Financial, Inc. is incorporated under the laws of the State of Delaware.
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.
Our amended and restated certificate of incorporation contains provisions eliminating the personal liability of our directors and officers for monetary damages to the extent permitted under the DGCL. Under the DGCL, the personal liability of a director or officer for monetary damages resulting from a breach of fiduciary duty may be eliminated except in circumstances involving:
•	a breach of the duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	a director under Section 174 of the DGCL (unlawful dividends);
•	any transaction from which the director or officer derives an improper personal benefit; or
•	an officer in any action by or in the right of the corporation.
Our Organizational Documents will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our Organizational Documents will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.
Separation Agreement
The Separation Agreement will provide that, until at least the day after the last date on which any AIG Individual is a director or officer of us, we must indemnify (including advancement of expenses) each such directors and officers to the greatest extent permitted under Section 145 of the DGCL and other applicable laws. Such indemnification must continue as to any AIG Individual who becomes entitled to indemnification notwithstanding any subsequent change in our indemnification policies or, with respect to liabilities existing or arising from events that have occurred on or prior to such date, that such AIG Individual ceases to be a director or officer of us.
Directors’ and Officers’ Liability Insurance
Prior to the completion of this offering, we obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.
Item 15.	Recent Sales of Unregistered Securities.
On November 2, 2021, pursuant to a stock purchase agreement by and between AIG Inc. and Argon Holdco LLC, Argon Holdco LLC invested $2.2 billion, subject to post-closing adjustments, in exchange for a 9.9% interest in us. This sale of our common stock was made in a private placement pursuant to Section 4(a)(2) of the Securities Act.
On April 5, 2022, we sold $1,000,000,000 aggregate principal amount of its 3.500% Senior Notes due 2025 (the “2025 Notes”). The 2025 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2025 Notes were offered to investors at 99.921% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $2,500,000.
On April 5, 2022, we sold $1,250,000,000 aggregate principal amount of its 3.650% Senior Notes due 2027 (the “2027 Notes”). The 2027 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2027 Notes were offered to investors at 99.860% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $4,375,000.
On April 5, 2022, we sold $1,000,000,000 aggregate principal amount of its 3.850% Senior Notes due 2029 (the “2029 Notes”). The 2029 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2029 Notes were offered to investors at 99.909% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $4,000,000.
On April 5, 2022, we sold $1,500,000,000 aggregate principal amount of its 3.900% Senior Notes due 2032 (the “2032 Notes”). The 2032 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2032 Notes were offered to investors at 99.852% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $6,750,000.
On April 5, 2022, we sold $500,000,000 aggregate principal amount of its 4.350% Senior Notes due 2042 (the “2042 Notes”). The 2042 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2042 Notes were offered to investors at 99.973% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $4,375,000.

On April 5, 2022, we sold $1,250,000,000 aggregate principal amount of its 4.400% Senior Notes due 2052 (the “2052 Notes”). The 2052 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S. The 2052 Notes were offered to investors at 99.983% of the principal amount thereof. Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as representatives of the initial purchasers. The aggregate initial purchasers’ discount was $10,937,500.
Item 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits.
The Exhibits to this Registration Statement on Form S-1 are listed in the Exhibit Index which precedes the signature page to this Registration Statement and is incorporated by reference herein.
(b) Financial Statement Schedules:
Schedule I — Summary of Investments — Other than Investments in Related Parties as of December 31, 2020 beginning on page F-128.
Schedule II — Condensed Financial Information of Registrant as of December 31, 2020 and 2019 and for the Years Ended December 31, 2020, 2019 and 2018 beginning on page F-129.
Schedule III — Supplementary Insurance Information for the Years Ended December 31, 2020, 2019 and 2018 beginning on page F-133.
Schedule IV — Reinsurance for the Years Ended December 31, 2020, 2019 and 2018 beginning on page F-134.
Item 17.	Undertakings.
(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
In reviewing the agreements included as exhibits to this registration statement on Form S-1, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about Corebridge, its subsidiaries or affiliates or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about Corebridge, its subsidiaries and affiliates may be found elsewhere in this registration statement on Form S-1.
Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation of Corebridge Financial, Inc.
3.2*	Form of Second Amended and Restated By-laws of Corebridge Financial, Inc.
4.1*	Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee.
4.2*	First Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2025 Notes.
4.3*	Second Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2027 Notes.
4.4*	Third Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2029 Notes.
4.5*	Fourth Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2032 Notes.
4.6*	Fifth Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2042 Notes.
4.7*	Sixth Supplemental Indenture, dated April 5, 2022, between Corebridge and The Bank of New York Mellon, as Trustee, relating to the 2052 Notes.
5.1#	Opinion of Debevoise & Plimpton LLP.
10.1*	Stockholders’ Agreement, dated as of November 2, 2021, between Corebridge Financial, Inc. and Argon Holdco LLC (a wholly owned subsidiary of Blackstone Inc.).
10.2*	Stock Purchase Agreement, dated as of July 14, 2021, between American International Group, Inc. and Argon Holdco LLC (a wholly owned subsidiary of Blackstone Inc.).
10.3#	Form of Separation Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.4*	Form of Intellectual Property Assignment Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.5*	Form of Registration Rights Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.6*	Form of Transition Services Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.7*	Commitment Letter, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and Corebridge Financial, Inc.
10.8*	Separately Managed Account Agreement, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and American General Life Insurance Company.
10.9*	Separately Managed Account Agreement, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and The Variable Annuity Life Insurance Company.

Exhibit Number	Exhibit Description
10.10*	Separately Managed Account Agreement, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and AGC Life Insurance Company.
10.11*	Separately Managed Account Agreement, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and AIG Life of Bermuda, Ltd.
10.12*	Separately Managed Account Agreement, dated as of November 2, 2021, between Blackstone ISG-I Advisors L.L.C. and AIG Life Ltd.
10.13*	Amended and Restated Combination Coinsurance and Modified Coinsurance Agreement, dated as of June 2, 2020 between Fortitude Reinsurance Company, Ltd. and American General Life Insurance Company.
10.14*	Amended and Restated Combination Coinsurance and Modified Coinsurance Agreement, dated as of June 2, 2020, between Fortitude Reinsurance Company, Ltd. and The Variable Annuity Life Insurance Company.
10.15*	Amended and Restated Modified Coinsurance Agreement, dated as of June 2, 2020, between Fortitude Reinsurance Company, Ltd. and The United States Life Insurance Company In The City of New York.
10.16*	Form of Tax Matters Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.17*	Senior Promissory Note dated as of November 1, 2021, by American International Group, Inc., as payee, and Corebridge Financial, Inc., as maker.
10.18*
18-Month Delayed Draw Term Loan Agreement, dated as of February 25, 2022, among Corebridge Financial, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.19*
Three-Year Delayed Draw Term Loan Agreement, dated as of February 25, 2022, among Corebridge Financial, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.20*
Amendment Letter to Lenders Party to the Three-Year Delayed Draw Term Loan Agreement, dated as of May 11, 2022, among Corebridge Financial, Inc. the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.21*
Revolving Credit Agreement, dated as of May 12, 2022 among Corebridge Financial, Inc., the Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Several L/C Agent party thereto.

10.22*†	Letter Agreement, dated August 14, 2013, between AIG and Kevin Hogan.
10.23*†	Non-Solicitation and Non-Disclosure Agreement, dated August 14, 2013, between AIG and Kevin Hogan*
10.24*†	Executive Officer Form of Release and Restrictive Covenant Agreement.
10.25*†	AIG Annual Short-Term Incentive Plan (as amended and restated effective March 1, 2016).
10.26*†	AIG 2013 Omnibus Incentive Plan.
10.27*†	Form of Long Term Incentive Stock Option Award Agreement.
10.28*†	AIG Long Term Incentive Plan (as amended March 2018).
10.29*†	Form of AIG Long Term Incentive Award Agreement (as of April 2019).
10.30*†	Form of AIG Long Term Incentive Award Agreement (as of January 2020).
10.31*†	AIG 2012 Executive Severance Plan (as amended and restated February 2021).
10.32*†	AIG Long Term Incentive Plan (as amended and restated February 2021).
10.33*†	AIG Non-Qualified Retirement Income Plan (as amended and restated February 2021).
10.34*†	American International Group, Inc. 2021 Omnibus Incentive Plan.
10.35*†	AIG Long Term Incentive Plan (as amended and restated April 2021).
10.36*†	AIG Long Term Incentive Plan Form of Award Agreement (April 2021).
10.37*†	AIG Long Term Incentive Plan (as amended and restated September 2021).
10.38*†	AIG Long Term Incentive Plan Form of Award Agreement (September 2021).
10.39*†	Offer Letter, dated as of January 31, 2017, between American General Life International Company and Todd Solash.

Exhibit Number	Exhibit Description
10.40*†	AIG Continuity Award Agreement, dated as of October 29, 2020, between American International Group, Inc. and Elias Habayeb.
10.41*†	AIG Continuity Award Agreement, dated as of November 23, 2020, between American International Group, Inc. and Todd Solash.
10.42*†	Offer Letter, dated as of October 28, 2021, between American International Group, Inc., and Elias Habayeb.
10.43*†	Corebridge Financial, Inc. 2022 Omnibus Incentive Plan.
10.44*†	Corebridge Financial, Inc. Long Term Incentive Plan.
10.45*†	Form of Corebridge Financial, Inc. 2022 Omnibus Incentive Plan, Deferred Stock Units Award Agreement.
10.46*†	Form of Corebridge Financial, Inc. Long Term Incentive Plan, Long Term Incentive Award Agreement.
10.47*	Form of Employee Matters Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.48*	Form of AIG Trademark License Agreement between Corebridge Financial, Inc. and American International Group, Inc.
10.49*	Form of Grantback License Agreement between Corebridge Financial, Inc. and American International Group, Inc.
21.1**	List of Subsidiaries of Corebridge Financial, Inc., as of August 16, 2022.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2#	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).
23.3*	Consent of Oliver Wyman Actuarial Consulting, Inc.
24.1*	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-1).
24.2*	Power of Attorney of Marilyn Hirsch, dated as of May 16, 2022.
99.1*	Consent of Alan Colberg to be named as a director nominee.
99.2*	Consent of Patricia Walsh to be named as a director nominee.
107*	Filing Fee Table
*	Previously filed.
**	Filed herewith.
†	Identifies each management contract or compensatory plan or arrangement.
#	To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on August 16, 2022.
COREBRIDGE FINANCIAL, INC.

By:	/s/ Kevin Hogan
Name: Kevin Hogan
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 16, 2022 by the following persons in the capacities indicated.
Signature	Title	Date

/s/ Kevin Hogan	Chief Executive Officer, President and Director (Principal Executive Officer)	August 16, 2022
Kevin Hogan

*	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	August 16, 2022
Elias Habayeb

*	Controller (Principal Accounting Officer)	August 16, 2022
Christopher Filiaggi

*	Director	August 16, 2022
Peter Zaffino

*	Director	August 16, 2022
Adam Burk

*	Director	August 16, 2022
Lucy Fato

*	Director	August 16, 2022
Shane Fitzsimons

*	Director	August 16, 2022
Jonathan Gray

*	Director	August 16, 2022
Marilyn Hirsch

*	Director	August 16, 2022
Christopher Lynch

*	Director	August 16, 2022
Mark Lyons

*	Director	August 16, 2022
Elaine Rocha

*	Director	August 16, 2022
Amy Schioldager
*By:	/s/ Christina Banthin
as Attorney-in-Fact